Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-255118

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
PROSPECTUS FOR
62,000,000 COMMON SHARES AND 24,500,000 WARRANTS OF
SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
WHICH WILL BE RENAMED “TMC THE METALS COMPANY INC.” as a result, and upon the consummation, of THE CONTINUANCE
AS A COMPANY EXISTING UNDER THE LAWS
OF BRITISH COLUMBIA AS DESCRIBED HEREIN

The board of directors of Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company limited by shares (“SOAC”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated March 4, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (“DeepGreen”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, SOAC’s shareholders are being asked to consider and vote upon the Continuance (as defined below), the Business Combination and other items. As used in this proxy statement/prospectus, “TMC” refers to SOAC after giving effect to the consummation of the Continuance.

Prior to the Effective Time (as defined below), SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company existing under the laws of British Columbia, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Part 9, Division 8 of the Business Corporations Act (British Columbia) (the “BCBCA”) (such continuance, the “Continuance”). As a result and upon the consummation of the Continuance, (i) the identifying name of the Class A ordinary shares of SOAC, par value $0.0001 per share (the “Class A ordinary shares”), and Class B ordinary shares of SOAC, par value $0.0001 per share (the “Class B ordinary shares”), will be changed to common shares of TMC (the “TMC Common Shares”) and the Class A ordinary shares and Class B ordinary shares will be changed from shares with par value to shares without par value; (ii) the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares of SOAC will be deleted and the shares will have the rights and restrictions attached to the TMC Common Shares, as described in the notice of articles and articles of TMC; (iii) the number of authorized TMC Common Shares will be unlimited; (iv) each issued and outstanding whole warrant to purchase one Class A ordinary share will automatically represent the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement; (v) the notice of articles and articles of TMC will become the governing documents of SOAC; and (vi) SOAC’s name will change to “TMC the metals company Inc.”

On the Closing Date, promptly following the Continuance, pursuant to a court-approved plan of arrangement (the “Plan of Arrangement,” and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”) under the BCBCA, (i) SOAC will acquire all of the issued and outstanding common shares in the capital of DeepGreen (the “DeepGreen Common Shares”); (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and options to purchase DeepGreen Common Shares, as applicable, an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the Effective Time (as defined below) of approximately $2.3 billion, (b) 5,000,000 Class A Special Shares, (c) 10,000,000 Class B Special Shares, (d) 10,000,000 Class C Special Shares, (e) 20,000,000 Class D Special Shares, (f) 20,000,000 Class E Special Shares, (g) 20,000,000 Class F Special Shares, (h) 25,000,000 Class G Special Shares, and (i) 25,000,000 Class H Special Shares, in each case, in the capital of TMC, each of which is automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain TMC Common Share price thresholds are met as described in this proxy statement/prospectus (collectively, the “DeepGreen Earnout Shares”), or, as applicable, options to purchase such TMC Common Shares and DeepGreen Earnout Shares upon the exercise of such options; (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada. In addition, the Allseas Warrant (as defined herein) shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms. The time that the Arrangement becomes effective is referred to as the “Effective Time.”

Immediately prior to the Effective Time, Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), will exchange 741,000 TMC Common Shares for 500,000 Class I Special Shares (the “Class I Special Shares”) and 741,000 Class J Special Shares, each of which is automatically convertible into TMC Common Shares on a one-for-one basis (unless adjusted as described herein), if certain TMC Common Share price thresholds are met as described in this proxy statement/prospectus (the “Class J Special Shares” and, together with the Class I Special Shares, the “Sponsor Earnout Shares” and, collectively with the DeepGreen Earnout Shares, the “TMC Special Shares”).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, SOAC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SOAC has agreed to issue and sell to the PIPE Investors, an aggregate of 33,030,000 TMC Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $330,300,000 (the “PIPE Financing”). The TMC Common Shares to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SOAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

It is anticipated that, upon completion of the Business Combination, (i) the holders of DeepGreen Common Shares (the “Existing DeepGreen Shareholders”) and the holders of options to purchase DeepGreen Common Shares (assuming the exercise of such options) immediately prior to the Effective Time will own, collectively, approximately 76.7% of the outstanding TMC Common Shares and (ii) SOAC’s initial shareholders will own approximately 2.3% of the outstanding TMC Common Shares, in each case, assuming that none of SOAC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 85.3% and 2.5%, respectively, assuming that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 230,600,000 TMC Common Shares are issued to Existing DeepGreen Shareholders and holders of options to purchase DeepGreen Common Shares, which would be the number of TMC Common Shares issued to these holders if the Adjusted Equity Value was approximately $2.3 billion as of immediately prior to the Effective Time; (ii) are based on 33,030,000 TMC Common Shares to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase TMC Common Shares that will be outstanding immediately following the Closing; (iv) do not take into account any TMC Common Shares underlying the Allseas Warrant (as defined herein), upon consummation of the Business Combination; and (v) do not take into account the conversion of any TMC Special Shares. “Adjusted Equity Value” under the Business Combination Agreement means the sum of (a) the Equity Value of $2.25 billion plus (b) the Aggregate Company Option Exercise Price (the aggregate exercise price that would be paid to DeepGreen in respect of all DeepGreen Options (whether vested or unvested) if such DeepGreen Options were exercised in full immediately prior to the Effective Time), plus (c) Net Group Company Cash (as defined in the Business Combination Agreement) immediately prior to the closing of the Business Combination. We have assumed $10 million of Net Group Company Cash at closing of the Business Combination, which would result in an approximately $2.306 billion Adjusted Equity Value and the issuance of 230,600,000 TMC Common Shares to Existing DeepGreen Shareholders and holders of DeepGreen Options. If the actual facts are different than these assumptions, the ownership percentages in TMC will be different.

This prospectus covers 62,000,000 TMC Common Shares (including 24,500,000 TMC Common Shares issuable upon exercise of the warrants) and 24,500,000 warrants to acquire TMC Common Shares to be issued as a result and upon the consummation of the Continuance.

SOAC’s units, public shares and public warrants are currently listed on New York Stock Exchange (the “NYSE”) under the symbols “SOAC.U,” “SOAC” and “SOAC WS,” respectively. SOAC will apply for listing, to be effective at the Effective Time, of TMC Common Shares and warrants on the Nasdaq Global Select Market (“NASDAQ”) under the proposed symbols “TMC” and “TMCWW,” respectively. SOAC will not have any units traded following closing of the Business Combination.

The accompanying proxy statement/prospectus provides shareholders of SOAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SOAC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our issued share capital, whether by way of sale or subscription, in the Cayman Islands. Our issued share capital have not been offered or sold, will not be offered or sold and no invitation to subscribe for our common shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 12, 2021, and is first being mailed to SOAC’s shareholders on or about August 13, 2021.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.

1601 Bryan Street, Suite 4141
Dallas, Texas 75201
Tel: (952) 456-5304

Dear Shareholder:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Sustainable Opportunities Acquisitions Corp., a Cayman Islands exempted company limited by shares (“SOAC”), at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, TX 77002, and via a virtual meeting or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If we take this step, we will announce the decision to do so via a press release and will post details on our website that will also be filed with the Securities Exchange Commission as proxy material.

As a registered shareholder, you received a Proxy Card from Continental Stock Transfer. The proxy statement contains instructions on how to attend the virtual extraordinary general meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer at the phone number or e-mail address below. Continental Stock Transfer contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

If we conduct the meeting virtually over the internet, you will be able to pre-register to attend the virtual meeting starting August 27, 2021 at 9:00 a.m. Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/soac/sm2021, enter your control number, name and email address. Once you pre-register you will be able to vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you will be able to listen only to the meeting by dialing +1 877-770-3647 (toll-free), or outside the United States +1 312-780-0854 (standard rates apply). When prompted enter the pin number 40175015#. This is listen-only and you will not be able to vote or enter questions during the meeting.

At the extraordinary general meeting, SOAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby (such transactions collectively, the “Business Combination”)), dated as of March 4, 2021 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”) and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (“DeepGreen”), a copy of which is attached to this proxy statement/prospectus as Annex A.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)     Prior to the Effective Time (as defined below), SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company existing under the laws of British Columbia, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and

Division 8 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) (such continuance, the “Continuance”). As a result and upon the consummation of the Continuance, (i) the identifying name of the Class A ordinary shares of SOAC, par value $0.0001 per share (the “Class A ordinary shares”) and Class B ordinary shares of SOAC, par value $0.0001 per share (the “Class B ordinary shares”) will be changed to common shares of TMC (the “TMC Common Shares”) and the Class A ordinary shares and Class B ordinary shares will be changed from shares with par value to shares without par value; (ii) the rights and restrictions attaching to the renamed Class A ordinary shares and Class B ordinary shares of SOAC will be deleted and the shares will have the rights and restrictions attached to the TMC Common Shares, as described in the notice of articles and articles of TMC; (iii) the number of authorized TMC Common Shares will be unlimited; (iv) each issued and outstanding whole warrant to purchase one Class A ordinary share will automatically represent the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement; (v) the notice of articles and articles of TMC will become the governing documents of SOAC; and (vi) SOAC’s name will change to “TMC the metals company Inc.”

(b)    On the Closing Date, promptly following the Continuance, pursuant to a court-approved plan of arrangement (the “Plan of Arrangement,” and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”) under the BCBCA, (i) SOAC will acquire all of the issued and outstanding common shares in the capital of DeepGreen (the “DeepGreen Common Shares”); (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and options to purchase DeepGreen Common Shares (the “DeepGreen Options”), as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the Effective Time (as defined below) of approximately $2.3 billion; (b) 5,000,000 Class A Special Shares; (c) 10,000,000 Class B Special Shares; (d) 10,000,000 Class C Special Shares; (e) 20,000,000 Class D Special Shares; (f) 20,000,000 Class E Special Shares; (g) 20,000,000 Class F Special Shares; (h) 25,000,000 Class G Special Shares; and (i) 25,000,000 Class H Special Shares, in each case, in the capital of TMC, each of which is automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain TMC Common Share price thresholds are met as described in this proxy statement/prospectus (collectively, the “DeepGreen Earnout Shares”); (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada. In addition, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms. The time that the Arrangement becomes effective is referred to as the “Effective Time.”

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, SOAC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SOAC has agreed to issue and sell to the PIPE Investors, an aggregate of 33,030,000 common shares, without par value, of TMC Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $330,300,000 (the “PIPE Financing”). The TMC Common Shares to be issued pursuant to the Subscription Agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SOAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

You will also be asked to consider and vote upon (a) a proposal to approve the adoption of the Continuance (the “Continuance Proposal”), (b) a proposal to approve and adopt the notice of articles and articles of TMC upon the Continuance (the “Charter Proposal”), (c) a proposal to approve, on a non-binding advisory basis, certain material differences between SOAC’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the notice of articles and articles of TMC (the “Organizational Documents Proposals”); (d) a proposal to approve, for purposes of complying with New York Stock Exchange (the “NYSE”) Listing Rule 312.03, the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “NYSE Proposal,” (e) a proposal to approve and adopt the TMC Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which is referred to herein as the “Incentive Award Plan Proposal” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Continuance Proposal, the Business Combination Proposal, the Charter Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Organizational Documents Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (b) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Transaction Support Agreements, the Amended and Restated Registration Rights Agreement, and the Sponsor Letter Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of SOAC’s public shares (a “public shareholder”) may request that SOAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), SOAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders are not required to affirmatively vote for or against the Business Combination Proposal or any of the other proposals set forth in the accompanying proxy statement/prospectus in order to redeem their public shares for cash. This means that public shareholders (other than those who have agreed not to do so by executing the Sponsor Letter Agreement) who hold public shares on or before September 1, 2021 (two (2) business days before the extraordinary general meeting) may elect to redeem their public shares whether or not they are holders as of the record date, and whether or not they vote “FOR” the Business Combination Proposal or any of the other proposals set forth in the accompanying proxy statement/prospectus. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TMC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of SOAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.002 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Continuance and, accordingly, it is TMC Common Shares that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SOAC — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (such act, the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Sponsor and each of Rick Gaenzle, Isaac Barchas and Justin Kelly (collectively, the “initial shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will SOAC redeem public shares in an amount that would cause TMC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

SOAC is providing the accompanying proxy statement/prospectus and proxy card to SOAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SOAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of SOAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of SOAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, and “FOR” all other proposals presented to SOAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SOAC, you should keep in mind that SOAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Continuance Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal and the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The Organizational Documents Proposals are voted on a non-binding advisory basis.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition

Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SOAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the SOAC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Scott Honour Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 12, 2021 and is first being mailed to shareholders on or about August 13, 2021.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.

1601 Bryan Street, Suite 4141
Dallas, Texas 75201
Tel: (952) 456-5304

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON SEPTEMBER 3, 2021

TO THE SHAREHOLDERS OF SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company limited by shares (“SOAC”), will be held at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting or at such other date and at such other place to which the meeting may be adjourned.

As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If we take this step, we will announce the decision to do so via a press release and will post details on our website that will also be filed with the Securities Exchange Commission as proxy material. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Continuance Proposal — RESOLVED, as a special resolution, that in connection with the transactions (such transactions, collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated March 4, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”) and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (“DeepGreen”), a copy of which is attached to this proxy statement/prospectus as Annex A, SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company existing under the laws of British Columbia, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Part 9, Division 8 of the Business Corporations Act (British Columbia) (the “BCBCA”) (such continuance, the “Continuance”). The form of notice and articles of TMC (the “TMC Notice and Articles”) are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

•        Proposal No. 2 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that SOAC’s entry into the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the Continuance, (A) pursuant to a court-approved plan of arrangement (the “Plan of Arrangement,” and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”) under the BCBCA, (i) SOAC will acquire all of the issued and outstanding common shares in the capital of DeepGreen (the “DeepGreen Common Shares”); (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and options to purchase DeepGreen Common Shares (the “DeepGreen Options”), as applicable, the following shares or options to purchase the shares: an aggregate of (a) 230,600,000 common shares in the capital of TMC (“TMC Common Shares”), assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the effective time of approximately $2.3 billion; (b) 5,000,000 Class A Special Shares; (c) 10,000,000 Class B Special Shares; (d) 10,000,000 Class C Special Shares; (e) 20,000,000 Class D Special Shares; (f) 20,000,000 Class E Special Shares; (g) 20,000,000 Class F Special Shares; (h) 25,000,000 Class G Special Shares; and (i) 25,000,000 Class H Special Shares, in each case, in the capital of TMC, each of which is automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain TMC Common Share price thresholds are met as described in this proxy statement/prospectus (collectively, the

“DeepGreen Earnout Shares”), (iii) DeepGreen will become a wholly-owned subsidiary of TMC, and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada, and (B) the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G and Annex H, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•        Proposal No. 3 — The Charter Proposal — RESOLVED, as a result of and upon the consummation of the Continuance, as a special resolution, that the TMC Notice and Articles become, in replacement of the Existing Governing Documents (as defined below), the governing documents of TMC, including the change in authorized share capital and change of name of Sustainable Opportunities Acquisition Corp. to TMC the metals company Inc., each as reflected in the TMC Notice and Articles.

•        Proposal No. 4 — The Organizational Documents Proposals — to consider and vote upon, on a non-binding basis, certain governance provisions in the TMC Notice and Articles, to approve the following material differences between the current amended and restated memorandum and articles of association of SOAC (the “Existing Governing Documents”) and the TMC Notice and Articles:

•        Organizational Documents Proposal 4A — the establishment of the authorized capital of TMC to consist of (i) an unlimited number of common shares, (ii) an unlimited number of preferred shares, issuable in series, and (iii) the TMC Special Shares, in each case, without par value (this proposal is referred to herein as “Organizational Documents Proposal 4A”).

•        Organizational Documents Proposal 4B — the declassification of the board of directors with the result being that each director will be elected on an annual basis (this proposal is referred to herein as “Organizational Documents Proposal 4B”).

•        Organizational Documents Proposal 4C — the reduction of the requisite quorum for a meeting of shareholders from a majority to at least two shareholders representing no less than one-third (33 1/3%) of the shares entitled to vote at such meeting (this proposal is referred to herein as “Organizational Documents Proposal 4C”).

•        Organizational Documents Proposal 4D — the inclusion of an advance notice provision that requires a shareholder to provide notice to TMC in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (this proposal is referred to herein as “Organizational Documents Proposal 4D”).

•        Organizational Documents Proposal 4E — the inclusion of a forum selection provision whereby, subject to limited exceptions, or unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada, and the appellate courts therefrom, will be the sole and exclusive forum for certain shareholder litigation matters (this proposal is referred to herein as “Organizational Documents Proposal 4E”).

•        Organizational Documents Proposal 4F — certain other changes, including the changes in the rights and restrictions attached to the Class B ordinary shares, and the deletion of the provisions relating to the initial public offering, the Sponsors, the initial business combination and other related matters (this proposal is referred to herein as “Organizational Documents Proposal 4F”).

•        Proposal No. 5 — The NYSE Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange (“NYSE”) Listing Rule 312.03, the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination and the PIPE Financing be approved.

•        Proposal No. 6 — The Incentive Award Plan Proposal — RESOLVED, as an ordinary resolution, that the TMC Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, be adopted and approved.

•        Proposal No. 7 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on June 21, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to SOAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of SOAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

After careful consideration, the board of directors of SOAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, and “FOR” all other proposals presented to SOAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SOAC, you should keep in mind that SOAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of SOAC that TMC redeem all or a portion of their public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SOAC’s transfer agent, in which you (a) request that SOAC redeem all or a portion of your public shares for cash and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, SOAC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SOAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders are not required to affirmatively vote for or against the Business Combination Proposal or any of the other proposals set forth in the accompanying proxy statement/prospectus in order to redeem their public shares for cash. This means that public shareholders (other than those who have agreed not to do so by executing the Sponsor Letter Agreement) who hold public shares on or before September 1, 2021 (two (2) business days before the extraordinary general meeting) may elect to redeem their public shares whether or not they are holders as of the record date, and whether or not they vote “FOR” the Business Combination Proposal or any of the other proposals set forth in the accompanying proxy statement/prospectus. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SOAC’s transfer agent, TMC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of SOAC’s initial public offering (such account, the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.002 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Continuance and, accordingly, it is shares of TMC that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SOAC” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will SOAC redeem public shares in an amount that would cause TMC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

The approval of each of the Continuance Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal and the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The Organizational Documents Proposals are voted on a non-binding advisory basis.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SOAC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Sustainable Opportunities Acquisition Corp.,

Sincerely,
Scott Honour Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SOAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning SOAC, without charge, by written request to Sustainable Opportunities Acquisition Corp. 1601 Bryan Street, Suite 4141, Dallas, Texas 75201, or by telephone request at (952) 456-5304; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 622-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SOAC.info@investor.morrowsdali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for SOAC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of SOAC to be held on September 3, 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by August 27, 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “Aggregate Transaction Proceeds” are to the aggregate cash proceeds to be received by SOAC from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing.

•        “Aggregate Transaction Proceeds Condition” are to the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds must be an amount equal to no less than $250,000,000 after deducting SOAC’s unpaid expenses, liabilities, and any amounts paid to SOAC shareholders that exercise their redemption rights in connection with the Business Combination.

•        “Allseas” are to Allseas Group S.A.

•        “Allseas Warrant” are to the warrant issued by DeepGreen to Allseas to purchase DeepGreen Common Shares, which shall vest upon certain milestones into such number of shares that is based on the formula described therein, and which shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms;

•        “Arrangement” are to an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement;

•        “Articles of Association” are to the amended and restated articles of association of SOAC;

•        “BCBCA” are to the Business Corporations Act (British Columbia);

•        “Business Combination” are to the transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•        “Business Combination Agreement” are to that certain Business Combination Agreement, dated as of March 4, 2021, by and among SOAC, NewCo Sub and DeepGreen, as may be amended, supplemented or otherwise modified from time to time;

•        “Cayman Islands Companies Law” are to the Companies Act (as Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Class A ordinary shares” are to the Class A ordinary fully paid shares, par value $0.0001 per share, of SOAC, which will automatically be redesignated as TMC Common Shares as a result and upon the consummation of the Continuance;

•        “Class B ordinary shares” or “Founder Shares” are to the Class B fully paid ordinary shares, par value $0.0001 per share, of SOAC outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering, and of which 90,000 were transferred to Messrs. Gaenzle, Barchas and Kelly in March 2020, which will automatically be redesignated as TMC Common Shares as a result and upon the consummation of the Continuance;

•        “Closing” are to the closing of the Business Combination;

•        “Closing Date” are to that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as SOAC and DeepGreen may agree in writing;

•        “Condition Precedent Proposals” are to the Continuance Proposal, the Business Combination Proposal, the Charter Proposal and the NYSE Proposal, collectively;

•        “Continental” are to Continental Stock Transfer & Trust Company;

•        “Continuance” are to SOAC’s migration and continuance from the Cayman Islands to British Columbia, Canada and domestication as a company existing under the laws of British Columbia, Canada, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Part 9, Division 8 of the BCBCA;

•        “Court” are to the Supreme Court of British Columbia;

•        “DeepGreen” are to DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada, prior to the consummation of the Arrangement and the Business Combination;

•        “DeepGreen Arrangement Resolution” are to the special resolution of the holders of DeepGreen Common Shares, DeepGreen Preferred Shares and DeepGreen Options in respect of the Arrangement to be considered at the DeepGreen Securityholders meeting;

•        “DeepGreen Common Shares” are to common shares in the capital of DeepGreen;

•        “DeepGreen Earnout Shares” are to the (a) 5,000,000 Class A Special Shares, (b) 10,000,000 Class B Special Shares, (c) 10,000,000 Class C Special Shares, (d) 20,000,000 Class D Special Shares, (e) 20,000,000 Class E Special Shares, (f) 20,000,000 Class F Special Shares, (g) 25,000,000 Class G Special Shares, and (h) 25,000,000 Class H Special Shares, in each case in the capital of TMC, each of which is automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain price per TMC Common Share thresholds are met as described in “Description of TMC Securities — TMC Special Shares;”

•        “DeepGreen Options” are to options to purchase DeepGreen Common Shares granted under the Option Plan;

•        “DeepGreen Preferred Shares” are to the Class B Preferred Shares of DeepGreen which are automatically converted into DeepGreen Common Shares immediately prior to the Effective Time;

•        “DeepGreen Shareholders” are to the holders of DeepGreen Common Shares and the holders of DeepGreen Preferred Shares;

•        “Effective Time” are to the time at which the Arrangement becomes effective;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Existing DeepGreen Securityholders” are to the holders of DeepGreen Common Shares, DeepGreen Preferred Shares, and DeepGreen Options immediately prior to the Effective Time;

•        “Existing DeepGreen Shareholders” are to the holders of DeepGreen Common Shares immediately prior to the Effective Time;

•        “Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

•        “extraordinary general meeting” are to the extraordinary general meeting of SOAC at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “Final Order” are to the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to DeepGreen and SOAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, or with the consent of both DeepGreen and SOAC, such consent to not be unreasonably withheld, conditioned or delayed at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided that any such amendment is acceptable to each of both DeepGreen and SOAC, each acting reasonably;

•        “initial public offering” are to SOAC’s initial public offering that was consummated on May 8, 2020;

•        “initial shareholders” are to Sponsor and each of Messrs. Gaenzle, Barchas and Kelly;

•        “Memorandum of Association” are to the amended and restated memorandum of association of SOAC;

•        “NewCo Sub” are to 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada;

•        “NYSE” are to the New York Stock Exchange;

•        “Option Plan” are to the DeepGreen Metals Inc. Stock Option Plan adopted by the DeepGreen Board on September 17, 2013, as amended;

•        “ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

•        “PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 33,030,000 TMC Common Shares for an aggregate purchase price of $330,300,000 to be consummated in connection with Closing;

•        “PIPE Investors” are to the investors that have committed to participate in the PIPE Financing, collectively;

•        “Plan of Arrangement” are to the court-approved plan of arrangement under the BCBCA, substantially in the form attached to this proxy statement/prospectus as Annex J, with such changes as may be mutually agreed to by SOAC and DeepGreen in accordance with the Business Combination Agreement;

•        “private placement warrants” are to the 9,500,000 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to Sponsor as part of a private placement in connection with the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•        “pro forma” are to giving pro forma effect to the Business Combination, including the Continuance, the Share Exchange and Amalgamation and the PIPE Financing;

•        “public shareholders” are to holders of public shares, whether acquired in SOAC’s initial public offering or acquired in the secondary market;

•        “public shares” are to the currently outstanding 30,000,000 Class A ordinary shares of SOAC, whether acquired in SOAC’s initial public offering or acquired in the secondary market;

•        “public warrants” are to the currently outstanding 15,000,000 redeemable warrants to purchase Class A ordinary shares of SOAC that were issued by SOAC in its initial public offering;

•        “redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•        “SEC” are to the Securities and Exchange Commission;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “Share Exchange and Amalgamation” are to the acquisition by SOAC, pursuant to the Arrangement, of all of the issued and outstanding shares in the capital of DeepGreen in exchange for TMC Common Shares and DeepGreen Earnout Shares and the amalgamation of DeepGreen and NewCo Sub;

•        “SOAC,” “we,” “us” or “our” are to Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company limited by shares, prior to the consummation of the Business Combination;

•        “SOAC Board” are to SOAC’s board of directors;

•        “SOAC securities” are to public shares and public warrants;

•         “Sponsor” are to Sustainable Opportunities Holdings LLC, a Delaware limited liability company;

•        “Sponsor Earnout Shares” are to the 500,000 Class I Special Shares and 741,000 Class J Special Shares in the capital of TMC, each of which is automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain TMC Common Share price thresholds are met as described in “Description of TMC Securities — TMC Special Shares;”

•        “Subscription Agreements” are to the subscription agreements, entered into by SOAC and each of the PIPE Investors in connection with the PIPE Financing;

•        “TMC” are to SOAC after giving effect to the consummation of the Continuance and the Business Combination;

•        “TMC Board” are to TMC’s board of directors;

•        “TMC Common Shares” are to the common shares in the capital of TMC upon the Continuance;

•        “TMC Incentive Equity Plan” are to the TMC Incentive Equity Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Award Plan Proposal;

•        “TMC Notice and Articles” are to the notice of articles and articles of TMC upon the Continuance;

•        “TMC securities” are to TMC Common Shares and TMC warrants;

•         “TMC Special Shares” are to the DeepGreen Earnout Shares and the Sponsor Earnout Shares;

•        “transfer agent” are to Continental, SOAC’s transfer agent;

•        “trust account” are to the trust account established at the consummation of SOAC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•        “units” are to the units of SOAC, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by SOAC in its initial public offering and in its concurrent private placement; and

•        “warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. SOAC’s and DeepGreen’s actual results may differ from their expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, SOAC and DeepGreen’s expectations with respect to future performance, development of its estimated resources of battery metals, potential regulatory approvals and anticipated financial impacts and other effects of the proposed Business Combination, the satisfaction of the closing conditions to the proposed Business Combination, the timing of the completion of the proposed Business Combination and the size and potential growth of current or future markets for the combined company’s supply of battery metals. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside SOAC’s and DeepGreen’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against SOAC and DeepGreen following the announcement of the Business Combination Agreement and the transactions contemplated therein;

•        the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of SOAC and DeepGreen, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close;

•        the impact of COVID-19 on DeepGreen’s business and/or the ability of the parties to complete the proposed Business Combination;

•        the inability to obtain or maintain the listing of the combined company’s shares on NYSE during the pendency of the Business Combination or NASDAQ following the proposed Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the commercial and technical feasibility of seafloor polymetallic nodule collection and processing;

•        the supply and demand for battery metals and manganese alloys; the future prices of battery metal and manganese alloys; the timing and content of International Seabed Authority’s exploitation regulations that will create the legal and technical framework for exploitation of polymetallic nodules in the Clarion Clipperton Zone of the Pacific Ocean;

•        government regulation of deep seabed mining operations and changes in mining laws and regulations;

•        the risks of developing and deploying equipment for operations to collect polymetallic nodules at sea and to process such nodules on land;

•        environmental risks;

•        the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital;

•        cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates;

•        financial risks posed by DeepGreen’s material weakness in its internal control over financial reporting;

•        the uncertainty in geological, hydrological, metallurgical and geotechnical studies and opinions; infrastructure risks;

•        dependence on key management personnel and executive officers; and

•        other risks and uncertainties indicated from time to time in the final prospectus of SOAC for its initial public offering and the proxy statement/prospectus relating to the proposed Business Combination, including those under “Risk Factors” therein, and in SOAC’s other filings with the SEC. SOAC and DeepGreen caution that the foregoing list of factors is not exclusive.

SOAC and DeepGreen caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date when made. SOAC and DeepGreen do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SOAC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting.

Q:     WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:     SOAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, prior to the Effective Time, SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company in British Columbia, Canada, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Division 8 of Part 9 of the BCBCA, resulting in (i) the identifying name of the Class A ordinary shares and Class B ordinary shares being changed to TMC Common Shares and the Class A ordinary shares and Class B ordinary shares being changed from shares with par value to shares without par value; (ii) the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares being deleted and the shares having the rights and restrictions attached to the TMC Common Shares, as described in the TMC Notice and Articles; (iii) the number of authorized TMC Common Shares being unlimited; (iv) each issued and outstanding whole warrant to purchase one Class A ordinary share automatically representing the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement; (v) the TMC Notice and Articles becoming the governing documents of SOAC; and (vi) SOAC’s name changing to “TMC the metals company Inc.” See “Continuance Proposal.”

         On the Closing Date, promptly following the Continuance and pursuant to the Arrangement, (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and DeepGreen Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia. In addition, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms. See “Business Combination Proposal.”

         A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

         The approval of each of the Continuance Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     WHAT PROPOSALS ARE SHAREHOLDERS OF SOAC BEING ASKED TO VOTE UPON?

A:     At the extraordinary general meeting, SOAC is asking holders of its ordinary shares to consider and vote upon seven separate proposals:

1.      a proposal to approve the Continuance;

2.      a proposal to approve the Business Combination Agreement and the transactions contemplated therein, including the Share Exchange and Amalgamation;

3.      a proposal to approve the TMC Notice and Articles;

4.      a proposal to approve, on a non-binding advisory basis, certain material differences between the Existing Governing Documents and the TMC Notice and Articles;

5.      a proposal to approve the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination and the PIPE Financing in compliance with the rules of the NYSE;

6.      a proposal to approve and adopt the Incentive Equity Plan; and

7.      a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

         If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

         For more information, please see “Proposal No. 1 — Continuance Proposal,” “Proposal No. 2 — Business Combination Proposal,” “Proposal No. 3 — Charter Proposal,” “Proposal No. 4 — Organizational Documents Proposals,” “Proposal No. 5 — NYSE Proposal,” “Proposal No. 6 — Incentive Award Plan Proposal” and “Proposal No. 7 — Adjournment Proposal.”

         SOAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SOAC should read it carefully.

         After careful consideration, the SOAC Board has determined that the Continuance Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are in the best interests of SOAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

         The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote “FOR” the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     WHY IS SOAC PROPOSING THE BUSINESS COMBINATION?

A:     SOAC is a blank check company incorporated on December 18, 2019 as a Cayman Islands exempted company limited by shares for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although SOAC may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, SOAC has focused on investment opportunities that exist within industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles, particularly targets that have existing environmental sustainability practices or that may benefit, both operationally and economically, from the SOAC management team’s commitment and expertise in executing such practices.

         SOAC has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. SOAC has sought to acquire businesses that: benefit from environmentally sustainable business practices, have a defensible market position, have an attractive financial profile, would benefit uniquely from SOAC’s capabilities, have a committed and capable management team and have the potential to grow organically or through additional acquisitions.

         Based on its due diligence investigations of DeepGreen and the industry in which it operates, including the financials and other information provided by DeepGreen in the course of negotiations, the SOAC Board believes that DeepGreen meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal — The SOAC Board’s Reasons for the Business Combination.”

         Although the SOAC Board believes that the Business Combination with DeepGreen presents a unique business combination opportunity and is in the best interests of SOAC and its shareholders, the SOAC Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The SOAC Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to SOAC’s Business and to TMC’s Business Following the Business Combination.”

Q:     HOW WILL THE BUSINESS COMBINATION BE CONSUMMATED?

A:     If our shareholders approve each of the Condition Precedent Proposals at the extraordinary general meeting, the Business Combination will be consummated in the following steps:

•        Prior to the Effective Time, SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company in British Columbia, Canada, resulting in, among other things:

•        The identifying name of the Class A ordinary shares and Class B ordinary shares being changed to TMC Common Shares and the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares being changed to the rights and restrictions attached to the TMC Common Shares; and

•        The issued and outstanding warrants to purchase Class A ordinary shares automatically representing the right to purchase TMC Common Shares.

•        On the Closing Date, pursuant to the Arrangement,

•        SOAC will acquire all of the issued and outstanding DeepGreen Common Shares;

•        The shareholders and optionholders of DeepGreen will receive TMC Common Shares and the DeepGreen Earnout Shares (or options to purchase such TMC Common Shares and DeepGreen Earnout Shares) in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable;

•        DeepGreen will become a wholly-owned subsidiary of TMC; and

•        DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia.

Please see the section entitled “Business Combination Proposal.”

Q:     DID THE SOAC BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:     No. The SOAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, SOAC’s management, the members of the SOAC Board and the other representatives of SOAC have substantial experience in evaluating the operating and financial merits of companies similar to DeepGreen and have reviewed certain financial information of DeepGreen and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of SOAC’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the SOAC Board in valuing DeepGreen’s business and assuming the risk that the SOAC Board may not have properly valued such business.

Q:     WHAT INTERESTS DO SOAC’S CURRENT OFFICERS AND DIRECTORS HAVE IN THE BUSINESS COMBINATION?

A:     The initial shareholders, including SOAC’s directors and executive officers, may have interests in the Business Combination that are different from, in addition to or in conflict with yours. These interests include:

•        the fact that the initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that Sponsor paid an aggregate of $25,000 for the 7,500,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination (the Class B ordinary shares held by the initial shareholders, assuming they were converted to Class A ordinary shares, would have an aggregate market value of approximately $74.55 million based on the closing price of $9.94 per Class A ordinary share on the NYSE on June 18, 2021);

•        the fact that 741,000 of the TMC Common Shares that will be held by Sponsor as a result of the Continuance will be exchanged for 1,241,000 Sponsor Earnout Shares at the Effective Time, and that such Sponsor Earnout Shares will be convertible to TMC Common Shares on a one for one basis if certain TMC Common Share price thresholds are met as described in “Description of TMC Securities — TMC Special Shares;”

•        the fact that Sponsor paid $9,500,000 for its private placement warrants, and the Class A ordinary shares underlying those warrants would be worthless if a business combination is not consummated by November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents) (the private placement warrants held by the Sponsor have an aggregate market value of approximately $11.97 million based on the closing price of $1.26 per public warrant on June 18, 2021);

•        the fact that the initial shareholders and SOAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SOAC fails to complete an initial business combination by November 8, 2021;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor and Messrs. Gaenzle, Barchas and Kelly;

•        the right of Sponsor and Messrs. Gaenzle, Barchas and Kelly to hold TMC Common Shares following the Business Combination, subject to certain lock-up periods;

•        the right of Sponsor to hold Sponsor Earnout Shares following the Business Combination;

•        the fact that, at the option of Sponsor and with DeepGreen’s consent, any amounts outstanding under any loan made by Sponsor or any of its affiliates to SOAC in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•        the continued indemnification of SOAC’s directors and officers and the continuation of SOAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that Sponsor and SOAC’s officers and directors will lose their entire investment in SOAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 8, 2021;

•        the fact that if the trust account is liquidated, including in the event SOAC is unable to complete an initial business combination by November 8, 2021, Sponsor has agreed to indemnify SOAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which SOAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SOAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•        the fact that SOAC may be entitled to distribute or pay over funds held by SOAC outside the trust account to Sponsor or any of its affiliates prior to the Closing.

Please see the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Directors in the Business Combination” for more information.

Q:     WHAT WILL THE EXISTING DEEPGREEN SECURITYHOLDERS RECEIVE IN CONNECTION WITH THE BUSINESS COMBINATION WITH SOAC?

A:     Under the Arrangement, the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and DeepGreen Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (i) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the effective time of approximately $2.3 billion; and (ii) the DeepGreen Earnout Shares. In addition, upon the consummation of the Business Combination, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares in accordance with its terms.

Q:     HOW WILL THE COMBINED COMPANY BE MANAGED FOLLOWING THE BUSINESS COMBINATION?

A:     Following the Closing, it is expected that the current management of DeepGreen will become the management of TMC, and the TMC Board will consist of nine directors. Pursuant to the Business Combination Agreement, the TMC Board will consist of (i) one (1) individual designated by Sponsor prior to the mailing of this proxy statement to SOAC shareholders, (ii) five individuals designated by DeepGreen prior to the mailing of this proxy statement to SOAC shareholders and (iii) three independent directors to be designated by DeepGreen prior to the mailing of this proxy statement to SOAC shareholders. Please see the section entitled “Management of TMC Following the Business Combination” for further information.

Q:     WHAT EQUITY STAKE WILL CURRENT SOAC SHAREHOLDERS AND EXISTING DEEPGREEN SECURITYHOLDERS HOLD IN TMC IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:     As of the date of this proxy statement/prospectus, there are (i) 30,000,000 Class A ordinary shares outstanding underlying units issued in SOAC’s initial public offering and (ii) 7,500,000 Class B ordinary shares outstanding held by SOAC’s initial shareholders. As of the date of this proxy statement/prospectus, there are 9,500,000 outstanding private placement warrants held by Sponsor and 15,000,000 outstanding public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Continuance, will entitle the holder thereof to purchase one TMC Common Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of SOAC’s outstanding public shares are redeemed in connection with the Business Combination), SOAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 62,000,000 ordinary shares.

         The following table illustrates ownership levels in TMC Common Shares immediately following the consummation of the Business Combination, assuming either no redemptions of the Class A ordinary shares or that all of the Class A ordinary shares are redeemed, and the following additional assumptions: (i) 230,600,000 TMC Common Shares are issued to the holders of DeepGreen Common Shares and the holders of the DeepGreen Options (assuming exercise of such options), which would be the number of TMC Common Shares issued to these holders if the Adjusted Equity Value immediately prior to the Effective Date was approximately $2.3 billion; (ii) 33,030,000 TMC Common Shares are issued in the PIPE Financing; (iii) no public warrants or private placement warrants to purchase TMC Common Shares that will be outstanding immediately following Closing are exercised; (iv) the Allseas Warrant exercisable for TMC Common Shares upon consummation of the Business Combination is not exercised and (vi) no TMC Special Shares are converted to TMC Common Shares. If the actual facts are different than these assumptions, the ownership percentages in TMC will be different.

	Share Ownership in TMC
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
SOAC public shareholders	10.0%	0.0%
Our initial shareholders(2)	2.3%	2.5%
PIPE Investors	11.0%	12.2%
Existing DeepGreen Securityholders(3)	76.7%	85.3%

____________

(1)      Assumes that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination, in which case the Aggregate Transaction Proceeds Condition and the Net Tangible Assets Condition are expected to be satisfied by the closing of the PIPE Financing.

(2)      Includes 6,759,000 TMC Common Shares that will be issued to the holders of the existing Class B ordinary shares as a result and upon the consummation of the Continuance, and excludes 741,000 TMC Common Shares that are expected to be exchanged for Sponsor Earnout Shares at the Effective Time. Also excludes the TMC Common Shares that are issuable upon conversion of the Sponsor Earnout Shares.

(3)      Represents 230,600,000 TMC Common Shares to be issued in connection with the Arrangement and excludes the TMC Common Shares that are issuable upon conversion of the DeepGreen Earnout Shares.

Q:     WHY IS SOAC PROPOSING THE CONTINUANCE?

A:     Our board of directors believes that it is in the best interest of SOAC to migrate and be continued from the Cayman Islands to British Columbia, Canada in order to adequately address the needs of SOAC and its shareholders following the consummation of the Business Combination and as the parent company to DeepGreen, a company incorporated under the BCBCA. See “Continuance Proposal — Reasons for the Continuance.”

         The approval of the Continuance Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Continuance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal.

Q:     WHAT ARE THE MATERIAL CHANGES BETWEEN THE CURRENT CONSTITUTIONAL DOCUMENTS OF SOAC AND THE TMC NOTICE AND ARTICLES?

A:     The consummation of the Business Combination is conditional, among other things, on the Continuance. Accordingly, in addition to voting on the Business Combination, SOAC’s shareholders also are being asked to consider and vote upon a proposal to approve the Continuance, and replace SOAC’s Existing Governing Documents under Cayman Islands law with the TMC Notice and Articles, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	TMC Notice and Articles
Governing Statute	The Companies Act (as Revised) of the Cayman Islands.	Business Corporations Act (British Columbia)
Corporate Name	Sustainable Opportunities Acquisition Corp.	TMC the metals company Inc.
Authorized Capital	300,000,000 Class A ordinary shares, 30,000,000 Class B ordinary shares, and 1,000,000 preference shares, each with a par value of $0.0001 per share.

An unlimited number of common shares, an unlimited number of preferred shares, issuable in series, 5,000,000 Class A Special Shares, 10,000,000 Class B Special Shares, 10,000,000 Class C Special Shares, 20,000,000 Class D Special Shares, 20,000,000 Class E Special Shares, 20,000,000 Class F Special Shares, 25,000,000 Class G Special Shares, 25,000,000 Class H Special Shares, 500,000 Class I Special Shares, and 741,000 Class J Special Shares, each without par value.

See “Description of TMC Securities” for a description of the rights and restrictions attached to the securities of TMC upon the Continuance.

Directors; Classes

The directors are divided into three classes: Class I; Class II; and Class III. The Class I directors stand appointed for a term expiring at SOAC’s first annual general meeting, the Class II directors stand appointed for a term expiring at SOAC’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at SOAC’s third annual general meeting. Directors appointed to succeed those directors who terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

The board of directors will consist of a minimum of three directors. Following the Continuance, the board of directors of TMC will be composed of nine directors. The board of directors will not be divided into classes and each director will be elected on an annual basis.

Notice of Shareholder Meeting	At least five days’ notice is given of any shareholder meeting.

The board of directors of TMC will have the power to call a meeting of shareholders. Under the BCBCA, in certain circumstances, shareholders can also requisition meetings. The time period to provide notice of the time and place of a meeting of shareholders is not less than 21 days and not more than two months before the meeting.

	Existing Governing Documents	TMC Notice and Articles
Shareholder Written Consent in Lieu of a Meeting

No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. A resolution signed by all shareholders shall be as valid and effective as if the resolution had been passed at a general meeting of the Company.

The shareholders may consent to all of the business that is required to be transacted at a meeting of shareholders by unanimous written resolution, as provided for under the BCBCA. An ordinary resolution of shareholders may be passed if it is consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Quorum

The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Subject to the special rights and restrictions attached to the shares of any class or series of shares of the Company, a quorum is present at a meeting of shareholders if at least two shareholders, representing not less than one-third (33 1/3%) of the shares entitled to vote at such meeting, are present in person or represented by proxy.

Shareholder Vote; Casting Vote

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chairman shall be entitled to a second or casting vote. Provisions of the amended and restated memorandum and articles of association may be amended with a shareholder vote.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote. Provisions of the TMC Notice and Articles may be amended with a shareholder vote, or in certain circumstances by directors resolution, as set out in the TMC Notice and Articles, and the BCBCA.

Advance Notice; Director Nominations; Shareholder Proposals;

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of SOAC not less than 120 calendar days before the date of SOAC’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first

	Existing Governing Documents	TMC Notice and Articles

public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the Notice Date. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are otherwise governed by the provisions of the BCBCA.

Forum Selection	None.

Unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of TMC; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of TMC to TMC; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA, or TMC Notice and Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TMC, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to TMC’s business or of such affiliates. The foregoing will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder. Unless TMC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Takeovers by Interested Shareholders	None.	The TMC Notice and Articles will not include provisions with respect to takeovers of the Company.

Q:     WHY IS SOAC PROPOSING THE ORGANIZATIONAL DOCUMENTS PROPOSALS?

A:     SOAC is requesting that its shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the TMC Notice and Articles that materially affect shareholder rights. This separate vote is not required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, SOAC is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on SOAC and the SOAC Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Proposal No. 4 — The Organizational Documents Proposals” for additional information.

Q:     HOW WILL THE CONTINUANCE AFFECT MY ORDINARY SHARES AND WARRANTS?

A:     As a result and upon the consummation of the Continuance, prior to the Effective Time, (i) the identifying name of the Class A ordinary shares and Class B ordinary shares will be changed to TMC Common Shares and the Class A ordinary shares and Class B ordinary shares will be changed from shares with par value to shares without par value; (ii) the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares will be deleted and the shares will have the rights and restrictions attached to the TMC Common Shares, as described in the TMC Notice and Articles; (iii) the number of authorized TMC Common Shares will be unlimited; and (iv) each issued and outstanding whole warrant to purchase one Class A ordinary share will automatically represent the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement. See “Continuance Proposal.”

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE?

A:     As discussed more fully under “U.S. Federal Income Tax Considerations”, the Continuance generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as SOAC, this result is not entirely free from doubt. In the case of a transaction, such as a Continuance, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), a U.S. Holder that exchanges its SOAC securities in the Continuance for TMC securities should not recognize any gain or loss on such exchange.

         The tax consequences of the Continuance are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Continuance, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Continuance, see “U.S. Federal Income Tax Considerations.”

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of public shares, you have the right to request that SOAC redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. You are not required to affirmatively vote for or against the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus in order to redeem your public shares for cash. This means that (unless you have agreed not to do so by executing the Sponsor Letter Agreement) if you hold public shares on or before September 1, 2021 (two (2) business days before the extraordinary general meeting), you may elect to redeem your public shares whether or not you were a holder as of the record date, and whether or not you vote “FOR” the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

         Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

         The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, SOAC’s public shareholders (other than those who have agreed not to do so by executing a Transaction Support Agreement (as defined below)) may request that SOAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)     (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, SOAC’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

         Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

         The address of Continental, SOAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

         Holders of units must elect to separate their units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

         Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.002 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote, or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

         Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

         Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

         If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination.

         If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:     IF I AM A HOLDER OF UNITS, CAN I EXERCISE REDEMPTION RIGHTS WITH RESPECT TO MY UNITS?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     Subject to the “passive foreign investment company” rules described below under “U.S. Federal Income Tax Considerations,” we expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants and constructive ownership) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     Following the closing of our initial public offering, an amount equal to $300,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of March 31, 2021, funds in the trust account totaled approximately $300 million and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

         If our initial business combination is paid for using equity or debt securities or if not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of TMC, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF THE PUBLIC SHAREHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:     Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

         In no event will SOAC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

         Additionally, as a result of redemptions, the trading market for the TMC Common Shares may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE or another national securities exchange.

Q:     WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE BUSINESS COMBINATION?

A:     The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the approval by the securityholders of DeepGreen of the DeepGreen Arrangement Resolution being obtained; (iii) the obtainment of the Final Order on terms consistent with the Business Combination Agreement; (iv) the fulfillment of the Aggregate Transaction Proceeds Condition; (v) the approval by NASDAQ of our initial listing application in connection with the Business Combination; and (vi) SOAC having at least $5,000,001 of net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing) (the “Net Tangible Assets Condition”). The Aggregate Transaction Proceeds Condition and the Net Tangible Assets Condition are expected to be satisfied by the closing of the PIPE Financing.

         For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to SOAC shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:     SOAC will not complete the Continuance unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If SOAC is not able to consummate the Business Combination nor able to complete another business combination by November 8, 2021, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:     DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED CONTINUANCE?

A:     Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Continuance under the Cayman Islands Companies Law or under the BCBCA.

Q:     WHAT DO I NEED TO DO NOW?

A:     We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     HOW DO I VOTE?

A:     If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on June 21, 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to SOAC shareholders that hold their shares in registered form and are registered as shareholders in SOAC’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:     IF MY SHARES ARE HELD IN “STREET NAME,” WILL MY BROKER, BANK OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     WHEN AND WHERE WILL THE EXTRAORDINARY GENERAL MEETING BE HELD?

A:     The extraordinary general meeting will be held at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP, located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting, unless the extraordinary general meeting is adjourned.

Q:     HOW WILL THE COVID-19 PANDEMIC IMPACT IN-PERSON VOTING AT THE GENERAL MEETING?

A:     We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (“COVID-19”) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and posted on our proxy website at https://www.cstproxy.com/soac/sm2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:     WHO IS ENTITLED TO VOTE AT THE EXTRAORDINARY GENERAL MEETING?

A:     We have fixed June 21, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of SOAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     HOW MANY VOTES DO I HAVE?

A:     SOAC shareholders are entitled to one (1) vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 37,500,000 ordinary shares issued and outstanding, of which 30,000,000 were issued and outstanding public shares.

Q:     WHAT CONSTITUTES A QUORUM?

A:     A quorum of SOAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 18,750,001 ordinary shares would be required to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE EXTRAORDINARY GENERAL MEETING?

A:     The following votes are required for each proposal at the extraordinary general meeting:

1.      Continuance Proposal:    The approval of the Continuance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

2.      Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

3.      Charter Proposal:    The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter

4.      Organizational Documents Proposals:    The Organizational Documents Proposals are voted on a non-binding advisory basis.

5.      NYSE Proposal:    The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

6.      Incentive Award Plan Proposal:    The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

7.      Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

         Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 18,750,001 shares will need to be voted in favor of each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal.

         Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 25,000,000 shares will need to be voted in favor of the Continuance Proposal and the Charter Proposal in order to approve each of the Continuance Proposal and the Charter Proposal.

Q:     WHAT ARE THE RECOMMENDATIONS OF THE SOAC BOARD?

A:     The SOAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SOAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Continuance Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

         The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     HOW DO SPONSOR AND THE OTHER INITIAL SHAREHOLDERS INTEND TO VOTE THEIR SHARES?

A:     Our initial shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting in connection with the proposed Business Combination. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 20% of the issued and outstanding ordinary shares.

         At any time at or prior to the Business Combination, during a period when they are not then aware of any material, nonpublic information regarding us or our securities, our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, TMC and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (ii) the Continuance Proposal and the Charter Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, or otherwise limit the number of public shares electing to redeem.

         Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

         If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

         Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     WHAT HAPPENS IF I SELL MY SOAC ORDINARY SHARES BEFORE THE EXTRAORDINARY GENERAL MEETING?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on September 3, 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE EXTRAORDINARY GENERAL MEETING?

A:     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or optionholder and/or warrant holder of TMC. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of SOAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES FOR THE EXTRAORDINARY GENERAL MEETING?

A:     SOAC will pay the cost of soliciting proxies for the extraordinary general meeting. SOAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. SOAC has agreed to pay Morrow a fee of $35,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. SOAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. SOAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     WHERE CAN I FIND THE VOTING RESULTS OF THE EXTRAORDINARY GENERAL MEETING?

A:     The preliminary voting results will be announced at the extraordinary general meeting. SOAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email:  SOAC.info@investor.morrowsodali.com

You also may obtain additional information about SOAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn:  Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to DeepGreen and its subsidiaries prior to the Business Combination and to TMC and its consolidated subsidiaries after giving effect to the Business Combination.

DeepGreen Overview

DeepGreen is a deep-sea minerals exploration company focused on the collection, processing and refining of polymetallic nodules found on the seafloor of the Clarion Clipperton Zone of the Pacific Ocean (the “CCZ”). Polymetallic nodules, which are located in significant quantities on the seafloor of the CCZ, have high concentrations of nickel, manganese, cobalt and copper in a single rock. These metals are the main raw material inputs into lithium NMC (nickel-manganese-cobalt) battery cathodes and electric wiring often used in electric vehicles (“EV”) and energy storage. DeepGreen has identified the potential to recover metals from polymetallic nodules to support increasing demand from battery and electric vehicle production through the development of a process that produces metals from the polymetallic nodules with near-zero solid processing waste. DeepGreen has a dual mission: (1) to supply metals for the clean energy transition with low environmental and social impact; and (2) to accelerate the transition to a circular metal economy. The primary application of DeepGreen’s mission is to solve the metals supply problem for the manufacture of EV batteries.

NORI and TOML, both subsidiaries of DeepGreen, intend to operate under the effective supervision, regulation and sponsorship of the Republic of Nauru (“Nauru”) and the Kingdom of Tonga (“Tonga”), respectively, in the CCZ. DeepGreen intends to engage in processing operations through its subsidiary DeepGreen Engineering in locations that have yet to be determined. DeepGreen has chosen an asset-light approach to its operations and has focused on forming deep strategic partnerships with leading offshore companies in every aspect of its operations.

The Parties to the Business Combination

SOAC

SOAC is a blank check company incorporated on December 18, 2019 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SOAC is an emerging growth company and, as such, SOAC is subject to all of the risks associated with emerging growth companies. As of March 31, 2021, SOAC had not commenced any operations. All of SOAC’s activities have related to its formation and initial public offering, and since the closing of the initial public offering, a search for a business combination candidate.

On May 8, 2020, SOAC consummated an initial public offering of 30,000,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 9,500,000 Private Placement Warrants at an offering price of $1.00 per warrant.

Following the closing of SOAC’s initial public offering, an amount equal to $300,000,000 of the net proceeds from its initial public offering and the sale of the Private Placement Warrants was placed in the trust account, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SOAC meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by SOAC, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account if SOAC does not complete a business combination within 18 months from the closing of the initial public offering, or November 8, 2021 (the “Combination Period”), unless the SOAC proposes an amendment to SOAC’s existing Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of SOAC’s obligation to complete a business combination within the Combination Period and SOAC provides its shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

SOAC’s units, public shares and public warrants are currently listed on the NYSE under the symbols “SOAC.U,” “SOAC” and “SOAC WS,” respectively.

SOAC’s registered office is located at 1601 Bryan Street, Suite 4141, Dallas, Texas 75201. SOAC’s corporate website address is https://www.greenspac.com. SOAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

DeepGreen

DeepGreen is a corporation existing under the laws of British Columbia, Canada. DeepGreen’s corporate website address is https://deep.green/. DeepGreen’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

NewCo Sub

1291924 B.C. Unlimited Liability Company is a British Columbia unlimited liability company and wholly-owned subsidiary of SOAC that was formed for the sole purpose of effecting the Business Combination. Its registered office is located at 666 Burrard Street, Vancouver, British Columbia, Canada.

Proposals to be put to the Shareholders of SOAC at the Extraordinary General Meeting of SOAC

The following is a summary of the proposals to be put to the extraordinary general meeting of SOAC and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Continuance Proposal

As discussed in this proxy statement/prospectus, SOAC will ask its shareholders to approve by special resolution the Continuance Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of SOAC has unanimously approved the Continuance Proposal. The Continuance Proposal, if approved, will authorize a change of SOAC’s jurisdiction of incorporation from the Cayman Islands to British Columbia, Canada. Accordingly, while SOAC is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Continuance, TMC will be governed by the BCBCA. There are differences between Cayman Islands corporate law and British Columbia corporate law as well as the Existing Governing Documents and the TMC Notice and Articles. The approval of each of the Continuance Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Continuance Proposal.”

The Business Combination Proposal

As discussed in this proxy statement/prospectus, SOAC is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the Continuance, pursuant to the Arrangement, (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and DeepGreen Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia. In addition, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The SOAC Board’s Reasons for the Business Combination,” the SOAC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for SOAC’s initial public offering, including that the businesses of DeepGreen had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Existing DeepGreen Securityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, pursuant to the Plan of Arrangement, the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable the following shares or options to purchase the following shares: an aggregate of: (i) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (ii) DeepGreen Earnout Shares. In addition, upon the consummation of the Business Combination, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares in accordance with its terms. The TMC Common Shares and DeepGreen Earnout Shares to be issued to Existing DeepGreen Securityholders pursuant to the Arrangement will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act.

For further details, see “Business Combination Proposal — Business Combination Consideration.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon ,among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the approval by the securityholders of DeepGreen of the DeepGreen Arrangement Resolution being obtained; (iii) the Final Order being obtained on terms consistent with the Business Combination Agreement; (iv) the Aggregate Transaction Proceeds Condition being fulfilled; (v) the approval by the NYSE of our initial listing application in connection with the Business Combination and (vi) the Net Tangible Assets Condition being fulfilled. The Aggregate Transaction Proceeds Condition and the Net Tangible Assets Condition are expected to be satisfied by the closing of the PIPE Financing. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

The Charter Proposal

SOAC is proposing that its shareholders approve the TMC Notice and Articles as the governing documents of TMC as a result of and upon the Continuance, reflecting the authorized share capital described therein and the change of name of SOAC to “TMC the metals company Inc.” upon the Continuance. For further details, see “The Charter Proposal.”

The Organizational Document Proposals

SOAC is proposing that its shareholders approve, on a non-binding basis, six separate proposals in connection with the replacement with the Existing Governing Documents under Cayman Islands law, with the TMC Notice and

Articles under the BCBCA. The SOAC Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of TMC after the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the TMC Notice and Articles.

•        Organizational Documents Proposal 4A — The establishment of the authorized capital of TMC to consist of an unlimited number of common shares, an unlimited number of preferred shares, issuable in series, and the TMC Special Shares, in each case, without par value.

•        Organizational Documents Proposal 4B — the declassification of the board of directors with the result being that each director will be elected on an annual basis.

•        Organizational Documents Proposal 4C — the reduction of the requisite quorum for a meeting of shareholders from a majority to at least two shareholders representing no less than one-third (33 1/3%) of the shares entitled to vote at such meeting.

•        Organizational Documents Proposal 4D — the inclusion of an advance notice provision that requires a shareholder to provide notice to TMC in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

•        Organizational Documents Proposal 4E — the inclusion of a forum selection provision whereby, subject to limited exceptions or unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada, and the appellate courts therefrom, will be the sole and exclusive forum for certain shareholder litigation matters.

•        Organizational Documents Proposal 4F — certain other changes, including the changes in the rights and restrictions attached to the Class B ordinary shares, and the deletion of the provisions relating to the initial public offering, the Sponsors, the initial business combination and other related matters.

The TMC Notice and Articles differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set forth in the section entitled “Organizational Documents Proposals” and the full text of the TMC Notice and Articles, attached hereto as Annexes B and C, respectively.

For further details, see “Proposal 4 — Organizational Documents Proposals.”

NYSE Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares and public warrants are listed on NYSE and, as such, we are seeking shareholder approval for issuance of TMC Common Shares in connection with the Business Combination and the PIPE Financing pursuant to NYSE Rule 312.03. SOAC will apply for listing, to be effective at the Effective Time, of TMC Common Shares and Warrants on NASDAQ.

For additional information, see “Proposal No. 5 — NYSE Proposal.”

Incentive Award Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Incentive Equity Plan, a number of TMC Common Shares, representing 11% of the number of outstanding TMC Common Shares as of the date of closing of the Business Combination, will be available for issuance with respect to awards under the Incentive Equity Plan. Notwithstanding the foregoing, the number of shares that may be issued will increase automatically on the first day of each fiscal year during the period beginning with fiscal year 2022 and ending on the tenth anniversary of the closing of the Business Combination by an amount equal to the lesser of (a) 4% of the number of outstanding TMC Common Shares on such date, and (b) an amount determined by the plan administrator. For additional information, see “Incentive Award Plan Proposal.” The full text of the TMC Incentive Equity Plan is attached hereto as Annex D.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SOAC to consummate the Business Combination, the SOAC Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Continuance Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

The SOAC Board’s Reasons for the Business Combination

SOAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The SOAC Board sought to do this by utilizing the networks and industry experience of Sponsor, the SOAC Board and management to identify, acquire and operate one or more businesses. The members of management and the SOAC Board have extensive experience in operating and investing in companies with a focus on decarbonization and environmentally sustainable business practices.

In particular, the SOAC Board considered the following positive factors, although not weighted in or in any order of significance, in deciding to approve the Business Combination Proposal:

•        Meets the acquisition criteria that SOAC had established to evaluate prospective business combination targets;

•        DeepGreen has access to clean and inexpensive sources of battery materials;

•        DeepGreen has established strategic partnerships;

•        DeepGreen has unique exposure to attractive tailwinds in a growing electric vehicle market;

•        Attractive enterprise valuation of DeepGreen; and

•        DeepGreen has an experienced management team.

For more information about the SOAC Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The SOAC Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal — Related Agreements.”

PIPE Financing

SOAC entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SOAC has agreed to issue and sell to the PIPE Investors, an aggregate of 33,030,000 TMC Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $330,300,000. The TMC Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SOAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Financing.”

Amended and Restated Registration Rights Agreement

At the Closing, SOAC, the initial shareholders, and certain Existing DeepGreen Securityholders will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the initial shareholders and certain Existing DeepGreen Securityholders (a) will agree not to effect any sale or distribution of certain securities of TMC held by them during the lock-up periods described therein and (b) will be granted certain customary registration rights. Notably, certain shares held by the initial holders shall not be offered, sold, pledged or distributed for periods of six months or twelve months, as applicable, and certain shares held by the Existing DeepGreen Securityholders shall not be offered, sold, pledged or distributed for periods of six months or two years, as applicable, subject to the exceptions described in the Amended and Restated Registration Rights Agreement. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain DeepGreen Securityholders entered into shareholder support agreements (the “Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the DeepGreen Securityholders all of its securities held of record or thereafter acquired and entitled to vote in favor of the Business Combination and the ancillary documents thereto and the consummation of the Arrangement and the transactions contemplated thereby, (ii) irrevocably appoint SOAC or any individual designated by SOAC as such DeepGreen Securityholder’s attorney-in-fact, with full power of substitution in favor of SOAC, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Business Combination Agreement, including acting as a proxy, to attend on behalf of such DeepGreen Securityholder, at any meeting of DeepGreen Securityholders with respect to the Business Combination, (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not to transfer such securities outside certain limited circumstances. For additional information, see “Business Combination Proposal — Related Agreements — Transaction Support Agreements.”

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, Sponsor, Rick Gaenzle, Isaac Barchas and Justin Kelly and DeepGreen entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which (a) Sponsor and each of Rick Gaenzle, Isaac Barchas and Justin Kelly has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of SOAC or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in SOAC prior to the closing of the Business Combination and (b) Sponsor has agreed to exchange 741,000 of its TMC Common Shares upon the Continuance for the Sponsor Earnout Shares at the Effective Time, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Ownership of TMC

As of the date of this proxy statement/prospectus, there are (i) 30,000,000 Class A ordinary shares outstanding underlying units issued in SOAC’s initial public offering, and (iii) 7,500,000 Class B ordinary shares outstanding held by SOAC’s initial shareholders. As of the date of this proxy statement/prospectus, there are outstanding 9,500,000 private placement warrants held by Sponsor and 15,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Continuance, will entitle the holder thereof to purchase one TMC Common Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of SOAC’s outstanding public shares are redeemed in connection with the Business Combination), SOAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 62,000,000 ordinary shares.

The following table illustrates varying ownership levels in TMC Common Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 230,600,000 TMC Common Shares are issued to the holders of DeepGreen Common Shares and the holders of the DeepGreen Options (assuming exercise prior to the Effective Time ), which would be the number of TMC Common Shares issued to these holders if the Adjusted Equity Value immediately prior to the Effective Date was approximately $2.3 billion; (iii) no public warrants or private placement warrants to purchase TMC Common Shares that will be outstanding immediately following Closing are exercised; (iv) the Allseas Warrant exercisable for TMC Common Shares upon the consummation of the Business Combination is not exercised; and (v) no TMC Special Shares are converted to TMC Common Shares. If the actual facts are different than these assumptions, the ownership percentages in TMC will be different.

	Share Ownership in TMC
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
SOAC public shareholders	10.0%	0.0%
Our initial shareholders(2)	2.3%	2.5%
PIPE Investors	11.0%	12.2%
Existing DeepGreen Securityholders(3)	76.7%	85.3%

____________

(1)      Assumes that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination, in which case the Aggregate Transaction Proceeds Condition and the Net Tangible Assets Condition are expected to be satisfied by the closing of the PIPE Financing.

(2)      Includes 6,759,000 TMC Common Shares that will be issued to the holders of the existing Class B ordinary shares as a result and upon the consummation of the Continuance, and excludes 741,000 TMC Common Shares that are expected to be exchanged for Sponsor Earnout Shares at the Effective Time. Also excludes the TMC Common Shares that are issuable upon conversion of the Sponsor Earnout Shares.

(3)      Represents 230,600,000 TMC Common Shares to be issued pursuant to the Arrangement and excludes the TMC Common Shares that are issuable upon the conversion of the DeepGreen Earnout Shares.

Date, Time and Place of the Extraordinary General Meeting of SOAC

The extraordinary general meeting of SOAC, will be held at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP, located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

SOAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 21, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one (1) vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 37,500,000 ordinary shares issued and outstanding, of which 30,000,000 were issued and outstanding public shares.

Quorum and Vote of SOAC Shareholders

A quorum of SOAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 18,750,001 ordinary shares would be required to achieve a quorum.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)     Continuance Proposal:    The approval of the Continuance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Charter Proposal:    The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Organizational Documents Proposals:    The Organizational Documents Proposals are voted on a non-binding advisory basis.

(v)    NYSE Proposal:    The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Incentive Award Plan Proposal:    The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)  Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of SOAC that SOAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.002 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Public shareholders are not required to affirmatively vote for or against the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus in order to redeem their public shares for cash. This means that public shareholders (other than those who have agreed not to do so by executing the Sponsor Letter Agreement) who hold public shares on or before September 1, 2021 (two (2) business days before the extraordinary general meeting) may elect to redeem their public shares whether or not they are holders as of the record date, and whether or not they vote “FOR” the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Appraisal Rights

Neither SOAC shareholders nor SOAC warrant holders have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Law or under the BCBCA.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SOAC has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of SOAC — Revoking Your Proxy.”

Interests of SOAC Directors and Executive Officers in the Business Combination

When you consider the recommendation of the SOAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including SOAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of SOAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that Sponsor paid an aggregate of $25,000 for the 7,500,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination (the Class B ordinary shares held by the initial shareholders, assuming they were converted to Class A ordinary shares, would have an aggregate market value of approximately $74.55 million based on the closing price of $9.94 per Class A ordinary share on the NYSE on June 18, 2021);

•        the fact that 741,000 of the TMC Common Shares that will be held by Sponsor as a result of the Continuance will be exchanged for 1,241,000 Sponsor Earnout Shares at the Effective Time, and that such Sponsor Earnout Shares will be convertible to TMC Common Shares on a one for one basis if certain TMC Common Share price thresholds are met as described in “Description of TMC Securities — TMC Special Shares;”

•        the fact that Sponsor paid $9,500,000 for its private placement warrants, and the Class A ordinary shares underlying those warrants would be worthless if a business combination is not consummated by November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents) (the private placement warrants held by the Sponsor have an aggregate market value of approximately $11.97 million based on the closing price of $1.26 per public warrant on June 18, 2021);

•        the fact that the initial shareholders and SOAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SOAC fails to complete an initial business combination by November 8, 2021;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor and Messrs. Gaenzle, Barchas and Kelly;

•        the right of Sponsor and Messrs. Gaenzle, Barchas and Kelly to hold TMC Common Shares following the Business Combination, subject to certain lock-up periods;

•        the right of Sponsor to hold Sponsor Earnout Shares following the Business Combination;

•        the fact that, at the option of Sponsor and with DeepGreen’s consent, any amounts outstanding under any loan made by Sponsor or any of its affiliates to SOAC in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•        the continued indemnification of SOAC’s directors and officers and the continuation of SOAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that Sponsor and SOAC’s officers and directors will lose their entire investment in SOAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 8, 2021;

•        the fact that if the trust account is liquidated, including in the event SOAC is unable to complete an initial business combination by November 8, 2021, Sponsor has agreed to indemnify SOAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which SOAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SOAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•        the fact that SOAC may be entitled to distribute or pay over funds held by SOAC outside the trust account to Sponsor or any of its affiliates prior to the Closing.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material, nonpublic information regarding us or our securities, our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (ii) the Continuance Proposal and the Charter Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, or otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of SOAC

The SOAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SOAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Continuance Proposal, “FOR” the Business Combination

Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of March 31, 2021 and (i) assuming that none of SOAC’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

Source of Funds (in thousands)		Uses (in thousands)
Existing Cash held in trust account(1)	$300,073	TMC Common Shares issued to Existing DeepGreen Securityholders(2)	$230,600
TMC Common Shares issued to Existing DeepGreen Securityholders(2)	230,600	Transaction Fees and Expenses(3)	69,968
PIPE Financing	330,300	Remaining Cash on Balance Sheet	560,405
Total Sources	$860,973	Total Uses	$860,973

Maximum Redemption

Source of Funds (in thousands)		Uses (in thousands)
Existing Cash held in trust account(4)	$—	TMC Common Shares issued to Existing DeepGreen Securityholders(2)	$230,600
TMC Common Shares issued to Existing DeepGreen Securityholders(2)	230,600	Transaction Fees and Expenses(3)	69,968
PIPE Financing	330,300	Remaining Cash on Balance Sheet	260,332
Total Sources	$560,900	Total Uses	$560,900

____________

(1)      As of March 31, 2021.

(2)      TMC Common Shares issued to Existing DeepGreen Securityholders are at a deemed value of $10.00 per share. Assumes 230,600,000 TMC Common Shares are issued to the Existing DeepGreen Securityholders (assuming the exercise of such options).

(3)      Represents the total estimated transaction fees and expenses incurred by SOAC and DeepGreen as part of the Business Combination.

(4)      Assumes that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Continuance and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, SOAC is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Existing DeepGreen Shareholders comprising a relative majority of the voting power of the combined company, DeepGreen’s operations prior to the acquisition comprising the only ongoing operations of TMC, and DeepGreen’s senior management comprising a majority of the senior management of TMC. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of DeepGreen with the Business Combination being treated as the equivalent of DeepGreen issuing shares for the net assets of SOAC, accompanied by a recapitalization. The net assets of SOAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Emerging Growth Company

SOAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SOAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SOAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SOAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

SOAC will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of SOAC’s initial public offering, (b) in which SOAC has total annual gross revenue of at least $1.07 billion or (c) in which SOAC is deemed to be a large accelerated filer, which means the market value of SOAC’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which SOAC has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, a shareholder should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Relating to DeepGreen’s Business and TMC Following the Business Combination

Some of the risks related to DeepGreen’s business and industry are summarized below. References in the summary below to “DeepGreen” generally refer to DeepGreen and its subsidiaries in the present tense, and TMC from and after the Business Combination.

•        DeepGreen’s key exploration activities are, and its development activities are expected to be, undertaken primarily by its subsidiaries NORI and TOML, which are sponsored by Nauru and Tonga, respectively, and which require the continued sponsorship of those countries for such subsidiaries’ business operations. If either country ceases such sponsorship, NORI or TOML would need to seek sponsorship elsewhere, which could impact the operations of DeepGreen as a group. Furthermore, changes in government regulation and political instability within these areas could impact DeepGreen’s mineral exploration and future prospects in the CCZ.

•        DeepGreen’s business relies on the ability of NORI and TOML, as applicable, to obtain approval for necessary permits, contracts and licenses to collect polymetallic nodules granted by the International Seabed Authority (“ISA”), among other regulators. The failure to obtain such approvals could disrupt or prohibit DeepGreen’s operations.

•        DeepGreen’s success will depend on its ability to attract skilled operators, maintenance technicians, engineers and other personnel required to operate its business. In the event that DeepGreen is unable to hire, train and retain the necessary number of skilled technicians, engineers and other personnel, there could be an adverse impact on its labor costs and its ability to reach anticipated production levels in a timely manner, which could have a material adverse effect on its results of operations. DeepGreen’s exploration, collecting, and processing activities are subject to laws, rules, regulations, environmental requirements, taxation and other policies that are subject to change and that may significantly impact DeepGreen’s business, financial condition, liquidity and viability of operations.

•        DeepGreen may be subject to potential risks and liabilities associated with pollution of the environment that could occur as a result of exploration, development, production and processing activities. Such liabilities may impact the performance of DeepGreen’s business or may require DeepGreen to suspend its operations.

•        Seafloor polymetallic nodules have never been commercially mined on a full scale. Mineral resource exploration is highly speculative and characterized by a number of significant risks including suitable equipment and favorable sea and climate conditions. DeepGreen cannot guarantee that minerals will be discovered in sufficient grade or quantities to be commercially viable.

•        Until mineral reserves and mineral resources are actually collected and processed, DeepGreen must rely upon estimated calculations for the mineral resources and grades of mineralization in contract areas and estimated equipment production rates and collection efficiency, which might prove to be materially inaccurate and thus have an adverse impact on projections for DeepGreen’s future revenues, cash flows, royalties, and development and operating expenditures.

•        Any polymetallic nodules that DeepGreen recovers will require specialized treatment and processing on high value equipment, which DeepGreen may not be able to develop or which may not provide the projected metal recovery rates at the estimated project capital and operating costs, which could impact projections for DeepGreen’s future revenues, cash flows, royalties, and development and operating expenditures.

•        DeepGreen’s collecting, development and processing operations involve many hazards and uncertainties which could result in damage to, or destruction of, production facilities, personal injury or death, environmental damage, delays in processing, increased production costs, asset write downs, monetary losses and legal liability, all of which could have an adverse effect on DeepGreen’s business.

•        DeepGreen has a limited operating history and cannot provide assurance of profitability in the future. DeepGreen’s actual operating costs on a commercial scale may differ significantly from those that have been anticipated.

•        DeepGreen relies on existing and future strategic relationships in order to successfully identify, collect and process polymetallic nodules. There can be no assurance that DeepGreen will be able to continue to maintain and develop such relationships.

•        The profitability of DeepGreen’s collecting operations will be significantly affected by changes to the market price, demand and taxation of battery metals and manganese as well as the cost of power, petroleum fuels, and oil.

•        DeepGreen may become subject to legal proceedings as well as pressure and lobbying from non-governmental organizations, particularly with respect to environmental concerns, which may cause significant disruption to DeepGreen’s business.

•        Offshore operations could be interrupted by non-governmental organizations or subject to piracy, which in the absence of strong enforcement by regulators, could negatively impact DeepGreen’s ability to operate.

•        DeepGreen has identified a material weakness in its internal control over financial reporting which, if not corrected, could affect the reliability of its consolidated financial statements and have other adverse consequences.

•        DeepGreen’s business is subject to a variety of risks, some of which may not be covered by existing or future insurance policies, which may reduce or eliminate any future profitability and a decline in the value of DeepGreen’s securities.

•        The COVID-19 pandemic has and could continue to materially impact aspects of DeepGreen’s business, including increasing the cost of operations and reducing employee productivity, limiting travel of personnel, adversely affecting the health and welfare of personnel, or preventing or delaying important third party service providers from performing normal and contracted activities crucial to the operation of DeepGreen’s business.

•        DeepGreen relies on third parties to conduct independent analyses with respect to its business, and any inaccuracies in such analyses could have a material adverse effect on its collecting and development objectives.

•        The materials that DeepGreen intends to collect and process are contemplated to be used in large part for batteries for hybrid and electric vehicles. Accordingly, the growth of DeepGreen’s business is highly dependent upon the demand for electric vehicles, which may not develop as expected.

•        DeepGreen’s continuing exploration is capital intensive and may depend on its ability to obtain necessary financing or cause the business to incur debt. There is no assurance that DeepGreen will be successful in obtaining the required financing for its operations or be able to satisfy any resulting debt obligations.

•        DeepGreen relies on the willingness of EV and battery metals consumers to acquire metals produced from deep-sea collection operations. Some market proponents have recently expressed opposition to acquiring deep-sea derived metals, and if this position gains broad traction in the marketplace for EV and Battery metals, it could have a material impact on its business and operations.

Risks Relating to the Business Combination and SOAC

•        SOAC’s shareholders will experience dilution due to the issuance to the seller of securities entitling it to a significant voting stake in TMC.

•        A significant portion of SOAC’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the TMC Common Shares to drop significantly, even if TMC’s business is doing well.

•        TMC’s ability to be successful following the Business Combination will depend upon the efforts of the TMC Board and DeepGreen’s key personnel, and the loss of such persons could negatively impact the operations and profitability of TMC’s business following the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SOAC

SOAC is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. SOAC’s condensed balance sheet data as of December 31, 2020 and 2019 and the statement of operations data for the period ended December 31, 2020 and for the period from December 18, 2019 (inception) through December 31, 2019 are derived from SOAC’s audited financial statements included elsewhere in this proxy statement/prospectus. SOAC’s financial data as of and for the three months ended March 31, 2021 and 2020 is derived from SOAC’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with SOAC’s consolidated financial statements and related notes and “SOAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. SOAC’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Three months ended March 31, 2021	Three months ended March 31, 2020	Year ended December 31, 2020 (restated)	Period from December 18, 2019 (inception) to December 31, 2019
Statement of Operations Data:
General and administrative expenses	$2,984,922	$58,999	$2,917,254	$9,039
General and administrative expenses – related party	30,000	—	80,000	—
Net income (loss)	$31,869,620	$(58,999)	$(2,928,008)	$(9,039)
Weighted average shares outstanding of shares subject to possible redemption, basic and diluted	22,762,132	—	28,635,735	—
Basic and diluted net income per share, shares subject to possible redemption	$0.00	$—	$0.00	$—
Weighted average ordinary shares outstanding, basic and diluted(1)	14,737,868	7,500,000	9,512,145	8,625,000
Basic and diluted net loss per share, Non-redeemable shares	$2.16	$(0.01)	$(0.31)	$(0.00)
	March 31, 2021	December 31, 2020 (restated)	December 31, 2019
Consolidated Balance Sheet Data (At Period End):
Working capital	$(3,386,806)	$(371,917)	$(87,699)
Total assets	$301,443,357	$301,578,220	$119,621
Total liabilities	$37,306,519	$69,311,002	$103,660
Class A ordinary shares (excluding 25,913,683 and 22,726,721 shares subject to possible redemption at 10.00 per share at March 31, 2021 and December 31, 2020, respectively)	$409	$727	$—
Class A ordinary shares (including 25,913,683 and 22,726,721 shares subject to possible redemption at 10.00 per share at March 31, 2021 and December 31, 2020, respectively)	$259,136,830	$227,267,210	$—
Class B ordinary shares	$750	$750	$863
Total shareholders’ equity (deficit)	$5,000,008	$5,000,008	$15,961
	Three months ended March 31, 2021 (unaudited)	Three months ended March 31, 2020	Year ended December 31, 2020 (restated)	Period from December 18, 2019 (inception) to December 31, 2019
Cash Flow Data:
Net cash used in operating activities	$(129,587)	$—	$(1,335,631)	$—
Net cash used in investing activities	—	—	(300,000,000)	—
Net cash provided by financing activities	—	—	302,634,932	—

SELECTED HISTORICAL FINANCIAL INFORMATION OF DEEPGREEN

The following table sets forth summary historical financial information of DeepGreen for the periods and as of the dates indicated. The summary historical financial information of DeepGreen as of and for the years ended December 31, 2020, and 2019 was derived from the audited historical financial statements of DeepGreen included elsewhere in this proxy statement/prospectus. The summary historical interim financial information of DeepGreen as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited consolidated financial statements of DeepGreen included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of DeepGreen’s management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

The following summary historical financial information should be read together with DeepGreen’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DeepGreen” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace DeepGreen’s financial statements and the related notes thereto. DeepGreen’s historical results are not necessarily indicative of the results that may be expected in the future.

	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
Statement of Operations Data:
Exploration expenses	$39,364,151	$12,181,916	$48,881,445	$38,830,228
General and administrative expenses	$17,955,010	$874,817	$7,722,922	$4,468,495
Other items	$239,058	$(76,396)	$27,012	$(226,352)
Net loss	$(57,558,219)	$(12,980,337)	$(56,631,379)	$(43,072,371)
Weighted average Common Shares outstanding, basic and diluted	166,149,715	141,193,613	154,224,664	131,308,417
Basic and diluted net loss per share	$(0.35)	$(0.09)	$(0.37)	$(0.33)
	As of March 31, 2021	As of December 31, 2020	As of December 31, 2019
Condensed Balance Sheet Data (At Period End):
Working capital	$17,665,750	$2,469,500	$14,220,506
Total assets	$69,706,871	$54,684,973	$18,323,461
Total liabilities	$44,075,169	$18,430,843	$10,135,849
Common shares	$183,137,353	$154,431,291	$79,824,445
Preferred shares	$550,000	$550,000	$550,000
Additional paid in capital	$63,576,426	$45,346,696	$35,255,520
Accumulated other comprehensive loss	$(1,215,660)	$(1,215,659)	$(1,215,534)
Total shareholders’ equity (deficit)	$(220,416,417)	$(162,858,198)	$(106,226,819)
	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
Cash Flow Data:
Net cash used in operating activities	$(10,060,037)	$(2,928,553)	$(26,531,576)	$(15,078,141)
Net cash used in investing activities	$(2,190,000)	$(250,000)	$(607,375)	$(2,123,475)
Net cash provided by financing activities	$27,377,272	$1,166,818	$21,292,653	$26,506,425

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 included in “Unaudited Pro Forma Combined Financial Information.” The following summary unaudited pro forma condensed combined financial information for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statement of operations of SOAC and the historical consolidated statement of operations of DeepGreen, giving effect to the Business Combination as if it had occurred on January 1, 2020. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of SOAC and DeepGreen, giving effect to the Business Combination as if it had occurred on March 31, 2021.

The summary unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of SOAC and DeepGreen, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SOAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of DeepGreen with the Business Combination being treated as the equivalent of DeepGreen issuing shares for the net assets of SOAC, accompanied by a recapitalization. The net assets of SOAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of DeepGreen.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of SOAC’s ordinary shares:

•        Assuming No Redemptions:    This presentation assumes that no SOAC shareholders exercise redemption rights with respect to their public shares; and

•        Assuming Maximum Redemptions:    This presentation assumes that all of SOAC’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 30,000,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $300.1 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250 million, consisting of SOAC trust account funds and PIPE Financing proceeds less SOAC’s unpaid expenses, to be delivered at the Closing of the Business Combination and the PIPE Financing.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	For the three months ended March 31, 2021		For the year ended December 31, 2020
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Loss for the year	$46,887,739	$46,887,738	$81,208,861	$81,208,861
Net loss – basic and diluted	0.16	0.17	0.27	0.30
Weighted-average shares outstanding – basic and diluted	300,348,305	270,348,305	300,348,305	270,348,305
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	As of March 31, 2021
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data
Total assets	$629,751,269	$329,677,625
Total liabilities	$39,842,466	$39,842,466
Total deficit	$(228,597,647)	$(228,597,647)

COMPARATIVE PER SHARE DATA

The following table sets forth:

•        historical per share information of SOAC for the three months ended March 31, 2021 and for the year ended December 31, 2020;

•        historical per share information of DeepGreen for the three months ended March 31, 2021 and for the year ended December 31, 2020; and

•        unaudited pro forma per share information of the combined company for the three months ended March 31, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no SOAC shareholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all of SOAC’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 30,000,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $300.1 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of SOAC trust account funds and PIPE Financing proceeds less SOAC’s unpaid expenses, to be delivered at the Closing of the Business Combination and the PIPE Financing.

The following table is also based on the assumption that 33,030,000 TMC Common Shares are issued to the PIPE Investors upon the consummation of the PIPE Financing. If the actual facts are different than these assumptions, the below numbers will be different. These numbers also do not take into account the Allseas Warrant exercisable for TMC Common Shares upon the consummation of the Business Combination and public and private warrants to purchase TMC Common Shares that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of DeepGreen,” “Selected Historical Financial Information of SOAC,” “DeepGreen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SOAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of DeepGreen and SOAC contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of TMC would have been had the Business Combination been completed or to project TMC results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of TMC would have been had the Business Combination been completed nor the book value per share for any future date or period.

In connection with the closing of the Business Combination, a total of 136.2 million TMC Special Shares are expected to be outstanding and will be convertible into TMC Common Shares if certain TMC Common Share price thresholds are exceeded following the closing of the Business Combination. Because these underlying TMC Common Shares are contingently issuable based upon the price of the TMC Common Shares reaching specified thresholds that are not currently met, these contingent shares have been excluded from basic loss per share. The TMC Special Shares should be considered for diluted loss per share, however, these securities would be anti-dilutive given the historical pro forma net loss and have therefore, been excluded from diluted pro forma loss per share.

As part of the normal course of business, DeepGreen issued a warrant to Allseas that shall be exercisable into a variable number of TMC Common Shares, contingent upon the successful completion of the PMTS (as defined below). The amount of TMC Common Shares to be issued upon exercise of the Allseas Warrant will vary depending on the date of successful completion of the PMTS. The Allseas Warrant has an exercise price of $0.01 per Common Share and is not considered dilutive until the successful completion of the PMTS.

As a result, pro forma diluted loss per share is the same as pro forma basic loss per share for the periods presented.

					Combined Pro Forma		DeepGreen Metals Pro forma per share data
	SOAC (Historical)		DeepGreen Metals (Historical)		Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the three months ended March 31, 2021 (Unaudited)
Book value per share(1)(2)		$(2.85)		$0.15	$1.96	$1.07	$2.29	$1.25
Weighted average common shares outstanding – basic and diluted		$12,591,295		$166,149,715	N/A	N/A	230,559,305	230,559,305
Weighted average shares of TMC Class A common stock outstanding – basic and diluted		N/A		N/A	300,348,305	270,348,305	N/A	N/A
Net (income) loss per share – common shares – basic and diluted		$(2.53)		$0.35	N/A	N/A	$0.18	$0.20
Net loss per share, TMC Class A – basic and diluted		N/A		N/A	$0.16	$0.17	N/A	N/A
As of and for the year ended December 31, 2020
Book value per share(1)		$0.48		$0.24	$1.88	$0.98	$2.19	$1.14
Weighted average common shares outstanding – basic and diluted		10,464,651		154,224,664	N/A	N/A	230,559,305	230,559,305
Weighted average shares of TMC Class A common stock outstanding – basic and diluted		N/A		N/A	300,348,305	270,348,305	N/A	N/A
Net loss per share – common shares – basic and diluted		$3.50		$0.37	N/A	N/A	$0.32	$0.35
Net loss per share, TMC Class A – basic and diluted	$	N/A	$	N/A	$0.27	$0.30	N/A	N/A

____________

(1)      Book value per share is calculated as Total Equity divided by pro forma outstanding shares

(2)      The equivalent pro forma basic and diluted per share data for DeepGreen is calculated by multiplying the combined pro forma per share data by the exchange ratio of approximately 1.16. The weighted average shares outstanding includes DeepGreen Common Shares and DeepGreen Preferred Shares, which will convert to TMC Common Shares and stock options of DeepGreen, which will be exchanged for TMC stock options at the same ratio.

RISK FACTORS

SOAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks related to DeepGreen’s Business and to TMC Following the Business Combination

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes. Unless the context otherwise requires, all references in these Risk Factors to the “Company,” “we,” “us” or “our” refer to the business of DeepGreen and its subsidiaries prior to the consummation of the Business Combination, which will be the business of TMC following the consummation of the Business Combination. Accordingly, the risks described below relating to DeepGreen could also materially and adversely affect the combined company after the consummation of the Business Combination.

Risks related to Laws, Rules, Regulations and Policies

Our business is subject to numerous regulatory uncertainties which, if not resolved in our favor, would have a material adverse impact on our business.

To date, no collection (also referred to as “mining,” “exploitation” or “harvesting”) of nodules has occurred in the area of the high seas beyond national jurisdiction (the “Area”), which includes the CCZ. Moreover, despite the release by the International Seabed Authority (the “ISA”) of the Draft Regulations on Exploitation of Mineral Resources (the “Draft Regulations”), finalization of such regulations remains subject to approval and adoption by the ISA. The ISA indicated an intention to finalize the Draft Regulations by July 2020, but the July session was deferred as a result of the COVID-19 pandemic. We expect that the final regulations (“Final Regulations”) could be approved within the next two years, but there can be no assurance that such regulations will be approved then, or at all, which would have a material adverse effect on the ability of our subsidiaries to undertake collecting as currently contemplated. The Draft Regulations and several supporting standards and guidelines are at an advanced stage, but there remains uncertainty regarding the final form that these will take, as well as the impact that such regulations, standards and guidelines will have on our ability to meet our objectives.

The collection of polymetallic nodules within the CCZ, where our exploration areas are located, will require approval of an Exploitation Contract (which will authorize collection activities), and which will also include approvals with respect to a required environmental and social impact assessment (“ESIA”) and the resulting proposed Environmental Management and Monitoring Plan. In order to collect the mineral resources and commercialize our projects, our wholly-owned subsidiaries Nauru Ocean Resources Inc. (“NORI”) and Tonga Offshore Mining Limited (“TOML”) will each need to obtain an Exploitation Contract, as will our partner Marawa Research and Exploration Limited (“Marawa”), in addition to related permits that may be required by our commercial partners. There can be no assurance that all necessary permits, contracts and licenses will be obtained that may be required to carry out exploration, development, collecting and processing operations. There is a risk that an Exploitation Contract may not be granted by the ISA, or may not be granted on a timely basis, or may be granted on uneconomic terms.

Similarly, with respect to Sponsor State regulation, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner that would limit or curtail production or development by our subsidiaries. Amendments to current laws and regulations governing the operations and activities of deep sea mineral resources companies, or changes in interpretation thereto, or the unwillingness of countries throughout the world to enforce such laws and regulations, could have a material adverse impact on our business, and could cause increases in exploration expenses, capital expenditures, production costs, or put the security of our equipment at risk to social advocacy or piracy. Such amendments could also cause reductions in our future production, or the delay or abandonment in the development of our polymetallic mineral resource properties. There can be no certainty that actions by governmental and regulatory authorities, including changes in regulation, taxation and other fiscal regimes, will not adversely impact our projects or our business. Further, DeepGreen’s operations depend on the continuation of the sponsorship arrangements between our subsidiaries TOML and NORI and each of their host sponsoring nations, the Kingdom of Tonga and the Republic of Nauru, respectively. Each subsidiary has been registered and incorporated within such host nation and each nation has maintained effective supervision, regulation, and sponsorship over the conduct of such subsidiary. While DeepGreen has beneficial ownership over such subsidiaries, we operate under the regulation and sponsorship of the Republic of Nauru and the Kingdom of Tonga. If such arrangement is challenged, or sponsorship is terminated, DeepGreen may have to restructure the ownership or operations of such subsidiary to ensure continued state sponsorship. Failure to maintain sponsorship, or secure new state sponsorship, will have a material impact on such subsidiary and on our overall business and operations.

While the rates of payments are yet to be set by the ISA, the 1994 Agreement relating to the Implementation of Part XI of the United Nations Convention on the Law of the Sea of 10 December 1982 (the “1994 Implementation Agreement”) prescribes a relevant framework that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.” The ISA has held workshops with stakeholders to discuss and seek comments on the potential financial regime for the collecting of polymetallic nodules in the Area. There can be no assurance that the ISA will put in place Final Regulations in a timely manner or at all. Such regulations may also impose burdensome obligations or restrictions on us, and/or may contain terms that do not enable us to develop our projects.

Our resource activities are subject to changes in government regulation and political instability.

Parties carrying out exploration and collection operations in the Area must be sponsored by a State that is a member of the ISA. The sponsoring States of our subsidiaries NORI and TOML are Nauru and Tonga, respectively. If either country ceases such sponsorship, NORI or TOML would need to seek sponsorship elsewhere, which could impact the operations of DeepGreen (or TMC following the consummation of the Business Combination) as a group.

In addition, our subsidiary, DeepGreen Engineering Pte Ltd. (“DGE”), has an exclusive contract with Marawa, which is sponsored by the Republic of Kiribati that permits DGE to conduct activities in connection with the exploration contract held by Marawa with the ISA. There is a risk that a State sponsoring activities in a project area ceases to be a sponsor, or is not permitted to be a sponsor, or our subsidiary ceases to remain as a sponsored contractor by such State; and if an agreement cannot be reached with a substitute sponsoring State, or if we are unable to transfer our sponsorship to another State, such subsidiary could be forced to cease activities in the Area.

Additionally, there is little jurisprudence or interpretative guidance regarding the application of the sponsorship regulations that are applicable to our business. For example, with respect to the question over the regulation of which State can impact the activities of any contractor (such as NORI or TOML), we have taken the view that incorporation, registration and the grant of nationality are critical factors, amongst others, notwithstanding the beneficial ownership of a subsidiary by its parent (“beneficial ownership”). While this position has not been challenged by our sponsoring States or the ISA, certain organizations that oppose the deep sea polymetallic exploration and collecting industry have advocated for the use of a beneficial ownership test for state sponsorship, and there are no guarantees that our interpretation will be universally accepted in the future.

The mineral exploration activities of our subsidiaries and their future project development prospects could be affected in varying degrees by political instability and changes in government regulation relating to foreign investment and the deep sea polymetallic collecting business, including expropriation. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, piracy, fluctuations in currency rates, and high inflation. In addition, from time to time, governments may nationalize private businesses, including companies such as ours. There can be no assurance that the governments of countries where we or our affiliates or third-party contractors operate or the governments with which our subsidiaries work in the Area will not nationalize companies such as ours and our assets in the future, or impose burdensome obligations or restrictions. There can also be no assurance that the ISA will not impose burdensome obligations or restrictions on our business or our projects (or those of our affiliates and third-party contractors), or that they will not implement policies or regulations that would prevent us from accomplishing our objectives.

Changes to any of the laws, rules, regulations or policies to which we are subject could have a significant impact on our business.

Changes to any of the laws, rules, regulations, taxation or other policies to which we are subject could have a significant impact on our business. There can be no assurance that we will be able to comply with any future laws, rules, regulations and policies. Failure to comply with applicable laws, rules, regulations, and policies may subject us to civil or regulatory proceedings, including fines or injunctions, which may have a material adverse effect on our business, financial condition, liquidity, and results of operations. In addition, compliance with any future laws, rules, regulations, and policies could negatively impact our profitability, and could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Furthermore, the Company may seek to expand its production capabilities in the future, which would require additional regulatory approvals that may not be provided in a timely manner or at all. Furthermore, such additional approvals could require changes to environmental offset areas and related environmental protections which, if overly burdensome, could impact our operations.

Our exploration, collecting, and processing activities are subject to extensive and costly environmental requirements, and current and future laws, regulations, and permits may impose significant costs, liabilities, or obligations, or could limit or prevent our ability to continue our operations as currently contemplated or to undertake new operations.

All phases of exploring for and collecting and processing polymetallic nodules will be subject to environmental regulation in various jurisdictions and under national as well as international laws and conventions. No seafloor polymetallic nodule deposit has been harvested on a commercial scale, and it is not clear what environmental parameters may need to be measured to satisfy regulatory authorities that an Exploitation Contract should be granted. A full ESIA for deep sea collecting operations has yet to be completed and approved by the ISA, and the full impact of any polymetallic nodule collecting operation on the environment has yet to be determined. Further, the required standards for an ESIA are currently unclear and have not been finalized by the ISA, which could require changes to any submissions made by our subsidiaries in connection with an Exploitation Contract application. Environmental legislation is evolving in a manner which is likely to require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Additionally, while we intend to produce seafloor polymetallic nodules in a way that mitigates and reduces potential damage to the seafloor and marine environmental conditions, we do not know whether the ISA or any other regulatory body will seek to impose impracticable restoration or rehabilitation obligations on our collecting process. Any such obligations, to the extent they are overly burdensome, could result in material changes to our business as currently contemplated.

Although the environmental impact review process has not yet been finalized, all contractors have been made aware of the requirement to complete baseline studies and an ESIA, culminating in an Environmental Impact Statement (“EIS”), prior to collecting. The EIS would be accompanied by an Environmental Management and Monitoring Plan (“EMMP”), which will be required as part of the application for an Exploitation Contract within the Contract Area. The EMMP is expected to specify the objectives and purpose of all monitoring requirements, the components to be monitored, frequency of monitoring, methods of monitoring, analysis required in each monitoring component, monitoring data management and reporting. The EMMP will also be submitted to the ISA for approval as part of the Exploitation Contract application. There are no guarantees that the ISA will evaluate any exploration contract application by our subsidiaries in a timely manner, and even if the ISA does timely evaluate such applications(s), such subsidiary may be required to submit a supplementary EIS before being approved. This may result in delays that could impact our projected timeframe. Furthermore, in the event that the ISA timely evaluates and approves an application, any aspect of such application and approval theoretically could be subject to legal challenges which could result in further delays that could detrimentally impact our business. For example, certain conservation groups have sought to impose a ten-year moratorium on deep-sea polymetallic nodule collection. While this agenda does not appear to have directly impacted the current proposed Final Regulations and implementation of the policies of the ISA, any such moratorium would have a material adverse effect on our business.

The environmental permitting process is expected to involve a series of checks and balances with reviews being conducted by the ISA, including technical evaluations by the ISA secretariat and a constituent body of the ISA known as the Legal and Technical Commission (the “LTC”). The recommendations of the LTC will then go before the ISA Council (a core policy-making body of the ISA), which will then review and, if it deems appropriate, approve the contractor’s application. It would require a two-thirds majority of the Council to reject a development proposal that is recommended to it by the LTC. There are no assurances that the work our subsidiaries have done to date or their contemplated future operations will satisfy the final environmental rules and regulations adopted by the ISA, and any future changes could delay the timing of such submissions to the ISA or our subsidiaries operations more generally, which could have a material adverse effect on our business. Sponsoring State approvals and permits are currently and may in future be required in connection with our operations. To the extent such approvals are required and not obtained, our subsidiaries may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in collection operations may be required to compensate those suffering loss or damage by reason of the collection activities and may have civil or criminal fines or penalties imposed for violations of applicable laws and regulations.

We may become subject to environmental liabilities as a result of noncompliance or newly imposed regulations.

All of the exploration and development operations of our subsidiaries will be subject to environmental permitting and regulations, which can make operations expensive or prohibit them altogether. We may also be subject to potential risks and liabilities associated with pollution of the environment that could occur as a result of our subsidiaries’ exploration, development, production and processing activities.

To the extent that a subsidiary becomes subject to environmental liabilities, the payment of such liabilities, or the costs incurred to remedy environmental pollution, would reduce funds otherwise available to us, which could have a material adverse effect on our business. If we or our subsidiaries are unable to fully remedy an environmental problem, they might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure could be material to our business.

All of our exploration, development, production and processing activities will be subject to regulation under certain environmental laws and regulations. Our subsidiaries may be required to obtain permits for their activities. They may be required to update and review permits from time to time, and may also be subject to environmental impact analyses and public review processes prior to the approval of any future activities. It is possible that future changes in applicable laws, regulations and permits, or changes in their enforcement or regulatory interpretation by local governments, sponsor States, and other regulatory bodies, could have a significant impact on our business.

There is significant uncertainty regarding the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems.

Potential future commercial-scale nodule collection operations in the CCZ are certain to disturb wildlife in the operating area. The nature and severity of these impacts on CCZ wildlife are expected to vary by species and are currently subject to significant uncertainty. DeepGreen’s studies cataloguing wildlife and ecosystem function, piloting the nodule collection system and assessing impacts arising from the use of this system are all currently in progress. Given the significant volume of deep water and the difficulty of sampling or retrieving biological specimens in the Area, a complete biological inventory might never be established. Accordingly, impacts on CCZ biodiversity may never be, completely and definitively known. For the same reasons, it may also not be possible to definitively say whether the impact of nodule collection on global biodiversity will be less significant than those estimated for land-based mining for a similar amount of produced metal.

It is also currently not definitively known how the risk of biodiversity loss in the CCZ could be eliminated or reduced through mitigation strategies or how long it will take for disturbed seabed areas to recover naturally. Prior research indicates that the density, diversity and function of fauna representing most of resident biomass (including mobile, pelagic and microbial life) are expected to recover naturally over years to decades. However, a high level of uncertainty exists around recovery of fauna that requires the hard substrate of nodules for critical life function. The extent to which planned measures, such as leaving behind 15% of nodule cover (by mass) and setting aside no-take zones, would aid recruitment and recovery of nodule-dependent species in impacted areas will depend on factors like habitat connectivity, which is an area that is still under study.

Risks related to Exploration, Collecting, Processing, and Commercialization

DeepGreen’s business is subject to significant risks, and we may never develop minerals in sufficient grade or quantities to justify commercial operations.

Mineral resource exploration, development, and operations are highly speculative and are characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral resources, and from finding mineral resources which, though present, are insufficient in quantity and quality to return a profit from production. Once mineralization is discovered, it may take a number of years from the initial exploration phases before production is possible, during which time the potential feasibility of the project may change adversely. Substantial expenditures are required to establish mineral resources and reserves, to determine processes to collect and transport the minerals and, if required, to construct processing facilities.

No deep sea polymetallic properties in the Area that have been identified have as of today been developed into production. Exploration risk exists in the discovery, location, recovery and definition of seafloor polymetallic nodule deposits. Many companies fail to ever locate an economic deposit, and given that no seafloor polymetallic nodule deposit has ever been commercially developed, such risks may have a material impact on our ability to accomplish our objectives. Operations may be affected by the availability of suitable vessels and equipment, prevailing sea conditions, changes in meteorological conditions and climate change, currents close to the seafloor and throughout the water column, recovery of materials sampled, lack of experience in delineating deposits, or unsuitability of equipment for recovering such material in prevailing conditions. Substantial expenditures are required to establish mineral reserves, to develop metallurgical processes, and to construct collection and transportation vessels, and we will be required to rely upon the expertise of consultants and others for exploration, development, construction and operational knowhow, and such consultants and third parties may not always be available to support our operations. If we are not able to obtain such expertise or identify alternative sources of expertise, our operations and financial results will be negatively impacted.

While we believe that seafloor polymetallic nodules in the contract areas of our subsidiaries account for some of the world’s largest aggregated estimated deposits of battery metals, no assurance can be given that minerals will be discovered in sufficient grade or quantities to justify commercial operations. Whether an exploration property will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly cyclical; availability of and effectiveness of technology to recover, trans-ship, transport and process nodules; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, and environmental protection; availability of required personnel, third party partners and contractors, any required financing and commercial demand in the marketplace for such metals. The precise impact of these factors cannot accurately be predicted, but the combination of these factors may result in the inability of our subsidiaries to operate or generate an adequate return on invested capital.

While we and our subsidiaries will evaluate the political and economic factors in determining an exploration strategy, there can be no assurance that significant restrictions will not be placed on intended development areas. Such restrictions may have a material adverse effect on our business and results of operation.

No seafloor polymetallic nodule deposit has ever been commercially developed, and our collection and development plans and processes may not be sufficient to accomplish our objectives.

Seafloor polymetallic nodules have never been commercially mined, and there is a risk that our collection and recovery methods and the equipment that we intend to utilize during this process may not be adequate for the economic development of seafloor polymetallic nodule deposits. The equipment and technology that we intend to utilize has not been fully proven in such sub-sea conditions and for this specific material and application, and failure to adapt existing equipment or to develop suitable equipment or recovery and development techniques for the prevailing material and seafloor conditions would have a material adverse effect on the business of our subsidiaries, and the results of their operations and financial condition. We have partnered with Allseas, a leading global offshore contractor, to undertake a pre-production pilot collector test in which a collector vehicle, a riser and lift system and other systems will be tested. Although we expect the pilot collector test to be successful, there can be no assurance that it will be, or that their technology will eventually be adequate for full scale commercial production, or that our intention to partner with Allseas in the initial production activities in one or more of our contract areas will be agreed with Allseas, hence we may be delayed in obtaining offshore collection equipment in the event we do not reach agreement with Allseas and have to develop such equipment on our own or through new third party contractual relationships.

Mineral resource calculations from the contract areas of NORI and TOML are only estimates.

Calculations of mineral resources from the contract areas of NORI and TOML described in this proxy statement/prospectus and reported in Technical Reports prepared by AMC are only estimates and depend on geological interpretation and statistical inferences or assumptions drawn from recovery and sampling analysis, which might prove to be materially inaccurate. While these reports have been provided by experts, there is a degree of uncertainty attributable to the calculation of mineral resources. Mineral Reserves have not been defined and will require completion of further studies. Until mineral resources are actually collected and processed, the quantity of metal and nodule abundance must be considered as estimates only and no assurance can be given that the indicated levels of metals will be produced. In making determinations about whether to advance any of our projects to further development, we must rely upon calculated estimates for the mineral resources and grades of mineralization in our contract areas and estimated equipment production rates and collection efficiency.

The estimation of mineral reserves and mineral resources is a subjective process that is partially dependent upon the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, experience, statistical analysis of data and industry practices. Valid estimates made at a given time may significantly change when new information becomes available.

Estimated mineral reserves and mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral reserves and mineral resources estimates. The extent to which mineral resources may ultimately be reclassified as mineral reserves is dependent upon the demonstration of their profitable recovery. Any material changes in volume and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. We cannot provide assurance that polymetallic nodules can be collected or processed profitably.

The mineral resource estimates in this proxy statement/prospectus have been determined and valued based on assumed future metal prices, cut-off grades, production rates and operating costs that may prove to be inaccurate. Extended declines in the market price for nickel, manganese, copper and cobalt may render portions of our mineralization uneconomic and result in reduced reported volume and grades, which in turn could have a material adverse effect on our financial performance, financial position and results of operations.

In addition, inferred mineral resources have a great amount of uncertainty as to their existence and their economic and legal feasibility. You should not assume that any part of an inferred mineral resource will be upgraded to a higher category or that any of the mineral resources will be reclassified as mineral reserves.

The grade and quality of the polymetallic nodule deposits that we intend to develop are estimates, and there are no guarantees that such deposits will be suitable for collecting or commercialization.

The grades of the seafloor polymetallic nodule deposits that we intend to develop and commercialize are estimates that may prove to be inaccurate. While limited samples have been collected and analyzed, there are no guarantees that our projections of quality will hold true with respect to the polymetallic nodule deposits that we are able to collect from the seafloor. Actual grades may vary from our estimates, which could have a material adverse impact on our projections for future revenues, cash flows, royalties, and development and operating expenditures.

In addition, the precise form of mineral occurrence, grade, and tonnage, which is projected based on the mapping and analysis of samples, are not yet known. There is a risk that the sampling and imaging that has been completed to date, and that which will need to be completed in the future, has not and/or will not allow us to accurately quantify the tonnage and grade of identified polymetallic nodule deposits. Moreover, the projections or classifications based on such sampling could result in inaccurate environmental, geological or metallurgical assumptions (including with respect to the size, grade and/or recoverability of minerals) or incorrect assumptions concerning economic recoverability.

Uncertainty in our estimates of polymetallic nodule deposits could result in lower than expected revenues and higher costs.

We base our estimates of polymetallic nodule deposits on engineering, economic, and geological data assembled and analyzed by outside firms, which are reviewed by third party expert consultants including engineers and geologists. Such estimates, however, are necessarily imprecise and depend to some extent on professional interpretation, including statistical inferences drawn from available data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of the polymetallic nodules that we intend to collect and the costs associated therewith, including many factors beyond our control. Estimates of economically recoverable minerals necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results, such as:

•        environmental, geological, geotechnical, collecting and processing conditions that may not be fully identified by available data or that may differ from experience;

•        changes to the strategic approach to collecting and processing, which will depend in large part on market demand, corporate strategy and other prevailing economic and financial conditions;

•        assumptions concerning future prices of products (including, most notably, battery metals) foreign exchange rates, production rates, process recovery rates, transportation costs, operating costs, capital costs and reclamation costs; and

•        assumptions concerning future effects of regulation, including the issuance of required permits and taxes by governmental agencies and foreign government policies relating to our collecting of the mineral resources from our contract areas.

Uncertainty in estimates related to the availability of polymetallic nodules could result in lower than expected revenues and higher than expected costs or a shortened estimated life for our projects. Fluctuations in factors out of our control such as changes in future product pricing, foreign government policies and foreign exchange rates can have a significant impact on the estimates of mineral resources and reserves and can result in significant changes in the quantum of our resources and/or reserves period-to-period.

Our exploration and polymetallic nodule collecting activities may be affected by natural hazards, which could have a material adverse effect on our business.

Deep sea mineral exploration and collection activities are inherently difficult and dangerous and may be delayed or suspended by severe weather events and climate change, sea conditions or other natural hazards, including storms, hurricanes and unpredictable weather patterns. In addition, even though sea conditions in a particular location may be somewhat predictable, the possibility exists that unexpected conditions may occur that adversely affect our operations. Seafloor mineral collection activities may be subject to interruptions resulting from weather and related marine conditions that adversely affect our collection operations or the ports of delivery and any such delays could have a material adverse effect on our business.

The polymetallic nodules that we may recover will require specialized treatment and processing, and there is no certainty that such processes will result in a recovery of metals that is consistent with our expectations, or that we will be able to develop or otherwise access processing plants that are suitable for our purposes.

The polymetallic nodules that our subsidiaries may recover will comprise a mixture of base metals in varying proportions, which will likely necessitate specialized treatment by mineral processing plants or smelters. To date, no polymetallic nodule deposits have been collected and treated for recovery of metal products on a commercial scale, and there is a risk that such treatment may not be economically viable and/or that the nodules being treated will contain elements or compounds that would render them unsuitable for treatment.

To date, no commercial-scale plants have been built to process polymetallic nodules. While Hatch Ltd. (“Hatch”), a global engineering, project management, and professional services firm, has helped us to develop a processing flowsheet with zero solid waste and is working with us in the development of a pilot plant processing program, the actual percentage recovery of metals may vary significantly from that forecast, and we are in the process of conducting a pilot scale metallurgical test-work program to determine our ability to expand such program into a full operational system.

Should our nodule collection plans become successful, we intend to develop land-based processing plants or partner with existing land-based processing partners. Furthermore, our future needs with respect to such processing plants have yet to be fully determined, and as such, the capital costs, performance, reliability, and maintenance of such plants is currently uncertain. While we believe that we have identified specific sites for the potential construction of such plants (based on factors such as proximity to deep-water ports, cost and source of electric power and natural gas, and proximity to customers), there is a risk that we will be unable to secure one or more of these sites on suitable terms. In the event that we are unable to secure one or more of the sites we have identified, or if construction delays impact our ability to develop one or more of such sites, our ability to process polymetallic nodules would be detrimentally impacted. Additionally, there can be no guarantees that such plants can be developed, or if developed, that such plants will perform in an economically viable manner or provide the projected metal recovery rates at the estimated project capital and operating costs, which could impact projections for DeepGreen’s future revenues, cash flows, royalties, and development and operating expenditures.

We have identified potential tolling facilities to process nodules to Cu-Ni-Co alloy and Mn silicate, and developed a marketing strategy to place these products into existing smelting and refining facilities. There is no guarantee that these facilities will be available at the required times or that we would be able to secure them at commercially attractive rates. Additionally, even if we are able to secure appropriate processing facilities (either through ground-up construction or tolling arrangements), there is no guarantee that we will be able to provide them with the required nodule feedstocks at the required times. Accordingly, the timing in which we expand our operations may vary depending on geological, operational and financial developments, in addition to regulatory approvals from the ISA, among other factors, and these may impact our revenue and financial performance.

Nodule Collection, development and processing operations pose inherent risks and costs that may negatively impact our business.

Collection, development and processing operations involve many hazards and uncertainties, including, among others:

•        metallurgical or other processing problems;

•        technical and operational challenges in the collection and expansion of maritime collection activities;

•        difficulties in transferring nodules to transport vessels and delivering nodules to port;

•        industrial accidents;

•        unusual and unexpected water conditions;

•        unexpected seafloor conditions

•        unexpected environmental conditions, including contamination or leakage;

•        periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•        fires;

•        piracy and disruptive action by non-governmental actors opposed to deep sea collection;

•        organized labor disputes or work slow-downs;

•        mechanical equipment failure and facility performance problems;

•        the availability of financing, market demand, critical technology and equipment, and skilled labor; and

•        the inability of suppliers to provide key process inputs like electricity, gas, coal and processing reagents on a timely basis at the prices that have been forecast.

These occurrences could result in damage to, or destruction of, production facilities, personal injury or death, environmental damage, delays in processing, increased production costs, asset write downs, monetary losses and legal liability, any of which could have an adverse effect on our results of operations and financial condition and adversely affect our projected development and production estimates. In addition, our operations could be interrupted by or negatively influenced by non-governmental actors which could negatively impact DeepGreen or its subsidiaries’ ability to operate in the CCZ and international markets, obtain capital, collect, transport, process or sell metals, or otherwise conduct business.

DeepGreen relies on the willingness of EV and Battery metals consumers to acquire metals produced from deep sea collection operations. Some market proponents have recently expressed opposition to acquiring deep see derived metals, and if this position gains broad traction in the marketplace for EV and Battery metals, it could have a material impact on our business and operations.

Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could decrease our competitiveness or impair our ability to supply polymetallic nodules, processed minerals or products to our customers, which could adversely affect our results of operations.

Once our subsidiaries have been able to successfully develop their properties, they will be required to transport minerals to facilities for processing. Furthermore, once they have reached a point of commercialization, we will need to transport our products to our future customers, wherever they may be located. Finding affordable and dependable transportation is important because it allows us to supply customers around the world. Labor disputes, embargos, government restrictions, work stoppages, pandemics, derailments, damage or loss events, adverse weather conditions, vessel groundings inhibiting access to key navigation routes, other environmental events, changes to rail or ocean freight systems or other events and activities beyond our control could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.

Much of the equipment that we will need to accomplish our objectives has not been manufactured and/or tested.

Our subsidiaries will need to rely on high value equipment for collection and transport of materials. Much of this equipment, particularly as it pertains to sub-sea engineering and recovery systems, has yet to have completion of engineering, and has not been constructed and fully tested, and may not be suitable or may prove unreliable, and may not be delivered to us on a timely basis, thereby delaying our contemplated timetable. Moreover, our future needs with respect to sub-sea engineering and recovery systems have yet to be fully determined, and as such, the capital costs, performance, reliability, and maintenance associated with the necessary equipment is currently unknown. There can be no guarantees that the necessary sub-sea engineering and recovery systems can be developed, or if developed, that such systems will be deployable in an economically viable manner. Any equipment downtime or delayed mobilization of equipment may impact operations. Additionally, as we launch exploration, collection, and development initiatives, our subsidiaries may need to compete for the availability of suitable vessels and equipment, even though we have a close commercial relationship with our partners, Allseas and Maersk, there is a risk that certain vessels and equipment will be under long-term charter and will thus not be available to them when needed, if at all.

Risks related to DeepGreen’s Operations and Industry

Actual capital costs, financing strategies, operating costs, production and economic returns may differ significantly from those we have anticipated and there can be no assurance that any future development activities will result in profitable collecting operations.

The actual operating costs of our subsidiaries to collect polymetallic nodules and transport and process such nodules on a commercial scale will depend upon changes in the availability of financing or partners who undertake capital developments in partnership with us, and prices of labor, equipment and infrastructure, shipping costs, variances in ore recovery from those currently assumed, operational risks, changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, our capital and operating costs may be significantly higher than those set forth in the NORI and TOML Technical Report Summaries prepared by AMC Consultants Ltd. (“AMC”) and filed with the registration statement of which this proxy statement/prospectus forms a part (the “NORI Technical Report” and the “TOML Technical Report”). As a result of higher capital and operating costs, our financing ability may be impacted, and this may be further affected by lower commodity prices in the international markets that could impact production or economic returns which may differ significantly from those set forth in the NORI and TOML Technical Reports and there can be no assurance that any of our development activities will result in profitable operations.

We have a limited operating history, and there can be no assurance that we will be able to commercially develop our properties or achieve profitability in the future.

We have a limited operating history, and we expect that our losses will continue until we achieve profitable commercial production. NORI currently intends to explore and collect mineral resources in the NORI areas identified in the Exploration Contract executed by NORI with the ISA (the “NORI Areas”), and we hope to expand such operations if viable in certain other parts of the CCZ, including by TOML in the TOML areas identified in the Exploration Contract executed between TOML and the ISA (the “TOML Areas”) and DGE in the Marawa areas identified in the Exploration Contract executed by Marawa with the ISA (the “Marawa Areas”). Although NORI expects to achieve early stage commercial production for NORI-D on or around 2024, there can be no assurance that it will be able to commercially develop these properties or that it will be able to generate profits in the future.

Our operating expenses and capital expenditures will increase in the future as consultants and new employees are engaged, equipment associated with advancing exploration is leased or purchased, and properties are developed. There can be no assurance that we will generate any revenues or achieve profitability, or that the assumed levels of expense associated with our exploration, development, and commercialization processes will prove to be accurate.

Our business is contingent on our ability to successfully identify, collect and process polymetallic nodules, and in doing so, we will need to rely on certain existing and future strategic relationships, some of which we may be unable to maintain and/or develop.

In conducting our business, we will rely on continuing existing strategic relationships as well as new relationships in a variety of disciplines, including the offshore equipment and services industries (such as our partnerships with Maersk and Allseas), the onshore mineral processing industry, and others involved in the mineral exploration industry. We will also need to continue to develop new relationships with third party contractors, as well as with certain regulatory and governmental departments.

For example, we have been working with Hatch, a global engineering, project management, and professional services firm, to develop onshore processing technology for the production of readily saleable copper and manganese products, as well as products such as high grade nickel and cobalt sulphates for the electric vehicle battery markets. In connection therewith, Hatch has developed a zero solid waste flowsheet. We are also party to certain agreements with Maersk and Maersk UK, pursuant to which Maersk and Maersk UK agreed to supply us with vessels and offshore services with respect to vessel operations and supplier management in order to support environmental studies within the NORI, TOML and Marawa Areas, though these arrangements are scheduled to terminate in 2022 unless extended by mutual agreement. Additionally, we are party to certain agreements with Allseas, pursuant to which, among other things, Allseas has agreed to design, engineer and construct an integrated off-shore collection system to collect nodules from NORI Areas, and to assist with shipping efforts thereafter. Allseas is contractually required to develop a test system to demonstrate this capability, but it is not certain that Allseas will convert, or will be able to convert such system into a full-scale commercial operation or that we will reach contractual terms with Allseas for such commercial arrangements.

There can be no assurance that we will be able to continue to maintain and develop our existing relationships, or that we will be able to form the new relationships that are required in order for our business to be successful. Additionally, one of our material agreements with a strategic partner includes performance-based metrics that will adjust depending on the success of our business and the trading activity in our shares. DeepGreen issued the Allseas Warrant to Allseas, which shall vest upon certain milestones into such number of shares that is based on the formula described therein, and which will be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination in accordance with its terms. As of June 1, 2022, the value of the Allseas Warrant will be determined by multiplying the total number of TMC Common Shares underlying the warrant by the price per TMC Common Share (“Warrant Credit Value”). In the event that the Warrant Credit Value is greater than $150,000,000, then on the vesting date of the Allseas Warrant, TMC shall receive a “credit” for the amount by which such Warrant Credit Value exceeds $150,000,000. TMC will be able to exchange such credit value for future goods and services from Allseas. However, if our common shares do not perform well, there is a chance that we will receive little or no such credit, in which case we will be required to pay more than is currently anticipated to Allseas in connection with the services that it is expected to provide. In addition, there can be no assurance that services will be required from Allseas to utilize any such credit.

The prevailing market prices of nickel, manganese, copper, cobalt, and other commodities will have a material impact on our ability to achieve commercial success.

The profitability of collection operations is significantly affected by changes in the market price of battery metals (cobalt, nickel and copper) and manganese and the cost of power, petroleum fuels, and oil, among other commodities and supply requirements. Prices of such metals are affected by numerous factors beyond our control, including: prevailing interest rates and returns on other asset classes; expectations regarding inflation, monetary policy and currency values; speculation; governmental and exchange decisions regarding the disposal of metal stockpiles; political and economic conditions; available supplies of battery metals from mine production, inventories and recycled metal; sales by holders and producers of battery metals; and demand for products containing nickel, manganese, copper and cobalt. The price of nickel, manganese, copper, cobalt and other minerals and oil has fluctuated widely in recent years. Depending on the prevailing price of nickel, manganese, copper, and cobalt, and the cost of power, chemical reagents, petroleum fuels and oil, cash flow from our collection operations and commercialization may not be sufficient to cover our operating costs or the costs to servicing any outstanding debt. In addition, our proposed full scale production plans would involve placing a large percentage of global manganese production in the market, and we may be constrained in our ability to sell such large volumes, or such production may negatively impact the market price of manganese, which would, in either case, negatively impact our overall economic position.

We are not currently party to any commodity hedging contracts, as we do not yet have any production. Debt financing may not be available on commercially reasonable terms, or at all.

We may be adversely affected by fluctuations in demand for nickel, manganese, copper, cobalt, and other commodities.

Because our revenue is expected to be from the collection and processing of minerals, changes in demand for, and taxes and other tariffs and fees imposed upon, such minerals and derived mineral products (most notably, nickel, manganese, copper, and cobalt) could significantly affect our profitability. A prolonged or significant economic contraction in the United States or worldwide could put downward pressure on market prices of minerals. Protracted periods of low prices for minerals could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, our exploration, collecting and production operations, and impair asset values.

Demand for our minerals may be impacted by changes in supply dynamics and sources, and changes in demand for downstream products, including batteries for hybrid and electric vehicles that consume high volumes of the metals we intend to produce, as well as demand for manganese alloys used in steel-making, the targeted market for most of our manganese production. Lack of growth or material increases in new sources of supply in this or in any other related markets may adversely affect the demand for our minerals and any related products, and if the market for these critical existing and emerging technologies does not grow as we expect, grows more slowly than we expect, or if the demand for our products in these markets decreases, then our business, prospects, financial condition and operating results could be harmed. Notably, our financial success will depend in part on the expansion of the global manganese market to consume the additional volume of manganese that we intend to produce.

In contrast, extended periods of high commodity prices may create economic dislocations that could be destabilizing to the supply and demand of minerals, and ultimately to the broader markets. Periods of high market prices for our minerals are generally beneficial to our financial performance. However, strong prices also create economic pressure to identify or create new sources of supply and alternate technologies requiring consumption of metals that ultimately could depress future long-term demand for nickel, cobalt, copper and related products, and at the same time may incentivize development of competing properties.

We may experience difficulty in creating market acceptance for a novel manganese product.

We will be producing a novel manganese silicate product which does not have recognition in the marketplace with customers. Metallurgical testwork, market studies by CRU and initial engagement with customers indicate that this manganese silicate product will be a premium product as an input into silicomanagese alloy production that we believe will receive strong market acceptance. However mineral processing industries may be slow to change feed stocks and suppliers, even in the face of potential improvements.

Additionally, manganese silicate is not a conventional mineral product and may require additional approvals for export and import from our processing facilities to our future customers.

We operate in a highly competitive industry, and there are no assurances that our efforts will be successful.

The battery metals collection and processing industry is capital intensive and competitive. Production of battery metals and manganese alloys is largely dominated by Chinese competitors amongst other nation states and private contractors. These competitors may have greater financial resources, as well as other strategic advantages to operate, maintain, improve and possibly expand their facilities. Additionally, domestic Chinese resources firms have historically been able to produce minerals and/or process metals from land based operations at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental and governmental regulations and lower labor and benefit costs. Many contractors currently hold ISA exploration leases to assess the value of polymetallic nodule fields for future collecting in the Area. Each of these various contractors are potential competitors to DeepGreen with respect to the collection of polymetallic nodules and the production of nickel, manganese, copper and cobalt products. We will be competing with many other contractors that may possess greater financial and/or technical resources. There is increasing competition from new and existing players in the search for polymetallic nodule deposits, the availability of marine exploration and support vessels, related marine equipment and specialized personnel, desirable exploration leases, suitable processing equipment, and available funds. There is a risk that competitors may find more promising resources, identify or develop more economic technologies, enter into strategic partnerships that constrain our optionality, or may develop novel methods to process nodules into metals (either on the seafloor or on land) that are more economic than we currently contemplate.

We may become subject to pressure and lobbying from non-governmental organizations.

Like other businesses that operate in the resources industry, we may become subject to pressure and lobbying from non-governmental organizations, particularly with respect to environmental concerns, including potential damage to the ocean environment. There is a risk that the demands and actions of such non-governmental organizations may cause significant disruption to our business, which could have a material adverse effect on our operations and financial condition. It is possible that direct action from environmental groups could physically impact ongoing operation during both exploration and development project phases and during commercial operations.

Our profitability could be adversely affected if we fail to maintain satisfactory labor relations.

Our exploration and production initiatives will be dependent upon the efforts of our employees. Although none of our employees are currently subject to any collective bargaining arrangements, our employees could, in the future, choose to be represented as a collective unit, which may result in labor disputes, work stoppages or other disruptions in our production efforts that could adversely affect us.

Our business is subject to a variety of risks, some of which may not be covered by our future or existing insurance policies.

In the course of the exploration, development, and production of our mineral resource properties, we may be subject to a variety of risks that could result in (i) damage to, or destruction of, transportation vessels and processing facilities, (ii) personal injury or death, (iii) environmental damage, (iv) delays in collecting, transporting or processing, (v) monetary losses, (vi) natural disasters, (vii) environmental matters, and (viii) legal liability, among others. It is not always possible to fully insure against such risks, and we may determine not to insure against all such risks as a result of high premiums or for other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in an increase in cost and a decline in the value of our securities. We cannot be certain that insurance for some or all of these risks will be available on acceptable terms or conditions, if at all, and in some cases, coverage may not be acceptable or may be considered too expensive relative to the perceived risk.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations.

A work stoppage by any of the third-parties providing services in connection with our operations or those of our strategic partners (such as for on-shore or off-shore operations) could significantly disrupt our activities, reduce our future revenues and materially adversely affect our results of operations.

A shortage of skilled technicians and engineers may further increase operating costs, which could materially adversely affect our results of operations.

Efficient collection, transport and processing using modern techniques and equipment requires skilled technicians and engineers. In addition, our optimization and eventual downstream efforts will significantly increase the number of skilled operators, maintenance technicians, engineers and other personnel required to successfully operate our business. In the event that we are unable to hire, train and retain the necessary number of skilled technicians, engineers and other personnel there could be an adverse impact on our labor costs and our ability to reach anticipated production levels in a timely manner, which could have a material adverse effect on our results of operations.

We depend on key personnel for the success of our business.

We depend on the services of our senior management team, our board, our strategic partners and other key personnel. The loss of the services of any member of senior management, our board or a key employee, or similar personnel within our strategic partners could have an adverse effect on our business. We and our partners may not be able to locate, attract or employ on acceptable terms qualified replacements for senior management, board or other key employees if their services are no longer available.

Our growth will depend on our ability, and on the ability of our management team, board and other employees, to execute on our plans and expand our operations and controls while maintaining effective cost controls.

Deep sea exploration, collection, and production is a burgeoning industry, and our ability to implement our strategy requires effective planning and management control systems. Our plans may place a significant strain on our management and on our operational, financial and personnel resources. As such, our future growth and prospects will depend on our ability to manage this growth and to continue to expand and improve operational, financial and management information and quality control systems on a timely basis, while at the same time maintaining effective cost controls. Any failure to expand and improve operational, financial and management information and quality control systems in line with our growth could have a material adverse effect on our business, financial condition and results of operations. There are also risks associated with establishing and maintaining systems of internal controls.

The COVID-19 pandemic could have an adverse effect on our business.

The current COVID-19 pandemic has materially impacted the national and global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown and to date has included, among other things, extreme volatility in financial markets, a slowdown in economic activity, volatility in commodity prices, and an increased possibility of a global recession. The response to COVID-19 has led to significant restrictions on travel, temporary business closures, quarantines, global stock market volatility and a general reduction in consumer activity and sentiment, globally. The outbreak has affected our business and operations and may continue to do so by, among others, increasing the cost of operations and reducing employee productivity, limiting travel of our personnel, adversely affecting the health and welfare of our personnel, or preventing or delaying important third party service providers from performing normal and contracted activities crucial to the operation of our business.

The outbreak has resulted in significant governmental measures being implemented to control the spread of the virus, including, among others, restrictions on manufacturing and the movement of employees in many regions of the U.S. and other countries. These disruptions could continue to impact the market for minerals, which in turn could impact our business or business prospects.

Decisions beyond our control, such as canceled events, restricted travel, barriers to entry, temporary closures or limited availability of county, state or federal government agencies, or other factors, may affect our ability to perform collecting operations, corporate activities, and other actions that would normally be accomplished without such limitations. For instance, the final exploitation regulations were expected to be adopted by the ISA during 2020 but were delayed due to COVID-19. The extent to which the COVID-19 outbreak will further impact our operations, our business and the economy is highly uncertain. We cannot predict the impact of the COVID-19 pandemic, but it may materially and adversely affect our business, financial condition and results of operations.

We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure.

We depend upon information technology systems in the conduct of operations. Such information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information or the corruption of data. Various measures have been implemented to manage our risks related to information technology systems and network disruptions. However, given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to downtimes, operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our business, operating results and financial condition.

Our ability to generate revenue will be diminished if we are unable to compete with substitutions for the minerals that we intend to process.

Technology changes rapidly in the industries and end markets that utilize our materials. If these industries introduce new technologies or products that no longer require the minerals that we intend to collect and process, or if suitable substitutes become available, it could result in a decline in demand for our materials. If the demand for our materials decreases, it will have a material adverse effect on our business and the results of our operations and financial condition.

We are reliant on third parties to conduct independent analyses with respect to our business, and any inaccuracies in such analyses could have a material adverse effect on our collection and development objectives.

We rely upon third party consultants, engineers, analysts, scientists, and others to provide analyses, reviews, reports, advice, and opinions regarding our potential projects. For example, the NORI Technical Report and TOML Technical Report contain mineral resource estimates and other information with respect to our contract areas. There is a risk that such analyses, reviews, reports, advice, opinions, and projects are incorrect, in particular with respect to resource estimation, process development, and recommendations for products to be produced, as well as with respect to economic assessments, including estimating the capital and operating costs of our project and forecasting potential future revenue streams. Uncertainties are also inherent in such estimations.

We may be subject to legal proceedings.

Due to the nature of our business, we may be subject to regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. We can provide no assurances that these matters will not have a material adverse effect on our business.

Our future growth may be dependent upon consumers’ willingness to adopt electric vehicles.

Given that the minerals we intend to collect and process are contemplated to be significantly linked to growing metals demand in batteries for hybrid and electric vehicles, our growth is highly dependent upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. While it has been projected that demand for such electric vehicles will surge over time, if the market for electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results may be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•        perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        the material composition necessary for electric vehicle batteries and the potential of change in chemistry and engineering requirements that may move away from expected demand for nickel and cobalt;

•        perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and regenerative braking systems;

•        the limited range over which electric vehicles may be driven on a single battery charge;

•        the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        concerns about electric grid capacity and reliability;

•        the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•        improvements in the fuel economy of the internal combustion engine;

•        the availability of service for electric vehicles;

•        the environmental consciousness of consumers;

•        volatility in the cost of oil and gasoline;

•        consumers’ perceptions of the dependency of the United States on oil from unstable or hostile countries;

•        government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•        access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•        perceptions about and the actual cost of alternative fuel; and

•        macroeconomic factors.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles, and thus for the minerals that we intend to collect and process.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for the minerals that we intend to harvest and process in ways we do not currently anticipate. Any such reductions in demand could have a material adverse effect on our business and prospects.

DeepGreen has identified a material weakness in its internal control over financial reporting as of December 31, 2020 which, if not corrected, could affect the reliability of its consolidated financial statements and have other adverse consequences.

As a private company, DeepGreen has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, DeepGreen has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, DeepGreen will become subject to these requirements.

In the course of preparing the financial statements that are included in this proxy statement/prospectus, DeepGreen has identified a material weakness in its internal control over financial reporting as of December 31, 2020, which relates to a deficiency in the design and operation of the financial statement close and reporting controls, including maintaining sufficient written policies and procedures and the need to use appropriate technical expertise when accounting for complex or non-routine transactions. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to DeepGreen’s financial statements that would be material and would not be prevented or detected on a timely basis.

DeepGreen’s management has concluded that this material weakness is due to the fact that, prior to this proxy statement/prospectus, DeepGreen was a private company with limited resources. DeepGreen did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. DeepGreen’s management is in the process of developing a remediation plan. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The material weakness remains unremediated as of March 31, 2021.

DeepGreen recently appointed a chief financial officer and is currently recruiting additional finance personnel and has engaged a reputable independent accounting group to undertake a review and gap analysis of current systems and processes in order to develop a remediation plan. If not remediated, this material weakness could result in material misstatements to DeepGreen’s annual or interim financial statements that would not be prevented or detected on a timely basis, or in the delayed filing of required periodic reports. If DeepGreen is unable to assert that its internal control over financial reporting is effective, or when required in the future, if DeepGreen’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of DeepGreen’s financial reports, the market price of DeepGreen’s securities could be adversely affected and DeepGreen could become subject to litigation or investigations by NASDAQ, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Risks related to our Intellectual Property

We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.

Much of the technology used in the markets in which we compete is or may become protected by patents and trade secrets, and our commercial success will depend in significant part on our ability to access, obtain and maintain patent and trade secret protection for future products and methods or those of any of our strategic partners such as Allseas or onshore processing partners. To compete in these markets, we rely or may need to rely on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect our proprietary intellectual property rights. Our intellectual property rights (or those of our partners) may be challenged or infringed upon by third parties, or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms. In addition, our intellectual property may be subject to infringement or other unauthorized use outside of the United States. In such case, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States. Unauthorized use of our intellectual property rights (or those of our partners) or our inability (or the inability of our partners) to preserve our existing intellectual property rights (or those of our partners) could adversely impact our competitive position and results of operations. The loss of our patents could reduce the value of the related products. In addition, the cost to litigate infringements of our patents, or the cost to defend ourselves against patent infringement actions by others, could be substantial and, if incurred, could materially affect our business and financial condition.

Proprietary trade secrets and unpatented know-how may become important to our business. We will likely rely on trade secrets to protect certain aspects of our business systems and designs, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We or our partners may not be able to obtain necessary patents and the legal protection afforded by any patents may not adequately protect our or our partners’ rights or permit us to gain or keep any competitive advantage.

Our ability (or that of our partners) to obtain necessary patents is uncertain, and the legal protection to be afforded by any patents we (or they) may be issued in the future may not adequately protect our (or their) rights or permit us (or them) to gain or keep any competitive advantage necessary for our operations or our partnerships. In addition, the specific content required of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere may diminish the value of our intellectual property or narrow the scope of our patent protection. Even if patents are issued regarding our products and processes, our competitors may challenge the validity of those patents. Patents also will not protect our products and processes if competitors devise ways of making products without infringing our patents.

If we infringe, or are accused of infringing, on the intellectual property rights of third parties, it may increase our costs or prevent us from being able to commercialize new products.

There is a risk that we (or our partners) may infringe, or may be accused of infringing, the proprietary rights of third parties under patents and pending patent applications belonging to third parties that may exist in the United States and elsewhere in the world that relate to our products and processes (or those of our strategic partners). Because the patent application process can take several years to complete, there may be currently pending applications that may later result in issued patents that cover our products and processes. In addition, our products and processes may infringe existing patents.

Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our exploration, collecting, processing, and commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

•        be prohibited from, or delayed in, selling or licensing some of our products or using some of our processes unless the patent holder licenses the patent to us, which it is not required to do;

•        be required to pay substantial royalties or grant a cross license to our patents to another patent holder; or

•        be required to redesign a product or process so it does not infringe a third party’s patent, which may not be possible or could require substantial funds and time.

In addition, we could be subject to claims that our employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties.

If we are unable to resolve claims that may be brought against us by third parties related to their intellectual property rights on terms acceptable to us, we may be precluded from offering some of our products or using some of our processes.

In addition, we have not obtained definitive global trademark protection for the name “The Metals Company” and we may not be able to secure such protection over time. If we are unable to secure such protection, we may need to rebrand or otherwise modify our name, which could result in costs, delays and loss of market recognition.

Risks related to Ownership of DeepGreen’s Common Shares Following the Business Combination

Our business is capital intensive, and we may be required to raise additional funds in the future in order to accomplish our objectives.

The continuing exploration and development of the NORI, TOML and Marawa Contract Area may depend upon our ability to obtain dilutive and/or non-dilutive financing through debt financing, equity financing, joint ventures, or other means. Additionally, the actual amount of capital raised for our projects may vary materially from our current estimates, which could require that we raise additional funds. There is no assurance that we will be successful in obtaining the required financing for these or other purposes, including for general working capital, or that any funds raised will be sufficient for the purposes contemplated. We will not initially have any producing properties and will have no source of significant operating cash flow until 2024 at the earliest. There is no precedent for projects like ours, and therefore, debt financing may not be available in commercially available terms, or at all. Failure to obtain additional financing on a timely basis could cause us to reduce or terminate our operations. There can be no certainty that capital will be available to us on acceptable terms.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those they possess prior to such issuances. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may incur debt in the future, and our ability to satisfy our obligations thereunder remains subject to a variety of factors, many of which are not within our control.

We may seek to incur debt in the future in order to fund our exploration and operational programs, which would reduce our financial flexibility and could have a material adverse effect on our business, financial condition or results of operation.

Should we incur debt, our ability to satisfy any resulting debt obligations and to reduce our level of indebtedness will depend on future performance. General economic conditions, mineral prices, and financial, business and other factors will have an impact on our operations and future performance, and many of these factors are beyond our control. As such, we cannot assure investors that we will be able to generate sufficient cash flow to pay the interest on any debt, or that future working capital, borrowings, or equity financing will be available to pay or refinance such debt or meet future debt covenants. Factors that will affect our ability to raise cash through an offering of securities or a refinancing of any debt include financial market conditions, the value of our assets, and our performance at the time we are seeking to raise capital. We cannot assure investors that we will have sufficient funds to make such payments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our current borrowings or to arrange for new financing, we might be required to take measures to generate liquidity, such as selling some or all of our assets. Any such sales could have a material adverse effect on our business, operations and financial results. Moreover, failure to obtain additional financing, if required, on a timely basis, could cause us to reduce or delay our proposed operations.

We may need to raise additional capital in order to complete our programs and commence commercial operations and there is no assurance that we will be able to obtain adequate financing in the future or that such financing will be available to us on advantageous terms.

The market price of our common shares will depend on factors that fall outside of our control, and thus may not be predictable.

The market price of our common shares may be subject to wide fluctuations in response to many factors, including variations in our operating results and the results of our subsidiaries, divergence in financial results from analysts’ expectations, changes in metal prices, changes in bond yields, changes in earnings estimates by stock market analysts, changes in our business prospects, general economic conditions, legislative changes, and other events and factors outside of our control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for our common shares.

As TMC will not be a reporting issuer in Canada at the Closing, the TMC Common Shares and TMC Special Shares may be subject to restrictions on resale in Canada.

The TMC Common Shares and TMC Special Shares distributed pursuant to the Business Combination will be distributed pursuant to an exemption from the prospectus requirements in Canada. As TMC will not be a reporting issuer in Canada at the Closing and does not intend to become a reporting issuer in Canada in the future, the first trade of the TMC Common Shares and TMC Special Shares distributed pursuant to the Business Combination and the first trade of the Underlying Shares will be a distribution that is subject to the prospectus requirements in Canada unless an exemption therefrom is available. Furthermore, any subsequent distributions of TMC securities following the completion of the Business Combination will be a distribution that is subject to the prospectus requirements in Canada unless an exemption therefrom is available. An exemption from the prospectus requirements would be available to holders of shares of a class (and any Underlying Shares of such class) in respect of a trade if residents of Canada (the “Canadian Owners”) own, directly or indirectly, not more than 10% of the outstanding shares of such class or any Underlying Shares of such class, and represent in number not more than 10% of the total number of owners, directly or indirectly, of shares of the applicable class or Underlying Shares, on the Closing Date of the Business Combination (or any subsequent distribution date) (collectively, the “Ownership Cap”) and the trade is made through an exchange or market outside of Canada or to a person or company outside of Canada. As it is expected that the Ownership Cap will be exceeded by a small margin for the TMC Common Shares, each class of TMC Special Shares and the Underlying Shares at Closing, DeepGreen and SOAC have applied to the securities regulatory authorities in each of the provinces and territories of Canada for an exemption from the prospectus requirements. There can be no assurance that the exemption will be granted, in which case the TMC Common Shares, TMC Special Shares and the Underlying Shares will not be freely transferable by the Canadian Owners.

Because there are no current plans to pay cash dividends on our common shares for the foreseeable future, you may not receive any return on investment unless you sell your common shares for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on our common shares will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders, and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future indebtedness we may in the future incur. As a result, you may not receive any return on an investment in our common shares unless you sell your common shares for a price greater than that which you paid for it.

TMC is expected to be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

TMC is expected to be a passive foreign investment company (“PFIC”) for the tax year that includes the Business Combination. As a result, U.S. Holders (defined below) of TMC Common Shares may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. See “U.S. Federal Income Tax Considerations —Tax Consequences of Ownership and Disposition of TMC Common Shares and TMC Warrants—Passive Foreign Investment Company Rules” for a more detailed discussion with respect to TMC’s PFIC status and the application of the PFIC rules. U.S. Holders of TMC Common Shares are urged to consult their tax advisors regarding the application of the PFIC rules to them.

Risks Related to the Business Combination and SOAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “SOAC,” “we,” “us” or “our” refers to SOAC prior to the Business Combination and to TMC and its subsidiaries following the Business Combination.

Our initial shareholders have entered into the Sponsor Letter Agreement with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Pursuant to the Sponsor Letter Agreement, our initial shareholders have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Share Exchange and Amalgamation). As of the date of this proxy statement/prospectus, our initial shareholders own approximately 20% of the issued and outstanding ordinary shares (excluding the private placement shares underlying the private placement warrants).

Neither the SOAC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the SOAC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that SOAC is paying for DeepGreen is fair to SOAC from a financial point of view. Neither the SOAC Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the SOAC Board and management conducted due diligence on DeepGreen and researched the industry in which DeepGreen operates. The SOAC Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including financial due diligence reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of DeepGreen and the financial terms set forth in the Business Combination Agreement. The SOAC Board also relied on a valuation of DeepGreen based on projected EBITDA for the fiscal year 2027, which was substantively derived from an initial assessment that was subject to various assumptions and limitations (see “Proposal No. 2 — The Business Combination Proposal — Certain DeepGreen Projected Financial Information”). In light of this review, the SOAC Board concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the SOAC Board and management in valuing DeepGreen, and the SOAC Board and management may not have properly valued DeepGreen’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact SOAC’s ability to consummate the Business Combination.

The listing of TMC securities on the NASDAQ will not benefit from the process undertaken in connection with an underwritten initial public offering.

SOAC will apply for listing, to be effective at the time of the Closing, of TMC Common Shares and warrants on Nasdaq under the symbols “TMC” and “TMCWW,” respectively. Unlike an underwritten initial public offering of the shares, the initial trading of TMC’s securities will not benefit from the following:

•        the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares;

•        underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•        underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with our listing could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the shares during the period immediately following the listing.

The projected financial information considered by SOAC may not be realized, which may adversely affect the market price of TMC Common Shares following the completion of the Business Combination.

In performing its financial analyses related to the Business Combination, SOAC relied on, among other things, certain non-public internal financial projections (the “DeepGreen unaudited prospective financial information”) regarding DeepGreen’s anticipated future operations. Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Certain DeepGreen Projected Financial Information.” The DeepGreen unaudited prospective information was prepared by, or at the direction of, the management of DeepGreen. The DeepGreen unaudited prospective financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant regulatory, economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of DeepGreen. There can be no assurance that TMC’s financial condition following the Business Combination will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the TMC Common Shares or the financial position of TMC following the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (“COVID-19”) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the businesses of SOAC, DeepGreen and TMC, and there is no guarantee that efforts by SOAC, DeepGreen and TMC to address the adverse impacts of COVID-19 will be effective. If SOAC or DeepGreen are unable to recover from a business disruption on a timely basis, the Business Combination and TMC’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and thus become more costly. Each of SOAC and DeepGreen may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the initial shareholders, including SOAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with DeepGreen is appropriate as our initial business combination. Such interests include that our initial shareholders will lose their entire investment in SOAC if the Business Combination is not completed.

When you consider the recommendation of the SOAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the our initial shareholders have interests in such proposal that are different from, or in addition to (and may conflict with), those of SOAC shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•        the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that Sponsor paid an aggregate of $25,000 for the 7,500,000 Class B ordinary shares currently owned by the Sponsor and the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor purchased 9,500,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant ($9,500,000 in the aggregate), that would be worthless if a business combination is not consummated by November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that our initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SOAC fails to complete an initial business combination by November 8, 2021 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if SOAC fails to complete an initial business combination prior to the Combination Date (as defined in the Business Combination Agreement));

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor and our initial shareholders;

•        the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to SOAC in an aggregate amount of up to $1,500,000 may be converted into warrants of TMC at a price of $1.00 per warrant at the option of the lender;

•        the continued indemnification of SOAC’s directors and officers and the continuation of SOAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that Sponsor and the initial shareholders will lose their entire investment in SOAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 8, 2021; and

•        the fact that SOAC may be entitled to distribute or pay over funds held by SOAC outside the trust account to Sponsor or any of its affiliates prior to the Closing.

See “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for additional information on interests of SOAC’s directors and executive officers.

The personal and financial interests of the initial shareholders as well as SOAC’s directors and executive officers may have influenced their motivation in identifying and selecting DeepGreen as a business combination target, completing an initial business combination with DeepGreen and influencing the operation of the business following the initial business combination. In considering the recommendations of the SOAC Board to vote for the proposals, its shareholders should consider these interests.

The exercise of SOAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SOAC’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require SOAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by DeepGreen or to waive rights that SOAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of DeepGreen’s business, a request by DeepGreen to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DeepGreen’s business and would entitle SOAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SOAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SOAC does not believe there will be any changes or waivers that SOAC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, SOAC will circulate a new or amended proxy statement/prospectus and resolicit SOAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The NYSE (or NASDAQ, following the Business Combination) may delist SOAC’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the SOAC’s securities and subject SOAC to additional trading restrictions.

SOAC’s ordinary shares, public warrants and units are currently listed on the NYSE and it is a condition to DeepGreen’s obligations to complete the Business Combination that SOAC materially comply with its covenant that the Company’s Class A ordinary shares and Class B ordinary shares shall have been approved for listing on the NYSE or NASDAQ.

However, SOAC cannot assure you that SOAC’s securities will continue to be listed on the NYSE during the pendency of the Business Combination or NASDAQ after the Effective Time. In order to continue listing our securities on the NYSE prior to the Business Combination, we must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the NYSE, distribution levels. Generally, we must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (currently 300 public holders). In addition, our units will not be traded after completion of the Business Combination, and, in connection with the Business Combination and as a condition to DeepGreen’s obligations to complete the Business Combination, SOAC is required to demonstrate compliance with the NASDAQ’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to obtain the listing of SOAC’s securities on the NASDAQ. In addition to the listing requirements for SOAC’s Class A ordinary shares, the NASDAQ imposes listing standards on warrants. SOAC cannot assure you that SOAC will be able to meet those initial listing requirements, in which case DeepGreen will not be obligated to complete the Business Combination. In addition, it is possible that SOAC’s Class A ordinary shares and public warrants will cease to meet the NASDAQ listing requirements following the Business Combination.

If the NYSE or NASDAQ delists SOAC’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, SOAC expects that SOAC’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that SOAC’s Class A ordinary shares are “penny stocks” which will require brokers trading in the common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for SOAC’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units and our Class A ordinary shares and warrants are listed on the NYSE, our units, Class A ordinary shares and warrants, qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE or NASDAQ, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructurings and impairments or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to DeepGreen has identified all material issues or risks associated with DeepGreen, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or TMC. Accordingly, any shareholders of SOAC who choose to remain TMC shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of TMC, some of whom may be from SOAC and DeepGreen, and some of whom may join TMC following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of TMC.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of SOAC’s key personnel may remain with the target business in senior management or advisory positions following our Business Combination, we expect TMC’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what TMC’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, DeepGreen being considered the accounting acquirer in the Business Combination, the amount of debt obligations and cash and cash equivalents of DeepGreen at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of TMC following the Business Combination due to differences in the allocation of the purchase consideration and in the depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Combined Financial Information.”

Sponsor, as well as DeepGreen, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material, nonpublic information regarding us or our securities, Sponsor, our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Continuance Proposal, the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (ii) the Continuance Proposal and the Charter Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, or otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our ordinary shares held by non-affiliates did not exceed $250 million as of the prior June 30, or (2) our annual revenues did not exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not exceed $700 million as of the prior June 30.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. DeepGreen is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act, and TMC management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to TMC after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of TMC Common Shares. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of TMC Common Shares and TMC’s warrants may be volatile.

Upon consummation of the Business Combination, the price of TMC Common Shares and TMC’s warrants may fluctuate due to a variety of factors, including:

•        changes in the industries in which TMC and its customers operate;

•        variations in its operating performance and the performance of its competitors in general;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        actual or anticipated fluctuations in TMC’s quarterly or annual operating results;

•        publication of research reports by securities analysts about TMC or its competitors or its industry;

•        the public’s reaction to TMC’s press releases, its other public announcements and its filings with the SEC;

•        TMC’s failure or the failure of its competitors to meet analysts’ projections or guidance that TMC or its competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving TMC;

•        changes in TMC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of TMC Common Shares available for public sale; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of TMC Common Shares and TMC’s warrants regardless of the operating performance of TMC.

The public shareholders will experience immediate dilution as a consequence of the issuance of TMC Common Shares in connection with the Business Combination and the PIPE Financing.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable, an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, or, as applicable, options to purchase such TMC Common Shares and DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia.

The issuance of additional common shares will significantly dilute the equity interests of existing holders of SOAC securities, and may adversely affect prevailing market prices for the TMC Common Shares and/or the TMC warrants.

A significant portion of SOAC’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the TMC Common Shares to drop significantly, even if TMC’s business is doing well.

Sales of a substantial number of TMC Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the TMC Common Shares. Upon completion of the Business Combination, the initial shareholders will own approximately 2.3% of the outstanding TMC Common Shares, assuming no public shares are redeemed in connection with the Business Combination or approximately 2.5% of the outstanding TMC Common Shares assuming that all public shares are redeemed in connection with the Business Combination. In addition, certain Existing DeepGreen Securityholders that will be party to the Amended and Restated Registration Rights Agreement will own TMC Common Shares subject to lock-up restrictions representing approximately 49.7% of the outstanding TMC Common Shares, assuming no public shares are redeemed in connection with the Business Combination or approximately 55.4% of the outstanding TMC Common Shares assuming that all public shares are redeemed in connection with the Business Combination. While such Existing DeepGreen Security Holders and the initial shareholders will agree, and, in the case of the initial shareholders, will continue to be subject, to certain restrictions regarding the transfer of the TMC Common Shares, these shares may be sold after the expiration of the applicable lock-up restrictions. TMC may file one or more registration statements prior to or shortly after the Closing to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the TMC Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Warrants will become exercisable for TMC Common Shares upon the consummation of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 9,500,000 TMC Common Shares will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. In addition, DeepGreen issued the Allseas Warrant to Allseas, which shall vest upon certain milestones into such number of shares that is based on the formula described therein, and which will become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination in accordance with its terms. To the extent any such warrants are exercised, additional TMC Common Shares will be issued, which will result in dilution to the holders of TMC Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of TMC Common Shares. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us on such terms so long as they are held by Sponsor or its permitted transferees.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 15,000,000 public warrants and 9,500,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of our warrants and that such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, after consultation with the Company’s management and the audit committee of our Board of Directors (the “Audit Committee”), the Company concluded that, in light of the SEC Statement, it was appropriate to restate the Company’s previously issued audited financial statements as of and for the year ended December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks and uncertainties as a result of the material weakness in our internal control over financial reporting and the restatement of our financial statements.

As a result of such material weakness, the restatement of our previously issued financials, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC, we face potential for litigation, inquiries from the SEC and other regulatory bodies, other disputes or proceedings which may include, among other things, monetary judgments, penalties or other sanctions, claims invoking the federal and state securities laws and contractual claims. As of the date of this Annual Report, we have no knowledge of any such litigation, inquires, disputes or proceedings. However, we can provide no assurance that such litigation, inquiries, disputes or proceedings will not arise in the future. Any such litigation, inquiries, disputes or proceedings, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete our initial business combination.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for TMC following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to and TMC will be subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both SOAC’s costs and the risk of non-compliance and will increase both TMC’s costs and the risk of non-compliance.

We are, and TMC will be, subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and TMC’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to TMC’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Continuance

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to SOAC prior to the Business Combination and to TMC and its subsidiaries following the Business Combination.

All holders are urged to consult their tax advisor for the tax consequences of the Continuance to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Continuance, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Continuance, the rights of holders of TMC Common Shares arising under the BCBCA as well as TMC Notice and Articles will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our Existing Governing Documents.

Upon consummation of the Continuance, the rights of holders of TMC Common Shares will arise under the TMC Notice and Articles as well as the BCBCA. The TMC Notice and Articles and the BCBCA contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of TMC Common Shares could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the BCBCA. This change could increase the likelihood that TMC becomes involved in costly litigation, which could have a material adverse effect on TMC.

In addition, there are differences between the TMC Notice and Articles and the Existing Governing Documents. For a more detailed description of the rights of holders of TMC Common Shares and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the TMC Notice and Articles are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

Canadian law and TMC Notice and Articles contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

Provisions in the TMC Notice and Articles, as well as certain provisions under the BCBCA and applicable Canadian laws, may discourage, delay or prevent a merger, acquisition or other change in control of TMC that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares.

For instance, the Notice and Articles will contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. See “Description of TMC Securities — Certain Important Provisions of TMC Notice and Articles and the BCBCA.”

Limitations on the ability to acquire and hold TMC Common Shares may also be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in TMC. Moreover, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded.

Further, changes to critical minerals policies and regulations in Canada and the United States and elsewhere may impact the ability of TMC to conduct its businesses internationally, including processing and sales of minerals and metals, and the ability to negotiate or agree any merger, acquisition or change of control.

The TMC Notice and Articles will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to TMC’s internal affairs will be required to be litigated in the Province of British Columbia, Canada, and will contain an exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with TMC.

TMC Notice and Articles that will become effective immediately after the Continuance will include a forum selection provision that provides that, unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on TMC’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of TMC’s directors, officers, or other employees to us; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or TMC Notice and Articles (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TMC, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to TMC’s business or of such affiliates. The forum selection provision also provides that TMC’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection provision may impose additional litigation costs on securityholders in pursuing any such claims. This provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claim brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and TMC Notice and Articles will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of the Federal Forum Provision means that suits brought by TMC’s securityholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in any state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by TMC’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. TMC’s shareholders will not be deemed to have waived TMC’s compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any TMC securities shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, TMC’s securityholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may limit TMC’s securityholders’ ability to bring a claim in a judicial forum they find favorable for disputes with TMC or its directors, officers, or other employees, which may discourage lawsuits against TMC and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in TMC Notice and Articles to be inapplicable or unenforceable in an action, TMC may incur additional costs associated with resolving such action in other jurisdictions, which could harm TMC’s business, operating results and financial condition. See “Description of TMC Securities — Certain Important Provisions of TMC Notice and Articles and the BCBCA — Forum Selection.”

The TMC Notice and Articles will permit TMC to issue an unlimited number of TMC Common Shares and preferred shares without seeking approval of the holders of TMC Common Shares.

The TMC Notice and Articles will permit TMC to issue an unlimited number of TMC Common Shares. Subject to the requirements of the BCBCA and applicable securities exchange, TMC will not be required to obtain the approval of shareholders for the issuance of additional TMC Common Shares. Any further issuances of TMC Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

The TMC Notice and Articles will also permit TMC to issue an unlimited number of preferred shares, issuable in series and, subject to the requirements of the BCBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as the board of directors of TMC may determine and which may be superior to those of the TMC Common Shares. The issuance of preferred shares could, among other things, have the effect of delaying, deferring or preventing a change in control of TMC and might adversely affect the market price of the TMC Common Shares. Subject to the provisions of the BCBCA and the NASDAQ, we will not be required to obtain the approval of the holders of TMC Common Shares for the issuance of preferred shares or to determine the maximum number of shares of each series of preferred shares, create an identifying name for each series and attach such special rights or restrictions as our board of directors may determine. See “Description of TMC Securities — Authorized Share Capital — Preferred Shares.”

As a company incorporated in British Columbia with some of our directors and officers residing outside of the U.S., it may be difficult for investors in the United States to enforce civil liabilities against TMC based solely upon the federal securities laws of the United States.

Upon the Continuance, TMC will be incorporated under the laws of British Columbia with its registered office located in British Columbia, Canada. Most of TMC’s directors and officers reside outside of the United States and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon TMC or its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against TMC or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against TMC or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to SOAC prior to the Business Combination and to TMC and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental in which it (a) requests that TMC redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address and (iii) delivers its public shares to Continental, SOAC’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, SOAC’s transfer agent, will need to act to facilitate this request. It is SOAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because SOAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SOAC’s transfer agent, TMC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of SOAC — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of SOAC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite SOAC’s compliance with the proxy rules, a public shareholder fails to receive SOAC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that SOAC is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of SOAC — Redemption Rights” for additional information on how to exercise your redemption rights.

SOAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of SOAC’s shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that SOAC will not redeem public shares in an amount that would cause SOAC’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, SOAC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by SOAC or the persons described above have been entered into with any such investor or holder. SOAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, SOAC will require each public shareholder seeking to exercise redemption rights to certify to SOAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to SOAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SOAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over SOAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in SOAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if SOAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. SOAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge SOAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, SOAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

SOAC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in SOAC share price, and may result in a lower value realized now than a shareholder of SOAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Continuance, the SOAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The SOAC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the SOAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Continuance and the Business Combination are Not Consummated

References in this section to “we,” “us” and “our” refer to SOAC.

If we are not able to complete the Business Combination with DeepGreen nor able to complete another business combination by November 8, 2021, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with DeepGreen nor able to complete another business combination by November 8, 2021, in each case, as such date may be extended pursuant to our Existing Governing Documents we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (a) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by November 8, 2021 or (b) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) the redemption of our public shares if we have not consummated an initial business by November 8, 2021, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by November 8, 2021, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by November 8, 2021, our public shareholders may be forced to wait until after November 8, 2021 before redemption from the trust account.

If we are unable to consummate our initial business combination by November 8, 2021 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond November 8, 2021 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through November 8, 2021, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of March 31, 2021, we had cash of approximately $1.2 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $4,756,519. The funds available to us outside of the trust account may not be sufficient to allow us to operate until November 8, 2021, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of TMC as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations of TMC for the three months ended March 31, 2021 and the year ended December 31, 2020 present the combination of the financial information of SOAC and DeepGreen after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. SOAC and DeepGreen are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as “TMC.”

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of SOAC and DeepGreen and the notes thereto, as well as the disclosures contained in the sections titled “SOAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DeepGreen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what TMC’s financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of TMC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed.

On March 4, 2021, SOAC entered into the Business Combination Agreement with DeepGreen. SOAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing as a company under the laws of British Columbia, Canada, upon which SOAC will change its name to “TMC the metal company Inc.” On the Closing Date, promptly following the Continuance, pursuant to the Arrangement, (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable, an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the Effective Time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, or, as applicable, options to purchase such TMC Common Shares and DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia. In addition, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms. “Adjusted Equity Value” under the Business Combination Agreement means the sum of (a) the Equity Value of $2.25 billion plus (b) the Aggregate Company Option Exercise Price (the aggregate exercise price that would be paid to DeepGreen in respect of all DeepGreen Options (whether vested or unvested) if such DeepGreen Options were exercised in full immediately prior to the Effective Time), plus (c) Net Group Company Cash (as defined in the Business Combination Agreement) immediately prior to the closing of the Business Combination. We have assumed $25 million of Net Group Company Cash at closing of the Business Combination, which would result in an approximately $2.3 billion Adjusted Equity Value and the issuance of 230.6 million TMC Common Shares to Existing DeepGreen Shareholders.

The unaudited pro forma condensed combined information contained herein assumes that the SOAC’s shareholders approve the Business Combination. SOAC’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. SOAC cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, SOAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total TMC equity between holders of the ordinary shares. As described in greater detail in Note 1, Basis of Pro Forma Presentation, of the unaudited pro forma condensed combined financial statements, the first scenario, or “no redemption scenario,” assumes that none of SOAC’s public shareholders will exercise their right to have their SOAC public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurances regarding which scenario will be closest to the actual results. Under both scenarios, DeepGreen is considered the accounting acquirer, as further discussed in Note 1, Basis of Pro Forma Presentation, of the unaudited pro forma condensed combined financial statements.

The historical financial information of SOAC and DeepGreen has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the PIPE Financing and (2) factually supportable. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and the PIPE Financing and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because DeepGreen has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•        the pre-combination equityholders of DeepGreen will hold the majority of voting rights in TMC;

•        the pre-combination equityholders of DeepGreen will have the right to appoint the majority of the directors on the TMC Board;

•        the senior management of DeepGreen will comprise the senior management of TMC; and

•        the operations of DeepGreen will comprise the ongoing operations of TMC.

Under the reverse recapitalization model, the Business Combination will be treated as DeepGreen issuing equity for the net assets of SOAC, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of SOAC’s Class A ordinary shares into cash:

•        Assuming No Redemptions:    This presentation assumes that no SOAC shareholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all of SOAC’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 30,000,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $300.1 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of SOAC trust account funds and PIPE Financing proceeds less SOAC’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that DeepGreen incurred significant losses during the historical periods presented.

The following summarizes the pro forma TMC Common Shares outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
SOAC Public Shareholders	30,000,000	10.0%	—	0.0%
SOAC Initial Shareholders	6,759,000	2.3%	6,759,000	2.5%
Total SOAC	36,759,000	12.3%	6,759,000	2.5%

DeepGreen Shareholders and Optionholders (assuming exercise of options)	230,559,305	76.7%	230,559,305	85.3%
PIPE Investor(s)	33,030,000	11.0%	33,030,000	12.2%
Total Shares at Closing	300,348,305	100.0%	270,348,305	100.0%

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of SOAC and DeepGreen. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021
(Amounts in thousands of dollars, except per share data)

	SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption)	Note	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
ASSETS
Current
Cash and equivalents	$1,169,714	$25,224,404	$300,073,644	2a	$585,068,803	$(300,073,644)	2m	$284,995,159
	—	—	330,300,000	2b	—	—		—
	—	—	(71,698,959)	2g	—	—		—
Receivable and prepayments	199,999	120,697	—		320,696	—		320,696
Total current	1,369,713	25,345,101	558,674,685		585,389,499	(300,073,644)		285,315,855
Non-current
Exploration licenses	—	43,150,319	—		43,150,319	—		43,150,319
Equipment	—	1,211,451	—		1,211,451	—		1,211,451
Operating lease right-of-use assets	—	—	—		—	—		—
Investments and cash held in Trust Account	300,073,644	—	(300,073,644)	2a	—	—		—
Total non-current	300,073,644	44,361,770	(300,073,644)		44,361,770	—		44,361,770
TOTAL ASSETS	$301,443,357	$69,706,871	$258,601,041		$629,751,269	$(300,073,644)		$329,677,625

LIABILITIES
Current
Accounts payable and accrued liabilities	$4,756,519	$6,429,351	$—		$11,185,870	$—		$11,185,870
Deferred acquisition costs	—	1,250,000	—		1,250,000	—		1,250,000
Allseas milestone payments	—	—	8,181,230	2k	8,181,230	—		8,181,230
Warrant liability	22,050,000	—	(13,500,000)	2l	8,550,000	—		8,550,000
Deferred underwriter compensation	10,500,000	—	(10,500,000)	2g	—	—		—
Total current	37,306,519	7,679,351	(15,818,770)		29,167,100	—		29,167,100
Non-Current
Convertible debentures	—	25,720,452	(25,720,452)	2j	—	—		—
Deferred tax liability	—	10,675,366	—		10,675,366	—		10,675,366
Total Non-current liabilities	—	36,395,818	(25,720,452)		10,675,366	—		10,675,366
Total liabilities	37,306,519	44,075,169	(41,539,222)		39,842,466	—		39,842,466
COMMITMENTS
Class A ordinary shares, $0.0001 par value; 30,000,000 shares subject to possible redemption at $10.00 per share at March 31, 2021	300,073,645	—	(300,073,645)	2c	—	—		—
EQUITY
Common shares (unlimited shares, no par value – issued: 169,230,402	—	183,137,353	(183,137,353)	2i	—	—		—
Preferred shares (unlimited share, no par value – issued: 550,000	—	550,000	(550,000)	2i	—	—		—
Common shares to be issued	—	—	—	2i	—	—		—
Reserves – Other	—	—	—	2i	—	—		—
Reserves – Options	—	—	—	2i	—	—		—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; -0- shares issued and outstanding (excluding 30,000,000 shares subject to possible redemption) at March 31, 2021 a	—	—	30,035	2b, 2c, 2e, 2h	30,035	(3,000)	2m	27,035

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021 — (Continued)
(Amounts in thousands of dollars, except per share data)

	SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption)	Note	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding at March 31, 2021	750	—	(750)	2e	—	—		—
Class A Special Shares, no par value; 5,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class B Special Shares, no par value; 10,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class C Special Shares, no par value; 10,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class D Special Shares, no par value; 20,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class E Special Shares, no par value; 20,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class F Special Shares, no par value; 20,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class G Special Shares, no par value; 25,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class H Special Shares, no par value; 25,000,000 issued and outstanding	—	—	—	2f	—	—		—
Class I Special Shares, no par value; 500,000 issued and outstanding	—	—	—	2f	—	—		—
Class J Special Shares, no par value; 741,000 issued and outstanding	—	—	—	2f	—	—		—
Additional paid-in capital	—	63,576,426	330,296,697	2b	819,692,075	(300,070,644)	2m	519,621,431
			300,070,645	2c
			(35,937,557)	2d
			74	2e
			(61,198,959)	2g
			(23,056)	2h
			183,687,353	2i
			25,720,452	2j
			13,500,000	2l
Accumulated Other Comprehensive Loss	—	(1,215,660)	—		(1,215,660)	—		(1,215,660)
Deficit	(35,937,557)	(220,416,417)	35,937,557	2d	(228,597,647)	—		(228,597,647)
			(8,181,230)	2k
TOTAL EQUITY	(35,936,807)	25,631,702	600,213,908		589,908,803	(300,073,644)		289,835,159
TOTAL LIABILITIES AND EQUITY	$301,443,357	$69,706,871	$258,601,041		$629,751,269	$(300,073,644)		$329,677,625

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2021
(Amounts in thousands of dollars, except per share data)

	SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
General and administrative Expenses	$3,014,922	$—	$—		$3,014,922	$—	$3,014,922
Exploration and evaluation expenditures	—	39,364,151	—		39,364,151	—	39,364,151
Allseas milestone and expense	—	—	1,165,049	3b	1,165,049	—	1,165,049
Consulting fees	—	638,776	—		638,776	—	638,776
Investor relations	—	1,129,646	—		1,129,646	—	1,129,646
Office and sundry	—	96,260	—		96,260	—	96,260
Professional fees	—	2,821,888	—		2,821,888	—	2,821,888
Salaries and wages	—	277,499	—		277,499	—	277,499
Director fees	—	48,784	—		48,784	—	48,784
Common Share options-based payments	—	12,878,985	—		12,878,985	—	12,878,985
Transfer agent and filing fees	—	3,764	—		3,764	—	3,764
Travel	—	59,408	—		59,408	—	59,408
Other items	3,014,922	57,319,161	1,165,049		61,499,132	—	61,499,132
Foreign exchange loss	—	18,606	—		18,606	—	18,606
Change in fair value of warrant liability	(34,880,000)	—	20,250,000	3d	(14,630,000)	—	(14,630,000)
Interest expense	—	220,452	(220,452)	3c	—	—	—
Gain / Interest income	(4,542)	—	4,542	3a	—	—	—
(Income) loss for the year	$(31,869,620)	$57,558,219	$21,199,139		$46,887,738	$—	$46,887,738
Other comprehensive income to be reclassified to profit and loss in subsequent periods
Currency translation differences	—	1	—		1	—	1
Comprehensive (income) loss for the year	$(31,869,620)	$57,558,220	$21,199,139		$46,887,739	$—	$46,887,739
(Income) loss per share
– Basic and diluted	$(2.53)	$0.35	—		$0.16	—	$0.17
Weighted Average Number of Common Shares Outstanding	12,591,295	166,149,715	—		300,348,305	—	270,348,305

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(Amounts in thousands dollars, except per share data)

	SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
General and administrative Expenses	$3,003,654	$—	$—		$3,003,654	$—	$3,003,654
Exploration and evaluation expenditures	—	48,881,445	—		48,881,445	—	48,881,445
Allseas milestone and expense	—	—	7,016,181	3b	7,016,181	—	7,016,181
Consulting fees	—	1,385,882	—		1,385,882	—	1,385,882
Investor relations	—	857,810	—		857,810	—	857,810
Office and sundry	—	303,006	—		303,006	—	303,006
Professional fees	—	663,293	—		663,293	—	663,293
Salaries and wages	—	915,855	—		915,855	—	915,855
Director fees	—	195,101	—		195,101	—	195,101
Common Share options-based payments	—	3,263,131	—		3,263,131	—	3,263,131
Transfer agent and filing fees	—	6,023	—		6,023	—	6,023
Travel	—	132,821	—		132,821	—	132,821
Other items	3,003,654	56,604,367	7,016,181		66,624,202	—	66,624,202
Foreign exchange loss	—	80,447	—		80,447	—	80,447
Change in fair value of warrant liability	32,730,000	—	(19,050,000)	3d	13,680,000	—	13,680,000
Offering costs allocated to derivative warrant liabilities	877,647	—	—		877,647	—	877,647
Gain / Interest income	(69,246)	(53,435)	69,246	3a	(53,435)	—	(53,435)
Loss for the year	$36,542,055	$56,631,379	$(11,964,573)		$81,208,861	$—	$81,208,861
Other comprehensive income to be reclassified to profit and loss in subsequent periods
Currency translation differences	—	125	—		125	—	125
Comprehensive loss for the year	$36,542,055	$56,631,504	$(11,964,573)		$81,208,986	$—	$81,208,986
Loss per share
– Basic and diluted	$3.50	$0.37			$0.27		$0.30
Weighted Average Number of Common Shares Outstanding	10,464,651	154,224,664			300,348,305		270,348,305

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described elsewhere in this proxy statement/prospectus and are directly attributable to the Business Combination and factually supportable.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited consolidated financial statements and notes thereto of each of SOAC and DeepGreen as at and for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively and included elsewhere in this proxy statement/prospectus.

There were no significant intercompany balances or transactions between SOAC and DeepGreen as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

DeepGreen is currently negotiating certain employment agreements for the post-closing entity. Based on the preliminary terms, these agreements would result in an increase in compensation cost on a pro forma basis. However, as these employment agreements are preliminary and not yet executed, SOAC has not included a pro forma adjustment because such amounts are not known and are deemed not factually supportable at this time.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of SOAC’s ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a)      Reflects the reclassification of $300.1 million of cash and cash equivalents held in SOAC’s trust account that becomes available for transaction expenses, redemption of public shares and the operating activities following the Business Combination assuming no redemptions.

b)      Reflects the gross cash proceeds from the PIPE Financing of 33.0 million TMC Common Shares for $330.3 million from PIPE Investors.

c)      Represents the reclassification of $300.1 million of ordinary shares subject to possible redemption to permanent equity assuming no redemptions.

d)      Reflects the elimination of SOAC’s historical retained earnings.

e)      Reflects the reclassification of SOAC Class B ordinary shares. 6.8 million Class B ordinary shares will be converted on a one-for-one basis to TMC Common Shares, 0.7 million Class B common shares will be converted to Class J Special Shares and 0.5 million Class I Special Shares, all of which will be issued to the Sponsor group as part of the Business Combination.

f)      Reflects the issuance of 135 million DeepGreen Earnout Shares (Class A through Class H) issued to DeepGreen Shareholders and holders of DeepGreen Options upon the exercise of such DeepGreen Options, as additional consideration for the Business Combination, which will automatically convert in accordance with their terms based on certain TMC Common Share price thresholds.

g)      Reflects the payment of SOAC and DeepGreen transaction costs of $71.7 million, expected to be incurred related to the closing of the Business Combination. Of that amount, $10.5 million relates to the cash settlement of deferred underwriter compensation incurred as part of SOAC’s IPO to be paid upon the consummation of a Business Combination. The remaining transaction costs of $61.2 million include direct and incremental costs, such as legal, third party advisory, investment banking, other miscellaneous fees and equity financing fees associated with the PIPE Financing described at Note 2(b). Transaction costs previously incurred that are not direct and incremental to the transaction have been included within the historical statement of operations of DeepGreen and SOAC.

h)      Reflects the issuance of 230.0 million TMC Common Shares to DeepGreen Securityholders at $0.0001 par value as consideration for the Business Combination.

i)       Reflects the recapitalization of DeepGreen, including the reclassification of historical equity to TMC Common Shares and Additional Paid in Capital.

j)       Reflects the conversion of DeepGreen’s convertible debentures into DeepGreen Common Shares immediately prior to the Business Combination which would then be reflected in equity.

k)      Reflects the impact of the Third Amendment to the Pilot Mining Test Agreement (“PMTA”) executed on March 4, 2021. This agreement becomes effective upon the successful completion of the Business Combination and amends previous terms to the Second Amendment to the PMTA. Amount other things, this amendment issues up to 10 million warrants of DeepGreen which will then apply the exchange ratio similar to other DeepGreen Common Shares and allows for three potential milestone payments of $10 million each. The adjustment reflects the accumulated amortization form the beginning of the first amendment as the payments are for R&D related services being evaluated in accordance with ASC 730. The third milestone liability is not determined to be probable at the time of the Business Combination in accordance with ASC 450. The warrants are contingent upon a successful completion of the PMTA as defined therein and will be accounted for under ASC 718 as share based compensation for goods and services with a performance condition. The performance condition is not determined to be probable at the time of the Business Combination and therefore, no adjustment has been reflected related to the warrants. Refer to Note 3(b) for discussion of the impact to the statement of operations associated with this amendment.

l)       Reflects the reclassification of the public warrants from liability to equity. Upon the closing of the transaction, the public warrants have been determined to meet the indexation criteria and equity classification criteria in accordance with ASC 815-40. The primary change resulting in the reclassification is the change in capital structure whereby a tender offer for the TMC common stock would result in a change in control, primarily resulting from TMC having a single voting class of common stock compared to the two classes of common stock at SOAC. Refer to Note 3(d) for the impact to the statement of operations associated with this reclassification.

The additional pro forma adjustment assuming maximum redemptions:

m)     Reflects $300.1 million withdrawal of funds from the trust account to fund the redemption of 30.0 million public shares of SOAC at approximately $10.00 per share.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020, are as follows:

a)      Represents the elimination of less than $0.1 million of interest income on SOAC’s trust account for the three months ended March 31, 2021 and the year ended December 31, 2020.

b)      Represents the amortization of the first two milestone payments associated with the third amendment to the PMTA over the effective life of the service period which was determined to start in July 2019 as the effective date of the first contract through September 2023 as the date of expected completion. The expense recognized for the year ended December 31, 2020 includes the expense from July 2019 through December 2020 while the expense included in the three months ended March 31, 2021 represents the amortization of expense for that period. Refer to Note 2(k) for further discussion.

c)      Represents the elimination of the historical interest expense associated with the convertible debentures which will convert to DeepGreen common stock immediately prior to the closing of the transaction.

d)      Represents the elimination of $20.3 million of historical fair value gains and $19.1 million of historical fair value losses associated with the public warrants for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. The elimination of these fair value adjustments to the public warrants is a result of the public warrants being classified within equity upon the close of the Business Combination. Refer to Note 2(l) for more information.

Note 4. Loss Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the three months ended March 31, 2021 and for the year ended December 31, 2020. The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, SOAC had two classes of shares: Class A ordinary shares and Class B ordinary shares. The Class B ordinary shares are held by the Sponsor and directors. In connection with the closing of the Business Combination, each currently issued and outstanding SOAC Class B ordinary shares not converted into Sponsor Earnout Shares will automatically convert on a one-for-one basis, into SOAC Class A ordinary shares. Each currently issued and outstanding SOAC Class A ordinary share will thereafter be renamed, and will have the rights and restrictions attached to the, TMC Common Shares.

SOAC has 15 million outstanding public warrants sold during its initial public offering and 9.5 million warrants sold in a private placement, resulting in warrants to purchase an aggregate of 24.5 million Class A ordinary shares following the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of SOAC’s Class A ordinary shares. These warrants are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period.

In connection with the closing of the Business Combination, a total of 136.2 million TMC Special Shares will be outstanding (or will be underlying outstanding options) and will be convertible into TMC Common Shares if the TMC Common Share applicable price threshold is exceeded following the closing of the Business Combination. Because these underlying TMC Common Shares are contingently issuable based upon the price of the TMC Common Shares reaching specified thresholds that are not currently met, these contingent shares have been excluded from basic loss per share. The TMC Special Shares should be considered for diluted loss per share, however, these securities would be anti-dilutive given the historical pro forma net loss and have therefore, been excluded from diluted pro forma loss per share.

As part of the normal course of business, DeepGreen issued warrants to Allseas that shall be assumed by TMC upon consummation of the Business Combination and become exercisable into a variable number of TMC Common Shares, contingent upon the successful completion of the PMTS. The amount of TMC Common Shares to be issued upon exercise of the Allseas Warrant will vary depending on the date of successful completion of the PMTS. The Allseas Warrant has an exercise price of $0.01 per TMC Common Share and is not considered dilutive until the successful completion of the PMTS.

As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the three months ended March 31, 2021		For the year ended December 31, 2020
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Pro forma net loss attributable to common shareholders – basic and diluted	$46,887,738	$46,887,738	$81,208,861	$81,208,861
Weighted average shares outstanding – basic and diluted	300,348,305	270,348,305	300,348,305	270,348,305
Pro Forma Loss Per Share – basic and diluted	$0.16	$0.17	$0.27	$0.30

Pro Forma Weighted Average Shares – Basic and Diluted
SOAC Public Shareholders	30,000,000	—	30,000,000	—
SOAC Initial Shareholders	6,759,000	6,759,000	6,759,000	6,759,000
Total SOAC	36,759,000	6,759,000	36,759,000	6,759,000

DeepGreen Metals shareholders	230,559,305	230,559,305	230,559,305	230,559,305
PIPE Investor(s)	33,030,000	33,030,000	33,030,000	33,030,000
Total Pro Forma Weighted Average Shares – basic and diluted	300,348,305	270,348,305	300,348,305	270,348,305

EXTRAORDINARY GENERAL MEETING OF SOAC

General

SOAC is furnishing this proxy statement/prospectus to SOAC’s shareholders as part of the solicitation of proxies by the SOAC Board for use at the extraordinary general meeting of SOAC shareholders to be held on September 3, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SOAC’s shareholders on or about August 13, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides SOAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 10:30 a.m., Central Time, on September 3, 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting, or at such other date and at such other place to which the meeting may be adjourned.

Purpose of the Extraordinary General Meeting of SOAC

At the extraordinary general meeting, SOAC is asking holders of ordinary shares to consider and vote upon seven separate proposals:

1.      Proposal No. 1 — The Continuance Proposal — RESOLVED, as a special resolution, that in connection with the Business Combination contemplated by that certain Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company existing and pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Part 9, Division 8 of the BCBCA, as described in more detail in the accompanying proxy statement/prospectus, and the form of the TMC Notice and Articles are attached to this proxy statement/prospectus as Annexes B and C, respectively.

2.      Proposal No. 2 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that SOAC’s entry into the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the Continuance, (A) pursuant to the Plan of Arrangement, (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and options to purchase DeepGreen Common Shares, as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada, and (B) the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G and Annex H, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

3.      Proposal No. 3 — The Charter Proposal — RESOLVED, as a result of and upon the consummation of the Continuance, as a special resolution, that the TMC Notice and Articles become, in replacement of the Existing Governing Documents (as defined below), the governing documents of TMC, including the change in authorized share capital and change of name of Sustainable Opportunities Acquisition Corp. to TMC the metals company Inc., each as reflected in the TMC Notice and Articles.

4.      Proposal No. 4 — The Organizational Documents Proposals — to consider and vote upon, on a non-binding basis, certain governance provisions in the TMC Notice and Articles, to approve the following material differences between the Existing Governing Documents and the TMC Notice and Articles:

•        Organizational Documents Proposal 4A — the establishment of the authorized capital of TMC to consist of an unlimited number of common shares, an unlimited number of preferred shares, issuable in series, and the TMC Special Shares, in each case, without par value (this proposal is referred to herein as “Organizational Documents Proposal 4A”).

•        Organizational Documents Proposal 4B — the declassification of the board of directors with the result being that each director will be elected annually (this proposal is referred to herein as “Organizational Documents Proposal 4B”).

•        Organizational Documents Proposal 4C — the reduction of the requisite quorum for a meeting of shareholders from a majority to at least two shareholders representing no less than one-third (33 1/3%) of the shares entitled to vote at such meeting (this proposal is referred to herein as “Organizational Documents Proposal 4C”).

•        Organizational Documents Proposal 4D — the inclusion of an advance notice provision that requires a shareholder to provide notice to TMC in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (this proposal is referred to herein as “Organizational Documents Proposal 4D”).

•        Organizational Documents Proposal 4E — the inclusion of a forum selection provision whereby, subject to limited exceptions or unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada, and the appellate courts therefrom, will be the sole and exclusive forum for certain shareholder litigation matters (this proposal is referred to herein as “Organizational Documents Proposal 4E”).

•        Organizational Documents Proposal 4F — certain other changes, including changes to the rights and restrictions attached to the Class B ordinary shares, and the deletion of provisions relating to the initial public offering, the Sponsors, the initial business combination and other related matters (this proposal is referred to herein as “Organizational Documents Proposal 4F”).

5.      Proposal No. 5 — The NYSE Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination and the PIPE Financing be approved.

6.      Proposal No. 6 — The Incentive Award Plan Proposal — RESOLVED, as an ordinary resolution, that the TMC Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, be adopted and approved.

7.      Proposal No. 7 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.

Each of the Continuance Proposal, the Business Combination Proposal, the Charter Proposal and the NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the SOAC Board

The SOAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SOAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Continuance, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

SOAC shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 21, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one (1) vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 37,500,000 ordinary shares issued and outstanding, of which 30,000,000 were issued and outstanding public shares.

Quorum

A quorum of SOAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 18,750,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SOAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Continuance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Organizational Documents Proposals are voted on a non-binding advisory basis.

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Continuance Proposal, the Charter Proposal and the NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one (1) vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SOAC Board “FOR” the Continuance Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SOAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an SOAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify SOAC’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SOAC.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of SOAC that SOAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, SOAC’s transfer agent, in which you (i) request that SOAC redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, SOAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on September 1, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SOAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders are not required to affirmatively vote for or against the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus in order to redeem their public shares for cash. This means that public shareholders (other than those who have agreed not to do so by executing the Sponsor Letter Agreement) who hold public shares on or before September 1, 2021 (two (2) business days before the extraordinary general meeting) may elect to redeem their public shares whether or not they are holders as of the record date, and whether or not they vote “FOR” the Business Combination Proposal or any of the other proposals set forth in this proxy statement/prospectus. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SOAC’s transfer agent, TMC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.002 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Continuance and accordingly it is TMC Common Shares that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. TMC Common Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on August 11, 2021 was $9.93. For illustrative purposes, as of March 31, 2021, funds in the trust account plus accrued interest thereon totaled approximately $300,073,644 or $10.002 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SOAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Continuance under the Cayman Islands Companies Law or under the BCBCA.

Proxy Solicitation Costs

SOAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SOAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SOAC will bear the cost of the solicitation.

SOAC has hired Morrow to assist in the proxy solicitation process. SOAC will pay that firm a fee of $35,000, plus disbursements. Such fee will be paid with non-trust account funds.

SOAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SOAC will reimburse them for their reasonable expenses.

SOAC Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 30,000,000 ordinary shares issued and outstanding, which includes an aggregate of 7,500,000 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there are outstanding an aggregate of 24,500,000 warrants, comprised of 9,500,000 private placement warrants held by Sponsor and the 15,000,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (ii) the Continuance Proposal and the Charter Proposal are each approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, or otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

INFORMATION ABOUT SOAC

SOAC is a blank check company incorporated on December 18, 2019 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SOAC is an emerging growth company and, as such, SOAC is subject to all of the risks associated with emerging growth companies. All of SOAC’s activities since inception have related to its formation and initial public offering, and since the closing of the initial public offering, a search for a business combination candidate.

SOAC’s management team is supported by the Northern Pacific Group (“NPG”), a technology and business services focused private equity firm based in Wayzata, Minnesota that was co-founded by SOAC’s Chairman, Scott Honour in 2012. NPG has considerable experience investing in environmental, social and governance (“ESG”) related portfolio companies with community impact, workplace diversity and integrity, and environmental resource management acting as cornerstones to key investment decisions. NPG has offset its carbon footprint to net zero, achieving CarbonNeutral® status. The partners of NPG have been involved in acquisitions, financings and advisory transactions totaling over $20 billion in transaction value, have significant experience investing across a variety of economic cycles and have a track record of identifying targets with high-quality assets, businesses and management teams with significant resources, capital and optimization potential. NPG is strategically focused on sponsoring and supporting blank check companies either as a direct sponsor or under its portfolio companies. SOAC believes that it will benefit from NPG’s prior experiences.

On May 8, 2020, SOAC consummated an initial public offering of 30,000,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 9,500,000 private placement warrants at an offering price of $1.00 per warrant.

Following the closing of SOAC’s initial public offering, an amount equal to $300,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SOAC meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by SOAC, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account if SOAC does not complete a business combination within 18 months from the closing of the initial public offering, or November 8, 2021, unless SOAC proposes an amendment to its existing Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of SOAC’s obligation to complete a business combination within the Combination Period and provides its shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

SOAC’s units, public shares and public warrants are currently listed on the NYSE under the symbols “SOAC.U,” “SOAC” and “SOAC WS,” respectively.

Financial Position

As of March 31, 2021, we had approximately $1.2 million in cash and a working capital deficit of approximately $3.4 million, and approximately $300 million of net proceeds were held in the trust account. With the funds available, SOAC offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because SOAC is able to complete the initial business combination using its cash, debt or equity securities, or a combination of the foregoing, SOAC has the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting SOAC’s Business Combination

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that SOAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for SOAC’s initial business combination. The SOAC Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of SOAC’s initial business combination, the prospects for SOAC’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that SOAC will not have the resources to diversify SOAC’s operations and mitigate the risks of being in a single line of business. By completing SOAC’s initial business combination with only a single entity, SOAC’s lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which SOAC operate after the initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

SOAC is providing its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of SOAC’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay SOAC’s income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. As of March 31, 2021, the amount in the trust account was approximately $10.002 per public share. The per-share amount SOAC will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that SOAC will pay to the underwriters of its initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of SOAC’s initial business combination with respect to SOAC’s warrants. Further, SOAC will not proceed with redeeming SOAC’s public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will SOAC redeem SOAC’s public shares in an amount that would cause SOAC’s net tangible assets to be less than $5,000,001 (so that SOAC does not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

SOAC has until November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If SOAC is unable to consummate an initial business combination by November 8, 2021, SOAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay SOAC’s income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SOAC’s remaining shareholders and the SOAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to SOAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SOAC’s warrants, which will expire worthless if SOAC fail to consummate an initial business combination by November 8, 2021. The Existing Governing Documents provide that, if SOAC winds up for any other reason prior to the consummation of SOAC’s initial business combination, SOAC will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Sponsor and each member of SOAC’s management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares if SOAC fails to consummate an initial business combination by November 8, 2021 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if SOAC fails to complete an initial business combination by November 8, 2021).

Sponsor and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents that would affect the substance or timing of SOAC’s obligation to provide holders of SOAC’s Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of SOAC’s public shares if SOAC does not complete an initial business combination by November 8, 2021, unless SOAC provide its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay SOAC’s income taxes, if any, divided by the number of the then-outstanding public shares. However, SOAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that SOAC does not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that SOAC cannot satisfy the net tangible asset requirement, SOAC would not proceed with the amendment or the related redemption of SOAC’s public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by Sponsor, any executive officer, director or director nominee, or any other person.

SOAC expects that all costs and expenses associated with implementing SOAC’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of SOAC’s initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although SOAC cannot assure you that there will be sufficient funds for such purpose.

If SOAC were to expend all of the net proceeds of SOAC’s initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon SOAC’s dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of SOAC’s creditors which would have higher priority than the claims of SOAC’s public shareholders. SOAC cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While SOAC intends to pay such amounts, if any, SOAC cannot assure you that SOAC will have funds sufficient to pay or provide for all creditors’ claims.

Although SOAC will seek to have all vendors, service providers, prospective target businesses and other entities with which SOAC does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of SOAC’s public shareholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements, that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SOAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SOAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial in the best interests of SOAC given the circumstances. Examples of possible instances where SOAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us (other than our independent registered accounting firm), or a prospective target business with which SOAC have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SOAC’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under SOAC’s indemnity of the underwriters of SOAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. However, SOAC has not asked Sponsor to reserve for such indemnification obligations, nor has SOAC independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and SOAC believes that Sponsor’s only assets are securities of SOAC. Sponsor may not be able to satisfy those obligations. None of SOAC’s officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SOAC’s tax obligations, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SOAC’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While SOAC currently expects that its independent directors would take legal action on SOAC’s behalf against Sponsor to enforce its indemnification obligations to us, it is possible that SOAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SOAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

SOAC will seek to reduce the possibility that Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SOAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Sponsor will also not be liable as to any claims under SOAC’s indemnity of the underwriters of SOAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. SOAC has access to up to $2.5 million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with SOAC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that SOAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from SOAC’s trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from SOAC’s trust account received by any such shareholder.

If SOAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SOAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SOAC’s shareholders. To the extent any bankruptcy claims deplete the trust account, SOAC cannot assure you SOAC will be able to return $10.00 per public share to SOAC’s public shareholders. Additionally, if SOAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by SOAC’s shareholders. Furthermore, the SOAC Board may be viewed as having breached its fiduciary duty to SOAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and SOAC’s company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. SOAC cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and SOAC — If, after SOAC distribute the proceeds in the trust account to SOAC’s public shareholders, SOAC file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and SOAC and the SOAC Board may be exposed to claims of punitive damages.”

Employees

SOAC currently has three executive officers. These individuals are not obligated to devote any specific number of hours to SOAC’s matters but they intend to devote as much of their time as they deem necessary to SOAC’s affairs until SOAC has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for SOAC’s initial business combination and the stage in which it is in of the business combination process. SOAC does not intend to have any full-time employees prior to the completion of the initial business combination.

Directors and Executive Officers

SOAC’s officers and directors are as follows:

Name	Age	Position
Scott Leonard	46	Chief Executive Officer and Director
Scott Honour	53	Chairman
David Quiram	46	Chief Financial Officer
Rick Gaenzle	55	Director
Isaac Barchas	53	Director
Justin Kelly	49	Director

Scott Leonard is SOAC’s Chief Executive Officer and on SOAC’s board of directors. Mr. Leonard has over 15 years of experience leading highly successful business transformations and transitions. Mr. Leonard also has deep expertise over the past 8 years driving decarbonization through technology adoption, product lifecycle management and development and industrial demand destruction. Mr. Leonard has held various roles at both public and private companies including Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer and Independent Director. Previously, Mr. Leonard served as Chief Financial Officer/Chief Restructuring Officer at GenOn Energy from 2017 until 2018, and Chief Executive Officer of GenOn Mid-Atlantic LLC in 2018. From 2014 to 2016, Mr. Leonard was at Hewlett Packard Enterprise (NYSE: HPE), where he served as the Senior Vice President of Global Commercial Functions for the Enterprise Services business. Prior to that, Mr. Leonard served as Deputy Executive Director, Chief Strategy & Administrative Officer for the Texas Department of Transportation from 2012 to 2014. From 2005 to 2012, Mr. Leonard held positions as Senior Vice President, Performance Improvement and Vice President, Corporate Planning at TXU Corp. and its successor Energy Future Holdings Corp. Mr. Leonard previously served on the board of directors of NRG REMA, LLC and Lonestar II Generation Holdings. Earlier in his career, Mr. Leonard was with McKinsey & Co. as a management consultant and Donaldson Lufkin & Jenrette as an investment banker. Mr. Leonard earned a B.S. with Highest Honors from Georgia Tech, and an M.B.A. with Distinction from The Kellogg Graduate School of Management at Northwestern.

Scott Honour is the Chairman of the SOAC Board. Mr. Honour has over 30 years of private equity investment experience and has been involved in over 100 transactions totaling over $20 billion in transaction value. Mr. Honour is Managing Partner of NPG, a private equity firm, which he co-founded in 2012. Prior to that, Mr. Honour was at The Gores Group, a Los Angeles based private equity firm, for 10 years, serving as Senior Managing Director and one of the firm’s top executives. During his time at The Gores Group, the firm raised four funds, totaling $4 billion in aggregate, and made over 35 investments. Mr. Honour also served on the investment committee for The Gores Group. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies including Solar Spectrum Holdings LLC, Anthem Sports & Entertainment Inc., 1st Choice

Delivery, LLC, United Language Group, Inc., Renters Warehouse LLC, Real Dolmen (REM:BB) and Westwood One, Inc. (formerly NASDAQ: WWON), and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania.

David Quiram is SOAC’s Chief Financial Officer. Dr. Quiram has over 20 years of leadership experience in technology, strategy and finance organizations with a deep understanding of the chemicals, emerging technology, bioscience and energy sectors. Previously, Dr. Quiram served as Head of Financial Planning and Analysis and Tax at GenOn Energy from 2017 until 2019 where he was responsible for standing up the financial and administrative functions of GenOn as a stand-alone entity from NRG Energy Inc. (NYSE: NRG). Prior to that, Dr. Quiram served as Head of Investments for Enterprise Services of Hewlett Packard Enterprise (NYSE: HPE) from 2014 until 2017 where he directed investments into products and services. From 2010 to 2014, Dr. Quiram was with Accenture (NYSE: ACN) as a Senior Manager in their Strategy practice focused on transforming utilities, independent power producers, and energy retailers. From 2006 to 2009, Dr. Quiram worked at multiple roles at TXU Energy starting in finance and later served as Vice President of Retail Pricing and Procurement where he led the pricing and hedging for TXU Energy’s retail portfolio. Dr. Quiram began his career at McKinsey & Co where he worked as an Engagement Manager from 2001 until 2005, and as a Research Scientist at DuPont (NYSE: DD) from 1998 to 2001. Dr. Quiram earned a B.S. in Chemical Engineering with Highest Distinction from the University of Virginia, and an M.S. and Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology.

Rick Gaenzle serves on the SOAC Board. Mr. Gaenzle has over 30 years of private equity investment and corporate finance experience; he is the founder and currently serves as a Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. and related entities, a $1.2 billion leveraged buyout and private equity fund. Mr. Gaenzle has spent the last twenty-eight years at Gilbert Global and its predecessor entity, completing over 110 direct equity investments, co-investments and add-on acquisitions for portfolio companies. Previously, Mr. Gaenzle was a Principal of Soros Capital L.P., the principal venture capital and leveraged equity entity of the Quantum Group of Funds and a principal advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions at PaineWebber Inc. Mr. Gaenzle currently serves as a Senior Advisor to Impact Delta, an impact-investing and impact-measurement advisory firm; an Operating Partner of NPG; and Chairman of Lake Street Homes, a single-family rental investment vehicle. Mr. Gaenzle holds a B.A. from Hartwick College and an M.B.A. from Fordham University.

Isaac Barchas serves on the SOAC Board. Mr. Barchas is the President and Chief Executive Officer of Research Bridge Partners (“RBP”), a socially-driven investment company, which he founded in 2016. RBP uses both concessionary and nonconcessionary investment to create startup companies based on university research and advance those companies into the venture capital markets. Prior to founding RBP, Mr. Barchas led the Austin Technology Incubator (“ATI”) at The University of Texas at Austin from 2006 to 2016. ATI’s Clean Energy Incubator was the first university clean tech incubation program in the United States. During Mr. Barchas’ leadership, ATI companies raised over $1 billion in the capital markets. Mr. Barchas joined the university from McKinsey & Co., where he worked in the Chicago, Sydney, Auckland and Dallas offices, from 1996 to 2006 and served on the leadership teams of McKinsey’s North American Healthcare Practice and Global Organization Practice. Mr. Barchas has served on multiple private company boards and on philanthropic boards including Pecan Street Inc., the largest analytically-focused clean energy and climate data consortium in the United States, where he was a founding board member. Mr. Barchas earned a J.D. (honors) and M.A. (Century Fellowship) from The University of Chicago. He received an A.B. from Stanford University (honors and Phi Beta Kappa).

Justin Kelly serves on the SOAC Board. Mr. Kelly is currently the Chief Executive Officer and Chief Investment Officer of Winslow Capital Management, LLC (“Winslow Capital”), Nuveen’s center of excellence for growth investing. Mr. Kelly also serves as lead portfolio manager on the firm’s flagship U.S. Large Cap Growth Strategy. Mr. Kelly has been with Winslow Capital for over two decades and has transformed the firm from a single strategy, niche investment firm to a thought leader globally in growth equity investing with four strategies. Prior to joining Winslow Capital in 1999, Mr. Kelly was an equity analyst at Investment Advisors in Minneapolis. Prior to that, Mr. Kelly worked at Prudential Bache, from 1993 to 1996 as Investment Banker, and Salomon Brothers, from 1996 to 1997 as Investment Banker. Mr. Kelly earned a B.S. in Finance/Investments from Babson College.

Number and Terms of Office of Officers and Directors

The SOAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to SOAC’s first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, SOAC is not required to hold an annual meeting until one year after SOAC’s first fiscal year end following SOAC’s listing on the NYSE. The term of office of the first class of directors, consisting of Rick Gaenzle, will expire at SOAC’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Isaac Barchas and Justin Kelly, will expire at SOAC’s second annual meeting of shareholders. The term of office of the third class of directors, consisting of Scott Leonard and Scott Honour, will expire at SOAC’s third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of SOAC’s Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of SOAC’s Founder Shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into on or prior to the closing of this offering, Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to the SOAC Board, as long as Sponsor holds any securities covered by the Amended and Restated Registration Rights Agreement.

SOAC’s officers are appointed by the SOAC Board and serve at the discretion of the SOAC Board, rather than for specific terms of office. The SOAC Board is authorized to appoint persons to the offices set forth in SOAC’s amended and restated memorandum and articles of association as it deems appropriate. SOAC’s amended and restated memorandum and articles of association provides that SOAC’s officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

The SOAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by SOAC’s board and has the composition and responsibilities described below. The charter of each committee is available on SOAC’s website. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Also subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

SOAC has established an audit committee of the board of directors. Rick Gaenzle, Isaac Barchas and Justin Kelly will serve as members of SOAC’s audit committee. The SOAC Board has determined that each of Rick Gaenzle, Isaac Barchas and Justin Kelly are independent under the NYSE listing standards and applicable SEC rules. Rick Gaenzle will serve as the Chairman of the audit committee. Each member of the audit committee is financially literate and the SOAC Board has determined that Rick Gaenzle qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with SOAC’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of SOAC’s accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management SOAC’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by SOAC’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding SOAC’s financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•        reviewing and approving all payments made to SOAC’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of SOAC’s audit committee will be reviewed and approved by the SOAC Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

SOAC has established a nominating committee of the SOAC Board. The members of SOAC’s nominating committee are Rick Gaenzle, Isaac Barchas and Justin Kelly, and Isaac Barchas serves as chairman of the nominating committee. Under the NYSE listing standards, SOAC is required to have a nominating committee composed entirely of independent directors. The SOAC Board has determined that each of Rick Gaenzle, Isaac Barchas and Justin Kelly are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the SOAC Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

SOAC has established a compensation committee of the SOAC Board. The members of SOAC’s compensation committee are Rick Gaenzle, Isaac Barchas and Justin Kelly, and Justin Kelly serves as chairman of the compensation committee.

The SOAC Board has determined that each of Rick Gaenzle, Isaac Barchas and Justin Kelly are independent. SOAC adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to SOAC’s Chief Executive Officer’s compensation, evaluating SOAC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of SOAC’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of SOAC’s other Section 16 executive officers;

•        reviewing SOAC’s executive compensation policies and plans;

•        implementing and administering SOAC’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with SOAC’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SOAC’s executive officers and employees;

•        producing a report on executive compensation to be included in SOAC’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of SOAC’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the SOAC Board.

Code of Ethics

SOAC adopted a Code of Ethics applicable to SOAC’s directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request to us. SOAC intends to disclose any amendments to or waivers of certain provisions of SOAC’s Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires SOAC’s officers, directors and persons who beneficially own more than 10% of SOAC’s ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, all of SOAC’s directors owe three types of duties to us: (i) statutory duties; (ii) fiduciary duties; and (iii) common law duties. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company; (b) a duty to exercise their powers for the purposes they were conferred; (c) a duty to avoid fettering his or her discretion in the future; and

(d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, SOAC’s directors must ensure compliance with the Existing Governing Documents. SOAC have the right to seek damages if a duty owed by any of SOAC’s directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.

Certain of SOAC’s officers and directors presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of SOAC’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SOAC does not believe, however, that the fiduciary duties or contractual obligations of SOAC’s officers or directors will materially affect SOAC’s ability to complete SOAC’s initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•        SOAC’s executive officers and directors are not required to, and will not, commit their full time to SOAC’s affairs, which may result in a conflict of interest in allocating their time between SOAC’s operations and SOAC’s search for a business combination and their other businesses. SOAC does not intend to have any full-time employees prior to the completion of SOAC’s initial business combination. Each of SOAC’s executive officers are engaged in several other business endeavors for which he may be entitled to substantial compensation, and SOAC’s executive officers are not obligated to contribute any specific number of hours per week to SOAC’s affairs.

•        Sponsor subscribed for Founder Shares prior to the date of the initial public offering and purchased private placement warrants in a transaction that closes simultaneously with the closing of this initial public offering.

•        SOAC’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to SOAC’s initial business combination.

•        Sponsor and each member of SOAC’s management team have entered into agreements with SOAC, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Ordinary Shares in connection with (i) the completion of SOAC’s initial business combination and (ii) a shareholder vote to approve an amendment to SOAC’s amended and restated memorandum and articles of association that would affect the substance or timing of SOAC’s obligation to provide holders of SOAC’s Class A ordinary shares the right to have their shares redeemed in connection with SOAC’s initial business combination or to redeem 100% of SOAC’s public shares if SOAC does not consummate an initial business combination within 18 months from the closing of this offering. Additionally, Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Founder Shares if SOAC fails to complete SOAC’s initial business combination within the prescribed time frame. If SOAC does not consummate an initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, Sponsor and SOAC’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of SOAC’s initial business combination or (B) subsequent to SOAC’s initial business combination, (x) if the closing price of SOAC’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SOAC’s initial business combination, or

(y) the date on which SOAC complete a liquidation, merger, share exchange or other similar transaction that results in all of SOAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. The private placement warrants will not be transferable until 30 days following the completion of SOAC’s initial business combination. Because each of SOAC’s executive officers and director nominees own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate SOAC’s initial business combination.

•        SOAC’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to SOAC’s initial business combination.

•        SOAC cannot assure you that any of the above mentioned conflicts will be resolved in SOAC’s favor.

Accordingly, as a result of multiple business affiliations, SOAC’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to SOAC if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. SOAC does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect SOAC’s ability to complete a business combination.

Sponsor, SOAC’s Founders and each member of SOAC’s management team have agreed to vote their Founder Shares and any public shares purchased during or after the initial public offering in favor of the proposed Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of SOAC’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. SOAC will enter into agreements with SOAC’s directors and officers to provide contractual indemnification in addition to the indemnification provided for in SOAC’s amended and restated memorandum and articles of association. SOAC expect to purchase a policy of directors’ and officers’ liability insurance that insures SOAC’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against SOAC’s obligations to indemnify SOAC’s officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) SOAC has sufficient funds outside of the trust account or (ii) SOAC consummates an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against SOAC’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SOAC’s officers and directors, even though such an action, if successful, might otherwise benefit us and SOAC’s shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SOAC pays the costs of settlement and damage awards against SOAC’s officers and directors pursuant to these indemnification provisions.

SOAC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

In March 2020, Sponsor transferred 30,000 Class B ordinary shares to each of Messrs. Gaenzle, Barchas and Kelly. None of SOAC’s executive officers or directors have received any cash compensation for services rendered to SOAC. Commencing on the date that SOAC’s securities were first listed on the NYSE through the earlier of consummation of SOAC’s initial business combination and SOAC’s liquidation, SOAC will reimburse an affiliate of SOAC’s sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SOAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SOAC’s audit committee will review on a quarterly basis all payments that were made to SOAC’s sponsor, executive officers or directors, or SOAC’s or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, SOAC does not expect to have any additional controls in place governing SOAC’s reimbursement payments to SOAC’s directors and executive officers for their out-of-pocket expenses incurred in connection with SOAC’s activities on SOAC’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SOAC to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of SOAC’s initial business combination.

After the completion of SOAC’s initial business combination, directors or members of SOAC’s management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to SOAC’s shareholders in connection with a proposed business combination. SOAC has not established any limit on the amount of such fees that may be paid by the combined company to SOAC’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to SOAC’s executive officers will be determined, or recommended to the SOAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the SOAC Board.

SOAC does not intend to take any action to ensure that members of SOAC’s management team maintain their positions with SOAC after the consummation of SOAC’s initial business combination, although it is possible that some or all of SOAC’s executive officers and directors may negotiate employment or consulting arrangements to remain with us after SOAC’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with SOAC may influence SOAC’s management’s motivation in identifying or selecting a target business but SOAC does not believe that the ability of SOAC’s management to remain with SOAC after the consummation of SOAC’s initial business combination will be a determining factor in SOAC’s decision to proceed with any potential business combination. SOAC is not party to any agreements with SOAC’s executive officers and directors that provide for benefits upon termination of employment.

Director Independence

NYSE listing standards require that a majority of the SOAC Board be independent. The SOAC Board has determined that Rick Gaenzle, Isaac Barchas and Justin Kelly are “independent directors” as defined in the NYSE listing standards. SOAC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to SOAC’s knowledge, threatened against us or any members of SOAC’s management team in their capacity as such.

Properties

SOAC currently maintains its registered offices at 1601 Bryan Street, Suite 4141, Dallas, Texas 75201. The cost for SOAC’s use of this space is included in the $10,000 per month fee SOAC pays to Sponsor for office space, administrative and support services. Upon consummation of the Business Combination, the principal executive offices of TMC will be located at 595 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T5.

Competition

If SOAC succeeds in effecting the Business Combination with DeepGreen, there will be, in all likelihood, significant competition from their competitors. SOAC cannot assure you that, subsequent to the Business Combination, SOAC will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

SOAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SOAC’s annual reports contain financial statements audited and reported on by SOAC’s independent registered public accounting firm.

SOAC is required to evaluate SOAC’s internal control procedures as required by the Sarbanes-Oxley Act. Only in the event SOAC is deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will SOAC be required to comply with the independent registered public accounting firm attestation requirement on SOAC’s internal control over financial reporting. The fact that SOAC is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on SOAC as compared to other public companies because a target business with which SOAC seek to complete SOAC’s initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

SOAC is a Cayman Islands exempted company limited by shares. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Law. As an exempted company, SOAC applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or SOAC’s operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of SOAC’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to SOAC’s shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

SOAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, SOAC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in SOAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find SOAC’s securities less attractive as a result, there may be a less active trading market for SOAC’s securities and the prices of SOAC’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. SOAC intends to take advantage of the benefits of this extended transition period.

SOAC will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of SOAC’s initial public offering, (b) in which SOAC has a total annual gross revenue of at least $1.0 billion, or (c) in which SOAC is deemed to be a large accelerated filer, which means the market value of SOAC’s Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th and (ii) the date on which SOAC has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, SOAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. SOAC will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of SOAC’s ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) SOAC’s annual revenues exceeded $100 million during such completed fiscal year and the market value of SOAC’s ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

SOAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

References to the “Company,” “Sustainable Opportunities Acquisition Corp.,” “our,” “us” or “we” refer to Sustainable Opportunities Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this registration statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company limited by shares on December 18, 2019 for the purpose of effecting the Business Combination. Although we are not limited to a particular industry or geographic region for purposes of consummating a Business Combination, we intend to focus within industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. While investing in ESG covers a broad range of themes, we are focused on evaluating suitable targets that have existing environmental sustainability practices or that may benefit, both operationally and economically, from our management team’s commitment and expertise in executing such practices.

The registration statement for our initial public offering was declared effective on May 5, 2020. On May 8, 2020, we consummated our initial public offering of 30,000,000 units at $10.00 per unit, generating gross proceeds of $300 million, and incurring offering costs of approximately $17.4 million, inclusive of $10.5 million in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 9,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our Sponsor, generating gross proceeds of $9.5 million.

Upon the closing of the initial public offering and the private placement, $300 million ($10.00 per unit) of the net proceeds of the sale of the units in the initial public offering and the private placement were placed in a trust account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account as described below. Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

If we are unable to complete a Business Combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay for our tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On March 4, 2021, we entered into the Business Combination Agreement, by and among the Company, NewCo Sub, and DeepGreen.

Pursuant to the Business Combination Agreement, we will undergo the Continuance. Following the Continuance, pursuant to the Plan of Arrangement under the Business Corporations Act (British Columbia), (i) we will acquire all of the issued and outstanding DeepGreen Common Shares, (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of the Company, and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with the provisions of applicable law. See the Company’s Current Report on Form 8-K, filed with the SEC on March 4, 2021, for further information.

Results of Operations

Our entire activity from December 18, 2019 (inception) through December 31, 2020, was in preparation for our initial public offering, and since such offering, our activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until the closing and completion of our initial Business Combination.

We recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period. The activity below reflects the results after considering the restatement of our historical financial statements to account for the Warrants within liabilities as further described in our financial statements.

For the year ended December 31, 2020, we had a net loss of approximately $36,542,055, which consisted of general and administrative expenses of approximately $2,923,654, changes in fair value of warrant liabilities of $32,730,000, offering costs allocated to warrant liabilities of $877,647, general and administrative- related party expenses of approximately $80,000, offset by approximately $69,246 in interest income and in the trust account.

For the period from December 18, 2019 (inception) to December 31, 2019, we had a net loss of approximately $9,000, which consisted solely of general and administrative expenses of approximately $9,000.

For the three months ended March 31, 2021, we had net income of $31,869,620, which consisted primarily of $34,880,000 related to the change in the fair value of the Company’s Warrants partially offset by $3,014,922 of general and administrative expenses.

For the three months ended March 31, 2020, we had net loss of approximately $59,000, which consisted solely of general and administrative expenses.

Going Concern Consideration

As of December 31, 2020, we had approximately $1.3 million in cash and a working capital deficit of approximately $372,000.

As of March 31, 2021, we had approximately $1.2 million in cash and a working capital deficit of approximately $3.4 million.

Until the consummation of a Business Combination, we will be using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. We will need to raise additional capital through loans or additional investments from our Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through November 8, 2021. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Other Contractual Obligations

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate paid upon the closing of the initial public offering. In addition, $0.35 per unit, or $10.5 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Administrative Support Agreement

We entered into an agreement, commencing on May 8, 2020 through the earlier of our consummation of a Business Combination and our liquidation, to reimburse our Sponsor a total of $10,000 per month for office space, secretarial and administrative services. We incurred and paid $80,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for the year ended December 31, 2020, and for the period December 18, 2019 (inception) to December 31, 2019 respectively. We incurred and paid $30,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for the three months ended March 31, 2021, and 2020, respectively.

Consulting Agreement

We are receiving consulting services in connection with identification of potential targets for a Business Combination and due diligence on such targets. As compensation for such services, we have paid a nonrefundable fixed fee of $350,000 and agreed to pay the consulting firm $2,650,000 solely in the event that we complete a Business Combination. The consulting agreement may be terminated early by either party to the agreement provided that we pay a termination fee to the consulting firm determined based on a monthly increasing amount through November 2021. As of December 31, 2020, the termination fee is $1,115,800, which has been accrued and recognized in general and administrative expenses within the statements of operations. The Company recognized $418,000 and $0 in general and administrative expenses within the statements of operations for the three months ended March 31, 2021 and March 31, 2020, respectively. The termination fee accrued was $1,533,800 as of March 31, 2021.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, 30,000,000 Class A ordinary shares subject to possible redemption were presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet as of March 31, 2021.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued an aggregate of 15,000,000 Public Warrants associated with Units issued to investors in our initial public offering and the underwriters’ exercise of their overallotment option and we issued 9,500,000 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the initial public offering were measured at fair value using a Monte Carlo simulation and the private placement warrants were initially measured at fair value using a modified Black Scholes Model, including inputs from a Monte Carlo simulation. The private placement warrants have been valued similarly for each subsequent measurement date and fair value of warrants issued in connection with our initial public offering has subsequently been measured based on the listed market price of such warrants.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. An aggregate of 30,000,000 and 22,726,721 Class A ordinary shares subject to possible redemption at March 31, 2021 and December 31, 2020, respectively have been excluded from the calculation of basic income (loss) per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. We have not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 24,500,000 Class A ordinary shares in the calculation of diluted income (loss) per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT DEEPGREEN

As used herein, references to the “NORI Technical Report Summary” are to the NORI Technical Report Summary, prepared by AMC Consultants Ltd. (“AMC”) for DeepGreen, dated March 2021, which was prepared in accordance with the requirements of subpart 1300 of Regulation S-K which governs disclosure for mining registrants (the “SEC Mining Rules”). References to the “TOML Technical Report Summary” are to the TOML Technical Report Summary, prepared by AMC for DeepGreen, dated March 2021, which was prepared in accordance with the SEC Mining Rules. The NORI Technical Report Summary and TOML Technical Report Summary are filed as Exhibit 96.1 and Exhibit 96.2, respectively, to the registration statement of which this proxy statement/prospectus forms a part. The mineral resource estimates contained in the NORI Technical Report Summary have an effective date of December 31, 2020 and have not been updated since that time. The mineral resource estimates contained in the TOML Technical Report Summary have an effective date of December 31, 2020 and have not been updated since such date.

Overview

DeepGreen is a deep-sea minerals exploration company focused on the collection, processing and refining of polymetallic nodules found on the seafloor of the CCZ. The CCZ is a zone of abyssal plains and other formations in the Eastern Pacific Ocean, with a length of around 4,500 miles (7,240 km) that spans approximately 4,500,000 square kilometers (1,700,000 sq mi). Polymetallic nodules, which are located in significant quantities on the seafloor of the CCZ, have high concentrations of nickel, manganese, cobalt and copper in a single rock. These metals are the main raw material inputs into lithium NMC (nickel-manganese-cobalt) battery cathodes and electric wiring often used in EV and energy storage. DeepGreen has identified the potential to recover metals from polymetallic nodules to support increasing demand from battery and electric vehicle production through the development of a process that produces metals from the polymetallic nodules with near-zero solid processing waste.

As compared to land-based sources, DeepGreen believes that polymetallic nodule collection has many advantages that allow DeepGreen to reduce the potential environmental and social impact of primary metal production, and a flow sheet that DeepGreen expects could lead to the substantial reduction or elimination of tailings. Such advantages include that: (1) the nodules can be collected without the need for removing overburden to access the nodules or destructive rock cutting and excavation that is required on land; (2) land use and deforestation caused by land-based mining can be avoided when collecting nodules; (3) less ore needs to be processed to get at the same amount of metal if nodules are used as the source as compared to land-based sources; (4) unlike many land ores, nodules do not contain toxic levels of deleterious elements like arsenic and mercury, thereby making it possible to productize 100% of nodule mass and leave no solid waste streams behind; and (5) unlike with many land-based ores, in case of nodules, significant flexibility exists to transport them anywhere in the world with a deep-water port, existing infrastructure and access to renewable power. DeepGreen believes that most of this reduction in potential environmental and social impact as compared to land-based mining results from the unique properties of the polymetallic nodule resource and the production design choices made by DeepGreen. The explanation, supplemental support and material assumptions underlying this claim are described below under the heading “— Market Opportunity — Environmental Market Opportunity”. However, given that no seafloor polymetallic nodule deposits have been collected on a commercial scale to date, there is some uncertainty regarding the potential impact of commercial-scale operations on biodiversity and ecosystem function on the CCZ abyssal seafloor and overlying water column. DeepGreen is still in the exploration phase of the project and has not yet obtained an exploitation contract from the ISA to commence commercial-scale polymetallic nodule collection in the CCZ nor has DeepGreen obtained the applicable environmental permits and other permits required to build and operate commercial scale polymetallic nodule processing and refining plants on land.

DeepGreen has a dual mission: (1) to supply metals for the clean energy transition with low environmental and social impact as compared to land based mining; and (2) to accelerate the transition to a circular metal economy. The primary application of DeepGreen’s mission is to solve the metals supply problem for the manufacture of EV batteries.

DeepGreen, through its subsidiaries, holds (directly or indirectly) exploration or commercial rights to three polymetallic nodule contract areas in the CCZ regulated by the ISA and sponsored by the Nation States of Nauru, Tonga and Kiribati, respectively. Based on the NORI Technical Report Summary and the TOML Technical Report Summary, the NORI Contract Area and TOML Contract Area, DeepGreen’s current material mineral properties, represent an aggregate area of 149,543 km2 and an estimated resource base of approximately 1.6 billion tonnes (wet) of polymetallic nodules. DeepGreen believes that the mineral resource in these two contract areas alone is the largest estimated single aggregated source of battery metals in the world, with enough estimated polymetallic nodules on the seafloor to support the electrification of approximately one quarter of the current global passenger vehicle fleet.

The ISA has issued a total of 17 polymetallic nodule exploration contracts in the CCZ covering 1.28 million km2, or 0.4% of the global seafloor. Subsidiaries of DeepGreen hold direct or indirect rights to three out of these 17 exploration contracts:

NORI.    Nauru Ocean Resources Inc. (“NORI”), a wholly-owned subsidiary of DeepGreen, holds exploration rights to four blocks (NORI Area A, B, C, and D, the “NORI Contract Area”) covering 74,830 km2 in the CCZ that were granted by the ISA in July 2011. NORI is sponsored by Nauru pursuant to a certificate of sponsorship signed by the Government of Nauru on April 11, 2011. The D block of the NORI area (“NORI Area D”) is the seafloor parcel where DeepGreen has performed the most resource definition and environmental work to date. NORI commissioned AMC to undertake a preliminary economic assessment (“PEA”) of the mineral resource contained in NORI Area D and to compile a Technical Report compliant with Canadian National Instrument (NI 43-101), which was completed in March 2021. AMC subsequently compiled the NORI Technical Report Summary, dated March 2021, which included an initial assessment and an economic analysis of NORI Area D prepared in accordance with the SEC Mining Rules. The NORI Technical Report Summary is filed as Exhibit 96.1 to the registration statement of which this proxy statement/prospectus forms a part.

TOML.    Tonga Offshore Mining Limited (“TOML”), a wholly-owned subsidiary of DeepGreen which was acquired by DeepGreen in March 2020, holds exploration rights to an area covering 74,713 km2 in the CCZ that were granted by the ISA in January 2012 (the “TOML Contract Area”). On March 8, 2008, Tonga and TOML entered into a sponsorship agreement formalizing certain obligations of the parties in relation to TOML’s exploration and potential exploitation of a proposed application to the ISA (subsequently granted) for the TOML Contract Area. TOML commissioned a Technical Report Summary by AMC, dated March 2021, which is filed as Exhibit 96.2 to the registration statement of which this proxy statement/prospectus forms a part.

Marawa.    DGE, a wholly-owned subsidiary of DeepGreen, entered into agreements with Marawa Research and Exploration Ltd. (“Marawa”) and the Republic of Kiribati (“Kiribati”) which provide DGE with exclusive exploration rights to an area covering 74,990 km2 in the CCZ (the “Marawa Contract Area”). The exploration contract between Marawa and the ISA (the “Marawa Exploration Contract”) was signed on January 19, 2015. To date, very limited offshore marine resource definition activities in the Marawa Contract Area have occurred and DeepGreen expects to commit future resources as contractually agreed with Marawa to evaluate the future commercial viability of any project in such area. DeepGreen has not completed adequate research to establish the economic viability of any project in the Marawa Contract Area. Further work will need to be conducted in order to assess the viability of any potential project in the Marawa Contract Area and such work will take several years until such assessment can be made.

150°0'0"W
140°0'0"W
130°0'0"W
120°0'0"W
20°0'0"N
10°0'0"N
0°0'0"
10°0'0"S
United States of America (Hawai)
Exclusive Economic Zone
Mexico
Exclusive Economic Zone
Kiribati (Line Islands)
Exclusive Economic Zone
Kiribati
Clarion Fracture Zone
Clipperton Fracture Zone
APEI-1
APEI-2
APEI-3
APEI-4
APEI-5
APEI-6
APEI-7
APEI-8
APEI-9
0
495
990
1,980
Kilometers
Clarion-Clipperton Fracture Zone Exploration Areas for Polymetallic Nodules
Federal Institute for Geosciences and Natural Resources (BGR; Germany)
Cook Islands Investment Corporation (CIIC; Cook Islands)
China Minmetals Corporation (CMC; China)
China Ocean Mineral Resources Research and Development Association (COMRA; China)
Deep Ocean Resources Development Co. Ltd. (DORD; Japan)
Global Sea Mineral Resources NV (GSR; Belgium)
Government of Republic of Korea
Institut Français de Recherche pour l'Exploitation de la Mer (IFREMER; France)
Interoceanmetal (IOM; Bulgaria, Cuba, Czech Republic, Poland, Russian Fed., Slovakia)
Marawa Reseach and Exploration Ltd (Kiribati)
Nauru Ocean Resources Inc. (NORI; Nauru)
Ocean Mineral Singapore PTE Ltd. (OMS; Singapore)
Tonga Offshore Mining Limited (TOML; Tonga)
UK Seabed Resources Ltd. (UKSRL; UK-I, UK-II)
Yuzhmorgeologiya (Russian Federation)
Reserved Areas
Submission to the Commision for the Limits of the Continental Shelf
Areas of Particular Environmental Interest (APEI)
Map Background Sources: Marineregions.org. Accessed at http://www.marineregions.org on 1 March 2018.Oset Garcia, P.; Souza Dias, F.; Claus, S.; De Hauwere, N.; Vanhoorne, B.; Hernandez, F.; Mees, J. (2017). A new version of the Maritime Boundaries Geodatabase (Flanders Marine Institute).
Area Shown
INTERNATIONAL SEABED AUTHORITY
© International Seabed Authority 2018
(Oct. 2018)

The ISA was established in 1994 pursuant to the United Nations Convention on the Law of the Sea (“UNCLOS”). The ISA regulates the development of seabed resources in the Area beyond national jurisdiction. The ISA is in the process of finalizing regulations for the commercial exploitation of seabed minerals in the Area, including those necessary for the collection of polymetallic nodules. The ISA was intending to have these regulations finalized by July 2020, but the COVID-19 pandemic disrupted ISA meetings and discussions. Once adopted, these regulations will create the legal and technical framework for exploitation of the polymetallic nodules in the NORI, TOML and Marawa Contract Areas.

Section 1, paragraph 15 of the 1994 Agreement relating to the Implementation of Part XI of the UNCLOS allows a member state whose national intends to apply for approval of a plan of work for exploitation to notify the ISA of such intention. This notice obliges the ISA to complete the adoption of exploitation regulations within two years of the request made by the member state.

On June 25, 2021, the Republic of Nauru submitted its notice to the ISA requesting that it completes, by July 9, 2023, the adoption of regulations necessary to facilitate the approval of plans of work for the commercial exploitation of polymetallic nodules. The notice submitted by the Republic of Nauru to the ISA has increased the likelihood that regulations will be adopted that will govern and enable commercial scale polymetallic nodule collection. If the ISA has not completed the adoption of such regulations within the prescribed time and an application for approval of a plan of work for exploitation is pending before the ISA, the ISA shall none the less consider and provisionally approve such plan of work based on: (i) the provisions of the UNCLOS; (ii) any rules, regulations and procedures that the ISA may have adopted provisionally at the time, (iii) on the basis of the norms contained in the UNCLOS and (iv) the principle of non-discrimination among contractors.

DeepGreen is still in the exploration phase of the project and has not yet obtained an exploitation contract from the ISA to commence commercial-scale polymetallic nodule collection in the CCZ nor can it provide any assurance that it will be awarded an exploitation contract in the future.

Polymetallic Nodules

27
Co
Cobalt
58.933
28
Ni
Nickel
58.693
29
Cu
Copper
63.546
25
Mn
Manganese
54.938
Cobalt
Nickel
Copper
Manganese

Deep-ocean polymetallic nodules form on or just below the sediment-covered abyssal plains of the ocean. These nodules contain significant amounts of metals, and their unique characteristic compared to terrestrial deposits is the presence of multiple metals in one deposit. Additionally, polymetallic nodules in the CCZ possess a select number of key defining features such as:

•        far removed from human communities — no need for social displacement;

•        unattached to the seafloor — no need for drilling and blasting;

•        high-grades of four metals (nickel, copper, cobalt and manganese) in a single source — much less mass to process;

•        very low hazardous elements like arsenic, antimony and mercury — which with the processing flow sheet contemplated by DeepGreen would result in no toxic processing tailings;

•        low head-grade variability — easy to process;

•        2-10 cm diameter — easy to handle; and

•        microporous — easy to smelt.

Market Opportunity

Battery Metals and EV Market Opportunity

Significant growth in EV demand is now widely expected, with many countries committing to phasing out cars that burn fossil fuels and many original equipment manufacturers (“OEMs”) devoting significant resources to the electrification of their vehicle offerings. This transition to EVs will test the limits of the supply of certain metals where EVs require several times more of certain metals (such as nickel and cobalt) than cars with internal combustion engines.

The urgent transition away from fossil fuels is driving a very significant, transitional demand for base metals. While only 1.4 million EVs were sold globally in 2020, that number is expected to grow over 15 times to 21.8 million EVs annually by 2030 and then further accelerate to 55.5 million vehicles by 2040. The surge in electric vehicle demand is supported by shifting consumer preferences, technology advancements and government legislation.

Surge in EV demand will test the limits of metals supply.

Global electric vehicle sales
Millions of units[1]
55.5
>35x
21.8
7.0
1.4
2020
2025
2030
2040

[1]New Energy Outlook 2020, BloombergNEF, October 2020. Includes both passenger and commercial vehicles.
[2]Company press releases.
[3]Market exchange rates as of February 8, 2021 per FactSet (financial data provider).

There has been unprecedented capital allocation towards the development and commercialization of EVs. Eight of the leading OEMs have announced more than $200 billion of capital for EV development. In addition to internal combustion engine (“ICE”) OEMs and EV pioneers, in the last year alone, approximately $20 billion of capital was raised through SPAC mergers to support the development and commercialization of EVs. In addition to corporate investment, many national and regional regulatory bodies have adopted legislation to incentivize or require a shift to lower-emission and zero-emission vehicles. For example, China, the United Kingdom, Sweden, Germany, and France have announced plans to either increase applicable environmental targets or outright ban the sale of new ICE vehicles by 2030 or 2040. More recently, California passed regulations requiring half of the trucks sold in the state to be zero-emissions by 2035 and 100% by 2045.

Given the importance of battery metals such as nickel, manganese, cobalt and copper as critical components in the anticipated global development and commercialization of EVs, demand is expected to outpace supply and create a shortage in the coming years. By 2030, global battery demand is expected to reach 3,612 GWh, or 17 times greater than demand in 2019. The EV market is expected to drive approximately 85% of this demand. The remaining demand is comprised of energy storage applications (13%) and consumer electronics (2%).

Given the projected growth in global demand for large-scale lithium-ion batteries in connection with the EV transition, the current supply of battery metals such as nickel and copper is expected to be insufficient, with shortages projected to emerge by 2024. If no new greenfield developments are added to the pipeline, existing mining operations are predicted to fall short of meeting increased demand, and could result in a deficit of up to 40% in the supply of Class 1 nickel and up to 35% in the supply of copper.

Environmental Market Opportunity

Hundreds of millions of tons of nickel, cobalt, manganese and copper are required for the electrification of the global passenger fleet, and DeepGreen believes there is a critical need to ensure that these large amounts of base metals are sourced with the lowest environmental, social, and economic impacts possible. As the global supply of high-grade ore remains limited and metal demand increases, we can expect a larger environmental footprint as well as potential increases in metal prices should land-based mining remain the only viable method of collection. A 2021 study by the International Energy Agency shows that the production of minerals could increase by 600% by 2040 to meet the growing demand for clean energy technologies required to keep global warming at 1.5°C. DeepGreen expects that a growing global population, rising standards of living, higher penetration of intermittent renewable energy and increased commitments to carbon neutrality will contribute to high demand for battery metals. All base metals going into EV batteries today are produced from land-based ores. However, the land mining sector is fundamentally challenged — ore grades are falling, production is moving to some of the more biodiverse and conflict-laden regions in the world (such as DRC, Indonesia, and South Africa), and accessing ore bodies often requires a complete removal of ecosystems situated on and above such orebodies, and removing, breaking or tunneling through significant tonnage of waste rock. Toxic levels of heavy elements often found in land ore bodies often need to be removed, stored, and maintained indefinitely — a real challenge on seismically active and wet tropical islands in countries like Indonesia that is expected to account for most of future growth in nickel supply. While some market proponents have recently announced opposition to acquiring metals derived from deep-sea ore bodies on environmental grounds, DeepGreen believes that deep-sea mineral production presents significant net aggregated environmental and social benefits compared to production of similar metals from land based resource deposits.

DeepGreen believes that sourcing such a large transitional demand of base metals from polymetallic nodules provides an opportunity to dramatically compress most lifecycle ESG impacts associated with conventional metal production from land-based ores. Producing metals from CCZ nodules can help avoid common ESG impacts with conventional metal production, such as child labor, deforestation, toxic tailings, and dramatically reduce other footprints like CO2, sulphur oxide (SOx) and nitrogen oxide (NOx), water and land use. However, given that no seafloor polymetallic nodule deposit has been collected on a commercial scale to date, there is some uncertainty regarding the potential impact of commercial-scale operations on biodiversity and ecosystem function on the CCZ abyssal seafloor and overlying water column. DeepGreen is still in the exploration phase of the project and has not yet obtained an exploitation contract from the ISA to commence commercial-scale nodule collection operations in the CCZ nor has DeepGreen obtained the applicable environmental permits and other permits required to build and operate commercial scale polymetallic nodule processing and refining plants on land.

Most of this compression is made possible by the unique properties of the polymetallic nodule resource and supported by production design choices made by DeepGreen. Polymetallic nodules sit unattached to the seafloor, with over 90% of nodule mass presenting in the top 5 cm unobstructed by overburden. This means that the nodules can be collected without the need for removing overburden to access the nodules or destructive rock cutting and excavation that is required on land. It also means that land use and deforestation caused by land-based mining can be avoided when collecting nodules. In order to extract nickel, copper, cobalt and manganese on land, at least three different types of ores would need to be excavated on land. Nodules contain rich concentrations of all four of these critical metals in a single rock, accounting for over one-third of nodule mass. This means that, on average, four times less ore needs to be processed to get at the same amount of metal if nodules are used as the source. Furthermore, unlike many land ores, nodules do not contain toxic levels of deleterious elements like arsenic and mercury — making it possible to productize 100% of nodule mass and leave no solid waste streams behind.

Nodule collection will also result in a new type of seafloor use in the CCZ abyssal plains. Some conventional projects producing metals from land ores do currently use the deep seafloor in the Coral Triangle and in the Atlantic Ocean for deposition of toxic tailings. If measured in terms of the used seafloor area (rather than the severity of impacts on the deep-sea ecosystems which are expected to be far more severe for deep-sea tailings placement), nodule collection will significantly increase the use of the seafloor. For context, it is also worth noting that if the entire CCZ area currently under exploration were to be exploited over a 30 year period, it would impact 40,000 km2 of the abyssal seafloor per year. This is less than 1% of the estimated 4,900,000 km2 of the seafloor impacted every year by trawling primarily in highly productive coastal waters.

The CCZ abyssal plains are one of the most common and least populated habitats on the planet, akin to barren deserts on land, and they on average support approximately 1,500 less biomass per km2 than Indonesian rainforests (the number one nickel producer today). The CCZ abyssal seafloor is plant-free, food-poor and dominated by bacterial life forms. While it has been studied extensively since the 1960s and more research is underway, some level of uncertainty about the full inventory of local biodiversity will necessarily remain; as a result, entirely eliminating the risk of biodiversity loss is not feasible. Potential future commercial-scale nodule collection operations in the CCZ are certain to disturb wildlife in the operating area. The nature and severity of these impacts on CCZ wildlife are expected to vary by species and are currently subject to significant uncertainty. DeepGreen’s studies cataloguing wildlife and ecosystem function, piloting the nodule collection system and assessing impacts arising from the use of this system are all currently in progress. Given the significant volume of deep water and the difficulty of sampling or retrieving biological specimens in the Area, a complete biological inventory might never be established. Accordingly, impacts on CCZ biodiversity may never be, completely and definitively known. For the same reasons, it may also not be possible to determine whether the impact of nodule collection on global biodiversity will be less significant than those estimated for land-based mining for a similar amount of produced metal.

The issue of biodiversity loss is also faced by conventional metal producers on land, with land-based mining featuring as a significant driver of biodiversity loss and deforestation today. As a precautionary environmental management and protection measure, the ISA has set aside 1.4 million km2 of the CCZ as preservation zones, or Areas of Particular Environmental Interest (APEIs) that will be preserved. As a result, more area in the CCZ is currently under protection than under exploration (1.4 million vs. 1.28 million km2, respectively). Additional marine impact mitigation measures such as setting aside more areas and leaving partial nodule cover inside collection areas to aid natural recovery of bacterial and other communities are also being evaluated. DeepGreen is collaborating with certain of the world’s leading researchers to conduct environmental baseline and collection impact studies and to design plans that could further mitigate marine impacts of nodule collection through its collection system and adaptive management system.

It is also currently not definitively known how effectively the risk of biodiversity loss in the CCZ could be eliminated or reduced through mitigation strategies or how long it will take for disturbed seabed areas to recover naturally. Prior research indicates that the density, diversity and function of fauna representing most of the resident biomass (including mobile, pelagic and microbial life) are expected to recover naturally over years to decades. However, a high level of uncertainty exists around recovery of fauna that requires the hard substrate of nodules for critical life function. The extent to which planned measures, such as leaving behind 15% of nodule cover (by mass) and setting aside no-take zones, would aid recruitment and recovery of nodule-dependent species in impacted areas will depend on factors like habitat connectivity, which is an area that is still under study.

To understand comparative ESG footprints of metal production from nodules as compared to conventional land ores, DeepGreen commissioned several lifecycle assessments (LCAs) looking at the cradle-to-gate impacts of producing nickel, copper, cobalt and manganese products for “1 billion EVs by 2050” scenario. An LCA white paper looking at a comprehensive set of impacts was commissioned by DeepGreen and co-authored by certain executive officers of DeepGreen in 2018 and reviewed by subject matter specialists and published in April 2020 and an LCA research paper derived from the LCA white paper focusing on climate change impacts went through peer-review and was published in the Elsevier Journal of Cleaner Production in December 2020. Based on these DeepGreen commissioned and certain DeepGreen executive officers’ co-authored LCA assessments, DeepGreen believes that it is positioned to become one of the lowest ESG footprint metal companies in the industry, offering an expected 70-99% reduction of most lifecycle ESG impacts. While most of these reductions are attributable to the unique advantages of the polymetallic nodule resource as described above, the elimination of solid processing waste streams onshore is due to DeepGreen’s investment in zero-waste flowsheet design and the 70% reduction in Global Warming Potential of operations are due to DeepGreen’s commitment to locate its onshore processing facilities in places with access to renewable power. However, although DeepGreen believes that the lifecycle ESG impacts of metal production from polymetallic nodules are significantly lower than land based mining, given that no seafloor polymetallic nodule deposit has been collected on a commercial scale to date, there is some uncertainty regarding the ultimate potential impact of commercial-scale operations on wildlife and ecosystem function on the CCZ abyssal seafloor and overlying water column. There can be no assurance that the ESG impacts of metal production from nodules are not greater than anticipated.

Lifecycle ESG Impacts from Studies Commissioned by DeepGreen and Co-authored by Certain Executive Officers of DeepGreen

Uncertainty around each LCA indicator is discussed at length in the April 2020 white paper and in the December 2020 climate change impacts paper. Land-based estimates were derived from public LCA databases that contain robust data for metals like nickel and copper; estimates for metals like manganese and cobalt where data in public LCA databases was sparse were augmented with more recent data from peer-reviewed research. Nodule-related estimates were based on technical scoping studies for DeepGreen’s offshore and onshore production system that formed the basis of Canadian NI-43-101 compliant preliminary economic assessment for NORI-D (2019). The indicators with the highest level of uncertainty for both supply scenarios — land ores and nodules — were impacts on biodiversity and the risk of biodiversity loss. This type of data is not captured in public LCA databases and is further complicated by methodological difficulties of comparing marine and terrestrial life.

All extractive industries result in impacts to the receiving environment. Nodule collection is no exception and will impact the deep-sea marine environment through nodule removal, disturbance of seafloor sediment (“plumes”) and return of seawater used for nodule transport that is expected to contain residual sediment and nodule fines back in the water column. Baselining the impacted marine environment by characterizing the ecosystem and then developing measures to avoid and mitigate these impacts is the central focus of DeepGreen’s Environmental and Social Impact Assessment (“ESIA”) program currently being undertaken in partnership with some of the world’s leading deep-sea research institutions. Nodule removal will impact species that depend on the hard nodule substrate for attachment. The severity of the impact will depend on (1) the extent to which these species are represented in the APEIs set aside by the ISA and additional no-take zones set aside by DeepGreen and (2) the extent to which residual nodule cover (expected at 15% of nodule mass) will aid recruitment and recovery of these species in impacted areas. Disturbance of the seafloor by collector robots is expected to disturb (mostly microbial) organisms living in and on the sediments. Impact severity will depend on the depth of disturbance (expected to be approximately 5 cm based on modelling and lab tests) and the impact this has on benthic ecosystem function. Over 90% of the entrained sediment is expected to be separated from nodules inside the collector robot and discharged behind the collector robot, most settling back to the seafloor within a few hundred meters. The impact of the residual plume will depend on how quickly the smaller mobile sediment particles re-settle, how far they travel and how the resulting sedimentation impacts the benthic organisms. Less than 10% of entrained sediment that evades separation inside the collector robot will be transported with nodules and seawater through the riser pipe to the surface production vessel where nodules get dewatered and residual water, sediment and nodules fines are returned at some depth in the water column. Potential impacts from the mid-water sediment plume include clogging of the delicate respiratory and filter feeding structures of pelagic zooplankton species, such as jellyfish and krill. However, the mid-water discharge is expected to have very low solid particle concentration and dilute to background sedimentation levels within hours. The depth of discharge will be selected based on ESIA results to minimize impact on life in the midwater column.

Competitive Strengths

For the following reasons, DeepGreen believes that it is well positioned to compete in the global marketplace for the collection and production of certain critical metal inputs of lithium NMC (nickel-manganese-cobalt) batteries and electric wiring often used in electric vehicles:

•        The world’s largest estimated single aggregated source of battery materials — DeepGreen, directly or indirectly, has the exploration rights to 224,533 km2 of CCZ seafloor that host an estimated 1.6 billion (wet) ton nodule resource.

•        Low cost of production — DeepGreen intends to become the second lowest-cost nickel producer in the world, and DeepGreen believes that it can achieve a negative cash cost for nickel as a result of being able to sell 100% of the byproducts created through the smelting and refining process.

•        Quality resource — the polymetallic nodules that are to be collected are rich in valuable metals, containing high grades of copper, nickel, cobalt and manganese in a single rock.

•        Positive ESG impacts — DeepGreen believes that its business model will result in significant ESG benefits compared to its on-land mining counterparts, and is expected to yield a 70 – 99% improvement in most lifecycle ESG impacts. However, although DeepGreen believes that the lifecycle ESG impacts of metal production from polymetallic nodules are significantly lower than land based mining, given that no seafloor polymetallic nodule deposit has been collected on a commercial scale to date, there is some uncertainty regarding the potential impact of commercial-scale operations would have on biodiversity and ecosystem function the CCZ abyssal seafloor and overlying water column. There can be no assurance that the ESG impacts of metal production from nodules are not greater than anticipated.

•        Best-in-class strategic partners — DeepGreen’s strategic partners, such as Allseas, Maersk and Glencore, are among the leaders in their respective fields, and DeepGreen believes that such relationships will allow DeepGreen to successfully pursue its asset-light model of development.

•        Highly qualified and knowledgeable management team — DeepGreen is led by Gerard Barron, its Chief Executive Officer and Chairman who has a successful track-record as a serial company-builder (including battery manufacturing, telecoms and digital asset management technology) and as an investor in ocean resources; Dr. Greg Stone, its chief Ocean Scientist, who has over 30 years of experience in ocean research, conservation and policy, including approximately 10 years as Chief Scientist for Oceans at Conservation International; Erika Ilves, its Head of Strategy, who has over 15 years in strategy, including six years at McKinsey & Co.; and Anthony O’Sullivan, its Chief Development Officer, who has 30 years of experience in both land and ocean resource development projects, and was the former Head of Base Metals Exploration at BHP.

Business Strategy

DeepGreen’s contemplated business spans the entire lifecycle of the polymetallic nodule from the resource acquisition and definition stage through the collection and transportation phases into the processing of nodules onshore and finally in product marketing and offtake. NORI and TOML, both subsidiaries of DeepGreen, intend to operate under the effective supervision, regulation and sponsorship of Nauru and Tonga, respectively, in the CCZ. DeepGreen intends to engage in processing operations in locations that have yet to be determined. DeepGreen has chosen an asset-light approach to its operations and has focused on forming deep strategic partnerships with leading offshore companies in every aspect of its operations.

DeepGreen’s key strategic alliances include:

Allseas.    Allseas, a leading global offshore contractor, is developing the pilot collection system for DeepGreen, which is expected to be modified into the initial smaller scale commercial production system and serve as the basis for the design of a full-scale commercial production system.

Maersk.    Maersk Supply Service, a leading offshore marine service company, has provided DeepGreen with vessel operations and project management services for resource definition and environmental offshore campaigns in return for DeepGreen equity.

Glencore:    Glencore holds offtake on 50% of the NORI nickel and copper production.

In addition, DeepGreen has worked with an engineering firm (Hatch) and consultants (KPM) to develop a zero solid waste flowsheet, which includes a pilot plant program which is being completed at FLSmidth’s and Glencore’s facilities. The zero solid waste flowsheet is the process design that is expected to serve as the basis for DeepGreen’s onshore processing facilities.

NORI has planned a phased development for NORI Area D. Offshore collection systems, comprising collector vehicles on the seafloor, a riser and lift system (“RALS”), and a production support vessel, would collect polymetallic nodules. The nodules are expected to be transferred to transport vessels and shipped to on-shore processing facilities where established processing technology would be used to produce copper cathode, nickel sulphate and cobalt sulphate suitable for Li Ion battery cathode feedstock, nickel-copper-cobalt alloy, nickel matte, manganese silicate, and ammonium sulphate.

Through our strategic partnership with Allseas, a former oil and gas drilling vessel (the Hidden Gem) acquired by Allseas in February 2020 will be converted and modified to undertake a pre-production collector test in which a collector vehicle, RALS and other systems will be tested. The first phase of commercial production (“Project Zero”) would then be expected to commence after the Hidden Gem has been upgraded to become a production support vessel that can produce up to 1.3 Mtpa (wet) of nodules. The nodules collected in Project Zero are expected to be processed through existing third-party facilities on a tolling basis. For the next phase of development (“Project One”), production is expected to be expanded with an additional converted drillship (Drill Ship 2), a second upgrade to the Hidden Gem, and the construction of a bespoke production support vessel (Collector Ship 1).

Ultimately, DeepGreen expects that NORI will deploy a fleet of three production support vessels, each with a dedicated seafloor collection system that together would produce an average of ~12.5 Mtpa of wet nodules during steady state production. In Project One, DeepGreen expects to process a majority of nodules at a new facility that has not yet been constructed, with the balance of production going to toll treatment at an alternative facility. DeepGreen believes that this phased approach to development allows for management of risk and for progressive improvement of engineering and operating systems.

Currently, DeepGreen is an exploration stage issuer with a completed initial assessment that is currently working towards a prefeasibility study. DeepGreen expects to enter into the feasibility study phase in 2023 following completion of the pilot collection test in the CCZ. NORI plans to begin its pilot collection test 12 months after a collector test EIS is lodged with ISA, which was submitted in July 2021.

Summary of Mineral Resources

Below is a summary table of estimated mineral resources. Further information can be found in the following sections: “Properties — NORI Contract Area — Mineral Resource Estimates” and “Properties — TOML Contract Area — Mineral Resource Estimates.”

Summary Mineral Resources, In-Situ, at End of the Fiscal Year Ended December 31, 2020 at 4 kg/m2 abundance cut-off and based on nickel metal $16,472/t; nickel in nickel sulfate $18,807/t Ni ; copper metal $6,872/t; cobalt metal $46,333/t; cobalt in cobalt sulfate $56,920/t Co; manganese in manganese silicate $4.50/dmtu Mn.

	Measured mineral resources		Indicated mineral resources		Measured + indicated mineral resources		Inferred mineral resources
	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)
Ni
NORI
NORI Area A							72	1.35
NORI Area B							36	1.43
NORI Area C							402	1.26
NORI Area D	4	1.42	341	1.40	345	1.40	11	1.38
TOML (Areas A to F)	2.6	1.33	69.6	1.35	72.2	1.35	696	1.29
Total	6.6	1.38	410.6	1.39	417.2	1.39	1217	1.29

Cu
NORI
NORI Area A							72	1.06
NORI Area B							36	1.13
NORI Area C							402	1.03

	Measured mineral resources		Indicated mineral resources		Measured + indicated mineral resources		Inferred mineral resources
	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)	Million tonnes (wet)	Grades (%)
NORI Area D	4	1.16	341	1.14	345	1.14	11	1.14
TOML (Areas A to F)	2.6	1.05	69.6	1.18	72.2	1.18	696	1.14
Total	6.6	1.12	410.6	1.15	417.2	1.15	1217	1.10

Co
NORI
NORI Area A							72	0.22
NORI Area B							36	0.25
NORI Area C							402	0.21
NORI Area D	4	0.13	341	0.14	345	0.14	11	0.12
TOML (Areas A to F)	2.6	0.23	69.6	0.21	72.2	0.21	696	0.20
Total	6.6	0.17	410.6	0.15	417.2	0.15	1217	0.21

Mn
NORI
NORI Area A							72	28.0
NORI Area B							36	28.9
NORI Area C							402	28.3
NORI Area D	4	32.2	341	31.2	345	31.2	11	31.0
TOML (Areas A to F)	2.6	27.6	69.6	30.3	72.2	30.2	402	29.0
Total	6.6	30.4	410.6	31.0	417.2	31.0	923	28.6

Note: Tonnes are quoted on a wet basis and grades are quoted on a dry basis, which is common practice for bulk commodities. Moisture content was estimated to be 24% w/w for NORI and 28% w/w for TOML. These estimates are presented on an undiluted basis without adjustment for resource recovery.

As reflected in the economic analysis of NORI Area D contained in the NORI Technical Report Summary, a discounted cash flow analysis, discounting at 9% per annum, indicates a NORI Area D project net present value (as of January 1, 2021) of $6.8 billion. The initial assessment included in the NORI Technical Report Summary is a conceptual study of the potential viability of NORI’s mineral resources. This initial assessment indicates that development of the NORI mineral resource is potentially technically and economically viable; however, due to the preliminary nature of project planning and design, and the untested nature of the specific seafloor production systems at a commercial scale, economic viability has not yet been demonstrated.

The NORI Technical Report Summary and TOML Technical Report Summary do not include the conversion of mineral resources to mineral reserves.

You are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves, as defined by the SEC. You are also cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. Under the SEC Mining Rules, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. Approximately 97% of the NORI D Area resource is categorized as measured or indicated.

Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Collection of Polymetallic Nodules and Processing

Collection and Shipping

The plan for the collection of polymetallic nodules includes offshore collection systems, which are comprised of collector vehicles on the seafloor, a riser and lift system, or RALS, and a production support vessel to collect the polymetallic nodules. The nodules would be expected to be collected from the seafloor by self-propelled, tracked collector vehicles. No rock cutting, digging, drill-and-blast or other breakage are expected to be required at the point of collection. The collectors would be remotely controlled and supplied with electric power via umbilical cables from the production support vessel.

The intended seafloor production system operated at 4km depth (picture not to scale)

Following collection by the production support vessel, the polymetallic nodules would be transferred to transport vessels and shipped to on-shore processing facilities to produce copper cathode, nickel sulfate and cobalt sulfate suitable for Li Ion battery cathode feedstock, a manganese silicate product and ammonium sulfate.

In order to test the collection system, a contract has been entered into with Allseas to undertake a pre-production collector test. If such test is successful, DeepGreen expects that commercial production would then commence after the upgrading of the Hidden Gem to produce a production support vessel that can produce 1.3 Mtpa (wet) of polymetallic nodules (Project Zero). Subsequent production expansions (Project One) would be expected to involve an additional converted drill ship, a second upgrade to the Hidden Gem, and construction of a bespoke production support vessel. DeepGreen believes that a fleet of three production support vessels, each with a dedicated seafloor collection system, would be estimated to produce approximately 12.5 Mtpa of wet nodules, which DeepGreen intends to be processed, either at a new facility to be constructed by DeepGreen or potential processing partners, subject to available capital, or at third-party facilities pursuant to a toll treatment model.

DeepGreen believes that this phased approach to development allows for management of risk and for progressive improvement of engineering and operating systems. The intention to implement the project in multiple phases that will allow the seafloor collection systems to be tested and then polymetallic nodule production to be gradually ramped up. DeepGreen also believes that this approach will de-risk the project for a relatively low initial capital investment. Additionally, this phased development will allow for an adaptive approach to environmental management providing learning at small-scale which would be applied as the development increases scale.

Mineral Processing and Metallurgical Testing

Pyrometallurgical processing of polymetallic nodules has been extensively studied from the early 1970s until the present day and appears to have been the preferred process for many other nodule processing research groups. Many groups including Kennecott (now Rio Tinto), Inco (now Vale), Cuban/Bulgarian, German, Indian, Japanese and Korean teams have studied pyrometallurgical processing of nodules at a laboratory scale; Chinese teams have studied it at a pilot plant scale.

From an early stage, DeepGreen has recognized that chemical and mineral processing represents a key to potentially commercializing seafloor polymetallic nodules and to becoming a low-cost producer of nickel, manganese, copper and cobalt products. Moreover, DeepGreen believes that there is a commercial advantage in positioning itself as a leader in the onshore processing of seafloor polymetallic nodules. Consequently, DeepGreen has been undertaking a process development program since 2011.

DeepGreen has been working with a leading global process engineering group Hatch, and a professional services firm, to develop pyrometallurgical onshore processing technologies for the production of battery metals from nodules. Hatch has developed a zero solid waste flowsheet and is overseeing a pilot plant program which is in the process of being completed at FLSmidth’s and Glencore’s facilities. Pursuant to an engineering and consulting services agreement, Hatch is assisting and advising DeepGreen during the development of the pilot test program and is analyzing and interpreting the testing results through reports provided by such test facilities. Based on the results of the pilot plant program, DeepGreen and Hatch expect to expand the scope of work between the parties, including the development or modification of a processing plant for the recovery of battery metals from the polymetallic nodules collected.

DeepGreen proposes that the processing of the polymetallic nodules from the NORI Contract Area would also be ramped up in phases. This plan includes toll treating polymetallic nodules at existing Rotary Kiln-Electric arc Furnace (“RKEF”) plants, utilizing existing excess industry capacity. DeepGreen believes that there is significant interest to deploy underutilised RKEF plants which may have become stranded as a result of the Indonesian government nickel laterite ore export ban restricting supply of the nickel laterite feedstock that they currently utilize. These RKEF plants were originally built to convert nickel laterite to nickel pig iron and could potentially be converted to smelt polymetallic nodules. While DeepGreen has not negotiated any definitive agreements with RKEF plants, DeepGreen believes that it may be able to do so in the future on commercially reasonable terms. In parallel, DeepGreen is actively exploring a scenario of co-locating new RKEF capacity with a potential future offtaker of the manganese silicate product of DeepGreen.

In the future, based on the work performed by Hatch and subject to available capital, it is contemplated that DeepGreen shall construct a processing plant(s), which may include pyrometallurgical and hydrometallurgical circuits. Nodule production would be increased in phases by treatment in this new plant or plants.

Strategic Alliances and Key Commercial Agreements

Allseas Agreements

On March 29, 2019, DeepGreen and Allseas entered into a Strategic Alliance Agreement, which provides the foundation for DeepGreen and Allseas to conduct project development of an integrated offshore nodule collection system for DeepGreen’s subsidiaries. As initially constituted, Allseas agreed to subscribe for (i) 6,666,667 DeepGreen Common Shares for a purchase price of $20,000,000 in cash (the “Subscription”), the entire amount of which was funded, and (ii) an additional 10,000,000 DeepGreen Common Shares in exchange for services rendered by Allseas in respect of the contemplated pilot mining test system (the “PMTS”), which would be designed and built by Allseas. The 10,000,000 shares would only be issued upon completion of the PMTS (the “Success Fee Shares”), along with an additional $30 million cash success fee that would be payable simultaneously therewith. The Strategic Alliance Agreement also contemplated that DeepGreen and Allseas would enter into other commercial arrangements following the successful completion of the PMTS.

On July 8, 2019, DeepGreen and Allseas entered into the Pilot Mining Test Agreement (the “PMTA”), which governed the terms, design specifications, procedures, and timetable under which Allseas agreed to complete the PMTS, and which agreement is intended to be used by NORI. The PMTA was subsequently amended on September 1, 2019, February 2, 2020, and March 4, 2021. The Strategic Alliance Agreement was also amended on March 4, 2021 (collectively with the PMTA amendment of the same date, the “Amendment”), which Amendment would take effect upon closing of the Business Combination. Pursuant to the Amendment, the cash fee payable pursuant to the PMTA was amended such that DeepGreen would pay to Allseas (i) $10,000,000 on June 30, 2021 (which DeepGreen and Allseas agreed to change to within 10 business days of the closing of the Business Combination in a further amendment), (ii) $10,000,000 on the later of January 1, 2022 and such time that confirmation is received with respect to the successful collection of the North Sea test, and (iii) $10,000,000 upon successful completion of the PMTS. Pursuant to the Amendment, except as provided therein, Allseas may not, without DeepGreen’s prior written consent, terminate the Strategic Alliance Agreement or the PMTA before DeepGreen or its applicable affiliate receives an Exploitation Contract with the ISA.

Also on March 4, 2021, DeepGreen issued the Allseas Warrant to Allseas, which shall vest upon successful completion of the PMTS and become exercisable for 10,000,000 DeepGreen Common Shares (as it may be adjusted based on the formula described therein) at a purchase price of $0.01 per share, and which will become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with the terms of the Allseas Warrant. The Allseas Warrant was issued to Allseas in lieu of any future obligation to issue the Success Fee Shares. The Allseas Warrant shall vest only upon (and not before) the successful completion of the PMTS. The Warrant Credit Value shall be determined as of June 1, 2022 based on the closing trading price of the TMC Common Shares. In the event that the Warrant Credit Value is greater than $150,000,000, then on the vesting date of the Allseas Warrant, TMC shall receive a “credit” for the amount by which such Warrant Credit Value exceeds $150,000,000. TMC will be able to exchange such credit value for future goods and services from Allseas. No amount will be due or receivable under the Allseas Warrant if the Warrant Credit Value is under $150,000,000 on June 1, 2022. The Allseas Warrant shall expire on September 30, 2026.

Supply Agreements with Maersk and Maersk UK

On March 21, 2017, DeepGreen entered into four charter vessel agreements with Maersk and one charter vessel agreement with Maersk UK (together, the “Maersk Supply Agreements”) pursuant to which Maersk and Maersk UK agreed to supply DeepGreen with vessels and offshore services for a total of five marine campaigns. By letter agreement on March 3, 2021, DeepGreen and Maersk agreed to extend the arrangement until 2022.

Pursuant to the Maersk Investment and Participation Agreement dated March 15, 2017 (the “Participation Agreement”), DeepGreen agreed, among other things, that in return for marine cruises and related project management services provided by Maersk and Maersk UK, DeepGreen will issue that number of DeepGreen common shares as is equal to the final cost of each marine cruise divided by $1.25 (subject to adjustment as described therein), upon completion of each marine cruise, and after agreement between the parties as to the calculation of the final cost to Maersk or Maersk UK for such cruise. As of March 2021, all unspent costs have now been agreed to be reimbursed in cash. Services valued at approximately $22.5 million have been delivered, with 17,982,123 shares issued to Maersk under the contract.

On March 3, 2021, DeepGreen entered into a letter agreement with Maersk and Maersk UK (the “Maersk Letter Agreement”), whereby Maersk and Maersk UK agreed to, among other matters, enter into certain commercial and other changes under the Participation Agreement. Pursuant to the Maersk Letter Agreement, Maersk irrevocably (i) waived certain pro rata participation rights that it may have under the Participation Agreement in connection with the Business Combination and contemplated PIPE transaction; (ii) acknowledged that all amounts owing to Maersk for services rendered through February 5, 2021 in the aggregate amount of $4.58 million had been satisfied by the issuance of 3,666,267 DeepGreen Common Shares at a price per share of $1.25; (iii) agreed that all final costs for services rendered from and after February 5, 2021 will be settled in cash, and that Maersk shall not be entitled to any further in-kind common share investment; and (iv) agreed to lower the charter vessel hire operational day rates.

As described herein, DeepGreen’s agreement with Maersk is set to expire in 2022. With respect to Allseas, if the PMTS is successfully delivered, the PMTA will terminate by its terms in 2022, whereas the overarching SAA will remain in place. While Allseas and Maersk have communicated their intention to negotiate in good faith in order to extend the applicable arrangements, there are no guarantees that DeepGreen will be able to enter into new agreements on commercially reasonable terms, if at all. DeepGreen does not currently have a collection and transport agreement with Allseas for the conduct of commercial operations using Allseas technology or the

Hidden Gem, but principle terms have been considered in the Strategic Alliance Agreement and the parties intend to complete commercial negotiations in connection with such arrangement as soon as practicable. Nevertheless, no assurance can be given that definitive arrangements will be reached.

Offtake Agreements

On May 25, 2012, DeepGreen’s wholly-owned subsidiary, DGE, and Glencore International AG (“Glencore”), entered into a copper off-take agreement and a separate nickel off-take agreement (together, the “Glencore Offtake Agreements”), pursuant to which Glencore has the right to purchase from DGE 50% of the annual quantity of copper material and 50% of the annual quantity of nickel material produced by DGE from ore derived from the NORI Contract Area at a metallurgical installation for processing owned by DGE. Pursuant to the Glencore Offtake Agreements, for London Metal Exchange (“LME”) Codelco registered Grade “A” copper cathodes, the delivered price is the official LME Copper Grade “A” Cash Settlement quotation as published in the London Metal Bulletin averaged over the month of shipment or the following month at Glencore’s choice, plus the official long-term contract premium as announced annually by Codelco, basis CIF Main European Ports (Rotterdam, the Netherlands). For LME Registered Primary Nickel, the delivered price is the official LME Primary Nickel Cash Settlement averaged over the month of shipping or the following month at Glencore’s choice. For other copper-bearing material and other nickel-bearing material, the parties shall agree a price annually for the forthcoming calendar year on the basis of prevailing market prices for such copper products and such nickel products. The Glencore Offtake Agreements are for the life of the NORI Contract Area, and either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate either agreement by giving 12 months’ prior written notice. The Glencore Offtake Agreements do not extend to other DeepGreen entities in the event other entities are the ultimate processing owners for metal products. The Glencore Offtake Agreements only apply with respect to metals processed and developed from the NORI license that are processed by a facility owned by DGE and do not apply to other projects (including for example Marawa or TOML). Concurrent with entering into the Glencore Offtake Agreements, Glencore made an equity investment of $5 million into DeepGreen.

Competition

Seventeen contractors currently hold ISA exploration leases to assess the value of polymetallic nodule fields for future extraction in the Area. The Government of India holds the only lease block in the Indian Ocean. Beijing Pioneer Hi-Tech Development Corporation sponsored by the government of China holds a lease block in the Western Pacific Ocean. In addition to the TOML contract sponsored by Tonga, and the NORI contract sponsored by Nauru, other leases are in the CCZ, including two contractors sponsored by China — China Minmetals Corporation and China Ocean Mineral Resources Research and Development Association (who has two leases) — while two lease blocks for UK Seabed Resources Limited are sponsored by the UK. Belgium sponsors Global Sea Mineral Resources; Kiribati sponsors Marawa (which has a partnership with DeepGreen); Germany sponsors Federal Institute for Geosciences and Natural Resources of Germany; France sponsors IFREMER; Japan sponsors Deep Ocean Resources Development Co. Limited; Jamaica sponsors Blue Minerals Jamaica Ltd, and the Russian Federation sponsors JSC Yuzhmorgeologiya. Other contractors, including Cook Islands Investment Corporation and Ocean Mineral Singapore Private Limited, are sponsored by their eponymous states. A coalition of six states, including Bulgaria, Cuba, Czech Republic, Poland, Russian Federation and Slovakia, sponsor Interoceanmetal Joint Organization. These contractors and any new entrants are potential competitors to DeepGreen, NORI, TOML and Marawa with respect to the collection of polymetallic nodules and the production of nickel, manganese, copper and cobalt products.

DeepGreen may be unable to compete successfully with other contractors, or other mineral resource companies that provide metals for the manufacture of batteries, or that produce large volumes of manganese as DeepGreen plans to do. The mining industry is competitive in all of its phases and we expect to face strong competition from other companies in connection with the production of battery metals and manganese. Many of these companies have greater financial resources and a longer operating history than DeepGreen. In addition, competition for exploration resources at all levels is very intense. Increased competition could adversely affect DeepGreen’s ability to attract necessary capital funding for mineral exploration in the future.

Government Regulation

United Nations Convention on the Law of the Sea

The Area is defined as the seabed and subsoil beyond the limits of national jurisdiction (UNCLOS Article 1).

The principal policy documents governing the Area include:

•        the United Nations Convention on the Law of the Sea, of 10 December 1982 (“UNCLOS”); and

•        the 1994 Implementation Agreement.

UNCLOS deals with, among other things, navigational rights, territorial sea limits, exclusive economic zone jurisdiction, the continental shelf, freedom of the high seas, legal status of resources on the seabed beyond the limits of national jurisdiction, passage of ships through narrow straits, conservation and management of living marine resources in the high seas, protection of the marine environment, marine scientific research, and settlement of disputes.

Part XI of UNCLOS and the 1994 Implementation Agreement deal with mineral exploration and collection in the Area, providing a framework for entities to obtain legal title to areas of the seafloor from the ISA for the purpose of exploration and eventually collection of resources. UNCLOS became effective on November 16, 1994. A subsequent agreement relating to the implementation of Part XI of UNCLOS was adopted on July 28, 1994 and became effective on July 28, 1996. The 1994 Implementation Agreement and Part XI of UNCLOS are to be interpreted and applied together as a single instrument. As of August 20, 2020, UNCLOS had been signed by 167 States (countries) and the European Union. The United States of America is currently not a party to UNCLOS, though US membership of the ISA does not have an impact on the enforceability or effectiveness of any rights granted to the Company through the ISA.

International Seabed Authority

The ISA is an autonomous international organization established under UNCLOS and the 1994 Implementation Agreement to organize and control activities in the Area, particularly with a view to administering and regulating the development of the resources of the Area in accordance with the legal regime established under UNCLOS and the 1994 Implementation Agreement. The ISA is comprised of 167 Member States, and the European Union. All parties to UNCLOS are members of the ISA. The ISA is mandated as the organization through which parties to UNCLOS shall organize and control all mineral-related activities in the Area. Two principal organs establish the policies and govern the work of ISA: the Assembly, where all 168 members are represented (the “Assembly”), and a 37-member council elected by the Assembly (the “Council”). The Council has two advisory bodies: the LTC (30 members), which advises the Council on all matters relating to the exploration and collection of non-living marine resources, such as polymetallic nodules, polymetallic sulfides and cobalt-rich ferromanganese crusts, and the Finance Committee (15 members), which deals with budgetary and related matters.

All rules, regulations, and procedures issued by the ISA to regulate prospecting, exploration, and collection of marine minerals in the Area are issued within a general legal framework established by UNCLOS and the 1994 Implementation Agreement. To date, the ISA has issued the following regulations (https://www.isa.org.jm/mining-code/Regulations):

•        The Regulations on Prospecting and Exploration for Polymetallic Nodules in the Area (adopted July 13, 2000, as amended in 2013; the Regulations).

•        The Regulations on Prospecting and Exploration for Polymetallic Sulphides (adopted May 7, 2010).

•        The Regulations on Prospecting and Exploration for Cobalt-Rich Ferromanganese Crusts in the Area (July 2012).

No polymetallic nodule collection operations have started anywhere in the world. Currently, exploration activities undertaken in the Area are aimed at gathering the necessary information on the location and quality of the minerals of the seabed as well as collecting all the necessary environmental information. To date, the ISA has approved 30 contracts for exploration involving 22 different countries and covering more than 1.35 million square kilometers of the seabed including areas outside of the CCZ. This represents 0.7 percent of the Area and 0.3 percent of the world’s oceans. Twelve of these contracts are sponsored by developing countries (including the sponsors of our subsidiaries NORI — Nauru, and TOML — Tonga, and our partner Marawa which is sponsored by the Republic of Kiribati). Thirteen countries and one intergovernmental consortium currently have contracts for the exploration of polymetallic nodules, seven countries have contracts for the exploration of polymetallic sulphides, and five countries have contracts for the exploration of cobalt-rich ferromanganese crusts. The ISA is currently working on the development of a legal framework to regulate the commercialization of mineral development activities in the Area, as described below.

In 2014, the ISA completed a study looking at comparative extractive regulatory regimes. This was followed in March 2014 with a stakeholder survey seeking comments on what financial, environmental, and health and safety obligations should be included under the framework (ISA 2014).

In August 2017, the Council released the first Draft Regulations on Exploitation of Mineral Resources in the Area, as subsequently amended. In March 2019, the Council released the advance and unedited text (English only) of the Draft Regulations on Exploitation of Mineral Resources in the Area (ISBA/25/LTC/WP.1) (ISA, 2018). The revised draft exploitation regulations incorporated the consideration of requests addressed to the LTC by the Council during the first part of the 24th Session in March 2018, as well as certain comments by the Commission, and also reflected the responses to the first draft from stakeholder submissions. Finalization of the exploitation regulations remains subject to the decision of the members of the ISA. Final exploitation regulations must be adopted by the Council. ISA participants set an intention of July 2020 to have the regulations finalized; however, the July 2020 session was deferred as a result of the COVID-19 pandemic. DeepGreen expects that the final regulations may be approved within the next two years but there can be no assurance that such regulations will be approved then, or at all. Commercial nodule collection can only begin once an application for the ISA Exploitation Contract has been granted based on such final adopted exploitation regulations. The exploitation regulations will create the legal and technical framework for collection and related operations.

Pursuant to paragraph 15(a) and (b) of Section 1 of the annex to the 1994 Implementation Agreement, which relates to article 162(2)(o)(ii) of UNCLOS, the ISA Council must provisionally approve a plan of work within two years of a formal request being made by any State whose national contractor intends to apply for approval of a plan of work for collection.

The NORI Exploration Contract

In July 2011, DeepGreen’s wholly-owned subsidiary, NORI, was granted a polymetallic nodule exploration contract by the ISA, providing it exclusive rights to explore 74,830 km2 in the CCZ pursuant to the NORI Exploration Contract. The NORI Exploration Contract was approved by the Council on July 19, 2011, and entered into on July 22, 2011 between NORI and the ISA, and terminates on July 22, 2026, subject to extension.

The NORI Exploration Contract, which was granted pursuant to the ISA’s Regulations on Prospecting and Exploration for Polymetallic Nodules in the Area (the “Regulations”), formalized a 74,830 km2 exploration area, has an initial term of 15 years (subject to renewal for successive five-year periods), and provides for certain obligations with respect to exploration, training, and other programs of activities for an initial five-year period. The NORI Exploration Contract also formalized the rights of NORI around future rights. Pursuant to the Regulations, NORI has the priority right to apply for an exploration contract to collect polymetallic nodules in the same area (Regulation 24(2)). Such preference or priority may be withdrawn by the Council if the contractor has failed to comply with the requirements of its approved plan of work for exploration within the time period specified in a written notice or notices from the Council to the contractor indicating which requirements have not been complied with by the contractor. After a hearing process, the Council would be required to provide the reasons for its proposed withdrawal of preference or priority and shall consider any contractor’s response. The decision of the Council shall take account of that response and shall be based on substantial evidence. As soon as practicable, NORI intends to submit an application to collect polymetallic nodules in the same area as its current exploration rights.

In March 2016, NORI submitted to the ISA its proposed activities for the second five-year period of its exploration contract. NORI indicated that work during such period would focus on:

•        reducing project uncertainties and technical risks;

•        optimizing the onshore processing and offshore production systems (including increasing performance and reliability); and

•        improving project economics, including decreasing estimated capital and operating expenditures as well as increasing projected revenues.

NORI proposed various activities under that submission, which have been undertaken and are continuing to be undertaken. Such work has included improving metal recovery from the hydrometallurgical process then being developed, including studies to improve efficiencies, reduce costs, and increase revenue streams. During the course of this second five-year period, the metallurgical process flow sheet was revised to result in perceived lower-risk and no solid waste, and a pyrometallurgical/hydrometallurgical flowsheet was developed. Studies have also been carried out to identify potential sites for the processing plant. A program of offshore campaigns has been and is in the process of being implemented, resulting in a comprehensive environmental baseline study program involving in excess of 100 separate studies and world leading researchers and institutions. This study is intended to inform NORI’s ESIA and EMMP submissions to the ISA and assist in its design and plans to manage and mitigate potential environmental impacts from operations.

NORI commenced a pre-feasibility study to analyze technical and economic viability of the collection system and metallurgical process, and verified capital and operating costs to a greater accuracy.

NORI also proposed and has implemented or will implement a range of activities pertaining to the collector test: (i) identification and ground truthing of areas potentially suitable for the collector test; (ii) confirmation of a collector test site; (iii) commencement of the environmental baseline studies pertaining to the collector test environmental impact assessment (“EIA”) programme; and (iv) commencing geotechnical studies pertaining to the collector test programme.

The ISA Council may suspend or terminate the NORI Exploration Contract, without prejudice to any other rights that the ISA may have, if any of the following events should occur:

•        if, in spite of written warnings by the ISA, NORI has conducted its activities in such a way as to result in serious persistent and willful violations of the fundamental terms of the NORI Exploration Contract, Part XI of UNCLOS, the 1994 Agreement and the rules, regulations and procedures of the ISA;

•        if NORI has failed to comply with a final binding decision of the dispute settlement body applicable to it; or

•        if NORI becomes insolvent or commits an act of bankruptcy or enters into any agreement for composition with its creditors or goes into liquidation or receivership, whether compulsory or voluntary, or petitions or applies to any tribunal for the appointment of a receiver or a trustee or receiver for itself or commences any proceedings relating to itself under any bankruptcy, insolvency or readjustment of debt law, whether now or hereafter in effect, other than for the purpose of reconstruction.

Additionally, if the nationality or control of NORI changes or NORI’s Sponsoring State, as defined in the Regulations, terminates its sponsorship and NORI does not obtain another sponsor meeting the requirements prescribed in the Regulations, then the NORI Exploration Contract will terminate.

The NORI Sponsorship Agreement

NORI is sponsored by Nauru pursuant to a certificate of sponsorship signed by the Government of Nauru on April 11, 2011. NORI is a Nauruan incorporated entity and is subject to applicable Nauruan legislation and regulations. In 2015, the Nauruan government established the NauruSeabed Minerals Authority to regulate activities carried out by companies sponsored by Nauru.

Throughout the period of the NORI Exploration Contract, NORI must be sponsored by a State that is party to UNCLOS. If the nationality or control of NORI changes or NORI’s Sponsoring State, as defined in the Regulations, terminates its sponsorship, NORI must promptly notify the ISA. In either such event, if NORI does not obtain another sponsor meeting the requirements prescribed in the Regulations which submit to the ISA a certificate of sponsorship for NORI in the prescribed form within six months, the NORI Exploration Contract will terminate.

On June 5, 2017, Nauru, the Nauru Seabed Minerals Authority and NORI entered into a sponsorship agreement (the “NORI Sponsorship Agreement”) formalizing certain obligations of the parties in relation to NORI’s exploration and potential collection of the NORI Contract Area of the CCZ. The NORI Sponsorship Agreement will remain in force for the duration of the 15-year NORI Exploration Contract, and will automatically extend for a further 20 years upon NORI reaching the minimum recovery level under an ISA Exploration Contract, unless earlier terminated by the ISA as a result of NORI’s breach of the NORI Exploration Contract or pursuant to its terms. Upon reaching the minimum recovery level within the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

During exploration, NORI is required to, among other things:

•        submit an annual report to the ISA;

•        meet certain performance and expenditure commitments;

•        pay an annual overhead charge to cover the costs incurred by the ISA in administering and supervising the contract;

•        implement training programs for personnel of the ISA and developing countries in accordance with a training program proposed by NORI in its license application;

•        take measures to prevent, reduce, and control pollution and other hazards to the marine environment arising from its activities in the Area;

•        maintain appropriate insurance policies;

•        establish environmental baselines against which to assess the likely effects of its program of activities on the marine environment; and

•        establish and implement a program to monitor and report on such effects.

In 2016, NORI submitted to the ISA proposed activities for the second five-year period of its exploration contract. NORI indicated that work during this second five-year period would focus on:

•        reducing project uncertainties and technical risks;

•        optimizing the on-shore processing and off-shore production systems (including increasing performance and reliability); and

•        improving project economics, including decreasing estimated capital and operating expenditures as well as increasing projected revenues.

The TOML Exploration Contract

In March 2020, DeepGreen acquired TOML, a subsidiary of the former Nautilus Minerals Group, from Deep Sea Mining Finance Limited, providing DeepGreen with exclusive rights to explore a 74,713 km2 block of the CCZ seabed. TOML holds an exploration contract granted by the ISA and sponsored by Tonga pursuant to the TOML Exploration Contract. The plan of work was approved by the Council, acting on the recommendation of the LTC, on July 19, 2011. The TOML Exploration Contract was then signed on January 11, 2012 between TOML and the ISA and terminates on January 11, 2027, subject to a potential extension under the terms of the agreement.

The TOML Exploration Contract was granted pursuant to the ISA’s Regulations, as well as Article 153 of UNCLOS, and formalized a 74,713 km2 exploration area. The TOML Exploration Contract includes an initial term of 15 years, which may be extended under the contract, and a program of activities to be completed within the first five-year period of the term. The TOML Exploration Contract also formalized the rights of TOML around future rights. Pursuant to the Regulations, TOML has the priority right to apply for an exploitation contract to collect polymetallic nodules in the same area (Regulation 24(2)). The Regulations state that a contractor who has an approved plan of work for exploration only shall have a preference and a priority among applicants submitting plans of work for collection of the same area and resources. Such preference or priority may be withdrawn by the Council if the contractor has failed to comply with the requirements of its approved plan of work for exploration within the time period specified in a written notice or notices from the Council to the contractor indicating which requirements have not been complied with by the contractor. After a hearing process, the Council shall provide the reasons for its proposed withdrawal of preference or priority and shall consider any contractor’s response. The decision of the Council shall take account of that response and shall be based on substantial evidence.

In October 2016 TOML submitted to the ISA its proposed activities for the second five-year period of its exploration contract. TOML indicated that work would focus on:

•        continued development and collection of environmental baseline data;

•        completing pilot testing;

•        completing geotechnical studies;

•        completing feasibility studies;

•        drafting of the first EIA/EMP; and

•        continuing training.

Based on an expectation that the forthcoming environmental regulations pertaining to obtaining an exploitation contract were to be completed, TOML submitted a plan that included a substantive program of environmental baseline survey and pilot collection monitoring. It also included fabrication and trials of pilot scale collection equipment, metallurgical test work, and other engineering and marketing studies as well as report drafting for environmental permitting and feasibility study purposes. The designing of TOML’s collection system called the Decoupled Underwater Collection Concept (“DUCC”) did progress to prefeasibility study state. TOML continued to advance its project design by conducting land-based tests and closing technology gaps in areas not previously piloted. A preliminary collection plan and collection equipment/schedule was completed for the TOML preliminary collection areas, but such plans are now subject to change by TOML.

The ISA Council may suspend or terminate the TOML Exploration Contract, without prejudice to any other rights that the ISA may have, if any of the following events should occur:

•        if, in spite of written warnings by the ISA, TOML has conducted its activities in such a way as to result in serious persistent and willful violations of the fundamental terms of this contract, Part XI of UNCLOS, the 1994 Agreement and the rules, regulations and procedures of the ISA;

•        if TOML has failed to comply with a final binding decision of the dispute settlement body applicable to it; or

•        if TOML becomes insolvent or commits an act of bankruptcy or enters into any agreement for composition with its creditors or goes into liquidation or receivership, whether compulsory or voluntary, or petitions or applies to any tribunal for the appointment of a receiver or a trustee or receiver for itself or commences any proceedings relating to itself under any bankruptcy, insolvency or readjustment of debt law, whether now or hereafter in effect, other than for the purpose of reconstruction.

Additionally, if the nationality or control of TOML changes or TOML’s Sponsoring State, as defined in the Regulations, terminates its sponsorship and TOML does not obtain another sponsor meeting the requirements prescribed in the Regulations, then the TOML Exploration Contract will terminate.

The TOML Sponsorship Agreement

On March 8, 2008, Tonga and TOML entered into a sponsorship agreement (the “TOML Sponsorship Agreement”) formalizing certain obligations of the parties in relation to TOML’s exploration and potential collection of a proposed application to the ISA (subsequently granted) known as the TOML Area. The initial term for the TOML Sponsorship Agreement is 30 years, unless earlier terminated, and the parties may agree to extend the initial term pursuant to the terms of the contract. Upon reaching the minimum recovery level within the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA. TOML is currently negotiating a new Sponsorship Agreement with Tonga and expects that any such new agreement will be on substantially the same terms as the NORI Sponsorship Agreement.

Marawa Agreements

On March 17, 2012, DeepGreen’s wholly-owned subsidiary, DGE, entered into an Option Agreement (the “Option Agreement”) with Marawa and Kiribati. In consideration of the $250,000 option fee, Marawa granted DGE an option to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for $300,000, or in consideration of DGE waiving any loan and other debt obligation pursuant to the Services Agreement (as defined below), if a default event occurs. The exercise period for the Option is a maximum of 40 years after the date of the execution of the Option Agreement.

On July 26, 2012, the ISA Council approved a plan of work for exploration submitted by Marawa covering the Marawa Contract Area.

On October 1, 2013, DGE entered into an agreement (the “Services Agreement”) with the Republic of Kiribati and Marawa granting DGE the exclusive right for 40 years to carry out exploration and collection in the Marawa Contract Area as well as purchase polymetallic nodules collected from the Marawa Contract Area. The Marawa Exploration Contract was signed on January 19, 2015. Mineral resource definition work began in 2020 for the Marawa Contract Area and we expect to continue undertaking such work in the near future.

DGE has the right to terminate the Services Agreement for convenience at any time at its election by giving written notice to Marawa and Kiribati and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the Annual ISA Exploration Fee and ISA Royalties and Taxes) that are outstanding at the date of termination or that are incurred within 12 months of the date of such termination, provided that Marawa shall have an obligation to minimize such fees and payments to the extent practicable after the date of said termination. DGE and Marawa have considered the potential to amend the current contractual arrangements to provide additional mutual benefits in the conduct of operations, though no assurances may be given that any changes will be agreed.

Royalties and taxes

Royalties and taxes payable on any future production from the Area will be stipulated in the ISA’s exploitation regulations. While the rates of payments are yet to be set by the ISA, the 1994 Implementation Agreement (Section 8(1)(b)) prescribes that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.”

An ad hoc ISA working group workshop has met several times including most recently in February 2020 to discuss a number of potential royalty and taxation regimes supported by modelling conducted by the Massachusetts Institute of Technology. No final recommendations were made. However, a 2% ad valorem royalty increasing to 6% after a period of five years of production was discussed as well as a 1% ad valorem environmental levy. Additional discussions have considered capping any proposed environmental levy once an agreed total value has been reached and might no longer be collected once sufficient funds are in trust. We cannot assure you that any such royalties or levies will not be greater than those discussed and could be significantly greater.

Environmental Regulation

The ISA is mandated through UNCLOS to “preserve and protect the marine environment” while developing the resources within CCZ. Given that the NORI Contract Area is in the Area, the ISA is responsible for assessing any environmental and social impact assessment (“ESIA”) prepared by NORI and for granting the relevant permits. NORI is currently one of 17 contractors with a license to explore for polymetallic nodules in the CCZ (refer ISBA/23/C/7, 5 June 2017). Historically, a significant amount of technical work has been undertaken within the CCZ by such contractors and a significant body of information has been acquired during the past 40 years on the likely environmental impacts of collecting nodules from the sea floor. To date, no licenses for the commercial collection of polymetallic nodules within the CCZ have been granted by the ISA.

Between 1998 and 2019, the ISA held workshops and developed a number of documents to provide guidance to contractors with respect to its expectations for responsible environmental management during the exploration and collection phases of mineral development. Regulations for exploration have been established, and environmental standards and guidelines (together with environmental provisions in the Draft Regulations for Exploitation) to apply to operations are currently under development. The ISA held a workshop “towards an ISA environmental management strategy for the Area” in March 2017 in Berlin, Germany. The results of the workshop were published as ISA technical Study 17 (ISA 2017). The ISA has developed various Standards and Guidelines which are expected to be finalized and adopted by the Council when completed by the Legal and Technical Commission, and are expected to include standards concerning an environmental management and monitoring program that will be required by each contractor.

The ISA has issued Regulations on Prospecting and Exploration for Polymetallic Nodules (adopted on July 13, 2000, updated on July 25, 2013). The regulations were complemented by the LTC’s recommendations for the guidance of contractors on assessing the environmental impacts of exploration. The draft exploitation regulations on deep-seabed collection were discussed at the 25th Session of the ISA in early 2020 in Kingston, Jamaica. The ISA is developing various Standards and Guidelines which are expected to be finalized by the Legal and Technical Commission and adopted by the Council, and are expected to include standards concerning the submission requirements for an ESIA that will be required by each contractor.

Although the environmental impact review process has not yet been finalized, all contractors have been made aware that the ISA requires the completion of baseline studies and EIA, culminating in an environmental impact statement (“EIS”), prior to collection. Guidance for contractors in terms of what will be expected in the EIS has been provided in ISA Technical Study No. 10 (ISA 2012a). The EIS, along with an EMMP, will be required as part of the application for an Exploitation Contract for operations in the contract Area. Environmental impacts of exploration and potential collection activities have been studied, and NORI is working with several of the deep-sea research institutions that are contributing to our environmental and social impact assessment program, consisting of over 100 discrete studies.

NORI’s off-shore exploration campaigns have included sampling to support environmental studies, collection of high-resolution imagery, full column physical and chemical oceanographic data and environmental baseline studies. A number of future campaigns are planned to collect data on ocean currents and water quality to assist plume modelling, environmental baseline studies, box core and multicorer sampling focused on benthic ecology and sediment characteristics. NORI intends to manage the project under the governance of an EMS, which is to be developed in accordance with the international EMS standard, ISO 14001:2004. The EMS will provide the overall framework for the environmental management and monitoring plans that will be required.

NORI’s EMMP will specify the objectives and purpose of all monitoring requirements, the components to be monitored, frequency of monitoring, methods of monitoring, analysis required in each monitoring component, monitoring data management and reporting. The EMMP will be submitted to the ISA as part of the exploitation contract application.

Through a consultation process initiated by the ISA in 2013 and the feedback that was obtained from multiple stakeholder groups, the environmental permitting process is expected to involve a series of checks and balances with reviews being conducted by the ISA and LTC. The recommendations of these groups will then go before the ISA Council, which will then review and, if it deems appropriate, approve the exploitation application.

The sponsoring State has a responsibility to put in place legislation to ensure the entity it has sponsored complies with UNCLOS and ISA rules and regulations. Nauru implemented the Nauru International Seabed Minerals Act in 2015.

As of the date of this proxy statement/prospectus, DeepGreen believes, based on NORI’s assessment that it is in compliance with existing exploration permits and contracts. NORI is in the middle stages of the exploitation permitting process. In addition to working on key engineering aspects of the project such as designing the nodule collector and the dewatering facility, NORI is also continuing the following tasks:

•        delineating nodule mineralization;

•        characterizing the nature of the seabed, water column and biology;

•        conducting environmental baseline studies and impact assessments;

•        characterizing the nature of any materials returned to the environment;

•        developing oceanographic and physical information to inform models (e.g., sediment plume models); and

•        developing other plans, including the EMMP and the various subordinate plans.

The potential future on-shore environmental impacts have not yet been assessed because the processing plant that DeepGreen expects to create or to partner with through a tolling or other arrangement has not been determined or otherwise has not been designed in detail, and the location and host country (and hence regulatory regime) has not been confirmed. The planned metallurgical process is not expected to generate solid waste products, and the deleterious elements (for example, cadmium and arsenic) content of the nodules is understood to be very low, indicating that with careful management, the environmental impacts of the processing operation could potentially be low.

Intellectual Property

DeepGreen’s success depends in part upon its ability to obtain and maintain patent protection of its core technology and intellectual property, as well as that of its strategic partners, and particularly that it maintains its freedom to operate not being restricted by patents lodged by others. DeepGreen maintains a portfolio of issued patents and pending patent applications, which relate to offshore collection systems and to the processing of polymetallic nodules for recovering metals. As DeepGreen relies on a number of patents to establish and protect its intellectual property, it has obtained and filed patent applications in countries throughout North America, Europe and Asia.

DeepGreen cannot conclusively state that any pending applications, existing patents or future patents will be definitively useful in protecting or promoting DeepGreen’s business and growth plans. In addition, DeepGreen cannot guarantee that it will be able to obtain trademark protection of the name, “The Metals Company” once the Business Combination is complete. Please see the section entitled “Risk Factors” for additional information on the risks associated with DeepGreen’s intellectual property strategy and portfolio.

Corporate Information

Founded in 2011, DeepGreen is a corporation existing under the laws of British Columbia, Canada. DeepGreen’s registered office is currently located at 595 Howe Street, 10th Floor, Vancouver, British Columbia,

Canada V6C 2T5, and its telephone number is: (604) 631-3115. Upon the closing of the Business Combination, the location of the registered office of TMC will be those of DeepGreen. The following chart illustrates our simplified corporate structure as of the date of this proxy statement/prospectus.

Legal Proceedings

From time to time, DeepGreen may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. There is no material litigation, arbitration or governmental proceeding or any other legal proceeding currently pending or to DeepGreen’s knowledge, threatened against DeepGreen or any members of DeepGreen’s management team in their capacity as such.

Employees

DeepGreen has approximately twenty-four (24) employees and contractors. As of April 1, 2021, five of DeepGreen’s staff were located in the United States, two were located in Canada, eight were located in Australia, one was located in each of Nauru and Tonga, and the rest were located in Europe and the UAE. None of DeepGreen’s staff are represented by a labor union or subject to a collective bargaining agreement.

Properties

NORI Contract Area

The information that follows relating to the NORI Contract Area of the CCZ is derived, for the most part, from, and in some instances is an extract from, the NORI Technical Report Summary prepared in compliance with the SEC Mining Rules. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the NORI Technical Report Summary, which has been filed as Exhibit 96.1 to the registration statement of which this proxy statement/prospectus forms a part. The NORI Technical Report Summary is incorporated herein by reference and made a part hereof.

Location of the NORI Area and access

The NORI Contract Area is located within the CCZ of the northeast Pacific Ocean. The CCZ is located in international waters between Hawaii and Mexico. The western end of the CCZ is approximately 1,000 km south of the Hawaiian island group. From here, the CCZ extends almost 5,000 km east-northeast, in an approximately 600 km wide trend, with the eastern limits approximately 2,000 km west of southern Mexico. The region is well-located to ship nodules to the American continent or across the Pacific to Asian markets. The NORI Contract Area comprises four separate blocks (A, B, C and D) in the CCZ with a combined area of 74,830 km2.

APEI-3
APEI-6
Mexico
Exclusive Economic Zone
APEI-2
NORI Area C
NORI Area B
NORI Area A
NORI Area D
APEI-9
APEI-5
Fracture Zone
APEI-8

NORI Contract Area extents

Area	Minimum Latitude (DD)	Maximum Latitude (DD)	Minimum Longitude (DD)	Maximum Longitude (DD)	Minimum UTM X (m)	Maximum UTM X (m)	Minimum UTM Y (m)	Maximum UTM Y (m)	UTM Zone
A	11.5000	13.00000	-134.5830	-133.8330	545220.4	627276.0	1271339	1437255	8
B	13.5801	14.00000	-134.0000	-133.2000	607995.7	694759.8	1501590	1548425	8
C	12.0000	14.93500	-123.0000	-120.5000	500000.0	769458.3	1326941	1652649	10
D	9.8950	11.08333	-117.8167	-116.0667	410465.2	602326.1	1093913	1225353	11

DD — Decimal degrees, UTM — Universal Transverse Mercator map projection

As the CCZ deposit does not include any habitable land and is not near coastal waters, there is no requirement to negotiate access rights from landowners for seafloor collection operations. All personnel and material will be transported to the project area by ship.

See Section 3 of the NORI Technical Report Summary for further specific information of the location of the NORI Contract Area.

Tenements and permits

In July 2011, NORI was granted the NORI Exploration Contract. The NORI Exploration Contract, which was granted pursuant to the ISA’s Regulations on Prospecting and Exploration for Polymetallic Nodules in the international seabed area (the “Regulations”), formalized a 74,830 km2 exploration area, has an initial term of 15 years (subject to renewal for successive five-year periods), and provided for certain obligations with respect to exploration, training, and other programs of activities for the initial period of five-year period. The NORI Exploration Contract also formalized the rights of NORI around future rights. Pursuant to the Regulations, NORI has the priority right to apply for an exploitation contract to collect polymetallic nodules in the same area (Regulation 24(2)). To date, no exploitation licenses for extracting minerals from the seafloor within the Area have been granted. The ISA is currently working on the development of a legal framework to regulate the exploitation of polymetallic nodules in the Area, as described below. ISA participants set an intention of July 2020 to have the regulations finalized; however, the July 2020 session was deferred as a result of the COVID-19 pandemic. NORI expects that the new regulations may be approved within the next two years but there can be no assurance that such regulations will be approved then, or at all. Collection of nodules can only begin when the exploitation regulations currently being developed by ISA have been agreed and provisionally adopted by the Council and approved by all members of ISA at the Assembly. The exploitation regulations will create the legal and technical framework for commercial production of nodules.

Pursuant to paragraph 15(a) and (b) of Section 1 of the annex to the 1994 Implementation Agreement, which relates to article 162 (2)(o)(ii) of UNCLOS, the ISA Council must adopt provisional exploitation regulations within two years of a formal request being made by any State which intends to apply for approval of a plan of work for exploitation.

For more information about UNCLOS, the ISA and the NORI Exploration Contract, see “Information About DeepGreen — Government Regulation — The NORI Exploration Contract.”

NORI obligations and sponsorship

During exploration, NORI, is required under the NORI Sponsorship Agreement to, among other things:

•        submit an annual report to the ISA;

•        meet certain performance and expenditure commitments;

•        pay an annual overhead charge (currently $60,000) to cover the costs incurred by the ISA in administering and supervising the contract;

•        implement training programs for personnel of the ISA and developing countries in accordance with a training program proposed by NORI in its license application and five-year work plans;

•        take measures to prevent, reduce, and control pollution and other hazards to the marine environment arising from its activities in the Area;

•        maintain appropriate insurance policies;

•        establish environmental baselines against which to assess the likely effects of its program of activities on the marine environment; and

•        establish and implement a program to monitor and report on such effects.

NORI is sponsored to carry out its mineral exploration activities in the Area by Nauru, pursuant to a certificate of sponsorship signed by the Government of Nauru on April 11, 2011. Sponsorship of an entity requires the sponsoring State to certify that it assumes responsibility for the entity’s activities in the Area in accordance with UNCLOS. NORI is a Nauruan incorporated entity and is subject to applicable Nauruan legislation and regulations.

In 2015, Nauru enacted the International Seabed Minerals Act, which establishes the Nauru Seabed Minerals Authority to administer Nauru’s sponsorship of activities carried out in the Area by companies sponsored by Nauru.

In June 2017, Nauru and NORI entered into the NORI Sponsorship Agreement formalizing certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Contract Area of the CCZ.

In 2016, NORI submitted to the ISA proposed activities for the second five-year period of its exploration contract. NORI indicated that work would focus on:

•        reducing project uncertainties and technical risks;

•        optimizing the on-shore processing and off-shore production systems (including increasing performance and reliability); and

•        improving project economics, including decreasing estimated capital and operating expenditure as well as increasing projected revenues.

Royalties and taxes

Royalties and taxes payable on any future production from the NORI Area will be stipulated in the ISA’s exploitation regulations. While the rates of payments are yet to be set by the ISA, the 1994 Implementation Agreement. Section 8(1)(b) prescribes that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.”

An ad hoc ISA working group workshop has met several times including most recently in February 2020 to discuss a number of potential royalty and taxation regimes supported by modelling conducted by the Massachusetts Institute of Technology. No final recommendations were made. However, a 2% ad valorem royalty increasing to 6% after a period of five years of production was discussed as well as a 1% ad valorem environmental levy. These amounts were used for the economic analysis included in the initial assessment included in the NORI Technical Report Summary.

Under the NORI Sponsorship Agreement between Nauru and NORI, upon reaching a minimum recovery level within the tenement area, NORI has agreed to pay Nauru a seabed mineral recovery payment for polymetallic nodules recovered from the tenement area, annually adjusted (from year 5 of production) on a compounding basis based on the official inflation rate in the United States.

History of previous exploration activities in the NORI Contract Area

Prior to the implementation of UNCLOS, many offshore exploration campaigns were completed by international organizations and consortia. A number of at-sea trial collection operations were successfully carried out in the CCZ in the 1970s to test potential collection concepts. These system tests evaluated the performance of a self-propelled and several towed collection devices, along with submersible pumps and airlift technology for lifting the nodules from the deep ocean floor to the support vessel. Certain pioneer investors include those entities that carried out substantial exploration in the Area prior to the entry into force of UNCLOS, as well as those entities that inherited such exploration data.

NORI Area D was originally explored by Arbeitsgemeinschaft Meerestechnisch Rohstoffe (“AMR”). AMR subsequently joined Ocean Management Inc. (“OMI”). The OMI consortium comprised Inco Ltd (Canada), AMR (Federal Republic of Germany), SEDCO Inc. (US), and Deep Ocean Mining Co. Ltd (Japan). OMI completed a successful trial collection operation in 1978. Hydraulic pumps, an air lift system, and towed collectors were tested in approximately 4,500 m of water. Approximately 800 tonnes of nodules were recovered.

Kennecott consortium (now a division of Rio Tinto) first became seriously interested in seafloor polymetallic nodules in 1962 (Agarwal et al. 1979). In the 1970s, Kennecott developed and tested components and subsystems of a seafloor collection system, and also carried out significant polymetallic nodule metallurgical processing test work.

Using a different system to OMI, Ocean Mining Associates recovered approximately 500 tonnes of nodules during its trial collection in the 1970s.

Between 1969 and 1974, Deepsea Ventures Inc. carried out 16 survey cruises of three to four weeks’ duration each, to define the extent of the polymetallic nodule deposit discovered by them in 1969 in the CCZ. As reported by Deepsea Ventures Inc:

“These activities included the taking of some 294 discrete samples, including the bulk dredging of some 164 tons of manganese nodules from some 263 dredge stations, 28 core stations and three grab sample stations, cutting of some 28 cores, approximately 1000 lineal miles of survey of seafloor recorded by television and still photography, etc. As a result, the deposit of nodules identified with the discovery has been proved to extend generally throughout the entire area (American Society of International Law, 1975).”

Also active in the CCZ was the Ocean Minerals Company (“OMCO”), comprising Amoco Minerals Co. (United States), Lockheed Missiles and Space Company Inc. (United States), Billiton International Metals BV, and dredging company Bos Kalis Westminster (Netherlands). In a program lasting 16 years, OMCO collected thousands of free-fall grab and box core samples of nodules from its claim area and carried out trial collection operations. Lockheed’s design efforts resulted in over 80 patents, a seafloor production system that consisted of a remote-controlled collector and crusher, a seafloor to surface slurry riser system, the first industrial-scale dynamic positioning system for a vessel, and a metallurgical processing plant.

Upon making an application, the pioneer investors were required to submit sufficient data and information to enable designation of a reserved area based on the estimated commercial value. These sample data provide the basis of a database held by the ISA and were used initially to define the areas of the NORI application.

See Section 5 of the NORI Technical Report Summary for further specific information of the history of previous exploration of the NORI Contract Area.

Geology and sampling

Seafloor polymetallic nodules occur in all oceans but the CCZ hosts a relatively high abundance of high Ni and Cu grade nodules. The CCZ seafloor forms part of the Abyssal Plains, which are the largest physiographic province on Earth.

The average depth of the seafloor in the Project Area is 3,800 to 4,200 m. Overall, the seafloor slopes at approximately 0.57˚ (1 m per km) but the Abyssal Plains are traversed by ridges, with amplitude of 50 to 300 m (maximum 1,000 m) and wavelength of 1 to 10 km. The Abyssal Plains are punctuated by extinct volcanoes rising 500 to 2,000 m above the seafloor.

Seafloor polymetallic nodules rest on the seafloor at the seawater - sediment interface. Such nodules are composed of nuclei and concentric layers of manganese and iron hydroxides and are formed by precipitation of metals from the surrounding seawater and sediment pore waters. Nickel, cobalt and copper are also precipitated and occur within the structure of the manganese and iron minerals.

Nodules are abundant in abyssal areas with oxygenated bottom waters and low sedimentation rates (less than 10 cm per thousand years). Nodules generally range from about 1 to 12 cm in their longest dimension. Nodules of 1 to 5 cm are typically the most common in NORI Area D, where they have been classified as Type 1 nodules.

The specific conditions of the CCZ (water depth, latitude, and seafloor sediment type) are considered to be the key controls for the formation of polymetallic nodules.

Information on the mineralization within NORI Area D comprises a combination of sampling undertaken by NORI as well as free-fall grab sampler (“FFG”) and box core sampler (“BC”) data supplied by the ISA at the time of the NORI application and also supplied by the ISA to NORI in 2012. Additional regional data, assembled by the ISA as part of its Geological Model Project during 2008 to 2010 (“ISA 2010”), are available. The data provide significant coverage over NORI Area D and indicate a high abundance of nodules in this region, as has been confirmed by NORI’s exploration.

During the 2018 NORI campaign, 91% of nodules sampled were situated at surface. These include nodules on the surface and nodules with their top surfaces in the upper 1 cm of sediment. A few nodules were found at depth; most of these were usually clustered around the edges of the box core and are considered to have been pushed below surface by the box coring process. Significant nodule abundance below surface was only recorded in one out of 45 samples. The nodules vary in abundance, in some cases touching one another and covering more than 70% of the seafloor. They can occur at any depth, but the highest concentrations have been found on abyssal plains between 4,000 and 6,000 mbsl. Data analysis in Section 9 of the NORI Technical Report Summary shows that nodule abundance variability is significantly higher than metal grades, suggesting that abundance estimation will be the key variable in mineral resource estimation.

NORI completed offshore exploration campaigns in 2012, 2013, 2018, 2019 and 2020. During these campaigns a variety of data was collected including:

•        bathymetric mapping of the whole of NORI Area D using a hull-mounted Kongsberg Simrad EM120 12 kHz, full-ocean depth multibeam echo-sounding system (MBES). This system also provided backscatter data with which seafloor characteristics could be interpreted;

•        detailed seafloor survey work with an autonomous underwater vehicle (AUV), utilizing an MBES, Side Scan Sonar (SSS), Sub-Bottom Profiler (SBP), and camera payload; and

•        a total of 252 box core samples collected using a 0.75 m2 box corer, mainly on a 10 km by 10 km square grid.

The nodules in the box cores were collected, and their characteristics measured and recorded in detail. Samples of nodules were collected in duplicate and assayed at two reputable, well-qualified laboratories: ALS and Bureau Veritas. Certified reference material, and blank samples were inserted to provide additional levels of quality control. No significant issues were identified with the assay results.

The backscatter data and the sidescan sonar and seafloor photography indicate strong continuity of nodule abundance across NORI Area D. There is a clear relationship between nodule long axis length and nodule weight and therefore it is possible to estimate nodule abundance from photographs. Several estimation techniques were tested, and methodologies were developed that are suitable for closely-packed (Type 1) and less closely-packed (Type 2 and 3) nodules.

For more information about the NORI exploration campaigns in 2012, 2013, 2018, 2019 and 2020, see Section 7 of the NORI Technical Report Summary.

Mineral resource estimate

The mineral resource was classified on the basis of the quality and uncertainty of the sample data and sample spacing, in accordance with the definitions of “inferred mineral resource,” “indicated mineral resource” and “measured mineral resource” under the SEC Mining Rules.

Mineral resources were estimated using a two-dimensional block model. Estimates of nodule abundance and nickel, manganese, cobalt, and copper grades were performed using kriging. A variety of methods was used to validate the estimates, including conditional simulation. The estimates of nodule abundance were used to calculate the tonnage of the mineral resources.

The bathymetric mapping enabled the interpretation of parts of seafloor that are possibly too steep for recovery of nodules using the systems considered by the NORI Technical Report Summary. Seafloor areas with slopes steeper than 6° were excised from the 2020 mineral resource estimate.

The measured mineral resource was assigned to the area within NORI Area D where box-core sampling was conducted on a nominal 7 km by 7 km spacing and infilled with estimates of nodule abundance from seafloor photography to a spacing of 3.5 km by 3.5 km.

The indicated mineral resource was assigned to the area within NORI Area D where box-core sampling was conducted on a nominal spacing of 7 km by 7 km or 10 km by 10 km but without additional photo-estimates of nodule abundance.

The inferred mineral resource was assigned to the areas of abyssal plain in the southeast corner of NORI Area D that are largely unsampled. The volcanic high in the southeast corner was excluded from the mineral resource estimate due to the high level of uncertainty about nodule abundance and grades in this domain.

The mineral resource estimate for NORI Area D, with an effective date of December 31, 2020, and at a 4 kg/m2 abundance cut-off is set forth below. This cut-off is derived from the estimates of costs and revenues presented in the NORI Technical Report Summary, generalized as follows: 1.7 Mt minimum annual tonnage mined; $0.25 Million/km2 for offshore operating costs; 1,036 km2 collected area processed; $95/dry tonne for transport costs; $119/dry tonne for processing costs; $15/dry tonne for corporate, general and administrative costs; $33/dry tonne for ISA and state royalties; 95% recovery of nickel at an assumed price of nickel metal $16,472/t; 86% recovery of copper at an assumed price of $6,872/t copper metal; 77% recovery of cobalt at an assumed price of $46,333/t cobalt metal; and 99% recovery of manganese at an assumed price of $4.50/dmtu manganese in manganese silicate. The method of calculation for the cut-off determines the minimum average nodule abundance needed during steady state operations such that the revenue minus costs (excluding capital) is greater than zero. Revenue includes metal pricing and metallurgical processing recoveries, and the costs include the collection, transport, processing, corporate costs and royalties.

NORI December 31, 2020 In-Situ Mineral Resource estimate for NORI Area D at 4 kg/m2 abundance cut-off

NORI Area	Category	Tonnes (Mt (wet))	Abundance (wet kg/m2)	Nickel (%)	Copper (%)	Cobalt (%)	Manganese (%)	Silicon (%)
D	Measured	4	18.6	1.42	1.16	0.13	32.2	5.13
D	Indicated	341	17.1	1.40	1.14	0.14	31.2	5.46
D	Measured + Indicated	345	17.1	1.40	1.14	0.14	31.2	5.46
D	Inferred	11	15.6	1.38	1.14	0.12	31.0	5.50

Note: Tonnes are quoted on a wet basis and grades are quoted on a dry basis, which is common practice for bulk commodities. Moisture content was estimated to be 24% w/w. These estimates are presented on an undiluted basis without adjustment for resource recovery.

Due to the extremely low variance in the grades and the high metal content of the nodules, a cut-off based on abundance is appropriate for determining the limits of economic exploitation. A cut-off of 4 kg/m2 abundance was chosen for the NORI Contract Area, based on the estimates of costs and revenues presented in the initial assessment contained in the NORI Technical Report Summary. The metal prices assumed in the calculation of the cut-off were: nickel metal $16,472/t; nickel in nickel sulphate $18,807/t Ni; copper metal $6,872/t; cobalt metal $46,333/t; cobalt in cobalt sulphate $56,920/t Co; manganese in manganese silicate $4.50/dmtu. The price estimates are long term (2034 – 2046) forecasts provided in a report by CRU International Limited (CRU, October 23, 2020). The Qualified Person considers that this timeframe is reasonable in view of the likely time required to bring the majority of the NORI mineral resources into production.

Sampling of NORI Area D at a spacing of 10 km by 10 km during the 2019 campaign confirmed that the nodules have low variability and high continuity. The 2020 mineral resource estimate set forth above is 4 Mt Measured and 341 Mt indicated, and 11 Mt inferred mineral resources. Taking into account the conversion of the majority of inferred to indicated mineral resources, the remaining inferred mineral resource has decreased by 26 Mt as a result of excluding the Volcanic High domain in the south-eastern corner of NORI Area D, due to uncertainty about the occurrence of nodules in this area. The 2020 resource estimate is also slightly higher in abundance (5.4% higher), and nickel (6.1% higher), cobalt (5.4% higher) and manganese (2.2% higher) grades than the 2018 estimate.

Comparison of the area covered by inferred, indicated and measured mineral resource for the 2020 estimate and the same area in the 2018 model shows that nickel grade has increased by 6% (1.32% to 1.40% Ni) while abundance has increased by 6% (16.0 to 17.0 kg/m2). Mineral resource tonnage has increased by 10% (from 10 to 11 Mt) in the inferred area and 7% (from 320 to 341 Mt) in the indicated area. The positive conversion rates arising from infilling the sampling grid with high-quality box core sample data (rather than extending the area sampled) are exceptionally high compared to the typical outcomes from infill sampling of terrestrial mineral deposits.

While the NORI Technical Report Summary focuses primarily on the exploration operations in NORI Area D, NORI holds another three areas in the CCZ under the same title. These areas (NORI Areas A, B and C) are estimated to contain inferred mineral resources of 510 Mt (wet) at 1.28% Ni, 0.21% Co, 1.04% Cu, 28.3% Mn, at an average abundance of 11 kg (wet)/m2 at a 4 kg/m2 abundance cut-off (effective date of December 31, 2020). The polymetallic nodule mineralization in NORI Areas A, B and C has similar characteristics to NORI Area D and it is reasonable to assume that the technology proposed in the NORI Technical Report Summary would be suitable for development of these additional areas.

NORI Area A, B and C December 31, 2020 In-Situ Mineral Resource estimate at 4 kg/m2 abundance cut-off

NORI Area	Category	Nodule tonnage	Abundance	Ni	Cu	Co	Mn
		(Mt (wet))	(wet kg/m2)	(%)	(%)	(%)	(%)
A	Inferred	72	9.4	1.35	1.06	0.22	28.0
B	Inferred	36	11	1.43	1.13	0.25	28.9
C	Inferred	402	11	1.26	1.03	0.21	28.3

Note: Tonnes are quoted on a wet basis and grades are quoted on a dry basis, which is common practice for bulk commodities. Moisture content was estimated to be 24% w/w. These estimates are presented on an undiluted basis without adjustment for resource recovery.

Information concerning our mineral properties in the NORI Technical Report Summary and in this proxy statement/prospectus includes information that has been prepared in accordance with the requirements of the SEC Mining Rules set forth in subpart 1300 of Regulation S-K. Under SEC standards, mineralization, such as mineral resources, may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination. As used in this proxy statement/prospectus, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined and used in accordance with the SEC Mining Rules set forth in subpart 1300 of Regulation S-K. You are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves, as defined by the SEC.

You are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence as to whether they can be economically or legally mined. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. About 97% of the NORI D resource is defined in the measured and indicated categories. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Development plan

NORI proposes to implement the project in multiple phases that will allow the seafloor collection systems to be tested and then nodule production to be gradually ramped up. The phased approach will facilitate de-risking of the project for relatively low initial capital investment. Additionally, this phased development will allow for an adaptive approach to environmental management providing learning at small-scale which would be applied as the development increases scale.

The proposed seafloor production development phases are as follows:

•        The Collector Test is designed to perform proof of concept for the methods of collecting and lifting the nodules while acquiring sufficient data to design a commercial system. The Collector Test would use a converted sixth generation drillship, the Hidden Gem. Nodules collected during the test would be stored on the Hidden Gem and brought to shore for use in large scale process pilot testing. The test would not demonstrate the transshipment of nodules to a shore-based facility.

•        Project Zero would be an extension of the Collector Test using an upgrade of the Hidden Gem to produce a sufficient and continuous quantity of nodules to support a relatively small commercial operation of about 1.3 Mtpa (wet) nodules delivered to a shore-based facility. This operation would demonstrate a more continuous collection operation at a larger scale than the collector test and would demonstrate the transshipment of nodules to a processing facility. It would also allow for the implementation and testing of adaptive management systems to ensure environmental compliance.

•        Project One would increase production in a further three steps: 1) introduction of a second converted drillship (Drill Ship 2) with a capacity of up to 3.6 Mtpa (wet), 2) a further upgrade of the Hidden Gem to up to 3.6 Mtpa (wet) and 3) construction of a new purpose-built production support vessel (Collector Ship 1) with capacity of up to 8.2 Mtpa (wet). Project One would benefit from lessons learned on the Collector Test and Project Zero.

•        The processing of the polymetallic nodules would also be ramped up in phases:

•        In Project Zero, NORI proposes to toll-treat polymetallic nodules at existing RKEF smelters, utilizing excess industry capacity. NORI advises there is significant interest from many parties in China to utilize RKEF plants which may become stranded as a result of the Indonesian government nickel laterite ore export ban restricting supply of the nickel laterite feedstock that they currently utilize. These RKEF plants were originally built to convert nickel laterite to nickel pig iron and could be converted to smelt polymetallic nodules.

•        In Project One, a purpose-built process plant would be constructed, including pyrometallurgical and hydrometallurgical circuits. Nodule production would be increased in phases by treatment in this new plant.

Collection methods

The main items of offshore infrastructure are the nodule collector vehicles, the riser, and three production support vessels (“PSV”): Hidden Gem; Drill Ship 2; and Collector Ship 1. Collector Ship 1 is intended to be supported by a collector support vessel.

The nodules are intended to be collected from the seafloor by self-propelled, tracked, collector vehicles. No rock cutting, digging, drill-and-blast, or other breakage will be required at the point of collection. The collectors are intended to be remotely controlled and supplied with electric power via umbilical cables from the PSV. The collectors are intended to traverse the seabed at a speed of approximately 0.5 m/s. Suction dredge heads on each collector are expected to recover a dilute slurry of nodules, sediment, and water from the seafloor. Each collector is expected to yield about 254 t/hr (dry) nodules. A hopper on each vehicle is expected to separate sediment and excess water, which is expected to pass out of the hopper overflow, from the nodules, which is planned to be pumped as a higher concentration slurry via flexible hoses to a riser.

The riser is a steel pipe through which nodules are planned to be transferred to the surface by means of an airlift. The riser is intended to consist of three main sections. The lower section is expected to carry the two-phase slurry of nodules and water from the collectors to the airlift injection point. The mid-section is expected to carry a three-phase mixture of slurry and air. This section will also include two auxiliary pipes: one to carry the compressed air for the airlift system, and one to return water from dewatering of the slurry to its subsea discharge point. The upper section of riser is expected to have a larger diameter to account for the expansion of air in the airlift.

The airlift is intended to work by lowering the average density of the slurry inside the riser to a level lower than seawater. The difference between the hydrostatic pressure of the seawater at depth and the pressure caused by the weight of the low-density three-phase slurry column inside the riser is expected to force the slurry column to rise. The energy to achieve the lift is planned to be supplied by compressors housed on the PSV, which are planned to be capable of generating very high air pressures — up to 15 MPa.

The PSVs are planned to each support a RALS and its handling equipment, and to house the airlift compressors, collector vehicle control stations, and material handling equipment. All power for offshore equipment, including the nodule collecting vehicles, is intended to be generated on the PSVs. The PSVs are intended to be equipped with controllable thrusters and to be capable of dynamic positioning (DP), which should allow the vessels and risers to track the collectors. The Collector Ship 1 PSV is expected to be similar in size to an Aframax or New

Panamax class of tanker, displacing approximately 103,000 t, and housing a crew of around 120 personnel. Nodules are planned to be discharged from the RALS to the PSVs, where they are expected to be dewatered and temporarily stored or transferred directly to a transport vessel.

A separate collector support vessel is expected to remain at sea to support Collector Ship 1. It is expected to be configured as a subsea support platform, as commonly used in oil industry, with a displacement of around 17,250 t. The function of the collector support vessel will be to facilitate collector maintenance and repair.

The NORI Technical Report Summary assumes transportation of nodules will be by chartered vessels, with deadweight capacities of 35,000 to 100,000 tonnes. The vessels are expected to require dynamic positioning capability to enable them to be loaded at sea alongside the PSV. Hydraulic offloading of the nodules from the PSV to the transport ships is assumed in the NORI Technical Report Summary, but future studies will confirm the offloading mechanism.

The overall nodule collector efficiency is estimated at 80%. The recovery value is based upon test work conducted in the 1970s. Nodule recovery efficiency is the product of nodule entrainment efficiency, subsea concentrator recovery, and dewatering system efficiency. The estimate of dewatering recovery used in the NORI Technical Report Summary is higher than indicated by the 1970s test work because data that has come to light recently suggests the amount of breakup during lifting the nodules up the RALS may be significantly less than previously assumed (Kennecott (1978), DRT (2015)).

Expected Mineral Resource modifying factors

Modifying factors	Value	Description
Resource area efficiency	92%

The resource area efficiency factor is defined as the width of the collector divided by the width of the collector path. A 0.5 m undisturbed strip is to be left either side of the collector. For a 12 m wide collector, the resource area efficiency is calculated as 12/13.

Collector pick-up efficiency	90%	This is the percentage of nodule mass passed over by the collector that is pickup up by the collector head.
Collector underflow efficiency	95%	This is percentage of nodule mass that is pickup up that is passed to the collector underflow.
Nodule attrition	0%	This is the percentage of mass of nodule lost through attrition from the sea floor to trans-shipment. It is included in the trans-shipment efficiency.
Trans-shipment efficiency	93%	This is the percentage of nodule mass transferred from the production vessel to trans-shipment.
Overall collector efficiency	80%

This is the percentage of nodule mass passed over by the collector that is delivered to the transport vessel. It includes losses in the pick-up, overflow, attrition and trans-shipment (90%*95%*100%*93%).

Overall resource recovery factor	73%	Is the product of the resource area efficiency * collector pick-up efficiency * collector under flow efficiency * (1 – nodule attrition (%)), * trans-shipment efficiency (92%*90%*95%*100%*93%).

For more information on polymetallic nodule collection methods, see Section 13 of the NORI Technical Report Summary.

Mineral processing and metallurgical testing

A combined pyro-metallurgical and hydro-metallurgical flowsheet was evaluated for the initial assessment included in the NORI Technical Report Summary. Similar flowsheets were investigated at various times over the last several decades. NORI has undertaken bench-scale test-work and is in the process of completing pilot-scale testing of the proposed flowsheet. This work has confirmed or improved the flowsheet that was initially developed from extensive information available in the literature.

Pyrometallurgical processing of nodules has been extensively studied from the early 1970s until the present day and appears to be the preferred process for most of the other currently active nodule processing research groups. Many groups including: Kennecott; Inco; Cuban/Bulgarian; German; Indian; Japanese; and Korean have studied pyrometallurgical processing of nodules at a laboratory scale. The nodule samples for these tests were collected from their respective license areas in the CCZ. The nodules used in each of the studies have similar compositions but there are subtle variations that can have significant implications for pyrometallurgical processing. Of particular importance is the ratio of MnO:SiO2 in the nodules as this impacts the choice of process operating parameters for the electric furnace smelting operation.

For Project Zero, NORI proposes to toll treat polymetallic nodules at existing RKEF smelters. During Project One, NORI proposes the progressive construction and expansion of a new pyrometallurgical and hydrometallurgical process plant for the recovery of battery-grade nickel and cobalt sulphate powder, copper cathode and manganese silicate, from polymetallic nodules. This is expected to allow for the proportion of toll treatment to be reduced.

Four rotary kiln and electric furnaces lines (“RKEF”) and two hydrometallurgical refineries are expected to be required to meet our expected production demand.

The pyrometallurgical front end of the plant is expected to use RKEF lines that calcine and smelt the nodules to form an alloy. The alloy is then expected to be sulphidized to form a matte and then partially converted in a Peirce-Smith converter operation to remove iron. The matte from the sulphidation step is planned to then be sent to the hydrometallurgical refinery. The pyrometallurgical process is expected to be similar to that successfully used to process some nickel laterite ores.

The hydrometallurgical refinery concept is based on a sulphuric acid leach flowsheet. A two-stage leach would be used to produce copper cathode and a pregnant leach solution rich in nickel and cobalt, while low in copper. Further processing of the pregnant leach solution is based on mixed-sulphide precipitate processing flowsheets employing solvent extraction. The final production of battery-grade nickel and cobalt sulphates is expected to use crystallization.

The pyrometallurgical process is expected to generate a manganese silicate stream that we believe could be sold to the manganese industry and small converter slag stream that we believe could be sold for industrial applications. No value has been ascribed to converter slag in the NORI Technical Report Summary. The hydrometallurgical plant is expected to produce an ammonium sulphate by-product for sale to the fertilizer industry. Thus, together with the ability to recycle other hydrometallurgical side-streams to the pyrometallurgical process, the flowsheet is planned to have neither tailings ponds nor permanent slag repositories and should not generate substantial waste streams.

The average targeted processing rate for the new processing plant at full capacity is expected to be 6.4 Mtpa of nodules (dry basis). The location and host country of the processing operation has not yet been determined. Engineering design has not yet been undertaken. Expected metallurgical recoveries are summarized in the table below.

Process Step	Nickel Recovery (%)	Cobalt Recovery (%)	Copper Recovery (%)
Final matte	94.6%	77.4%	86.5%
Hydrometallurgical products before recycle	98.9%	98.0%	96.2%
Recycled residue	94.6%	77.4%	86.5%
Overall recovery	94.6%	77.2%	86.2%

In addition to the above base metals, 98.9% of the manganese contained in the feed is expected to be recovered to the manganese silicate product, containing 52.6% MnO. Approximately 7.3 Mt of manganese silicate is expected to be produced per annum (from steady state operation from 2030 onwards).

For more information on mineral processing and metallurgical testing, see Section 14 of the NORI Technical Report Summary.

Environmental studies, permitting, community, or social impact

Historically, a significant amount of technical work has been undertaken within the CCZ by the contractors under the ISA and a significant body of information has been acquired during the past 40 years on the likely environmental impacts of collecting nodules from the sea floor.

NORI’s offshore exploration campaigns have included sampling to support environmental studies, collection of high-resolution imagery and environmental baseline studies. A number of future campaigns are planned to collect data on ocean currents and water quality to assist plume modelling, environmental baseline studies, box core and multicorer sampling focused on benthic ecology and sediment characteristics.

NORI has commenced the ESIA process in support of an application for an exploitation license for the commercial collection of deep-sea polymetallic nodules. A comprehensive program of metocean and biological data acquisition is in progress to characterize the baseline conditions at a designated Collector Test site and control sites in the NORI Contract Area.

NORI intends to manage the project under the governance of an Environmental Management System (“EMS”), which is to be developed in accordance with the international EMS standard, ISO 14001:2004. The EMS will provide the overall framework for the environmental management and monitoring plans that will be required.

An EMMP will be required. The plan will specify the objectives and purpose of all monitoring requirements, the components to be monitored, frequency of monitoring, methods of monitoring, analysis required in each monitoring component, monitoring data management and reporting. The plan will be submitted to the ISA as part of the exploitation contract application. This plan will involve an ecosystem approach incorporating an adaptive management system.

The social impacts of the offshore operation are expected to be positive. The CCZ is uninhabited by people, and there are no landowners associated with the CCZ. No significant commercial fishing is carried out in the area. The projects are expected to provide a source of revenue to our sponsor countries, Nauru, Tonga, Kiribati and the ISA.

The onshore environmental and social impacts have not yet been assessed because the process plant has not been designed in detail, and the location and host country (and hence regulatory regime) not confirmed. The planned metallurgical process will not generate solid waste products, and the deleterious elements (for example, cadmium and arsenic) content of the nodules is very low, indicating that with careful management the environmental impacts of the processing operation could be very low.

For more information on environmental studies, permitting and social or community impact, see Section 17 of the NORI Technical Report Summary.

Economic analysis

A financial model based on estimates of future cash flows derived from extraction of nodules from the NORI D project has been developed in-house by DeepGreen. AMC reviewed the logic, input assumptions and integrity of the calculations and forecasts. The financial model is for NORI Area D only, which is at a preliminary level of planning and design.

For the initial assessment, the offshore cost estimates were developed based upon the guidelines of the AACE (Association for the Advancement of Cost Engineering) International Recommended Practice No. 18R-97. Based on engineering studies performed previously by Deep Reach Technology (DRT) for Deep Green Resources and the experience in trial mining of deep sea nodules by DRT personnel, the cost estimate was considered to be a class 4. Off-shore capital costs were estimated to accuracy levels of -30% +40%. On-shore capital costs were estimated according to an AACE Class 5 level of accuracy (–35% +50%). A contingency of 25% was applied to the off-shore and on-shore capital cost estimates. The collection plan considered in the NORI Technical Report Summary contemplates a 23-year production period. The expected production period is within the expected duration of a NORI Area D Exploitation Contract which would be thirty (30) years (with possible extensions by periods of ten (10) years) as outlined in the current draft of the regulations for exploitation of mineral resources in the Area (ISBA/25/C/WP.1).

After the initial 23-year period, substantial resources will remain in the other NORI Areas that could support future collection (combined inferred mineral resource in NORI Areas A, B and C of 510 Mt (wet) at 1.28% Ni, 0.21% Co, 1.04% Cu, 28.3% Mn, at an average abundance of 11 kg (wet)/m2). The proposed project schedule is shown in the Gantt chart in Figure 19.1 of the NORI Technical Report Summary.

In Project Zero, NORI expects to toll treat the nodules in third party pyrometallurgical plants and sell the RKEF products into the alloy market. This will be expected to generate revenue while its pyrometallurgical and hydrometallurgical facilities are planned to be built.

In Project One, NORI expects to stage the construction of its multiple pyrometallurgical and hydrometallurgical lines to flatten out capital expenditure requirements. Nodule production is expected to be directed preferentially to the NORI pyrometallurgical plants as this is expected to be the lowest operating cost option. Whenever these facilities are at maximum capacity (particularly during the ramp-up phase), the surplus nodules are expected to be sent for toll treatment.

NORI expects that it will ensure that its own hydrometallurgical refineries are filled up to maximum capacity, as this is expected to produces the highest value products. Whenever its own hydrometallurgical refineries are at full capacity, NORI expects to sell the surplus product from its pyrometallurgical plant directly to the matte market. While the matte is not as valuable as the refined products from the hydrometallurgical plant (nickel sulphate, cobalt sulphate, and copper cathode), it still provides a consistent revenue stream and assists for periods when the refineries are at full capacity.

Some of the alloy production from toll treatment of NORI nodules are expected to be shipped to the NORI hydrometallurgical plants to make use of spare capacity. This will require the alloy from the third party RKEF to be sulphidized prior to hydrometallurgical treatment.

Based on preliminary discussions with potential buyers, NORI believes that there is sufficient demand for the alloy and matte over the life of the project.

The analysis was performed on a 100% ownership basis and excludes consideration of financing costs and forward metal sales. The analysis assumes the economic parameters listed in the table below.

Assumed Economic Inputs

Parameters	Units	Values
Hydrometallurgical plant Ni recovery	%	94.6%
Mn recovery	%	98.9%
Hydrometallurgical plant Cu recovery	%	86.2%
Hydrometallurgical plant Co recovery	%	77.2%
Pyrometallurgical plant Cu recovery	%	96.8%
Pyrometallurgical plant Cu recovery	%	93.3%
Pyrometallurgical plant Co recovery	%	92.7%
Mn silicate grade	%	40.0%
Cu cathode grade	%	99.9%
Payability of Cu content in cathode	%	100%
Nodule moisture content	%	24%
On-shore tax rate	% of taxable income	20%
Average off-shore tax (to ISA)	% of taxable income	6.7%

Commodity Prices

Project revenues will come from the following sources:

•        a nickel sulphate product;

•        a copper cathode product;

•        a cobalt sulphate product;

•        a manganese silicate product;

•        an ammonium sulphate product;

•        a nickel alloy product containing copper and cobalt; and

•        a matte product from the NORI pyrometallurgical plants containing nickel, copper and cobalt, which would be sold to the matte market.

NORI has used the following payable percentages for the alloy:

•        Nickel: 80% of in-situ value in the alloy;

•        Copper: 40% of in-situ value in the alloy; and

•        Cobalt: 80% of in-situ value in the alloy.

The following estimates for treatment charges and refining charges for the alloy product were used in the NORI financial model:

•        a refining charge of $1,697/tonne of contained nickel in the alloy;

•        a refining charge of $800/tonne of contained nickel in the alloy;

•        a refining charge of $6,700/tonne of contained nickel in the alloy; and

•        a treatment charge $300/tonne of alloy.

For the matte product, NORI has used a used a payables figure of 83% of the market metal price of nickel, copper and cobalt. The metal recoveries for the matte and alloy are those from the pyrometallurgical plant, whilst the refined products (nickel sulphate, copper cathode and cobalt sulphate) are from the hydrometallurgical refinery metal recoveries.

The prices forecast by CRU and adopted for use in the economic analysis were derived from a report prepared by CRU dated October 23, 2020 and are listed in the table below. The Qualified Person considers the metal price assumptions underpinning the analysis are reasonable.

Commodity prices

	2024 ($)	2025 ($)	2026 ($)	2027 ($)	2028 ($)	2029 ($)	2030 ($)	2031 ($)	2032 ($)	2033 ($)	2034 – 2046 ($)
Ni metal, LME cash (/t)	14,067	14,467	14,868	15,269	15,670	16,071	16,472	16,472	16,472	16,472	16,472
Ni Sulphate (/t)	15,610	16,027	16,443	16,860	17,269	17,678	18,087	18,087	18,087	18,087	18,807
SiMn, China import, 44% Mn (/dmtu)	4.80	4.70	4.70	4.60	4.60	4.50	4.50	4.50	4.50	4.50	4.50
Cu, Grade A cathode – LME cash (/t)	6,435	6,497	6,557	6,615	6,673	6,730	6,787	6,805	6,822	6,839	6,872
Co, EU Co 99.8% min (EXW) (/t)	52,881	39,914	38,204	41,526	45,137	49,062	51,106	50,600	49,126	47,695	46,333
Co Sulphate premium over Co metal (ex-China) (/t)	64,250	49,035	46,933	51,014	55,450	60,272	62,784	62,162	60,351	58,594	56,920

Production schedule

The production schedule on which the economic analysis is based was developed on an annual basis. The Qualified Person cautions that a prefeasibility study has not been undertaken and that the seafloor production schedule is preliminary in nature and should not be interpreted as a mineral reserve. Approximately 96% of the mineral resource within NORI Area D is classified as indicated and a further 1% is classified as measured resource. The LOM production sequence includes 6 Mt (wet) of nodules that are classified as inferred mineral resources. This is approximately 2% of the total LOM production.

The production schedule assumes staged operation initially of the Hidden Gem, then Drill Ship 2 and finally Collector Vessel 1, as outlined in Section 16.1 of the NORI Technical Report Summary.

The nodule metal grades and nodule abundance varying annually according to the life of mine schedule. The grades and nodule abundance for the mine plan were derived from a preliminary production schedule developed by AMC as outlined in Section 16.7 of the NORI Technical Report Summary. The higher abundance areas were targeted by the production schedule. The metal grades and abundance used in the schedule are compared to the averages (of all mineral resource categories) for NORI Area D in the table below.

Comparison of IA mine plan to Mineral Resource for NORI Area D

	Mineral Resource in NORI Area D (all categories)	Seafloor production plan	Difference (%)
Tonnage (Mt wet)	356	254	71%
Nodule abundance (kg/m2)	17.0	16.9	99%
Ni grade (%)	1.40	1.4	100%
Mn grade (%)	31.2	31.0	99%
Cu grade (%)	1.14	1.1	100%
Co grade (%)	0.14	0.14	98%

The production ramp-up discussed in Section 17 of the NORI Technical Report Summary was adopted for the production schedule. The Qualified Person considers the assumptions underpinning the initial assessment and economic analysis are reasonable.

Capital and operating costs

The capital cost estimates for the Project are summarized below. Pre-project items include data gathering and studies that will occur prior to construction. Offshore project costs include the procurement and integration of the PSVs, the collector support vessel, the fabrication of the collectors, and the RALS. On-shore project costs consist principally of the construction of the minerals processing pyrometallurgical plant and hydrometallurgical refinery. Sustaining costs are for both on-shore and off-shore assets, and closure costs are principally for rehabilitation of the onshore minerals processing site.

Section	Cost estimate ($ million)
Pre-project costs	237
Project costs
Off-shore project costs
Project Zero	204
Project One	2,244
Total	2,448
On-shore project costs
Project One	4,786
Total	4,786
Total project costs	7,234
Sustaining capital costs (on-shore and off-shore)	2,637
Closure costs	500
Total	10,607

Operating costs have been estimated at $1.8 billion per annum during steady state production (from 2030 onwards). Expenditure of a total of $37.5 billion over the life of the project on operating costs is expected. On-shore processing is the most significant operating cost.

Average operating cost estimates during steady state operation (from 2030 onwards)

Section	Average Operating Cost over Life of Mine ($ million pa)	Average Unit Cost (/t – wet tonne nodules recovered)	Average Unit Cost (/t – dry tonne processed)
Off-shore	$240.74	$19.31	$25.40
Shipping	$254.37	$20.40	$26.84
On-shore	$1,286.19	$103.14	$135.71
Other	$25.00	$2.00	$2.64
Total	$1,806.31	$144.85	$190.59

For more information on capital and operating costs, see Section 18 of the NORI Technical Report Summary.

Cash flows analysis

The economic analysis set forth in Section 19 of the NORI Technical Report Summary presents a post-tax, real (uninflated) cash flows analysis. The valuation date is January 1, 2021. The analysis was performed on a 100% ownership basis and excludes consideration of financing costs and forward metal sales. The initial assessment indicates a positive economic outcome. Undiscounted post-tax net cash flow of $30.6 billion is expected. An internal rate of return of 27% has been estimated from the financial model. Discounted cash flow analysis of unleveraged real cashflows, discounting at 9% per annum, indicates a pre-tax project net present value (NPV) of $11.2 billion and a post-tax project NPV of $6.8 billion, which includes the LOM production of polymetallic nodules that are presently classified as inferred mineral resources, representing approximately 2% of the total LOM production. Excluding the inferred mineral resources from the economic analysis, the post-tax project NPV is estimated at $6.7 billion, which is not a significant difference from the economic analysis that includes the inferred mineral resources. The project reaches its lowest cumulative undiscounted cashflow figure of $4.0 billion in 2026. Undiscounted payback period is 6.6 years after commencement of production.

The total cashflows are summarized below:

Value ($ million)
Cashflow item
Ni revenue	$44,106
Mn revenue	$26,785
Cu revenue	$12,685
Co revenue	$11,075
Ammonium sulphate revenue	$439
Total revenue	$95,090
Pre-project capital	$237
Off-shore construction	$2,448
On-shore construction	$4,786
Off-shore sustaining capital	$1,418
On-shore sustaining capital	$1,219
Closure costs	$500
Total capital	$10,607
Off-shore operating costs	$5,154
Shipping costs	$5,266
On-shore operating costs	$26,544
Corporate costs	$560
Total operating costs	$37,524
Royalties	$7,195
Onshore tax	$9,123
Taxes and royalties	$16,318
Net undiscounted cashflow	$30,641

Project revenues are expected to come from the following sources: (a) a nickel sulphate product; (b) a copper cathode product; (c) a cobalt sulphate product; (d) a manganese silicate product; (e) an ammonium sulphate product; (f) a nickel alloy product containing copper and cobalt; and (g) a matte product from the NORI pyrometallurgical plants containing nickel, copper and cobalt which would be sold to the matte market.

The discounted cashflows and progressive NPVs are shown below:

The date of the investment decision is expected to be on or around June 30, 2023. NORI expects to spend $237 million on pre-project activities between 2021 and 2024. The future value of the project on June 30, 2023 (after the pre-project expenditure is sunk and time has elapsed) is expected to be $8.6 billion and the IRR from that point is expected to be 29%.

The sensitivity of project economics to changes in the main variables was tested by selecting high and low values that represent a likely range of potential operating conditions. The variables with the biggest negative impact on NPV are all metal prices, total OPEX, collector speed, nickel sulphate price and development capex. In general, revenue drivers have the biggest impact, followed by OPEX variables and then CAPEX variables

All Metal Prices
Total Opex
Nickel Sulphate Price
Development Capex
Onshore Opex
Nodule Abundance
Manganese Price
Onshore Capex
Discount Rate
Collector Speed
Collection Efficiency
Offshore System Availability
Offshore Capex
Moisture Content
Offshore Opex
Pyromet Plant Opex - Electricity
Manganese Grade
Hydromet Refinery Opex - Other Costs
Pyromet Plant Opex - Other Costs
Shipping Costs
Offshore Fuel Price
Nickel Grade
Hydromet Refinery Opex - Electricity
Pyromet Plant Opex - Coal
Study Capex
Cobalt Recovery
Nickel Recovery
Copper Recovery
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
11,000
12,000
Project NPV Real 2021 ($US million)

Tornado diagram of NPV sensitivity to variables

The initial assessment is preliminary in nature, and further planning, engineering studies, design, cost estimation and seafloor tests are required before mineral resources can be converted to mineral reserves. There is no certainty that the proposals and results presented in the initial assessment will be realized. A prefeasibility study has not yet been undertaken. Mineral resources are not mineral reserves and do not have demonstrated economic viability.

The initial assessment included in the NORI Technical Report Summary indicates that the NORI Area mineral resource is potentially economic. The Qualified Person recommends that further data gathering, analysis, design and cost estimation be undertaken to advance the project.

Internal controls and data verification

The original assay sheets for the individual samples collected by the pioneer investors from within the NORI Area are not available for auditing against the values in the database. Neither AMC nor DeepGreen nor NORI have had access to the original assay sheets for the individual samples that are within the Area, nor the quality control procedures used by the laboratories and the ISA. However, the consistency between the abundance and grade data collected by the pioneer investors, as presented in Section 9.1 of the NORI Technical Report Summary, supports the contention that the quality of the pioneer investor data is satisfactory.

It is also reasonable to infer that the pioneer investor data are of sufficient quality for resource estimation because the ISA is an independent agency with significant accountability under the UNCLOS. Part of its mandate is the receipt and storage of seafloor sampling data suitable for the estimation of nodule resources and the legally binding award of licenses. It is reasonable to assume that a reasonable level of care was applied by the ISA.

Data collected by NORI is well-documented and was subject to satisfactory quality assurance/quality control processes. Documentation verified by the Qualified Person includes photographs, daily exploration reports, digital logging sheets and original assay reports. In the opinion of the Qualified Person, the NORI data is of high quality and suitable for estimation of measured mineral resources.

Assaying of nodules collected by NORI in 2012, 2013, 2018, and 2019 confirm the mean grades of the historical grab samples and support the contention that the quality of the pioneer investor data is satisfactory for inclusion in resource estimation. The main limitation with the pioneer investor data is the likelihood that some of the abundance values were too low, due to loss of nodules from the FFG. Estimates of abundance that include pioneer investor data are therefore likely to be conservative.

For more information about quality control/quality assurance and data verification, see Section 8 and Section 9 of the NORI Technical Report Summary.

TOML Contract Area

The information that follows relating to the TOML Contract Area of the CCZ is derived, for the most part, from, and in some instances is an extract from, the TOML Technical Report Summary prepared in compliance with the SEC Mining Rules. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the TOML Technical Report Summary, which has been filed as exhibit 96.2 to the registration statement of which this proxy statement/prospectus forms a part. The TOML Technical Report Summary is incorporated herein by reference and made a part hereof.

Location of the TOML Contract Area and access

The TOML Area is located within the CCZ of the northeast Pacific Ocean. The CCZ is located in international waters between Hawaii and Mexico. The western end of the CCZ is approximately 1,000 km south of the Hawaiian island group. From here, the CCZ extends over 4,500 km east-northeast, in an approximately 600 km wide trend, with the eastern limits approximately 2,000 km west of southern Mexico. The region is well-located to ship nodules to the American continent or across the Pacific to Asian markets. The TOML Contract Area comprises six separate blocks (A through F) in the CCZ with a combined area of 74,713 km2.

TOML Contract Area extents

Area	Minimum Latitude (DD)	Maximum Latitude (DD)	Minimum Longitude (DD)	Maximum Longitude (DD)	Minimum UTM X (m)	Maximum UTM X (m)	Minimum UTM Y (m)	Maximum UTM Y (m)	UTM Zone
A	7.167 N	8.167 N	151.667 W	152.510 W	553972	647187	792205	902968	05N
B	13.580 N	14.667 N	132.000 W	133.200 W	694518	824685	1502009	1623605	08P
C	15.000 N	15.800 N	128.583 W	131.000 W	284947	544791	1658371	1747847	09P
D	13.125 N	14.083 N	123.583 W	125.333 W	247293	437022	1451031	1557860	10P
E	12.750 N	13.083 N	123.583 W	125.333 W	246693	436796	1409563	1447513	10P
F	9.895 N	11.083 N	117.817 W	118.917 W	289835	410804	1093917	1225828	11P

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DD — Decimal degrees, UTM — Universal Transverse Mercator map projection

The CCZ lies between Hawaii and Mexico and is accessible by ship from various ports in the United States and South America. As the CCZ deposit does not include any habitable land and is not near coastal waters, there is no requirement to negotiate access rights from landowners for seafloor collection operations. All personnel and material will be transported to the project area by ship. The region is well located to ship nodules to the American continent or across the Pacific Ocean to Asian markets.

See Section 3 of the TOML Technical Report Summary for further specific information of the location of the TOML Contract Area.

Tenements and permits

In March 2020, DeepGreen acquired TOML, a subsidiary of the former Nautilus Minerals Group (“Nautilus”), from Deep Sea Mining Finance Limited, providing exclusive rights to explore a 74,713 km2 block of the CCZ seabed. TOML holds the TOML Exploration Contract granted by the ISA and sponsored by Tonga. The TOML Exploration Contract was signed on January 11, 2012 between TOML and the ISA and terminates on January 11, 2027, subject to a potential extension under the terms of the agreement.

The TOML Exploration Contract was granted pursuant to the ISA’s Regulations on Prospecting and Exploration for Polymetallic Nodules in the Area (the “Regulations”), as well as Article 153 of UNCLOS, and formalized a 74,713 km2 exploration area. The TOML Exploration Contract includes an initial term of 15 years, which may be extended under the contract, and a program of activities to be completed within the first five-year period of the term. The TOML Exploration Contract also formalized the rights of TOML around future rights. Pursuant to the Regulations, TOML has the priority right to apply for an exploitation contract to collect polymetallic nodules in the same area (Regulation 24(2)).

Pursuant to paragraph 15(a) and (b) of Section 1 of the annex to the 1994 Implementation Agreement, which relates to article 162 (2)(o)(ii) of UNCLOS, the ISA Council must adopt provisional exploitation regulations within two years of a formal request being made by any State which intends to apply for approval of a plan of work for exploitation.

For more information about UNCLOS, the ISA and the TOML Exploration Contract, see “Information About DeepGreen — Government Regulation — The TOML Exploration Contract.”

TOML obligations and sponsorship

On March 8, 2008, Tonga and TOML entered into the TOML Sponsorship Agreement formalizing certain obligations of the parties in relation to TOML’s exploration and potential exploitation of a proposed application to the ISA (subsequently granted) known as the TOML Area. The initial term for the TOML Sponsorship Agreement is 30 years, unless earlier terminated, and the parties may agree to extend the initial term pursuant to the terms of the contract. Upon reaching the minimum recovery level within the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

Under ISA requirements contractors are required to submit five-year work programs. The first TOML five-year work program was completed in 2016 and reviewed and accepted by the ISA in late 2016.

For the second five-year period ending in 2022, TOML proposed the following program: (i) continue environmental baseline work; (ii) complete pilot testing; (iii) complete geotechnical studies; (iv) complete feasibility studies; (v) first draft EIA/EMP; and (vi) continue training. TOML noted that the program was dependent on success at each stage, subject to change based on findings at hand at any particular time and reliant on funding which in turn is dependent to some extent on macro-economic conditions and development with regards to the authority and its stakeholders.

As a result of the financial state of Nautilus, TOML did not progress at the rate intended until TOML was purchased by DeepGreen in March 2020. TOML currently plans an aggressive program of offshore campaigns from 2021 to 2023 focusing on resource assessment and environmental baseline studies with the objective of upgrading the TOML F resource area to Indicated Mineral Resource status and completing environmental baseline studies and ESIA for the TOML F resource area.

TOML plans to collaborate closely with NORI on offshore technology development as well as progressing in parallel proprietary nodule collection technology developed by TOML. TOML and NORI will collaborate closely on the development of nodule processing solutions.

Royalties and taxes

Royalties and taxes payable on any future production from the TOML Area will be stipulated in the ISA’s exploitation regulations. While the rates of payments are yet to be set by the ISA, the 1994 Implementation Agreement (Section 8(1)(b) prescribes that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.”

An ad hoc ISA working group workshop has met several times including most recently in February 2020 to discuss a number of potential royalty and taxation regimes supported by modelling conducted by the Massachusetts Institute of Technology. No final recommendations were made. However, a 2% ad valorem royalty increasing to 6% after a period of five years of production was discussed as well as a 1% ad valorem environmental levy.

Under the TOML Sponsorship Agreement between Tonga and TOML, upon reaching the minimum recovery level within the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

History of previous exploration activities in the TOML Area

Prior to the implementation of UNCLOS, many offshore exploration campaigns were completed by international organizations and consortia. A number of at-sea trial collection operations were successfully carried out in the CCZ in the 1970s to test potential collection concepts. These system tests evaluated the performance of a self-propelled and several towed collection and collection devices, along with submersible pumps and airlift technology for lifting the nodules from the deep ocean floor to the support vessel. Certain pioneer investors include those entities that carried out substantial exploration in the Area prior to the entry into force of UNCLOS, as well as those entities that inherited such exploration data.

Exploration and development efforts in the CCZ started in the 1960s by state sponsored groups from Russia, France, Japan, Eastern Europe, China, Korea and Germany. Several commercial consortia also explored between the 1960s and the 1980s and in some instances their descendants are still involved to the present day. No commercial collection operations have yet been established in the CCZ. However, a variety of collectors, pick-up systems, and metallurgical processing flow sheets were tested, and several integrated “demonstration scale” systems operated in the CCZ for several months in the late 1970s. Processing test-work has encompassed a variety of hydrometallurgical and pyrometallurgical flow sheets, usually with good results.

Six exploration groups are known to have surveyed areas within the TOML Contract Area and collected samples of polymetallic nodules. Much of this work overlapped as it predated the signing of the Law of the Sea. These include the Japanese group (DORD), the South Korean group (KORDI), the Russian Federation group (Yuzhmorgeologiya), the French group (Ifremer), the German group (FIGNR or BGR), and the consortium, Ocean Minerals Company (OMCO). The timing and location (ISA, 2003) of the OMCO sampling is known but the results are not available outside of ISA published contour maps. Virtually all the samples in the TOML tenement area were obtained by free fall grab (FFG) samplers, although a few results from box corers (BC) were also included.

See Section 5 of the TOML Technical Report Summary for further specific information of the history of previous exploration of the TOML Contract Area.

Geology and sampling

Seafloor polymetallic nodules occur in all oceans but the CCZ hosts a relatively high abundance of nodules. The CCZ seafloor forms part of the Abyssal Plains, which are the largest physiographic province on Earth. This mineral field is essentially a single mineral deposit almost 5,000 km in length and up to 600 km wide. The size and level of uniformity of mineralization is unmatched by any mineral deposit of similar value on land. The mechanism of formation of the nodules is interpreted to be essentially identical across the entire CCZ, with only minor local variations. Consequently, there is relatively little difference between the size, shape or metal content of the nodules from one area to another. Figure 6.9 to Figure 6.11 of the TOML Technical Report Summary illustrate the remarkable continuity of grades and abundances across the whole of the CCZ.

The morphological features of the seafloor are similar in the TOML and the NORI Areas, which all lie within the Abyssal Plains and are characterized by sub-parallel basaltic lava ridges called abyssal hills. The Areas are punctuated by typically extinct volcanic knolls and seamounts and scattered sediment drifts in which few nodules are preserved at the seafloor.

Seafloor polymetallic nodules rest on the seafloor at the seawater - sediment interface. Such nodules are composed of nuclei and concentric layers of manganese and iron hydroxides and are formed by precipitation of metals from the surrounding seawater and sediment pore waters. Nickel, cobalt and copper are also precipitated and occur within the structure of the manganese and iron minerals.

The specific conditions of the CCZ (water depth, latitude, and seafloor sediment type) are considered to be the key controls for the formation of polymetallic nodules. Nodules are typically 4 to 6 cm and up to 10 cm in diameter.

The exploration methods used to explore and delineate the mineral resources in the TOML and NORI areas were essentially the same. Multibeam echo-sounding system (MBES) was used to determine the depth of water (bathymetry) and the acoustic reflectance (backscatter) of the seabed. Nodule coverage was interpreted using the backscatter data. Physical sampling of the nodules was carried out initially using FFG samplers and in more recent years by BC samplers which provide a better-quality sample. Measurements of nodule abundance obtained from physical samples were supplemented with estimates of abundance made using the LAE method and high-resolution photographs of the seafloor.

Data collected by TOML in 2013 and 2015 supports the historical data but also is of sufficient quantity and quality to allow estimation of an indicated mineral resource for five sub areas within TOML Areas B, C, D and F called B1, C1, D1, D2 and F1. More detailed data collected by TOML has also allowed estimation of a measured mineral resource for a single sub area within TOML Area B.

The key data sets behind the inferred mineral resource estimate for TOML Areas A through E are surface samples obtained by free fall grab samplers, although a few results from box-corers were also included. Free fall grab samplers are the standard sampling method as they are the most productive tool available. They are believed to underestimate the actual abundance, as smaller nodules may escape some grabs during ascent and larger nodules around the edge of the sampler may be knocked or fall out during the sampling process. This may introduce some conservatism to the inferred mineral resource estimates.

The key data behind the inferred mineral resource estimate for TOML Area F and the indicated and measured mineral resources are box-corers and measured photographs. Box-corers take longer to collect than free fall grab samplers, but they are believed to have less bias. Photos cover a much greater area than either free fall grabs or box-cores. The weight of individual nodules can be accurately estimated from the length of their long or major axis; a relationship first discovered in the 1970s. Using the box-core samples as calibration devices, TOML was able to measure the size of nodules on several hundred photographs in Areas B and C. Abundance is shown to be related both to nodule coverage in photos and to acoustic response (backscatter) from regional survey. These data thus provide very detailed indications of nodule abundance and continuity.

Many of the records of the sampling procedures used by the pioneer contractors were not available to the Qualified Persons, but it is likely that all of the pioneer contractors followed similar procedures to that used by TOML. Nodule abundance (wet kg/m2) was derived by dividing the weight of recovered nodules by the surface area covered by the open jaws of the sampler or corer (typically 0.25 to 0.75 m2). A split of the nodules was dried, crushed and ground to enable grade determination via standard analytical methods (typically atomic absorption spectrometry, X-ray fluorescence or inductively coupled plasma methods), either on the vessel or back on shore. Specific nodule chemical standards were used for instrument calibration. TOML also present the results of field, submitted and laboratory duplicates of nodule samples.

Analysis of the data revealed that, as a consequence of their origin, nodule grades vary only slightly across the CCZ, with spatial continuity of the abundance, Mn, Ni, Co, and Cu grades often ranging from the order of several kilometers up to several tens of kilometers. Nodule abundance is sometimes less continuous than grade, as it is also subject to local changes in net sedimentation (a consequence of seafloor slope, slumping, erosion and local currents).

For more information about the TOML exploration campaigns in 2013 and 2015, see Section 7 of the TOML Technical Report Summary.

Mineral resource estimate

The mineral resource was classified on the basis of the quality and uncertainty of the sample data and sample spacing, in accordance with the definitions of “inferred mineral resource,” “indicated mineral resource” and “measured mineral resource” under the SEC Mining Rules.

Estimation of tonnage and grade for the TOML Contract Area within the CCZ was undertaken using only sample data within the TOML Contract Area in the second quarter of 2016. The estimates are based on the historical box-core and free fall-grab nodule sampling (262 samples) supplemented with recently acquired TOML nodule box core (113 samples) and photo-profile data (20,857 frames over 587 line km). Only sample data within the TOML Contract Area was used to inform the estimates.

Six block models were constructed using the geostatistical modelling programs Gstat 1.1-3 and R 3.2.5, one for each TOML Exploration Area (A to F), in three passes. The first pass used a parent block dimension of 1.75 km by 1.75 km and filled the areas defined as measured mineral resource. The second pass for indicated mineral resource used a parent block size of 3.5 km by 3.5 km while the third pass for inferred mineral resource used a parent block size of 7.0 km by 7.0 km.

The modelling methodology used for estimating the mineral resource was determined through careful consideration of the scale of deposit, mechanism of nodule formation, geological controls and nature of the sampling method. The approach involved estimating nodule abundance and grades into a two-dimensional block model with abundance used for calculating tonnage. Abundance and grades were estimated using Ordinary Kriging (OK) with comparison (not reported) estimates using Inverse Distance Weighting (IDW) and nearest neighbor. The modelling methodology is similar to the method applied by the ISA (2010) for its global estimate which was produced by a multi-disciplinary effort that involved recognized subject matter experts.

The historical nodule sample data is considered suitable for the purpose of estimating mineral resources to an inferred level of confidence. The Qualified Person also considers that the combination of the TOML and historical nodule sample data (physical samples and photo based long axis estimates) combined with detailed backscatter, photo profiling and geological interpretation is sufficient to estimate polymetallic nodule indicated mineral resources and, in one small especially data rich area, measured mineral resources.

Inferred mineral resource classification was based on sampling by pioneer contractors on a nominal spacing of 20 km, the variation and uncertainty in the sample quality, and the likely presence of short-range variation to nodule abundance.

Indicated mineral resource classification was based on box core sampling by TOML on a nominal spacing of approximately 7 km by 7 km (including photo profiling in some cases at 7 km by 3 km), supplemented by sampling by pioneer contractors.

Measured mineral resource was based on box core sampling by TOML on a nominal spacing of approximately 7 km by 7 km plus photo-profiling on a nominal spacing of 3.5 km by 3.0 km, supplemented by sampling by pioneer contractors.

The mineral resource estimate for the TOML Contract Area, with an effective date of December 31, 2020, and at a 4 kg/m2 abundance cut-off is set forth below.

Mineral Resource Estimate, In-Situ, for the TOML Contract Area within the
CCZ at a 4 kg/m2 nodule abundance cut-off

Mineral Resource Classification	Tonnes (x10[6] wet t)*	Abundance (wet kg/m2)	Ni (%)	Cu (%)	Co (%)	Mn (%)
Measured	2.6	11.8	1.33	1.05	0.23	27.6
Indicated	69.6	11.8	1.35	1.18	0.21	30.3
Measured + Indicated	72.2	11.8	1.35	1.18	0.21	30.2
Inferred	696	11.3	1.29	1.14	0.20	29.0

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Note: Tonnes are quoted on a wet basis and grades are quoted on a dry basis, which is common practice for bulk commodities. Moisture content was estimated to be 28% w/w. These estimates are presented on an undiluted basis without adjustment for resource recovery.

*        Variations in totals are due to rounding of individual values. Mn, Ni, Cu and Co assays on samples dried at 105˚C

The TOML Contract Area has sufficient samples of adequate quality to define a mineral resource for Mn, Ni, Cu and Co. The estimate of abundance and hence tonnage for the inferred mineral resource for the TOML Contract Area may be biased low due to reliance on free fall grab samples in places.

The 2020 mineral resource estimate (measured, indicated and inferred mineral resources), which was informed by data collected by TOML in 2013 and 2015, is presented in Table 11.9 of the TOML Technical Report Summary.

Due to the extremely low variance in the grades and the high metal content of the nodules, a cut-off based on abundance is appropriate for determining the limits of economic exploitation. A cut-off of 4 kg/m2 abundance was chosen for the TOML Contract Area, based on the estimates of costs and revenues presented in the initial assessment contained in the NORI Technical Report Summary, generalized as follows: 1.7 Mt minimum annual tonnage mined; $0.25 Million/km2 for offshore operating costs; 1,036 km2 collected area processed; $95/dry tonne for transport costs; $119/dry tonne for processing costs; $15/dry tonne for corporate, general and administrative costs; $33/dry tonne for ISA and state royalties; 95% recovery of nickel at an assumed price of nickel metal $16,472/t; 86% recovery of copper at an assumed price of $6,872/t copper metal; 77% recovery of cobalt at an assumed price of $46,333/t cobalt metal; and 99% recovery of manganese at an assumed price of $4.50/dmtu manganese in manganese silicate. The metal prices assumed in the calculation of the cut-off were: nickel metal $16,472/t; nickel in nickel sulphate $18,807/t Ni; copper metal $6,872/t; cobalt metal $46,333/t; cobalt in cobalt sulphate $56,920/t Co; manganese in manganese silicate $4.50/dmtu. The price estimates are long term (2034 – 2046) forecasts provided in a report by CRU International Limited (CRU, 2020). The Qualified Person considers that this timeframe is reasonable in view of the likely time required to bring the majority of the TOML mineral resources into production.

The initial inferred mineral resource for the TOML Contract Area was reported on March 20, 2013 by Golder Associates. The changes in the 2020 mineral resource estimate from 2013 for the TOML Contract Area are due to:

•        the inclusion of Areas E and F for the first time, and high abundances and grades in Area F;

•        additional nodule abundance sample information (from box core and photo profile) collected during the 2015 campaign;

•        setting the abundance estimates within the no nodule domain to zero in areas covered by MBES (TOML Areas B, C, D, E, F);

•        the use of ordinary kriging (rather than inverse distance weighting) supported by short-range variogram to estimate abundance; and

•        changes in block model parent cell size related to improved sample spacing.

Comparison of the 2013 inferred mineral resource estimate and the 2020 estimate shows that the additional data has increased the total mineral resource tonnage by 3%. In the areas with the most new data (the indicated and measured areas), abundance and grades are all higher in the new model than the 2013 model. These changes show that it is reasonable to expect that the majority of inferred mineral resources could be upgraded to indicated or measured resources with further exploration.

Information concerning our mineral properties in the TOML Technical Report Summary and in this proxy statement/prospectus includes information that has been prepared in accordance with the requirements of the SEC Mining Rules set forth in subpart 1300 of Regulation S-K. Under SEC standards, mineralization, such as mineral resources, may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination. As used in this proxy statement/prospectus, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined and used in accordance with the SEC Mining Rules set forth in subpart 1300 of Regulation S-K. You are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves, as defined by the SEC.

You are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence as to whether they can be economically or legally mined. Under the SEC Mining Rules, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Reasonable prospects for economic extraction

The morphological features of the seafloor are similar in the TOML and the NORI Areas, which all lie within the Abyssal Plains and are characterized by sub-parallel basaltic lava ridges called abyssal hills. The Areas are punctuated by typically extinct volcanic knolls and seamounts and scattered sediment drifts in which few nodules are preserved at the seafloor.

The exploration methods used to explore and delineate the mineral resources in the TOML and NORI areas were essentially the same. MBES was used to determine the depth of water (bathymetry) and the acoustic reflectance (backscatter) of the seabed. Nodule coverage was interpreted using the backscatter data. Physical sampling of the nodules was carried out initially using FFG samplers and in more recent years by BC samplers which provide a better- quality sample. Measurements of nodule abundance obtained from physical samples were supplemented with estimates of abundance made using the LAE method and high- resolution photographs of the seafloor.

The sample preparation and assaying procedures used in the TOML and NORI Areas were essentially the same. The pioneer investor data lacks some supporting information but all studies to date indicate that the pioneer investor data is reliable. In both Areas, high standards of quality assurance/quality control were applied to the exploration programs that were carried out by TOML and NORI. The assay data are supported by the results of certified reference materials, duplicate samples, blank samples, and duplicate analyses at a second laboratory. Sample security was of a high standard and the Qualified Persons consider that there was negligible risk of interference with the samples.

The development plan for commercial development of polymetallic nodule deposits in the CCZ were studied as described in the NORI Technical Report Summary. The commonality between the polymetallic nodule deposits in NORI Area D and the TOML Contract Area indicates that the methods proposed for the development of NORI Area D can reasonably be assumed to be equally relevant for future development in the TOML Contract Area.

Collection methods

Recovery and collection methods that could be employed for commercial development of polymetallic nodule deposits in the CCZ were studied as described in the NORI Technical Report Summary. The commonality between the polymetallic nodule deposits in NORI Area D and the TOML Contract Area indicates that the methods proposed for the development of NORI Area D can reasonably be assumed to be equally relevant for future development in the TOML Contract Area. This is discussed further in Section 11.9.4 of the TOML Technical Report Summary, which assessed the following collection methods.

The main items of off-shore infrastructure are the nodule collector vehicles, the riser, and three production support vessels (PSV).

The nodules are expected to be collected from the seafloor by self-propelled, tracked, collector vehicles. No rock cutting, digging, drill-and-blast, or other breakage will be required at the point of collection. The collectors are expected to be remotely controlled and supplied with electric power via umbilical cables from the PSV. Suction dredge heads on each collector are expected to recover a dilute slurry of nodules, sediment, and water from the seafloor. A hopper on each vehicle is expected to separate sediment and excess water, which is expected to pass out of the hopper overflow, from the nodules, which is expected to be pumped as a higher concentration slurry via flexible hoses to a riser.

The riser is a steel pipe through which nodules are expected to be transferred to the surface by means of an airlift. The riser is expected to consist of three main sections. The lower section is expected to carry the two-phase slurry of nodules and water from the collectors to the airlift injection point. The mid-section is expected to carry a three-phase mixture of slurry and air. This section is expected to also include two auxiliary pipes: one to carry the compressed air for the airlift system, and one to return water from dewatering of the slurry to its subsea discharge point. The upper section of riser is expected to have a larger diameter to account for the expansion of air in the airlift.

The airlift works by lowering the average density of the slurry inside the riser to a level lower than seawater. The difference between the hydrostatic pressure of the seawater at depth and the pressure caused by the weight of the low-density three-phase slurry column inside the riser forces the slurry column to rise. The energy to achieve the lift is expected to be supplied by compressors housed on the PSV, which is expected to be capable of generating very high air pressures.

The PSVs are expected to each support a riser and lift system (RALS) and its handling equipment, and are expected to house the airlift compressors, collector vehicle control stations, and material handling equipment. All power for off-shore equipment, including the nodule collecting vehicles, is expected to be generated on the PSVs. The PSVs are expected to be equipped with controllable thrusters and are expected to be capable of dynamic positioning (DP), which are expected to allow the vessels and risers to track the collectors. Nodules are expected to be discharged from the RALS to the PSVs, where they are expected to be dewatered and temporarily stored or transferred directly to a transport vessel. A preliminary assessment of the transportation fleet for transfer of nodules from the CCZ to an existing deep-water industrial port equipped with bulk offloading facilities was examined. The TOML Technical Report Summary assumed that chartered vessels with 35,000 to 100,000 tonne deadweight capacities would be used to transport the dewatered nodules to the port of Lazaro Cardenas, Michoacan, Mexico, 960 nm from the NORI Area D reference site. The vessels are expected to be converted bulk mineral carriers with dynamic positioning (DP) to allow tracking behind the production support vessels during operations. The method of offloading, known as tandem offloading, is well established for offloading of oil production vessels in remote areas of the world.

Mineral processing and metallurgical testing

The polymetallic nodules in the TOML and NORI Areas have similar morphological, mineralogical, and grade characteristics. As noted in Section 10 of the TOML Technical Report Summary, all published historical work indicates that processing of nodules is technically feasible.

The commonality between the polymetallic nodule deposits in NORI Area D and TOML Contract Area indicates that the methods proposed for the development of NORI Area D can reasonably be assumed to be equally relevant for future development in the TOML Contract Area. This is discussed further in Section 11.9.5 of the TOML Technical Report Summary, which assessed the following mineral processing scenario.

The first part of the pyrometallurgical process is the Rotary Kiln Electric Furnace (RKEF) process that is widely used in the nickel laterite industry. The second pyrometallurgical step (sulphidization of the alloy produced in the first step to form a matte and then partially conversion in a Peirce-Smith converter to remove iron), while not widely practiced, also has commercial precedent at the Doniambo plant of Societe Le Nickel in New Caledonia.

Sulphuric acid leaching of matte from the pyrometallurgical process has precedent in the platinum group minerals (PGM) industry. Although copper producers typically have a solvent extraction step before electrowinning of their copper, direct copper electrowinning is done in most PGM refineries, where nickel and cobalt are also significant pay-metals. This is to maximize nickel recovery and minimize operating expenses. The nickel and cobalt are expected to be purified using solvent extraction, ion exchange and precipitation, which are all commercially proven hydrometallurgical processes. Battery grade nickel and cobalt sulphate are expected to then be crystallized from the purified solutions.

The pyrometallurgical process is expected to form two byproducts as well as the matte for the hydrometallurgical refinery:

•        an electric furnace slag containing silica and 53% MnO that is intended to be sold as feed to the Si-Mn industry; and

•        a converter aisle slag that could be used for aggregate in road construction or other applications.

The hydrometallurgical refinery is expected to generate iron residues that would, for a stand-alone plant, require disposal. However, these streams can be recycled back to the pyrometallurgical plant for re-treatment and recovery of entrained pay metals.

Selection of ammonia as a principal reagent in the hydrometallurgical refinery means that an additional by-product — ammonium sulphate — may be generated. This could be sold into the fertilizer industry.

The copper cathode quality from direct electrowinning, without a solvent extraction step, is expected to be ≥99.9% Cu. Quality of the matte produced in the pyrometallurgical plant will have an impact on this, including the potential carryover of impurities beyond values assumed for the purpose of the IA.

The production of battery-grade nickel and cobalt sulphates is targeted instead of nickel or cobalt cathodes or other intermediate products.

In summary:

•        All parts of the proposed process have commercial precedents in similar or analogous industries, however not as a whole continuous flowsheet.

•        Pay-metals are recovered in the following forms:

•        Copper cathodes with an expected quality of ≥99.9% Cu.

•        Battery-grade nickel sulphate.

•        Battery-grade cobalt sulphate.

•        Rather than generating large waste streams, the process is expected to produce by-products including high manganese content furnace slag and ammonium sulphate.

The process assumptions used in this TOML Technical Report Summary will need to be verified as the project proceeds.

For more information on mineral processing and metallurgical testing, see Section 10 of the TOML Technical Report Summary.

Environmental studies, permitting, community, or social impact

Historically, a significant amount of technical work has been undertaken within the CCZ by the contractors under the ISA and a significant body of information has been acquired during the past 40 years on the likely environmental impacts of collecting nodules from the sea floor.

TOML’s offshore exploration campaigns have included sampling to support environmental studies, collection of high-resolution imagery and environmental baseline studies. A number of future campaigns are planned to collect data on ocean currents and water quality to assist plume modelling, environmental baseline studies, box core and multicorer sampling focused on benthic ecology and sediment characteristics.

The social impacts of the offshore operation are expected to be positive. The CCZ is uninhabited by people, and there are no landowners associated with the TOML Areas. No significant commercial fishing is carried out in the area. The project is expected to provide a source of revenue to the sponsor country, Tonga, and to the ISA.

The onshore environmental and social impacts have not yet been assessed because the process plant has not been designed in detail, and the location and host country (and hence regulatory regime) not confirmed. The planned metallurgical process is not expected to generate solid waste products.

For more information on environmental studies, permitting and social or community impact, see Section 17 of the TOML Technical Report Summary.

Internal controls and data verification

Data collected by TOML in 2013 and 2015 supports the historical data but also is of sufficient quantity and quality to allow estimation of an indicated mineral resource for five sub areas within TOML Areas B, C, D and F. More detailed data collected by TOML has also allowed estimation of a measured mineral resource for a single sub area within TOML Area B. Chain of custody, sample security, Quality Assurance and Quality Control were documented in detail for the TOML data.

The database provided by the ISA contains multiple independent datasets that were independently collected and sampled using similar methods (FFG or BC sampling) but with slightly different equipment and were assayed by different laboratories. Because the database contains multiple datasets the datasets can be compared with each other for the purpose of validating the internal consistency of the data. Additionally, there are a number of published summaries of data that have not been provided to the ISA but show similar mean grades to the data within the TOML Exploration Area.

The sample data are supported by independent third-party data, have been reviewed by the ISA LTC during the process of granting licenses to the Pioneer Contractors, and are maintained by the independent ISA.

The database includes all data submitted to the ISA that were collected in the Reserved Areas of the CCZ. The data were collected by parties completely independent of TOML or Nautilus Minerals and retained exclusively in the custody of the ISA prior to their transfer. The data sets were also subject to third party review by the ISA’s LTC, as part of the process of granting Pioneer Contractors Exploration Areas.

The original assay sheets from the laboratories for the individual nodule samples within the TOML Contract Area are not available. Neither are the quality control procedures used by the laboratories and the ISA. It is reasonable to infer that the historical data is of sufficient quality for an Inferred Mineral Resource estimate because:

•        The ISA is an independent agency with significant accountability under the Law of the Sea. Part of its mandate is the receipt and storage of sea floor sampling data suitable for the estimation of nodule resources and the legally binding award of licenses. It is reasonable to assume that a reasonable level of care was applied by the ISA.

•        Comparison of the six independent data sets from the CCZ shows a high level of consistency in abundance and grade and, conversely, provides no evidence of bias or systematic error in the TOML data.

•        Recent TOML nodule sampling confirms the existence, and abundance and grade continuity of the polymetallic nodules within the TOML Exploration Areas.

The Qualified Person considers that the combination of the TOML and historical nodule sample data (physical samples and photo based long axis estimates) combined with detailed backscatter, photo profiling and geological interpretation is sufficient to estimate polymetallic nodule indicated mineral resources and, in one small especially data rich area, measured mineral resources.

The primary characteristic of the polymetallic nodule deposit that separates this deposit from typical terrestrial manganese, nickel and copper deposits is that the nodules themselves can be accurately mapped through photo-profiles and backscatter acoustic response. The bulk of the polymetallic nodules sit on top of the seabed allowing them to be photographed. However, in some areas such as TOML Area D some nodules are partially covered by sediment making it more difficult to detect the presence and abundance of the nodules. The most accurate method for determining nodule abundance is through physical sampling by box-core or free fall-grab sampling. However, these methods are costly and result in wide sample spacing. Due to the fact that nodules are visible, photography can be used in many areas to estimate nodule abundance directly. The two methods for doing this are estimating the nodule percent coverage (percent of exposed nodule surface area within the photo) and measuring each individual nodule long-axis and then using these measurements to calculate abundance using variants of the formula defined by Felix (1980). The long-axis estimation (LAE) method is the most accurate and preferred method but comes at a cost in the time to manually process each photo - limiting the number of photos that can be used for estimating abundance. The benefit of using photographs is being able to demonstrate continuity between physical sample location and accurately quantify nodule abundance. TOML is developing an automated method of doing these measurements for future application.

The Qualified Person considers the abundance estimates derived from photographs to date from TOML Areas B and C, to be suitable for estimating nodule abundance for the mineral resource.

For more information about quality control/quality assurance and data verification, see Section 8 and Section 9 of the TOML Technical Report Summary.

EXECUTIVE AND DIRECTOR COMPENSATION OF DEEPGREEN

Introduction

This section provides an overview of DeepGreen’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

We are currently considered a “smaller reporting company” within the meaning of the Securities Exchange Act of 1934 for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to the following “Named Executive Officers” or “NEOs,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers for the fiscal year ended December 31, 2020. As of December 31, 2020, DeepGreen’s NEOs were:

•        Gerard Barron, Chief Executive Officer;

•        Anthony O’Sullivan, Chief Development Officer, and

•        Erika Ilves, Head of Strategy and Business Development.

The objective of DeepGreen’s compensation program is to provide a total compensation package to each NEO that will enable DeepGreen to attract, motivate and retain outstanding individuals, align the interests of the TMC executive team with those of its equity holders, encourage individual and collective contributions to the successful execution of its short- and long-term business strategies and reward NEOs for performance. The DeepGreen Board has historically determined the compensation for the NEOs.

For 2020, the compensation program for the NEOs consisted of a base salary as described below:

•        Base Salary.    Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to DeepGreen by our NEOs for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)(1)	Total ($)
Gerard Barron, Chief Executive Officer	2020	565,000	—	565,000
Anthony O’Sullivan, Chief Development Officer	2020	475,000	12,710	487,710
Erika Ilves, Head of Strategy and Business Development	2020	395,000	—	395,000

____________

(1)      Consists of payments made by DeepGreen pursuant to Australia’s superannuation system on behalf of Mr. O’Sullivan during the year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by the NEOs as of December 31, 2020.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Gerard Barron	2,400,000	600,000	$0.75	06/01/2028
Anthony O’Sullivan	1,750,000	—	$0.75	06/01/2028
Erika Ilves	950,000	—	$0.75	06/01/2028

Employment Arrangements

DeepGreen entered into an employment agreement with Mr. Gerard Barron on January 1, 2018, an employment agreement with Mr. Anthony O’Sullivan on July 25, 2017, and an employment agreement with Ms. Erika Ilves on September 1, 2018, each in connection with their services as executive officers with DeepGreen, the material terms of which are described below. In addition, each named executive officer has agreed to non-competition, non-solicitation and non-interference covenants that apply during the term of employment and for 12 months thereafter, as well as assignment of intellectual property and confidentiality obligations, each as set forth in his or her respective employment agreement.

Mr. Barron began his current position as DeepGreen’s Chief Executive Officer in January 2018. Mr. O’Sullivan began his current position as DeepGreen’s Chief Development Officer in July 2017. Ms. Ilves began her current position as Head of Strategy and Business Development in September 2018.

Gerard Barron

DeepGreen entered into an employment agreement with Mr. Barron, who accepted and commenced his role as DeepGreen’s Chief Executive Officer on the agreement effective date, January 1, 2018 (the “Barron Employment Agreement”). Under the Barron Employment Agreement, Mr. Barron’s initial annual base salary was $450,000, which DeepGreen agreed to review on a year-to-year basis, in accordance with DeepGreen’s payroll practices. In addition, DeepGreen issued Mr. Barron up to 250,000 common shares, upon the execution of the Barron Employment Agreement, to be paid in lieu of cash for services provided by Mr. Barron from July 2017 through November 2017. As DeepGreen’s Chief Executive Officer, Mr. Barron is eligible to participate in DeepGreen’s benefit plans and to be considered for an annual performance incentive bonus, to be granted at the discretion of the Board on a year-to-year basis (the “Employment Bonus”). Under the Barron Employment Agreement, if Mr. Barron is deemed eligible to receive an Employment Bonus for a particular year, then the terms of such Employment Bonus shall be provided under a separate agreement, and paid as soon as practicable after the first quarter of the first financial year following the year that Mr. Barron earns such bonus.

Pursuant to the Barron Employment Agreement, Mr. Barron also received an option grant for 3,000,000 shares of DeepGreen common shares, at an exercise price of $0.75 per share, subject to the terms and conditions set forth in a stock option agreement between the parties, dated July 23, 2018 (the “Barron Stock Option Agreement”). Under the Barron Stock Option Agreement, the parties agreed that (i) 2,500,000 options would be issued as part of DeepGreen’s Long-Term Incentive Plan, with (x) 60% of such shares vesting in equal 20% installments on each of January 1, 2019, January 1, 2020 and January 1, 2021, and (y) 20% of such shares vesting upon the DeepGreen raising $20,000,000 in cash following the date of grant and (z) 20% of such shares vesting upon DeepGreen raising a total of $40,000,000 in cash following the date of grant, provided that Mr. Barron remained an employee of DeepGreen on such dates, and (ii) 500,000 options would be issued as part of Mr. Barron’s Board remuneration, with 50% of such shares vesting as of the grant date and 50% of such shares vesting as of January 1, 2019. Any vested options under the Barron Stock Option Agreement are set to expire on June 1, 2028. All stock options granted to Mr. Barron are governed by the terms of DeepGreen’s stock option plan, dated June 1, 2018, as amended from time to time (the “Option Plan”), as well as the Barron Stock Option Agreement. In the event that Mr. Barron’s employment with DeepGreen is terminated without cause, Mr. Barron will receive a payment equal to either (i) 3 months of his then annual base salary, or (ii) in the event that DeepGreen had raised (y) $20,000,000 in equity as of January 1, 2018 and (z) DeepGreen has greater than $10,000,000 cash-on-hand as of the date of such termination, then Mr. Barron shall receive an amount equal to 12 months of his base salary as a salary continuance in accordance with the Barron Employment Agreement and DeepGreen’s standard monthly payroll practices (the “Barron Severance Benefits”). In the event that, following a change of control of DeepGreen, Mr. Barron is terminated without “cause” or resigns as a result of a “triggering event,” Mr. Baron will also be eligible to receive the Barron Severance Benefits.

Anthony O’Sullivan

DeepGreen entered into an employment agreement with Mr. O’Sullivan, who accepted and commenced his role as DeepGreen’s Chief Development Officer on July 25, 2017 (the “O’Sullivan Employment Agreement”). Pursuant to the terms of the O’Sullivan Employment Agreement, Mr. O’Sullivan’s initial annual base salary was equal to AUD$400,000, less applicable deductions (including Australian PAYG withholding tax or such other withholding tax applicable to the jurisdiction in which Mr. O’Sullivan resides at the time). DeepGreen agreed to review the initial annual base salary on a year-to-year basis in accordance with the terms of the agreement. Mr. O’Sullivan is eligible to participate in DeepGreen’s employee benefit plans, short-term incentive plan and the long term incentive plan. In connection with his hiring, Mr. O’Sullivan was granted certain stock options pursuant to the Option Plan. Subject to the terms and conditions set forth by that certain stock option agreement, made effective July 23, 2018, by and between DeepGreen and Mr. O’Sullivan (the “Sullivan Stock Option Agreement”), Mr. Sullivan was granted 1,750,000 common shares at an exercise price of $0.75 per share, subject to (i) thirty-four percent (34%) of the shares vesting as of the grant date, (ii) thirty-three percent (33%) of the shares vesting on June 1, 2019, and (iii) thirty-three percent (33%) of the shares vesting on June 1, 2020, provided that Mr. O’Sullivan remains an employee of DeepGreen on such dates. The vested options are set to expire on June 1, 2028 under the vesting and expiration conditions of the Sullivan Stock Option Agreement. In the event that Mr. O’Sullivan’s employment with DeepGreen is terminated, then any unvested options will expire on the Termination Date. If Mr. O’Sullivan’s employment with DeepGreen is terminated without “cause” or, within six months following a change of control of DeepGreen, Mr. O’Sullivan experiences a “triggering event,” Mr. O’Sullivan will receive any earned, but unpaid, annual bonus.

Erika Ilves

DeepGreen entered into an employment agreement with Ms. Ilves, who accepted and commenced her role as DeepGreen’s Head of Strategy and Business Development on September 1, 2018 (the “Ilves Employment Agreement”). Pursuant to the terms of the Ilves Employment Agreement, Ms. Ilves’ initial annual base salary was $180,000, which would increase to $300,000 per annum, effective January 1, 2019. As a DeepGreen employee, Ms. Ilves is eligible to participate in DeepGreen’s employee benefit plans, short term incentive plan and long term incentive plan. In connection with her hiring, Ms. Ilves was granted certain stock options under the Option Plan, subject to the terms and conditions set forth by her stock option agreement with DeepGreen, dated September 1, 2018 (the “Ilves Stock Option Agreement”). Under the Ilves Stock Option Agreement, Ms. Ilves was granted 950,000 common shares, at an exercise price of $0.75 per share, subject to (i) thirty-four percent (34%) of the shares vesting as of the grant date, (ii) thirty-three percent (33%) of the shares vesting on September 1, 2019, and (iii) thirty-three percent (33%) of the shares vesting on September 1, 2020. The vested options are set to expire on June 1, 2028 under the vesting and expiration conditions of the Ilves Stock Option Agreement. If Ms. Ilves’ employment with DeepGreen is terminated without “cause” or, within six months following a change of control of DeepGreen, Ms. Ilves experiences a “triggering event,” Ms. Ilves will receive any earned, but unpaid, annual bonus.

A “triggering event” is generally defined under the employment agreements as a material adverse change to any of the employee’s duties, powers or title as they existed immediately prior to a change of control, a material adverse change in the office or body to whom the employee reports immediately prior to a change in control, the employee being required to work more than 50 km from the employee’s primary place of work, or a material adverse change in the employee’s remuneration.

Employee Benefits

DeepGreen’s NEOs participate in employee benefit programs available to its employees generally. DeepGreen did not maintain any executive-specific benefit or perquisite programs in 2020.

Stock Option Plan and Stock Option Awards

The DeepGreen Board adopted, and DeepGreen’s shareholders approved, the DeepGreen Metals Inc. Stock Option Plan (the “Option Plan”) on September 17, 2013. The Option Plan has been periodically amended, most notably: on July 23, 2018 in order to increase the number of shares of DeepGreen common shares available for issuance pursuant to the Option Plan to a maximum of 20% of the issued and outstanding common shares, on May 16, 2019 in order to clarify the application with respect to certain provisions of employee scheme legislation in Australia. The Option Plan permits the grant of options of DeepGreen’s common shares, as defined by the Option Plan (the “Options”). Options may be granted only to (i) a bona fide director, senior officer, employee of DeepGreen, (ii) a company that is wholly-owned by any of the foregoing, or (iii) a consultant of DeepGreen. Following the Business Combination, the Board, in its sole discretion, may accelerate the vesting of any unexercised options in accordance with the change of control provisions set forth in the Option Plan.

The DeepGreen Board is authorized to administer the Option Plan. In addition, consistent with the terms of the Option Plan, the DeepGreen Board may determine the number of shares issuable for the exercise of each Option, the Option Price, as defined by the Option Plan, and the times when any such Options will be granted, exercisable and expire under the Option Plan. Following the Business Combination, no further awards will be granted pursuant to the Option Plan.

Upon any time when an Option granted under the Option Plan remains unexercised with respect to any common shares and a transaction is proposed that the majority of the Board determines is reasonably likely to be considered a Change of Control Event, as defined by the Option Plan (a “Change of Control Event”), then the Board, in its sole discretion, may require that: (i) DeepGreen accelerate the vesting of the Option and the time for the fulfilment of any conditions or restrictions on such vesting; (ii) the Option granted under the Option Plan be exercised (whether or not such Option has vested at any time up to and including (but not after) the effective time of the Change of Control Event, and any Options not exercised by the effective time of the Change of Control Event will be deemed to have expired; (iii) the Option granted under the Option Plan, if acceptable by the holder, be cancelled by DeepGreen for a cash payment equal to the difference between (y) the closing price of such shares on a trading day that is a determined number of days prior to the effective time of the Change of Control Event and (z) the price of the Option; or (iv) the Option granted under the Option Plan be exchanged for an Option to acquire the number of securities as are distributed to the securityholders of DeepGreen equal to (y) the exchange ratio of the shares multiplied by (z) the number of shares subject to such Option immediately prior to the effective time of the Change of Control Event, provided that any such replacement Option survives for a period of not less than one year from the effective time of the Change of Control Event, regardless of the continuing directorship, officership or employment of the holder.

The DeepGreen Board may amend, suspend, or terminate the Option Plan at any time. The DeepGreen Board must obtain shareholder approval of any plan amendment to the extent required by the Option Plan.

TMC Incentive Equity Plan

Please see “The Incentive Award Plan Proposal” for a description of the TMC 2021 Incentive Equity Plan.

Director Compensation

DeepGreen currently has no formal arrangements under which executive directors receive annual compensation for their service on DeepGreen Board. Non-executive directors do receive compensation for their service on the board.

The table below summarizes the compensation of each person serving as a DeepGreen non-employee director for the fiscal year ended December 31, 2020. Gerard Barron, DeepGreen’s Chief Executive Officer, did not receive any additional compensation for his service as a director in 2020. The compensation of Mr. Barron as a named executive officer is set forth above under “DeepGreen’s Executive Compensation — Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jonas Munch Agerskov	$60,000	$—	$—	$60,000
Andrei Karkar	$—	$—	$—	$—
Paul Matysek	$70,000	$—	$—	$70,000
Brian Paes-Braga	$65,000	$—	$—	$65,000

____________

(1)      The amounts in this column represent the aggregate grant-date fair value of awards granted to each director, computed in accordance with the FASB’s ASC Topic 718. See Note 2 to DeepGreen’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for a discussion of the assumptions made by DeepGreen in determining the grant-date fair value of DeepGreen’s equity awards.

The following lists all outstanding equity awards held by non-employee directors as of December 31, 2020:

Name	Aggregate Number of Shares Underlying Outstanding Options(1)
Jonas Munch Agerskov	—
Andrei Karkar	500,000
Paul Matysek	500,000
Brian Paes-Braga	500,000
_________
(1) Such awards are fully vested, and have an exercise price of $0.75 and an expiration date of June 1, 2028.

Post-Business Combination TMC Executive Officer and Director Compensation

Prior to or following the Closing, DeepGreen or TMC intends to develop an executive compensation program that is designed to align compensation with TMC business objectives and the creation of shareholder value, while enabling TMC to attract, motivate and retain individuals who contribute to the long-term success of TMC. DeepGreen or TMC intends to enter into employment agreements with its executive officers that are consistent with that program. Following the Closing, decisions on the executive compensation program will be made by the compensation committee of the board of directors. Prior to or following the Closing, DeepGreen or TMC also intends to develop a board of directors’ compensation program that is designed to align compensation with TMC’s business objectives and the creation of shareholder value, while enabling TMC to attract, retain, incentivize and reward directors who contribute to the long-term success of TMC.

DEEPGREEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of DeepGreen Metals Inc. (for purposes of this section, “DeepGreen,” “we,” “us” and “our”) should be read together with DeepGreen’s audited financial statements as of and for the years ended December 31, 2020 and 2019, and DeepGreen’s unaudited interim financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information of DeepGreen” and the pro forma financial information as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

DeepGreen is a deep-sea minerals exploration company focused on the collection, processing and refining of polymetallic nodules found on the seafloor of the CCZ. DeepGreen is also developing technology for onshore processing of polymetallic nodules and is working with Allseas Group S.A. to develop a system to collect, lift and transport nodules to shore. NORI was granted an exploration license by the ISA in July 2011 and has exclusive rights to explore for polymetallic nodules covering 74,830 km2 of the Clarion Clipperton Zone (“NORI Area”). DeepGreen entered into option agreement with Marawa in March 2012 with respect to polymetallic nodules in an exploration area of 74,990 km2 in the Clarion Clipperton Zone granted to Marawa by the ISA in January 2015, where DeepGreen can purchase such tenements granted to Marawa or exclusively collect nodules from this area in return for a royalty payable to Marawa. During the year ended December 31, 2020, DeepGreen acquired TOML, which was granted an exploration license by the ISA in January 2012 and has exclusive rights to explore for polymetallic nodules covering 74,713 km2 of the Clarion Clipperton Zone.

DeepGreen is an exploration stage company with no revenue to date that has incurred a net loss of $57.6 million for the three months ended March 31, 2021 and a net loss of $56.6 million for the year ended December 31, 2020 and an accumulated deficit of approximately $220.4 million from its inception through March 31, 2021.

The Business Combination

On March 4, 2021, DeepGreen entered into the Business Combination Agreement pursuant to which (i) SOAC will acquire DeepGreen on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with the provisions of applicable law. The Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by SOAC’s stockholders and the fulfillment of other conditions.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. DeepGreen will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that DeepGreen’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, SOAC will be treated as the acquired company for financial statement reporting purposes. On a pro forma basis, this will result, assuming no shareholder redemptions, in an estimated $559.8 million ($259.8 million assuming maximum shareholder redemption) net increase in cash and cash equivalents (as compared to DeepGreen’s consolidated balance sheet at March 31, 2021) and an estimated $564.3 million ($264.2 million assuming maximum shareholder redemption) net increase in total stockholders’ equity (as compared to DeepGreen’s consolidated balance sheet at March 31, 2021), both of which include $330.3 million in gross proceeds from the PIPE. Total transaction costs have been estimated at approximately $71.7 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, DeepGreen will become the successor to an SEC-registered company and is expected to become a NASDAQ listed company that will be renamed “TMC the metals company Inc.,” which will require DeepGreen to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. DeepGreen expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Exploration Contracts

NORI Exploration Contract

NORI was granted the NORI Exploration Contract on July 22, 2011. The contract was acquired for $0.25 million and provides NORI with exclusive rights to explore for polymetallic nodules in an area covering 74,830 km2 for 15 years subject to complying with the exploration contract terms and the priority right to apply for an exploitation contract to collect polymetallic nodules in the same area.

TOML Exploration Contract

TOML was granted on January 11, 2012 the TOML Exploration Contract on January 11, 2012. The contract was acquired by DeepGreen during the year ended December 31, 2020 in connection with its acquisition of TOML for $32 million from Deep Sea Mining Finance Ltd. (“Deep Sea Mining”) (as described below). TOML has exclusive rights to explore for polymetallic nodules in an area covering 74,713 km2 for 15 years and a priority right to apply for an exploitation contract to collect polymetallic nodules in the TOML Area.

Marawa Agreements

On March 17, 2012, DGE entered into Option Agreement with Marawa and the Republic of Kiribati. This Option Agreement was amended on October 1, 2013. Under the amended Option Agreement, for an option fee of $0.25 million, DGE has the right to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for the greater of $0.3 million or the value of any amounts owing to DGE by Marawa. This option, can be exercised when a default event, as defined by the amendment agreement, occurs at anytime within 40 years after the date of execution of the Option agreement.

On October 1, 2013, DGE also entered into the Services Agreement with Marawa and Kiribati, which grants DGE the exclusive right to carry out all exploration and collection in the Marawa Area. Under this agreement, DGE will pay to the ISA on behalf of Marawa, ISA royalty and taxes as well as the ISA exploitation application fee of $0.25 million and annual administrative costs. In addition, DGE will ensure that the activities carried out in the Marawa Area by DGE and any other service contractor complies with the ISA and any other required regulations. The Marawa Area is situated in close proximity to the 74,830 km2 NORI Area.

The Services Agreement grants DGE the right to recover any and all polymetallic nodules from the Marawa Area by paying the Republic of Kiribati a royalty per wet tonne of polymetallic nodules (adjusted for inflation from October 1, 2013 onwards).

DGE has the right to terminate the Services Agreement at its sole discretion by giving written notice to Marawa and Kiribati, and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the annual ISA exploration fee and ISA royalties and taxes) that are outstanding at the date of termination or that are incurred within 12 months after the date of such termination. There are no other longer term commitments with respect to the Marawa Option and the Services Agreement.

For more information about each of the NORI Exploration Contract, the TOML Exploration Contract and the Marawa Option Agreement and Services Agreement, please see the section entitled “Information About DeepGreen — Government Regulation.”

TOML Acquisition

On March 31, 2020, DeepGreen entered into an acquisition agreement to acquire the polymetallic nodules business unit from Deep Sea Mining (the “TOML Acquisition”). As part of this acquisition, DeepGreen acquired various subsidiaries in the TOML group for a total purchase price of $32 million. TOML holds the TOML Exploration Contract with the ISA. The TOML Acquisition includes the exclusive rights held by TOML to explore for polymetallic nodules in an area covering 74,713 km2, a priority right to apply for an exploitation contract to collect polymetallic nodules in the same area, and some exploration related equipment. The TOML group also holds various patents and an application right with respect to a prospecting exploration license in the Republic of Kiribati.

The purchase price of $32 million was settled through initial cash payments of $0.5 million in two tranches, the issuance of 7.8 million DeepGreen Common Shares at the mutually agreed price of $3.60 per share between both parties for a total amount of $28 million, $0.06 million payment to ISA on behalf of Deep Sea Mining and a deferred consideration of $3.44 million to be paid in tranches by June 30, 2021.

DeepGreen determined that the value of TOML acquisition was substantially concentrated in the TOML Exploration Contract and therefore considered this to be an acquisition of a group of connected assets rather than an acquisition of a business. As a consequence, the total cost of the transaction was primarily allocated to exploration licenses.

Key Trends, Opportunities and Uncertainties

DeepGreen is a pre-revenue company; DeepGreen believes that its performance and future success depends on several factors that present significant opportunities but also poses risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

The recovery of polymetallic nodules from DeepGreen’s exploration licenses and attainment of revenue and profitable operations is dependent upon many factors including, among other things: financing being arranged by DeepGreen to continue operations, exploration and delineation of the resources on the ocean floor; development of collection technology and systems for the extraction of polymetallic nodules as well as development of processing technology for the treatment of polymetallic nodules to produce saleable products, the establishment of a mineable resource, demonstration of the commercial and technical feasibility of seafloor polymetallic nodule collection considering processing, metal prices, and regulatory approval for nodule collection and environmental permitting. The outcome of these matters cannot presently be determined because they are contingent on future events.

To date, no exploitation has occurred under the International Seabed Area’s regulatory regime. Moreover, despite the release by the ISA of the Draft Regulations on Exploitation of Mineral Resources, finalization of such regulations remains subject to the decision of the members of the ISA. Although the ISA declared a target of July 2020 to have the regulations approved, the July session was deferred as a result of the COVID-19 pandemic. Although DeepGreen expects that the new regulations will be approved within the next two years, there can be no assurance that such regulations will be approved then, or at all, which would have a material adverse effect on DeepGreen’s ability to conduct its business as currently contemplated.

The exploitation and development of polymetallic nodules within the International Seabed Area will require approval of an exploitation contract (which will authorize nodule collection activities), along with approvals including with respect to a required ESIA. In order to collect the mineral resources and commercialize our projects, NORI and TOML will each need to obtain an exploitation contract, in addition to related permits that may be required by DeepGreen’s partners to conduct operations including with respect to onshore processing and international maritime activities.

The ISA is currently working on the development of a legal framework to regulate the exploitation of polymetallic nodules in the International Seabed Area. Royalties, taxes, and fees payable on any future production from our contract areas will be stipulated in the ISA’s exploitation regulations. While the rates of payments are yet to be set by the ISA, the 1994 Implementation Agreement prescribes that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.” The ISA has held workshops with stakeholders to discuss and seek comments on the potential financial regime for the exploitation of polymetallic nodules in the International Seabed Area and forecasts developed by DeepGreen have been informed by these discussions. There can be no assurance that the ISA will put in place exploitation regulations in a timely manner or at all. Such exploitation regulations may also impose burdensome obligations or restrictions on DeepGreen, and/or may contain terms that do not enable DeepGreen to develop its projects.

All phases of exploring for and collecting and processing polymetallic nodules will be subject to environmental regulation in various jurisdictions and under national as well as international laws and conventions. No seafloor polymetallic nodule deposit has been collected on a commercial scale, and it is not clear what environmental parameters may need to be measured to satisfy regulatory authorities that an exploitation contract should be granted. A full ESIA for deep sea collecting operations has yet to be completed and approved by the ISA, and the full impact of any polymetallic nodule collecting operation on the environment has yet to be determined. Further, the required standards for an ESIA are currently unclear and have not been finalized by the ISA, which could require changes to any submissions made by DeepGreen’s subsidiaries in connection with an exploitation contract application. Environmental legislation is evolving in a manner which is likely to require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Additionally, while DeepGreen intends to produce seafloor polymetallic nodules in a way that mitigates and reduces potential damage to the seafloor and marine environmental conditions, DeepGreen does not know whether the ISA or any other regulatory body will seek to impose impracticable restoration or rehabilitation obligations on its collecting process. Any such obligations, to the extent they are overly burdensome, could result in material changes to DeepGreen’s business as currently contemplated.

Although the environmental impact review process has not yet been finalized, all contractors have been made aware of the requirement to complete baseline studies and an ESIA, culminating in an EIS prior to collecting. There are no guarantees that the ISA will evaluate any exploration contract application by DeepGreen’s subsidiaries in a timely manner, and even if the ISA does timely evaluate such applications(s), such subsidiary may be required to submit a supplementary EIS before being approved. This may result in delays that could impact DeepGreen’s projected timeframe for collection and production. Furthermore, in the event that the ISA timely evaluates and approves an application, any aspect of such application and approval theoretically could be subject to legal challenges which could result in further delays that could detrimentally impact DeepGreen’s business.

The environmental permitting process is expected to involve a series of checks and balances with reviews being conducted by the ISA. There are no assurances that the work DeepGreen’s subsidiaries have done to date or that their contemplated future operations will satisfy the final environmental rules and regulations adopted by the ISA, and any future changes could delay the timing of such submissions to the ISA or DeepGreen’s subsidiaries’ operations more generally, which could have a material adverse effect on DeepGreen’s business. Sponsoring State approvals and permits are currently and may in the future be required in connection with DeepGreen’s operations. To the extent such approvals are required and not obtained, DeepGreen’s subsidiaries may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Seafloor polymetallic nodules have never been mined on a commercial scale, and there is a risk that DeepGreen’s collection methods and the equipment that it intends to utilize during this process may not be adequate for the economic development of seafloor polymetallic nodule deposits. The equipment and technology that DeepGreen intends to utilize has not been fully proven in such sub-sea conditions and for this specific material and application, and failure to adapt existing equipment or to develop suitable equipment or recovery and development techniques for the prevailing material and seafloor conditions would have a material adverse effect on our business, results of operations and financial condition. DeepGreen has partnered with Allseas, a leading global offshore contractor, to undertake a pre-production pilot collector test in which a collector vehicle, a riser and lift system and other systems will be tested. Although DeepGreen expects the pilot collector test to be successful, there can be no assurance that it will be, or that their technology will eventually be adequate to collect polymetallic nodules on a commercial scale.

If NORI and TOML are each able to obtain an exploitation contract after the ISA finalizes the exploitation regulations, in addition to any related permits that may be required, and the Allseas pilot collector test is successful and DeepGreen is able to collect, transport and process polymetallic nodules on a commercial scale and sell metals from such operations, DeepGreen expects to be able to generate revenue beginning in 2024.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic may have an adverse impact on our operations, particularly as a result of preventive and precautionary measures that DeepGreen, other businesses, and governments are taking. Refer to “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. DeepGreen is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities. However, COVID-19 is not expected to result in any significant changes in costs going forward. DeepGreen will continue to monitor the performance of its business and reassess the impacts of COVID-19.

Basis of Presentation

DeepGreen currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, DeepGreen’s activities to date have been limited and its historical results are reported under U.S. GAAP and in U.S. dollars.

Components of Results of Operations

DeepGreen is an exploration-stage company and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of DeepGreen’s future financial results, as well as the components of such results, may not be comparable to DeepGreen’s historical or projected results of operations.

Revenue

To date, DeepGreen has not generated any revenue. DeepGreen does not expect to generate revenue until at least 2024 and only if NORI and/or TOML receive an exploitation contract from the ISA and DeepGreen is able to successfully collect polymetallic nodules and process the nodules into saleable products on a commercial scale. Any revenue from initial production is difficult to predict.

Exploration Expenses

DeepGreen expenses all costs relating to exploration for and development of mineral resources. Such exploration and development costs include, but are not limited to, ISA contract management, geological, geochemical and geophysical studies, environmental baseline studies and process development. The acquisition cost of mineral contracts would be charged to operations on a unit-of-production method based on proven and probable reserves should commercial production commence in the future.

Selling, General and Administrative Expenses

Selling, general and administrative, or SG&A, expenses consist primarily of compensation for employees, consultants and directors, including stock-based compensation, consulting fees, investor relations expenses; expenses related to advertising and marketing functions, insurance costs, office and sundry expenses, professional fees (including legal, audit and tax fees), travel expenses and transfer and filing fees.

Stock-based compensation cost from the issuance of stock options is measured at the grant date based on the fair value of the award and is recognized over the related service period. Stock-based compensation costs are charged to exploration expenses and general and administrative expense depending on the function fulfilled by the option holder. In instances stock options are issued for financing related services, the costs are included within equity as part of the financing costs. DeepGreen recognizes forfeiture of any awards as they occur.

DeepGreen expects SG&A expenses to continue to increase in absolute dollars as it expands its infrastructure to commence production and due to additional legal, accounting, insurance and other expenses associated with being a public company.

Interest Income/Expense

Interest income consists primarily of interest income earned on our cash and cash equivalents. DeepGreen expects interest income to increase considerably into the future given the increase of cash on its balance sheet as a result of the Business Combination.

Interest expense results from DeepGreen’s financing transactions, specifically the convertible debentures issued in February 2021, which accrue interest at 7% per annum.

Foreign Exchange Loss

The foreign exchange income or loss for the periods primarily relates to DeepGreen’s cash held in Canadian dollars and also to the settlement of costs incurred in foreign currencies, depending on either the strengthening or weakening of the US dollar.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31
	2021	2020	Change	% Change
	(dollar amounts in thousands)
Exploration expenses	39,364	12,182	27,182	223%
SG&A	17,955	875	17,080	1,952%
Interest (income) expense	220	(41)	261	(637)%
Foreign exchange (gain) loss	19	(35)	54	(154)%
	57,558	12,981	44,577	343%

Exploration Expenses

Exploration expenses increased by approximately $27.2 million, or 223%, to $39.4 million during the three months ended March 31, 2021, compared to $12.1 million during the three months ended March 31, 2020. This increase was primarily due to the recognition of $19.4 million (compared to $0.1 million during the same period in 2020) of stock-based compensation from the issuance of stock options granted to personnel during the three months ended March 31, 2021. The stock-based compensation cost for the stock options granted to individuals involved in the exploration activities is included within exploration expenses for the periods. In addition, the cost of marine cruises that DeepGreen undertook during the three months ended March 31, 2021 was $16.6 million (compared to $10.2 million during the same period in 2020). DeepGreen has a strategic partnership with Maersk, as described below, pursuant to which it settled the cost for marine vessel services provided by Maersk through the issuance of DeepGreen Common Shares. Such DeepGreen Common Shares were recognized at their fair value and the changes in such fair value have a significant impact on its exploration expenditures. During March 2021, DeepGreen revised its arrangement with Maersk, which now requires settlement of marine vessel services in cash instead of DeepGreen Common Shares and going forward, such costs are expected to reflect the cost of the marine cruises undertaken with no additional impact on the cost resulting from the change in the fair value of DeepGreen Common Shares. DeepGreen expects exploration expenses to increase during the remainder of 2021 due to an increase in planned exploration campaigns to undertake environmental baseline surveys to support the ESIA and permitting requirements as well as milestones being reached for the pilot collector test program with Allseas. Processing expenditure is also expected to increase with completion of pyrometallurgical and hydrometallurgical pilot testing.

Selling, General and Administrative Expenses

SG&A expenses increased $17.1 million, or 1,952%, to $18.0 million during the three months ended March 31, 2021, compared to $0.9 million during the three months ended March 31, 2020. The increase in SG&A expenses was as a result of the stock-based compensation recognized of $12.9 million and costs incurred in connection with the Business Combination. Total additional professional fees incurred during the three months ended March 31, 2021 amounted to $2.8 million. Our activities overall also increased and we incurred additional consulting fees of $0.64 million and marketing costs of $1.1 million, respectively. DeepGreen expects SG&A expenses to increase significantly during 2021 due to additional professional fees (including legal, audit and tax fees) and other costs of becoming and being a public company.

Interest Expense

During the three months ended March 31, 2021, we recognized interest expense of $0.2 million as a result of the issuance of 7% convertible debentures of $26 million during February 2021.

Comparison of the Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019	Change	% Change
	(dollar amounts in thousands)
Exploration expenses	48,881	38,830	10,051	26%
SG&A	7,723	4,468	3,255	73%
Interest income	(53)	(300)	247	(82)%
Foreign exchange loss	80	74	6	9%
	56,631	43,072	13,559	31%

Exploration Expenses

Exploration expenses increased by approximately $10 million, or 26%, to $48.9 million during the year ended December 31, 2020, compared to $38.8 million during the year ended December 31, 2019. This increase was primarily due to $11.7 million incurred in relation to the pilot mining test project with Allseas, half of which was paid for with the issuance of DeepGreen Common Shares. In addition to Allseas, DeepGreen also has a strategic partnership with Maersk, as described below, where we settled the cost for marine vessel services provided by Maersk through the issuance of DeepGreen Common Shares. Such DeepGreen Common Shares are recognized at fair value of the DeepGreen Common Shares based on the evidence of recent private placements and have a significant impact on our exploration expenditures. These costs, settled through DeepGreen Common Shares, were $21.2 million and $25.3 million during the years ended December 31, 2020 and 2019, respectively. As noted above, during March 2021, DeepGreen revised its arrangement with Maersk to now require settlement of marine vessel services in cash instead of DeepGreen Common Shares.

Selling, General and Administrative Expenses

SG&A expenses increased $3.3 million, or 73%, to $7.7 million during the year ended December 31, 2020, compared to $4.5 million during the year ended December 31, 2019. The increase in SG&A expenses was primarily due to an increase of $2.9 million in share-based payments due to the incentive stock options granted during 2020, the increase in personnel-related expenses of $0.7 million as a result of higher headcount and salaries, and an increase of $0.4 million in professional fees as a result of DeepGreen’s efforts to become a public company. These expenses were offset by a decrease in the overall marketing expenses incurred by DeepGreen of $0.4 million and reduced travel costs of $0.2 million due to COVID-19 travel restrictions. During the year ended December 31, 2019, DeepGreen incurred additional success fees to certain directors upon reaching a previously agreed financing milestone and as a result, DeepGreen’s director fees in 2020 were lower by $0.3 million. DeepGreen expects SG&A expenses to increase significantly during 2021 due to additional professional fees (including legal, audit and tax fees) and other costs of becoming and being a public company.

Interest Income

Interest income decreased by $0.25 million during the year ended December 31, 2020, compared to the year ended December 31, 2019, due to a comparatively higher interest rate environment during 2019.

Liquidity and Capital Resources

To date, DeepGreen’s primary sources of capital have been private placements of DeepGreen Common Shares and DeepGreen Preferred Shares and a recent issuance of convertible debentures completed in February 2021, which are automatically convertible into DeepGreen Common Shares immediately prior to the completion of the Business Combination. As of March 31, 2021, DeepGreen had cash and cash equivalents of $25.2 million and an accumulated deficit of $220.4 million.

As of the date of this proxy statement/prospectus, DeepGreen has yet to generate any revenue from its business operations. DeepGreen is an exploration stage company and the recovery of its investment in mineral exploration contracts and attainment of profitable operations is dependent upon many factors including, among other things, exploring and developing the ocean floor for the collection of polymetallic nodules as well as the development of its processing technology for the treatment of such nodules, the establishment of mineable reserves, the demonstration of commercial and technical feasibility of seafloor polymetallic nodule collection and processing, metal prices, and regulatory approval for exploitation and environmental permitting. While DeepGreen has obtained financing in the past, there is no assurance that such financing will continue to be available.

Fiscal 2019 Financings

During the year ended December 31, 2019, DeepGreen issued 10.1 million DeepGreen Common Shares in private placements for total proceeds of $26.2 million. Of this amount, $20 million was received from Allseas in connection with DeepGreen’s strategic alliance with Allseas.

DeepGreen further issued 8.2 million DeepGreen Common Shares for marine vessel services pursuant to an agreement with Maersk to settle Maersk’s invoiced cost of $10.2 million at an agreed upon contract price of $1.25 per share. Such shares were recognized in our accounting records at $3.60 per share based on the pricing of the other private placements. Additional 0.5 million of DeepGreen Common Shares were issued upon exercise of incentive stock options at a price of $0.70 per share for total proceeds of $0.35 million.

Fiscal 2020 Financings

During the year ended December 31, 2020, DeepGreen issued 5.7 million DeepGreen Common Shares in private placements for total proceeds of $20.4 million. Inclusive in this was subscription from Allseas for 2.8 million DeepGreen Common Shares for total proceeds of $10 million.

DeepGreen further issued 2.8 million DeepGreen Common Shares for services to Allseas at a price of $3.60 per share for total value of $10.1 million and 4.1 million DeepGreen Common Shares for marine vessel services to Maersk to settle invoiced cost of $5.1 million at an agreed upon contract price of $1.25 per share. Such shares issued to Maersk were recognized for accounting purposes at $3.60 per share.

During the year ended December 31, 2020, option holders exercised 2.3 million stock options for total proceeds of $0.9 million at an average exercise price of $0.41 per share.

Fiscal 2021 Financings

During the three months ended March 31, 2021, DeepGreen issued 3.7 million DeepGreen Common Shares to Maersk for marine vessel services. Such Common Shares were valued at $7 per DeepGreen Common Share. Certain holders of stock options exercised their rights in exchange for 1.9 million DeepGreen Common Shares. The weighted average exercise price of these stock options was $0.74 per DeepGreen Common Share resulting in total proceeds of $1.4 million for DeepGreen.

During February 2021, DeepGreen raised a total of $26 million through convertible debentures financing. The convertible debentures bear interest at the rate of 7.0% per annum, compounded annually, with a maturity date that is 24 months from the date of the financing. The debentures can be converted into DeepGreen Common Shares at any time at the conversion price of $10 per share. Unless any interest is converted prior to the maturity date, all accrued and unpaid interest shall be payable at the maturity date in DeepGreen Common Shares at a conversion price of $10 per share.

Upon completion of the Business Combination or another change of control transaction by DeepGreen at any time prior to the maturity date, the debenture value will be automatically converted into DeepGreen Common Shares at the conversion price immediately prior to the Business Combination or the change of control transaction. If the debentures, or any portion thereof, are not converted by the holder upon the earlier of the maturity date or the completion of the Business Combination or the change of control transaction, the outstanding debenture value will automatically convert into DeepGreen Common Shares at the conversion price of $10 per DeepGreen Common Share.

On February 18, 2021, debentures totaling $500,000 were converted into 50,000 DeepGreen Common Shares.

On a pro forma basis, assuming shareholder approval and the closing of the Business Combination and the PIPE, DeepGreen’s cash and cash equivalents would have amounted to approximately $585.1 million on March 31, 2021, assuming no or de minimis redemptions by SOAC public shareholders (or $285 million in case of maximum redemption).

DeepGreen expects its capital expenditures and working capital requirements to increase materially in the near future as NORI and TOML seek to obtain exploitation contracts, perform the required environmental studies, complete pre-feasibility and feasibility studies and commence full-scale commercial production and processing of the polymetallic nodules collected from the deep seabed. DeepGreen believes that its cash on hand is currently sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. In addition, DeepGreen believes that its cash on hand following the closing of the Business Combination, including the net proceeds from SOAC’s cash in trust (assuming no or de minimis redemptions by SOAC’s stockholders) and the PIPE, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus and sufficient to fund its operations until it commences small scale commercial production (Project Zero) expected to commence in 2024, assuming DeepGreen is able to do so as currently contemplated. DeepGreen may, however, need additional cash resources due to changed business conditions or other developments, including, but not limited to, significant redemptions by SOAC public shareholders, deferral of approvals, capital cost escalation, currently unrecognized technical and development challenges or change in external business environment. To the extent that DeepGreen’s current resources are insufficient to satisfy its cash requirements, DeepGreen may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than DeepGreen expects, DeepGreen may be forced to delay its exploration and/or exploitation activities or scale back its operations, which could have a material adverse impact on its business and financial prospects.

Cash Flows Summary

Comparison of the Three Months Ended March 31, 2021 and March 31, 2020

The following table summarizes our sources and uses of cash for the three months ended March 31, 2021 and March 31, 2020:

Presented below is a summary of DeepGreen’s operating, investing and financing cash flows:

	Three Months Ended March 31,
	2021 (in thousands)	2020 (in thousands)
Net cash (used in) operating activities	$(10,060)	$(2,929)
Net cash (used in) investing activities	$(2,190)	$(250)
Net cash provided by financing activities	$27,377	$1,167
	$(15,127)	$(2,012)

Cash flows used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 was $10.1 million, attributable to a net loss of $57.6 million and a net change in net operating assets and liabilities of $2.3 million and non-cash adjustments of $45.2 million. Non-cash adjustments primarily consisted of $12.8 million for the value of shares issued to Maersk and $32.3 million of share-based payments related to the value of the incentive stock options recognized during the three months ended March 31, 2021, and $0.1 million for amortization of equipment. The change in DeepGreen’s net operating assets and liabilities was primarily due to a $2.1 million increase in accounts payable and accrued liabilities due to the timing of payments.

Net cash used in operating activities for the three months ended March 31, 2020 was $2.9 million, attributable to a net loss of $13 million and a net change in net operating assets and liabilities of $1.5 million and non-cash adjustments of $8.6 million. Non-cash adjustments primarily consisted of $8.3 million for the value of shares issued to Allseas and Maersk as described above, $0.1 million of share-based payments related to the value of the incentive stock options recognized during the three months ended March 31, 2020, and $0.14 million for amortization of equipment. The change in DeepGreen’s net operating assets and liabilities was primarily due to a $1.5 million increase in accounts payable and accrued liabilities due to the timing of payments.

Cash flows used in Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 was $2.2 million and related to the payments made to Deep Sea Mining for a portion of the deferred consideration that became due during the period. As at March 31, 2021, DeepGreen’s commitment in connection with the deferred consideration for TOML Acquisition amounted to $1.3 million.

Net cash used in investing activities for the three months ended March 31, 2020 was $0.3 million and related to the first payment made to Deep Sea Mining in connection with the TOML Acquisition.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $27.4 million related to proceeds of $26 million from the issuance of convertible debentures and $1.4 million from exercise of incentive stock options.

Net cash provided by financing activities for the three months ended March 31, 2020 was $1.2 million related to proceeds from private placements.

Comparison of the Years Ended December 31, 2020 and December 31, 2019

The following table summarizes DeepGreen’s sources and uses of cash for the years ended December 31, 2020 and December 31, 2019:

Presented below is a summary of DeepGreen’s operating, investing and financing cash flows:

	Years Ended December 31,
	2020 (in thousands)	2019 (in thousands)
Net cash (used in) operating activities	$(26,532)	$(15,078)
Net cash (used in) investing activities	$(607)	$(2,123)
Net cash provided by financing activities	$21,293	$26,506
	$(5,846)	$9,305

Cash flows used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $26.5 million, attributable to a net loss of $56.6 million and a net change in our net operating assets and liabilities of $2.4 million and non-cash adjustments of $27.7 million. Non-cash adjustments primarily consisted of $23.0 million for the value of shares issued to Allseas and Maersk as described above, $4.1 million of share-based payments related to the value of the incentive stock options recognized during the year, and $0.56 million for amortization of equipment. The change in DeepGreen’s net operating assets and liabilities was primarily due to a $2.5 million increase in accounts payable and accrued liabilities due to the timing of payments.

Net cash used in operating activities for the year ended December 31, 2019 was $15.1 million, attributable to a net loss of $43.1 million and a net change in our net operating assets and liabilities of $0.6 million and non-cash adjustments of $27.4 million. Non-cash adjustments primarily consisted of $25.3 million for the value of shares issued to Allseas and Maersk as described above, $1.7 million of share-based payments related to the value of the incentive stock options recognized during the year, and $0.34 million for amortization of equipment. The change in DeepGreen’s net operating assets and liabilities was primarily due to a $0.6 million increase in accounts payable and accrued liabilities due to the timing of payments and receipt of interest income during the year of $0.3 million. This was offset by making an additional $0.2 million of pre-payments towards expenses to be incurred during the year ended December 31, 2020.

Cash flows used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2020 was $0.6 million and related to the payments made for the TOML Acquisition described above. DeepGreen made a total $0.5 million payment to Deep Sea Mining and incurred additional $0.1 million in related transaction costs.

Net cash used in investing activities for the year ended December 31, 2019 was $2.1 million and related to the purchases of exploration equipment.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $21.3 million related to proceeds of $20.4 million from private placements and $0.9 million for exercise of incentive stock options.

Net cash provided by financing activities for the year ended December 31, 2019 was $26.5 million related to proceeds of $26.2 million from private placements and $0.3 million for exercise of incentive stock options.

Contractual Obligations and Commitments

NORI Exploration Contract

As part of the NORI Exploration Contract with the ISA with respect to the NORI Area, NORI committed to expending $5 million over the five-year period from 2017 to 2021. Such commitment has already been met. Such commitment is negotiated with the ISA and has flexibility where the amount can be reduced.

Marawa Option Agreement and Services Agreement

As part of DGE’s Option Agreement and Services Agreement with Marawa respect to the Marawa Area, Marawa commits to expending funds on exploration activities on an annual basis. The commitment for fiscal 2020 was Australian dollar $1 million and for 2021 is Australian dollar $2 million. Such commitment is negotiated by the contract holder with the ISA for five year plans and is subject to regular periodic reviews.

TOML Exploration Contract

As part of the TOML Exploration Contract with the ISA with respect to the TOML Area, TOML has committed to expending $30 million for a five-year period from 2016 to 2021 in the first-year review finalized in 2016. Such commitment has flexibility where the amount can be reduced by the ISA and such reduction would be dependent upon various factors including the success of the exploration programs and the availability of funding. As at March 31, 2021, DeepGreen had expended approximately $11.2 million in connection with the TOML Exploration Contract. DeepGreen is due to discuss the progress since the acquisition of the TOML Group with the ISA later during 2021.

Regulatory Obligations Relating to Exploration Contracts

Each of TOML and NORI require sponsorship from their respective host sponsoring nations, the Kingdom of Tonga and the Republic of Nauru, respectively. Each company has been registered and incorporated within the applicable host nation’s jurisdiction. The ISA requires that a contractor must obtain and maintain sponsorship by a host nation that is a member of the ISA and such nation must maintain effective supervision and regulation over such sponsored contractor. Even though DeepGreen holds beneficial ownership of each subsidiary, they are subject to the registration and incorporation requirements of these nations. In the event the sponsorship is otherwise terminated, such subsidiary will be required to obtain new sponsorship from another host nation that is a member of the ISA. Failure to obtain such new sponsorship would have a material impact on the operations of such subsidiary and DeepGreen.

Allseas Agreements

On March 29, 2019, DeepGreen and Allseas entered into a strategic alliance to develop and deploy a PMTS, successful completion of which would aid DeepGreen’s application for an exploitation contract with ISA. Allseas agreed to cover all the development cost of the project and in consideration for a successful Pilot Mining Test, DeepGreen had committed to expending $30 million in cash and further issuing 10 million DeepGreen Common Shares (at a contractual price of $3.00 per share at time of the agreement) for a total value of $60 million to Allseas.

During 2020, the PMTS agreement was amended and DeepGreen paid $10 million in cash and issued 2.8 million common shares valued at $3.60 per share for an additional $10 million to allow for higher cost that had been incurred by Allseas and to facilitate the acquisition of the Hidden Gem vessel by Allseas, which has strategic importance to DeepGreen, by providing a platform to develop a smaller-scale, lower-capital early production system. As at December 31, 2020, DeepGreen’s original commitment of $30 million in cash and 10 million DeepGreen Common Shares still remained to be completed as such obligation is dependent upon successful completion by Allseas of the collector test.

On March 4, 2021, DeepGreen entered into an amended agreement with Allseas (the “Amendment # 3”) whereby, upon successful completion of the Business Combination, instead of issuing 10 million Common Shares to Allseas in connection with the PMTS, DeepGreen issued to Allseas a warrant to acquire 10 million DeepGreen Common Shares at a nominal value (the “Allseas Warrant”). The Allseas Warrant will vest and become exercisable upon successful completion of the PMTS and will expire on September 30, 2026. There are vesting conditions associated with the Allseas Warrant whereby a maximum of 10 million DeepGreen Common Shares would be issued if the PMTS is completed by September 30, 2023, gradually decreasing to 5 million DeepGreen Common Shares if PMTS is completed after September 30, 2025.

The Allseas Warrant will be assumed by SOAC at the closing of the Business Combination to become a warrant to purchase TMC Common Shares, adjusted for the exchange ratio for the transaction. If the market price of TMC Common Shares on June 1, 2022 is higher than $15 per share (as adjusted based on the exchange ratio for the closing of the Business Combination), the aggregate value of the shares underlying the warrant above $150 million as at June 1, 2022 will automatically become a commercial credit from Allseas to TMC equal to the excess value. This commercial credit will be effective on the vesting date of the Allseas Warrant and the Company will be able to exchange this excess value for any future goods and services from Allseas under the nodule collection and shipping contract for one year after commercial production.

The cash payment of $30 million in the original agreements was also amended to be paid as follows provided that the Business Combination is completed:

•        $10 million on June 30, 2021 with Allseas providing confirmation of placing an order of certain equipment and demonstrating certain progress on construction of the collector vehicle;

•        $10 million on the later of (i) January 1, 2022, and (ii) confirmation of successful collection of the North Sea test; and

•        $10 million upon successful completion of the PMTS.

On June 30, 2021, DeepGreen and Allseas entered into a further amendment to the agreements to change the due date of such $10 million payment from June 30, 2021 to within 10 business days of the closing of the Business Combination.

The Amendment #3 is not effective until the successful completion of the Business Combination. If the Business Combination is not consummated, the Allseas Warrant shall be cancelled and the rights and obligations set forth in Amendment # 3 shall not take effect and the rights and obligations under the arrangements with Allseas as in effect prior to the execution of Amendment #3 shall continue in effect unless otherwise amended.

Maersk Agreements

Effective March 15, 2017, DeepGreen entered into a strategic partnership with Maersk to undertake the exploration, environmental base line and offshore testing required to support development of feasibility studies for economic production of polymetallic nodules from the CCZ. Under the agreement, Maersk provides marine vessel services and project management services, enabling DeepGreen to undertake the various marine cruises to support required prefeasibility studies. During these marine cruises, DeepGreen undertook baseline studies required to complete an ESIA, collected nodules for metallurgical test work and collected samples for resource evaluation. The invoiced cost related to the marine vessel was settled through DeepGreen Common Shares at an agreed upon price of $1.25 per DeepGreen Common Share. Services provided by Maersk for managing these marine cruises are paid in cash.

On March 4, 2021, the agreement with Maersk was amended whereby all future costs pertaining to the use of the marine vessels would be paid in cash rather than through issuance of DeepGreen Common Shares. The amended agreement is in place until early 2022, at which point the parties will negotiate any potential future offshore engagements.

Offtake Agreement

On May 25, 2012, DGE and Glencore entered into a copper offtake agreement and a nickel offtake agreement. DGE has agreed to deliver to Glencore 50% of the annual quantity of copper and nickel produced by a DGE owned facility from nodules derived from the NORI Area at LME referenced market pricing with allowances for product quality and delivery location. Either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate the agreement by giving twelve months’ notice.

Sponsorship Agreements

On July 5, 2017, Nauru, the Nauru Seabed Minerals Authority and NORI entered into the NORI Sponsorship Agreement formalizing certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Area. Upon reaching the minimum recovery level within the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

On March 8, 2008, Tonga and TOML entered into the TOML Sponsorship Agreement formalizing certain obligations of the parties in relation to TOML’s exploration and potential exploitation of the TOML Area. Upon reaching the minimum recovery level within the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

Off-Balance Sheet Arrangements

DeepGreen is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

DeepGreen’s financial statements have been prepared in accordance with U.S. GAAP. In the preparation of these financial statements, DeepGreen is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

DeepGreen considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. DeepGreen’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this proxy statement/prospectus. DeepGreen has the critical accounting policies and estimates which are described below.

TOML Acquisition

On March 31, 2020, DeepGreen completed the TOML Acquisition and applied guidance from ASC 805 to understand the accounting treatment regarding this acquisition and make necessary judgements.

ASC 805 defines a business as inputs and processes, when applied to the inputs, resulting in the creation of outputs. The key input acquired in connection with the TOML Acquisition is the TOML Exploration Contract and the related intellectual property. TOML Exploration Contract is in the exploration stage and therefore does not produce outputs. ASC 805 requires that where there is no output, there must be both an input and substantive process which must include an organized workforce with the necessary skills, experience, and knowledge to develop and convert the inputs into outputs, for a group of assets to be considered a business. An organized workforce was not included in the TOML Acquisition and therefore DeepGreen’s management deemed that the TOML Acquisition was not a business acquisition and only an acquisition of a group of assets.

DeepGreen’s position is supported by ASC 805’s guidance that if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not considered a business. The value of the TOML is considered to be primarily in the TOML Exploration Contract.

DeepGreen’s management also determined that other assets acquired (which included other intangible assets, such as patents and trademarks) were connected to the TOML Exploration Contract and would not hold value by themselves. The value of the total cost was therefore capitalized into one line item on DeepGreen’s balance sheet, within Exploration licenses.

Value of Common Share-Based Payments

DeepGreen recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. DeepGreen determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Fair Value of Common Shares on the Date of the Grant — DeepGreen used the price of the most recent private placements to assess the value of its shares on the date of the grant of incentive stock options.

•        Expected Term — DeepGreen used the term of the award when calculating the expected term due to insufficient historical exercise data.

•        Expected Volatility — As DeepGreen’s Common Shares are not actively traded, the volatility is based on a benchmark of comparable companies within the mining industry.

•        Expected Dividend Yield — The dividend rate used is zero as DeepGreen has never paid any cash dividends on its Common Shares and does not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on Canadian Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

SOAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Business Combination, DeepGreen expects to remain an emerging growth company at least through the end of the 2021 fiscal year and DeepGreen expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare DeepGreen’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and DeepGreen’s assessment, to the extent it has made one, of their potential impact on DeepGreen’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

DeepGreen is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks. DeepGreen also expects to be exposed to commodity risks if and when it commences commercial production.

Interest Rate Risk and Credit Risk

Interest rate risk is the risk that the fair value or future cash flows of DeepGreen and DeepGreen’s financial instruments will fluctuate because of changes in market interest rates.

DeepGreen’s current practice is to invest excess cash in investment-grade short-term deposit certificates issued by reputable Canadian financial institutions with which it keeps its bank accounts and management believes the risk of loss to be remote. DeepGreen periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. Due to the current low interest rate environment, DeepGreen had not invested any cash in investments earning interest as at March 31, 2021.

Credit risk is a risk of loss that may arise on outstanding financial instruments should a counter party default on its obligation. DeepGreen’s receivables consist primarily of general sales tax due from the Federal Government of Canada and as a result, the risk of default is considered to be low. Once DeepGreen commences commercial production, it expects its credit risk to rise with its increased customer base.

Material Weakness

In the course of preparing the financial statements that are included in this proxy statement/prospectus, DeepGreen has identified a material weakness in its internal control over financial reporting as of December 31, 2020, which relates to a deficiency in the design and operation of the financial statement close and reporting controls, including maintaining sufficient written policies and procedures and the need to use appropriate technical expertise when accounting for complex or non-routine transactions. DeepGreen’s management has concluded that this material weaknesses is due to the fact that, prior to this proxy statement/prospectus, DeepGreen was a private company with limited resources. DeepGreen recently appointed a chief financial officer and is currently recruiting additional finance personnel and has engaged a reputable independent accounting group to undertake a review and gap analysis of current systems and processes in order to develop a remediation plan.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. DeepGreen’s exposure to the risk of changes in foreign exchange rates relates its transactions in foreign currencies, primarily in the Canadian dollar, the Australian dollar, and the Great British Pounds. DeepGreen primarily holds its cash in US dollars and settles its foreign currency payables soon after the receipt of invoices thereby minimizing the foreign currency exposure.

Once DeepGreen commences commercial production, it expects to be exposed to both currency transaction and translation risk. To date, DeepGreen has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

Commodity Price Risk

DeepGreen expects to engage in the collection, transport, processing and sale of products containing nickel, copper, manganese and cobalt from the polymetallic nodules collected from its contract areas of the CCZ. Accordingly, DeepGreen expects the principal source of future revenue to be the sale of products containing nickel, copper, manganese and cobalt. A significant and sustained decrease in the price of these metals from current levels could have a material and negative impact on DeepGreen’s business, financial condition and results of operations.

MANAGEMENT OF TMC FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be TMC’s directors and executive officers following the Business Combination and their ages as of May 1, 2021 and anticipated positions following the Business Combination.

Directors and Executive Officers

Name	Age	Position
Gerard Barron	54	Chief Executive Officer and Chairman of the Board of Directors
Anthony O’Sullivan	54	Chief Development Officer
Erika Ilves	43	Head of Strategy and Business Development
Craig Shesky	37	Chief Financial Officer
Dr. Gregory Stone	64	Chief Ocean Scientist
Scott Leonard(1)	46	Director
Christian Madsbjerg	46	Director
Andrew Hall	57	Director
Eric Branderiz	56	Director
Sheila Khama	64	Director
Andrei Karkar	43	Director
Riva Krut	63	Director

____________

(1)      Nominated by Sponsor.

Gerard Barron has agreed to serve as TMC’s Chief Executive Officer and Chairman of the Board of Directors upon the closing of the Business Combination and has been nominated to serve as a member of the TMC board of directors upon the closing of the Business Combination. Mr. Barron became involved in the early strategic development and financing of DeepGreen during its formation in 2011 and stepped into the role of DeepGreen’s Chairman and Chief Executive Officer in 2018. From July 2013 until becoming Chairman and Chief Executive Officer in 2017, Mr. Barron served as a strategic advisor to DeepGreen Board and shareholders.  Mr. Barron is a seasoned entrepreneur with a track record of building global companies in battery technology, media and future-oriented resource development both as a chief executive officer and strategic investor. In 2001, Mr. Barron founded Adstream, a global advertising technology and services provider, and served as the company’s Chief Executive Officer until December 2013. During that time, Adstream grew from a single office in Sydney to over 40 offices in 30 countries around the world and over $100 million in global revenue per year. Mr. Barron has also been a first money investor in industry-leading companies including Nautilus Minerals and Sirtex Medical. Mr. Barron’s qualifications to serve on the board of directors of TMC include his extensive leadership and investment experience in the technology and resource development industries.

Anthony O’Sullivan has agreed to serve as TMC’s Chief Development Officer upon the closing of the Business Combination and has served as DeepGreen’s Chief Development Officer since July 25, 2017. Mr. O’Sullivan has over 30 years mining experience with a track record of delivering innovative solutions across multiple continents both in the terrestrial and marine environments. Since January 2020, Mr. O’Sullivan has served as a non-executive director for SensOre Ltd., a company that performs mineral targeting. From February 2017 to December 2019, Mr. O’Sullivan served as the Chief Executive Officer of Sasak Minerals Pty Ltd., a company focused on deploying machine learning and mineral exploration. From February 2017 to July 2017, Mr. O’Sullivan served as the Principal and Owner of International Resources, a firm focused on creating value through the discovery and development of mineral resources. From November 2014 until January 2017, he served as Vice President Exploration for Quantum Pacific Exploration, where he engaged in planning, development, and management of the exploration company, including developing corporate strategies, overseeing exploration activities, evaluating existing and potential new assets, establishing an exploration team and identifying a suite of new opportunities. In December 2005, Mr. O’Sullivan began serving as Chief Operating Officer of Nautilus Minerals, a position he held until December 2012. While serving as Chief Operating Officer of Nautilus, Mr. O’Sullivan led exploration, engineering and design, project development, permitting and product marketing culminating in the declaration of 43-101 compliant resources, grant of the environmental permit and mining lease from the Government of Papua Niugini, ore sales agreement with one of China’s leading copper producers, Tongling Nonferrous Metals Group, and the completion of project design and commencement of project construction. Mr. O’Sullivan was previously part of the BHP Billion Global Exploration Leader Team with responsibility for the company’s iron ore, bauxite, coal and non-porphyry base metal exploration portfolios. Mr. O’Sullivan is the named co-inventor on 5 subsea mining patents. Mr. O’Sullivan earned a M.Sc. in Mineral Exploration from the University of Western Australia and a B.Sc. (Hons) in Geology from the University of Western Australia.

Erika Ilves has agreed to serve as TMC’s Head of Strategy and Business Development upon the closing of the Business Combination and has served as DeepGreen’s Head of Strategy and Business Development since September 2018. During her time at DeepGreen, Erika has worked to build the world’s first vertically integrated clean energy ecosystem by establishing alliances with like-minded leaders in offshore, electric vehicles and renewable energy technology, as well as developing a transparent provenance strategy to enable DeepGreen to establish clean metals as a new purchasing category. Ms. Ilves is an entrepreneur and seasoned strategy lead dedicated to creating the systems and conditions required to secure a safe future for the human species. From November 2015 until December 2018, Ms. Ilves served as a director and Head of Machine Learning for OffWorld, Inc., an industrial robotics company that she co-founded, where she led a team of machine learning engineers to develop teachable mining robots. From November 2013 until November 2016, Ms. Ilves also served as Chief Strategy Officer for Shackleton Energy, a company she co-founded, where she developed an international public-private consortium to create technologies to extract water ice from the moon in order to fuel deep space missions from low Earth orbit, drastically reducing the costs of such missions. Mr. Ilves’ 15 years of strategy consulting experience started with McKinsey & Company, where she served global and emerging markets financial institutions on strategy, performance and operational transformations; and later advised governments and investors of the Gulf Cooperation Council on transitioning to a green economy. From 2006 to 2007, Ms. Ilves served as Chief Organization Officer of TANDBERD, a videoconferencing technology firm acquired by Cisco Systems Inc. in 2010, where she was responsible for developing leadership and sales capability for the firm’s global sales force. In 1999, Ms. Ives attended Emory Law School as a research scholarship recipient. Ms. Ilves earned a LL.M. from the Central European University and a LL.B. from the University of Tartu.

Craig Shesky has agreed to serve as TMC’s Chief Financial Officer upon the closing of the Business Combination and has served as DeepGreen’s Head of Financial Markets and Investor Relations since February 2021. Mr. Shesky has over 15 years combined experience in public investing, metals research and investment banking in New York. From August 2008 until July 2020, Mr. Shesky was employed by King Street Capital Management, most recently as senior analyst in charge of recommending investments the global metals & mining space. Mr. Shesky has analyzed electrification trends, battery chemistries and the resulting impacts on supply and demand for critical base metals, with particular expertise in nickel and copper. He also has significant experience navigating complex, legal-driven investments around the world, as King Street was one of the largest creditors in over a dozen global Lehman Brothers entities. From July 2006 to July 2008, Mr. Shesky served as an analyst on the insurance & asset management investment banking team at Morgan Stanley. Mr. Shesky graduated magna cum laude with a B.S. in Finance from the University of Notre Dame.

Gregory Stone, Ph.D. has agreed to serve as TMC’s Chief Ocean Officer upon the closing of the Business Combination and has served as a Director and Chief Ocean Officer of DeepGreen since February 2018. In January 2020, Dr. Stone founded Pole-to-Pole, a non-profit organization with a mission to apply practical solutions to the problems facing Earth’s ocean, and has been serving as the organization’s Chairman since that time. Dr. Stone is an ocean scientist and explorer with over 10,000 dives throughout Earth’s ocean down to 18,000 feet using submarines, SCUBA, underwater habitats and robotics. Dr. Stone is also widely known as a global thought leader who finds ways for humanity and the ocean to co-exist and support each other in the modern world. Dr. Stone was a catalysts at the genesis of the Ocean Health Index, a scientific framework used to measure oceans’ health, and specializes in sustainable fishing, aquaculture, climate adaptation and seamount ecology. Dr. Stone’s ability to communicate complex science is illustrated by his compelling TED and World Economic Forum talks, and his appearances in documentaries for the Discovery Channel and National Geographic. Dr. Stone has authored hundreds of publications including for Nature, National Geographic, and four books, one of which is a National Outdoor Book Award winner. Dr. Stone’s numerous accolades and professional associations include the Explorers Club, Pew Fellowship for Marine Conservation, National Geographic Hero, the Boston Sea Rover’s Diver of the year, Order of Kiribati Medal, the U.S. National Science Foundation/Navy Antarctic Service medal, and a NOGI Award from National Academy of Underwater Arts and Sciences. Dr. Stone is also a Senior Science Advisor to the Special Envoy for Ocean and the World Economic Forum Ocean Program, From September 2008 to February 2018,

Dr. Stone served as Chief Scientist for Conservation International and head of the Global Ocean Program. Dr. Stone earned a Ph.D. in Marine Science from the University of the South Pacific, a M.Sc. in Marine Policy from the University of Rhode Island and a B.A. in Human Ecology and Marine Biology from the College of the Atlantic.

Scott Leonard is SOAC’s Chief Executive Officer and on SOAC’s board of directors and has been nominated to serve as a member of TMC’s board of directors upon the closing of the Business Combination. Mr. Leonard has over 15 years of experience leading highly successful business transformations and transitions. Mr. Leonard also has deep expertise over the past 8 years driving decarbonization through technology adoption, product lifecycle management and development and industrial demand destruction. Mr. Leonard has held various roles at both public and private companies including Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer and Independent Director. Previously, Mr. Leonard served as Chief Financial Officer/Chief Restructuring Officer at GenOn Energy from 2017 until 2018, and Chief Executive Officer of GenOn Mid-Atlantic LLC in 2018. From 2014 to 2016, Mr. Leonard was at Hewlett Packard Enterprise (NYSE: HPE), where he served as the Senior Vice President of Global Commercial Functions for the Enterprise Services business. Prior to that, Mr. Leonard served as Deputy Executive Director, Chief Strategy & Administrative Officer for the Texas Department of Transportation from 2012 to 2014. From 2005 to 2012, Mr. Leonard held positions as Senior Vice President, Performance Improvement and Vice President, Corporate Planning at TXU Corp. and its successor Energy Future Holdings Corp. Mr. Leonard previously served on the board of directors of NRG REMA, LLC and Lonestar II Generation Holdings. Earlier in his career, Mr. Leonard was with McKinsey & Co. as a management consultant and Donaldson Lufkin & Jenrette as an investment banker. Mr. Leonard earned a B.S. with Highest Honors from Georgia Tech, and an M.B.A. with Distinction from The Kellogg Graduate School of Management at Northwestern. Mr. Leonard’s qualifications to serve on the board of directors of TMC include his extensive experience in business transformations and transitions and his expertise in decarbonization technology adoption and product lifecycle management.

Christian Madsbjerg has been nominated to serve as a member of TMC’s board of directors upon the closing of the Business Combination. Since 2019, Mr. Madsbjerg has served on the board of directors of Fritz Hansen A/S Copenhagen. Since August 2018, Mr. Madsbjerg has served as Professor of Applied Humanities at The New School for Social Research. Since January 2009, Mr. Madsbjerg has served as a director and senior partner of the consulting firm, ReD Associates, which he co-founded in August 2007. Mr. Madsbjerg is also a writer whose work has been featured in publications such as The Wall Street Journal, Financial Times, The Washington Post, Der Spiegel, and Bloomberg Businessweek. His latest book, Sensemaking: The Power of the Humanities in the Age of the Algorithm, was published in the spring of 2017 by Hachette Book Group. His book The Moment of Clarity, co-written with ReD partner Mikkel B. Rasmussen, was published by Harvard Business Press in the fall of 2014. He studied philosophy and political science in Copenhagen and London and has a Masters from the University of London. Mr. Madsbjerg’s qualifications to serve on the board of directors of TMC include his expertise in advising senior executives, including the practical application of the human sciences in business.

Andrew Hall has been nominated to serve as a member of TMC’s board of directors upon the closing of the Business Combination. Mr. Hall is an internationally experienced executive and non-executive in the renewable energy technologies and services sector. Since July 2018, Mr. Hall has served as Managing Director of Saxjo Limited, a renewable energy consultancy company. Previously, Mr. Hall was Group Chief Financial Officer at Siemens Gamesa Renewable Energy SA, one of the largest companies in the wind and renewables industry, from April 2017 to November 2017. From October 2015 to March 2017, Mr. Hall served as Group Chief Financial Officer and Executive Director at Siemens Wind Power GmbH & Co KG, a wind turbine original equipment manufacturer. Prior to that, Mr. Hall held a number of senior positions in other divisions of Siemens AG, including Chief Financial Officer and Board Member at Siemens Holdings plc & Cluster North West Europe in London from 2012 to 2015 and Chief Financial Officer and Board Member at Siemens Ltd & Cluster Africa in Johannesburg from 2008 to 2012. Mr. Hall currently serves on the board of a portfolio of venture capital, private equity and family office-backed companies in the renewable energy sector. Since September 2019, Mr. Hall has been Executive Chair of Star Windco Limited, a company providing wind turbine erection services. Since October 2018, Mr. Hall has been a non-executive director of Time to Act Limited, which specializes in metal coatings for the gas turbine and hydrogen industries. Additionally, Mr. Hall has served as Chair of New Motion Labs Limited, which licenses technology for the manufacture of mechanical drives, since June 2019, and as Senior Independent Director of Hero Future Energies Global Limited, a global renewable energy developer, since February 2019. Previously, Mr. Hall served as a board member A2Sea AS from 2015 to 2017, Voith Hydro GmbH & Co KG from 2015 to 2017 and Mimica Labs from 2014 to 2017. Mr. Hall earned a M.Sc. & B.Sc. from the University of Cape Town and an M.B.A. from the London Business School. Mr. Hall’s qualifications to serve on the board of directors of TMC include his extensive international experience leading large, capital-intensive businesses in the renewable energy sector.

Eric Branderiz has been nominated to serve as a member of TMC’s board of directors upon the closing of the Business Combination. Mr. Branderiz is an experienced executive in the renewable energy equipment and services industry. Since June 2018, Mr. Branderiz has served as Vice President and Chief Financial Officer of Enphase Energy, Inc., a global solar energy technology company, and became Executive Vice President of the company in February 2020. Previously, Mr. Branderiz served as Chief Accounting Officer and Corporate Controller of Tesla, Inc., an automotive and renewable energy company, from October 2016 to March 2018. Prior to Tesla, Inc., Mr. Branderiz held various positions at Sunpower Corporation, a solar energy system design and manufacturing company, including: Senior Vice President, Corporate Accounting Officer and Head of Corporate Tax from March 2016 to September 2016; Senior Vice President, Chief Accounting Officer and Head of Corporate Financial Planning and Analysis from September 2014 to February 2016; Senior Vice President, Chief Accounting Officer and Head of Global Residential and Light Commercial Operations and Finance from March 2013 to August 2014; and Senior Vice President, Chief Accounting Officer and Corporate Controller from June 2010 to February 2013. In addition, Mr. Branderiz held various senior positions at the Knowledge Learning Corporation from 2009 to 2010, Spansion, Inc. from 2005 to 2009 and Advanced Micro Devices, Inc. from 2002 to 2005. Mr. Branderiz is a certified public accountant licensed by the California Board of Accountancy and received a business commerce degree from the University of Alberta. Mr. Branderiz’s qualifications to serve on the board of directors of TMC include his financial expertise and extensive leadership in the renewable energy industry.

Sheila Khama has been nominated to serve as a director of TMC’s board of directors upon the closing of the Business Combination. Ms. Khama is a consultant, policy advisor and former mining industry executive with expertise in corporate governance and sustainable development of minerals, oil and gas resources. Since April 2019, Ms. Khama has been an independent consultant on oil and gas governance and policy reforms for SK Consulting Pty, Ltd. From November 2016 to March 2019, Ms. Khama served as Practice Manager and Coordinator of Donor Relations and Partnerships at The World Bank, where she led an international team of mineral, oil and gas specialists in implementing support programs ranging from policy reforms, technical assistance, research and knowledge dissemination for various countries. From November 2013 to November 2016, Ms. Khama served as Director African Natural Resources Center at the African Development Bank in Tunisia, where she led a support program for African governments to improve development outcomes from renewable and non-renewable resources. From 2010 to 2013, Ms. Khama served as Director of the Extractives Advisory Program at the African Center for Economic Transformation, a pan-African think tank based in Ghana. Ms. Khama also previously held a number of senior roles in the private sector, including Chief Executive Officer of De Beers Botswana from 2005 to 2010, Head of Marketing and Communication at the First National Bank of Botswana Ltd from 2002 to 2005, and Group Secretary of the Anglo American Corporation Botswana from 1994 to 2002. Ms. Khama also currently serves as a Non-Executive Director for Tullow Oil plc, a position she has held since June 2019. Ms. Khama received an M.B.A. in General Management from Edinburgh University and a B.A. from the University of Botswana. Ms. Khama’s qualifications to serve on the board of directors of TMC include her extensive experience as a corporate strategist and her deep understanding of regulatory frameworks in the minerals, oil and gas industry.

Andrei Karkar has been nominated to serve as a director of TMC’s board of directors upon the closing of the Business Combination. Mr. Karkar has served as a director of DeepGreen since March 2019. Since 2006, Mr. Karkar has served as Chief Executive Officer of ERAS Holdings, a Karkar family office with its origins in Karkar Electronics founded in 1959 by Edward Karkar. ERAS Holdings engages in a broad range of investment activities and invests in a wide variety of asset classes. Since July 2019, Mr. Karkar has served as a member of the board of directors of CognitionX, a private company based in the United Kingdom. Mr. Karkar received a B.A. from Georgetown University. Mr. Karkar’s qualifications to serve on the board of directors of TMC include his experience as an advisor and investor in public and private companies.

Riva Krut has been nominated to serve as a director of TMC following the closing of the Business Combination. Dr. Krut is an industry expert on ESG and corporate sustainability with over 30 years of experience in establishing and leading sustainable development strategy. In April 2021, Dr. Krut retired from her role as

Vice President and Chief Sustainability Officer of Linde plc, a leading global industrial gases and engineering company, a position she held since the creation of the company through the merger of Linde AG and Praxair, Inc. in October 2018. Prior to this merger, Dr. Krut served as Vice President and Chief Sustainable Development Officer of Praxair, Inc. from February 2007 to October 2018. Prior to joining Praxair, Dr. Krut was a regional vice president for Cameron Cole, LLC, a national environmental firm, leading their sustainability practice from 2002 to 2006. Dr. Krut currently serves as a member of the Sustainability Accounting Standards Board of the Standards Advisory Group and as a commissioner on the Land & Conservation Commission of the Town of Cumberland, Maine. Additionally, Dr. Krut has previously served as chair of Global Reporting Initiative and as a member of the Carbon Disclosure Standards Board. Dr. Krut also served for more than a decade on the board of Green Seal, Inc., the premier US-based eco-labeling organization. Dr. Krut received her PhD in history from London University School of Oriental & African Studies and her B.A. (Hons), 1st Class, from the University of the Witwatersrand, Johannesburg. Dr. Krut also holds a Harvard Business School HBX certificate in Sustainable Business Strategy. Dr. Krut’s qualifications to serve on the board of directors of TMC include her extensive knowledge of and industry experience leading ESG and corporate sustainability initiatives.

There are no family relationships between or among any of TMC’s directors or executive officers.

Corporate Governance

TMC will structure its corporate governance in a manner that DeepGreen and SOAC believe will closely align TMC’s interests with those of its shareholders following the Business Combination. Notable features of this corporate governance include:

•        TMC will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The board of directors will have extensive involvement in the oversight of risk management related to TMC and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing TMC’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of TMC’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.

Composition of the TMC Board of Directors After the Business Combination

TMC’s business and affairs will be managed under the direction of its board of directors. Following the Business Combination, the board of directors will remain declassified and the directors will be elected annually.

Board Committees

After the completion of the Business Combination, the standing committees of the TMC Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The TMC Board may from time to time establish other committees.

TMC’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the TMC Board will provide appropriate risk oversight of TMC’s activities given the controlling interests held by our Chairman and Chief Executive Officer Gerard Barron.

Audit Committee

Upon the completion of the Business Combination, we expect TMC to have an audit committee, consisting of Eric Branderiz, who will be serving as the chairperson, Andrew Hall and Scott Leonard. Each proposed member of the audit committee qualifies as an independent director under the NASDAQ corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the TMC Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of NASDAQ.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in TMC’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) TMC’s independent registered public accounting firm’s qualifications and independence, (4) the performance of TMC’s internal audit function and (5) the performance of TMC’s independent registered public accounting firm.

The board of directors will adopt a written charter for the audit committee which will be available on TMC’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect TMC to have a compensation committee, consisting of Sheila Khama, who will be serving as the chairperson, Andrew Hall and Christian Madsbjerg.

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting TMC’s compensation program and compensation of its executive officers and directors, (2) monitoring TMC’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in TMC’s proxy statement under the rules and regulations of the SEC.

The board of directors will adopt a written charter for the compensation committee which will be available on TMC’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect TMC to have a nominating and corporate governance committee, consisting of Scott Leonard, who will be serving as the chairperson, Sheila Khama and Christian Madsbjerg. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to TMC, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on TMC’s website upon completion of the Business Combination.

Code of Business Conduct

TMC will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on TMC’s website upon the completion of the Business Combination. TMC’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that TMC’s Internet website address is provided as an inactive textual reference only. TMC will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the DeepGreen compensation committee was at any time during fiscal year 2020, or at any other time, one of DeepGreen’s officers or employees. None of DeepGreen’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the DeepGreen Board or member of DeepGreen’s compensation committee.

Independence of the Board of Directors

NASDAQ rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that Andrew Hall, Eric Branderiz, Scott Leonard, Sheila Khama, Christian Madsbjerg, Riva Krut and Andrei Karkar, representing seven of TMC’s eight proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. Andrew Hall shall serve as the Lead Independent Director of the TMC board of directors.

Compensation of Directors and Executive Officers

Overview

Following the Closing of the Business Combination, we expect TMC’s executive compensation program to be consistent with DeepGreen’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing DeepGreen’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with DeepGreen’s financial performance; and

•        align senior management’s interests with DeepGreen’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of TMC’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for TMC’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. TMC will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that TMC’s named executive officers’ base salaries in effect prior to the Business Combination will continue as described under “TMC Management after the Business Combination — Compensation of Directors and Executive Officers” will be subject to increases made in connection with DeepGreen’s annual review of its named executive officers’ base salaries, and be reviewed annually by the compensation committee.

Annual Bonuses

We expect that TMC will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect TMC to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of TMC’s equity holders. Stock-based awards will be awarded in future years under the TMC 2021 Incentive Equity Plan, which has been adopted by the SOAC Board and is being submitted to SOAC’s stockholders for approval at the Special Meeting. For a description of the TMC Incentive Equity Plan, please see “The Incentive Award Plan Proposal.”

Other Compensation

We expect TMC to continue to maintain various broad-based employee benefit plans, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers may participate. We also expect TMC to provide its named executive officers with specified perquisites and personal benefits.

Director Compensation

Following the Business Combination, non-employee directors of TMC that are not affiliated with SOAC will receive varying levels of compensation for their services as directors and members of committees of the TMC Board. TMC anticipates determining director compensation in accordance with industry practice and standards.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of SOAC Ordinary Shares as of the record date and of TMC Common Shares immediately following consummation of the Business Combination by:

•        each person known by SOAC to be the beneficial owner of more than 5% of SOAC’s outstanding Ordinary Shares on the record date;

•        each person known by SOAC who may become beneficial owner of more than 5% of TMC Common Shares outstanding immediately following the Business Combination;

•        each of SOAC’s current executive officers and directors;

•        each person who will become an executive officer or a director of TMC upon consummation of the Business Combination;

•        all of SOAC’s current executive officers and directors as a group; and

•        all of TMC’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

	Prior to Business Combination				After Business Combination
					Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners(1)	Number of Class A Shares	%	Number of Class B Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Scott Leonard(2)	—	—	7,410,000	98.8%	6,669,000	2.2%	6,669,000	2.5%
Scott Honour(2)	—	—	7,410,000	98.8%	6,669,000	2.2%	6,669,000	2.5%
David Quiram	—	—	—	—	—	0.0%	—	0.0%
Rick Gaenzle	—	—	30,000	*	30,000	*	30,000	*
Isaac Barchas	—	—	30,000	*	30,000	*	30,000	*
Justin Kelly	—	—	30,000	*	30,000	*	30,000	*
All directors and officers prior to the Business Combination (six persons)	—	—	7,500,000	100%	6,759,000	2.3%	6,759,000	2.5%
Five Percent Holders prior to the Business Combination:			—	—
Highbridge Capital Management, LLC(3)	1,801,463	6.0%	—	—	1,801,463	*	—	0.0%
Periscope Capital(4)	1,746,609	5.8%	—	—	1,746,609	*	—	0.0%
Glazer Capital, LLC(5)	1,532,363	5.1%	—	—	1,532,363	*	—	0.0%
Millennium Management LLC(6)	1,518,755	5.1%	—		1,518,755	*	—	0.0%
Directors and officers after the Business Combination:
Gerard Barron(7)	—	—	—	—	18,863,598	6.2%	18,863,598	6.9%
Anthony O’Sullivan(8)	—	—	—	—	1,269,612	*	1,269,612	*
Erika Ilves(9)	—	—	—	—	1,735,983	*	1,735,983	*
Craig Shesky(15)	—	—	—	—	177,705	*	177,705	*
Dr. Gregory Stone(10)	—	—	—	—	1,175,554	*	1,175,554	*
Scott Leonard	—	—	7,410,000	98.8%	6,669,000	2.2%	6,669,000	2.5%
Christian Madsbjerg(11)	—	—	—	—	303,152	*	303,152	*

	Prior to Business Combination				After Business Combination
					Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners(1)	Number of Class A Shares	%	Number of Class B Shares	%	Number of Shares	%	Number of Shares	%
Andrew Hall	—	—	—	—	—	0.0%	—	0.0%
Eric Branderiz	—	—	—	—	—	0.0%	—	0.0%
Sheila Khama	—	—	—	—	—	0.0%	—	0.0%
Andrei Karkar(12) (13)	—	—	—	—	42,895,924	14.2%	42,895,924	15.8%
Riva Krut	—	—	—	—	—	0.0%	—	0.0%
All directors and officers after the Business Combination as a group (12 persons)	—	—	710,000	—	73,090,528	23.6%	73,090,528	26.2%
Five Percent Holders:
ERAS Capital(14)	—	—	—	—	42,254,640	14.1%	42,254,640	15.6%
Ramas Energy Opportunities I, L.P.(15)	—	—	—	—	20,000,000	6.7%	20,000,000	7.4%
Maersk Supply Service A/S	—	—	—	—	19,600,514	6.5%	19,600,514	7.2%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of our shareholders is 1601 Bryan Street, Suite 4141, Dallas, TX 75201.

(2)      Scott Leonard and Scott Honour are the managers of our Sponsor and share voting and dispositive power over the securities held by our Sponsor and therefore each may be deemed to be a beneficial owner thereof.

(3)      The address of Highbridge Capital Management, LLC (“Highbridge”) is 277 Park Avenue, 23rd Floor, New York, New York 10172, based on a Schedule 13G filed on May 20, 2021 (the “Highbridge 13G”). According to the Highbridge 13G, Highbridge, as the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Opportunity Fund, L.P. (collectively, the “Highbridge Funds”), may be deemed to be the beneficial owner of the 1,801,463 Class A ordinary shares held by the Highbridge Funds. However, the Highbridge 13G states that the foregoing should not be construed in and of itself as an admission by Highbridge as to beneficial ownership of the Class A Ordinary Shares held by the Highbridge Funds.

(4)      The address of Periscope Capital Inc. is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2, based on a Schedule 13G filed on February 16, 2021 (the “Periscope 13G”). According to the Periscope 13G, Periscope Capital Inc. beneficially owns 1,282,132 shares of Class A ordinary shares and acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 464,477 Class A ordinary shares.

(5)      The address of Glazer Capital, LLC (“Glazer Capital”) is 250 West 55th Street, Suite 30A, New York, New York 10019, based on a Schedule 13G/A filed on February 16, 2021 (the “Glazer 13G”). According to the Glazer 13G, Mr. Paul Glazer (“Mr. Glazer”) is the managing member of Glazer Capital and therefore Mr. Glazer may be deemed to have beneficial ownership of the shares of Class A ordinary shares directly owned by Glazer Capital.

(6)      The address of Millennium Management LLC is 399 Park Avenue, New York, New York 10022, based on a Schedule 13G filed on April 1, 2021 (the “Millennium 13G”). According to the Millennium 13G, Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) was the beneficial owner of 961,619 Class A ordinary shares and ICS Opportunities, Ltd. (“ICS Opportunities”) was the beneficial owner of 557,136 Class A ordinary shares. Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander (“Mr. Englander”) currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities.

However, the reporting parties state that the foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies or ICS Opportunities.

(7)      Consists of (i) 14,756,995 TMC Common Shares issuable upon consummation of the Business Combination, in exchange for 12,456,406 DeepGreen Common Shares (including 200,000 DeepGreen Preferred Shares that will be automatically converted into DeepGreen Common Shares prior to the consummation of the Business Combination), and (ii) options to purchase 4,106,603 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Mr. Barron.

(8)      Consists of options to purchase 1,269,612 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Mr. O’Sullivan.

(9)      Consists of (i) 364,366 TMC Common Shares issuable upon consummation of the Business Combination, in exchange for 312,500 DeepGreen Common Shares, and (ii) options to purchase 1,371,617 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Ms. Ilves.

(10)    Consists of (i) 35,057 TMC Common Shares issuable upon consummation of the Business Combination, in exchange for 30,067 DeepGreen Common Shares, and (ii) options to purchase 1,140,497 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Dr. Stone.

(11)    Consists of options to purchase 303,152 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Mr. Madsbjerg.

(12)    The address of ERAS Capital (“ERAS”) is 323 Marina Boulevard, San Francisco, California 94123. ERAS is controlled by Andrei Karkar, a director of DeepGreen and a director nominee of TMC.

(13)    Consists of 177,705 TMC Common Shares issuable upon consummation of the Business Combination, in exchange for 152,410 DeepGreen Common Shares, of which 85,744 DeepGreen Common Shares are held indirectly by Empire, a Series of Cathode Holdings LLC.

(14)    Includes shares beneficially owned by ERAS and options to purchase 641,284 TMC Common Shares issuable upon assumption by TMC of options to purchase DeepGreen Common Shares exercisable within 60 days of May 20, 2021 held by Mr. Karkar.

(15)    The address of Ramas Energy Opportunities I, L.P. (“Ramas”) is 2929 Westheimer Road, Suite 419, Houston, TX 77098. Ramas is controlled by Ramas Capital Management via a management services agreement between Ramas and Ramas Capital. Ramas Capital Management is owned and controlled by Ganesh Betanabhatla. Therefore, Mr. Betanabhatla and Ramas Capital may also be deemed to have beneficial ownership of the TMC Common Shares to be purchased by Ramas.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — SOAC

Founder Shares

On December 31, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of SOAC’s Class B ordinary shares, par value $0.0001 for an aggregate price of $25,000. In March 2020, the Sponsor transferred 30,000 Founder Shares to each of SOAC’s independent directors. Upon the Continuance, the Founder Shares will become TMC Common Shares. The Sponsor had agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter so that the Founder Shares will represent 20% of SOAC’s issued and outstanding shares after the initial public offering. The over-allotment option expired in June 2020; thus, these Founder Shares were forfeited accordingly.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination; or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which SOAC completes a liquidation, merger, share exchange or other similar transaction that results in all of SOAC’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, SOAC consummated the private placement of 9,500,000 private placement warrants at a price of $1.00 per private placement warrant to the Sponsor, generating gross proceeds of $9.5 million. Each private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share.

A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the initial public offering held in the trust account. If SOAC does not complete a Business Combination within the Combination Period, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and SOAC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 31, 2019, Sponsor agreed to loan SOAC an aggregate of up to $300,000 to cover expenses related to SOAC’s initial public offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the initial public offering. Sponsor paid an aggregate of approximately $163,000 to cover for expenses on SOAC’s behalf under the Note. On May 8, 2020, SOAC repaid the Note in full.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If SOAC completes a business combination, it would repay such loaned amounts out of the proceeds of the trust account released to SOAC. In the event a business combination does not close, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, SOAC may use a portion of the working capital held outside the trust account to repay the Working Capital Loans but no proceeds from our trust account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender and with DeepGreen’s consent. The warrants would be identical to the private placement warrants. To date, SOAC had no outstanding borrowings under this arrangement.

Administrative Support Agreement

SOAC entered into an agreement, commencing on May 8, 2020 through the earlier of the SOAC’s consummation of a Business Combination and its liquidation, to reimburse Sponsor a total of $10,000 per month for office space, secretarial and administrative services. We incurred and paid $80,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for the year ended December 31, 2020, and for the period December 18, 2019 (inception) to December 31, 2019 respectively. We incurred and paid $30,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for the three months ended March 31, 2021, and 2020, respectively.

Certain Relationships and Related Person Transactions — DeepGreen

2019 Private Placement

In 2019, DeepGreen sold 10,185,811 DeepGreen Common Shares at a price per share of $1.75 in a private placement transaction for total gross proceeds of $26,158,504. In connection therewith, ERAS Capital, an entity controlled by Andrei Karkar and an owner of more than 5% of DeepGreen’s stock, purchased 2,857,143 shares in the offering for an aggregate purchase price of $5,000,000.

2020 Private Placement

In 2020, DeepGreen sold 5,659,920 DeepGreen Common Shares at a price per share of $3.60 in a private placement transaction for total gross proceeds of $20,375,712. In connection therewith, (i) Gerard Barron, DeepGreen’s Chief Executive Officer and an owner of more than 5% of DeepGreen’s stock, purchased 208,333 shares in the offering for an aggregate purchase price of $749,999 on August 7, 2020, and (ii) ERAS Capital, an entity controlled by Andrei Karkar and an owner of more than 5% of DeepGreen’s stock, purchased 2,083,333 shares in the offering for an aggregate purchase price of $7,499,999 on July 13, 2020.

Consulting Agreements

DGE is party to a consulting agreement with SSCS Pte. Ltd. (“SSCS”), an entity that is wholly-owned by John Machin, our Head of Offshore Engineering, to manage offshore engineering studies. Mr. Machin is also a director of DGE. Consulting services during the year ended December 31, 2020 amounted to $275,000, and consulting services for the year ended December 31, 2019 amounted to $248,308. As of December 31, 2020, the amount payable to SSCS amounted to $22,917.

Gregory Stone, DeepGreen’s Chief Ocean Scientist regularly provides consulting services to DeepGreen through Ocean Renaissance LLC (“Ocean Renaissance”), where he is a principal. Consulting services during the year ended December 31, 2020 amounted to $366,667, and consulting services during the year ended December 31, 2019 amounted to $354,999. As of December 31, 2020, the additional amounts payable to Ocean Renaissance amounted to $175.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain DeepGreen Securityholders entered into shareholder support agreements (the “Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the securityholders of DeepGreen all of its securities held of record or thereafter acquired and entitled to vote in favor of the Business Combination and the ancillary documents thereto and the consummation of the Arrangement and the transactions contemplated thereby, (ii) irrevocably appoint SOAC or any individual designated by SOAC as such DeepGreen shareholder’s attorney-in-fact, with full power of substitution in favor of SOAC, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Business Combination Agreement, including acting as a proxy, to attend on behalf of such DeepGreen shareholder, at any meeting of the DeepGreen Securityholders with respect to the Business Combination, (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not to transfer such securities outside certain limited circumstances. The DeepGreen shareholders who entered into the Transaction Support Agreements and who are also directors, officers, and/or owners of more than 5% of DeepGreen Common Shares are: Gerard Baron, Andrei Karkar, Maersk, and Allseas.

Maersk

On March 21, 2017, DeepGreen entered into four charter vessel agreements with Maersk and one charter vessel agreement with Maersk UK (together, the “Maersk Supply Agreements”) pursuant to which Maersk and Maersk UK agreed to supply DeepGreen with vessels and offshore services for a total of five marine campaigns. By letter agreement on March 3 2021, DeepGreen and Maersk agreed to extend the arrangement until 2022.

Pursuant to the Maersk Investment and Participation Agreement dated March 15, 2017 (the “Participation Agreement”), DeepGreen agreed, among other things, that in return for marine cruises and related project management services provided by Maersk and Maersk UK, DeepGreen will issue that number of DeepGreen common shares as is equal to the final cost of each marine cruise divided by $1.25 (subject to adjustment as described therein), upon completion of each marine cruise, and after agreement between the parties as to the calculation of the final cost to Maersk or Maersk UK for such cruise. As of March 2021, all unspent costs have now been agreed to be reimbursed in cash. Services valued at approximately $22.5 million have been delivered, with 17,982,123 shares issued to Maersk under the contract.

On March 3, 2021, DeepGreen entered into a letter agreement with Maersk and Maersk UK (the “Maersk Letter Agreement”), whereby Maersk and Maersk UK agreed to, among other matters, enter into certain commercial and other changes under the Investment Agreement. Pursuant to the Maersk Letter Agreement, Maersk irrevocably (i) waived certain pro rata participation rights that it may have under the Investment Agreement in connection with the Business Combination and contemplated PIPE transaction; (ii) acknowledged that all amounts owing to Maersk for services rendered through February 5, 2021 in the aggregate amount of $4.58 million had been satisfied by the issuance of 3,666,267 shares of DeepGreen at a price per share of $1.25; (iii) agreed that all final costs for services rendered from and after February 5, 2021 will be settled in cash, and that Maersk shall not be entitled to any further in-kind common share investment; and (iv) agreed to lower the charter vessel hire operational day rates.

As described herein, certain of DeepGreen’s agreements with Allseas and Maersk are set to expire in 2022. Notably, with respect to Allseas, if the PMTS is delivered, the PMTA will terminate by its terms in 2022, whereas the overarching SAA will remain in place. Additionally, the Maersk Supply Agreements shall terminate by their terms in 2022. While Allseas and Maersk have communicated their intention to negotiate in good faith in order to extend the applicable arrangements, there are no guarantees that DeepGreen will be able to enter into new agreements on commercially reasonable terms, if at all.

PROPOSAL NO. 1 — CONTINUANCE PROPOSAL

Overview

As discussed in this proxy statement/prospectus, SOAC is asking its shareholders to approve the Continuance Proposal. Under the Business Combination Agreement, the approval of the Continuance Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the board of directors of SOAC has unanimously approved, and SOAC shareholders are being asked to consider and vote upon a proposal to approve, a change of SOAC’s jurisdiction of incorporation pursuant to which SOAC will migrate and be continued from the Cayman Islands to British Columbia, Canada and be domesticated as a company existing under the laws of British Columbia, pursuant to Part XII of the Cayman Islands Companies Act (as Revised) and Division 8 of Part 9 of the BCBCA.

As a result and upon the consummation of the Continuance, (i) the identifying name of the Class A ordinary shares of SOAC, par value $0.0001 per share (the “Class A ordinary shares”), and Class B ordinary shares of SOAC, par value $0.0001 per share (the “Class B ordinary shares”), will be changed to common shares of TMC (the “TMC Common Shares”) and the Class A ordinary shares and Class B ordinary shares will be changed from shares with par value to shares without par value; (ii) the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares of SOAC will be deleted and the shares will have the rights and restrictions attached to the TMC Common Shares, as described in the notice of articles and articles of TMC; (iii) the number of authorized TMC Common Shares will be unlimited; (iv) each issued and outstanding whole warrant to purchase Class A ordinary shares will automatically represent the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement; (v) the notice of articles and articles of TMC will become the governing documents of SOAC; and (vi) SOAC’s name will change to “TMC the metals company Inc.”

As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of SOAC has unanimously approved the Continuance Proposal. The Continuance Proposal, if approved, will authorize a change of SOAC’s jurisdiction of incorporation from the Cayman Islands to British Columbia, Canada. Accordingly, while SOAC is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Continuance, TMC will be governed by the BCBCA. There are differences between Cayman Islands corporate law and British Columbia corporate law as well as the Existing Governing Documents and the TMC Notice and Articles. See “Comparison of Corporate Governance and Shareholders Rights” and “Proposal No. — The Organizational Documents Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Continuance.” The approval of each of the Continuance Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Reasons for the Continuance

Our board of directors believes that it is in the best interest of SOAC to migrate and be continued from the Cayman Islands to British Columbia, Canada in order to adequately address the needs of SOAC and its shareholders following the consummation of the Business Combination and as the parent company to DeepGreen, a company incorporated under the BCBCA.

Effect of the Continuance on Existing SOAC Equity

The Continuance will result in, among other things, the following, each of which will occur prior to the Effective Time:

•        the identifying name of the Class A ordinary shares and Class B ordinary shares will be changed to TMC Common Shares and the Class A ordinary shares and Class B ordinary shares will be changed from shares with par value to shares without par value;

•        the rights and restrictions attached to the renamed Class A ordinary shares and Class B ordinary shares of SOAC will be deleted and the shares will have the rights and restrictions attached to the TMC Common Shares, as described in the TMC Notice and Articles;

•        the number of authorized TMC Common Shares will be unlimited;

•        each issued and outstanding whole warrant to purchase Class A ordinary shares will automatically represent the right to purchase one TMC Common Share at an exercise price of $11.50 per share on the terms and conditions set forth in the SOAC warrant agreement;

•        the TMC Notice and Articles will become the governing documents of SOAC; and

•        SOAC’s name will change to “TMC the metals company Inc.”

Vote Required for Approval

The approval of the Continuance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal.

The Continuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that SOAC migrate and be continued from the Cayman Islands to British Columbia, Canada pursuant to Part XII of the Companies Act (as Revised) of the Cayman Islands and Part 9, Division 8 of the BCBCA and, immediately upon being de-registered in the Cayman Islands, SOAC be continued as a company existing under the laws of British Columbia, Canada bearing the name ‘TMC the metals company Inc.’”

Recommendation of the SOAC Board

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CONTINUANCE PROPOSAL.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). SOAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SOAC, Sponsor, DeepGreen or any other matter.

On March 4, 2021, SOAC, NewCo Sub and DeepGreen entered into the Business Combination Agreement, which provides for, among other things, that on the Closing Date, promptly following the Continuance, pursuant to the Arrangement: (i) SOAC will acquire all of the issued and outstanding DeepGreen Common Shares; (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and/or Deep Green Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (a) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (b) the DeepGreen Earnout Shares, (iii) DeepGreen will become a wholly-owned subsidiary of TMC; and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada. In addition, the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with its terms.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, SOAC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SOAC has agreed to issue and sell to the PIPE

Investors, an aggregate of 33,030,000 shares, without par value, of TMC Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $330,300,000, which we refer to as the “PIPE Financing.” The TMC Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SOAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” for more information.

Consideration to DeepGreen Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, pursuant to the Plan of Arrangement, the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares or DeepGreen Options, as applicable, the following shares or options to purchase the following shares: an aggregate of (i) 230,600,000 TMC Common Shares, assuming an Adjusted Equity Value immediately prior to the effective time of approximately $2.3 billion, and (ii) the DeepGreen Earnout Shares. The TMC Common Shares and DeepGreen Earnout Shares to be issued to Existing DeepGreen Securityholders pursuant to the Share Exchange and Amalgamation in connection with the Arrangement will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act.

“Adjusted Equity Value” under the Business Combination Agreement means the sum of (a) the Equity Value of $2.25 billion plus (b) the Aggregate Company Option Exercise Price (the aggregate exercise price that would be paid to DeepGreen in respect of all DeepGreen Options (whether vested or unvested) if such DeepGreen Options were exercised in full immediately prior to the Effective Time), plus (c) Net Group Company Cash (as defined in the Business Combination Agreement) immediately prior to the closing of the Business Combination. We have assumed $10 million of Net Group Company Cash at closing of the Business Combination, which would result in an approximately $2.306 billion Adjusted Equity Value and the issuance of 230,600,000 TMC Common Shares to Existing DeepGreen Shareholders and holders of DeepGreen Options.

Aggregate New DeepGreen Proceeds

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SOAC and DeepGreen may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the approval of the DeepGreen Arrangement Resolution by not less than two-thirds of each of (i) the DeepGreen Shareholders, and (ii) the DeepGreen Shareholders and the holders of DeepGreen

Options, voting together as a single class, in each case, present in person or by proxy at the DeepGreen Securityholders’ Meeting in accordance with the Interim Order and applicable laws, and the delivery of a certified copy of such DeepGreen Arrangement Resolution to SOAC;

•        the Final Order shall have been obtained on terms consistent with the Business Combination Agreement and shall not have been set aside or modified in a manner unacceptable to either SOAC or DeepGreen, each acting reasonably, on appeal or otherwise;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•        this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of SOAC being obtained in accordance with SOAC’s Existing Governing Documents and applicable law;

•        SOAC’s initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, SOAC satisfying any applicable initial and continuing listing requirements of NYSE, and SOAC not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the TMC Common Shares (including the TMC Common Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement), being approved for listing on NYSE; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), SOAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Business Combination, which condition we expect to be satisfied at closing due to the PIPE Financing.

Other Conditions to the Obligations of the SOAC Parties

The obligations of the SOAC and NewCo Sub (collectively, the “SOAC Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SOAC (on behalf of itself and the other SOAC Parties) of the following further conditions:

•        the representations and warranties of DeepGreen regarding organization and qualification of DeepGreen and its subsidiaries, certain representations and warranties regarding the capitalization, payments to affiliates, and amounts payable upon a change in control, of DeepGreen and the representations and warranties of DeepGreen regarding the authority of DeepGreen to, among other things, consummate the transactions contemplated by the Business Combination Agreement, the intended tax treatment of the Share Exchange and Amalgamation and the Continuance and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “DeepGreen Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•        certain other representations and warranties regarding the capitalization of DeepGreen being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of DeepGreen being true and correct (without giving effect to any limitation as to “materiality” or “DeepGreen Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a DeepGreen Material Adverse Effect;

•        DeepGreen having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•        since the date of the Business Combination Agreement, no DeepGreen Material Adverse Effect having occurred that is continuing;

•        DeepGreen having consummated the Preferred Share Conversion and the Convertible Debenture Conversion; and

•        at or prior to the Closing, SOAC must have received a certificate executed by an authorized officer of DeepGreen confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

Other Conditions to the Obligations of DeepGreen

The obligations of DeepGreen to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by DeepGreen of the following further conditions:

•        the representations and warranties regarding organization and qualification of the SOAC Parties, the authority of SOAC to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the SOAC Parties, the intended tax treatment of the Share Exchange and Amalgamation and Continuance and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        certain other representations and warranties regarding the capitalization of SOAC being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of the SOAC Parties being true and correct (without giving effect to any limitation of “materiality” or “SOAC Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SOAC Material Adverse Effect;

•        the SOAC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•        the Aggregate Transaction Proceeds being equal to or greater than $250,000,000, which condition we expect to be satisfied at closing due to the PIPE Financing;

•        since the date of the Business Combination Agreement, no SOAC Material Adverse Effect having occurred that is continuing;

•        at or prior to the Closing, DeepGreen must have received the Amended and Restated Registration Rights Agreement duly executed by SOAC;

•        at or prior to the Closing, DeepGreen must have received a certificate executed by an authorized officer of SOAC confirming that the conditions set forth in the first four bullet points of this section have been satisfied; and

•        SOAC shall have taken all necessary or appropriate actions such that effective immediately after the Effective Time, the SOAC Board shall consist of the number of directors, and comprising the individuals, determined pursuant to Section 5.15 of the Business Combination Agreement.

Representations and Warranties

Under the Business Combination Agreement, DeepGreen made customary representations and warranties to SOAC relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; regulatory compliance; and investigation.

Under the Business Combination Agreement, the SOAC Parties made customary representations and warranties to DeepGreen relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC Filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; investigation; SOAC expenses and liabilities; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of DeepGreen and SOAC are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of DeepGreen and SOAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “DeepGreen Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of DeepGreen and its subsidiaries, taken as a whole, or (b) the ability of DeepGreen to consummate the transactions contemplated by the Business Combination Agreement, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a DeepGreen Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which DeepGreen or any of its subsidiaries operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of DeepGreen or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by DeepGreen or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a DeepGreen Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on DeepGreen or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which DeepGreen or any of its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of the SOAC Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “SOAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the SOAC Parties, taken as a whole, or (b) the ability of any SOAC Party to consummate the transactions contemplated by the Business Combination Agreement, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SOAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the SOAC Parties operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the SOAC Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by the SOAC Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, or (ix) the matters set forth on Section 1.1 of the SOAC disclosure schedules to the Business Combination Agreement; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an SOAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the SOAC Parties, taken as a whole, relative to other participants operating in the industries or markets in which the SOAC Parties operate.

Covenants of the Parties

Covenants of DeepGreen

DeepGreen made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions or as consented to in writing by SOAC (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, DeepGreen will and will cause its subsidiaries to, operate the business of DeepGreen and its subsidiaries in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of DeepGreen and its subsidiaries.

•        Subject to certain exceptions, prior to the Closing, DeepGreen will and will cause its subsidiaries to, not do any of the following without SOAC’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, sixth, seventh, eleventh, twelfth, fourteenth and fifteenth sub-bullets below):

•        declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of DeepGreen or any subsidiary;

•        merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•        adopt any amendments, supplements, restatements or modifications to any DeepGreen governing documents or equity plan;

•        dispose or subject to a lien any equity interests of DeepGreen or its subsidiaries or issue any options or other rights obligating DeepGreen or any of its subsidiaries to issue any equity interests;

•        incur, create or assume any indebtedness other than ordinary course trade payables;

•        amend, modify or terminate certain material contracts related to, among other things, research, exploration, or development (subject to certain exceptions), waive any material benefit or right under such material contracts, or enter into any contract that would constitute the aforementioned material contracts;

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•        adopt or materially amend any material benefit plan or materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider or take any action to accelerate any payment or benefit payable to any such person;

•        waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•        make an entity classification election for U.S. federal income tax purposes of DeepGreen or any of its subsidiaries, enter into any tax sharing or tax indemnification agreement (except solely between DeepGreen and its subsidiaries), or fail to pay any material taxes when due (including estimated taxes);

•        enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on DeepGreen or any of its subsidiaries;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•        make any material changes to the methods of accounting of DeepGreen or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;

•        enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary documents thereto;

•        make any change of control payment that is not disclosed to SOAC on the DeepGreen disclosure schedules; and

•        enter into any contract to take or cause to be taken any of the foregoing actions.

•        DeepGreen shall not (i) withdraw, amend, modify or, in a manner adverse to SOAC, qualify, or publicly propose or state an intention to withdraw, amend, modify or, in a manner adverse to SOAC, qualify, the recommendation that the DeepGreen Securityholders vote in favor of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, (ii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any other acquisition proposal related to DeepGreen or its subsidiaries or any of its or their assets or take no position or remain neutral with respect to a publicly announced, or otherwise publicly disclosed, acquisition of such type for more than five business days (or beyond the third business day prior to the date of the DeepGreen Securityholders meeting), or (iii) approve, endorse, recommend or authorize DeepGreen to enter into a contract concerning a any other acquisition proposal related to DeepGreen or its subsidiaries or any of its or their assets.

•        Prior to the Closing Date, DeepGreen must approach each DeepGreen shareholder that is likely to hold in excess of 1% of the outstanding DeepGreen shares immediately prior to the Effective Time, and request that such DeepGreen shareholder execute the Amended and Restated Registration Rights Agreement.

•        Subject to certain exceptions, prior to the Closing, DeepGreen will purchase a “tail” policy providing liability insurance coverage for DeepGreen directors and officers with respect to matters occurring on or prior to the Closing.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, DeepGreen shall not, and shall cause its subsidiaries and its and their respective representatives not to: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a DeepGreen Acquisition Proposal (as defined below); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a DeepGreen Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a DeepGreen Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of DeepGreen or its subsidiaries (or any affiliate or successor of DeepGreen or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing.

For the purposes of the Business Combination Agreement, a “DeepGreen Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the DeepGreen or any of its controlled affiliates or (ii) of all or a material portion of assets, equity interests or businesses of DeepGreen or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of equity interests, offer or otherwise), or (b) any equity or similar investment in DeepGreen or any of its controlled affiliates. Notwithstanding the foregoing or anything to the contrary in the Business Combination Agreement, none of this Business Combination Agreement, the ancillary documents or the transactions contemplated thereby, including the Convertible Debentures Conversion, shall constitute a DeepGreen Acquisition Proposal.

Covenants of SOAC

SOAC made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions (including the ability of any SOAC Party to use funds held by SOAC outside the trust account to pay any SOAC expenses or liabilities to distribute or pay over any funds held by SOAC outside the trust account to Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by DeepGreen, prior to the Closing, SOAC will, and will cause its subsidiaries to, not do any of the following:

•        adopt any amendments, supplements, restatements or modifications to the SOAC trust agreement, warrant agreement or the governing documents of SOAC or any of its subsidiaries;

•        declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of SOAC or any subsidiary;

•        split, combine, reclassify, subdivide or consolidate any of its equity securities or issue any other security in respect of, in lieu of or in substitution for its equity securities;

•        incur, create or assume any indebtedness or guarantee any liability of any person (other than SOAC or any of its subsidiaries);

•        make any loans or advances to, or capital contributions in, any other person, other than to, or in, SOAC or any of its subsidiaries;

•        issue any equity securities of SOAC or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of SOAC or any of its subsidiaries;

•        amend, modify or renew any SOAC related party transaction (subject to certain exceptions) or enter into any contract that if entered into prior to the execution of the Business Combination Agreement would constitute a SOAC related party transaction;

•        engage in any activities or business, or incur any material liabilities, other than any activities, businesses or liabilities that are permitted under the Business Combination Agreement;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business;

•        enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

•        enter into any contract to take or cause to be taken any of the foregoing actions.

•        As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, SOAC will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.

•        Subject to certain exceptions, SOAC shall use its reasonable best efforts to (i) cause the TMC Common Shares issuable in accordance with the Business Combination Agreement to be approved for listing on the NYSE and (ii) to satisfy any applicable initial and continuing listing requirements of NYSE (provided, however, that SOAC may elect to seek approval for listing such TMC Common Shares on NASDAQ instead of NYSE).

•        Prior to the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, the SOAC Board will approve and adopt the Incentive Equity Plan and with any changes or modifications thereto as DeepGreen and SOAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either DeepGreen or SOAC, as applicable), and SOAC will reserve a number of TMC Common Shares for grant thereunder equal to 11% of the number of TMC Common Shares outstanding following Closing.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, SOAC shall not and shall cause its representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an SOAC Acquisition Proposal (as defined below); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an SOAC Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an SOAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing.

For the purposes of the Business Combination Agreement, an “SOAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SOAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, equity interests or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity interests, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary in the Business Combination Agreement, none of the Business Combination Agreement, the ancillary documents or the transactions contemplated thereby shall constitute an SOAC Acquisition Proposal.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•        using reasonable best efforts to consummate the Business Combination;

•        notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements;

•        making relevant public announcements;

•        using reasonable best efforts to cause the each of the Continuance and the Share Exchange and Amalgamation to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code or otherwise use commercially reasonable efforts to cause the Continuance and the Transactions to so qualify; and

•        cooperating in connection with certain tax matters and filings.

In addition, SOAC and DeepGreen agreed that SOAC and DeepGreen will prepare and mutually agree upon and SOAC will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the TMC Board will consist of nine directors. Pursuant to the Business Combination Agreement, the TMC Board will consist of (i) one (1) individual designated by Sponsor prior to the mailing of this proxy statement to SOAC shareholders, (ii) five individuals designated by DeepGreen prior to the mailing of this proxy statement to SOAC shareholders (at least one (1) of which shall qualify as an “independent director” under the listing rules of NYSE) and including Mr. Gerard Barron, current Chairman and CEO of DeepGreen whom shall be designated Chairman of the TMC Board, and (iii) three independent directors to be designated by DeepGreen prior to the mailing of this proxy statement to SOAC shareholders to be filled immediately following the Effective Time in accordance with the Amended and Restated Registration Rights Agreement and the TMC Notice and Articles.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of DeepGreen and SOAC regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of SOAC and DeepGreen;

•        by SOAC, subject to certain exceptions, if any of the representations or warranties made by DeepGreen are not true and correct or if DeepGreen fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of SOAC, as described in the section entitled “— Conditions to

Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) October 4, 2021 (the “Termination Date”);

•        by DeepGreen, subject to certain exceptions, if any of the representations or warranties made by the SOAC Parties are not true and correct or if any SOAC Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of DeepGreen, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•        by either SOAC or DeepGreen, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•        by either SOAC or DeepGreen,

•        if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•        if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•        by SOAC, if DeepGreen has not obtained approval of two-thirds of each of (i) the DeepGreen Shareholders, and (ii) the DeepGreen Shareholders and the holders of DeepGreen Options, voting together as a single class, in each case, present in person or by proxy at the DeepGreen Securityholders’ Meeting in accordance with the Interim Order and applicable law.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, DeepGreen shall pay, or cause to be paid, all unpaid DeepGreen expenses and SOAC shall pay, or cause to be paid, all unpaid SOAC expenses and (ii) if the Closing occurs, then TMC shall pay, or cause to be paid, all unpaid DeepGreen expenses and all unpaid TMC expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that (i) as a matter of corporate law, the Continuance of SOAC out of the Cayman Islands will be made in accordance with and pursuant to the Cayman Islands Companies Act (as Revised), and the Continuance of SOAC into the Province of British Columbia, Canada will be made in accordance with and pursuant to Division 8 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”), (ii) the laws of the Province of British Columbia, Canada apply to the Preferred Share Conversion, the DeepGreen Information Circular, the

DeepGreen Securityholders meeting and the Plan of Arrangement as those are matters of domestic corporate laws relating to DeepGreen, and (iii) the Convertible Debenture Conversion is governed by the laws of British Columbia in accordance with the terms of the debentures.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) SOAC and DeepGreen prior to the Closing and (ii) TMC and Sponsor after the Closing.

Ownership of TMC

As of the date of this proxy statement/prospectus, there are 37,500,000 ordinary shares of SOAC issued and outstanding, which includes an aggregate of 7,500,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there are outstanding 15,000,000 public warrants and 9,500,000 private placement warrants of SOAC that were issued in a private placement concurrently with the initial public offering. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of SOAC’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination), SOAC’s fully-diluted share capital would be 52,666,333 ordinary shares.

The following table illustrates ownership levels in TMC Common Shares immediately following the consummation of the Business Combination, assuming either no redemptions of the Class A ordinary shares or that all of the Class A ordinary shares are redeemed, and the following additional assumptions: (i) 230,600,000 TMC Common Shares are issued to the holders of DeepGreen Common Shares and the holders of the DeepGreen Options (assuming exercise of such options), which would be the number of TMC Common Shares issued to these holders if the Adjusted Equity Value immediately prior to the Effective Date was approximately $2.3 billion; (ii) 33,030,000 TMC Common Shares are issued in the PIPE Financing; (iii) no public warrants or private placement warrants to purchase TMC Common Shares that will be outstanding immediately following Closing are exercised; (iv) the Allseas Warrant exercisable for TMC Common Shares upon consummation of the Business Combination is not exercised and (vi) no TMC Special Shares are converted to TMC Common Shares. If the actual facts are different than these assumptions, the ownership percentages in TMC will be different.

	Share Ownership in TMC
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
SOAC public shareholders	10.0%	0.0%
Our initial shareholders(2)	2.3%	2.5%
PIPE Investors	11.0%	12.2%
Existing DeepGreen Securityholders(3)	76.7%	85.3%

____________

(1)      Assumes that all of SOAC’s outstanding public shares are redeemed in connection with the Business Combination, in which case, the Aggregate Transaction Proceeds Condition and the Net Tangible Assets Condition are expected to be satisfied through the closing of the PIPE Financing.

(2)      Includes 6,759,000 TMC Common Shares that will be issued to the holders of the existing Class B ordinary shares as a result and upon the consummation of the Continuance, and excludes 741,000 TMC Common Shares that are expected to be exchanged for Sponsor Earnout Shares at the Effective Time. Also excludes the TMC Common Shares that are issuable upon conversion of the Sponsor Earnout Shares.

(3)      Represents 230,600,000 TMC Common Shares to be issued in connection with the Arrangement and excludes the TMC Common Shares that are issuable upon conversion of the DeepGreen Earnout Shares.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Amended and Restated Registration Rights Agreement, the form of Transaction Support Agreement and the form of Sponsor Letter Agreement are attached hereto as Annex E, Annex F, Annex G, and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, SOAC has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SOAC has agreed to issue and sell to the PIPE Investors, an aggregate of 33,030,000 TMC Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $330,300,000. The TMC Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SOAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Amended and Restated Registration Rights Agreement

At the Closing, SOAC, the initial shareholders, and certain Existing DeepGreen Securityholders will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the initial shareholders and the Existing DeepGreen Securityholders (a) will agree not to effect any sale or distribution of certain securities of TMC held by them during the lock-up periods described therein and (b) will be granted certain customary registration rights, including demand, piggy-back and shelf registration rights. Notably, certain shares held by the initial holders shall not be offered, sold, pledged or distributed for periods of six months or twelve months, as applicable, and certain shares held by the Existing DeepGreen Securityholders shall not be offered, sold, pledged or distributed for periods of six months or two years, as applicable, subject to the exceptions described in the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement also provides that TMC will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain DeepGreen Securityholders entered into shareholder support agreements (the “Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the DeepGreen Securityholders all of its securities held of record or thereafter acquired and entitled to vote in favor of the Business Combination and the ancillary documents thereto and the consummation of the Arrangement and the transactions contemplated thereby, (ii) irrevocably appoint SOAC or any individual designated by SOAC as such DeepGreen Securityholder’s attorney-in-fact, with full power of substitution in favor of SOAC, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Business Combination Agreement, including acting as a proxy, to attend on behalf of such DeepGreen Securityholder, at any meeting of the DeepGreen Securityholders with respect to the Business Combination, (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not to transfer such securities outside certain limited circumstances.

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, Sponsor, Rick Gaenzle, Isaac Barchas and Justin Kelly and DeepGreen entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which (a) Sponsor and each of Rick Gaenzle, Isaac Barchas and Justin Kelly has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of SOAC or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in SOAC prior to the closing of the Business Combination and (b) Sponsor has agreed to exchange 741,000 of its TMC Common Shares upon the Continuance for the Sponsor Earnout Shares at the Effective Time, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Background to the Business Combination

SOAC is a blank check company incorporated on December 18, 2019 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a search for a business combination target, as described in greater detail below, SOAC utilized the global network and investing, industry and sector and transaction experience of Sponsor, SOAC’s management and the SOAC Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among SOAC, DeepGreen, and their respective representatives and advisors.

On December 31, 2019, prior to the closing of SOAC’s initial public offering, SOAC issued 8,625,000 founder shares to Sponsor in exchange for a capital contribution of $25,000, and Sponsor subsequently transferred 30,000 founder shares to each of Messrs. Barchas, Gaenzle, and Kelly. On May 8, 2020, SOAC completed its initial public offering of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, SOAC completed the sale of 9,500,000 warrants at a price of $1.00 per warrant, or $9,500,000 million in the aggregate, in a private placement to Sponsor. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. On June 19, 2020, Sponsor forfeited 1,125,000 Class B ordinary shares to SOAC as a result of the expiration of the underwriter’s overallotment option.

Prior to the consummation of SOAC’s initial public offering, neither SOAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving SOAC.

Following the completion of its initial public offering, SOAC’s officers and directors commenced an active search for potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s network of investment bankers, private equity firms, venture capital firms, law firms, and numerous other business relationships. The focus of this search was potential business combination targets in industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles such as manufacturing (including auto, building materials), chemicals, services (including waste, environmental, construction), logistics (including transportation, distribution), technology (hardware, software, devices), agriculture (including biofuels) and energy (with focus on renewable generation, utility services, energy efficiency/management), among others. Furthermore, these potential business combination targets consisted of businesses which SOAC’s directors and officers believed, based on their experiences, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) has existing operating practices that promote and profit from environmental sustainability or would benefit from implementing environmentally sustainable commercial and operating practices; (b) has a defensible position within a target market as a result of a differentiated technology, distribution capabilities, customer service or other competitive advantages; (c) has highly recurring, stable cash flows and operating leverage and may benefit from optimizing or delivering the capital structure; (d) would benefit from the collective capabilities of SOAC’s management and Sponsor to tangibly improve the operations and market position of the target; (e) is sourced through SOAC’s extensive network; (f) has a professional management team whose interests are aligned with SOAC’s shareholders; and (g) has the potential to grow both organically through market expansion or increased market share as well as through external acquisitions. During this search, representatives or advisors of SOAC initiated contact with or were contacted by various representatives and advisors of more than 300 companies with respect to a potential business combination. SOAC entered into non-disclosure agreements with over 90 of these potential business combination targets, including DeepGreen, for purposes of performing due diligence and further evaluating and analyzing these companies as potential business combination targets. SOAC engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with the business combination targets with whom it entered into non-disclosure agreements with, based on, among other factors, interest from, and due diligence access granted by, such target, SOAC’s representatives’ and advisors’ beliefs as to which targets could best satisfy SOAC’s key criteria for a business combination target, the receptivity to, or preparedness of, such target with respect to a business combination and the terms on which such target was willing to consider a potential business combination. This due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each target’s business, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as its ability to lead a public company), competitive positioning and operating practices that promote and profit from environmental sustainability and other ESG principles.

In the course of its search for potential business combination targets, SOAC submitted non-binding term sheets or proposals to six companies (including DeepGreen) that SOAC believed, based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis, were most suitable for a business combination. These potential business combination targets, other than DeepGreen, are referred to herein as “Company A”, “Company B”, “Company C”, “Company D” and “Company E”. Each of Company A, B, C, D and E is a private operating company with operations focused on environmental sustainability that was consistent with SOAC’s investment criteria. Companies A, C, D and E elected to pursue other opportunities, including transactions with other special purpose acquisition companies. SOAC ended its negotiations with Company B after SOAC determined that a business combination with Company B would not meet SOAC’s targeted investment criteria as a result of findings in the course of SOAC’s due diligence efforts.

Negotiations with DeepGreen

The following is a brief description of the background of the negotiations between SOAC and DeepGreen and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

One of the targets that was introduced to SOAC during its search was DeepGreen. Following a discussion on or about December 18, 2020 with Nomura Securities International, Inc. (“Nomura”), DeepGreen’s financial advisor, in which Nomura provided a slate of potential business combination targets to SOAC and Nomura highlighted DeepGreen as a potential target, SOAC informed Nomura that it wished to begin discussions regarding the business and strategic prospects of DeepGreen, as well as how a potential business combination involving SOAC and DeepGreen would be potentially structured and the potential benefits of such business combination. In order to further explore a potential business combination, it was determined that SOAC and DeepGreen should enter into a confidential disclosure agreement, and on December 23, 2020, SOAC and DeepGreen entered into a confidentiality agreement to facilitate SOAC’s review of DeepGreen’s confidential information. Following the execution of such confidentiality agreement, from December 23, 2020 to January 8, 2021, multiple teleconference and virtual meetings were held between SOAC, DeepGreen and Nomura to further discuss and explore the business and strategic prospects of DeepGreen, a potential business combination between SOAC and DeepGreen and the potential terms of such a potential business combination, including the structure of such a transaction. On January 9, 2021, DeepGreen provided SOAC with a draft letter of intent for a proposed transaction (the “Letter of Intent”).

Between January 9, 2021 and January 26, 2021, representatives of SOAC and Kirkland & Ellis LLP (“K&E”), counsel to SOAC, on the one hand, and representatives of DeepGreen, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), counsel to DeepGreen, on the other hand, exchanged multiple revised drafts of the Letter of Intent. Over the same period of time, the representatives and advisors for SOAC and DeepGreen held numerous conference calls regarding the revised drafts of the Letter of Intent and came to agreement on the outstanding business issues, including, among others:

•        the scope of DeepGreen’s assets to be included in the contemplated business combination with SOAC (which the parties agreed on January 13, 2021 would consist of all of DeepGreen and its assets rather than a subset of DeepGreen’s assets as initially proposed by DeepGreen);

•        the pre-transaction equity value ascribed to DeepGreen (which the parties agreed on January 23, 2021 would be a fixed pre-transaction equity value of $2.25 billion with no adjustments, which was determined by agreeing upon a multiple of DeepGreen’s projected EBITDA in 2027, rather than the $2.0 billion pre-transaction equity value initially proposed by SOAC, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards) to provide additional comfort that there are not significant change of control payments or other stockholder “leakage” related to the transaction), which SOAC and DeepGreen management believed to be an attractive valuation in light of the inclusion of additional assets in the Business Combination as described above and of its evaluation and analysis of DeepGreen to date, including a comparable company analysis using a discounted multiples based approach (See the section entitled “— Summary of SOAC Financial Analysis — Comparable Company Analysis.”);

•        the key closing conditions (including the amount and components of the minimum proceeds condition, as well as whether this would be an one-way or two-way condition);

•        the adjustment of a portion of the Sponsor’s Class B ordinary shares to vest only upon satisfaction of certain share trigger price vesting conditions upon the closing of the Business Combination, and the number of such Class B ordinary shares to be subject to such conditions and the appropriate share trigger prices;

•        the issuance of the Sponsor Earnout Shares to the Sponsor in connection with and in exchange for the adjustment to the Sponsor’s Class B ordinary shares referenced above and the terms of the Sponsor Earnout Shares and the DeepGreen Earnout Shares;

•        the lock-up period and conditions attached to the TMC Common Shares issued to DeepGreen Securityholders and the Sponsor upon closing of the Business Combination; and

•        the composition of the TMC Board (which the parties agreed on January 23, 2021 would consist of nine directors, which would include five individuals to be designated by DeepGreen, one of whom would be DeepGreen’s chief executive officer and at least one of whom must be an “independent” director, three individuals to be designated by DeepGreen, all of whom must be “independent” directors, and one individual to be designated by Sponsor, who must be an “independent” director).

In December 2020 and January 2021, SOAC management updated each member of the SOAC Board individually to inform them that discussions were being held with DeepGreen and its advisors regarding a potential business combination, and each member of the SOAC Board requested and received additional information about DeepGreen, its business and the potential business combination with DeepGreen.

On January 6, 2021, DeepGreen provided SOAC with access to an online data room for the purposes of conducting business, financial, legal, tax and other due diligence with respect to DeepGreen and its business. During the negotiation period of the Letter of Intent, SOAC and its representatives and advisors continued to conduct preliminary business and financial due diligence with respect to DeepGreen and its business and researched DeepGreen’s markets and outlook in connection with exploring a potential business combination.

On January 13, 2021, each member of the SOAC Board was provided with an update on DeepGreen and other potential business combination opportunities. During the weeks of January 18, 2021 and January 25, 2021, SOAC management met individually with the members of the SOAC Board to update them on the status of discussions with DeepGreen and to inform them that drafts of the Letter of Intent had been exchanged with DeepGreen and the Letter of Intent was expected to be signed the week of January 25, 2021.

On January 26, 2021, after extensive negotiations between representatives and advisors of the parties, SOAC and DeepGreen agreed on, and executed, a non-binding (except for the exclusivity provisions described below) Letter of Intent, which provided for, among other things, a fixed pre-transaction equity value of $2.25 billion (with no adjustments) for DeepGreen and a binding exclusivity period that would end on the later of (a) 5:00 p.m. Eastern Time on February 26, 2021 and (b) the time at which either party gave written notice to the other party of termination thereof. On January 28, 2021 and January 29, 2021, representatives of SOAC and DeepGreen, as well as representatives of Nomura, held in-person meetings in Dubai, United Arab Emirates, during which the representatives thoroughly discussed process and timeline for key work streams, detailed business and financial due diligence matters and DeepGreen’s business model and its future opportunities and strategy. In connection with the execution of the Letter of Intent that contained a binding exclusivity period, SOAC abandoned the other potential business combination opportunities that it had been analyzing and exploring because of, among other things, in addition to the reasons stated above for abandoning negotiations with Company A, Company B, Company C, Company D and Company E: (a) the business combination target pursued an alternative transaction or strategy; (b) the business combination target did not meet the valuation expectations or other key criteria of SOAC in a target; (c) SOAC management’s belief that DeepGreen was the most attractive potential business combination that met its key criteria in a target; (d) the level of engagement by, and advanced negotiations and discussions with, DeepGreen, as compared to the other potential business combination targets; and (e) DeepGreen’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets.

On January 29, 2021, representatives of K&E and Mintz held a teleconference to discuss the key legal work streams and the process and timeline related to these work streams.

On February 1, 2021, representatives of SOAC, representatives of DeepGreen, and advisors of each of SOAC and DeepGreen (including K&E, Mintz, Citigroup Global Markets Inc. (“Citi”), SOAC’s financial advisor, Nomura and Fearnley Securities Inc. and Fearnley Securities AS (together, “Fearnley”, and collectively with Citi and Nomura, the “Placement Agents”) as the private placement agents to SOAC in connection with the PIPE) conducted a virtual meeting during which the parties and their representatives and advisors discussed the timeline and steps to signing a definitive written agreement providing for a potential business combination, and discussed and tentatively agreed to a work plan ultimately leading to the signing of definitive transaction agreements. Between the date of the initial virtual meeting on February 1, 2021 and March 3, 2021, representatives of SOAC, representatives of DeepGreen and advisors of each of SOAC and DeepGreen conducted regular virtual meetings to further refine the transaction timeline and steps and related work plan and to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination. In connection with the consummation of the Business Combination, (i) Citi will be entitled to deferred underwriting compensation, as set forth in the registration statement for SOAC’s initial public offering, (ii) Citi, Nomura and Fearnley will be entitled to customary fees in connection with the PIPE Financing and (iii) Citi and Nomura will be entitled to customary fees in connection with the Business Combination. These fees will be paid at the closing of the Business Combination, and are conditioned upon the successful completion of the Business Combination; if the Business Combination does not close, Citi, Nomura and Fearnley will not be entitled to such fees.

Between February 2, 2021 and February 8, 2021, multiple teleconference meetings were held between K&E, Mintz, Stikeman Elliott LLP (“Stikeman”), Canadian counsel to SOAC, and Fasken Martineau DuMoulin LLP (“Fasken”), Canadian counsel to DeepGreen, to discuss the structuring of the Business Combination, and the relative advantages and disadvantages of the various structures that were being considered, with it ultimately being agreed that the Business Combination would be effected by way of the Plan of Arrangement in order to attempt to minimize the tax consequences of the Business Combination to the existing tax-favorable outcomes for existing DeepGreen shareholders.

Between January 27, 2021 and March 3, 2021, representatives of SOAC conducted further business financial, legal, environmental and accounting due diligence with respect to DeepGreen and its business, in each case, based on information available in the online data room, written responses from the management team of DeepGreen and due diligence calls with management and advisors of DeepGreen.

Between January 27, 2021 and February 24, 2021, representatives of DeepGreen’s tax advisor, Pricewaterhouse Coopers LLP, K&E, Stikeman, Mintz and Fasken held multiple meetings and discussions to determine the structure of the proposed Business Combination, including the structuring of the DeepGreen Earnout Shares and Sponsor Earnout Shares.

On February 19, 2021, K&E provided the initial draft of the Business Combination Agreement to Mintz. During the week of February 22, 2021, SOAC management met with each member of the SOAC Board in one-on-one virtual meetings to provide updates on the status of the potential business combination.

Between February 19, 2021 and March 3, 2021, K&E, on the one hand, and Mintz, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement. Over the same period of time, K&E and Mintz and other representatives and advisors for SOAC and DeepGreen held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) whether the equity value of $2.25 billion ascribed to DeepGreen would be subject to an upward adjustment for any excess cash over indebtedness; (b) the treatment of vested and unvested DeepGreen options and certain other outstanding DeepGreen equity securities and whether all or some of such equity securities would be included within or outside of the fixed pre-transaction equity value of $2.25 billion (i.e., whether such securities would reduce or not reduce the aggregate number of TMC Common Shares issuable to DeepGreen Securityholders); (c) terms to be included in the SOAC Articles regarding the TMC Special Shares, including with respect to transferability and automatic conversion of such TMC Special Shares, and requirements to change such terms in the SOAC Articles; (d) covenants, agreements and obligations of DeepGreen with respect to the Registration Rights Agreements, including, among other things, the required efforts by DeepGreen to obtain executed Registration Rights Agreements from certain shareholders of DeepGreen; (e) the allocation to the Sponsor of certain expenses and liabilities of SOAC in excess of $50 million; (f) the establishment and terms of the Incentive Equity Plan; (g) whether SOAC would be listed on the NYSE or NASDAQ; and (h) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents. For further information related to the final resolution of items (a) through (h), please see the section entitled “Business Combination Proposal — The Business Combination Agreement”.

Between February 22, 2021 and February 26, 2021, SOAC management held one-on-one virtual and in person meetings with each member of the SOAC Board, during which SOAC management discussed the Business Combination, the status of the various work streams and the timeline to completing the Business Combination with each member of the SOAC Board.

Between February 24, 2021 and March 3, 2021, representatives of K&E and Mintz exchanged multiple drafts of the Transaction Support Agreements, the Registration Rights Agreement and the Sponsor Letter Agreement, each of which was executed on March 4, 2021, concurrently with the execution of the Business Combination Agreement. For further information related to these agreements, please see the section entitled “Business Combination Proposal — Related Agreements”.

Between February 8, 2021 and March 3, 2021, representatives of SOAC, representatives of DeepGreen, and advisors of SOAC and DeepGreen exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation to be provided to potential investors in the PIPE Financing, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto. Beginning in early February 2021, representatives of the Placement Agents held conversations with potential investors with respect to the PIPE Financing. SOAC and DeepGreen came to agreement on the proposed size and terms of the PIPE Financing and K&E, Mintz and Mayer Brown LLP, counsel to the Placement Agents, exchanged drafts of the form of Subscription Agreement to be used in the PIPE Financing. On February 11, 2021, a draft of the form of Subscription Agreement was distributed to potential PIPE Investors with respect to the PIPE Financing. Between February 11, 2021 and February 28, 2021, K&E and Mintz collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the Business Combination. During this time, the potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On February 28, 2021, a final version of the form of Subscription Agreement for institutional investors and a secondary form of Subscription Agreement for accredited investors were distributed to the potential PIPE Investors, which reflected the outcome of negotiations between SOAC, DeepGreen, and the potential PIPE Investors and their respective representatives and advisors. On March 4, 2021, the potential PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and delivered executed Subscription Agreements to K&E.

On March 2, 2021, a virtual meeting of the SOAC Board was held with representatives of Citi, K&E, Stikeman, Maples Group (“Maples”), counsel to SOAC with respect to matters of Cayman Islands law, and SOAC’s management in attendance. At the meeting, members of SOAC and representatives of Citi provided an overview of their evaluation and analysis of the potential business combination with DeepGreen, including an update with respect to the PIPE Financing process. The SOAC Board was also provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the valuation of the combined company as implied by the terms of the potential business combination, including the PIPE Financing, the key terms of the related ancillary documents and the due diligence process and findings with respect to DeepGreen (including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of SOAC), and an overview of directors’ fiduciary duties in connection with the potential business combination. In addition, members of the SOAC Board disclosed and acknowledged that the Sponsor and certain officers and directors of SOAC have interests in the Business Combination that are different from or in addition to (and which conflict with) those of other shareholders of SOAC, as cited in “Business Combination Proposal — Interests of SOAC’s Directors and Executive Directors in the Business Combination.”

On March 3, 2021, a virtual meeting of the SOAC Board was held with representatives of Citi, K&E, Stikeman, Maples, and SOAC’s management in attendance. At the meeting, based on the factors cited in “— The SOAC Board’s Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of DeepGreen to be acquired in the Business Combination was significantly in excess of

80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the SOAC Board then unanimously adopted and approved, among others, resolutions (a) determining that it is in the best interests of SOAC and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the SOAC Continuance, the Share Exchange and Amalgamation and the PIPE Financing); (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving SOAC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the SOAC Continuance, the Share Exchange and Amalgamation and the PIPE Financing; (c) recommending that the SOAC shareholders vote in favor of the Business Combination Proposal, the SOAC Continuance Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, and the Adjournment Proposal; and (d) adopting and approving, conditioned upon the Closing and the receipt of the required SOAC shareholders vote in favor of the Incentive Award Plan Proposal, the Incentive Equity Plan and that the applicable number of shares of TMC Common Shares as set forth in the Business Combination Agreement be reserved for issuance under the TMC Incentive Equity Plan. The SOAC Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that SOAC’s directors and officers and the other representatives of SOAC had substantial experience in evaluating the operating and financial merits of companies similar to DeepGreen and reviewed certain financial information of DeepGreen and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of SOAC’s directors and officers, and concluded that the experience and background of SOAC’s directors and officers, the members of the SOAC Board and the other representatives of SOAC enabled the SOAC Board to make the necessary analyses and determinations regarding the Business Combination.

On March 3, 2021 (Eastern Time), a virtual meeting of the DeepGreen board of directors was held, with members of DeepGreen management and representatives of Mintz, Fasken and Nomura present. The key agenda item for this meeting was to consider and discuss and, if the DeepGreen board of directors saw fit, approve the proposed business combination with SOAC together with related matters. Following a thorough review and discussion, the DeepGreen board of directors unanimously (a) determined that it is in the best interests of DeepGreen and fair to the DeepGreen Securityholders, to enter into the Business Combination Agreement, the ancillary documents to which DeepGreen is or will be a party and the transactions contemplated thereby (including the Business Combination), (b) approved the Plan of Arrangement, the Business Combination Agreement, the ancillary documents to which DeepGreen is or will be a party and the transactions contemplated thereby (including the Business Combination) and (c) recommended, among other things, the approval of the DeepGreen Arrangement Resolution, the Business Combination Agreement, the ancillary documents to which DeepGreen is or will be a party and the transactions contemplated thereby (including the Business Combination) by the DeepGreen Securityholders entitled to vote thereon.

On March 4, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of approximately 33 million shares of TMC Common Shares at $10.00 per share.

On March 4, 2021, SOAC and DeepGreen issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and SOAC filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) an investor presentation providing information on DeepGreen and a summary of certain key terms of the Business Combination, (c) the Sponsor Letter Agreement, (d) the form of Subscription Agreement, (e) the form of Individual Subscription Agreement, (f) the form of Transaction Support Agreement and (g) the joint press release, dated March 4, 2021.

On April 8, 2021, SOAC and DeepGreen entered into a consent agreement that provided for, among other things an amendment to the Option Plan, the Form of TMC Incentive Equity Plan, the Form SOAC Articles and the Form Plan of Arrangement, attached as exhibits to the Business Combination Agreement.

The SOAC Board’s Reasons for the Business Combination

SOAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The SOAC Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the SOAC Board and management to identify, acquire and operate one or more businesses. The members of the SOAC Board and management have extensive transactional experience.

As described under “Background to the Business Combination” above, the SOAC Board, in evaluating the Business Combination, consulted with SOAC’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the SOAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the SOAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SOAC Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SOAC’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the SOAC Board decided not to obtain a fairness opinion. The officers and directors of SOAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The SOAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: SOAC’s strategic focus on and demonstrable contributions toward global sustainability and environmental sustainability practices, the experience of the management team, and the ability to improve the economics of the business over time, and more generally the large market opportunity across electric vehicles and the opportunity to fill an expected supply chain gap in electric vehicle battery metals. The SOAC Board and management team alike were impressed with the DeepGreen team during the diligence process and in their own investigation of the broader electric vehicle industry. More specifically, the SOAC Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that SOAC had established to evaluate prospective business combination targets.    The SOAC Board determined that DeepGreen satisfies a number of the criteria and guidelines that SOAC established at its initial public offering, including its existing operating practices that promote and profit from environmental sustainability, its positive impact on the global carbon challenge, active participation in the global transition to a sustainable transportation model, its revenue and cash flow growth potential, its exposure to large addressable markets with long-term tailwinds, its organic growth potential and its experienced management team.

•        Access to clean and inexpensive source of battery materials.    DeepGreen is well-positioned to address the battery metal shortage expected as a result of pending worldwide electrification. By sourcing battery metals from a vast resource of polymetallic nodules, DeepGreen expects to be able to reduce the lifecycle environmental impacts of electric vehicle metals while producing them at a low cost. The SOAC Board believes that DeepGreen’s innovative approach to the collection of electric vehicle metals will make DeepGreen well positioned to become a leader in the provision of battery materials in the electric vehicle supply chain.

•        Established strategic partnerships.    DeepGreen has established strategic partnerships that position it well for development of its assets, including partners that are developing commercial nodule collections systems and processing flowsheets with zero solid waste. DeepGreen’s exploration contracts and rights governed by the International Seabed Authority are also sponsored by state governments.

•        Unique exposure to attractive tailwinds in a growing electric vehicle market.    The SOAC Board considered that the electric vehicle industry is at an inflection point in its growth, as demand for clean, quiet, and dependable transportation solutions has accelerated due to increasing cost competitiveness of electric vehicle solutions relative to conventional internal combustion engine vehicles, increased focus on climate change and associated government mandates for procuring clean energy and transportation, as well as increased consumer demand for these types of solutions. Such tailwinds position DeepGreen well for significant strategic and financial growth.

•        Attractive enterprise valuation.    The combined company will have an anticipated initial enterprise value of approximately $2.3 billion, implying an approximately 65% discount to the estimated value of the NORI-D project based on the Preliminary Economic Assessment for the NORI-D project, and not taking into account the value of any other assets or rights of DeepGreen. The SOAC Board also reviewed and considered valuations and trading of publicly traded companies in similar and adjacent sectors. Based on these metrics, the SOAC Board believed that this was an attractive valuation compared to other similar public companies. For additional information, see “Business Combination Proposal — Summary of SOAC Financial Analysis”.

•        Experienced management team.    The SOAC Board determined that DeepGreen has a proven and experienced team that is positioned to successively lead TMC after the Business Combination.

•        Strong commitment of existing DeepGreen Securityholders.    Over 72% of the holders of the currently outstanding DeepGreen Common Shares and DeepGreen Options (collectively) have entered into Transaction Support Agreements demonstrating the strong support of DeepGreen Securityholders of the Business Combination.

•        TMC’s post-closing financial condition.    The SOAC Board also considered factors such as TMC’s pro forma outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Business Combination, TMC will have approximately $570 million (assuming no redemptions) of cash on its balance sheet, positioning it well to be fully funded to initial commercial production.

•        Due diligence.    The SOAC Board reviewed and discussed in detail the results of the due diligence examination of DeepGreen conducted by SOAC’s management team and SOAC’s financial, accounting, environmental and legal advisors, which included a substantial number of virtual meetings with the management team and advisors of SOAC regarding SOAC’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination and other material matters, as well general financial, legal and accounting due diligence.

•        DeepGreen shareholder lock-up.    Shareholders of DeepGreen have agreed to be subject to a six-month lock-up period in respect of their TMC Common Shares received in the Business Combination (subject to a potential share price trigger release and certain other customary exceptions).

•        Valuation supported by financial analysis and due diligence.    The SOAC Board determined that the valuation analysis conducted by SOAC’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by DeepGreen, supported the equity valuation of DeepGreen. As part of this determination, SOAC’s management, Board and legal counsel conducted due diligence examinations of DeepGreen and discussed with DeepGreen’s management the financial, technical, manufacturing and legal outlook of DeepGreen.

The SOAC Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the time and capital required to reach initial commercial production and the ongoing development of the regulatory regime. Specifically, the SOAC Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risk of the liquidation of SOAC.    The risks and costs to SOAC if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in SOAC being unable to effect a business combination in the requisite time frame and force SOAC to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits SOAC from soliciting other business combination proposals, which restricts SOAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Risks regarding the shareholder vote.    The risk that SOAC’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Limitations of review.    The SOAC Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to SOAC or its shareholders from a financial point of view. Accordingly, the SOAC Board considered that SOAC might not have properly valued DeepGreen.

•        SOAC shareholders receiving a minority position in TMC.    The fact that current SOAC shareholders will hold a minority position in TMC, which will limit or preclude the ability of SOAC’s current shareholders to influence corporate matters, including any future potential change in control or other material transaction.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within DeepGreen’s control, including approval by DeepGreen Securityholders, approval by the Court of the Plan of Arrangement and approval by NASDAQ of the initial listing application in connection with the Business Combination.

•        Potential Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination.

•        Other risk factors.    Various other risk factors associated with the respective businesses of SOAC and DeepGreen.

In addition to considering the factors described above, the SOAC Board also considered that some officers and directors of SOAC might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SOAC’s shareholders. The SOAC Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the SOAC Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The SOAC Board concluded that the potential benefits that it expected SOAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SOAC Board unanimously resolved (a) that it was in the best interests of SOAC and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the SOAC Continuance, the Share Exchange and Amalgamation and the PIPE Financing); (b) to adopt and approve the Business Combination Agreement and ancillary documents thereto and approving SOAC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the SOAC Continuance, the Share Exchange and Amalgamation and the PIPE Financing; (c) to recommend that the SOAC shareholders vote in favor of the Business Combination Proposal, the SOAC Continuance Proposal, each of the Governing Documents Proposals, the NASDAQ Proposal, the Incentive Award Plan Proposal, and the Adjournment Proposal; and (d) to adopt and approve, conditioned upon the Closing and the receipt of the required SOAC shareholders vote in favor of the Incentive Award Plan Proposal, the TMC Incentive Equity Plan and that the applicable number of shares of TMC Common Shares as set forth in the Business Combination Agreement be reserved for issuance under the TMC Incentive Equity Plan.

Certain DeepGreen Projected Financial Information

DeepGreen’s management prepared certain non-public internal financial projections (the “DeepGreen unaudited prospective financial information”) regarding DeepGreen’s anticipated future operations based on assumptions that DeepGreen’s management believed to be reasonable at the time. The DeepGreen unaudited prospective financial information is based solely upon information that was available to DeepGreen’s management at the time of its preparation. The DeepGreen unaudited prospective financial information is based on estimates and assumptions made by DeepGreen’s management prior to and around March 2021 and speaks only as of that time. Since such date, DeepGreen has not updated the unaudited prospective financial information included in this proxy statement/prospectus and does not intend to do so. The DeepGreen unaudited prospective financial information is not included in this proxy statement/prospectus to induce any SOAC stockholder to vote in favor of the adoption of the Business Combination Agreement or any other proposals to be voted on at the Extraordinary General Meeting, but because such information was made available to SOAC.

The DeepGreen unaudited prospective financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The DeepGreen unaudited prospective financial information was prepared primarily for internal use, and capital budgeting and other management purposes, and is subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and was not intended for third-party use, including by investors or shareholders. The DeepGreen unaudited prospective financial information assumes that DeepGreen would continue to operate as a standalone company does not reflect any impact of the Business Combination. You are cautioned not to rely on the DeepGreen unaudited prospective financial information in making a decision regarding the transaction, as such information may be materially different than actual results.

The DeepGreen unaudited prospective financial information reflects numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond DeepGreen’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

The DeepGreen unaudited prospective financial information contains forward-looking statements that are based on growth and future market pricing assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond DeepGreen’s control. Because the DeepGreen unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The inclusion of the DeepGreen unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that DeepGreen, any of its representatives or any other person considered, or currently considers, this information necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. In addition, DeepGreen does not endorse the DeepGreen unaudited prospective financial information as a reliable indication of future results.

The DeepGreen unaudited prospective financial information was requested by, and disclosed to, SOAC for use as a component of its overall evaluation of DeepGreen and is included in this proxy statement/prospectus because it was provided to SOAC for its evaluation of the Business Combination. DeepGreen has not warranted as to the accuracy, reliability, appropriateness or completeness of the DeepGreen unaudited prospective financial information to anyone, including SOAC. Neither DeepGreen management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of DeepGreen compared to the information contained in the DeepGreen unaudited prospective financial information, and none of them intends to or undertakes any obligation to update or otherwise revise the DeepGreen unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying such projections are shown to be in error. Accordingly, the DeepGreen unaudited prospective financial information should not be looked upon as “guidance” of any sort. TMC will not refer back to this information in its future periodic reports filed under the Exchange Act.

The DeepGreen unaudited prospective financial information was prepared by, and is the responsibility of, DeepGreen’s management. Ernst & Young LLP (“EY”), DeepGreen’s independent auditor, has not audited, reviewed, examined, compiled or otherwise applied agreed-upon procedures with respect to the DeepGreen unaudited prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance with respect to such information. The EY report included in this proxy statement/prospectus relates to historical financial information of DeepGreen. It does not extend to the DeepGreen unaudited prospective financial information and should not be read to do so.

The DeepGreen unaudited prospective financial information was based on an economic analysis included in the NORI Technical Report Summary filed as Exhibit 96.1 hereto prepared by AMC. The economic analysis was based on estimates of future cash flows derived from the extraction of nodules from the NORI-D project prepared by DeepGreen, assuming that the date of the decision to mine on the NORI Contract Area will be on or around June 30, 2023 and contemplating a 23-year production period. The offshore cost estimates included in the NORI Technical Report Summary were developed based upon the guidelines of the American Association of Cost Engineers (AACE) International Recommended Practice No. 18R-97. Based on engineering studies performed previously by Deep Reach Technology (“DRT”) for DeepGreen and the experience in trial mining of deep sea nodules by DRT personnel, the cost estimate was considered to be a class 4. Off-shore capital costs were estimated to accuracy levels of -30% +40%. The on-shore capital cost estimate was developed according to Association for the Advancement of Cost Engineering Class 5 level of accuracy (–35% +50%). A contingency of 25% was applied to the off-shore and on-shore capital cost estimates.

The table below sets forth the key elements of the DeepGreen unaudited prospective financial information, which includes projected EBITDA and projected cash flow for the years 2021 through 2027 because SOAC’s financial analysis was supported by multiples of projected EBITDA for NORI-D for the years 2026 and 2027. Additional assumptions underlying the DeepGreen unaudited prospective information are described in “Information About DeepGreen — Properties — NORI Contract Area — Economic Analysis.” Please see the NORI Technical Report Summary filed as Exhibit 96.1 hereto for further information.

(in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
EBITDA
Revenue	$—	$—	$—	$251	$1,172	$2,253	$3,677
Operating Costs	$64	$75	$88	$215	$751	$1,410	$1,693
EBITDA	$(64)	$(75)	$(88)	$35	$421	$843	$1,983

Cash Flow
Revenue	$—	$—	$—	$251	$1,172	$2,253	$3,677
Operating Expenses	$—	$—	$—	$(206)	$(751)	$(1,410)	$(1,693)
Capital Expenses	$(64)	$(142)	$(297)	$(893)	$(1,666)	$(2,151)	$(617)
Taxes and Royalties	$—	$—	$—	$(10)	$(46)	$(88)	$(351)
Net Cash Flow	$(64)	$(142)	$(297)	$(859)	$(1,291)	$(1,395)	$1,015
Cumulative Cash Flow	$(64)	$(206)	$(503)	$(1,361)	$(2,652)	$(4,047)	$(3,032)

Certain of the measures included in the DeepGreen unaudited prospective financial information may be considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and DeepGreen believes it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by DeepGreen may not be comparable to similarly titled amounts used by other companies.

Summary of SOAC Financial Analysis

The following is a summary of the material financial analyses prepared by SOAC and reviewed by the SOAC Board in connection with the valuation of DeepGreen. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by SOAC nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the SOAC Board. SOAC may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying SOAC’s financial analyses and the SOAC Board’s recommendation.

In performing analyses, SOAC’s management made numerous material assumptions with respect to, among other things, the size of the resource, the timing and cost of commercial production, including pre-production, collection, shipment, and processing, timing of, and ability to receive, required regulatory approvals, the timing of, and amounts of, any royalty payments, the supply of, and demand for, battery metals and the resulting effect on prices, commercial partnerships, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of SOAC, DeepGreen or any other parties to the Business Combination. None of DeepGreen, SOAC, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of DeepGreen do not purport to be appraisals or reflect the prices at which DeepGreen shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

SOAC’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to DeepGreen following a business combination with SOAC, and this analysis was presented to the SOAC Board. The selected companies were chosen because they were determined by SOAC’s management to be peers in the production of base metals and EV metals, and related to DeepGreen’s supply chain or end markets (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of DeepGreen or directly comparable to DeepGreen). These companies were selected by SOAC’s management as the publicly traded companies having businesses with similar business functions and roles, and types of assets. While these companies may share certain characteristics that are similar to those of DeepGreen, the SOAC Board recognized that no company was identical in nature to DeepGreen. In addition, SOAC’s management does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of SOAC and the Business Combination cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of SOAC. Therefore, the comparable company analysis is subject to certain limitations.

SOAC’s management and the SOAC Board reviewed, among other things, the market capitalization (stock price multiplied by total number of outstanding shares) as multiples of fundamental value (also known as net asset value, and defined as the estimated present value of the future unlevered, after-tax free cash flows that a company is projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources), with respect to select comparable base metal developer companies. Except as set forth in the table below, fundamental values of the comparable companies used in the comparable company analysis were based on the median of the estimates of research analysts as provided by FactSet. The selected comparable base metal developer companies can be summarized as follows:

•        Western Areas Ltd.    Western Area is a nickel producer and developer with two high grade nickel mines in Australia.

•        Ivanhoe Mines Ltd.    Ivanhoe Mines is a mining company with three principal projects in Southern Africa: the development of new Tier One mines at the Kamoa-Kakula copper discovery in the Democratic Republic of Congo, the Platreef platinum-palladium-nickel-copper-gold discovery in South Africa, and the extensive redevelopment and upgrading of the high-grade Kipushi zinc-copper-germanium-silver mine, also in the Democratic Republic of Congo.

•        Nickel Mines Limited.    Nickel Mines is a low cost producer of nickel pig iron, a key ingredient in the production of stainless steel. Nickel Mines holds 80% economic interests in the Hengjaya Nickel and Ranger Nickel projects, both of which operate 2 line Rotary Kiln Electric Furnace plants producing nickel pig iron within the Indonesia Morowali Industrial Park. Nickel Mines also holds an 80% economic interest in the Hengjaya Mineralindo Nickel Mine (Hengjaya Mine), a large tonnage, high grade saprolite deposit located in the Morowali Regency of Central Sulawesi, Indonesia.

•        Trilogy Metals Inc.    Trilogy Metals is a mining company advancing exploration and development at the Upper Kobuk Mineral Projects, high-grade copper-zinc-lead-gold-silver-cobalt properties in Northwest Alaska.

•        Nevada Copper Corp.    Nevada Copper is a US copper producer and owner of the Pumpkin Hollow property located in the State of Nevada, which hosts an underground project that is now in production, and an open pit development.

•        Seabridge Gold Inc.    Seabridge Gold is a mining company with principal projects in Canada, including the Kerr Sulphurets Mitchell gold-silver-molybdenum-copper mine in northwest British Columbia, Canada.

•        Northern Dynasty Minerals Ltd.    Northern Dynasty is the 100% owner of the Pebble Partnership, which is advancing the Pebble deposit in Alaska, an undeveloped copper and gold resource, toward permitting and development.

•        SolGold plc.    SolGold is an exploration company focused on copper and gold projects, with projects primarily in Ecuador, as well as Australia and the Solomon Islands.

The multiples of fundamental value with respect to select such comparable base metal developer companies, calculated using publicly available information, and DeepGreen are summarized in the table below:

	DeepGreen		Western Areas	Ivanhoe Mines	Nickel Mines	Trilogy Metals
Market Capitalization(1) Multiples of Fundamental Value(2)	0.35x	(3)	1.1x	0.9x	0.8x	0.7x
	Nevada Copper	Seabridge Gold	Northern Dynasty	SolGold(4)
Market Capitalization(1) Multiples of Fundamental Value(2)	0.4x	0.3x	0.3x	0.2x

____________

(1)      Market capitalization is calculated by multiplying the stock price by the number of outstanding shares.

(2)      Fundamental value is calculated as the estimated present value of the future unlevered, after-tax free cash flows that a company is projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources. Net asset value of the comparable companies used in the comparable company analysis, except for DeepGreen and SolGold, is based on the median of the estimates of research analysts as provided by FactSet.

(3)      Market capitalization of DeepGreen is calculated by multiplying price per share of $10 by the number of shares pro forma the completion of the business combination with SOAC.

(4)      Fundamental value of DeepGreen is calculated as the fundamental value of NORI-D of $6.8 billion is calculated as the fundamental value of $8.8 billion, as provided by the SEC Regulation S-K (Subpart 1300) Compliant NORI Area D Clarion Clipperton Zone Mineral Resource Estimate and associated financial model, AMC, March 2021, as of December 31, 2023 using a discount rate of 9%, and further discounted to December 31, 2020 at a discount rate of 9%.

(5)      Fundamental value for SolGold is based on the median of the estimates from broker reports published by Hannam & Partners LLP, Peel Hunt LLP and Cantor Fitzgerald L.P. on February 5, 2021, January 19, 2021 and December 10, 2020, respectively.

SOAC’s management and the SOAC Board also reviewed, among other things, the fundamental value as multiples of EBITDA for calendar years 2026 and 2027 with respect to select comparable EV metal producer peer groups. The selected comparable EV metal producer peer groups can be summarized as follows:

•        Base Metals Producers.    This peer group includes Southern Copper Corporation, a company that focuses on integrated production of various metals, OZ Minerals Limited, a company that focuses predominately on copper mining and production, Antofagasta PLC, a company that focuses predominately on copper mining and production, First Quantum Minerals Limited., a company that focuses on mineral exploration, development and mining, Freeport-McMoran Inc., a company that focuses on mining of various metals and minerals, and Lundin Mining Corporation, a company that focuses on base metals mining.

•        EV Metal Producers.    This peer group includes Livent Corporation, a company that focuses on production and distribution of lithium compounds, Albermarle Corporation, a company that focuses on specialty chemicals production (including lithium), Sociedad Quimica y Minera de Chile SA, a company that focuses on chemical production (including lithium), Lynas Rare Earths Limited, a company that focuses on rare-earths mining, and MP Materials Corporation, a company that focuses on rare-earths mining.

•        Battery Value Chain.    This peer group includes Contemprorary Amperex Technology Corporation, a company that focuses on manufacturing of lithium-ion batteries, Microvast, Inc., a company that focuses on production of battery power systems for EVs, BYD Company Limited, a company that focuses predominately on manufacturing automobiles and secondary rechargeable batteries, Quantumscape Corporation, a company that focuses on solid-state battery technology, LG Chem Limited, a company that focuses on chemicals production, and Panasonic Corporation, a company that focuses on electronics production.

•        Disruptive Battery EVs.    This peer group includes Tesla Inc., a company that focuses predominately on EV production, Proterra, Inc., a company that focuses on battery-electric bus production, Lion Electric Company, a company that focuses on manufacturing all-electric school buses, and Arrival Limited, a company that focuses on manufacturing electric public transportation vehicles.

•        Electrification Facilitators.    This peer group includes Chargepoint, Inc., a company that focuses on developing and manufacturing technology for their network of electric vehicle charging stations, Eos Energy Enterprises Inc., a company that focuses on energy-storage solutions, EVgo Services LLC, a company that focuses on developing an EV fast charging network, Romeo Power, Inc., a company that focuses on production of energy-dense battery packs, and EVBox Group, a company that focuses on manufacturing of EV charging stations and charging management software.

The multiples of EBITDA with respect to such comparable EV metal producer companies, calculated using publicly available information, and DeepGreen are summarized in the table below:

	DeepGreen(1)	Base Metal Producers	EV Metal Producers	Battery Value Chain(2)	Disruptive Battery EVs(3)	Electrification Facilitators(4)
Fundamental Value Multiples of 2026E EBITDA	2.8x	6.8x	17.3x	25.3x	21.3x	33.9x
Fundamental Value Multiples of 2027E EBITDA	1.2x	6.4x	14.5x	15.2x	8.0x	15.9x

____________

(1)      DeepGreen multiples are based on 2026E and 2027E EBITDA for NORI-D.

(2)      Quantumscape multiples are based on 2027E and 2028E. Microvast multiples are based on 2023E and 2024E.

(3)      Disruptive battery EV multiples are based on 2023E and 2024E. Proterra multiples are based on 2024E and 2025E.

(4)      Electrification facilitators multiples are based on 2023E and 2024E. EVBox 2023E multiple was not considered as it exceeds 150x and its 2024E multiple was not considered due to the lack of a 2024E EBITDA projection.

The SOAC Board concluded that DeepGreen’s market capitalization as multiples of fundamental value were an attractive valuation relative to the market capitalization as multiples of fundamental value of the selected comparable base metal developer companies, and DeepGreen’s fundamental value as multiples of 2026 and 2027 estimated EBITDA were an attractive valuation relative to the fundamental value as multiples of 2026 and 2027 estimated EBITDA of the selected comparable EV metal producer peer groups.

The results of the above referenced analysis supported the SOAC Board’s determination, based on a number of factors, that it was fair to and in the best interests of SOAC and its shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which SOAC is or will be a party and to consummate the transactions contemplated thereby (including the Business Combination). For additional information, see the section entitled “Business Combination Proposal — The SOAC Board of Directors’ Reasons for the Business Combination”.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by SOAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of DeepGreen generally used to approve the transaction, the SOAC board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of SOAC and its shareholders and appropriately reflected DeepGreen’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as DeepGreen’s potential for future growth in revenue and profits. The SOAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of DeepGreen met this requirement.

Interests of SOAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the SOAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including SOAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of SOAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that Sponsor paid an aggregate of $25,000 for the 7,500,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination (the Class B ordinary shares held by the initial shareholders, assuming they were converted to Class A ordinary shares, would have an aggregate market value of approximately $74.55 million based on the closing price of $9.94 per Class A ordinary share on the NYSE on June 18, 2021);

•        the fact that 741,000 of the TMC Common Shares that will be held by Sponsor as a result of the Continuance will be exchanged for 1,241,000 Sponsor Earnout Shares at the Effective Time, and that such Sponsor Earnout Shares will be convertible to TMC Common Shares on a one for one basis if certain TMC Common Share price thresholds are met as described in “Description of TMC Securities — TMC Special Shares;

•        the fact that Sponsor paid $9,500,000 for its private placement warrants, and the Class A ordinary shares underlying those warrants would be worthless if a business combination is not consummated by November 8, 2021 (unless such date is extended in accordance with the Existing Governing Documents) (the private placement warrants held by the Sponsor have an aggregate market value of approximately $11.97 million based on the closing price of $1.26 per public warrant on June 18, 2021);

•        the fact that the initial shareholders and SOAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SOAC fails to complete an initial business combination by November 8, 2021;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the initial shareholders;

•        the right of the initial shareholders to hold Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•        the right of Sponsor to hold TMC Sponsor Earnout Shares following the Business Combination;

•        the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to SOAC in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•        the continued indemnification of SOAC’s directors and officers and the continuation of SOAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that Sponsor and SOAC’s officers and directors will lose their entire investment in SOAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 8, 2021;

•        the fact that if the trust account is liquidated, including in the event SOAC is unable to complete an initial business combination by November 8, 2021, Sponsor has agreed to indemnify SOAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which SOAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SOAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•        the fact that SOAC may be entitled to distribute or pay over funds held by SOAC outside the trust account to Sponsor or any of its affiliates prior to the Closing.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, DeepGreen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and (ii) the Continuance Proposal and the Charter Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, or otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, SOAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Existing DeepGreen Securityholders comprising a relative majority of the voting power of the combined company, DeepGreen’s operations prior to the acquisition comprising the only ongoing operations of TMC, and DeepGreen’s senior management comprising a majority of the senior management of TMC. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of DeepGreen with the Business Combination being treated as the equivalent of DeepGreen issuing shares for the net assets of SOAC, accompanied by a recapitalization. The net assets of SOAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that SOAC’s entry into the Business Combination Agreement, dated March 4, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (“DeepGreen”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, promptly following the Continuance, (A) pursuant to a court-approved plan of arrangement under the BCBCA, (i) SOAC will acquire all of the issued and outstanding common shares in the capital of DeepGreen (“DeepGreen Common Shares”); (ii) the shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Common Shares and DeepGreen Options, as applicable, the following shares or options to purchase the shares: an aggregate of (a) 230,600,000 common shares in the capital of TMC (“TMC Common Shares”), assuming an Adjusted Equity Value (as defined in the Business Combination Agreement) immediately prior to the effective time of approximately $2.3 billion; (b) 5,000,000 Class A Special Shares; (c) 10,000,000 Class B Special Shares; (d) 10,000,000 Class C Special Shares; (e) 20,000,000 Class D Special Shares; (f) 20,000,000 Class E Special Shares; (g) 20,000,000 Class F Special Shares; (h) 25,000,000 Class G Special Shares; and (i) 25,000,000 Class H Special Shares, in each case, in the capital of TMC, each of which are automatically convertible into TMC Common Shares on a one for one basis (unless adjusted as described herein) if certain share price thresholds are met as described in this proxy statement/prospectus (collectively, the “DeepGreen Earnout Shares”), (iii) DeepGreen will become a wholly-owned subsidiary of TMC; and (iv) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company existing under the laws of British Columbia, Canada, and (B) the Allseas Warrant shall be assumed by TMC and shall become a warrant to purchase TMC Common Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, and Annex H, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the SOAC Board

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL

Overview

SOAC shareholders are also being asked to approve the TMC Notice and Articles as the governing documents of TMC as a result and upon the Continuance, reflecting the authorized share capital described therein and the change of name of SOAC to “TMC the metals company Inc.,” in the form attached hereto as Annex B and Annex C, which, in the judgment of the SOAC Board, is necessary to adequately address the needs of SOAC following the Continuance and the consummation of the Business Combination.

For a summary of the key differences between the Memorandum and Articles of Association of SOAC under Cayman Islands law and the TMC Notice and Articles under the BCBCA, please see “Proposal No. 4: The Organizational Documents Proposals.”  The summary is qualified in its entirety by reference to the full text of the TMC Notice and Articles, the form of which is included as Annex B and Annex C to this proxy statement/prospectus.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a result of and upon the consummation of the Continuance, as a special resolution, that the notice and articles of TMC the metals company Inc. (the “TMC Articles”) become, in replacement of the Amended and Restated Memorandum and Articles of Association of Sustainable Opportunities Acquisition Corp., the governing documents of TMC, including the change in authorized share capital and change of name of Sustainable Opportunities Acquisition Corp. to TMC the metals company Inc., each as reflected in the TMC Articles.”

Required Vote With Respect to the Charter Proposal

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal.

If any of the Continuance Proposal, the Business Combination Proposal, the Charter Proposal or the NYSE Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Recommendation of the SOAC Board with Respect to the Charter Proposal

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

SOAC’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the TMC Notice and Articles. The Organizational Documents Proposals are not conditioned on the approval of any other proposal.

In the judgment of the SOAC Board, these provisions are necessary to adequately address the needs of SOAC and its shareholders following the consummation of the Continuance and the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SOAC intends that the TMC Notice and Articles in the form set forth on Annex B and Annex C will take effect at consummation of the Continuance, assuming adoption of the Charter Proposal.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Continuance

The TMC Notice and Articles differ materially from the Existing Governing Documents. The following table sets forth a summary of the principal differences between our Amended and Restated Memorandum and Articles of Association and the TMC Notice and Articles. This summary is qualified by reference to the complete text of the Existing Governing Documents of SOAC, attached to this proxy statement/prospectus as Annex I, and the complete text of the form of TMC Notice and Articles, which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the TMC Notice and Articles in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the TMC Notice and Articles will be governed by the BCBCA, we encourage shareholders to carefully consult the information set out under this section, “Proposal No. 3 — The Charter Proposal” and “Comparison of Corporate Governance and Shareholder Rights.”

	Existing Governing Documents	TMC Notice and Articles
Governing Statute	The Companies Act (as Revised) of the Cayman Islands.	Business Corporations Act (British Columbia)
Corporate Name	Sustainable Opportunities Acquisition Corp.	TMC the metals company Inc.
Authorized Capital	300,000,000 Class A ordinary shares, 30,000,000 Class B ordinary shares, and 1,000,000 preference shares, each with a par value of $0.0001 per share.

An unlimited number of common shares, an unlimited number of preferred shares, issuable in series, 5,000,000 Class A Special Shares, 10,000,000 Class B Special Shares, 10,000,000 Class C Special Shares, 20,000,000 Class D Special Shares, 20,000,000 Class E Special Shares, 20,000,000 Class F Special Shares, 25,000,000 Class G Special Shares, 25,000,000 Class H Special Shares, 500,000 Class I Special Shares, and 741,000 Class J Special Shares, each without par value.

See “Description of TMC Securities” for a description of the rights and restrictions attached to the securities of TMC upon the Continuance.

	Existing Governing Documents	TMC Notice and Articles
Directors; Classes

The directors are divided into three classes: Class I; Class II; and Class III. The Class I directors stand appointed for a term expiring at SOAC’s first annual general meeting, the Class II directors stand appointed for a term expiring at SOAC’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at SOAC’s third annual general meeting. Directors appointed to succeed those directors who terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

The board of directors will consist of a minimum of three directors. Following the Continuance, the board of directors of TMC will be composed of nine directors.

The board of directors will not be divided into classes and each director will be elected on an annual basis.

Notice of Shareholder Meeting	At least five days’ notice is given of any shareholder meeting.

The board of directors of TMC will have the power to call a meeting of shareholders. Under the BCBCA and in certain circumstances, shareholders can also requisition meetings.

The time period to provide notice of the time and place of a meeting of shareholders is not less than 21 days and not more than two months before the meeting.

Shareholder Written Consent in Lieu of a Meeting

No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. A resolution signed by all shareholders shall be as valid and effective as if the resolution had been passed at a general meeting of the Company.

The shareholders may consent to all of the business that is required to be transacted at a meeting of shareholders by unanimous written resolution, as provided for under the BCBCA. An ordinary resolution of shareholders may be passed if it is consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Quorum

The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Subject to the special rights and restrictions attached to the shares of any class or series of shares of the Company, a quorum is present at a meeting of shareholders if at least two shareholders, representing not less than one-third (33⅓%) of the shares entitled to vote at such meeting, are present in person or represented by proxy.

	Existing Governing Documents	TMC Notice and Articles
Shareholder Vote; Casting Vote

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chairman shall be entitled to a second or casting vote. Provisions of the amended and restated memorandum and articles of association may be amended with a shareholder vote.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote. Provisions of the TMC Notice and Articles may be amended with a shareholder vote.

Advance Notice; Director Nominations; Shareholder Proposals;

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of SOAC not less than 120 calendar days before the date of SOAC’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the Notice Date. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are otherwise governed by the provisions of the BCBCA.

	Existing Governing Documents	TMC Notice and Articles
Forum Selection	None.

Unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of TMC; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of TMC to TMC; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA, or TMC Notice and Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TMC, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to TMC’s business or of such affiliates. The foregoing will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder. Unless TMC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Takeovers by Interested Shareholders	None.	The TMC Notice and Articles will not include provisions with respect to takeovers of the Company.

The Organizational documents Proposals to be voted on by SOAC’s shareholders on are as follows:

1.       Organizational Documents Proposal 4A — The establishment of the authorized capital of TMC to consist of an unlimited number of common shares, an unlimited number of preferred shares, issuable in series, and the TMC Special Shares, in each case, without par value.

2.       Organizational Documents Proposal 4B — the declassification of the board of directors with the result being that each director will be elected on an annual basis.

3.       Organizational Documents Proposal 4C — the reduction of the requisite quorum for a meeting of shareholders from a majority to at least two shareholders representing no less than one-third (33⅓%) of the shares entitled to vote at such meeting.

4.       Organizational Documents Proposal 4D — the inclusion of an advance notice provision that requires a shareholder to provide notice to TMC in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

5.       Organizational Documents Proposal 4E — the inclusion of a forum selection provision whereby, subject to limited exceptions or unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada, and the appellate courts therefrom, will be the sole and exclusive forum for certain shareholder litigation matters.

6.       Organizational Documents Proposal 4F — certain other changes, including the changes in rights and restrictions attached to the Class B ordinary shares, and the deletion of provisions relating to the initial public offering, the Sponsors, the initial business combination and other related matters.

Resolution

The full text of the resolution to be passed in connection with the replacement of the Existing Governing Documents with the TMC Notice and Articles is as follows:

“RESOLVED, as a non-binding advisory resolution, that the TMC Notice and Articles (the forms of which are attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex B and Annex C), will be approved and adopted upon the consummation of the Continuance with such principal changes as described in Organizational Documents Proposals 4A – 4F.”

Required Vote With Respect to the Organizational Documents Proposals

The approval of the Organizational Documents Proposals will require the affirmative vote of holders of the majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting. Accordingly, a SOAC shareholders’ failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the governance Organizational Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposal.

As discussed above, a vote to approve the Organizational Documents Proposals is an advisory vote, and therefore, is not binding on SOAC or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, SOAC intends that the TMC Notice and Articles, in the forms set forth on Annex B and Annex C of the proxy statement and prospectus and containing the provisions noted above, will take effect at consummation of the Continuance, assuming adoption of the Charter Proposal.

If any of the Continuance Proposal, the Business Combination Proposal, the Charter Proposal or the NYSE Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal, but will have no effect on any other proposal.

Recommendation of the SOAC Board with Respect to the Organizational Documents Proposals

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 5 — NYSE PROPOSAL

Overview

The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination and PIPE Financing.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain shareholder approval prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, if the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares or of securities convertible into or exercisable for common shares. In connection with the Business Combination and PIPE Financing, SOAC currently expects to issue an estimated 33.0 million TMC Common Shares (including TMC Common Shares to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination).

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the shares or assets of another company, shareholder approval is required if a substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common shares could result in an increase in outstanding common shares or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of common shares or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of SOAC’s ordinary shares, Sponsor is considered a substantial shareholder of SOAC under NYSE Listing Rule 312.03(e).

In the event that this proposal is not approved by SOAC’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by SOAC’s shareholders, but the Business Combination is not consummated, TMC will not issue such TMC Common Shares.

Required Vote With Respect to the NYSE Proposal

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Shareholders Meeting and entitled to vote on such matter. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum and will have the same effect as a vote against the NYSE Proposal. The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of TMC Common Shares and securities convertible into or exchangeable for TMC Common Shares in connection with the Business Combination, and the TMC Common Shares issuable with the PIPE Financing be approved.”

Recommendation of the SOAC Board

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 6 — INCENTIVE EQUITY PLAN PROPOSAL

Summary of the Material Features of the TMC Incentive Equity Plan

Eligibility.

The TMC the metals company Inc. 2021 Incentive Equity Plan (the “TMC Incentive Equity Plan”) will allow for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted stock awards, stock awards, restricted stock units and other stock or equity-related cash-based awards to employees, consultants and non-employee directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to the long-term success of TMC the metals company Inc. (“TMC”). All employees, non-employee directors and consultants of TMC and its affiliates will be eligible to participate in the TMC Incentive Equity Plan.

Shares Available for Issuance.

The TMC Incentive Equity Plan provides for the future issuance of 11% of the number of outstanding TMC common shares as of the date of closing of the Business Combination, provided that 1/11th of the TMC common shares available under the Plan will only be available to non-employee directors of TMC. Notwithstanding the foregoing, the number of future shares that may be issued will increase automatically on the first day of each fiscal year during the period beginning with fiscal year 2022 and ending on the tenth anniversary of the closing of the Business Combination, equal to the lesser of (a) 4% of the number of outstanding TMC common shares on such date, and (b) an amount determined by the plan administrator.

Generally, TMC common shares reserved for awards under the TMC Incentive Equity Plan that lapse or are forfeited or cancelled will be added back to the share reserve available for future awards. However, shares delivered to or withheld to pay withholding taxes or any applicable exercise price will not be available for issuance under the TMC Incentive Equity Plan. In addition, any shares repurchased on the open market using exercise price proceeds will not be available for issuance under the TMC Incentive Equity Plan.

The aggregate grant date fair value of shares granted to any non-employee director under the TMC Incentive Equity Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $500,000; increased to $750,000 in the year in which such non-employee director initially joins the board of directors.

Stock Options.

The terms and conditions of TMC’s ability to grant stock options are governed by the TMC Incentive Equity Plan. Notably, TMC has established a sub-plan to the TMC Incentive Equity Plan (the “U.S. Sub-Plan”) for the purpose of granting stock options to employees who are residents of the United States or who are or may become subject to U.S. tax. Stock options granted under the U.S. Sub-Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted to employees of TMC and its affiliates, and the aggregate fair market value of a TMC common share determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, non-employee directors and consultants of TMC and its affiliates. If an incentive stock option is granted to an individual who owns 10% or less of the combined voting power of all classes of stock of TMC or an affiliate of TMC, the exercise price of the stock option may not be less than 100% of the fair market value of the TMC common shares on the date of grant, and the term of the stock option may not be longer than ten years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of stock of TMC or an affiliate of TMC, the exercise price of the stock option may not be less than 110% of the fair market value of the TMC common shares on the date of grant, and the term of the stock option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one (1) year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock.

Restricted stock a common share that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Restricted Stock Units.

Restricted stock units vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.

Other Stock-Based Awards and Performance-Based Awards.

The TMC Incentive Equity Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Plan Administration.

In accordance with the terms of the TMC Incentive Equity Plan, the board of directors may administer the TMC Incentive Equity Plan or authorize TMC’s compensation committee to administer the TMC Incentive Equity Plan. The compensation committee may delegate part of its authority and powers under the TMC Incentive Equity Plan to one or more TMC directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the TMC Incentive Equity Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the TMC Incentive Equity Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is not prohibited by the TMC Incentive Equity Plan and does not require shareholder approval under the rules of NASDAQ, and (ii) any such amendment will be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Stock Dividends and Stock Splits.

If the TMC common shares are subdivided or combined into a greater or smaller number of shares or if TMC issues any common shares as a stock dividend, the number of TMC common shares deliverable upon exercise of an option issued or upon issuance of an award will be appropriately increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions.

Upon a merger or other reorganization event, the plan administrator or the board of directors of any entity assuming the obligations of TMC may take any one or more of the following actions pursuant to the TMC Incentive Equity Plan, as to some or all outstanding options and awards:

•        provide that all outstanding options will be assumed or substituted by the successor corporation;

•        upon written notice to a participant, provide that the participant’s unexercised options must be exercised within a specified number of days of the date of such notice, at the end of which period such unexercised options will terminate;

•        in the event of a merger pursuant to which holders of TMC Common Shares will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of TMC Common Shares subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•        with respect to other stock awards, provide that outstanding awards will be assumed or substituted by the successor corporation;

•        with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of common shares comprising such award (to the extent such stock grant or award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction); and

•        upon consummation of a Corporate Transaction, to the extent not assumed or substituted by the successor or cashed out, the outstanding awards will terminate.

Amendment and Termination.

The TMC Incentive Equity Plan may be amended by TMC’s shareholders. It may also be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of NASDAQ or (ii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Duration of Plan.

The TMC Incentive Equity Plan will expire by its terms in April 2031.

New Incentive Equity Plan Benefits

No awards have been previously granted under the TMC Incentive Equity Plan and no awards have been granted that are contingent on shareholder approval of the TMC Incentive Equity Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the TMC Incentive Equity Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Continuance Proposal, the Charter Proposal and the NYSE Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the TMC Incentive Equity Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.”

Recommendation of the SOAC Board

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 — ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the SOAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting. See “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the SOAC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to SOAC shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SOAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from SOAC shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the SOAC Board

THE SOAC BOARD UNANIMOUSLY RECOMMENDS THAT SOAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SOAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SOAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SOAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of SOAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of our public shares and/or public warrants (other than Sponsor or any of its affiliates), as a consequence of (i) the Continuance, (ii) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “Extraordinary General Meeting of SOAC — Redemption Rights” (a “Redemption”), and/or (iii) the ownership and disposition of TMC Common Shares and TMC’s warrants after the Business Combination. This discussion addresses only those U.S. Holders that hold our public shares and/or public warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•        financial institutions;

•        insurance companies;

•        mutual funds;

•        pension plans;

•        S corporations;

•        broker-dealers;

•        traders in securities that elect mark-to-market treatment;

•        regulated investment companies;

•        real estate investment trusts;

•        trusts and estates;

•        tax-exempt organizations (including private foundations);

•        investors that hold our public shares or public warrants or who will hold TMC Common Shares or TMC warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•        investors subject to the alternative minimum tax provisions of the Code;

•        U.S. Holders that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the United States;

•        investors subject to the U.S. “inversion” rules;

•        U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5% (measured by vote or value) or more of our public share, or, following the Business Combination, TMC Common Shares;

•        persons who purchase TMC Common Shares as part of the PIPE Financing;

•        persons that acquired our public shares or public warrants or will acquire TMC Common Shares or TMC warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation as compensation;

•        controlled foreign corporations;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        passive foreign investment companies; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in DeepGreen prior to the Business Combination. With respect to the consequences of holding TMC Common Shares or TMC warrants, this discussion is limited to U.S. Holders who acquire such TMC Common Shares as a result and upon the consummation of the Continuance or as a result of the exercise of a TMC warrant.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds public shares, public warrants, TMC Common Shares or TMC warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding public shares, public warrants, TMC Common Shares or TMC warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the Continuance, a redemption and/or the ownership and disposition of TMC Common Shares and TMC warrants by the partnership.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, because any unit of SOAC consisting of Class A ordinary share and one-half (1/2) of one warrant to acquire one Class A ordinary share is separable at the option of the holder, SOAC is treating any Class A ordinary share and one-half (1/2) of one warrant to acquire one Class A ordinary share held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of SOAC in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of units of SOAC are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Continuance and any redemption.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of public shares, public warrants, TMC Common Shares or TMC warrants, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (“Treasury Regulations”) to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your public shares in a Redemption, subject to the discussion below of the rules applicable to a “passive foreign investment company” (a “PFIC”), the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the public shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of Public Shares,” or rather as a distribution that is taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of public shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning SOAC warrants and taking into account any ownership in TMC Common Shares and/or TMC warrants immediately after the Business Combination) relative to all of our shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of our public shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also public shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include public shares which could be acquired pursuant to the exercise of any public warrants held by it (and, after the completion of the Business Combination, TMC Common Shares which could be acquired by exercise of the TMC warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the public shares and the TMC Common Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the public shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the public shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of public shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxable Sale or Exchange of Public Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a public share (rather than a distribution with respect to such public share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such public share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such public share exceeds one (1) year. A U.S. Holder’s adjusted tax basis in a public share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a Public Warrant, the initial basis of the public share upon exercise of the Public Warrant (generally determined as described below in “— Tax Consequences of Ownership and Disposition of TMC Common Shares and TMC Warrants — Exercise or Lapse of a TMC Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its public shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the public shares and will be treated as described above under “— Taxable Sale or Exchange of Public Shares.” Amounts treated as dividends that SOAC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if (1) our public shares are readily tradable on an established securities market in the United States, (2) SOAC is not treated as a PFIC at the time the dividend was paid or in the preceding taxable year, and (3) certain holding period requirements are met.

PFIC Considerations

As discussed below under “— Tax Consequences of Ownership and Disposition of TMC Common Shares and TMC Warrants — Passive Foreign Investment Company Rules,” SOAC (and following the Business Combination, TMC) is expected to be treated as a PFIC for U.S. federal income tax purposes. As a result, any income or gain recognized by a U.S. Holder electing to have its public shares redeemed would be subject to the special tax and interest charge under the PFIC rules (discussed further below) unless such U.S. Holder makes or has made either of the PFIC Elections (described below) for SOAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares.

IF YOU ARE A HOLDER OF PUBLIC SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Continuance to U.S. Holders

The discussion under this heading “— Tax Consequences of the Continuance to U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to SOAC, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of SOAC securities as a result of the Continuance, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of SOAC.

The U.S. federal income tax consequences of the Continuance will depend primarily upon whether the Continuance qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Continuance, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and migrating to and continuing as a company in British Columbia, changing our name to “TMC the metals company Inc.”

The Continuance generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as SOAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Continuance, that should qualify as an F Reorganization, (i) a U.S. Holder that exchanges its SOAC securities in the Continuance for TMC securities should not recognize any gain or loss on such exchange, (ii) the aggregate adjusted tax basis of the TMC securities received in the Continuance by a U.S. Holder should be equal to the adjusted tax basis of the SOAC securities surrendered in the Continuance in exchange therefor, and (iii) the holding period of the TMC securities should include the period during which the SOAC securities surrendered in the Continuance in exchange therefor were held, although the running of the holding period for the public shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).

If the Continuance does not qualify as an F Reorganization, it is not clear how the transaction would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Continuance to U.S. Holders may depend, among other things, on whether the Continuance would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether SOAC and/or TMC are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on the exchange of SOAC securities for TMC securities, although possibly may not recognize any loss realized. If SOAC is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the Continuance does not qualify as an F Reorganization.

Tax Consequences of Ownership and Disposition of TMC Common Shares and TMC Warrants

Dividends and Other Distributions on TMC Common Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on TMC Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from TMC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TMC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TMC Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the TMC Common Shares and will be treated as described below under the heading “— Sale, Taxable Exchange or Other Taxable Disposition of TMC Common Shares and TMC Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent) in respect of Canadian income taxes. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that TMC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if TMC Common Shares are readily tradable on an established securities market in the United States or TMC is eligible for benefits under an applicable tax treaty with the United States, and TMC is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, non-refundable Canadian income taxes withheld from dividends on TMC Common Shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Taxable Exchange or Other Taxable Disposition of TMC Common Shares and TMC Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of TMC Common Shares or TMC warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such TMC Common Shares or TMC warrants, in each case as calculated in U.S. dollars. If a U.S. Holder acquired such TMC Common Shares or TMC warrants as part of a unit, the adjusted tax basis in the TMC Common Shares or TMC warrants will be the portion of the acquisition cost allocated to the shares or warrants, respectively, or if such TMC Common Shares were received upon exercise of TMC warrants, the initial basis of the TMC Common Shares upon exercise of TMC warrants (generally determined as described below in “— Tax Consequences of Ownership and Disposition of TMC Common Shares and TMC Warrants — Exercise or Lapse of a Warrant”). Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such TMC Common Shares exceeds one (1) year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a TMC Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a TMC Common Share upon exercise of a TMC warrant for cash. The U.S. Holder’s tax basis in the TMC Common Share received upon exercise of the TMC warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the TMC warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for a TMC Common Share received upon exercise of the of a TMC warrant will begin on the day following the date of exercise (or possibly the date of exercise) of the TMC warrant and will not include the period during which the U.S. Holder held the TMC warrant (or any public warrant exchanged therefor). If a TMC warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one (1) year.

The tax consequences of a cashless exercise of a TMC warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of TMC Common Shares received generally should equal the U.S. Holder’s tax basis in the TMC warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the TMC Common Shares would be treated as commencing on the date of exercise of the TMC warrant or the day following the date of exercise of the TMC warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of TMC Common Shares received would include the holding period of the TMC warrant.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of TMC warrants having a value equal to the exercise price for the total number of TMC warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the TMC warrants deemed surrendered and the U.S. Holder’s tax basis in the TMC warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of TMC Common Shares received would equal the sum of the U.S. Holder’s tax basis in the TMC warrants exercised, and the exercise price of such TMC warrants. It is unclear whether a U.S. Holder’s holding period for the shares of TMC Common Shares would commence on the date of exercise of the TMC warrant or the day following the date of exercise of the TMC warrant; in either case, the holding period will not include the period during which the U.S. Holder held the TMC warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of TMC Common Shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

If TMC redeems TMC warrants for cash or if TMC purchases TMC warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of TMC Common Shares and TMC Warrants.”

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TMC warrant or to the TMC warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Dividends and Other Distributions on TMC Common Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a TMC warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TMC warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TMC Common Shares and TMC warrants could be materially different from that described above if TMC is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. For purposes of the PFIC rules, assuming the Continuance qualifies as an F Reorganization, TMC is expected be treated as the same corporation as SOAC.

If SOAC (and following the Business Combination, TMC) is a PFIC for any taxable year, U.S. Holders of public shares or public warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to SOAC’s stock, and may be subject to additional reporting requirements.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income (the “Income Test”) or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “Asset Test”). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because SOAC is a blank-check company with no current active business, based upon the composition of SOAC’s income and assets, SOAC believes that it likely met the Income Test and the Asset Test for PFIC classification in 2020. In addition, based on the expected operations, and composition of income of TMC and its subsidiaries after the Business Combination, SOAC (and after the Business Combination, TMC) expects that it will meet the Income Test for PFIC classification in 2021, therefore, it is expected that TMC will be treated as a PFIC for the taxable year that includes the Business Combination. However, SOAC and TMC’s actual PFIC status for any taxable year will not be determinable until after the end of such year. Accordingly, there can be no assurance with respect to SOAC’s status as a PFIC for 2020, and, there can be no assurances with respect to TMC’s status as a PFIC for the current or any future taxable year. Although PFIC status is generally determined annually, if SOAC (and following the Business Combination, TMC) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of public shares or TMC Common Shares and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market election (collectively, the “PFIC Elections”) for the first taxable year of SOAC or TMC in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, or such U.S. Holder does not otherwise make an applicable purging election described below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its TMC Common Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TMC Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TMC Common Shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TMC Common Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of TMC’s first taxable year in which TMC is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if TMC is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of TMC Common Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of TMC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which TMC’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If TMC determines that it is a PFIC, TMC intends to provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that TMC will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

Alternatively, if TMC is a PFIC and TMC Common Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) TMC Common Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its TMC Common Shares at the end of such year over its adjusted basis in its TMC Common Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its TMC Common Shares over the fair market value of its TMC Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its TMC Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its TMC Common Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to TMC warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ (on which TMC Common Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the TMC Common Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to TMC Common Shares under their particular circumstances.

The application of the PFIC rules to TMC warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. Another proposed Treasury Regulation provides that for purposes of the PFIC rules, stock acquired upon the exercise of an option will be deemed to have a holding period that includes the period the U.S. Holder held the TMC warrants. As a result, if the proposed Treasury Regulations were to apply, and a U.S. Holder were to sell or otherwise dispose of such TMC warrants (other than upon exercise of such TMC warrants for cash) and TMC was a PFIC at any time during the U.S. Holder’s holding period of such TMC warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such TMC warrants properly makes and maintains a QEF election with respect to the newly acquired TMC Common Shares (or has previously made a QEF election with respect to TMC Common Shares, or public shares, as applicable), the QEF election will apply to the newly acquired TMC Common Shares. Notwithstanding such QEF election, if the proposed Treasury Regulations were to apply, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, would continue to apply with respect to such newly acquired TMC Common Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the TMC warrants), unless the U.S. Holder makes a purging election under the PFIC rules described in the following paragraph.

If TMC is treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, a U.S. Holder might seek make a purging election to rid the TMC Common Shares of the PFIC taint. A purging election might be desirable if, for example, a U.S. Holder misses the deadline for filing a QEF election for a prior period, or if the TMC Common Shares were acquired through the exercise of TMC warrants with a holding period that includes the period the warrants were held, either as a result of the application of the proposed Treasury Regulations, or because the TMC Common Shares are acquired through a cashless exercise that is treated as a recapitalization. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, TMC will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of TMC’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, TMC must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the TMC Common Shares acquired upon the exercise of the TMC warrants solely for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Related PFIC Rules

If TMC is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TMC receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. In certain circumstances, a U.S. Holder may make a QEF election with respect to any lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TMC Common Shares and TMC warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to TMC securities under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of our public shares or public warrants As a result and upon the consummation of the Continuance and of the acquisition, ownership and disposition of TMC Common Shares and TMC warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

SOAC is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to British Columbia companies and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the TMC Notice and Articles. As a result, when you become a shareholder of TMC, your rights will differ in some regards as compared to when you were a shareholder of SOAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of SOAC and TMC according to applicable law and/or the organizational documents of SOAC and TMC. You also should review the TMC Notice and Articles attached as Annex B and Annex C to this proxy statement/prospectus, as well as the BCBCA and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to SOAC and TMC.

	British Columbia	Cayman Islands
Shareholder Approval of Business Combinations

Under the BCBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous resolution of the shareholders of the Company, and may require a special separate resolution of certain class or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A British Columbia company may also be acquired through a “plan of arrangement” approved by the Supreme Court of British Columbia and approved by a special resolution of the shareholders in attendance and voting at a shareholders’ meeting. Each share carries the right to vote on an arrangement, whether or not that share otherwise carries the right to vote. Approval of a “plan of arrangement” may also require additional approvals including a special separate resolution of shares of a class or series of shares of a company, or a special separate resolution of certain shareholders, or other approvals required by the BCBCA or the court.

The BCBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a takeover bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or its affiliate.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

	British Columbia	Cayman Islands
Shareholder Votes for Routine Matters

Under the BCBCA and TMC’s Notice and Articles, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the BCBCA. An ordinary resolution of shareholders may be passed (a) by a simple majority of the votes cast on the resolution at a meeting of the shareholders or (b) by being consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Shareholder Votes for Extraordinary Transactions

Under the BCBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s undertaking other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.
Amendments to Governing Documents

Under the BCBCA and TMC’s Notice and Articles, certain amendments to the articles require the approval by an ordinary resolution. Certain amendments may require approval by a special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders voting shares that carry the right to vote at general meetings at a meeting of shareholders, and may also require the separate approval of certain classes of shares. For example, if the amendment is of a nature that prejudices or interferes with the rights or special rights attached to a particular class or series, that class or series is entitled to vote separately as a class or series on the amendment whether or not it otherwise carries the right to vote. Certain amendments to the articles will only require approval by the directors.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.

	British Columbia	Cayman Islands
Appraisal Rights

Pursuant to the BCBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. A right of dissent is for example available where the company proposes or is subject to:

•   alter the restrictions on the powers of the company or on the business it is permitted to carry on;

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

•   amalgamate with another company (other than with certain affiliated companies);

•   sell, lease or exchange all or substantially all of the company’s undertaking other than in the ordinary course of business;

•   continue into the laws of another jurisdiction;

•   undertake an arrangement, if the applicable order for the arrangement provides dissent rights; or

•   any court order that permits dissent.

Inspection of Books and Records

Under the BCBCA, directors, current and former shareholders and, in certain circumstances, any other person, after giving the required notice, may examine certain of the records of a company, including the central securities registers, the register of directors and the minutes of meeting of the shareholders, during usual business hours and request copies of extracts.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder Lawsuits

Under the BCBCA, a shareholder, or other complainant recognized under the BCBCA, may apply to the court for leave to bring an action in the name of and on behalf of the company, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	British Columbia	Cayman Islands

Under the BCBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application has been given to the company and to any person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company that the action be prosecuted or defended.

Under the BCBCA, the court may make any order it thinks fit including: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; and (c) an order requiring the company to pay the costs incurred by the complainant in connection with the action.

Oppression Remedy

The BCBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that: (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

Fiduciary Duties of Directors

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

	British Columbia	Cayman Islands
Conflicts of Interests of Directors

Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest, unless otherwise provided for in the BCBCA. A proposed contract or a proposed transaction, including related negotiations, is considered a contract or transaction. A director or a senior officer holds a disclosable interest in any contract or transaction that is material to the company and in which: (i) the director or officer has a material interest or (ii) in which a corporation has a material interest and the director or senior officer is a director or officer of that corporation or the director or senior officer has a material interest in that corporation, unless otherwise provided for in the BCBCA.

A director or senior officer is not liable to account for and may retain the profits from a material contract or transaction in which he or she has a disclosable interest in certain circumstances. For example, a director or senior officer will not be liable to account for profits: (a) if the director or senior officer discloses the nature and extent of any material interest he or she has in a material contract or transaction to which the company is a party and the directors (other than the interested director(s)) approve the contract or transaction, even if the contract or transaction is one that does not normally require approval by the board of directors, provided that not all of the directors have a disclosable interest; or (b) if the contract or transaction is approved by special resolution of the voting shareholders after the required disclosure is made to the shareholders.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

British Columbia	Cayman Islands

A director or senior officer does not have a disclosable interest in a contract or transaction in certain circumstances, including (i) if the contract or transaction relates primarily to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or mandatory of the company or an affiliate of the company, (ii) if the contract or transaction is for indemnity or liability insurance under the BCBCA, or (iii) if the contract or transaction is with or for the benefit of an affiliate of the company, and the sole interest of the director is as a director or officer of the affiliate.

If a director or officer does not disclose his or her interest in accordance with the BCBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the BCBCA, the company or a shareholder may ask the court to enjoin the company from entering into the contract or transaction and to require the director or officer to account to the company for any profit that accrues to the director or officer as a result of the contract or transaction, according to the conditions the court considers appropriate. However, the above remedies only apply if the court determines that the contract or transaction was not fair and reasonable to the company.

	British Columbia	Cayman Islands
Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Under the BCBCA, directors, officers, and employees of companies remain protected from personal liability unless it can be shown that their actions are tortious or exhibit an identity separate from that of the company so as to make the act or conduct complained of their own.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Generally, court will not interfere in management decisions in the absence of fraud or illegality and directors and officers will not be held to be in breach of their duty of care if they acted prudently and on a reasonably informed basis.

Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF TMC SECURITIES

The following summary of certain provisions of TMC securities does not purport to be complete and is subject to the TMC Notice and Articles and the provisions of applicable law, including the BCBCA. Copies of the form of TMC Notice and Articles is attached to this proxy statement/prospectus as Annex B and Annex C.

The TMC Common Shares and TMC Special Shares distributed pursuant to the Business Combination will be distributed pursuant to an exemption from the prospectus requirements in Canada. As TMC will not be a reporting issuer in Canada at Closing and does not intend to become a reporting issuer in Canada in the future, the first trade of the TMC Common Shares and TMC Special Shares distributed pursuant to the Business Combination, and the first trade of the TMC Common Shares underlying the TMC Special Shares and other convertible securities of TMC (the “Underlying Shares”) distributed pursuant to the Business Combination will be a distribution that is subject to the prospectus requirements in Canada unless an exemption therefrom is available. Furthermore, any subsequent distributions of TMC securities following the completion of the Business Combination will be a distribution that is subject to the prospectus requirements in Canada unless an exemption therefrom is available. See “Risk Factors — As TMC will not be a reporting issuer in Canada at the Closing, the TMC Common Shares and TMC Special Shares may be subject to restrictions on resale in Canada.”

Authorized Share Capital

Following the Continuance, TMC’s authorized share capital will consist of (a) an unlimited number of TMC Common Shares, (b) an unlimited number of preferred shares, issuable in series, (c) 5,000,000 Class A Special Shares, (d) 10,000,000 Class B Special Shares, (e) 10,000,000 Class C Special Shares, (f) 20,000,000 Class D Special Shares, (g) 20,000,000 Class E Special Shares, (h) 20,000,000 Class F Special Shares, (i) 25,000,000 Class G Special Shares, (j) 25,000,000 Class H Special Shares, (k) 500,000 Class I Special Shares and (l) 741,000 Class J Special Shares, each without par value. Following the Continuance, 37,500,000 TMC Common Shares, no preferred shares and no TMC Special Shares will be outstanding.

At the Effective Time, (a) 300,389,000 TMC Common Shares (assuming an Adjusted Equity Value immediately prior to the Effective Time (as defined below) of approximately $2.3 billion), (b) no preferred shares, (c) 5,000,000 Class A Special Shares, (d) 10,000,000 Class B Special Shares, (e) 10,000,000 Class C Special Shares, (f) 20,000,000 Class D Special Shares, (g) 20,000,000 Class E Special Shares, (h) 20,000,000 Class F Special Shares, (i) 25,000,000 Class G Special Shares, (j) 25,000,000 Class H Special Shares, (k) 500,000 Class I Special Shares and (l) 741,000 Class J Special Shares will be either outstanding or subject to issuance upon exercise of outstanding options, assuming no SOAC shareholders exercise redemption rights with respect to their public shares.

TMC Common Shares

Holders of TMC Common Shares will be entitled to one (1) vote per share on all matters upon which holders of shares are entitled to vote. Subject to the BCBCA and prior rights of the holders of TMC’s preferred shares and any other class ranking senior to the Common Shares, the holders of TMC Common Shares are entitled to receive dividends as, if and when declared by the TMC Board. Subject to the prior payment to the holders of TMC Special Shares and TMC’s preferred shares, TMC Special Shares, and any other class ranking senior to the Common Shares, in the event of TMC’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of TMC Common Shares will be entitled to share pro rata in the distribution of the balance of TMC’s assets. Holders of TMC Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to TMC Common Shares. There is no provision in TMC’s Notice and Articles requiring holders of TMC Common Shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions. The special rights or restrictions attached to TMC Common Shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that the TMC Board may designate in the future.

Preferred Shares

Following the Continuance, TMC will be authorized to issue an unlimited number of preferred shares, issuable in series. Accordingly, the TMC Board will be authorized, without shareholder approval but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the TMC Board may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of TMC Common Shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or discouraging potential acquisition proposals and might adversely affect the market price of TMC Common Shares and the voting and other rights of the holders of TMC Common Shares. We have no current plan to issue any preferred shares.

TMC Special Shares

Holders of TMC Special Shares will not be entitled to any voting rights, except as required under the BCBCA in certain circumstances, and will not be entitled to receive dividends from TMC. Subject to the prior payment to the holders of TMC’s preferred shares, in the event of TMC’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of TMC Special Shares will be entitled to receive an amount equal to $0.00000000001 per TMC Special Share (the “Redemption Price”). Holders of TMC Special Shares will have no pre-emptive or exchange rights or other subscription rights. There is no provision in TMC’s Notice and Articles requiring holders of TMC Special Shares to contribute additional capital. The special rights or restrictions attached to TMC Special Shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that the TMC Board may designate in the future. TMC’s Notice and Articles will provide that the TMC Special Shares may not be, directly or indirectly, sold, transferred, pledged, mortgaged, exchanged, hypothecated or encumbered without the prior approval of the TMC Board, which shall only be given under certain circumstances specified in the TMC Notice and Articles (a “Permitted Transfer”). Notwithstanding the foregoing, any holder of TMC Special Shares may, at any time, provide an irrevocable direction and agreement in favor of TMC that a proposed transfer may not be a Permitted Transfer and that irrevocable direction may provide that any other Permitted Transfer shall require that the transferee provide an identical type of irrevocable direction and agreement.

Subject to the provisions of the BCBCA, any TMC Special Shares then outstanding shall be redeemed by TMC without any action on the part of the holders of TMC Special Shares (i) at any time after the 15th year anniversary of the original issue date of the TMC Special Shares or (ii) at any time after a Change of Control of TMC, in each case at the Redemption Price. For the purposes of TMC’s Notice and Articles, “Change of Control” shall mean any transaction or series of related transactions (x) under which any person or one or more persons that are affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) TMC or (ii) all or a material portion of assets, businesses or TMC’s Equity Securities (as defined below) or (y) that results, directly or indirectly, in the shareholders of TMC as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting Equity Securities of TMC immediately after the consummation thereof (excluding, for the avoidance of doubt, any TMC Special Shares and the TMC Common Shares issuable upon conversion thereof) (in the case of each of clause (x) and (y), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise), and “Equity Securities” shall refer to TMC Common Shares, the preferred shares, TMC Special Shares or any other class of shares or series thereof in the capital of the Company or similar interest in the Company (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

The TMC Special Shares will automatically convert into TMC Common Shares on a one (1) for one (1) basis (the “Conversion Rate”) (unless adjusted as described below) upon the occurrence of the following events:

•        in the case of the Class A Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $15.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $15.00 per TMC Common Share;

•        in the case of the Class B Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $25.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $25.00 per TMC Common Share;

•        in the case of the Class C Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $35.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $35.00 per TMC Common Share;

•        in the case of the Class D Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $50.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $50.00 per TMC Common Share;

•        in the case of the Class E Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $75.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $75.00 per TMC Common Share;

•        in the case of the Class F Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $100.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $100.00 per TMC Common Share;

•        in the case of the Class G Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $150.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $150.00 per TMC Common Share;

•        in the case of the Class H Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $200.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $200.00 per TMC Common Share;

•        in the case of the Class I Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $50.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $50.00 per TMC Common Share; and

•        in the case of the Class J Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the TMC Common Shares trade on the principal securities exchange or securities market on which TMC Common Shares are then traded for a price that is greater than or equal to $12.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the TMC Common Shares that is greater than or equal to $12.00 per TMC Common Share.

No fractional TMC Common Share will be issued upon the conversion of the TMC Special Shares and no payment will be made to the holders of TMC Special Shares in lieu thereof. Rather, the holders of TMC Special Shares shall be entitled to the number of TMC Common Shares determined by rounding the entitlement down to the nearest whole number.

In the event that the TMC Common Shares are at any time sub-divided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, then appropriate adjustments will be made in the rights and conditions attaching to the TMC Special Shares so as to preserve in all respects the benefits of the holders of TMC Special Shares.

In the event of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving TMC with another entity, other than a Change of Control, the holders of TMC Special Shares will be entitled to receive, on conversion, such securities or other property as if on the effective date of the event they were registered holders of the number of TMC Common Shares which such holders of TMC Special Shares were entitled to receive upon conversion of their TMC Special Shares.

Warrants

TMC Public Warrants

Upon the Continuance, each TMC whole public warrant will entitle the registered holder to purchase one TMC Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of SOAC’s initial public offering and 30 days after the completion of the Business Combination, provided in each case that TMC has an effective registration statement under the Securities Act covering the TMC Common Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of TMC Common Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any TMC Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the TMC Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of TMC Common Shares upon exercise of a warrant unless the share of TMC Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of TMC Common Shares underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the TMC Common Shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those TMC Common Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our TMC Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the TMC Common Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the TMC Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the TMC Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption when the price per share of TMC Common Shares equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of TMC Common Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of TMC Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the TMC Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of TMC Common Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management team does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the TMC Common Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments.    If the number of outstanding TMC Common Shares is increased by a capitalization or share dividend payable in TMC Common Shares, or by a split-up of common shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of TMC Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase TMC Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of TMC Common Shares equal to the product of (i) the number of TMC Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for TMC Common Shares) and (ii) one minus the quotient of (x) the price per TMC Common Shares paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for TMC Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of TMC Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the TMC Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of TMC Common Shares on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the TMC Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of TMC Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of TMC Common Shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of TMC Common Shares in respect of such event.

If the number of outstanding TMC Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of share of TMC Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of TMC Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding TMC Common Shares.

Whenever the number of TMC Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of TMC Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of TMC Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding TMC Common Shares (other than those described above or that solely affects the par value of such TMC Common Shares), or in the case of any merger or consolidation of TMC with or into another company (other than a consolidation or merger in which we are the continuing company and that does not result in any reclassification or reorganization of our outstanding TMC Common Shares), or in the case of any sale or conveyance to another company or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the TMC Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of TMC Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of TMC Common Shares in such a transaction is payable in the form of TMC Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in SOAC’s prospectus for its initial public offering, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of TMC Common Shares and any voting rights until they exercise their warrants and receive TMC Common Shares.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of TMC Common Shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the TMC Common Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliates with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the prices per share of TMC Common Shares equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of TMC Common Shares equal to the quotient obtained by dividing (x) the product of the number of TMC Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the TMC Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Allseas Warrant

Also on March 4, 2021, DeepGreen issued the Allseas Warrant to Allseas, which shall vest upon successful completion of the PMTS and become exercisable for a maximum of 10,000,000 DeepGreen Common Shares (as it may be adjusted based on the formula described therein) at a purchase price of $0.01 per share, and which will be assumed by TMC and become a warrant to purchase TMC Common Shares upon the consummation of the Business Combination, in accordance with the terms of the Allseas Warrant. The Allseas Warrant was issued to Allseas in lieu of any future obligation to issue the Success Fee Shares. The Allseas Warrant shall vest only upon (and not before) the successful completion of the PMTS. The Warrant Credit Value shall be determined as of June 1, 2022 based on the closing trading price of the TMC Common Shares. In the event that the Warrant Credit Value is greater than $150,000,000, then on the vesting date of the Allseas Warrant, TMC shall receive a “credit” for the amount by which such Warrant Credit Value exceeds $150,000,000. TMC will be able to exchange such credit value for future goods and services from Allseas. No amount will be due or receivable under the Allseas Warrant if the Warrant Credit Value is under $150,000,000 on June 1, 2022. The Allseas Warrant shall expire on September 30, 2026.

Certain Important Provisions of the TMC Notice and Articles and the BCBCA

The following is a summary of certain important provisions of our articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

The TMC Notice and Articles will not contain stated objects or purposes and will not place any limitations on the business that TMC may carry on following the Continuance.

Directors

Power to vote on matters in which a director is materially interested.    Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either the director or senior officer has a material interest in the contract or transaction or is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, unless otherwise provided for in the BCBCA. A director does not hold a disclosable interest in a contract or transaction if the contract or transaction: (i) is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director, or a person in whom the director has a material interest, for the benefit the company or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of the company or of one of its affiliates; (iv) relates to a loan to the company and the director, or a person in whom the director has a material interest, is the guarantor of some or all of the loan; or (v) is with a company that is affiliated to the company and the director is also a director or senior officer of that company or an affiliate of that company.

A director who holds a disclosable interest may also be liable to account to the company for any profit that accrues to the director under or as a result of a contract or transaction in which the director holds a disclosable interest, if the contract or transaction is: (i) approved by the other non-interested directors (unless all directors have a disclosable interest) or by a special resolution of the shareholders, after the nature and extent of the disclosable interest has been disclosed to the directors or shareholders, as applicable, or (ii) the contract or transaction was entered into before the individual became a director, the disclosable interest was disclosed to the other directors or shareholders and the director who holds the disclosable interest does not vote on any decision or resolution touching on the contract or transaction. Directors will also be required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest. A director who holds such disclosable interest in respect of any material contract or transaction into which the company has entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place.

Directors’ power to determine the remuneration of directors.    The remuneration of TMC’s directors, if any, may be determined by TMC’s directors subject to TMC’s articles. The remuneration may be in addition to any salary or other remuneration paid to any of TMC’s employees (including executive officers) who are also directors.

Number of shares required to be owned by a director.    TMC’s articles will not and the BCBCA does not provide that a director is required to hold any of TMC’s shares as a qualification for holding his or her office. The TMC Board has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable exchange requirements, and the BCBCA, TMC, upon the Continuance, will have to hold a general meeting of its shareholders at least once every year at a time and place determined by its board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting, unless an extension is obtained. A meeting of TMC’s shareholders may be held anywhere in or outside British Columbia. The board may also determine that shareholders may attend a meeting of shareholders by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, among other things, must be sent to each shareholder entitled to attend the meeting and to each director, so long that the company is a public company, not less than 21 days and no more than two months prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings of shareholders is present if at least two shareholders who, in the aggregate, hold at least one-third (33⅓%) of the issued shares entitled to vote at the meeting, are present in person or represented by proxy at the meeting. If a quorum is not present within one half hour from the time set for the opening of any meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting was requisitioned by shareholders, in which case the meeting is dissolved.

Holders of TMC Common Shares are entitled to attend and vote at meetings of TMC’s shareholders except meetings at which only holders another class of shares are entitled to vote. Except as otherwise provided with respect to any particular series of preferred shares or TMC Special Shares, and except as otherwise required by law, the holders of TMC’s preferred shares and/or TMC Special Shares are not entitled to receive notice of, or to attend or vote at any meetings of TMC’s shareholders. TMC’s directors and officers, TMC’s auditor and any other persons invited by TMC’s directors or the chair of the meeting are entitled to attend any meeting of TMC’s shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least (i) 1% of the TMC Common Shares or (ii) TMC Common Shares with a fair market value in excess of CAD$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to TMC in advance of any proposed meeting by delivering a timely written notice in proper form to TMC’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of TMC for at least two years before the date of signing the proposal.

Certain advance notice provisions with respect to the election of TMC’s directors will be included in TMC’s Notice and Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide TMC notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of TMC’s outstanding voting securities.

Forum Selection

TMC Notice and Articles will include a forum selection provision that provides that, unless TMC consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on TMC’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of TMC’s directors, officers, or other employees to TMC; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or TMC Notice and Articles (as each may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TMC, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to TMC’s business or of such affiliates. The forum selection provision also provides that TMC’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. This provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

For claims brought under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and TMC Notice and Articles will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of the Federal Forum Provision means that suits brought by TMC’s shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by TMC’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. TMC’s shareholders will not be deemed to have waived TMC’s compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of TMC Common Shares shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, TMC’s shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may limit TMC’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against TMC and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in TMC Notice and Articles to be inapplicable or unenforceable in an action, TMC may incur additional costs associated with resolving such action in other jurisdictions, which could harm TMC’s business, operating results and financial condition. See “Risk Factors — The TMC Notice and Articles will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to TMC’s internal affairs will be required to be litigated in the Province of British Columbia, Canada, and will contain exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with TMC.”

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding or an action, in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred.

Ownership and Exchange Controls

There is no limitation imposed by Canadian law or by the TMC Notice and Articles on the right of a non-resident to hold or vote TMC Common Shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold TMC Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition (the “Commissioner”), to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in TMC Common Shares by a non-Canadian who is an investor originating from a country with which Canada has a free trade agreement, including a United States investor, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than the amount specified, which is currently CAD$1.565 billion. For most other investors who are not state-owned enterprises the threshold is currently CAD$1.043 billion for 2021.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one-third (1/3) of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national-security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” The responsible ministers have broad discretion to determine whether an investor is a non-Canadian and therefore subject to national-security review. Review on national-security grounds is at the discretion of the responsible ministers, and may occur on a pre- or post-closing basis.

Certain transactions relating to TMC Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national-security review, including:

•        the acquisition of TMC Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•        the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•        the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of TMC Common Shares, remains unchanged.

Other

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by TMC, following the Continuance, to non-resident holders of TMC Common Shares, other than withholding tax requirements.

Transfer Agent and Warrant Agent

The transfer agent for TMC Common Shares and warrant agent for the TMC public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF TMC COMMON SHARES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted TMC Common Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of TMC at the time of, or at any time during the three months preceding, a sale and (ii) TMC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as TMC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted TMC Common Shares for at least six months but who are affiliates of TMC at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of TMC Common Shares then outstanding; or

•        the average weekly reported trading volume of the TMC Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of TMC under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about TMC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, TMC will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SOAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Sustainable Opportunities Acquisition Corp., 1601 Bryan Street, Suite 4141, Dallas, Texas 75201. Following the Business Combination, such communications should be sent in care of TMC, 595 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T5. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, Houston, TX, has passed upon the validity of the warrants of TMC offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Stikeman Elliott LLP has passed upon the validity of the common shares offered by this proxy statement/prospectus and matters of Canadian law.

EXPERTS

The financial statements of Sustainable Opportunities Acquisition Corp. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from December 18, 2019 (inception) through December 31, 2019 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of DeepGreen Metals Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SOAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SOAC’s annual report to shareholders and SOAC’s proxy statement. Upon written or oral request, SOAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SOAC delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SOAC delivers single copies of such documents in the future. Shareholders may notify SOAC of their requests by calling or writing SOAC at its registered offices at 1601 Bryan Street, Suite 4141, Dallas, Texas 75201 or (952) 456-5304.

ENFORCEABILITY OF CIVIL LIABILITY

Upon the Continuance, TMC will be incorporated under the laws of British Columbia with its principal executive offices being located at 595 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T5. Most of TMC’s directors and officers reside outside of the United States and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon TMC or its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against TMC or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against TMC or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

TRANSFER AGENT AND REGISTRAR

The transfer agent for SOAC’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

SOAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

SOAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SOAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SOAC’s corporate website at https://www.greenspac.com/. SOAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to SOAC has been supplied by SOAC, and all such information relating to DeepGreen has been supplied by DeepGreen. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC
Phone: (203) 658-9400
Email: SOAC.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than August 27, 2021.

INDEX TO FINANCIAL STATEMENTS

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.

I. Index to Audited Financial Statements of Sustainable Opportunities Acquisition Corp. as of and for the years ended December 31, 2020 and for the period from December 18, 2019 (inception) through December 31, 2019.

Page No.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 and 2019	F-3
Statements of Operations for the Year Ended December 31, 2020 and for the Period from December 18, 2019 (inception) to December 31, 2019	F-4
Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2020 and for the Period from December 18, 2019 (inception) to December 31, 2019	F-5
Statements of Cash Flows for the Year Ended December 31, 2020 and for the Period from December 18, 2019 (inception) to December 31, 2019	F-6
Notes to Financial Statements	F-7

II. Index to Unaudited Financial Statements of Sustainable Opportunities Acquisition Corp. as of and for the three months ended March 31, 2021 and March 31, 2020.

DEEPGREEN METALS INC.

III. Index to Audited Financial Statements of DeepGreen Metals Inc. as of and for the years ended December 31, 2020 and December 31, 2019.

IV. Index to Unaudited Financial Statements of DeepGreen Metals Inc. as of and for the three months ended March 31, 2021 and March 31, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Sustainable Opportunities Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sustainable Opportunities Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for the period from December 18, 2019, (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from December 18, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements the accompanying financial statements as of December 31, 2020 and for the year then ended have been restated.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination by November 8, 2021, and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

Philadelphia, PA

March 30, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 26, 2021

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2020	December 31, 2019
	(As Restated)
Assets:
Current assets:
Cash	$1,299,301	$—
Prepaid expenses	209,784	15,961
Total current assets	1,509,085	15,961
Investments held in Trust Account	300,069,135	—
Deferred offering costs associated with initial public offering	—	103,660
Total Assets	$301,578,220	$119,621

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$34,298	$23,060
Accrued expenses	1,846,704	80,600
Total current liabilities	1,881,002	103,660
Long term liabilities:
Warrant Liability	56,930,000	—
Deferred underwriting commissions	10,500,000	—
Total liabilities	69,311,002	103,660

Commitments and Contingencies (Note 6)

Class A ordinary shares, $0.0001 par value; 22,726,721 and -0- shares subject to possible redemption at $10.00 per share at December 31, 2020 and December 31, 2019, respectively	227,267,210	—

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 7,273,279 and -0- shares issued and outstanding (excluding 22,726,721 and -0- shares subject to possible redemption) at December 31, 2020 and December 31, 2019, respectively	727	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2020 and 8,625,000 shares issued and outstanding at December 31, 2019, respectively	750	863
Additional paid-in capital	41,549,625	24,137
Accumulated deficit	(36,551,094)	(9,039)
Total shareholders’ equity	5,000,008	15,961
Total Liabilities and Shareholders’ Equity	$301,578,220	$119,621

The accompanying notes are an integral part of these financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2020	For the Period from December 18, 2019 (inception) to December 31, 2019
	(As Restated)
General and administrative expenses	$2,923,654	$9,039
General and administrative expenses – related party	80,000	—
Loss from operations	(3,003,654)	(9,039)
Change in fair value of the warrant liability	(32,730,000)	—
Offering costs allocated to derivative warrant liabilities	(877,647)	—
Net gain on investments held in Trust Account	69,135	—
Interest earned	111	—
Net loss	$(36,542,055)	$(9,039)

Weighted average shares outstanding subject to possible redemption, basic and diluted	25,440,915	—
Basic and diluted net income per share, shares subject to possible redemption	$0.00	$—
Weighted average ordinary shares outstanding, basic and diluted	10,464,651	8,625,000
Basic and diluted net loss per share, Non-redeemable shares	$(3.50)	$(0.00)

The accompanying notes are an integral part of these financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (As Restated)

For the Year Ended December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	8,625,000	$863	$24,137	$(9,039)	15,961
Sale of units in initial public offering, less fair value of Public Warrant	30,000,000	3,000	—	—	285,297,000	—	285,300,000
Forfeiture of Class B ordinary shares	—	—	(1,125,000)	(113)	113	—	—
Offering costs	—	—	—	—	(16,506,688)	—	(16,506,688)
Ordinary shares subject to possible redemption	(22,726,721)	(2,273)	—	—	(227,264,937)	—	(227,267,210)
Net loss	—	—	—	—		(36,542,055)	(36,542,055)
Balance – December 31, 2020	7,273,279	$727	7,500,000	$750	$41,549,624	$(36,551,094)	$5,000,008

For the Period from December 18, 2019 (inception) to December 31, 2019

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 18, 2019 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(9,039)	(9,039)
Balance – December 31, 2019	—	$—	8,625,000	$863	$24,137	$(9,039)	$15,961

The accompanying notes are an integral part of these financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2020	For the Period from December 18, 2019 (inception) to December 31, 2019
	(As Restated)
Cash Flows from Operating Activities:
Net loss	$(36,542,055)	$(9,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liability	32,730,000	—
Offering costs allocated to derivative warrant liabilities	877,647
General and administrative expenses paid by related party under note agreement	70,123	9,039
Net gain on investments held in Trust Account	(69,135)	—
Changes in operating assets and liabilities:
Prepaid expenses	(197,094)	—
Accounts payable	(51,821)	—
Accrued expenses	1,846,704	—
Net cash used in operating activities	(1,335,631)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(300,000,000)	—
Net cash used in investing activities	(300,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	300,000,000	—
Proceeds from private placement	9,500,000	—
Offering costs paid	(6,702,089)	—
Repayment of note payable from related party	(162,979)	—
Net cash provided by financing activities	302,634,932	—

Net change in cash	1,299,301	—

Cash – beginning of the period	—	—
Cash – end of the period	$1,299,301	$—

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$85,000	$23,060
Offering costs included in accrued expenses	$—	$80,600
Offering costs funded with note payable to Sponsor	$92,856	$—
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares to Sponsor	$—	$15,961
Use of retainer for offering costs	$3,271	$—
Deferred underwriting commissions in connection with the initial public offering	$10,500,000	$—
Initial value of Class A ordinary shares subject to possible redemption	$262,826,540	$—
Change in value of Class A ordinary shares subject to possible redemption	$(35,559,330)	$—

The accompanying notes are an integral part of these financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Sustainable Opportunities Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on December 18, 2019. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 18, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash from the proceeds derived from the Initial Public Offering and interest income earned on investments held in Trust Account.

Sponsor, Initial Public Offering and Private Placement

The Company’s sponsor is Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 5, 2020. On May 8, 2020, the Company consummated its Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.4 million, inclusive of $10.5 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $9.5 million (Note 5).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $300.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001 per share sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association, which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”) conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, or November 8, 2021 (the “Combination Period”) unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On March 4, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company” or “DeepGreen”).

Pursuant to the Business Combination Agreement, the Company will migrate to and be continued as a company in British Columbia, Canada (the “SOAC Continuance”). Following the SOAC Continuance, pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), (i) the Company will acquire all of the issued and outstanding shares in the capital of DeepGreen (the “DeepGreen Shares”) from DeepGreen shareholders in exchange for the Company’s common shares (as defined below) and Company Earnout Shares (as defined in Note 9) (the “Share Exchange”), (ii) DeepGreen will become a wholly-owned subsidiary of the Company, and (iii) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with the provisions of applicable law.

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, substantially concurrently with the Closing (as defined in the Business Combination Agreement), an aggregate of 33,030,000 shares of SOAC Ordinary shares for $10.00 per share, for aggregate gross proceeds of $330,300,000 (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. See Note 9.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Going Concern Consideration

As of December 31, 2020, the Company had approximately $1.3 million in cash and a working capital deficit of approximately $372,000.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 8, 2021. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with other public companies difficult or impossible because of the potential differences in accounting standards used.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are ordinary in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions ordinarily included in warrants issued by special purpose acquisition companies, the Company’s management re-evaluated the accounting for our Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in shareholders’ equity. Since the Warrants meet the definition of a derivative under ASC 815-40, the Company has restated the financial statements to classify the Warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date.

The Company’s prior accounting treatment for the Warrants was equity classification rather than as derivative liabilities. Accounting for the Warrants as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants in our financial statements included herein (“Restatement”).

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its warrants issued in connection with its initial public offering (“Public Warrants”), as well as warrants issued in a private sale simultaneous to the initial public offering (“Private Placement Warrants”) that the Company issued in May 2020, the Company’s previously issued financial statements as of May 8, 2020, as of and for the year ended December 31, 2020 as well as the interim periods ended June 30, 2020 and September 30, 2020 (the “Affected Periods”) should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods in this Annual Report. The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

BALANCE SHEETS

		May 8, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Warrant liability	As Previously Reported	—	—	—	—
	Adjustments	24,200,000	23,030,000	45,050,000	56,930,000
	As Restated	24,200,000	23,030,000	45,050,000	56,930,000

Total Liabilities	As Previously Reported	11,299,788	10,753,271	11,443,090	12,381,002
	Adjustments	24,200,000	23,030,000	45,050,000	56,930,000
	As Restated	35,499,788	33,783,271	56,493,090	69,311,002

Class A ordinary shares subject to possible redemption	As Previously Reported	287,041,190	286,786,990	285,557,170	284,197,210
	Adjustments	(24,214,650)	(23,030,000)	(45,050,000)	(56,930,000)
	As Restated	262,826,540	263,756,990	240,507,170	227,267,210

Class A ordinary shares subject to possible redemption, shares outstanding	As Previously Reported	28,704,119	28,678,699	28,555,717	28,419,721
	Adjustments	(2,421,465)	(2,303,000)	(4,505,000)	(5,693,000)
	As Restated	26,282,654	26,375,699	24,050,717	22,726,721

Class A ordinary shares	As Previously Reported	130	132	144	158
	Adjustments	242	230	451	569
	As Restated	372	362	595	727

Class A ordinary shares, shares outstanding	As Previously Reported	1,295,881	1,321,301	1,444,283	1,580,279
	Adjustments	2,421,465	2,303,000	4,505,000	5,693,000
	As Restated	3,717,346	3,624,301	5,949,283	7,273,279

Additional paid-in capital	As Previously Reported	5,113,134	5,352,792	6,582,601	7,942,547
	Adjustments	877,413	(292,578)	21,727,203	33,607,078
	As Restated	5,990,547	5,060,214	28,309,804	41,549,625

Accumulated deficit	As Previously Reported	(114,123)	(353,668)	(1,583,490)	(2,943,447)
	Adjustments	(877,647)	292,353	(21,727,647)	(33,607,647)
	As Restated	(991,770)	(61,315)	(23,311,137)	(36,551,094)

Total Shareholders’ equity	As Previously Reported	5,000,004	5,000,006	5,000,005	5,000,008
	Adjustments	(2)	1	—	—
	As Restated	5,000,002	5,000,007	5,000,005	5,000,008

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

STATEMENTS OF OPERATIONS - YTD

		Six Months Ended June 30, 2020	Nine Months Ended September 30, 2020	Year Ended December 31, 2020
Change in fair value of the warrant liability	As Previously Reported	—	—	—
	Adjustments	1,170,000	(20,850,000)	(32,730,000)
	As Restated	1,170,000	(20,850,000)	(32,730,000)

Offering costs allocated to derivative warrant liabilities	As Previously Reported	—	—	—
	Adjustments	(877,647)	(877,647)	(877,647)
	As Restated	(877,647)	(877,647)	(877,647)

Net loss	As Previously Reported	(344,629)	(1,574,451)	(2,934,408)
	Adjustments	292,353	(21,727,647)	(33,607,647)
	As Restated	(52,276)	(23,302,098)	(36,542,055)

Weighted average shares outstanding subject to possible redemption, basic and diluted	As Previously Reported	N/A	N/A	28,635,732
	Adjustments	26,284,377	26,325,998	(3,194,817)
	As Restated	26,284,377	26,325,998	25,440,915

Basic and diluted net income per share, shares subject to redemption	As Previously Reported	N/A	N/A	$0.00
	Adjustments	$0.00	$0.00	$0.00
	As Restated	$0.00	$0.00	$0.00

Weighted average ordinary shares outstanding, basic and diluted	As Previously Reported	8,675,841	8,724,681	8,387,147
	Adjustments	(73,403)	732,999	2,077,504
	As Restated	8,602,438	9,457,680	10,464,651

Basic and diluted net loss per share, Non-redeemable shares	As Previously Reported	$(0.04)	$(0.19)	$(0.36)
	Adjustments	$0.03	$(2.28)	$(3.14)
	As Restated	$(0.01)	$(2.47)	$(3.50)

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

STATEMENTS OF OPERATIONS - THREE MONTHS ENDED

		Three Months Ended June 30, 2020	Three Months Ended September 30, 2020
Change in fair value of the warrant liability	As Previously Reported	—	—
	Adjustments	1,170,000	(22,020,000)
	As Restated	1,170,000	(22,020,000)

Offering costs allocated to derivative warrant liabilities	As Previously Reported	—	—
	Adjustments	(877,647)	—
	As Restated	(877,647)	—

Net income (loss)	As Previously Reported	(285,630)	(1,229,822)
	Adjustments	292,353	(22,020,000)
	As Restated	6,723	(23,249,822)

Weighted average shares outstanding subject to possible redemption, basic and diluted	As Previously Reported	N/A	N/A
	Adjustments	26,284,377	26,325,998
	As Restated	26,284,377	26,325,998

Basic and diluted net income per share, shares subject to redemption	As Previously Reported	N/A	N/A
	Adjustments	$0.00	$0.00
	As Restated	$0.00	$0.00

Weighted average ordinary shares outstanding, basic and diluted	As Previously Reported	8,726,681	8,821,301
	Adjustments	978,194	2,344,174
	As Restated	9,704,875	11,165,475

Basic and diluted net loss per share, Non-redeemable shares	As Previously Reported	$(0.04)	$(0.14)
	Adjustments	$0.04	$(1.94)
	As Restated	$(0.00)	$(2.08)

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		June 30, 2020	September 30, 2020	December 31, 2020
Class A ordinary shares	As Previously Reported	132	144	158
	Adjustments	230	451	569
	As Restated	362	595	727

Additional Paid in Capital	As Previously Reported	5,352,793	6,582,601	7,942,547
	Adjustments	(292,579)	21,727,203	33,607,078
	As Restated	5,060,214	28,309,804	41,549,625

Accumulated Deficit	As Previously Reported	(353,668)	(1,583,490)	(2,943,447)
	Adjustments	292,353	(21,727,647)	(33,607,647)
	As Restated	(61,315)	(23,311,137)	(36,551,094)

Total Shareholders’ Equity	As Previously Reported	5,000,006	5,000,005	5,000,008
	Adjustments	1	—	—
	As Restated	5,000,007	5,000,005	5,000,008

STATEMENTS OF CASH FLOWS

		Six Months Ended June 30, 2020	Nine Months Ended September 30, 2020	Year Ended December 31, 2020
Net loss	As Previously Reported	(344,629)	(1,574,451)	(2,934,408)
	Adjustments	292,353	(21,727,647)	(33,607,647)
	As Restated	(52,276)	(23,302,098)	(36,542,055)

Change in fair value of warrant liability	As Previously Reported	—	—	—
	Adjustments	(1,170,000)	20,850,000	32,730,000
	As Restated	(1,170,000)	20,850,000	32,730,000

Offering costs allocated to derivative warrant liabilities	As Previously Reported	—	—	—
	Adjustments	877,647	877,647	877,647
	As Restated	877,647	877,647	877,647

Initial value of Class A ordinary shares subject to possible redemption	As Previously Reported	287,041,190	287,041,190	287,041,190
	Adjustments	(24,214,650)	(24,214,650)	(24,214,650)
	As Restated	262,826,540	262,826,540	262,826,540

Change in value of Class A ordinary shares subject to possible redemption	As Previously Reported	(254,200)	(1,229,820)	(2,843,980)
	Adjustments	1,184,650	(22,020,000)	(32,715,350)
	As Restated	930,450	(23,249,820)	(35,559,330)

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000 and investments held in Trust Account. The Company has not experienced losses on these accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019, respectively.

Investments Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. Upon the closing of the Initial Public Offering and the Private Placement, $300 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering on May 8, 2020, the offering costs were allocated to the separable financial instruments based on their relative fair value compared to the proceeds received, with $877,647 being expensed on fair value of warrant liabilities relative to Initial Public Offering proceeds.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 15,000,000 warrants as part of the units offered in its Initial Public Offering and, simultaneously with the closing of Initial Public Offering, the Company issued in a private placement an aggregate of 9,500,000 private placement warrants. The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants was initially measured using a Modified Black Scholes Option Pricing Model and has subsequently been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020, 22,726,721 Class A ordinary shares subject to possible redemption were presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Loss Per Ordinary Share

The Company applies the two-class method in calculating earnings per share. Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. An aggregate of 22,726,721 and 0 Class A ordinary shares subject to possible redemption at December 31, 2020 and 2019, respectively has been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the Trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 24,500,000 Class A

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

ordinary shares in the calculation of diluted loss per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Reconciliation of Net Loss per Ordinary Share

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	For the Year Ended December 31, 2020	For the Period from December 18, 2019 (inception) to December 31, 2019
Class A Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Ordinary Shares subject to possible redemption
Income from investments held in Trust Account	$65,492	$—
Less: Company’s portion available to be withdrawn to pay taxes	—	—
Net income attributable	$65,492	$—
Denominator: Weighted average Class A ordinary shares subject to possible redemption
Weighted average shares outstanding of shares subject to redemption, basic and diluted	25,440,915	—
Basic and diluted net income per share, shares subject to redemption	$—	$—

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings attributable to redeemable shares
Net loss	$(36,542,055)	$(9,039)
Less: Income attributable to Class A ordinary shares subject to possible redemption	65,492	—
Non-redeemable net loss	$(36,607,546)	$(9,039)
Denominator: weighted average Non-redeemable ordinary shares
Weighted average ordinary shares outstanding, basic and diluted	10,464,651	7,500,000
Basic and diluted net loss per share, Non-redeemable shares	$(3.50)	$(0.00)

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020 and December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

On May 8, 2020, the Company consummated its Initial Public Offering of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.4 million, inclusive of $10.5 million in deferred underwriting commissions. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5 — Related Party Transactions

Founder Shares

On December 31, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 for an aggregate price of $25,000. In March 2020, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 9. The Sponsor had agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option expired in June 2020; thus, these Founder Shares were forfeited accordingly.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $9.5 million. Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share.

A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 31, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $163,000 under the Note and fully repaid this amount on May 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement, commencing on May 8, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to reimburse the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred and paid $80,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for year ended December 31, 2020 and for the period December 18, 2019 (inception) to December 31, 2019, respectively.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less the underwriting discounts and commissions. The over-allotment option expired in June 2020.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $10.5 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Consulting Agreement

The Company is receiving consulting services in connection with identification of potential targets for a Business Combination and due diligence on such targets. As compensation for such services, the Company paid a nonrefundable fixed fee of $350,000 and agreed to pay the consulting firm $2,650,000 solely in the event that the Company completes a Business Combination. The consulting agreement may be terminated early by either party to the agreement provided that the Company pays a termination fee to the consulting firm determined based on a monthly increasing amount through November 2021. As of December 31, 2020, the termination fee is $1,115,800, which has been accrued and recognized in general and administrative expenses within the statements of operations.

Note 7 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

As of December 31, 2020 and 2019, the carrying values of cash, prepaid expenses, and accounts payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statement of operations each period.

The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis for each reporting period:

December 31, 2020 (As Restated)	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$33,750,000	$—	$—	$33,750,000
Private Placement Warrants	—	—	23,180,000	23,180,000
Total warrant liabilities	$33,750,000	$—	$23,180,000	$56,930,000
September 30, 2020 (As Restated)	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants(1)	$27,000,000	$—	$—	$27,000,000
Private Placement Warrants	—	—	18,050,000	18,050,000
Total warrant liabilities	$27,000,000	$—	$18,050,000	$45,050,000
June 30, 2020 (As Restated)	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$14,100,000	$—	$—	$14,100,000
Private Placement Warrants	—	—	8,930,000	8,930,000
Total warrant liabilities	$14,100,000	$—	$8,930,000	$23,030,000

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

May 8, 2020 (As Restated)	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$—	$—	$14,700,000	$14,700,000
Private Placement Warrants	—	—	9,500,000	9,500,000
Total warrant liabilities	$—	$—	$24,200,000	$24,200,000

____________

(1)      Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $14,700,000 during the period May 8, 2020 through December 31, 2020.

The Private Placement Warrants were valued using a modified Black Scholes Model including inputs from a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 88% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of May 8, 2020 (As Restated)	As of June 30, 2020 (As Restated)	As of September 30, 2020 (As Restated)	As of December 31, 2020 (As Restated)
Exercise price	$11.50	$11.50	$11.50	$11.50
IPO price	10.00	10.00	10.00	10.00
Implied stock price range (or underlying asset price at December 31, 2020)	9.51	9.70	10.20	10.76
Volatility	18.7%	17.45%	26.95%	30.5%
Term	5.91	5.75	5.50	5.25
Risk-free rate	0.44%	37.00%	33.00%	0.40%
Dividend yield	0.0%	0.0%	0.0%	0.0%

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Total Warrant Liabilities
Initial measurement on May 8, 2020 (As Restated)	$9,500,000	$14,700,000	$24,200,000
Change in fair value of warrant liability	(570,000)	(600,000)	(1,170,000)
Fair value, June 30, 2020 (As Restated)	$8,930,000	$14,100,000	$23,030,000
Change in fair value of warrant liability	9,120,000	12,900,000	22,020,000
Fair value, September 30, 2020 (As Restated)	$18,050,000	$27,000,000	$45,050,000
Change in fair value of warrant liability	5,130,000	6,750,000	11,880,000
Fair value, December 31, 2020 (As Restated)	$23,180,000	$33,750,000	$56,930,000

Note 8 — Shareholders’ Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Shareholders’ Equity (cont.)

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020 and December 31, 2019, there were 30,000,000 and no Class A ordinary shares outstanding, including 28,419,721 and no Class A ordinary shares subject to possible redemption classified as temporary equity in the accompanying balance sheets, respectively.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2019, there were 8,625,000 Class B ordinary shares outstanding. Of these, an aggregate of up to 1,125,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option expired in June 2020; thus, an aggregate of 1,125,000 Class B ordinary shares was forfeited accordingly. As of December 31, 2020, there were 7,500,000 Class B ordinary shares outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Shareholders’ Equity (cont.)

Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price discussed below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Subsequent Events

Proposed Business Combination and Related Transactions

On March 4, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company” or “DeepGreen”).

Pursuant to the Business Combination Agreement, the Company will migrate to and be continued as a company in British Columbia, Canada (the “SOAC Continuance”). Following the SOAC Continuance, pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), (i) the Company will acquire all of the issued and outstanding shares in the capital of DeepGreen (the “DeepGreen Shares”) from DeepGreen shareholders in exchange for the Company’s common shares (as defined below) and Company Earnout Shares (as defined below) (the “Share Exchange”), (ii) DeepGreen will become a wholly-owned subsidiary of the Company, and (iii) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with the provisions of applicable law.

Each option to purchase common shares in the capital of the Company (the “DeepGreen Options”) will become an option to purchase SOAC Common Shares and Company Earnout Shares on the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding DeepGreen Options immediately prior to closing of the Business Combination.

The Proposed Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other conditions.

The shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Shares or DeepGreen Options, as applicable, an aggregate of (i) will receive shares in the capital of the Company or comparable equity awards that are settled or are exercisable for shares in the capital of the Company, as applicable, based on an implied DeepGreen equity value of $2.25 billion after giving effect to the SOAC Continuance (the “SOAC Common Shares”), (ii) 5,000,000 Class A Special Shares, (iii) 10,000,000 Class B Special Shares, (iv) 10,000,000 Class C Special Shares, (v) 20,000,000 Class D Special Shares, (vi) 20,000,000 Class E Special Shares, (vii) 20,000,000 Class F Special Shares, (viii) 25,000,000 Class G Special Shares and (ix) 25,000,000 Class H Special Shares, in each case, in the capital of SOAC (collectively, the “Company Earnout Shares”), or, as applicable, options to purchase such SOAC Common Shares and Company Earnout Shares.

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, substantially concurrently with the Closing (as defined in the Business Combination Agreement), an aggregate of 33,030,000 shares of SOAC Common Shares for $10.00 per share, for aggregate gross proceeds of $330,300,000 (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not previously been disclosed within the financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Condensed CONSOLIDATED Balance Sheets

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$1,169,714	$1,299,301
Prepaid expenses	199,999	209,784
Total current assets	1,369,713	1,509,085
Investments held in Trust Account	300,073,644	300,069,135
Total Assets	$301,443,357	$301,578,220

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$454,002	$34,298
Accrued expenses	4,302,517	1,846,704
Total current liabilities	4,756,519	1,881,002
Long term liabilities:
Warrant liability	22,050,000	56,930,000
Deferred underwriting commissions	10,500,000	10,500,000
Total liabilities	37,306,519	69,311,002

Commitments and Contingencies (Note 5)
Class A ordinary shares, $0.0001 par value; 30,000,000 and 22,726,721 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	300,073,645	227,267,210

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; -0- and 7,273,279 shares issued and outstanding (excluding 30,000,000 and 22,726,721 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	—	727
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	750	750
Additional paid-in capital	—	41,549,625
Accumulated deficit	(35,937,557)	(36,551,094)
Total shareholders’ equity	(35,936,807)	5,000,008
Total Liabilities and Shareholders’ Equity	$301,443,357	$301,578,220

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Condensed CONSOLIDATED Statements of Operations (Unaudited)

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
General and administrative expenses	$2,984,922	$58,999
General and administrative expenses – related party	30,000	—
Loss from operations	(3,014,922)	(58,999)
Other income:
Change in fair value of warrant liability	34,880,000	—
Net gain on investments held in Trust Account	4,510	—
Interest earned	32	—
Total other income	34,884,542	—
Net income (loss)	$31,869,620	$(58,999)

Weighted average shares outstanding of shares subject to redemption, basic and diluted	24,908,705	—
Basic and diluted net income per share, shares subject to redemption	$0.00	$—
Weighted average ordinary shares outstanding, basic and diluted	12,591,295	7,500,000
Basic and diluted net income (loss) per share	$2.53	$(0.01)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Condensed CONSOLIDATED Statements of Changes in
Shareholders’ Equity
(Unaudited)

	For the three months ended March 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	7,273,279	$727	7,500,000	$750	$41,549,625	$(36,551,094)	$5,000,008
Measurement adjustment on redeemable ordinary shares	(7,273,279)	(727)	—	—	(41,549,625)	(31,256,083)	(72,806,435)
Net income	—	—	—	—	—	31,869,620	31,869,620
Balance – March 31, 2021	—	$—	7,500,000	$750	$—	$(35,937,557)	$(35,936,807)
	For the three months ended March 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	8,625,000	$863	$24,137	$(9,039)	$15,961
Net loss	—	—	—	—	—	(58,999)	(58,999)
Balance – March 31, 2020	—	$—	8,625,000	$863	$24,137	$(68,038)	$(43,038)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Condensed CONSOLIDATED Statement of Cash Flows (Unaudited)

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$31,869,620	$(58,999)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(34,880,000)	—
General and administrative expenses paid by related party under note agreement	—	53,456
Net gain on investments held in Trust Account	(4,510)	—
Changes in operating assets and liabilities:
Prepaid expenses	9,786	(4,175)
Accounts payable	419,704	9,718
Accrued expenses	2,455,813	—
Net cash used in operating activities	(129,587)	—

Net change in cash	(129,587)	—

Cash – beginning of the period	1,299,301	—
Cash – end of the period	$1,169,714	$—

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$—	$78,449
Offering costs included in accrued expenses	$—	$326,996
Offering costs included in note payable	$—	$92,856
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares to Sponsor	$—	$15,961
Use of retainer for offering costs	$—	$(3,271)
Measurement adjustment on redeemable ordinary shares	$72,806,435	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 1 — Description of Organization and Business Operations

Sustainable Opportunities Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on December 18, 2019. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from December 18, 2019 (inception) through December 31, 2020 and the three months ended March 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash from the proceeds derived from the Initial Public Offering and interest income earned on investments held in Trust Account.

Proposed Business Combination and Related Transactions

On March 4, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (“DeepGreen”).

Pursuant to the Business Combination Agreement, the Company will migrate to and be continued as a company in British Columbia, Canada (the “SOAC Continuance”). Following the SOAC Continuance, pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), (i) the Company will acquire all of the issued and outstanding shares in the capital of DeepGreen (the “DeepGreen Shares”) from DeepGreen shareholders in exchange for the Company’s ordinary shares (as defined below) and Company Earnout Shares (as defined below) (the “Share Exchange”), (ii) DeepGreen will become a wholly-owned subsidiary of the Company, and (iii) DeepGreen and NewCo Sub will amalgamate to continue as one unlimited liability company, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with the provisions of applicable law.

Each option to purchase ordinary shares in the capital of the Company (the “DeepGreen Options”) will become an option to purchase SOAC ordinary shares and Company Earnout Shares on the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding DeepGreen Options immediately prior to closing of the Business Combination.

The Proposed Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other conditions.

The shareholders and the optionholders of DeepGreen will be entitled to receive, in exchange for their DeepGreen Shares or DeepGreen Options, as applicable, an aggregate of (i) a number of shares in the capital of the Company or comparable equity awards that are settled or are exercisable for shares in the capital of the Company, as applicable, based on an implied DeepGreen equity value of $2.25 billion after giving effect to the SOAC Continuance (the “SOAC Ordinary shares”), (ii) 5,000,000 Class A Special Shares, (iii) 10,000,000 Class B Special Shares, (iv) 10,000,000 Class C Special Shares, (v) 20,000,000 Class D Special Shares, (vi) 20,000,000 Class E Special Shares, (vii) 20,000,000 Class F Special Shares, (viii) 25,000,000 Class G Special Shares and (ix) 25,000,000 Class H Special Shares, in each case, in the capital of the Company (collectively, the “Company Earnout Shares”), or, as applicable, options to purchase such SOAC Ordinary shares and Company Earnout Shares.

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

such investors, substantially concurrently with the Closing (as defined in the Business Combination Agreement), an aggregate of 33,030,000 shares of SOAC Ordinary shares for $10.00 per share, for aggregate gross proceeds of $330,300,000 (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not previously been disclosed within the financial statements.

Sponsor, Initial Public Offering and Private Placement

The Company’s sponsor is Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 5, 2020. On May 8, 2020, the Company consummated its Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.4 million, inclusive of $10.5 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $9.5 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $300.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001 per share sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association, which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”) conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, or November 8, 2021 (the “Combination Period”) unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of March 31, 2021, the Company had approximately $1.2 million in cash and a working capital deficit of approximately $3.4 million.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 8, 2021. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any future interim periods.

The accompanying unaudited consolidated financial statements should be read in conjunction the financial statements and notes thereto included in with the Company’s Annual Report as amended on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 24, 2021.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with other public companies difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000 and investments held in Trust Account. The Company has not experienced losses on these accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020, respectively.

Investments Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. Upon the closing of the Initial Public Offering and the Private Placement, $300 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, and accounts payable approximate their fair values due to the short-term nature of the instruments. As of March 31, 2021, the Company’s portfolio of investments held in Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statement of operations each period.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering on May 8, 2020, the offering costs were allocated to the separable financial instruments based on their relative fair value compared to the proceeds received, with $877,647 being expensed on fair value of warrant liabilities relative to Initial Public Offering proceeds within the statement of operations for the year ended December 31, 2020. No such expenses were incurred for the three months ended March 31, 2021 or March 30, 2020.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 15,000,000 warrants as part of the units offered in its Initial Public Offering and, simultaneously with the closing of Initial Public Offering, the Company issued in a private placement an aggregate of 9,500,000 private placement warrants. The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2021, 30,000,000 Class A ordinary shares subject to possible redemption were presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Ordinary Share

The Company applies the two-class method in calculating earnings per share. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. An aggregate of 30,000,000 and 22,726,721 Class A ordinary shares subject to possible redemption at

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

March 31, 2021 and December 31, 2020, respectively have been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the Trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 24,500,000 Class A ordinary shares in the calculation of diluted loss per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Class A Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Ordinary Shares subject to possible redemption
Income from investments held in Trust Account	$4,510	$—
Less: Company’s portion available to be withdrawn to pay taxes	—	—
Net income attributable to ordinary shares subject to possible redemption	$4,510	$—
Denominator: Weighted average Class A ordinary shares subject to possible redemption
Weighted average shares outstanding subject to redemption, basic and diluted	24,908,705	—
Basic and diluted net income per share, shares subject to redemption	$0.00	$—

Non-Redeemable Ordinary Shares
Numerator: Net Income (Loss) minus Net Earnings attributable to redeemable shares
Net income (loss)	$31,869,620	$(58,999)
Less: Income attributable to Class A ordinary shares subject to possible redemption	(4,510)	—
Non-redeemable net income (loss)	$31,865,110	$(58,999)
Denominator: weighted average Non-redeemable ordinary shares
Weighted average ordinary shares outstanding, basic and diluted	12,591,295	7,500,000
Basic and diluted net income (loss) per share, Non-redeemable shares	$2.53	$(0.01)

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On May 8, 2020, the Company consummated its Initial Public Offering of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300 million, and incurring offering costs of approximately $17.4 million, inclusive of $10.5 million in deferred underwriting commissions. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On December 31, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 for an aggregate price of $25,000. In March 2020, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option expired in June 2020; thus, these Founder Shares were forfeited accordingly.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $9.5 million. Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share.

A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 4 — Related Party Transactions (cont.)

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 31, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $163,000 under the Note and fully repaid this amount on May 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement, commencing on May 8, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to reimburse the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred and paid $30,000 and $0 in expenses in connection with such services and recorded in general and administrative expenses in the statements of operations for the three months ended March 31, 2021, and 2020, respectively.

Note 5 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less the underwriting discounts and commissions. The over-allotment option expired in June 2020.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 5 — Commitments & Contingencies (cont.)

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $10.5 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Consulting Agreement

The Company is receiving consulting services in connection with identification of potential targets for a Business Combination and due diligence on such targets. As compensation for such services, the Company paid a nonrefundable fixed fee of $350,000 and agreed to pay the consulting firm $2,650,000 solely in the event that the Company completes a Business Combination. The consulting agreement may be terminated early by either party to the agreement provided that the Company pays a termination fee to the consulting firm determined based on a monthly increasing amount through November 2021. The Company recognized $418,000 and $0 in general and administrative expenses within the statements of operations for the three months ended March 31, 2021 and March 31, 2020, respectively. The termination fee accrued was $1,533,800 and $1,115,800 as of March 31, 2021 and December 31, 2020, respectively.

Note 6 — Shareholders’ Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 30,000,000 Class A ordinary shares outstanding, including 30,000,000 and 22,726,721 Class A ordinary shares subject to possible redemption classified as temporary equity in the accompanying balance sheets, respectively.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 7,500,000 Class B ordinary shares outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 7 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of March 31, 2021:

March 31, 2021

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$13,500,000	$—	$—	$13,500,000
Private Placement Warrants	—	—	8,550,000	8,550,000
Total warrant liabilities	$13,500,000	$—	$8,550,000	$22,050,000

The Private Placement Warrants were valued using a modified Black Scholes Model including inputs from a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 88% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.93	$10.76
Volatility	15.5%	30.5%
Term	5.25	5.25
Risk-free rate	0.98%	0.40%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value, December 31, 2020	$23,180,000	$33,750,000	$56,930,000
Recognized income on change in fair value	(14,630,000)	(20,250,000)	(34,880,000)
Fair value, March 31, 2021	$8,550,000	$13,500,000	$22,050,000

Note 8 — Warrant Liability

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 8 — Warrant Liability (cont.)

registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price discussed below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
Notes to Condensed CONSOLIDATED Financial Statements

Note 8 — Warrant Liability (cont.)

Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of DeepGreen Metals Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DeepGreen Metals Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2012.
Vancouver, Canada
March 26, 2021

DeepGreen Metals Inc.
Consolidated Balance Sheets
US Dollars

	Note	As at December 31 2020 $	As at December 31 2019 $
ASSETS
Current
Cash and cash equivalents	5	10,096,205	15,950,624
Receivables and prepayments	6	128,772	72,396
		10,224,977	16,023,020
Non-current
Exploration licenses	8	43,150,319	448,855
Equipment	7	1,309,677	1,851,586
		44,459,996	2,300,441
TOTAL ASSETS		54,684,973	18,323,461

LIABILITIES
Current
Accounts payable and accrued liabilities	8,11	4,315,477	1,802,514
Deferred acquisition costs	3	3,440,000	—
		7,755,477	1,802,514
Non-current
Contribution from Strategic Service Provider	8	—	8,333,335
Deferred tax liability	15	10,675,366	—
		18,430,843	10,135,849

EQUITY
Common shares (unlimited shares, no par value – issued: 163,658,134 (2019 – 141,063,316)	9	154,431,291	79,824,445
Preferred shares (unlimited share, no par value – issued: 440,000 (2019 – 440,000)	9	550,000	550,000
Additional Paid in Capital		45,346,696	35,255,520
Accumulated other comprehensive loss		(1,215,659)	(1,215,534)
Deficit		(162,858,198)	(106,226,819)
		36,254,130	8,187,612
TOTAL LIABILITIES AND EQUITY		54,684,973	18,323,461

Nature of Operations (Note 1)

Commitments (Note 12)

Subsequent Events (Note 16)

“Gerard Barron”, Director

“Paul Matysek”, Director

See accompanying notes

DeepGreen Metals Inc.
Consolidated Statements of Loss and Comprehensive Loss
US Dollars (except weighted average number of shares outstanding)

	Note	For the year ended December 31 2020 $	For the year ended December 31 2019 $
Operating expenses
Exploration expenses	8	48,881,445	38,830,228
Consulting fees		1,385,882	820,665
Investor relations		857,810	1,221,153
Office and sundry		303,006	236,360
Professional fees		663,293	248,211
Salaries and wages		915,855	741,355
Director fees		195,101	497,368
Common Share options-based payments	10	3,263,131	401,926
Transfer agent and filing fees		6,023	2,536
Travel		132,821	298,921
		56,604,367	43,298,723
Other items
Foreign exchange loss		80,447	73,951
Interest income		(53,435)	(300,303)
Loss for the year		56,631,379	43,072,371

Other comprehensive income to be reclassified to profit and loss in subsequent periods
Currency translation differences		125	34
Comprehensive loss for the year		56,631,504	43,072,405
Loss per share – Basic and diluted		0.37	0.33
Weighted average number of common shares outstanding		154,224,664	131,308,417

See accompanying notes

DeepGreen Metals Inc.
Consolidated Statements of Cash Flows
US Dollars

	Note	For the year ended December 31 2020 $	For the year ended December 31 2019 $
Cash resources provided by (used in)

Operating activities
Loss for the year		(56,631,379)	(43,072,371)
Items not affecting cash:
Amortization		563,183	339,441
Expenses settled in share-based payments	8,10	27,097,603	27,018,640
Unrealized foreign exchange		7,995	1,079
Changes in non-cash working capital
Receivables and prepayments		(109,811)	(241,771)
Accounts payable and accrued liabilities		2,487,398	589,410
Interest received		53,435	287,431
		(26,531,576)	(15,078,141)
Investing activities
Acquisition of exploration license	3	(607,375)	—
Acquisition of equipment	7	—	(2,123,475)
		(607,375)	(2,123,475)
Financing activities
Exercise of stock options	10	919,465	350,000
Proceeds from issuance of common shares (net of fees and other costs)	10	20,373,188	26,156,425
		21,292,653	26,506,425

Net change in cash and cash equivalents		(5,846,298)	9,304,809
Impact of exchange rate changes on cash and cash equivalents		(8,121)	(1,112)
Cash and cash equivalents – beginning of year		15,950,624	6,646,927
Cash and cash equivalents – end of year		10,096,205	15,950,624

Supplemental cash flow information (Note 13)

See accompanying notes

DeepGreen Metals Inc.
Consolidated Statements of Changes in Shareholders’ Equity
United States Dollars

	Share capital $	Preferred Shares $	Additional Paid in Capital $	Accumulated Other Comprehensive Loss $	Deficit $	Total $
December 31, 2018	40,350,123	550,000	29,538,112	(1,215,500)	(63,154,448)	6,068,287
Private placement	26,158,504	—	—	—	—	26,158,504
Financing cost	(2,079)	—	—	—	—	(2,079)
Common shares issued for services	14,270,606	—	(3,675,062)	—	—	10,595,544
Exercise of stock options	631,948	—	(281,948)	—	—	350,000
Common shares to be issued for exploration expenses	—	—	6,410,275	—	—	6,410,275
Common Share options-based payments	(1,584,657)	—	3,264,143	—	—	1,679,486
Currency translation differences	—	—	—	(34)	—	(34)
Loss for the year	—	—	—	—	(43,072,371)	(43,072,371)

December 31, 2019	79,824,445	550,000	35,255,520	(1,215,534)	(106,226,819)	8,187,612
Private placement	20,375,712	—	—	—	—	20,375,712
Common shares issued for TOML acquisition	27,999,997					27,999,997
Financing cost	(28,089)	—	—	—	—	(28,089)
Common shares issued for services	24,865,637	—	(6,410,275)	—	—	18,455,362
Exercise of stock options	1,790,157	—	(870,692)	—	—	919,465
Common shares to be issued for exploration expenses	—	—	12,879,057	—	—	12,879,057
Common Share options-based payments	(396,568)	—	4,493,086	—	—	4,096,518
Currency translation differences	—	—	—	(125)	—	(125)
Loss for the year	—	—	—	—	(56,631,379)	(56,631,379)
December 31, 2020	154,431,291	550,000	45,346,696	(1,215,659)	(162,858,198)	36,254,130

See accompanying notes

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

1. Nature of Operations

DeepGreen Metals Inc. (“DeepGreen” or the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s corporate office, registered address and records office is located at 10th floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

DeepGreen is a Canadian company engaged in seafloor mineral exploration in the Clarion Clipperton Zone (the “Clarion Clipperton Zone”), approximately 2,000 km west of Mexico in the East Pacific Ocean, a region that hosts high grade polymetallic nodules containing manganese, nickel, copper and cobalt. DeepGreen is considered to have mining operations and mining properties in accordance with SEC regulations. The Company is also developing technology for onshore processing of polymetallic nodules as well as working with Allseas Group S.A (“Allseas”) to develop a system to collect, lift and transport nodules to shore. DeepGreen’s subsidiary, Nauru Ocean Resources Inc., (“NORI”) was granted an exploration license by the International Seabed Authority (“ISA”) in July 2011 and has exclusive rights to explore for polymetallic nodules covering 74,830 km2 in the Clarion Clipperton Zone (“NORI Area”). The Company also has an agreement with Marawa Research and Exploration Ltd (“Marawa”) with respect to polymetallic nodules in an exploration area of 74,990 km2 in the Clarion Clipperton Zone granted to Marawa by the ISA where DeepGreen can purchase such tenements granted to Marawa or exclusively collect nodules from this area (the “Marawa Area”) in return for a royalty payable to Marawa. During the year ended December 31, 2020, the Company acquired Tonga Offshore Mining Ltd. (“TOML”) (Note 3). TOML was granted an exploration license by the ISA in January 2012 and has exclusive rights to explore for polymetallic nodules covering 74,713 km2 of the Clarion Clipperton Zone.

The recovery of the Company’s exploration licenses and attainment of profitable operations is dependent upon many factors including, among other things: financing being arranged by the Company to continue operations, explore and develop the ocean floor for the extraction of polymetallic nodules as well as develop processing technology for the treatment of polymetallic nodules, the establishment of a mineable resource, the commercial and technical feasibility of seafloor polymetallic nodule mining and processing, metal prices, and regulatory approval for mining and environmental permitting. The outcome of these matters cannot presently be determined because they are contingent on future events.

The Company will require additional funding in the future, for administration and to execute its exploration and development plans. While the Company has been successful in obtaining its required funding in the past, there is no assurance that such financing will continue to be available. Factors that could affect the availability of financing include, among other things, progress and exploration results, the state of international debt and equity markets, investor perceptions and expectations, and the global financial and metals markets.

Since March 2020, several measures have been implemented by the governments in Canada, the United States, Australia, and the rest of the world in the form of office closures and limiting the movement of personals in response to the increased impact from the novel coronavirus (“COVID-19”). While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impact on our business operations cannot be reasonably estimated at this time. We anticipate this could have an adverse impact on our exploration plans, results of operations, financial position, and cash flows.

2. Basis of Presentation

Statement of Compliance

These consolidated financial statements have been prepared in accordance Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and include the accounts of DeepGreen and its wholly owned subsidiaries.

The Board of Directors approved the consolidated financial statements on March 26, 2021.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

2. Basis of Presentation (cont.)

Basis of Measurement

These consolidated financial statements have been prepared under the historical cost convention and are presented in United States (“US”) dollars.

Consolidation

These consolidated financial statements include the accounts of the Company (the “Parent”) and its subsidiaries. The principal subsidiaries of the Company, their activities, and their geographic locations as at December 31, 2020 were as follows:

Subsidiary	Principal Activity	Location	Proportion of Interest Held by the Parent
DeepGreen Engineering Pte. Ltd. (“DGE”)	Mineral exploration	Singapore	100%
DeepGreen Resources LLC (“DGL”)	Holding Company	USA	100%
NORI	Mineral exploration	Republic of Nauru	100%
Nauru Education and Training Foundation Inc. (“NEAT”)	Holding Company	Republic of Nauru	100%
Nauru Health and Environment Foundation Incorporated (“NHEF”)	Holding Company	Republic of Nauru	100%
Tonga Offshore Mining Ltd. (“TOML”)	Mineral exploration	Tonga	100%
Koloa Moana Resources Ltd. (“Koloa Moana”)	Holding Company	Canada	100%
Offshore Minerals Pte. Ltd. (“Offshore Minerals”)	Mineral exploration	Australia	100%
DeepGreen TOML Singapore Ltd. (TOML Singapore”)	Mineral exploration	Singapore	100%
DeepGreen TOML Holding 1 (“TOML Hold 1”)	Holding Company	British Virgin Islands	100%
DeepGreen TOML Holding 1 (“TOML Hold 2”)	Holding Company	British Virgin Islands	100%
The Metals Company Nauru Holding LLC (“Nauru Holding”)	Holding Company	USA	100%
The Metals Company LLC (“TMC”)	Holding Company	USA	100%

The transactions among the entities in the consolidated group pertain to the transfer of funds and the payment of third-party costs. All inter-group balances have been eliminated upon consolidation.

Significant Accounting Policies

The Company’s accounting policies specific to significant financial statement line items are included below. All accounting policies have been consistently applied to all years presented.

i. Foreign Currencies

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency of the Company and all its subsidiaries is the US Dollar, except for NEAT and NHEF, whose functional currency is the Australian Dollar.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

2. Basis of Presentation (cont.)

At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated into the functional currency at the rates prevailing at that date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at rates prevailing at the date when the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in the statements of loss and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For consolidation purposes, the assets and liabilities of entities with functional currencies other than the US dollar are translated at the period end rates of exchange, and the results of their operations are translated at average rates of exchange for the period. The resulting changes are recognized in accumulated other comprehensive loss within equity as currency translation differences.

ii. Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the year. The computation of diluted loss per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the loss per share. The dilutive effect of convertible securities is reflected in the diluted loss per share by application of the “if converted” method. The dilutive effect of outstanding options and their equivalents is reflected in the diluted loss per share by application of the treasury stock method.

iii. Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired, or have been transferred, and the Company has transferred substantially all risks and rewards of ownership. A financial liability is derecognized when the obligation specified in the contract is discharged, cancelled, or expires.

The Company’s financial instruments consists of cash and cash equivalents, accounts payable and accrued inabilities, and deferred acquisition costs all of which are recorded at amortized cost.

iv. Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and term deposits with a remaining term to maturity at acquisition of three months or less.

v. Equipment

Equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits from such assets will flow to the Company and the cost of such assets can be measured reliably. The carrying amount of an asset is derecognized when it is replaced or taken out of service. Repairs and maintenance costs are charged to the statement of loss and comprehensive loss during the period they are incurred.

The major categories of equipment are amortized on declining balance basis as follows:

Exploration and other equipment	30%
Office equipment	30%

The Company allocates the amount initially recognized to each asset’s significant components and depreciates each component separately. Amortization methods and useful life of the assets are reviewed at each financial period end and adjusted on a prospective basis, if required.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

2. Basis of Presentation (cont.)

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount of the asset and are included in the statement of loss and comprehensive loss.

vi. Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the consolidated balance sheet. The Company does not have any finance leases.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of such leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease and when it is reasonably certain that we will exercise that option.

The Company elected to apply the short-term lease recognition exemption to all of its lease arrangements and recorded an expense of $116,760 (2019 – $85,479) for lease payments during the year ended December 31, 2020. Such lease expense is disclosed under office and sundry line item within the statement of loss and comprehensive loss and forms part of cash flow from operating activities.

vii. Exploration Licenses

The Company is in the exploration stage with respect to its investment in mineral licenses and follows the practice of capitalizing costs relating to the acquisition of such mineral licenses.

Exploration Expenses

The Company expenses all costs relating to exploration for and development of mineral claims. Such exploration and development costs include, but are not limited to, claims management, geological, geochemical and geophysical studies, process development. The mineral licenses would be charged to operations on a unit-of-production method based on proven and probable reserves should commercial production commence in the future.

viii. Stock-based compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized over the requisite service period. Stock-based compensation costs are charged to exploration expenses or common share options-based payments in the income statement. The Company recognizes forfeiture of any awards as they occur. The Company records stock-based compensation from the issuance of the stock options with service-based conditions using the accelerated attribution method.

For stock options issued with performance conditions related to financing activities, the Company recognizes the costs when the specific performance targets are achieved using the accelerated attribution method. When these costs relate to equity financing, they are netted against share capital as a share issuance cost

The Company at times grants common shares or stock options in lieu of cash to certain vendors for their services to the Company. The Company recognizes the associated cost in the same period and manner as if the Company paid cash for the services provided.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

2. Basis of Presentation (cont.)

ix. Income Taxes

The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Company provides a valuation allowance on deferred tax assets unless it is more likely than not that such assets will be realized.

Significant Accounting Estimates and Judgments

The preparation of financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Significant management judgments and estimates were applied to the following areas:

i. TOML Acquisition

In March 2020, the Company completed the TOML Acquisition (Note 3) and applied guidance from U.S. GAAP Accounting Standard Coding (“ASC”) 805 to understand the accounting treatment regarding this acquisition and make necessary judgements.

ASC 805 defines a business as inputs and processes, when applied to the inputs, resulting in the creation of outputs. The key input acquired in connection with the TOML Acquisition is the TOML Exploration License and the related intellectual property. TOML Exploration License is in the development stage and therefore does not produce outputs. ASC 805 requires that where there is no output, there must be both an input and substantive process which must include an organized workforce with the necessary skills, experience, and knowledge to develop and convert the inputs into outputs, for a group of assets to be considered a business. An organized workforce was not included in the TOML Acquisition and therefore the Company’s management deemed that the TOML Acquisition was not a business acquisition and only an acquisition of a group of assets.

The Company’s position is supported by ASC 805’s guidance that if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not considered a business. The value of the TOML is considered to be primarily in the TOML Exploration License.

Management also determined that other assets acquired (which included other intangible assets such as patents and trademarks) were connected to the TOML Exploration License and would not hold value by themselves. The value of the total cost was therefore capitalized into one line item on the Company’s balance sheet, the Exploration licenses.

ii. Valuation of common share-based payments

DeepGreen recognizes the cost of share-based awards granted to employees, non-employees and directors based on the estimated grant-date fair value of the awards. DeepGreen determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Fair Value of Common Stock on the Date of the Grant — DeepGreen uses the price of the most recent private placements to assess the value of its shares on the date of the grant of incentive stock options.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

2. Basis of Presentation (cont.)

•        Expected Term — DeepGreen uses the term of the award when calculating the expected term due to insufficient historical exercise data.

•        Expected Volatility — As DeepGreen’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the mining industry.

•        Expected Dividend Yield — The dividend rate used is zero as DeepGreen has never paid any cash dividends on common stock and does not anticipate doing so during the expected life of the stock options.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on Canadian Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Changes in these assumptions used to determine the fair value of the common share incentive stock options, including the vesting timeline of granted stock options, could have a material impact on the Company’s loss and comprehensive loss.

DeepGreen determines the fair value of common shares issued for services based on the most recent private placements.

Recently Adopted Accounting Guidance

i. Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize all leases on the balance sheet, including operating leases, unless the lease is a short-term lease. ASU 2016-02 also requires additional disclosures regarding leasing arrangements. ASU 2016-02 became effective for the Company as of January 1, 2019. At January 1, 2019, the Company had an office lease agreement expiring September 12, 2020 which was later extended to September 12, 2022. The Company elected the short-term lease recognition exemption and, as a result, no right of use assets or lease liabilities were recognized as of January 1, 2019.

ii. Stock Based Compensation

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718), which updates the accounting provisions for nonemployee share-based payments to be measured at fair value as of the grant date. ASU 2018-07 became effective for the Company as of January 1, 2019.

Recent Accounting Guidance Not Yet Adopted

i. Accounting for Income Taxes

In December 2019, the FASB issued a new standard to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard will be effective for the Company beginning Jan. 1, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard in the consolidated financial statements, including accounting policies, processes, and systems.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

3. TOML Acquisition

On March 31, 2020, the Company entered into an acquisition agreement (“TOML Acquisition”) to acquire the nodules business unit from Deep Sea Mining Finance Ltd. (“Deep Sea Mining”). As part of this acquisition the Company acquired TOML, Koloa Moana, Offshore Minerals, TOML Singapore, TOML Hold 1 & TOML Hold 2 (together, the “TOML Group”), for a total purchase price, before transaction costs, of $32,000,000. TOML holds an ISA Exploration Contract in the Clarion Clipperton Zone of the East Pacific Ocean (“TOML Exploration Contract”). The TOML Acquisition includes the exclusive rights held by TOML to explore for polymetallic nodules in an area covering 74,713 km2, a priority right to apply for an exploitation contract to mine polymetallic nodules in the same area, and some exploration related equipment. The TOML group also holds various patents and an application right with respect to a prospecting exploration license in the Republic of Kiribati.

The purchase price of $32 million was settled through initial cash payments of $500,000 in two tranches of $250,000 each (paid), issuance of 7,777,777 common shares of the Company, $60,000 payment to ISA on behalf of Deep Sea Mining and deferred consideration of $3.44 million to be paid on January 31, 2021. As long as the deferred consideration remains outstanding, it is secured by the shares of the TOML Group. The Common Share consideration paid by the Company was valued at $3.60 per share based on the recent private placements completed by the Company, for a total of $28 million.

The Company had the option of settling the deferred consideration in either cash or Common Shares of the Company at its sole discretion. Subsequent to the year ended December 31, 2020, the arrangement with Deep Sea Mining was amended to pay the entire deferred consideration with cash in tranches by June 30, 2021 (Note 16).

The Company incurred legal and regulatory fees to complete the acquisition, totalling $47,375.

The Company determined that the value of TOML acquisition was substantially concentrated in the TOML Exploration Contract and therefore considered this to be an acquisition of a group of connected assets rather than an acquisition of business. As a consequence, the total cost of the transaction was primarily allocated to exploration licenses.

The net assets acquired as part of the TOML acquisition were as follows:

Net Assets acquired as at March 31, 2020	$
Cash payment	560,000
Common shares issued for TOML acquisition (7,777,777 @ $3.60)	27,999,997
Transaction costs paid	47,375
Deferred consideration	3,440,000
Total Acquisition Cost	32,047,372
Allocated to
Equipment (Note 7)	21,274
Exploration licenses (Note 8)	42,701,464
Deferred tax liability (Note 15)(1)	(10,675,366)

____________

(1)      A deferred tax liability of $10,675,366 is recognized by the Company on acquisition during the year ended December 31, 2020 related to the difference between the book value and the tax basis of the TOML exploration license (Note 15).

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

4. Financial Instruments

Categories of Financial Instruments

	December 31 2020 $	December 31 2019 $
Financial assets
Amortized cost
Cash and cash equivalents	10,096,205	15,950,624
	10,096,205	15,950,624

Financial liabilities
Amortized cost
Accounts payable and accrued liabilities	4,315,477	1,802,514
Deferred acquisition costs	3,440,000	—
	7,755,477	1,802,514

5. Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and term deposits with a remaining term to maturity of three months or less as follows:

	December 31 2020 $	December 31 2019 $
Cash	10,096,205	1,450,624
Term deposits	—	14,500,000
	10,096,205	15,950,624

6. Receivables and Prepayments

	December 31 2020 $	December 31 2019 $
Taxes and other receivables	55,832	12,871
Prepayments	72,940	59,525
	128,772	72,396

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

7. Equipment

The continuity schedule of equipment is as follows:

Cost	Exploration and other equipment $	Office equipment $	Total $
Balance, December 31, 2018	95,514	20,950	116,464
Additions	2,123,475	—	2,123,475
Balance, December 31, 2019	2,218,989	20,950	2,239,939
TOML Acquisition (Note 3)	21,274	—	21,274
Balance, December 31, 2020	2,240,263	20,950	2,261,213
Accumulated depreciation
Balance, December 31, 2018	(33,951)	(14,961)	(48,912)
Amortization for the year	(336,990)	(2,451)	(339,441)
Balance, December 31, 2019	(370,941)	(17,412)	(388,353)
Amortization for the year	(562,122)	(1,061)	(563,183)
Balance, December 31, 2020	(933,063)	(18,473)	(951,536)

Net book value
As at December 31, 2019	1,848,048	3,538	1,851,586
As at December 31, 2020	1,307,200	2,477	1,309,677

8. Exploration Licenses

Significant Exploration Agreements

NORI Exploration Contract:

The Company’s wholly-owned subsidiary, NORI, was granted a polymetallic nodule exploration contract in the Clarion Clipperton Zone of the East Pacific Ocean by the ISA on July 22, 2011. The contract was acquired for $250,000, and provides NORI with exclusive rights to explore for polymetallic nodules in an area covering 74,830 km2 for 15 years subject to complying with the exploration contract terms (Note 12) and provides NORI with the priority right to apply for an exploitation contract to mine polymetallic nodules in the same area.

NORI has a right to renounce, without penalty, the whole or part of its rights in the exploration area at any time and therefore doesn’t have a fixed commitment with relation to the NORI License (Note 12)

Marawa Agreements:

On March 17, 2012 the Company’s wholly-owned subsidiary, DGE, entered into an Option Agreement (the “Option Agreement”) with Marawa and the Republic of Kiribati (the “State”). This Option Agreement has been amended on October 1, 2013. Under the amended Option Agreement, for an option fee of $250,000, DGE has the right to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for the greater of $300,000 or the value of any amounts owing to DGE by Marawa. This Option, can be exercised when a default event, as defined by the amendment agreement, occurs and anytime within 40 years after the date of execution of the Option agreement.

As at December 31, 2020, Marawa had no amounts owing to DGE under the Services Agreement and no purchase tenements had been granted to Marawa.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

8. Exploration Licenses (cont.)

On October 1, 2013, DGE entered into a services agreement (the “Services Agreement”) with Marawa and the State, which grants the Company the exclusive right to carry out all exploration and mining in the Marawa Area. Under this agreement DGE will pay to the ISA on behalf of Marawa the following dues: $47,000 annual exploration fees, the ISA royalty and taxes and the ISA exploitation application fee of $250,000. Also, DGE will ensure that the activities carried out in the International Seabed Area by DGE and any other service contractor complies with the ISA regulations and any other required regulations under the Agreement. The Marawa Area is situated in close proximity to the 74,830 km2 NORI Area.

The Services Agreement grants DGE the right to recover any and all polymetallic nodules from the Marawa Tenement Area by paying the Republic of Kiribati a royalty per wet tonne of polymetallic nodules (adjusted for inflation from October 1, 2013 onwards).

DGE has the right to terminate the Services Agreement at its sole discretion by giving written notice to Marawa and the State, and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the annual ISA exploration fee and ISA royalties and taxes) that are outstanding at the date of termination or that are incurred within 12 months after the date of such termination. There are no other longer term commitments with respect to the Marawa Option and the Services Agreement.

TOML Exploration Contract:

The Company’s wholly-owned subsidiary, TOML, was granted a polymetallic nodule exploration contract in the six areas of Clarion Clipperton Zone of the East Pacific Ocean by the ISA on Jan 11 2012. The TOML Group was acquired by the Company for $32 million from Deep Sea Mining (Note 3). TOML has the exclusive rights to explore for polymetallic nodules in an area covering 74,713 km2 for 15 years and a priority right to apply for an exploitation contract to mine polymetallic nodules in the TOML area.

Strategic Partnerships

Marine Vessel Services:

Effective March 15, 2017, the Company entered into a strategic partnership with Maersk Supply Service A/S (“Maersk”) to undertake the exploration, environmental base line and offshore testing required to support development of feasibility studies for economic production of polymetallic nodules from the Clarion Clipperton Zone. Under the agreement, Maersk provides marine vessel services and project management services, enabling DeepGreen to undertake the various marine cruises to support required prefeasibility studies. During these marine cruises DeepGreen undertook baseline studies required to complete an Environmental and Social Impact Assessment (“ESIA”), collected nodules for metallurgical test work and collected samples for resource evaluation. The costs related to marine vessel use is settled through DeepGreen Common Shares, the number of which is based on a contractual price of $1.25 per Common Share. Project management services provided by Maersk are paid in cash (Note 16).

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

8. Exploration Licenses (cont.)

Common Shares transactions with Maersk since the inception of the strategic partnership with DeepGreen are as follows:

Year of Service	Invoiced amount $	Contractual Common Share Price $	# of Common Shares	Fair value of Common Shares $(1)	Cost Recognized $
2017/2018	2,565,500	1.25	2,052,400	0.75	1,539,300
2018	4,593,828	1.25	3,675,062	1.75	6,431,359
2019	5,615,480	1.25	4,492,384	3.60	16,172,582
2019/2020(2)	5,120,013	1.25	4,096,011	3.60	14,745,639
2020(2)	4,471,895	1.25	3,577,516	3.60	12,879,057
	22,366,716		17,893,373		51,767,937

____________

(1)      The fair value of the Company’s Common Shares was determined based on the private placements completed around the time of Common Share issuances to Maersk.

(2)      As at December 31, 2020, 3,577,516 (2019 – 1,780,632) Common Shares were yet to be issued by the Company for total value of $12,879,057 (2019 – $6,410,275) (Note 16).

As at December 31, 2020, Maersk owned 14,315,857 Common Shares of the Company which constituted 8.8% of the total Common Shares outstanding.

Total Maersk project management fees incurred during the year ended December 31, 2020 amounted to $4,407,478 (2019 – $2,820,625)., of which $1,829,268 remained outstanding as of December 31, 2020 (2019 – $437,159)

Pilot Mining Test Project

On March 29, 2019, DeepGreen and Allseas entered into a strategic alliance to conduct a Pilot Mining Test System (“PMTS”), the successful completion of which would aid DeepGreen’s application for an exploitation contract with the ISA. Under the terms of this strategic alliance, Allseas subscribed for 6,666,668 Common Shares of DeepGreen for a total of $20,000,000 in cash (received during the year ended December 31,2019) and in consideration for a successful PMTS, DeepGreen committed to paying Allseas $30,000,000 in cash and further issuing 10,000,000 Common Shares (with a contractual price of $3.00 per share) for an additional $30,000,000 to Allseas. This additional payment is contingent upon successful delivery of the PMTS. Allseas will cover all the development cost of the project and will own all intellectual property used and generated in the development of the PMTS.

Upon successful completion of the PMTS, DeepGreen and Allseas have also agreed to enter into a nodule collection and shipping agreement whereby Allseas will provide production services for the production of the first 200 million metric tonnes of polymetallic nodules on a cost plus 50% profit basis.

DeepGreen and Allseas can terminate the strategic alliance without cause at any time subject to the following:

•        DeepGreen will have a call option to buy Allseas’ Common Shares in DeepGreen at the original contractual price.

•        Allseas will have the right to collect 100 million metric tonnes (wet) of manganese nodule resources held by the Company by paying DeepGreen a royalty equivalent to 50% of the royalty charged by the ISA on the nodules collected.

•        DeepGreen will have the right of first refusal to acquire and process all nodules collected using Allseas nodule collection and shipping systems.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

8. Exploration Licenses (cont.)

Upon termination without successful commissioning of the PMTS, Allseas will be compelled to either (at Allseas’ sole election):

•        Acquire an additional 10,000,000 Common Shares in DeepGreen for a consideration of $30,000,000; or

•        Sell at least 6,666,667 Common Shares held in DeepGreen to the Company for total consideration of $1.

The fair value of the Company’s Common Shares at the time of the initial subscription of $20,000,000 by Allseas was determined to be $1.75 per Common Share, based on the recent private placements completed by the Company at the time. As a result, the difference between the fair value and the total proceeds of $8,333,335 ($1.25 per Common Share) was considered to be an additional initial contribution by Allseas during the year ended December 31, 2019.

During 2020, the PMTS agreement was amended and DeepGreen paid an additional $10,000,000 in cash and issued 2,777,778 common shares valued at $3.60 per share for an additional $10,000,000 to allow for higher costs that had been incurred by Allseas. The expense related to the payment and issuance of shares was offset by the additional initial contribution by Allseas received in 2019.

During the year ended December 31, 2020, Allseas subscribed for an additional 2,777,778 Common Shares for cash proceeds of $10 million. As at December 31, 2020, Allseas owned 12,222,224 Common Shares of the Company which constituted 7.5% of total Common Shares outstanding.

As at December 31, 2020, DeepGreen’s original commitment to pay Allseas $30,000,000 in cash and 10,000,000 common shares on completion of PMTS remained as the PMTS had not yet been successfully completed. The PMTS and strategic alliance agreements were further amended subsequent to the year end (Note 16).

Reconciliation — Exploration Licenses

A reconciliation of the Company’s exploration licenses is as follows:

	NORI License $	Marawa Option $	TOML License $	Total $
Balance at December 31, 2018 and 2019	250,000	198,855	—	448,855
TOML Acquisition (Note 3)	—	—	42,701,464	42,701,464
Balance at December 31, 2020	250,000	198,855	42,701,464	43,150,319

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

8. Exploration Licenses (cont.)

Exploration Expenses

The breakdown of exploration expenses incurred during 2020 and 2019 is as follows:

For the year ended December 31, 2020	General $	NORI License $	Marawa Option $	TOML $	Total $
Exploration expenses
Exploration labour	—	1,557,966	721,940	500,828	2,780,734
Marine cruise	—	23,119,404	2,618,512	2,255,172	27,993,088
Pilot Mining Test	—	9,333,334	1,166,666	1,166,666	11,666,666
Common Share options-based payments (Note 10)	—	449,405	275,813	108,170	833,388
Amortization (Note 7)	—	555,740	—	6,382	562,122
External consulting	39,968	2,829,200	650,168	649,263	4,168,599
Travel, workshop and other	—	663,684	191,056	22,108	876,848
	39,968	38,508,733	5,624,155	4,708,589	48,881,445
For the year ended December 31, 2019	General $	NORI License $	Marawa Option $	Total $
Exploration expenses
Exploration labour	—	1,635,858	895,165	2,531,023
Marine cruise	—	27,039,041	1,120,737	28,159,778
Common Share options-based payments (Note 10)	—	769,175	508,385	1,277,560
Amortization (Note 7)	—	336,990	—	336,990
External consulting	19,578	4,834,170	563,210	5,416,958
Travel, workshop and other	—	785,638	322,281	1,107,919
	19,578	35,400,872	3,409,778	38,830,228

9. Share Capital

Authorized and Issued

The Company has two classes of shares, being its Common Shares and Class B Preferred Shares. The authorized and issued share capital of the Company is as follows:

	Authorized	Issued and Outstanding
Common Shares	Unlimited, with no par value	163,658,134
Class B Preferred Shares	Unlimited, with no par value	440,000

Class B Preferred Shares are non-dividend earning and include voting rights similar to Common Shares. However, if any dividend is declared on Common Shares, the Company is required to concurrently declare and pay dividend on Class B Preferred Shares in the amount per share equal to the dividend per share paid on the Common shares. These Class B Preferred Shares rank ahead of Common Shares in the event of liquidation and are subject to automatic conversion to Common Shares on the basis of 1 Class B Preferred Share to 1 Common Share in the event of the Company closing a qualified Initial Public Offering of its Common Shares or if the Company undertakes a business combination, which results in the holders of the Common Shares of the Company holding securities of another entity.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

9. Share Capital (cont.)

The Class B Preferred Shares were issued in September 2016 at $1.25 per share. These shares had a condition that if, within 36 months after their issuance, the Company issued additional Common Shares for consideration in cash that was less than the issue price of the Class B Preferred Shares (“Subsequent Financing Securities”), each holder of a Class B Preferred Share had the right to acquire Common Shares at an issue price of $0.05 per share, for such number of Common Shares as would be required to lower the average acquisition cost of the holder’s Class B Preferred Shares and such Common Shares to the purchase price of the Subsequent Financing Securities. The Class B Preferred Shareholders exercised this right and purchased 314,285 Common Shares of the Company for total proceeds of $15,714.

Continuity of Share Capital

Common Shares	Number	Amount $
Balance – December 31, 2018	122,210,059	40,350,123
Private placement	10,185,811	26,158,504
Financing cost incurred – Cash	—	(2,079)
Financing cost incurred – Stock options-based payments (Note 10)	—	(1,584,657)
Issued for services	8,167,446	14,270,606
Exercise of stock options	500,000	631,948
Balance – December 31, 2019	141,063,316	79,824,445
Private placement	5,659,920	20,375,712
Financing cost incurred – Cash	—	(28,089)
Financing cost incurred – Stock options-based payments (Note 10)	—	(396,568)
Issued for TOML acquisition	7,777,777	27,999,997
Issued for services	6,907,121	24,865,637
Exercise of stock options	2,250,000	1,790,157
Balance – December 31, 2020	163,658,134	154,431,291
Class B Preferred Shares	Number	Amount $
Balance – December 31, 2018, 2019 and 2020	440,000	550,000

Fiscal 2020 Activity — Shares

During the year ended December 31, 2020, the Company issued 5,659,920 Common shares in private placements for total proceeds of $20,375,712. Total cash financing cost incurred by the Company in conjunction with the financings amounted to $28,089.

The Company issued 2,777,778 and 4,096,010 Common Shares to Allseas and Maersk, respectively, for services (Note 8). The Company issued and additional 33,333 Common Shares for services to an arm’s length party. Such Common Shares were valued at $3.60 per share based on the pricing of the recent private placements.

During the year ended December 31, 2020 option holders exercised 2,250,000 (2019 – 500,000) stock options for total proceeds of $919,465 (2019 – $350,000) at a weighted average exercise price of $0.41 (2019 – $0.70) per share.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

9. Share Capital (cont.)

Fiscal 2019 Activity — Shares

During the year ended December 31, 2019, the Company issued 3,519,143 Common shares in private placements at $1.75 per Common Share for total proceeds of $6,158,500. The Company also issued 6,666,668 common shares to Allseas pursuant to the strategic alliance agreement (Note 8) to additional proceeds of $20 million. Total cash financing cost incurred by the Company in conjunction with the financings amounted to $2,079.

The Company further issued 8,167,446 Common Shares for services to Maersk (Note 8) and 500,000 Common shares were issued upon exercise of incentive stock options at a price of $0.70 for total proceeds of $350,000.

10. Stock Options

Pursuant to the Company’s stock option plan, directors may, from time to time, authorize the issuance of stock options to directors, officers, employees, and consultants of the Company and its subsidiaries. The board of directors grants such options with vesting periods and the exercise prices determined at its sole discretion. The Company’s stock option plan provides that the aggregate number of Common Shares reserved for issuance under the plan shall not exceed 20% of the total number of issued and outstanding Common Shares of the Company on a non-diluted basis. As at December 31, 2020, there were 13,429,912 outstanding, leaving 19,301,715 stock options that are reserved for further issuance.

Continuity — Common Share Options

A continuity schedule of the Company’s stock options is as follows:

	Options Outstanding	Weighted average exercise price $	Aggregate Intrinsic value of stock options	Weighted average contractual life (years)
Outstanding – December 31, 2018	19,138,748	0.71	5,741,624	8.16
Cancelled	(1,362,500)	0.75
Forfeited	(350,000)	0.75
Granted	50,000	0.75
Exercised	(500,000)	0.70
Outstanding – December 31, 2019	16,976,248	0.70	49,231,119	7.28
Cancelled	(862,500)	0.75
Forfeited	(1,725,000)	0.75
Expired	(100,000)	0.35
Granted	1,391,164	2.31
Exercised	(2,250,000)	0.41
Outstanding – December 31, 2020	13,429,912	0.90	36,126,463	7.34
Vested and expected to Vest – December 31, 2020	13,429,912	0.90	36,126,463	7.34
Vested and exercisable – December 31, 2020	12,575,162	0.84	34,833,199	7.33

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

10. Stock Options (cont.)

A summary of the Company’s stock options outstanding as at December 31, 2020 is as follows:

Expiry Date	Exercise price		Weighted average life to expiry (years)	Options Outstanding	Options Exercisable
January 18, 2021		$0.35	0.05	100,000	100,000
March 31, 2024		$0.75	3.25	63,748	63,748
May 16, 2021		$0.75	0.37	50,000	50,000
June 1, 2028		$0.75	7.42	11,875,000	11,520,250
June 30, 2028		$3.00	7.50	1,000,000	500,000
June 30, 2028	$	Nil	7.50	100,000	100,000
December 31, 2025		$0.75	5.00	220,000	220,000
December 31, 2025		$0.25	5.00	21,164	21,164
				13,429,912	12,575,162

On July 23, 2018, the Company granted 5,300,000 common share options to employees, directors and consultants of the Company. The options had performance vesting conditions based on the Company reaching certain equity financing milestones. The Company estimated the realization of the vesting conditions as follows:

Vesting condition	Estimated date of completion	Exercise Price	Number of Options	Status as at December 31, 2020
Raise $10,000,000	March 1, 2019	$0.75	987,500	Forfeited
Complete Go Public transaction	June 1, 2019	$0.75	375,000	Forfeited
Raise $20,000,000	September 1, 2019	$0.75	1,481,500	Vested
Raise $30,000,000	March 1, 2020	$0.75	978,000	Vested
Raise $40,000,000	September 1, 2020	$0.75	862,500	Forfeited
Raise $40,000,000	December 31, 2020	$0.75	500,000	Vested
Raise $50,000,000	March 1, 2021	$0.75	115,500	Vested
			5,300,000

As at December 31, 2020 based on the price of the most recent private placements, the fair value of the Company’s common shares was $3.60 per share. A total of 13,429,912 incentive stock options were in the money with weighted average intrinsic value of $2.69 per share.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2020 and 2019 was $7,187,500 and $1,450,000, respectively. The total grant date fair value of options that vested during the year ended December 31, 2020 and 2019 was $4,585,796 and $3,216,076, respectively. As of December 31, 2020, total unrecognized stock-based compensation expense of $800,704 related to unvested stock options is expected to be recognized over a weighted-average recognition period of approximately 0.53 years.

Activity and Valuation — Common Share Options

On July 1, 2020, 1,000,000 incentive stock options were granted to certain non employees. These incentive stock options, exercisable at $3.00 per share, expire on June 30, 2028. A total of 500,000 options vested on the date of the grant and the remaining options vest on July 1, 2021.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

10. Stock Options (cont.)

On July 7, 2020, 100,000 incentive stock options were granted to a consultant of the Company in return for the services provided by the consultant. These incentive stock options, exercisable at $Nil per share, expire on June 30, 2028 and vest immediately.

On December 23, 2020, 291,164 incentive stock options were granted to the consultants of the Company. Of these, a total of 270,000 incentive stock options are exercisable at $0.75 per share while 21,164 incentive stock options are exercisable at $0.25 per share. All options included in this grant vested immediately and expire on Dec 31, 2025.

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions:

	2020	2019
Expected dividend yield	0.00%	0.00%
Expected stock price volatility	100.00%	100.00%
Risk-free interest rate	0.53%	1.59%
Expected life of options (years)	7.38	2.00
Estimated per share fair value of the Company’s Common Shares	3.60	1.75

Changes in these assumptions could have a material impact on the Company’s loss and comprehensive loss.

During the year ended December 31, 2020 the Company recognized $396,567 (2019 – $1,584,657) as part of financing costs within equity, for realizing the above-mentioned performance conditions. The Company also recognized additional $4,096,519 (2019 – $1,679,486) as common share option-based payments expense in the statement of loss and comprehensive loss. A total of $3,263,131 (2019 – $401,926) related to corporate matters and was charged to the statement of loss and comprehensive loss as common share options-based payments whereas $833,388 (2019 – $1,277,560), representing the allocation to exploration activities, was included within exploration expenses.

11. Related Party Transactions

The Company’s subsidiary, DGE, is party to a consulting agreement with SSCS Pte. Ltd. (“SSCS”) to manage offshore engineering studies. A director of DGE is employed through SSCS Pte. Ltd. Consulting services during the year ended December 31, 2020 amounted to $275,000 (2019 – $248,308) and are disclosed as external consulting and Exploration labour within exploration expenses (Note 9). As at December 31, 2020, the amount payable to SSCS amounted to $22,917 (2019 – $22,917).

The Company’s Chief Ocean Scientist provides consulting services to the Company through Ocean Renaissance LLC (“Ocean Renaissance”) where he is a principal. Consulting services during the year ended December 31, 2020 amounted to $366,667 (2019 – $354,999) and are disclosed as exploration labour within exploration expenses (Note 9). As at December 31, 2020, the amount payable to Ocean Renaissance amounted to $175 (2019 – $17,484).

12. Commitments

NORI Exploration Contract

As part of NORI’s exploration contract with the ISA with respect to the NORI Area (Note 9), NORI committed to expending $5 million over the five-year period from 2017 to 2021. Such commitment has already been met. Such commitment is negotiated with the ISA and has flexibility where the amount can be reduced.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

12. Commitments (cont.)

Marawa Exploration Contract

As part of Marawa’s exploration contract with the ISA with respect to the Marawa Area (Note 9), Marawa commits to expending funds on exploration activities on an annual basis. The Commitment for fiscal 2020 was Australian dollar $1 million and for fiscal 2021 is Australian dollar $2 million. Such commitment is negotiated with the ISA on an annual basis.

TOML Exploration Contract

As part of TOML’s exploration contract with the ISA with respect to the TOML Area (Note 8), TOML has committed to expending $30 million for a period from 2016 to 2021 in the first five-year review finalized in 2016. Such commitment has flexibility where the amount can be reduced by the ISA and such reduction would be dependent upon various factors including the success of the exploration programs and the availability of funding. As at December 31, 2020 the Company expended approximately $4.7 million. DeepGreen is due to discuss the progress since the acquisition of the TOML Group with the ISA later during 2021.

Offtake Agreements,

On May 25, 2012, the Company’s wholly owned subsidiary, DGE, and Glencore International AG (“Glencore”) entered into a copper offtake agreement and a nickel offtake agreement. DGE has agreed to deliver to Glencore 50% of the annual quantity of copper and nickel produced at a DGE owned processing facility from nodules derived from the NORI Area at LME referenced market pricing with allowances for product quality and delivery location. Both the copper and nickel offtake agreements are for the life of the Company’s rights to the NORI Area. Either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate the agreement by giving twelve months’ notice.

Sponsorship Agreements

On July 5, 2017, the Republic of Nauru (“Nauru”), the Nauru Seabed Minerals Authority and NORI entered into a sponsorship agreement (the “NORI Sponsorship Agreement”) formalising certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Area. Upon reaching a minimum level of nodule production from the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

On March 8, 2008, the Kingdom of Tonga (“Tonga”) and TOML entered into a sponsorship agreement (the “TOML Sponsorship Agreement”) formalising certain obligations of the parties in relation to TOML’s exploration and potential exploitation of the TOML Area. Upon reaching a minimum recovery level of nodule production from the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

13. Supplemental Cash Flow Information

Non-Cash Investing and Financing Activities	For the year ended December 31 2020 $	For the year ended December 31 2019 $
Common Shares issued for previous services (Note 8)	6,410,275	6,431,359
Common Shares issued for exploration license acquisition (Note 3)	27,999,997	—
Settlement of additional contribution from Allseas (Note 8)	8,333,335	—
Financing stock options issued (Note 10)	396,567	1,584,657

14. Segmented Information

The Company’s business consists of only one operating segment, namely exploration of seafloor polymetallic nodules, which includes the development of a metallurgical process to treat such seafloor polymetallic nodules. Details on a geographical basis of the Company’s long-lived assets are as follows:

Equipment	December 31 2020 $	December 31 2019 $
Republic of Nauru	1,292,308	1,848,048
Tonga	14,892	—
North America	2,477	3,538
Total	1,309,677	1,851,586

15. Income Taxes

Reconciliation of Effective Tax Rate

The Company is subject to Canadian federal and provincial tax for the estimated assessable profit for the years ended December 31, 2019 and 2020 at a rate of 27.00%. The Company had no assessable profit in Canada for all periods disclosed.

The tax expense at statutory rates for the Company can be reconciled to the reported loss for the year per the statement of loss and comprehensive loss as follows:

	For the year ended December 31 2020 $	For the year ended December 31 2019 $
Net loss for the year	(56,631,379)	(43,072,371)
Canadian Federal and Provincial income tax rates	27.00%	27.00%
Income tax recovery based on the above rates	(15,290,472)	(11,629,540)
Permanent differences	980,690	386,507
Effect of differences in future and foreign tax rates	11,151,898	10,042,909
Foreign exchange and other	(141,758)	(275,813)
Valuation allowance changes affecting the provision of income taxes	3,299,642	1,475,937
Total income taxes	—	—

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

15. Income Taxes (cont.)

The Company follows a comprehensive model for recognizing, measuring, presenting, and disclosing uncertain tax positions taken or expected to be taken on a tax return. Tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company currently has no uncertain tax positions and is therefore not reflecting any adjustments for such in its deferred tax asset.

The Company’s policy is to account for income tax related interest and penalties in income tax expense in the accompanying statements of operations. There have been no income tax related interest or penalties assessed or recorded.

The Company’s deferred income taxes are as follows:

	December 31 2020 $	December 31 2019 $
Deferred Tax Assets
Non-capital losses	10,925,043	5,156,568
Capital losses and other	70,162	68,777
Equipment	5,102	4,701
Share issuance costs	74,506	128,931
Total deferred income tax assets	11,074,813	5,358,977
Valuation allowance	(11,074,813)	(5,358,977)
Deferred tax asset recognized	—	—
Deferred tax liability recognized	(10,675,366)	—

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The deferred tax liability is recognized due to the difference between the book value and the tax basis of the acquired assets, as part of the TOML Acquisition (Note 3).

Deductible temporary differences, unused tax losses and unused tax credits:

	December 31 2020 $	December 31 2019 $	Expiry Date Range
Non-capital losses	45,312,941	21,081,632	See below
Capital losses	519,720	509,463	Not applicable
Equipment	18,895	17,412	Not applicable
Share issuance costs	275,949	477,522	2021 to 2024

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

15. Income Taxes (cont.)

As at December 31, 2020, the Company had non-capital loss carry-forwards of $45,312,941 that may be used to offset future taxable income. These losses, if not utilized, will expire as follows:

	Canada	United States	Singapore	Tonga
2031	445,778	—	—	—
2032	478,464	—	—	—
2033	325,440	—	—	—
2034	812,056	—	—	—
2035	1,814,112	2,340	—	—
2036	1,601,988	232	—	—
2037	2,615,282	208	—	—
2038	4,800,633	—	—	—
2039	3,497,333	—	—	—
2040	4,312,741	—	—	—
No expiry	—	—	10,214,470	14,391,864
	20,703,827	2,780	10,214,470	14,391,864

As at December 31, 2019, the non-capital loss carry-forwards of $21,081,632 pertained to the following:

	Canada	United States	Singapore	Tonga
Loss carry-forwards	15,725,792	2,780	5,353,060	—

The Company files income tax returns in Canada, Singapore and the Kingdom of Tonga, and is subject to examination in these jurisdictions for all years since the Company’s inception in 2011. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years which have been carried forward and may be audited in subsequent years when utilized. The timing of the resolution, settlement and closure of any income tax audits is highly uncertain, and the Company is unable to estimate the full range of possible adjustments to the balance of gross unrecognized tax benefits. It is possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months. As at December 31, 2020, the 2020 tax year filings for the Company and its subsidiaries (where applicable) remain unfiled and have not been assessed by the relative tax Authorities.

16. Subsequent Events

In preparing the consolidated financial statements for the year ended December 31, 2020, the Company has evaluated subsequent events for recognition and disclosure through March 26, 2021, the date that these consolidated financial statements and accompanying notes were available for issuance.

1.      On January 27, 2021, the Company signed a Letter of Intent (“LOI”) with Sustainable Opportunities Acquisition Corporation (“SOAC”), a NYSE listed Special Purpose Acquisition Corporation (“SPAC”), for a proposed business combination (“Business Combination”) in which SOAC would merge with DeepGreen pursuant to a proposed combination and relisting on NASDAQ. The new entity will be renamed The Metals Company in connection with the merger.

The Parties to the LOI have granted mutual exclusivity of 30 days to complete transaction due diligence and commence marketing to potential PIPE investors in connection with the transaction. SOAC currently holds approximately $300 million in treasury and the parties expect to raise an additional $330 million in PIPE funds. The proposed structure contemplates that on completion, DeepGreen shareholders would hold approximately 77% of The Metals Company, PIPE Investors approximately11% and SOAC investors approximately 10% and SOAC Sponsors approximately 2%. Certain DeepGreen Shareholders would be subject to a customary lock up arrangement for a period of up to 12 months or once certain trading conditions of The Metals Company have been met.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

16. Subsequent Events (cont.)

In addition to the share-based consideration in SOAC, each DeepGreen shareholder would receive incentive shares (the “Incentive Shares”). These Incentive Shares would vest and be issued to each DeepGreen Shareholder when The Metals Company’s share price trades above certain thresholds as follows:

Share price ($)	15	25	35	50	75	100	150	200
Incentive Shares (mil)	5	10	10	20	20	20	25	25

Similarly, in connection with the transaction, the SOAC sponsors will also be entitled to additional 0.5 million Incentive Shares when the share price of The Metals Company trades at $50.00.

In connection with the proposal, SOAC, a Cayman entity, proposes to redomicile to Canada. Accordingly, DeepGreen would amalgamate and remain a Canadian entity, being listed in the United States on the NASDAQ.

The Company and SOAC finalized the Business Combination agreement on March 4, 2021. The parties are currently evaluating the accounting impact of the transaction.

2.      The Company made a payment of $1,250,000 on January 26, 2021, and $440,000 on February 26, 2021 to Deep Sea in connection with the deferred consideration related to TOML Acquisition (Note 3). The Company has committed to making the remaining payment of $1,750,000 by June 30, 2021.

3.      On January 29, 2021, 1,800,000 incentive stock options, with exercise price of $0.75 per share, were exercised by the Company’s directors and officers for total proceeds of $1,350,000.

4.      On February 17, 2021, the Company granted a total of 490,666 incentive stock options to certain directors and non-employees. These options have an exercise price of between $0.25 per share and $0.75 per share, vested immediately upon grant, and expire between February 17, 2026 and February 26, 2026.

5.      On February 26, 2021, the Company granted a total of 40,400 incentive stock options to a consultant. These options have an exercise price between $0.25 per share, vested immediately upon grant, and expire on February 26, 2026.

6.      During February 2021, the Company raised a total of $26 million through convertible debentures financing. The convertible debentures bear interest at the rate of 7.0% per annum, compounded annually, with maturity date that is 24 months from the date of the financing. The debentures can be converted into shares of the Company at anytime at the conversion price of $10 per share. Unless any interest is converted prior to the maturity date, all accrued and unpaid interest shall be payable at the maturity date in common shares of the Company at a conversion price of $10 per share.

In the event that the Company completes a SPAC transaction or a change of control transaction at any time prior to the maturity date, the debenture value will be automatically converted into the common shares at the conversion price immediately prior to the SPAC or change of control transaction. If the debentures, or any portion thereof, is not converted by the holder upon the earlier of the maturity date or the completion of the SPAC of change of control transaction, the outstanding debenture value will automatically convert into the common shares of the Company at the conversion price of $10 per share.

On February 18, 2021, debentures totalling $500,000 were converted to 50,000 common shares of the Company.

7.      On March 1, 2021, the Company issued 3,666,267 Common Shares to Maersk to settle the invoiced amount of $4,582,834 with respect to the use of the marine vessel. Of the total invoice amount, $4,471,595 pertained to the marine cruises undertaken during the year ended December 31, 2020.

DeepGreen Metals Inc.
Notes to Consolidated Financial Statements
December 31, 2020
Expressed in US Dollars unless otherwise stated

16. Subsequent Events (cont.)

On March 4, 2021, the agreement with Maersk was amended whereby all future costs pertaining to the use of the marine vessel would be paid in cash rather than through issuance of the Common Shares of the Company. The amended agreement is in place until early 2022, at which point the parties will finalize the potential offshore engagement beyond 2022.

8.      On March 4, 2021, the Company granted 4,973,237 incentive stock options to certain employees, directors and consultants under the Company’s short-term incentive payment plan (the “STIP”), as well as 8,450,000 incentive stock options to the same individuals under its long-term incentive plan (the “LTIP”).

The stock options granted under the STIP expire on June 1, 2028, have and exercise prices ranging between $0.75 per share and $3.60 per share, and have vesting periods to a maximum of three years.

The stock options granted under the LTIP have an exercise price of $0.75 per share and expire on June 1, 2028. These options vest based on performance conditions as follows: 25% when the Company’s market capitalization equals $3 billion, 35% when the Company’s market capitalization equals $6 billion, 20% upon the date the ISA grants an exploitation contract to the Company, and 20% upon the commencement of commercial production following the grant of the exploitation contract.

9.      On March 4, 2021, DeepGreen entered into an amended agreement with Allseas (the “Amendment # 3”) whereby, upon successful completion of the Business Combination, instead of issuing 10 million Common Shares to Allseas in connection with the PMTS, DeepGreen issued to Allseas a warrant to acquire 10 million DeepGreen Common Shares at a nominal value (the “Allseas Warrant”). The Allseas Warrant will vest and become exercisable upon successful completion of the PMTS and will expire on September 30, 2026. There are vesting conditions associated with the Allseas Warrant whereby a maximum of 10 million DeepGreen Common Shares would be issued if the PMTS is completed by September 30, 2023, gradually decreasing to 5 million DeepGreen Common Shares if PMTS is completed after September 30, 2025.

The Allseas Warrant will be assumed by SOAC at the closing of the Business Combination to become a warrant to purchase The Metals Company (“TMC”) common shares, adjusted for the exchange ratio for the transaction. If the market price of the TMC common shares on June 1, 2022 is higher than $15 per share (as adjusted based on the exchange ratio for the closing of the Business Combination), the aggregate value of the shares underlying the warrant above $150 million as at June 1, 2022 will automatically become a commercial credit from Allseas to TMC equal to the excess value. This commercial credit will be effective on the vesting date of the Allseas Warrant and the Company will be able to exchange this excess value for any future goods and services from Allseas under the nodule collection and shipping contract for one year after commercial production.

The cash payment of $30 million in the original agreement was also amended to be paid as follows, provided that the Business Combination is completed:

•        $10 million on June 30, 2021 with Allseas providing confirmation of placing an order of certain equipment and demonstrating certain progress on construction of the collector vehicle;

•        $10 million on the later of (i) January 1, 2022, and (ii) confirmation of successful collection of the North Sea test; and

•        $10 million upon successful completion of the PMTS.

The Amendment # 3 is not effective until the successful completion of the Business Combination. If the Business Combination is not consummated, the Allseas Warrant shall be cancelled and the rights and obligations set forth in Amendment # 3 shall not take effect and the rights and obligations under the arrangements with Allseas as in effect prior to the execution of Amendment # 3 shall continue in effect unless otherwise amended.

DEEPGREEN METALS INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(UNAUDITED)

DeepGreen Metals Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
US Dollars

	Note	As at March 31 2021 $	As at December 31 2020 $
ASSETS
Current
Cash and cash equivalents		25,224,404	10,096,205
Receivables and prepayments		120,697	128,772
		25,345,101	10,224,977
Non-current
Exploration licenses	4	43,150,319	43,150,319
Equipment		1,211,451	1,309,677
		44,361,770	44,459,996
TOTAL ASSETS		69,706,871	54,684,973

LIABILITIES
Current
Accounts payable and accrued liabilities	4,8	6,429,351	4,315,477
Deferred acquisition costs	3	1,250,000	3,440,000
		7,679,351	7,755,477
Non-current
Convertible debentures	5	25,720,452	—
Deferred tax liability	3	10,675,366	10,675,366
		44,075,169	18,430,843

EQUITY
Common shares (unlimited shares, no par value – issued: 169,230,402 (December 31, 2020 – 163,658,134)	6	183,137,353	154,431,291
Preferred shares (unlimited share, no par value – issued: 440,000 (December 31, 2020 – 440,000)	6	550,000	550,000
Additional Paid in Capital		63,576,426	45,346,696
Accumulated other comprehensive loss		(1,215,660)	(1,215,659)
Deficit		(220,416,417)	(162,858,198)
		25,631,702	36,254,130
TOTAL LIABILITIES AND EQUITY		69,706,871	54,684,973

Nature of Operations (Note 1)
Commitments (Note 9)
Subsequent Events (Note 12)

“Gerard Barron”, Director

“Paul Matysek”, Director

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss
(Unaudited)
US Dollars (except weighted average number of shares outstanding)

	Note	For the three months ended March 31 2021 $	For the three months ended March 31 2020 $
Operating expenses
Exploration expenses	4	39,364,151	12,181,916
Consulting fees		638,776	173,199
Investor relations		1,129,646	177,697
Office and sundry		96,260	64,336
Professional fees		2,821,888	67,088
Salaries and wages		277,499	225,677
Director fees		48,784	47,285
Common Share options-based payments	7	12,878,985	16,880
Transfer agent and filing fees		3,764	3,878
Travel		59,408	98,777
		57,319,161	13,056,733
Other items
Foreign exchange loss (gain)		18,606	(34,979)
Interest expense (income)		220,452	(41,417)
Loss for the period		57,558,219	12,980,337

Other comprehensive income to be reclassified to profit and loss in subsequent periods
Currency translation loss (gain)		1	(157)
Comprehensive loss for the period		57,558,220	12,980,180
Loss per share – Basic and diluted		0.35	0.09
Weighted average number of common shares outstanding		166,149,715	141,193,613

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
US Dollars

	Note	For the three months ended March 31 2021 $	For the three months ended March 31 2020 $
Cash resources provided by (used in)

Operating activities
Loss for the period		(57,558,219)	(12,980,337)
Items not affecting cash:
Amortization		98,226	139,200
Expenses settled in share-based payments	4,7	45,058,520	8,452,421
Unrealized foreign exchange		(965)	2,187
Changes in non-cash working capital
Receivables and prepayments		8,075	(43,204)
Accounts payable and accrued liabilities		2,113,874	1,459,763
Interest on convertible debentures and investments	5	220,452	41,417
		(10,060,037)	(2,928,553)
Investing activities
Acquisition of exploration license	3	(2,190,000)	(250,000)
		(2,190,000)	(250,000)
Financing activities
Exercise of stock options	7	1,377,272	—
Proceeds from issuance of convertible debentures	5	26,000,000	—
Proceeds from issuance of common shares (net of fees and other costs)	6	—	1,166,818
		27,377,272	1,166,818

Net change in cash and cash equivalents		15,127,235	(2,011,735)
Impact of exchange rate changes on cash and cash equivalents		964	(2,029)
Cash and cash equivalents – beginning of period		10,096,205	15,950,624
Cash and cash equivalents – end of period		25,224,404	13,936,860

Supplemental cash flow information (Note 10)

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)
United States Dollars

	Share Capital $	Preferred Shares $	Additional Paid in Capital $	Accumulated Other Comprehensive Loss $	Deficit $	Total $
December 31, 2020	154,431,291	550,000	45,346,696	(1,215,659)	(162,858,198)	36,254,130
Exercise of incentive stock options	2,542,193	—	(1,172,421)	—	—	1,369,772
Common shares issued for exploration expenses	25,663,869	—	(12,879,057)	—	—	12,784,812
Conversion of debentures	500,000	—	—	—	—	500,000
Common Share options-based payments	—	—	32,273,708	—	—	32,273,708
Common shares to be issued for options exercise	—	—	7,500	—	—	7,500
Currency translation differences	—	—	—	(1)	—	(1)
Loss for the period	—	—	—	—	(57,558,219)	(57,558,219)
March 31, 2021	183,137,353	550,000	63,576,426	(1,215,660)	(220,416,417)	25,631,702

December 31, 2019	79,824,445	550,000	35,255,520	(1,215,534)	(106,226,819)	8,187,612
Private placement	667,512	—	—	—	—	667,512
Financing cost	(26,260)	—	—	—	—	(26,260)
Common shares issued for TOML Acquisition	27,999,997	—	—	—	—	27,999,997
Common shares to be issued for exploration expenses	—	—	8,835,363	—	—	8,835,363
Common Share options-based payments	—	—	117,058	—	—	117,058
Currency translation differences	—	—	—	157	—	157
Loss for the period	—	—	—	—	(12,980,337)	(12,980,337)
March 31, 2020	108,465,694	550,000	44,207,941	(1,215,377)	(119,207,156)	32,801,102

See accompanying notes

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

1. Nature of Operations

DeepGreen Metals Inc. (“DeepGreen” or the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s corporate office, registered address and records office is located at 10th floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

DeepGreen is a Canadian company engaged in seafloor mineral exploration in the Clarion Clipperton Zone (the “Clarion Clipperton Zone”), approximately 2,000 km west of Mexico in the East Pacific Ocean, a region that hosts high grade polymetallic nodules containing manganese, nickel, copper and cobalt. DeepGreen is considered to have mining operations and mining properties in accordance with SEC regulations. The Company is also developing technology for onshore processing of polymetallic nodules as well as working with Allseas Group S.A (“Allseas”) to develop a system to collect, lift and transport nodules to shore. DeepGreen’s subsidiary, Nauru Ocean Resources Inc., (“NORI”) was granted an exploration license by the International Seabed Authority (“ISA”) in July 2011 and has exclusive rights to explore for polymetallic nodules covering 74,830 km2 in the Clarion Clipperton Zone (“NORI Area”). The Company also has an agreement with Marawa Research and Exploration Ltd (“Marawa”) with respect to polymetallic nodules in an exploration area of 74,990 km2 in the Clarion Clipperton Zone granted to Marawa by the ISA where DeepGreen can purchase such tenements granted to Marawa or exclusively collect nodules from this area (the “Marawa Area”) in return for a royalty payable to Marawa. During the year ended December 31, 2020, the Company acquired Tonga Offshore Mining Ltd. (“TOML”) (Note 3). TOML was granted an exploration license by the ISA in January 2012 and has exclusive rights to explore for polymetallic nodules covering 74,713 km2 of the Clarion Clipperton Zone.

On March 4, 2021, the Company and Sustainable Opportunities Acquisition Corporation (“SOAC”), a NYSE listed Special Purpose Acquisition Corporation (“SPAC”), entered into a business combination agreement (the “BCA”) in which SOAC would merge with DeepGreen pursuant to a proposed combination and relist on the NASDAQ (the “Business Combination”). The new entity will be renamed TMC the metals company Inc. (“TMC”) in connection with the Business Combination.

SOAC holds approximately $300 million in treasury and the parties raised an additional $330 million in Private Investment in Public Equity (“PIPE”) funds at $10 per share. The proposed structure contemplates that on completion, DeepGreen shareholders would hold approximately 77% of TMC, PIPE Investors approximately11% and SOAC investors approximately 10% and SOAC Sponsors approximately 2%. Certain DeepGreen Shareholders would be subject to a customary lock up arrangement for a period of up to 12 months or once certain trading conditions of TMC have been met.

In addition to the share-based consideration in SOAC, each DeepGreen shareholder would receive incentive shares (the “Incentive Shares”). These Incentive Shares would vest and be issued to each DeepGreen Shareholder when TMC’s share price trades above certain thresholds as follows:

Share price ($)	15	25	35	50	75	100	150	200
Incentive Shares (mil)	5	10	10	20	20	20	25	25

Similarly, in connection with the transaction, the SOAC sponsors will also be entitled to additional 0.5 million Incentive Shares when the share price of TMC trades at $50.00.

In connection with the Business Combination, SOAC, a Cayman entity, would redomicile to Canada. Accordingly, DeepGreen would amalgamate and remain a Canadian entity, being listed in the United States on the NASDAQ.

The Business Combination is subject to the approval of SOAC’s and DeepGreen’s shareholders and other customary closing conditions, including the registration statement being declared effective by the US Securities and Exchange Commission (the “SEC”). A registration statement on form S-4 was filed with the SEC on April 8, 2021.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

1. Nature of Operations (cont.)

The recovery of the Company’s exploration licenses and attainment of profitable operations is dependent upon many factors including, among other things: financing being arranged by the Company to continue operations, explore and develop the ocean floor for the extraction of polymetallic nodules as well as develop processing technology for the treatment of polymetallic nodules, the establishment of a mineable resource, the commercial and technical feasibility of seafloor polymetallic nodule mining and processing, metal prices, and regulatory approval for mining and environmental permitting. The outcome of these matters cannot presently be determined because they are contingent on future events.

Despite the expected completion of the Business Combination, the Company will require additional funding in the future for administration and to execute its exploration and development plans. While the Company has been successful in obtaining its required funding in the past, there is no assurance that such financing will continue to be available. Factors that could affect the availability of financing include, among other things, progress and exploration results, the state of international debt and equity markets, investor perceptions and expectations, and the global financial and metals markets.

Since March 2020, several measures have been implemented by the governments in Canada, the United States, Australia, and the rest of the world in the form of office closures and limiting the movement of personnel in response to the increased impact from the novel coronavirus (“COVID-19”). While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impact on our business operations, exploration and development plans, results of operations, financial position, and cash flows cannot be reasonably estimated at this time.

2. Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements are prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) for interim financial statements. Accordingly, certain information and footnote disclosures required by US GAAP have been condensed or omitted in these unaudited consolidated financial statements pursuant to such rules and regulation. In management’s opinion, these unaudited consolidated interim financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s statement of financial position, operating results for the periods presented, comprehensive loss, stockholder’s equity and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2021 or for any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2020. The Company has applied the same accounting policies as in the prior year.

Basis of Measurement

These unaudited condensed consolidated financial statements have been prepared under the historical cost convention and are presented in United States (“US”) dollars.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts in the unaudited consolidated financial statements and the notes thereto. Significant estimates and assumptions reflected in these unaudited consolidated financial statements include, but are not limited to, the valuation of common-share based payments, including valuation of the incentive stock options (Note 7) and the common shares issued to Maersk Supply Service A/S (“Maersk”) (Note 4 & 6). Actual results could differ materially from those estimates.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

2. Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements Issued and Adopted

i. Accounting for Debt with Conversion and Other Options

In August 2020, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU” 2020-08, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)”, which simplifies the accounting for convertible instruments by reducing the number of accounting models and requiring that a convertible instrument be accounted for as a single liability measured at amortized cost. Further the ASU 2020-08 amends the earnings per share guidance by requiring the diluted earnings per share calculation for convertible instruments to follow the if-converted method, with the use of the treasury stock method no longer permitted. The ASU 2020-08 is effective for fiscal period after December 15, 2021, with early adoption permitted, but no earlier than fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. The ASU 2020-08 allows either a modified retrospective method of transition or a fully retrospective method of transition, with any adjustments recognized as an adjustment to the opening balance of deficit. The Company adopted this standard on January 1, 2021. The standard did not have any impact on the Company’s historical financial statements but was applied to recognize the impact of the convertible debentures issued during February 2021. (Note 5).

3. TOML Acquisition

On March 31, 2020, the Company entered into an acquisition agreement (“TOML Acquisition”) to acquire the nodules business unit of Tong Offshore Mining Ltd (“TOML”) and other entities in the group (the “TOML Group”), from Deep Sea Mining Finance Ltd. (“Deep Sea Mining”). Total purchase price of the TOML Acquisition, before transaction costs, was $32,000,000. TOML holds an ISA Exploration Contract in the Clarion Clipperton Zone of the East Pacific Ocean (“TOML Exploration Contract”). The TOML Acquisition includes the exclusive rights held by TOML to explore for polymetallic nodules in an area covering 74,713 km2, a priority right to apply for an exploitation contract to mine polymetallic nodules in the same area, and some exploration related equipment. The TOML group also holds various patents and an application right with respect to a prospecting exploration license in the Republic of Kiribati.

The purchase price of $32,000,000 was settled through initial cash payments of $500,000 in two tranches of $250,000 each (paid on March 31, 2020 and May 31, 2020, respectively), issuance of 7,777,777 common shares of the Company, $60,000 payment to ISA on behalf of Deep Sea Mining and deferred consideration of $3.44 million to be paid on January 31, 2021. As long as the deferred consideration remains outstanding, it is secured by the shares of the TOML Group. The Common Share consideration paid by the Company was valued at $3.60 per share based on the recent private placements completed by the Company, for a total of $28 million.

The Company had the option of settling the deferred consideration in either cash or Common Shares of the Company at its sole discretion. During January 2021, the arrangement with Deep Sea Mining was amended to pay the entire deferred consideration with cash in tranches by June 30, 2021.

The Company incurred legal and regulatory fees to complete the acquisition, totalling $47,375.

The Company determined that the value of TOML Acquisition was substantially concentrated in the TOML Exploration Contract and therefore considered this to be an acquisition of a group of connected assets rather than an acquisition of business. As a consequence, the total cost of the transaction was primarily allocated to exploration licenses.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

3. TOML Acquisition (cont.)

The net assets acquired as part of the TOML acquisition were as follows:

Net Assets acquired	$
Cash payment	560,000
Common shares issued for TOML acquisition (7,777,777 @ $3.60)	27,999,997
Transaction costs paid	47,375
Deferred consideration	3,440,000
Total Acquisition Cost	32,047,372
Allocated to
Equipment	21,274
Exploration licenses (Note 4)	42,701,464
Deferred tax liability(1)	(10,675,366)

____________

(1)      A deferred tax liability of $10,675,366 was recognized by the Company on acquisition during the year ended December 31, 2020 related to the difference between the book value and the tax basis of the TOML exploration license.

The Company made payments to Deep Sea Mining as follow in connection with the deferred consideration: $1,250,000 on January 26, 2021, $440,000 on February 26, 2021, $500,000 on March 31, 2021, and $500,000 on April 30, 2021. The Company has committed to making the remaining payment of $750,000 by June 30, 2021.

4. Exploration Licenses

Significant Exploration Agreements

NORI Exploration Contract:

The Company’s wholly-owned subsidiary, NORI, was granted a polymetallic nodule exploration contract in the Clarion Clipperton Zone of the East Pacific Ocean by the ISA on July 22, 2011. The contract was acquired for $250,000, and provides NORI with exclusive rights to explore for polymetallic nodules in an area covering 74,830 km2 for 15 years subject to complying with the exploration contract terms (Note 9) and provides NORI with the priority right to apply for an exploitation contract to mine polymetallic nodules in the same area.

NORI has a right to renounce, without penalty, the whole or part of its rights in the exploration area at any time and therefore doesn’t have a fixed commitment with relation to the NORI License (Note 9)

Marawa Agreements:

On March 17, 2012 the Company’s wholly-owned subsidiary, DeepGreen Engineering Pte. Ltd. (“DGE”), entered into an Option Agreement (the “Marawa Option Agreement”) with Marawa and the Republic of Kiribati (the “State”). This Marawa Option Agreement was amended on October 1, 2013. Under the amended Marawa Option Agreement, for an option fee of $250,000, DGE has the right to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for the greater of $300,000 or the value of any amounts owing to DGE by Marawa. This Marawa Option, can be exercised when a default event, as defined by the amendment agreement, occurs and anytime within 40 years after the date of execution of the Marawa Option agreement.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

4. Exploration Licenses (cont.)

As at March 31, 2021, Marawa had no amounts owing to DGE under the Marawa Services Agreement (defined below) and no purchase tenements had been granted to Marawa.

On October 1, 2013, DGE entered into a services agreement (the “Marawa Services Agreement”) with Marawa and the State, which grants the Company the exclusive right to carry out all exploration and mining in the Marawa Area. Under this agreement DGE will pay to the ISA on behalf of Marawa the following dues: $47,000 annual exploration fees, the ISA royalty and taxes and the ISA exploitation application fee of $250,000. Also, DGE will ensure that the activities carried out in the Marawa Area by DGE and any other service contractor complies with the ISA regulations and any other required regulations. The Marawa Area is situated in close proximity to the 74,830 km2 NORI Area.

The Marawa Services Agreement grants DGE the right to recover any and all polymetallic nodules from the Marawa Area by paying the Republic of Kiribati a royalty per wet tonne of polymetallic nodules (adjusted for inflation from October 1, 2013 onwards).

DGE has the right to terminate the Marawa Services Agreement at its sole discretion by giving written notice to Marawa and the State, and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the annual ISA exploration fee and ISA royalties and taxes) that are outstanding at the date of termination or that are incurred within 12 months after the date of such termination. There are no other longer term commitments with respect to the Marawa Option and the Marawa Services Agreement.

TOML Exploration Contract:

The Company’s wholly-owned subsidiary, TOML, was granted a polymetallic nodule exploration contract in the six areas of Clarion Clipperton Zone of the East Pacific Ocean by the ISA on Jan 11 2012. The TOML Group was acquired by the Company for $32 million from Deep Sea Mining (Note 3). TOML has the exclusive rights to explore for polymetallic nodules in an area covering 74,713 km2 for 15 years and a priority right to apply for an exploitation contract to mine polymetallic nodules in the TOML area.

Strategic Partnerships

Marine Vessel Services:

Effective March 15, 2017, the Company entered into a strategic partnership with Maersk to undertake the exploration, environmental base line and offshore testing required to support development of feasibility studies for economic production of polymetallic nodules from the Clarion Clipperton Zone. Under the agreement, Maersk provides marine vessel services and project management services, enabling DeepGreen to undertake the various marine cruises to support required prefeasibility studies. During these marine cruises DeepGreen undertook baseline studies required to complete an Environmental and Social Impact Assessment (“ESIA”), collected nodules for metallurgical test work and collected samples for resource evaluation. Up until February 5, 2021, the costs related to the marine vessel use was settled through DeepGreen Common Shares, the number of which was based on a contractual price of $1.25 per Common Share. Project management services provided by Maersk are paid in cash.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

4. Exploration Licenses (cont.)

Common Shares transactions with Maersk since the inception of the strategic partnership with DeepGreen are as follows:

Year of Service	Invoiced amount $	Contractual Common Share Price $	# of Common Shares	Fair value of Common Shares $(1)	Cost Recognized $
2017/2018	2,565,500	1.25	2,052,400	0.75	1,539,300
2018	4,593,828	1.25	3,675,062	1.75	6,431,359
2019	5,615,480	1.25	4,492,384	3.60	16,172,582
2019/2020	5,120,013	1.25	4,096,011	3.60	14,745,639
2020/2021(2)	4,582,834	1.25	3,666,267	7.00	25,663,869
	22,477,655		17,982,124		64,552,749

____________

(1)      The fair value of the Company’s Common Shares was determined based on the private placements completed around the time of Common Share issuances to Maersk, including the application of weighted average probability for the closing of the Business Combination.

(2)      During the three months ended March 31, 2021, the Company issued 3,666,267 Common Shares to Maersk of which, 3,577,516 pertained to the marine vessel use during the year ended December 31, 2020. These Common Shares were recognized at their estimated fair value of $7.00 (December 31, 2020 – $3.60 per Common Share).

As at March 31, 2021, Maersk owned 17,982,124 Common Shares of the Company which constituted 10.63% of the total Common Shares outstanding. Maersk is considered a related party to the Company.

Total cost incurred to Maersk for marine campaigns during the three months ended March 31, 2021 and 2020 amounted to $16,206,338 and $10,186,981, respectively.

On March 4, 2021, the agreement with Maersk was amended whereby all costs incurred from February 5, 2021 pertaining to the use of the marine vessel would be paid in cash rather than through issuance of the Common Shares of the Company. The amended agreement is in place until early 2022, at which point the parties will finalize the potential offshore engagement beyond 2022. During the period from February 5, 2021 to March 31, 2021, the Company incurred a total of $3,421,525 to Maersk for marine campaign related costs.

As at March 31, 2021, amount payable to Maersk was $2,920,329 (December 31, 2020 – $1,829,268).

Pilot Mining Test Project

On March 29, 2019, DeepGreen and Allseas entered into a strategic alliance to conduct a Pilot Mining Test System (“PMTS”), the successful completion of which would aid DeepGreen’s application for an exploitation contract with the ISA. Under the terms of this strategic alliance, Allseas subscribed for 6,666,668 Common Shares of DeepGreen for a total of $20,000,000 in cash (received during the year ended December 31, 2019) and in consideration for a successful PMTS, DeepGreen committed to paying Allseas $30,000,000 in cash and further issuing 10,000,000 Common Shares (with a contractual price of $3.00 per share) for an additional anticipated cost of $30,000,000 to Allseas. This additional payment is contingent upon successful delivery of the PMTS. Allseas will cover all the development cost of the project and will own all intellectual property used and generated in the development of the PMTS.

Upon successful completion of the PMTS, DeepGreen and Allseas have also agreed to enter into a nodule collection and shipping agreement whereby Allseas will provide production services for the production of the first 200 million metric tonnes of polymetallic nodules on a cost plus 50% profit basis.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

4. Exploration Licenses (cont.)

DeepGreen and Allseas can terminate the strategic alliance without cause at any time subject to the following:

•        DeepGreen will have a call option to buy Allseas’ Common Shares in DeepGreen at the original contractual price.

•        Allseas will have the right to collect 100 million metric tonnes (wet) of manganese nodule resources held by the Company by paying DeepGreen a royalty equivalent to 50% of the royalty charged by the ISA on the nodules collected.

•        DeepGreen will have the right of first refusal to acquire and process all nodules collected using Allseas nodule collection and shipping systems.

Upon termination without successful commissioning of the PMTS, Allseas will be compelled to either (at Allseas’ sole election):

•        Acquire an additional 10,000,000 Common Shares in DeepGreen for a consideration of $30,000,000; or

•        Sell at least 6,666,667 Common Shares held in DeepGreen to the Company for total consideration of $1.

The fair value of the Company’s Common Shares at the time of the initial subscription of $20,000,000 by Allseas was determined to be $1.75 per Common Share, based on the recent private placements completed by the Company at the time. As a result, the difference between the fair value and the total proceeds of $8,333,335 (i.e. $1.25 per Common Share) was considered to be an additional initial contribution by Allseas during the year ended December 31, 2019.

During 2020, the PMTS agreement was amended and DeepGreen paid an additional $10,000,000 in cash and issued 2,777,778 common shares valued at $3.60 per share for an additional $10,000,000 to allow for higher costs that had been incurred by Allseas. The expense related to the payment and issuance of shares was offset by the additional initial contribution by Allseas received in 2019.

During the year ended December 31, 2020, Allseas subscribed for an additional 2,777,778 Common Shares for cash proceeds of $10 million.

On March 4, 2021, DeepGreen entered into an amended agreement with Allseas (the “Amendment # 3”) whereby, upon successful completion of the Business Combination (Note 1), instead of issuing 10 million Common Shares to Allseas in connection with the PMTS, DeepGreen issued to Allseas a warrant to acquire 10 million DeepGreen Common Shares at a nominal value (the “Allseas Warrant”). The Allseas Warrant will vest and become exercisable upon successful completion of the PMTS and will expire on September 30, 2026. There are vesting conditions associated with the Allseas Warrant whereby a maximum of 10 million DeepGreen Common Shares would be issued if the PMTS is completed by September 30, 2023, gradually decreasing to 5 million DeepGreen Common Shares if PMTS is completed after September 30, 2025.

The Allseas Warrant will be assumed by SOAC at the closing of the Business Combination (Note 1) to become a warrant to purchase TMC common shares, adjusted for the exchange ratio for the transaction. If the market price of the TMC common shares on June 1, 2022 is higher than $15 per share (as adjusted based on the exchange ratio for the closing of the Business Combination), the aggregate value of the shares underlying the warrant above $150 million as at June 1, 2022 will automatically become a commercial credit from Allseas to TMC equal to the excess value. This commercial credit will be effective on the vesting date of the Allseas Warrant and the Company will be able to exchange this excess value for any future goods and services from Allseas under the nodule collection and shipping contract for one year after commercial production.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

4. Exploration Licenses (cont.)

The cash payment of $30 million in the original agreements was also amended to be paid as follows, provided that the Business Combination is completed:

•        $10 million on June 30, 2021 with Allseas providing confirmation of placing an order of certain equipment and demonstrating certain progress on construction of the collector vehicle;

•        $10 million on the later of (i) January 1, 2022, and (ii) confirmation of successful collection of the North Sea test; and

•        $10 million upon successful completion of the PMTS.

The Amendment # 3 is not effective until the successful completion of the Business Combination as discussed in Note 1 and as such, the impact of the amendment is not recognized within these condensed unaudited consolidated financial statements. If the Business Combination is not consummated, the Allseas Warrant shall be cancelled and the rights and obligations set forth in Amendment # 3 shall not take effect and the rights and obligations under the arrangements with Allseas as in effect prior to the execution of Amendment # 3 shall continue in effect unless otherwise amended.

As at March 31, 2021, Allseas owned 12,222,224 Common Shares of the Company which constituted 7.22% of total Common Shares outstanding.

Exploration Expenses

The breakdown of exploration expenses incurred is as follows:

For the period ended March 31, 2021	General $	NORI License $	Marawa Option $	TOML $	Total $
Exploration expenses
Exploration labour	—	435,767	188,434	166,189	790,390
Marine cruise	—	13,329,423	1,666,177	1,666,177	16,661,777
Pilot Mining Test	—	—	—	—	—
Common Share options-based payments (Note 7)	—	10,733,007	4,392,998	4,268,718	19,394,723
Amortization	—	96,923	—	1,117	98,040
External consulting	511	1,537,866	259,327	289,640	2,087,344
Travel, workshop and other	—	150,401	79,084	102,392	331,877
	511	26,283,387	6,586,020	6,494,233	39,364,151
For the period ended March 31, 2020	General $	NORI License $	Marawa Option $	Total $
Exploration expenses
Exploration labour	—	416,091	230,705	646,796
Marine cruise	—	8,093,819	2,105,646	10,199,465
Common Share options-based payments (Note 7)	—	58,267	41,911	100,178
Amortization	—	138,935	—	138,935
External consulting	11,514	347,367	134,294	493,175
Travel, workshop and other	—	431,404	171,963	603,367
	11,514	9,485,883	2,684,519	12,181,916

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

5. Convertible Debentures

During February 2021, the Company raised a total of $26 million through a convertible debentures financing. The convertible debentures bear interest at the rate of 7.0% per annum, compounded annually, with a maturity date that is 24 months from the date of the financing. The debentures can be converted into shares of the Company at anytime at the conversion price of $10 per share. Unless any interest is converted prior to the maturity date, all accrued and unpaid interest shall be payable at the maturity date in DeepGreen Common Shares at a conversion price of $10 per share.

In the event that the Company completes the Business Combination (Note 1) or another change of control transaction at any time prior to the maturity date, the debenture value will be automatically converted into the common shares at the conversion price immediately prior to the Business Combination or the change of control transaction. If the debentures, or any portion thereof, are not converted by the holder upon the earlier of the maturity date or the completion of the Business Combination or the change of control transaction, the outstanding debenture value will automatically convert into the common shares of the Company at the conversion price of $10 per share.

On February 18, 2021, convertible debentures with a principal amount of $500,000 were converted into 50,000 Common Shares of the Company.

During the three months ended March 31, 2021, the Company accrued $220,452 of interest on convertible debentures.

As at March 31, 2021, the Company has reserved 2,572,045 Common Shares to be issued upon conversion of the outstanding debentures, consisting of $25,500,000 and $220,452 of principal and accrued interest, respectively.

6. Share Capital

Authorized and Issued

The Company has two classes of shares, being its Common Shares and Class B Preferred Shares. The authorized and issued share capital of the Company is as follows:

	Authorized	Issued and Outstanding
Common Shares	Unlimited, with no par value	169,230,401
Class B Preferred Shares	Unlimited, with no par value	440,000

Class B Preferred Shares are non-dividend earning and include voting rights similar to Common Shares. However, if any dividend is declared on Common Shares, the Company is required to concurrently declare and pay dividend on Class B Preferred Shares in the amount per share equal to the dividend per share paid on the Common shares. These Class B Preferred Shares rank ahead of Common Shares in the event of liquidation and are subject to automatic conversion to Common Shares on the basis of 1 Class B Preferred Share to 1 Common Share upon completion of the Business Combination (Note 1) or any other change in control transaction.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

6. Share Capital (cont.)

Continuity of Share Capital

Common Shares	Number	Amount $
Balance – December 31, 2019	141,063,316	79,824,445
Private placement	5,659,920	20,375,712
Financing cost incurred – Cash	—	(28,089)
Financing cost incurred – Stock options-based payments	—	(396,568)
Issued for TOML acquisition (Note 3)	7,777,777	27,999,997
Issued for services	6,907,121	24,865,637
Exercise of stock options	2,250,000	1,790,157
Balance – December 31, 2020	163,658,134	154,431,291
Issued for services (Note 4)	3,666,267	25,663,869
Exercise of stock options	1,856,000	2,542,193
Conversion of debentures	50,000	500,000
Balance – March 31, 2021	169,230,401	183,137,353
Class B Preferred Shares	Number	Amount $
Balance – December 31, 2020 and March 31, 2021	440,000	550,000

Fiscal 2021 Activity

The Company issued 3,666,267 Common Shares to Maersk for services valued at $7.00 per share (Note 4). The Company estimated the fair value of common stock based on observable transactions in the Company’s common stock and by applying a probability-weighted approach to various outcomes. The approach involves estimates, judgments and assumptions that are highly complex and subjective. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation of its common stock as of each valuation date which may have a material impact on the valuation of the Company’s common stock and equity awards for accounting purposes.

During the period ended March 31, 2021 option holders exercised 1,856,000 stock options for total proceeds of $1,369,772 at a weighted average exercise price of $0.74 per share.

On February 18, 2021, convertible debentures with a principal amount of $500,000 were converted into 50,000 common shares of the Company.

7. Stock Options

Pursuant to the Company’s stock option plan, directors may, from time to time, authorize the issuance of stock options to directors, officers, employees, and consultants of the Company and its subsidiaries. The board of directors grants such options with vesting periods and the exercise prices determined at its sole discretion. The Company’s stock option plan provides that the aggregate number of Common Shares reserved for issuance under the plan shall not exceed 20% of the total number of issued and outstanding Common Shares of the Company on a non-diluted basis. As at March 31, 2021, there were 16,984,214 stock options outstanding under the Company’s Short-Term Incentive Plan (“STIP”) and 8,450,000 stock options outstanding under the Company’s Long-term Incentive Plan (“LTIP”), leaving 8,411,866 stock options that are reserved for further issuance.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

7. Stock Options (cont.)

Continuity

A continuity schedule of the Company’s stock options in the Company’s STIP is as follows:

	Options Outstanding	Weighted average exercise price $	Aggregate Intrinsic value of stock options	Weighted average contractual life (years)
Outstanding – December 31, 2020	13,429,912	0.90	36,126,463	7.34
Granted	5,504,302	2.44
Expired	(44,000)	0.45
Cancelled/Forfeited	(50,000)	0.75
Exercised	(1,856,000)	0.74
Outstanding – March 31, 2021	16,984,214	1.42	96,794,659	7.04
Vested and expected to Vest – March 31, 2021	16,984,214	1.42	96,794,659	7.04
Vested and exercisable – March 31, 2021	14,529,464	0.88	88,909,967	7.02

A summary of the Company’s stock options outstanding, granted under DeepGreen’s STIP as at March 31, 2021 is as follows:

Expiry Date	Exercise price		Weighted average life to expiry (years)	Options Outstanding	Options Exercisable
March 31, 2024		$0.75	3.00	63,748	63,748
December 31, 2025		$0.75	4.76	220,000	220,000
December 31, 2025		$0.25	4.76	21,164	21,164
February 2, 2026		$0.75	4.85	50,000	50,000
February 17, 2026		$0.60	4.89	133,000	133,000
February 17, 2026		$0.25	4.89	307,666	307,666
February 26, 2026		$0.25	4.91	40,400	40,400
June 1, 2028		$0.75	7.18	15,048,236	13,093,486
June 30, 2028		$3.00	7.25	1,000,000	500,000
June 30, 2028	$	Nil	7.25	100,000	100,000
				16,984,214	14,529,464

During the three months ended March 31, 2021, the Company also granted 8,450,000 under it’s LTIP. Such stock options have an exercise price of $0.75 per Common Share and expire on June 1, 2028. The aggregate intrinsic value of such LTIP stock options as at March 31, 2021 was $52,812,500. None of the LTIP stock options were exercisable on March 31, 2021. The Company expects such options to vest as and when the market and performance milestones described below are achieved. As at March 31, 2021, total unrecognized stock-based compensation expense for the LTIP stock options was $50,212,671.

As at March 31, 2021 the fair value of the Company’s Common Shares was $7.00 per share. The Company estimated the fair value of common stock based on observable transactions in the Company’s common stock and by applying a probability-weighted approach to various outcomes. The approach involves estimates, judgments and

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

7. Stock Options (cont.)

assumptions that are highly complex and subjective. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation of its common stock as of each valuation date which may have a material impact on the valuation of the Company’s common stock and equity awards for accounting purposes.

The aggregate intrinsic value of stock options exercised during the period ended March 31, 2021 was $11,618,560.

The total grant date fair value of STIP stock options that vested during the period ended March 31, 2021 was $24,611,641. As of March 31, 2021, total unrecognized stock-based compensation expense of $5,120,693 is expected to be recognized over a weighted-average recognition period of approximately 1.47 years.

Activity and Valuation

On February 17, 2021, the Company granted a total of 490,666 incentive stock options to certain directors and non-employees. These options have an exercise price of between $0.25 per share and $0.75 per share, vested immediately upon grant, and expire between February 17, 2026 and February 26, 2026.

On February 26, 2021, the Company granted a total of 40,400 incentive stock options to a consultant. These options have an exercise price between $0.25 per share, vested immediately upon grant, and expire on February 26, 2026.

On March 4, 2021, the Company granted 4,973,237 incentive stock options to certain employees, directors and consultants under the Company’s STIP, as well as 8,450,000 incentive stock options to the same individuals under its LTIP.

The stock options granted under the STIP expire on June 1, 2028, have and exercise prices ranging between $0.75 per share and $10 per share, and have vesting periods to a maximum of three years.

The stock options granted under the LTIP have an exercise price of $0.75 per share and expire on June 1, 2028. The LTIP awards vest as follows:

(1)    25% when the Company’s market capitalization equals $3 billion (“Tranche 1”);

(2)    35% when the Company’s market capitalization equals $6 billion (“Tranche 2”);

(3)    20% upon the date that the ISA grants an exploitation contract to the Company (“Tranche 3”); and

(4)    20% upon the commencement of the first commercial production following the grant of the exploitation contract (“Tranche 4”).

As the vesting of Tranche 1 and Tranche 2 is based on the Company’s market capitalization of $3 billion and $6 billion, respectively, these options are determined to be market-based awards (“Market Based Awards”) for which the Company has calculated fair value and derived a service period through which to expense the related fair value. The options included in Tranche 1 and Tranche 2 had a day one fair value of $6.47 per share and $6.28 per share and derived service periods of 0.33 years and 1.41 years, respectively. The Company will expense these awards rateably over the remaining service period.

Tranche 3 and Tranche 4 of the LTIP stock options vest based on the ISA contract and the commencement of commercial production. These options are determined to be performance-based awards (“Performance Based Awards”). The Company will recognize compensation costs for the Performance Based Awards if and when the Company concludes that it is probable that the performance conditions will be achieved. As of March 31, 2021, no

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

7. Stock Options (cont.)

compensation expense related to the Performance Based Awards was recorded as the awarding of an ISA contract is outside the control of the Company. The Company will reassess the probability of the vesting of the Performance Based Awards at each reporting period and adjust the compensation cost when determined to be probable.

The fair value of the options granted under the Company’s STIP was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions:

2021
Expected dividend yield	0.00%
Expected stock price volatility	89.44%
Risk-free interest rate	0.51%
Expected life of options (years)	3.73
Estimated per share fair value of the Company’s Common Shares	7.00

The fair value of the Market Based Awards granted under the LTIP was estimated on the date of grant using a Monte Carlo model to simulate a distribution of future stock prices with the following weighted average assumptions:

Tranche 1 and Tranche 2
Expected dividend yield	0.00%
Expected stock price volatility	90.98%
Risk-free interest rate	1.25%
Expected life of options (years)	7.25
Estimated per share fair value of the Company’s Common Shares	7.00

The fair value of the Performance Based Awards granted under the LTIP was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Tranche 3	Tranche 4
Expected dividend yield	0.00%	0.00%
Expected stock price volatility	91.23%	91.23%
Risk-free interest rate	0.82%	0.85%
Expected term (years)	5.22	5.35
Estimated per share fair value of the Company’s Common Shares	7.00	7.00

Changes in these assumptions could have a material impact on the Company’s loss and comprehensive loss.

During the three months ended March 31, 2021 and 2020, the Company recognized $32,273,708 and $117,058 respectively, as common share option-based payments expense in the statement of loss and comprehensive loss. A total of $12,878,985 (March 31, 2020 – $16,880) related to corporate matters and was charged to the statement of loss and comprehensive loss as common share options-based payments whereas $19,394,723 (March 31, 2020 – $100,178), representing the allocation to exploration activities, was included within exploration expenses.

8. Related Party Transactions

The Company’s subsidiary, DGE, is party to a consulting agreement with SSCS Pte. Ltd. (“SSCS”) to manage offshore engineering studies. A director of DGE is employed through SSCS Pte. Ltd. Consulting services during the period ended March 31, 2021 amounted to $74,479 (2020 – $68,750) and are disclosed as external consulting and Exploration labour within exploration expenses (Note 4). As at March 31, 2021, the amount payable to SSCS amounted to $22,917 (December 31, 2020 – $22,917).

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

8. Related Party Transactions (cont.)

The Company’s Chief Ocean Scientist provides consulting services to the Company through Ocean Renaissance LLC (“Ocean Renaissance”) where he is a principal. Consulting services during the period ended March 31, 2021 amounted to $92,509 (2020 – $92,500) and are disclosed as exploration labour within exploration expenses (Note 4). As at March 31, 2021, the amount payable to Ocean Renaissance amounted to $nil (December 31, 2020 – $175).

9. Commitments

NORI Exploration Contract

As part of NORI’s exploration contract with the ISA with respect to the NORI Area (Note 4), NORI committed to expending $5 million over the five-year period from 2017 to 2021. Such commitment has already been met. Such commitment is negotiated with the ISA and has flexibility where the amount can be reduced.

Marawa Exploration Contract

As part of Marawa’s exploration contract with the ISA with respect to the Marawa Area (Note 4), Marawa commits to expending funds on exploration activities on an annual basis. The Commitment for fiscal 2021 is Australian dollar $2 million. Such commitment is negotiated with the ISA on an annual basis.

TOML Exploration Contract

As part of TOML’s exploration contract with the ISA with respect to the TOML Area (Note 4), TOML has committed to expending $30 million for a period from 2016 to 2021 in the first five-year review finalized in 2016. Such commitment has flexibility where the amount can be reduced by the ISA and such reduction would be dependent upon various factors including the success of the exploration programs and the availability of funding. As at March 31, 2021 the Company expended approximately $11.2 million. DeepGreen is due to discuss the progress since the acquisition of the TOML Group with the ISA later during 2021.

Offtake Agreements,

On May 25, 2012, the Company’s wholly owned subsidiary, DGE, and Glencore International AG (“Glencore”) entered into a copper offtake agreement and a nickel offtake agreement. DGE has agreed to deliver to Glencore 50% of the annual quantity of copper and nickel produced at a DGE owned processing facility from nodules derived from the NORI Area at LME referenced market pricing with allowances for product quality and delivery location. Both the copper and nickel offtake agreements are for the life of the Company’s rights to the NORI Area. Either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate the agreement by giving twelve months’ notice.

Sponsorship Agreements

On July 5, 2017, the Republic of Nauru (“Nauru”), the Nauru Seabed Minerals Authority and NORI entered into a sponsorship agreement (the “NORI Sponsorship Agreement”) formalising certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Area. Upon reaching a minimum level of nodule production from the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
March 31, 2021
(Unaudited)
Expressed in US Dollars unless otherwise stated

9. Commitments (cont.)

On March 8, 2008, the Kingdom of Tonga (“Tonga”) and TOML entered into a sponsorship agreement (the “TOML Sponsorship Agreement”) formalising certain obligations of the parties in relation to TOML’s exploration and potential exploitation of the TOML Area. Upon reaching a minimum recovery level of nodule production from the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

10. Supplemental Cash Flow Information

Non-Cash Investing and Financing Activities	For the three months ended March 31 2021 $	For the three months ended March 31 2020 $
Common Shares issued to settle accounts payable and accrued liabilities. (Note 4)	12,879,057	—
Common Shares issued for exploration license acquisition (Note 3)	—	27,999,997

11. Segmented Information

The Company’s business consists of only one operating segment, namely exploration of seafloor polymetallic nodules, which includes the development of a metallurgical process to treat such seafloor polymetallic nodules. Details on a geographical basis of the Company’s long-lived assets are as follows:

Equipment	March 31 2021 $	December 31 2020 $
Republic of Nauru	1,195,385	1,292,308
Tonga	13,775	14,892
North America	2,291	2,477
Total	1,211,451	1,309,677

12. Subsequent Events

In preparing the consolidated financial statements for the period ended March 31, 2021, the Company has evaluated subsequent events for recognition and disclosure through May 26, 2021, the date that these unaudited consolidated financial statements and accompanying notes were available for issuance.

1.      A total of 768,462 stock options have been exercised for total proceeds of $605,765, out of which $7,500 was received during the period ended March 31, 2021.

ANNEX A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.,

1291924 B.C. UNLIMITED LIABILITY COMPANY,

AND

DEEPGREEN METALS INC.

DATED AS OF MARCH 4, 2021

Annex A-i

Annex A-ii

Annex A Page No.
Section 9.5	Governing Law	A-66
Section 9.6	Fees and Expenses	A-66
Section 9.7	Construction; Interpretation	A-66
Section 9.8	Exhibits and Schedules	A-66
Section 9.9	Parties in Interest	A-67
Section 9.10	Severability	A-67
Section 9.11	Counterparts; Electronic Signatures	A-67
Section 9.12	Knowledge of Company; Knowledge of SOAC	A-67
Section 9.13	No Recourse	A-67
Section 9.14	Extension; Waiver	A-68
Section 9.15	Waiver of Jury Trial	A-68
Section 9.16	Submission to Jurisdiction	A-68
Section 9.17	Remedies	A-69
Section 9.18	Trust Account Waiver	A-69
ANNEXES
Annex A	Supporting Company Shareholders	A-1

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 4, 2021, is made by and among Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company”). SOAC, NewCo Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) SOAC is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2019 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) NewCo Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of SOAC that was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SOAC, SOAC is required to provide an opportunity for its shareholders to have their outstanding SOAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SOAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), owns 7,410,000 SOAC Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Other Class B Shareholders (as defined herein), SOAC and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor and each Other Class B Shareholder has agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions) and (ii) waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, any adjustment to the conversion ratio set forth in the Governing Documents of SOAC or any other anti-dilution or similar protection with respect to the SOAC Class B Shares owned by him, her or it (whether resulting from the transactions contemplated by the PIPE Subscription Agreements (as defined herein) or otherwise) and (b) the Sponsor has agreed to exchange a certain number of SOAC Shares held by the Sponsor for Vesting Sponsor Shares (as defined herein) and the Sponsor Earnout Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, prior to the Effective Time, SOAC shall migrate and be continued from the Cayman Islands to British Columbia, Canada and domesticate as a company in British Columbia under Part 9, Division 8 of the Business Corporations Act (British Columbia) (the “BCBCA”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “SOAC Continuance”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, by means of an Arrangement under the BCBCA, at the Effective Time, SOAC, NewCo Sub and the Company shall consummate the Share Exchange and Amalgamation (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a subscription agreement, substantially in the forms attached hereto as Exhibit C and Exhibit D, as applicable (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and SOAC has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of SOAC Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Effective Time, following the SOAC Continuance and the PIPE Financing, (i) SOAC will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for SOAC Common Shares and Company Earnout Shares by means of an Arrangement under the BCBCA (the “Share Exchange”), (ii) the Company will become a wholly-owned Subsidiary of SOAC, and (iii) the Company and NewCo Sub will amalgamate to continue as one company (the “Surviving Company”), which shall be an unlimited liability company existing under the laws of British Columbia, Canada, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with the

Annex A-1

provisions of applicable Law (collectively, with the Share Exchange, the “Share Exchange and Amalgamation” and, together with the other transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, at the Closing, each of SOAC, the Sponsor, certain Company Shareholders, and each Other Class B Shareholder shall enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Sponsor, the Company Shareholders party thereto and each Other Class B Shareholder (a) will agree not to effect any sale or distribution of any Equity Securities of SOAC held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective SOAC Common Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SOAC (the “SOAC Board”) has (a) approved this Agreement, the Ancillary Documents to which SOAC is or will be a party and the transactions contemplated hereby and thereby (including the SOAC Continuance and the Transactions) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the SOAC Continuance and the Transactions) by the holders of SOAC Common Shares entitled to vote thereon;

WHEREAS, the board of directors of NewCo Sub, and, as applicable, SOAC as sole shareholder of NewCo Sub, have approved this Agreement, the Ancillary Documents to which NewCo Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions) and (c) recommended, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) and holders of Company Options set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to SOAC a transaction support agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of the Company Arrangement Resolution and any Alternative Transaction and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, each of the Parties intends for Canadian tax purposes that the Share Exchange will occur on a tax deferred basis for certain Canadian resident Company Shareholders who make a joint tax election with SOAC under subsections 85(1) or (2) of the Tax Act; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the SOAC Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Share Exchange and Amalgamation, viewed together, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (a) to (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1     Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“10% Exemption” has the meaning set forth in Section 5.7(b).

Annex A-2

“Additional SOAC SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means the sum of (a) the Equity Value plus (b) the Aggregate Company Option Exercise Price, plus (c) Net Group Company Cash.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received) by the SOAC Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by SOAC or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether vested or unvested) if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any SOAC Party (or any designees thereof acceptable to the Company) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the SOAC Shareholder Redemption) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the Unpaid SOAC Expenses and the Unpaid SOAC Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Allseas Warrant” means that certain warrant issued to Allseas Group S.A. (“Allseas”) by the Company on the date hereof, a true and correct copy of which has been made available to SOAC.

“Allseas Observer Letter” means that certain letter issued to Allseas by the Company on the date hereof with respect to rights to designate an observer to the SOAC Board immediately after the Effective Time, a true and correct copy of which has been made available to SOAC.

“Alternative Transaction” has the meaning set forth in Section 9.1.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Letter of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the transactions contemplated hereby (including in connection with the SOAC Continuance and the Transactions).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada), (c) the UK Bribery Act 2010 and (d) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SOAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Assumed Plan” has the meaning set forth in Section 2.5(a).

“BCBCA” has the meaning set forth in the recitals.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificates” has the meaning set forth in Section 2.6(a).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control” or “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Earnout Shares and the SOAC Common Shares issuable upon conversion thereof pursuant to Section 2.8) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates.

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Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including the Convertible Debentures Conversion, shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and holders of Company Options in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Convertible Debentures” means the outstanding unsecured convertible debentures of the Company issued pursuant to those certain subscription agreements, between the Company and the applicable parties thereto, true and correct copies of which have been made available to SOAC.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company Designee” has the meaning set forth in Section 5.15(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SOAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Earnout Shares” means (i) 5,000,000 Class A Special Shares, (ii) 10,000,000 Class B Special Shares, (iii) 10,000,000 Class C Special Shares, (iv) 20,000,000 Class D Special Shares, (v) 20,000,000 Class E Special Shares, (vi) 20,000,000 Class F Special Shares, (vii) 25,000,000 Class G Special Shares, and (viii) 25,000,000 Class H Special Shares, in each case, in the capital of SOAC following the SOAC Continuance, convertible into SOAC Common Shares and redeemable in accordance with their terms, in each case as set forth in Section 2.8.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in its capacity as such, of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the Allseas Warrant shall not be deemed a Company Equity Award.

“Company Equity Plan” means the Company stock option plan currently in effect (as amended from time to time) and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor, consultant or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to a SOAC Party pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SOAC Expenses.

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“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time determined on an as-converted to Company Common Share basis (including, for the avoidance of doubt, the number of shares of Company Common Shares issuable upon conversion of the Company Preferred Shares and the Company Convertible Debentures, in each case, based on the then applicable conversion ratio or conversion price thereof) and (b) the aggregate number of Company Common Shares issuable upon exercise of all Company Equity Awards (including Company Options, whether vested or unvested). Notwithstanding the foregoing, the Allseas Warrant and any Company Common Shares issuable thereunder shall not be included in any calculation of Company Fully Diluted Shares.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect), Section 3.8(b)(iii) (Absence of Changes) and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining

Annex A-6

whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested and whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or held for use by the Group Companies.

“Company Preferred Shares” means the Class B Preferred Shares in the capital of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, by or in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means the approvals of not less than two-thirds of each of (i) the Company Shareholders, and (ii) the Company Shareholders together with holders of Company Options, voting together as a single class, in each case, present in person or by proxy at the Company Shareholders Meeting.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Meeting” means the meeting of the Company Shareholders and holders of Company Options, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SOAC.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and SOAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Debentures Conversion” has the meaning set forth in Section 2.2(c).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vi).

“Earnout Period” has the meaning set forth in Section 2.8(b).

Annex A-7

“Earnout Shares” means, collectively, the Company Earnout Shares and the Sponsor Earnout Shares.

“Effective Time” means the moment in time at which the Closing occurs.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, including those relating to employment, incentive, equity or equity-based, severance, change in control and retention, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders and recognized and generally accepted good engineering practices and industry standards concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Substance, protection of the environment or human health or safety (including relating to fire protection and safety).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,250,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Consideration” means, collectively, the SOAC Common Shares Consideration and the Company Earnout Shares.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SOAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, or with the consent of both the Company and SOAC, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SOAC, each acting reasonably.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a British Columbia company are its certificate(s) of incorporation, continuance and/or amalgamation, its notice of articles and articles, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private). The term “Governmental Entity” shall include, for the avoidance of doubt, the ISA.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold or radon.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Designee” has the meaning set forth in Section 5.15(d).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

Annex A-9

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SOAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court or with the consent of SOAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SOAC.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means, if either Party determines, acting reasonably, that an application for review under Part IV is required or appropriate in respect of the transactions contemplated by this Agreement, the approval or deemed approval by the applicable minister under Part IV of the Investment Canada Act.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.18.

“ISA” means the International Seabed Authority.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, provincial, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter, including the UNCLOS Laws and Regulations.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SOAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SOAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of dissent rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of SOAC Common Shares, in each case, by the applicable by the applicable holder of Company Earnout Shares).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Exploration Contracts” means such exploration Contracts set forth in Section 3.7(a)(i) of the Company Disclosure Schedules.

“Material Permits” has the meaning set forth in Section 3.6.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, LLC.

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“Net Group Company Cash” means, with respect to the Group Companies, as of the close of business on the last Business Day prior to the Closing, (a) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents, minus (b) any fees, costs or expenses payable by any Group Company that are more than 60 days past due excluding, in each case, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, minus (c) the sum of Indebtedness of the Group Companies; provided, that such number shall not be a negative number and shall not exceed $25,000,000. For the avoidance of doubt, clause (a) of this definition shall (i) be calculated net of outstanding checks, drafts and wires issued by the Group Company, including overdrafts and (ii) include checks on hand, drafts and wires received or deposited for the account of the Group Company, including deposits in transit. Notwithstanding anything to the contrary herein, Net Group Company Cash shall not include (x) cash deposits (including, for the avoidance of doubt, all cash deposits in respect of Leased Real Property or otherwise and all pre-funded customer cash deposits), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control of similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely use such cash for any lawful purposes, or (y) insurance proceeds received by any of the Group Companies since the Latest Balance Sheet for any damage to its or their respective assets that have not been fully repaired, restored or replaced prior to such measurement time.

“NewCo Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Non-Offering Prospectus” has the meaning set forth in Section 5.7(b).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $250,000 per license or an ongoing license fee of less than $150,000 per year.

“Officer” has the meaning set forth in Section 5.15(a).

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means, collectively, Rick Gaenzle, Isaac Barchas and Justin Kelly.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration” means (a) the number of SOAC Common Shares equal to the SOAC Common Shares Consideration divided by (b) the number of Company Fully Diluted Shares.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially

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interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person, or (b) that is otherwise subject to any applicable Laws or any privacy policies of the Company governing data relating to an identified or identifiable natural persons.

“PFIC” has the meaning set forth in Section 5.5(d).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, with such changes as may be mutually agreed to by SOAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SOAC or the Company, as applicable).

“Policy” has the meaning set forth in Section 5.7(b).

“Pre-Closing SOAC Governing Documents” means, collectively, (a) the Amended and Restated Memorandum of Association of SOAC, dated as of May 5, 2020, and (b) the Amended and Restated Articles of Association of SOAC, dated as of May 5, 2020.

“Pre-Closing SOAC Shareholders” means the holders of SOAC Common Shares as of any determination time prior to the Effective Time.

“Preferred Share Conversion” has the meaning set forth in Section 2.2(b).

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Laws; (b) each Group Company’s own external-facing privacy policies; and (c) applicable provisions of Contracts to which any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

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“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reference Date” means January 1, 2017.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of SOAC.

“Regulatory Permits” means all Permits granted by ISA or any Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the SOAC Continuance Proposal, the NYSE Proposal and the Required Governing Document Proposal.

“Rollover Option” has the meaning set forth in Section 2.5.

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SOAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Share Exchange and Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“SOAC” means (a) prior to the consummation of the SOAC Continuance, Sustainable Opportunities Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the SOAC Continuance, SOAC as continued under the laws of in British Columbia,

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Canada, and anticipated to be named TMC the metals company Inc., a company existing under the laws of British Columbia, Canada. Any reference to SOAC in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b) as the context so requires.

“SOAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SOAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SOAC Acquisition Proposal.

“SOAC Articles” has the meaning set forth in Section 2.2(a).

“SOAC Board” has the meaning set forth in the recitals to this Agreement.

“SOAC Board Recommendation” has the meaning set forth in Section 5.8.

“SOAC Canadian Shareholders” has the meaning set forth in Section 5.7(b).

“SOAC Class A Shares” means, prior to the SOAC Continuance, SOAC’s Class A ordinary shares.

“SOAC Class B Shares” means, prior to the SOAC Continuance, SOAC’s Class B ordinary shares.

“SOAC Common Shares” means the common shares in the capital of SOAC after giving effect to the SOAC Continuance.

“SOAC Common Shares Consideration” means the aggregate number of SOAC Common Shares equal to (a) the Adjusted Equity Value divided by (b) $10.00.

“SOAC Continuance” has the meaning set forth in the recitals to this Agreement.

“SOAC Continuance Proposal” has the meaning set forth in Section 5.8.

“SOAC D&O Persons” has the meaning set forth in Section 5.13(a).

“SOAC Designee” has the meaning set forth in Section 5.15(b).

“SOAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SOAC on the date of this Agreement in connection with the execution of this Agreement.

“SOAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by a SOAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any SOAC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SOAC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SOAC Expenses shall not include any Company Expenses.

“SOAC Financial Statements” means all of the financial statements of SOAC included in the SOAC SEC Reports.

“SOAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the SOAC Parties) and Section 4.16 (SOAC Expenses).

“SOAC Incentive Equity Plan” has the meaning set forth in Section 5.17.

“SOAC Information” has the meaning set forth in Section 2.1(c)(ii).

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“SOAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the SOAC Parties that are due and payable by the SOAC Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, SOAC Liabilities shall not include (a) any SOAC Expenses or (b) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“SOAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the SOAC Parties, taken as a whole, or (b) the ability of any SOAC Party to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SOAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any SOAC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SOAC Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any SOAC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, or (ix) the matters set forth on Section 1.1 of the SOAC Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a SOAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the SOAC Parties, taken as a whole, relative to other participants operating in the industries or markets in which the SOAC Parties operate.

“SOAC Non-Party Affiliates” means, collectively, each SOAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SOAC Related Party (other than, for the avoidance of doubt, SOAC).

“SOAC Notice of Articles” has the meaning set forth in Section 2.2(a).

“SOAC Parties” means, collectively, SOAC and NewCo Sub.

“SOAC Related Parties” has the meaning set forth in Section 4.9.

“SOAC Related Party Transactions” has the meaning set forth in Section 4.9.

“SOAC SEC Reports” has the meaning set forth in Section 4.7.

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“SOAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SOAC Shares entitled to vote thereon, whether in person or by proxy at the SOAC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SOAC and applicable Law.

“SOAC Shareholder Redemption” means the right of the holders of SOAC Class A Shares to redeem all or a portion of their SOAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SOAC.

“SOAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“SOAC Shares” means (a) prior to the SOAC Continuance, collectively, the SOAC Class A Shares and the SOAC Class B Shares, and (b) from and after the SOAC Continuance, the SOAC Common Shares. Any reference to the SOAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SOAC Warrants” means each warrant to purchase one SOAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Earnout Shares” means 500,000 Class I Special Shares in the capital of SOAC following the SOAC Continuance, convertible into SOAC Common Shares and redeemable in accordance with their terms, in each case as set forth in Section 2.8.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in the recitals to this Agreement.

“Tax” means any federal, provincial, state or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

Annex A-16

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which SOAC Common Shares are actually traded on the principal securities exchange or securities market on which SOAC Common Shares are then traded.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“UNCLOS Laws and Regulations” means the United Nations Convention for the Law of the Sea (“UNCLOS”) and all related Laws, conventions, international agreements, and implementing agreements, including (a) the Agreement relating to the Implementation of Part XI of UNCLOS, (b) the Laws administered by the ISA, and (c) any applicable customary international Law.

“Unpaid SOAC Expenses” means the SOAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SOAC Liabilities” means the SOAC Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Vesting Sponsor Shares” has the meaning set forth in the Sponsor Letter Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of May 8, 2020, by and between SOAC and the Trustee.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

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ARTICLE 2
THE ARRANGEMENT; THE TRANSACTION; CLOSING

Section 2.1     The Arrangement.  On the terms and subject to the conditions hereof, the Company and SOAC shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a)     The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than three (3) Business Days after the initial filing with the SEC of the Registration Statement/Proxy Statement, the Company shall apply, pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SOAC (which shall include the opportunity to review of all relevant documents by SOAC and the incorporation of all reasonable comments from SOAC thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Transaction Support Agreements have been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i)     for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

(ii)     that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iii)     that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(iv)     for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v)     for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi)     that, subject to Section 2.2(b), the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(vii)     that the record date for the Company Shareholders and holders of Company Options entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;

(viii)     confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and

(ix)     for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b)     The Company Shareholders Meeting.

(i)     Subject to the terms of this Agreement, the Interim Order, and the provision of the SOAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (and in any event no later than 45 days after the filing of the Registration Statement/Proxy Statement or such later date as may be required in order to provide the Pre-Closing SOAC Shareholders with additional disclosure as required in connection with the SEC Review of the Registration Statement/Proxy Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SOAC, except in the case of an adjournment as required for quorum purposes. The Company shall consult with SOAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SOAC of the Company Shareholders Meeting and allow SOAC’s Representatives to attend the Company Shareholders Meeting. The Company shall use its reasonable

Annex A-18

best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii)     The Company shall provide SOAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights, (C) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided, that the Company shall not be permitted to postpone the Company Shareholders Meeting more than the earlier of (1) five (5) Business Days prior to the Termination Date and (2) ten (10) days from the date of the first Company Shareholders Meeting without the prior written consent of SOAC, and (D) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Proceedings with or including any such Company Shareholders. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SOAC, which will not be unreasonably withheld, conditioned or delayed.

(c)     The Company Information Circular.

(i)     The Company shall promptly prepare and complete, in good faith consultation with SOAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.1(b)(i).

(ii)     The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any Misrepresentation, except with respect to SOAC Information included in the Company Information Circular, (C) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(iii)     Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Arrangement Resolution and (B) a statement that each Supporting Company Shareholder has entered into a Transaction Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution.

(iv)     SOAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SOAC required to be included under applicable Laws in the Company Information Circular (the “SOAC Information”), and ensuring that the SOAC Information does not contain any Misrepresentation. The Company shall give SOAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SOAC and its counsel, and agrees that all information relating to SOAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SOAC. The Company shall provide SOAC with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.

(v)     Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties

Annex A-19

shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d)     The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and SOAC.

(e)     Court Proceedings.

(i)     In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SOAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SOAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SOAC and its Representatives, and all information relating to SOAC included in such materials must be in a form and content reasonably satisfactory to SOAC; (C) provide on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that result in an increase or variation in the form of the Exchange Consideration or other modification or amendment to such materials that expands or increases SOAC’s obligations, or diminishes or limits SOAC’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Transaction Support Agreements; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, SOAC; and (G) not object to legal counsel to SOAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SOAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii)     Subject to the terms of this Agreement, SOAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SOAC in connection therewith.

Section 2.2     Closing Transactions.  On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:

(a)     SOAC Continuance. Prior to the Effective Time, SOAC shall cause the SOAC Continuance to occur in accordance with Part 9, Division 8 of the BCBCA and Part XII of the Cayman Islands Companies Act (As Revised). In connection with the SOAC Continuance, (i) the notice of articles, substantially in the form attached hereto as Exhibit G (the “SOAC Notice of Articles”), shall become the notice of articles of SOAC, (ii) the articles, substantially in the form attached hereto as Exhibit H (the “SOAC Articles”), shall become the articles of SOAC, and (iii) each SOAC Warrant that is outstanding immediately prior to the SOAC Continuance shall, from and after the SOAC Continuance, represent the right to purchase one SOAC Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement. Effective upon the SOAC Continuance (w) the identifying name of the SOAC Class A Shares and SOAC Class B Shares shall be changed to SOAC Common Shares, (x) the SOAC Class A Shares and the SOAC Class B Shares shall have the rights and restrictions attached to the SOAC Common Shares, as described in the SOAC Articles, (y) the Earnout Shares and the Vesting Sponsor Shares shall be created and authorized, and (z) SOAC’s name shall be changed to TMC the metals company Inc.

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(b)     Preferred Share Conversion. Immediately prior to the Effective Time, all Company Preferred Shares shall automatically be converted into Company Common Shares in accordance with the terms of Section 28.6 of the Company’s articles (the “Preferred Share Conversion”).

(c)     Convertible Debenture Conversion. Not later than immediately prior to the Effective Time, all Company Convertible Debentures shall by election of the holders thereof or automatically in accordance with their terms be converted into Company Common Shares (the “Convertible Debenture Conversion”).

(d)     Alleseas Observer Letter. At the Effective Time, SOAC shall deliver to Allseas a letter providing it with the rights set forth in the Allseas Observer Letter.

Section 2.3     Closing of the Transactions Contemplated by this Agreement. At the Effective Time, the Share Exchange and Amalgamation shall occur on the terms and subject to the conditions set forth in the Plan of Arrangement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SOAC and the Company may agree in writing.

Section 2.4     Allocation Schedule.

(a)     No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SOAC (and SOAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder after giving effect to the Preferred Share Conversion and the Convertible Debenture Conversion and the number of Company Common Shares subject to each Company Option held by each holder thereof and the exercise price thereof, (ii) the number of Company Common Shares underlying the Allseas Warrant and the number of SOAC Common Shares into which the Allseas Warrant shall be exercisable after the Effective Time as per the terms of the Allseas Warrant, (iii) (x) the number of SOAC Common Shares that will be subject to each Rollover Option, which shall be determined by multiplying the number of Company Common Shares subject to the corresponding Company Option immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of SOAC Common Shares, (y) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of Company Common Shares subject to the corresponding Company Option in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent, and (z) the portion of the Company Earnout Shares to be allocated to each holder of Rollover Options upon exercise of such Rollover Options pursuant to and in accordance with Section 2.8, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of Company Common Shares subject to the corresponding Company Options immediately prior to the Effective Time by the number of Company Fully Diluted Shares, (iv) the portion of the SOAC Common Shares Consideration allocated to each Company Shareholder, determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Effective Time by the Per Share Consideration, (v) the portion of the Company Earnout Shares to be allocated to each Company Shareholder pursuant to and in accordance with Section 2.8, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of Company Shares held by such Company Shareholder by the number of Company Fully Diluted Shares, (vi) the Company’s good faith calculation of Net Group Company Cash, together with reasonable supporting detail as to such calculation, and (vii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.4. The Company will review any comments to the Allocation Schedule provided by SOAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by SOAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (1) the aggregate number of SOAC Common Shares that each Company Shareholder will have a right to receive under the Plan of Arrangement and the number of shares underlying the Allseas Warrants as of the Effective Time will be rounded down to the nearest whole share, (2) in no event shall the aggregate number of SOAC Common Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards or that are issuable to the Company Equityholders hereunder exceed the SOAC Common Shares Consideration and (3) in no event shall the Allocation

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Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound.

(b)     SOAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of SOAC, the Exchange Agent and their respective Affiliates or Representatives shall have any Liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with SOAC’s written consent, the Allocation Schedule may not be modified after delivery to SOAC except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. SOAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.5     Treatment of Company Equity Awards.

(a)     At the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement, without any action of any Party or any other Person (but subject to Section 2.5(b)), SOAC shall adopt and assume the Company Equity Plan (the “Assumed Plan”). Each Company Option outstanding immediately prior to the Effective Time shall cease to represent the right to purchase Company Common Shares and shall become an option to purchase a number of SOAC Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Assumed Plan (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent), and the portion of the Company Earnout Shares to be allocated to each such Rollover Option upon exercise of such Rollover Option pursuant to and in accordance with Section 2.8 and the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5(a) after giving effect to the Arrangement (or Alternative Transaction). Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act.

(b)     Prior to the Closing, the Company and SOAC shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of SOAC Common Shares and Earnout Shares for delivery upon exercise of the Rollover Options under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.5 no less than five (5) Business Days prior to Closing, the Company and SOAC shall each provide to the other copies of all such necessary or appropriate actions and a reasonable opportunity to provide comments, which comments will be considered in good faith.

Section 2.6     Exchange Agent.

(a)     As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SOAC shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging certificates, if any, representing the Company Common Shares (“Certificates”), and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the SOAC Common Shares Consideration issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and (ii) depositing with the Exchange Agent, for the benefit of the Company in accordance with Section 2.8, the Company Earnout Shares.

(b)     At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c)     As soon as practicable following the SOAC Continuance and prior to the Effective Time, SOAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of (i) the Company Shareholders

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and for exchange in accordance with this Section 2.6 through the Exchange Agent and (ii) the Company Shareholders and the Sponsor in accordance with Section 2.8, evidence of the Exchange Consideration in book-entry form.

(d)     At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Exchange Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by SOAC, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by SOAC, the Company and the Exchange Agent), to the Exchange Agent.

(e)     If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by SOAC, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least two (2) Business Days prior to the Closing Date, then SOAC and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then SOAC and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.

(f)     If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)     No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

(h)     Any portion of the aggregate Exchange Consideration that remains unclaimed by the Company Shareholders six (6) years following the Closing Date shall be delivered to SOAC or as otherwise instructed by SOAC, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to SOAC, for no consideration.

Section 2.7     Withholding. SOAC, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of SOAC and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to SOAC or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and SOAC or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Section 2.8     Earnout Shares.

(a)     At the Effective Time, (i) on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule and Section 2.6, and (ii) on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each holder of Rollover Options shall be entitled to receive the portion of the Company Earnout Shares upon exercise thereof to which he, she or it is entitled in accordance with the Allocation Schedule and Section 2.6.

(b)     The SOAC Articles shall provide, with respect to the Earnout Shares that:

(i)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the SOAC Common Shares trade for a price that is greater than or equal to $15.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $15.00 per SOAC Common Share, then all of the Class A Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(ii)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $25.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $25.00 per SOAC Common Share, then all of the Class B Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(iii)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $35.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $35.00 per SOAC Common Share, then all of the Class C Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(iv)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $50.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $50.00 per SOAC Common Share, then all of the Class D Special Shares of the Company and all of the Sponsor Earnout Shares shall automatically be converted into SOAC Common Shares;

(v)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $75.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $75.00 per SOAC Common Share, then all of the Class E Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(vi)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $100.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $100.00 per SOAC Common Share, then all of the Class F Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(vii)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $150.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $150.00 per SOAC Common Share, then all of the Class G Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(viii)     if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $200.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $200.00 per SOAC Common Share, then all of the Class H Special Shares of the Company shall automatically be converted into SOAC Common Shares; and

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(ix)     if (y) there occurs any transaction resulting in a Change of Control and the applicable valuation of the SOAC Common Shares is less than the respective dollar values set forth in clauses (i) — (viii) above, or (z) any Earnout Share is outstanding on the fifteenth (15th) anniversary of the Closing Date (the “Earnout Period”), then each outstanding Earnout Share shall be redeemable by the Company, without any action or consent on the part of the Company Shareholders or the Sponsor and as set forth in the SOAC Articles.

(c)     SOAC shall take such actions as are reasonably requested by any Company Shareholders, holders of Rollover Options following exercise thereof or the Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of SOAC Common Shares pursuant to this Section 2.8, including through the provision of an updated securities registry showing such issuances (as certified by an officer of SOAC responsible for maintaining such registry or the applicable registrar or transfer agent of SOAC).

(d)     In the event SOAC shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding SOAC Common Shares into a greater or lesser number of SOAC Common Shares, then (i) the Earnout Shares shall be subdivided or consolidated in the same manner, and (ii) the dollar values set forth in Section 2.8(b)(i) through (viii) above shall be appropriately amended to provide to such Company Shareholders and Sponsor the same economic effect as contemplated by this Agreement prior to such event.

(e)     During the Earnout Period, SOAC shall take all reasonable efforts for SOAC to remain listed as a public company on, and for the SOAC Common Shares (including, for the avoidance of doubt, the SOAC Common Shares issuable upon conversion of the Earnout Shares in accordance with Section 2.8) to be tradable over, the NYSE; provided, however, the foregoing shall not limit SOAC from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.8(b) above, SOAC shall have no further obligations pursuant to this Section 2.8(e).

(f)     From and after the Closing, unless and until such Earnout Shares convert into SOAC Common Shares in accordance with their terms and Section 2.8(b), a holder of Earnout Shares shall not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Earnout Shares. Any share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of redemption associated with such Earnout Shares.

Section 2.9     Allseas Warrant. At the Effective Time, on the terms of and subject to the conditions set forth in the Plan of Arrangement, the Allseas Warrant shall be assumed by SOAC and become exercisable for such number of SOAC Common Shares set forth in the Allocation Schedule on the same terms and conditions as the Allseas Warrant.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to the SOAC Parties as follows:

Section 3.1     Organization and Qualification.

(a)     Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

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(b)     True and complete copies of the Governing Documents of each Group Company have been made available to SOAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents.

(c)     Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2     Capitalization of the Group Companies.

(a)     Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered holders thereof and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) any applicable vesting schedule (including acceleration provisions) and (E) whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option (i.e., the value of the Adjusted Equity Value allocated to each Company Option is in excess of the exercise (or similar) price applicable to such Company Option).

(b)     The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (iv) are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company and applicable Securities Law). Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c)      Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)     None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

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(e)     Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)     Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3     Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4     Financial Statements; Undisclosed Liabilities.

(a)     The Company has made available to SOAC a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related unaudited consolidated statements of loss and comprehensive loss, cash flows and changes of equity for the year ended December 31, 2020 (such December 31, 2020 balance sheet of the Group Companies, the “Latest Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Audited Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein. The Interim Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of the Agreement (including Regulation S-X or Regulation S-K, as applicable).

(b)     Each of the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and each of the other financial statements or similar reports required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein), (iii) will be prepared in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (iv) will comply in

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all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)     Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d)     The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)     Since the Reference Date, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5     Consents and Requisite Governmental Approvals; No Violations.

(a)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the Investment Canada Act Approval (if required); (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)     None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6     Permits    Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and

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would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7     Material Contracts.

(a)     Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)     the Material Exploration Contracts;

(ii)     any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(iii)     any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv)     any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v)     any (A) material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development, or sponsorship Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(vi)     any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SOAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not in favor of a Group Company or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, SOAC or any of its Affiliates after the Closing;

(vii)     any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,000,000 over the life of the agreement;

(viii)      any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $200,000;

(ix)     any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(x)     any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi)     any Contract with any Person (A) pursuant to which any Group Company (or SOAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any

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Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material assets or properties of any Group Company or any Intellectual Property Rights;

(xii)     any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii)     any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)     any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or SOAC or any of its Affiliates after the Closing);

(xv)     any Contract that provides for a “take-or-pay” clause or any similar prepayment obligations or any offtake or quantity commitments on any Group Company (or SOAC or any of its Affiliates after the Closing); and

(xvi)     any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)     (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) to the Company’s knowledge, no event has occurred that (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Designated Material Contract by the applicable Group Company or the counterparties thereto that would result in a Company Material Adverse Effect. The Company has made available to SOAC true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8     Absence of Changes.    During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects, (ii) no Group Company has taken any action that would require the consent of SOAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xi) or Section 5.1(b)(xv) (to the extent related to any of the foregoing) and (iii) no Group Company has taken any action that would require the consent of SOAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to Section 5.1(b)(i) or Section 5.1(b)(xiv)).

Section 3.9     Litigation.    There is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a

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whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10     Compliance with Applicable Law. Each Group Company (a) conducts (and since the Reference Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11     Employee Plans.

(a)     Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Group Companies have provided SOAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

(b)     No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to (is required to contribute to) or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)     Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred which could adversely affect the qualification of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)     Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e)     There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, or any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Law, or if not yet due, properly accrued.

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(f)     The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g)     No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)     The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i)     Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. To the Company’s knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j)     No Foreign Benefit Plan is: (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

Section 3.12     Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)     None of the Group Companies have received any written notice, report, Order, communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b)     There is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company in respect of any Environmental Laws.

(c)     There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, distribution, release, contamination by, or exposure of any Person, or ownership or operation of any property or facility contaminated by, to any Hazardous Substances.

(d)     The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under Environmental Law.

The Group Companies have made available to SOAC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13     Intellectual Property.

(a)     Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company

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Registered Intellectual Property as of the date of this Agreement (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)     As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)     A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SOAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)     Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Reference Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)     Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by any Group Company. Without limiting

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the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of by any Group Company, or of any written obligations with respect to such.

(f)     None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)     To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)     Since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)     To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j)     None of the Company Owned Intellectual Property has been developed with any funding or assistance from a Governmental Entity.

(k)     To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l)     No Software that is licensed under a Public Software license has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned

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Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, any Company product.

Section 3.14     Labor Matters.

(a)     Since the Reference Date, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)     Since the Reference Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)     No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to the Company’s knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of any Group Company. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Reference Date, no Group Company is or has been engaged in any unfair labour practice and there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. Since the Reference Date, to the Company’s knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of any Group Company and no trade union has applied to have any Group Company declared a common or related employer pursuant to applicable labour relations legislation in any jurisdiction in which any Group Company carries on business.

(d)     No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15     Insurance. The Company has made available to SOAC true and complete copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. No

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claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16     Tax Matters.

(a)     Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)     Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)     Each Group Company has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)     No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)     No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)     No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)     There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)     During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)     No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)     No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)     No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates) and no Group Company is a party to any joint venture, partnership or other arrangement (other than with any other Group Company or any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)     No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received

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interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)     The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(n)     There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company..

(o)     No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(p)     No Group Company owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 3.17     Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18     Real and Personal Property.

(a)     Owned Real Property. No Group Company owns any real property.

(b)     Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies that is material or leased pursuant to leases or agreements under which annual rental payments exceed $100,000 (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SOAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

(c)     Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19     Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’ status as a holder of Company Shares or Company Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, or (B) owes any material amount to, or is

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owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20     Data Privacy and Security.

(a)     Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b)     The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity) alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)     Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of any Group Company and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d)     Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21     Compliance with International Trade & Anti-Corruption Laws.

(a)     Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b)     In the last five (5) years, none of the Group Companies have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c)     Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d)     The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws and any such policies, procedures and internal controls are reasonably designed to prevent material violations of such Anti-Corruption Laws.

Section 3.22     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when

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the Registration Statement/Proxy Statement is mailed to the Pre-Closing SOAC Shareholders or at the time of the SOAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 3.23     Regulatory Compliance.

(a)     Since the Reference Date, none of the Group Companies have held any material Regulatory Permits and no such Regulatory Permits are or have been necessary for the Group Companies to conduct their respective businesses. To the Company’s knowledge, no Governmental Entity has stated or otherwise indicated that a material Regulatory Permit is required for the Group Companies to conduct their respective businesses.

(b)     There is (and since the Reference Date there has been) no Proceeding or, to the Company’s knowledge, threatened against any Group Company related to compliance with UNCLOS Laws and Regulations, including by a Governmental Entity (including the ISA or sponsoring state). The Group Companies are, and since the Reference Date have remained in compliance with UNCLOS Laws and Regulations. Each of the Group Companies currently have the use and benefit of all Contracts executed in connection with their obligations under the UNCLOS Laws and Regulations, and will continue to have the use and benefit of such Contracts immediately following the consummation of the transactions contemplated by this Agreement.

(c)     Since the Reference Date, no Group Company has undergone, or is currently undergoing, any Governmental Entity investigation or received any allegations of non-compliance with applicable Anti-Corruption Laws.

Section 3.24     Investigation; No Other Representations.

(a)     The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SOAC Parties and (ii) it has been furnished with or given access to such documents and information about the SOAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)     In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any SOAC Party, any SOAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the SOAC Parties, SOAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SOAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY SOAC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS

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CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SOAC PARTY, ANY OF ITS REPRESENTATIVES OR ANY SOAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SOAC PARTY, ANY OF ITS REPRESENTATIVES OR ANY SOAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE SOAC PARTIES

(a) Subject to Section 9.8, except as set forth on the SOAC Disclosure Schedules, or (b) except as set forth in any SOAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SOAC Party hereby represents and warrants to the Company as follows:

Section 4.1     Organization and Qualification. Each SOAC Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2     Authority. Each SOAC Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SOAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which a SOAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SOAC Party. This Agreement has been and each Ancillary Document to which a SOAC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SOAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SOAC Party (assuming this Agreement has been and the Ancillary Documents to which such SOAC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such SOAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3     Consents and Requisite Governmental Approvals; No Violations.

(a)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SOAC Party with respect to such SOAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the Investment Canada Act Approval (if required); (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the

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Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the SOAC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the SOAC Continuance, (v) the SOAC Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SOAC Material Adverse Effect.

(b)     None of the execution or delivery by a SOAC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SOAC Party of its obligations hereunder or thereunder or the consummation by a SOAC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of a SOAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a SOAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SOAC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a SOAC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a SOAC Material Adverse Effect.

Section 4.4     Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SOAC Disclosure Schedules (which fees shall be the sole responsibility of SOAC), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SOAC Party for which a SOAC Party has any obligation.

Section 4.5     Information Supplied. None of the information supplied or to be supplied by or on behalf of either SOAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SOAC Shareholders or at the time of the SOAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 4.6     Capitalization of the SOAC Parties.

(a)     Section 4.6(a) of the SOAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SOAC Shares and the SOAC Warrants prior to the consummation of the SOAC Continuance. All outstanding Equity Securities of SOAC (except to the extent such concepts are not applicable under the applicable Law of SOAC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the SOAC Continuance have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SOAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SOAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SOAC Shares and SOAC Warrants set forth on Section 4.6(a) of the SOAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SOAC Shares and SOAC Warrants as a result of, or to give effect to, the SOAC Continuance and assuming that no SOAC Shareholder Redemptions are effected), immediately prior to Closing and before giving effect to the PIPE Financing, there shall be no other Equity Securities of SOAC issued and outstanding.

(b)     Immediately after the Effective Time, (i) the authorized share capital of SOAC will consist of an unlimited number of SOAC Common Shares and an unlimited number of preferred shares, each without par value, the Earnout Shares and the Vesting Sponsor Shares, (ii) all of the issued and outstanding SOAC Common Shares, the Earnout Shares and the Vesting Sponsor Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SOAC is a party or bound, and (iii) no preferred shares will be issued and outstanding

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(c)     Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SOAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SOAC.

(d)     The Equity Securities of NewCo Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which NewCo Sub is a party or bound. All of the outstanding Equity Securities of NewCo Sub are owned directly by SOAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, SOAC has no Subsidiaries other than NewCo Sub and does not own, directly or indirectly, any Equity Securities in any Person other than NewCo Sub.

Section 4.7     SEC Filings. SOAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SOAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional SOAC SEC Reports”). Each of the SOAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SOAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SOAC SEC Reports or the Additional SOAC SEC Reports (for purposes of the Additional SOAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SOAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional SOAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SOAC SEC Reports.

Section 4.8     Trust Account. As of the date of this Agreement, SOAC has an amount in cash in the Trust Account equal to at least $300,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated May 8, 2020 (the “Trust Agreement”), between SOAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SOAC SEC Reports to be inaccurate in any material respect or, to SOAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SOAC Shareholders who shall have elected to redeem their SOAC Class A Shares pursuant to the Governing Documents of SOAC or (iii) if SOAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SOAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SOAC (in limited amounts to permit SOAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SOAC) and then the Pre-Closing SOAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SOAC

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and the Trust Agreement. As of the date of this Agreement, SOAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SOAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since May 8, 2020, SOAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SOAC Shareholders who have elected to redeem their SOAC Class A Shares pursuant to the Governing Documents of SOAC, each in accordance with the terms of and as set forth in the Trust Agreement), SOAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SOAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9     Transactions with Affiliates. Section 4.9 of the SOAC Disclosure Schedules sets forth all Contracts between (a) SOAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SOAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SOAC Related Party”), other than (i) Contracts with respect to a Pre-Closing SOAC Shareholder’s or a holder of SOAC Warrants’ status as a holder of SOAC Shares or SOAC Warrants, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No SOAC Related Party (A) owns any interest in any material asset or property used in the business of SOAC, or (B) owes any material amount to, or is owed any material amount by, SOAC (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “SOAC Related Party Transactions”.

Section 4.10     Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SOAC’s knowledge, threatened against any SOAC Party that, if adversely decided or resolved, would be material to the SOAC Parties, taken as a whole. None of the SOAC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SOAC Party pending against any other Person.

Section 4.11     Compliance with Applicable Law. Each SOAC Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SOAC Material Adverse Effect.

Section 4.12     NewCo Sub Activities. NewCo Sub was incorporated and organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Documents, the consummation of the Arrangement, and the consummation of the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation, corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Document, the consummation of the Arrangement or the consummation of the transactions contemplated hereby or thereby.

Section 4.13     Internal Controls; Listing; Financial Statements.

(a)     Except as is not required in reliance on exemptions from various reporting requirements by virtue of SOAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SOAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SOAC’s financial reporting and the preparation of SOAC’s financial statements for external purposes in accordance with GAAP and (ii) SOAC has established and maintained disclosure controls and procedures (as

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defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SOAC is made known to SOAC’s principal executive officer and principal financial officer by others within SOAC.

(b)     SOAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)     Since its initial public offering, SOAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding SOAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to SOAC’s knowledge, threatened against SOAC by NYSE or the SEC with respect to any intention by such entity to deregister SOAC Class A Shares or prohibit or terminate the listing of SOAC Class A Shares on NYSE. SOAC has not taken any action that is designed to terminate the registration of SOAC Class A Shares under the Exchange Act.

(d)     The SOAC SEC Reports contain true and complete copies of the applicable SOAC Financial Statements. The SOAC Financial Statements (i) fairly present in all material respects the financial position of SOAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited SOAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)     SOAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SOAC’s and its Subsidiaries’ assets. SOAC maintains and, for all periods covered by the SOAC Financial Statements, has maintained books and records of SOAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SOAC in all material respects.

(f)     Since its incorporation, SOAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SOAC, (ii) a “material weakness” in the internal controls over financial reporting of SOAC or (iii) fraud, whether or not material, that involves management or other employees of SOAC who have a significant role in the internal controls over financial reporting of SOAC.

Section 4.14     No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the SOAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SOAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to a SOAC Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9 or incurred in accordance with Section 5.9 or (f) set forth or disclosed in the SOAC Financial Statements included in the SOAC SEC Reports, none of the SOAC Parties has any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 4.15     Tax Matters.

(a)     SOAC has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SOAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)     SOAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)     SOAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)     SOAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)     No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any SOAC Party which agreement or ruling would be effective after the Closing Date.

(f)     None of the SOAC Parties is and none of the SOAC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)     No SOAC Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements and no SOAC Party is a party to any joint venture, partnership or other arrangement (that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h)     For U.S. federal income tax purposes, NewCo Sub has been treated as disregarded from SOAC effective since its formation.

(i)     None of the SOAC Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions or the SOAC Continuance from qualifying for the Intended Tax Treatment.

Section 4.16     SOAC Expenses. As of the Closing, the sum of (a) the SOAC Expenses plus (b) the SOAC Liabilities shall not exceed $50 million, not including (x) any amounts set forth on Section 4.16 of the SOAC Disclosure Schedules and (y) any payments made or payments payable by Sponsor pursuant to Section 11 of the Sponsor Letter Agreement (which, for the avoidance of doubt, shall not include any amounts set forth on Section 4.16 of the SOAC Disclosure Schedules).

Section 4.17     Investigation; No Other Representations.

(a)     Each SOAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)     In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SOAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each SOAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the

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Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.18     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE SOAC PARTIES, ANY SOAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH SOAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SOAC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SOAC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY SOAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY OF ITS REPRESENTATIVES OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SOAC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SOAC PARTY, ANY SOAC NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5
COVENANTS

Section 5.1     Conduct of Business of the Company.

(a)     From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Preferred Share Conversion, Allseas Warrant and the Convertible Debenture Conversion), as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SOAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies taken as a whole.

(b)     Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SOAC (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(vi) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(i), Section 3.7(a)(v), Section 3.7(a)(vi), Section 3.7(a)(x), Section 3.7(a)(xi), Section 3.7(a)(xii)(B) or Section 3.7(a)(xv) (such types of Material Contracts, collectively, the “Designated

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Material Contracts”)), Section 5.1(b)(vii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)     (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)     adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or any Company Equity Plan;

(iv)     transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.4, the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(v)     incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi)     (A) amend, modify or terminate any Designated Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;

(vii)     make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii)     except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or except in the ordinary course of business, (A) establish, amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any other benefit or compensation plan, policy, program, or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(ix)     make an entity classification election for U.S federal income tax purposes for any of the Group Companies, enter into any Tax sharing or Tax indemnification agreement (except solely between or among Group Companies), or fail to pay any material Taxes when due (including estimated Taxes);

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(x)     enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SOAC or any of its Affiliates after the Closing);

(xi)     authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii)     change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)     enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv)     make any Change of Control Payment that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules; or

(xv)     enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c)     The Company agrees that it shall provide reasonable notice to and consult with SOAC regarding any developments relating to any filings or reports before the ISA, including with respect to any Permits, regulations or applications related to its business. If any Group Company is required to make any filing or report with the ISA, the Company shall provide SOAC with a copy of such filing or report ten (10) days (unless a shorter time is reasonably required by the circumstances) prior to the submission of such filing or report.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SOAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Effective Time, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give SOAC prior written notice of any such act or omission, to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SOAC promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 5.2     Efforts to Consummate.

(a)     Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons

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necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company and SOAC shall each bear 50% of the costs incurred in connection with obtaining such Consents, including the Investment Canada Act Approval (if required), and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement/Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement/Proxy Statement (excluding legal fees); provided, however, that, subject to Section 9.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) submit promptly after the date of this Agreement the application for review pursuant to Section 17 of the Investment Canada Act (only if deemed to be required or appropriate by either Party, acting reasonably) and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the Investment Canada Act. SOAC shall promptly inform the Company of any material communication between any SOAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SOAC of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the Investment Canada Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SOAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SOAC’s and the Company’s prior written consent. Notwithstanding the foregoing, the Parties agree to offer commercially reasonable and customary undertakings as may reasonably be required to obtain Investment Canada Act Approval (only if such approval is deemed to be required or appropriate by either Party, acting reasonably). For greater certainty, SOAC will not offer any undertakings to obtain Investment Canada Act Approval without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)     From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the SOAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SOAC Party) or SOAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, the opportunity to attend and participate in such meeting or discussion.

(c)     Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)     From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SOAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SOAC, SOAC or any of its Representatives (in their capacity as a representative of SOAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.1(b)(ii) with respect to Arrangement Dissent Rights, SOAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement

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and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SOAC or the Company, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 5.3     Confidentiality and Access to Information.

(a)     The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)     From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SOAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SOAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any SOAC Party, any SOAC Non-Party Affiliates or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)     From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SOAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SOAC Parties (in a manner so as to not interfere with the normal business operations of the SOAC Parties). Notwithstanding the foregoing, SOAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SOAC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any SOAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SOAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SOAC shall use, and shall cause the other SOAC Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a SOAC Party or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SOAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

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Section 5.4     Public Announcements.

(a)     Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SOAC or, after the Closing, SOAC; provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is a SOAC Party or a Representative of a SOAC Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with SOAC in connection therewith and provide SOAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SOAC and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b)     The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SOAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, SOAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SOAC shall consider such comments in good faith. The Company, on the one hand, and SOAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SOAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SOAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SOAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5     Tax Matters.

(a)     Tax Treatment.

(i)     The Parties intend that for U.S. federal income Tax purposes (A) the SOAC Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Share Exchange and Amalgamation, viewed together, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the SOAC Continuance and the Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

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(ii)     SOAC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii)     A check-the-box election shall be made for the Surviving Company to treat the Surviving Company as a disregarded entity of SOAC for U.S. federal income Tax purposes.

(b)     If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, SOAC and the Company shall deliver to Kirkland & Ellis LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and/or PricewaterhouseCoopers LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the SOAC Continuance and, if required, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and/or PricewaterhouseCoopers LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Share Exchange and Amalgamation.

(c)     Subject to the provisions of the Plan of Arrangement, SOAC shall execute joint tax elections under subsections 85(1) or (2) of the Tax Act or any equivalent provincial legislation with Company Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who receive Exchange Consideration under the Arrangement, subject to and in accordance with the Plan of Arrangement.

(d)     Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SOAC Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SOAC’s status as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period that includes the Closing Date, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(e)     PFIC Reporting. Following the Closing Date, at the end of each taxable year of SOAC, SOAC shall use commercially reasonable efforts to (i) make a determination as to whether SOAC or any Subsidiary thereof is PFIC within the meaning of Section 1297 of the Code for such taxable year and (ii) if it is determined that SOAC or any such Subsidiary is a PFIC for any such taxable year, make available to SOAC’s shareholders a PFIC Annual Information Statement to enable such shareholders to make a “Qualifying Electing Fund” election under Section 1295 for such taxable year.

Section 5.6     Exclusive Dealing.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate

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in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SOAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SOAC reasonably informed on a current basis of any modifications to such offer or information.

(b)     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SOAC Parties shall not, and each of them shall cause its Representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SOAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SOAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SOAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SOAC agrees to (A) notify the Company promptly upon receipt of any SOAC Acquisition Proposal by any SOAC Party, and to describe the material terms and conditions of any such SOAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SOAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any SOAC Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SOAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7     Preparation of Registration Statement/Proxy Statement.

(a)     As promptly as reasonably practicable following the date of this Agreement, SOAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SOAC or the Company, as applicable), and SOAC shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus of SOAC which will be included therein and which will be used for the SOAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SOAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SOAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SOAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of SOAC to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(b). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SOAC, the Company, or, in the case of the Company, SOAC (in either case, such agreement not to be

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unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) SOAC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SOAC Shareholders. SOAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SOAC Common Shares for offering or sale in any jurisdiction, and SOAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the SOAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SOAC Party) or SOAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the NYSE relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the NYSE in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, the opportunity to attend and participate in such meeting or discussion.

(b)     As promptly as reasonably practicable following the date of this Agreement, SOAC and the Company shall reasonably determine, based on (i) total number of Canadian residents participating in the PIPE Financing and anticipated to be Company Shareholders as at the Effective Time, in each case, directly or indirectly (collectively, the “SOAC Canadian Shareholders”), and (ii) the factors described in Section 1.15 of Companion Policy 45-102 Resale of Securities (British Columbia) (the “Policy”) whether the resale by SOAC Canadian Shareholders of SOAC Shares after the Effective Time would reasonably be expected to be exempted from the prospectus requirements pursuant to the exemption set forth in Section 2.14 of National Instrument 45-102 — Resale of Securities (British Columbia) (the “10% Exemption”). Without limiting the generality of the foregoing, SOAC and the Company shall each use reasonable efforts to ascertain the information with respect to its securityholders required by the Policy insofar as it relates to the 10% Exemption. If the Parties reasonably determine that the 10% Exemption will not be available to the SOAC Canadian Shareholders, then, as promptly as reasonably practicable thereafter, SOAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SOAC or the Company, as applicable), and SOAC shall file with the British Columbia Securities Commission, a preliminary and final non-offering prospectus (the “Non-Offering Prospectus”) in sufficient time for SOAC to become a reporting issuer in the Province of British Columbia immediately after the Effective Time. The Non-Offering Prospectus shall be comprised of the prospectus forming part of the Registration Statement/Proxy Statement, and supplemented by the required disclosure under applicable Canadian securities laws, including, as applicable, the required financial statements of the Company for the year ended December 31, 2018. The rights and obligations of the Parties under Section 5.17(a) regarding the Registration Statement/Proxy Statement shall apply to the Non-Offering Prospectus, mutatis mutandis, and Section 3.22, Section 4.5 and Section 5.2 shall be deemed to refer to the Registration Statement/Proxy Statement and the Non-Offering Prospectus.

Section 5.8     SOAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SOAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SOAC Shareholders Meeting”) in accordance with the Governing Documents of SOAC, for the purposes of obtaining the SOAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SOAC Shareholder Redemption. SOAC shall (i) through the SOAC Board, recommend to its shareholders (the “SOAC Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “Business Combination Proposal”); (B) the adoption and the approval of the SOAC Continuance (the “SOAC Continuance Proposal”); (C) the approval of the issuance of the Exchange Consideration, the Sponsor Earnout Shares and

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the Vesting Sponsor Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (D) the adoption and approval of the SOAC Articles and SOAC Notice of Articles (the “Required Governing Document Proposal”); (E) the adoption and approval of certain differences between the Pre-Closing SOAC Governing Documents and the proposed SOAC Articles and the proposed SOAC Notice of Articles; (F) the adoption and approval of the SOAC Incentive Equity Plan; (G) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (H) the adoption and approval of each other proposal reasonably agreed to by SOAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (I) the adoption and approval of a proposal for the adjournment of the SOAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I) collectively, the “Transaction Proposals”), and (ii) include such recommendation contemplated by clause (i) in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SOAC may adjourn the SOAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SOAC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SOAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SOAC Shareholders prior to the SOAC Shareholders Meeting or (D) if the holders of SOAC Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(b) not being satisfied; provided that, without the consent of the Company, in no event shall SOAC adjourn the SOAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law, SOAC covenants that none of the SOAC Board or SOAC nor any committee of the SOAC Board shall withdraw or modify, or propose publicly or by formal action of the SOAC Board, any committee of the SOAC Board or SOAC to withdraw or modify, in a manner adverse to the Company, the SOAC Board Recommendation or any other recommendation by the SOAC Board or SOAC of the proposals set forth in the Registration Statement/Proxy Statement.

Section 5.9     Conduct of Business of SOAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SOAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the SOAC Continuance or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the SOAC Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)     adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any SOAC Party or any of its Subsidiaries;

(b)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SOAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SOAC or any of its Subsidiaries;

(c)     split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d)     incur, create or assume any Indebtedness or guarantee any Liability of any Person (other than any SOAC Party);

(e)     make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SOAC or any of its Subsidiaries;

(f)     issue any Equity Securities of SOAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SOAC or any of its Subsidiaries;

(g)     (i) amend, modify or renew any SOAC Related Party Transaction, other than (A) the entry into any Contract with a SOAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.9(d)

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or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would constitute a SOAC Related Party Transaction;

(h)     engage in any activities or business, or incur any material SOAC Liabilities, other than any activities, businesses or SOAC Liabilities that are either permitted under this Section 5.9 (including, for the avoidance of doubt, any activities, businesses or SOAC Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.9;

(i)     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)     make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k)     enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l)     enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any SOAC Party prior to the Closing.

Section 5.10     Stock Exchange Listing. SOAC shall use its reasonable best efforts to (a) cause the SOAC Common Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time; provided, however, notwithstanding the foregoing, SOAC may, after notice to, and in good faith consultation with, the Company, elect to seek approval for listing such SOAC Common Shares on Nasdaq instead of NYSE and upon such election and approval by Nasdaq, any reference to NYSE in this Agreement or any Ancillary Document shall be deemed to refer to Nasdaq, as the context so requires. The Company shall, and shall cause its Representatives to, reasonably cooperate with SOAC and its Representatives in connection with the foregoing.

Section 5.11     Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SOAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SOAC pursuant to the SOAC Shareholder Redemption, (B) pay the amounts due to the underwriters of SOAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SOAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12     Company Shareholder Approval; PIPE Subscription Agreements; Registration Rights Agreements.

(a)     The Company, through the Company Board, shall not (i) withdraw, amend, modify or, in a manner adverse to SOAC, qualify, or publicly propose or state an intention to withdraw, amend, modify or, in a manner adverse to SOAC, qualify, the recommendation referred to in Section 2.1(c)(iii) that the Company Shareholders vote in favor of the Company Arrangement Resolution, (ii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend a Company Acquisition Proposal or take no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Company Acquisition

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Proposal for more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Shareholders Meeting, if sooner); or (iii) approve, endorse, recommend or authorize the Company to enter into a Contract concerning a Company Acquisition Proposal.

(b)     SOAC may not terminate, modify or waive or consent to the termination, modification or waiver of any provisions of any PIPE Subscription Agreement or the Sponsor Letter Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of any PIPE Subscription Agreement shall not require the prior written consent of the Company.

(c)     Prior to the Closing, the Company shall approach each Company Shareholder that is likely to hold in excess of one percent (1%) of the outstanding Company Shares (on an as converted to Common Shares basis) immediately prior to the Effective Time, and request that such Company Shareholder execute the Registration Rights Agreements prior to and in connection with the Closing in accordance with such Company Shareholder’s obligation under its Transaction Support Agreement, as applicable. Subject to applicable Law, the Company will provide such background and information reasonably requested by such Company Shareholders in connection with the Registration Rights Agreement, and recommend to such Company Shareholders to execute the Registration Rights Agreement.

Section 5.13     SOAC Indemnification; Directors’ and Officers’ Insurance.

(a)     Following the SOAC Continuance, the SOAC Articles shall, subject to the provisions of the BCBCA, contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Governing Documents of SOAC prior to the SOAC Continuance, which provisions shall not thereafter be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of SOAC, unless such modification shall be required by applicable Law.

(b)     Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SOAC Party, as provided for under applicable Law, in the applicable SOAC Party’s Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SOAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SOAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SOAC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SOAC Parties’ Governing Documents or indemnification agreements shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SOAC Party (the “SOAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SOAC D&O Person was a director or officer of any SOAC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(c)     SOAC shall not have any obligation under this Section 5.13 to any SOAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SOAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(d)     SOAC shall purchase, at or prior to the Closing, and SOAC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the SOAC Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable

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in the aggregate to the Persons covered thereby than) the coverage provided under SOAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that SOAC shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by SOAC prior to the date of this Agreement and, in such event, SOAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SOAC prior to the date of this Agreement.

(e)     If SOAC or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate or be liquidated into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SOAC shall assume all of the obligations set forth in this this Section 5.13.

(f)     The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SOAC.

Section 5.14     Company Indemnification; Directors’ and Officers’ Insurance.

(a)     Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided for under applicable Law, in the Group Companies’ Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SOAC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SOAC shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)     None of SOAC or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)     The Company shall purchase, at or prior to the Closing, and SOAC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, SOAC or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, SOAC or one of their respective Affiliates shall purchase the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

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(d)     If SOAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SOAC shall assume all of the obligations set forth in this Section 5.14.

(e)     The Company D&O Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SOAC.

Section 5.15     Post-Closing Directors and Officers.

(a)     Each of SOAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the SOAC Board shall consist of nine (9) directors and (ii) the members of the SOAC Board are the individuals determined in accordance with Section 5.15(b), Section 5.15(c) and Section 5.15(d).

(b)     Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor shall designate one (1) individual (the “SOAC Designee”) to be a director on the SOAC Board immediately after the Effective Time by written notice to the Company and SOAC. At any time prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SOAC written notice, replace the SOAC Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Company, the SOAC Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any SOAC as contemplated by this Section 5.15(b) or otherwise).

(c)     Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall designate by written notice to the Sponsor and SOAC five (5) individuals (each a “Company Designee”) to be a director on the SOAC Board immediately after the Effective Time, including Mr. Gerard Barron who shall also be designated the Chairman of the SOAC Board. At any time prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, by giving SOAC and the Sponsor written notice, replace any Company Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Sponsor and SOAC, at least one (1) Company Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any Independent Designee as contemplated by this Section 5.15(c) or otherwise).

(d)     Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall designate three (3) individuals (each an “Independent Designee”) to be a director on the SOAC Board immediately after the Effective Time by written notice to the Company and SOAC. At any time prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may by giving SOAC and the Sponsor written notice, replace any Independent Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, each Independent Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any Independent Designee as contemplated by this Section 5.15(d) or otherwise).

Section 5.16     Financials.

(a)     The Company shall deliver to SOAC, as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements. The Closing Company Financial Statements (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (subject to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) will fairly present in all material respects the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein, (C) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (subject to normal year-end audit adjustments (none of which are, individually or in the aggregate, material) and the

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absence of notes thereto) and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)     The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, SOAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by SOAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17     SOAC Incentive Equity Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the SOAC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit I and with any changes or modifications thereto as the Company and SOAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable) (the “SOAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of SOAC Common Shares for grant thereunder equal to (i) eleven percent (11%) of the number of shares of SOAC Common Shares outstanding following the Closing after giving effect to the Transactions (including the Share Exchange and Amalgamation). The SOAC Incentive Equity Plan will provide that the SOAC Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to four percent (4%) of SOAC Common Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SOAC Incentive Equity Plan. Nothing in this Section 5.17, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third party beneficiary rights, in any Person (other than the Parties) by reason of this Section 5.17, (ii) create any right in any Person to continued employment or service with SOAC or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of SOAC or any of its Affiliates from: (y) terminating the employment or service of any Person at any time for any or no reason, (z) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the SOAC Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 5.18     Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.18 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, SOAC and its Affiliates).

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT

Section 6.1     Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and SOAC of the following conditions:

(a)     the Company Arrangement Resolution shall have been approved by the Company Required Approval at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to SOAC;

(b)     subject to Article 8, the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SOAC or the Company, each acting reasonably, on appeal or otherwise;

(c)     the Investment Canada Act Approval shall have been obtained (only if either Party determines, acting reasonably, that an application for review under Part IV is required or appropriate);

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(d)     no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)     the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f)     the SOAC Shareholder Approval shall have been obtained;

(g)     SOAC’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, SOAC shall satisfy any applicable initial and continuing listing requirements of NYSE, and SOAC shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the SOAC Common Shares (after giving effect, for the avoidance of doubt, to the SOAC Continuance and, including, for the avoidance of doubt, the SOAC Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on NYSE; and

(h)     after giving effect to the transactions contemplated hereby (including the PIPE Financing), SOAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2     Other Conditions to the Obligations of the SOAC Parties. The obligations of the SOAC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SOAC (on behalf of itself and the other SOAC Parties) of the following further conditions:

(a)     (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(o) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(o)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)     the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)     since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

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(d)     the Company shall have consummated the Preferred Share Conversion and the Convertible Debenture Conversion; and

(e)     at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SOAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SOAC.

Section 6.3     Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)     (i) the SOAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the SOAC Parties set forth in Section 4.15(i) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the SOAC Parties (other than the SOAC Fundamental Representations and the representations and warranties of the SOAC Parties set forth in Section 4.15(i)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SOAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SOAC Material Adverse Effect;

(b)     the SOAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)     the Aggregate Transaction Proceeds shall be equal to or greater than $250,000,000;

(d)     since the date of this Agreement, no SOAC Material Adverse Effect has occurred that is continuing;

(e)     at or prior to the Closing, SOAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SOAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(f)     at or prior to the Closing, SOAC shall have delivered, or caused to be delivered, to the Company the Registration Rights Agreement duly executed by an authorized officer of SOAC, dated as of the Closing Date; and

(g)     SOAC shall have taken all actions necessary or appropriate such that effective immediately after the Effective Time, the SOAC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15.

Section 6.4     Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the SOAC Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a SOAC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

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ARTICLE 7
TERMINATION

Section 7.1     Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of SOAC and the Company;

(b)     by SOAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SOAC, and (ii) the Termination Date; provided, however, that none of the SOAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)     by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any SOAC Party has failed to perform any covenant or agreement on the part of such applicable SOAC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SOAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)     by either SOAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 4, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SOAC if any SOAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)     by either SOAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)     by either SOAC or the Company if the SOAC Shareholders Meeting has been held (including any adjournment thereof), has concluded, SOAC’s shareholders have duly voted and the Required SOAC Shareholder Approval was not obtained; or

(g)     by SOAC, if the Company Required Approval shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law.

Section 7.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Section 9.2 through Section 9.18 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach

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of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Ancillary Document to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8
ALTERNATIVE TRANSACTION

Section 8.1     Alternative Transaction. In the event that the Final Order is not obtained (for any reason other than as a result of a material breach of SOAC’s covenants or obligations under this Agreement), the Parties agree to take all actions reasonably required to execute and deliver all related documentation in order to complete the Share Exchange by way of an amalgamation under Part 9, Division 3 of the BCBCA (an “Alternative Transaction”), including, as soon as reasonably practicable following the Court hearing relating the Final Order in accordance with Section 2.1(d), (i) the entering into of an amalgamation agreement with SOAC on substantially the same terms and conditions as this Agreement, and (ii) the preparation of a management information circular and holding of a meeting of the Company Shareholders for the approval of the Alternative Transaction; provided, however, if reasonably practicable, and subject to the consent of each of the Company and SOAC, in each case not to be unreasonably withheld, conditioned or delayed, Company Shareholders shall be given the opportunity to effect the Share Exchange by way of share exchange immediately prior to the amalgamation contemplated by this Section 8.1.

ARTICLE 9
MISCELLANEOUS

Section 9.1     Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.5, Section 2.6, Section 2.8, Section 3.24, Section 3.25, Section 4.17 and Section 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SOAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2     Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SOAC and the Company prior to Closing and (b) SOAC and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3     Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SOAC and the Company prior to the Closing and (b) SOAC and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent

Annex A-64

to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     If to any SOAC Party, to:

c/o Sustainable Opportunities Acquisition Corp.

1601 Bryan Street, Suite 4141

Dallas, Texas 75201

Attention: Scott Leonard

Gina Stryker

E-mail:     scott.leonard@soa-corp.com

gina.stryker@soa-corp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.

Ryan Brissette

E-mail:     doug.bacon@kirkland.com

ryan.brissette@kirkland.com

with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

1155 René-Lévesque Blvd.

West, 41st Floor,

Montréal, QC H3B 3V2

Attention: Warren Katz

Email: wkatz@stikeman.com

(b)     If to the Company, to:

DeepGreen Metals Inc.

595 Howe Street,

10th Floor

Vancouver, BC, V6C T25

Attention: Gerard Barron

E-mail: gerard@deep.green

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Michael L. Fantozzi

E-mail: MLFantozzi@mintz.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street

Suite 2400

Toronto, Ontario M5H 2T6

Attention: Jay A. Lefton

E-mail: JLefton@fasken.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Annex A-65

Section 9.5     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that (i) the Cayman Islands Act shall also apply to the SOAC Continuance, and (ii) the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein shall also apply to the SOAC Continuance, the Preferred Share Conversion, the Convertible Debenture Conversion and corporate matters related to the Company Information Circular, the Company Shareholders Meeting and the Plan of Arrangement.

Section 9.6     Fees and Expenses. Except as otherwise set forth in this Agreement or in the Sponsor Letter Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SOAC shall pay, or cause to be paid, all Unpaid SOAC Expenses and (b) if the Closing occurs, then SOAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SOAC Expenses.

Section 9.7     Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SOAC, any documents or other materials posted to the electronic data room located at ansarada.com under the project name “DeepGreen Metals” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to SOAC or its Representatives which posting or delivery was acknowledged by email by SOAC or its Representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8     Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SOAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SOAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SOAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure.

Annex A-66

The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the two subsequent sentences of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.16, Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10     Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11     Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12     Knowledge of Company; Knowledge of SOAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to SOAC’s knowledge” and “to the knowledge of SOAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the SOAC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the SOAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13     No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SOAC Non-Party Affiliates, in the case of SOAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SOAC or any Non-Party Affiliate concerning any Group Company, any SOAC Party, this Agreement or the transactions contemplated hereby.

Annex A-67

Section 9.14     Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the SOAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SOAC Parties set forth herein or (c) waive compliance by the SOAC Parties with any of the agreements or conditions set forth herein. SOAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15     Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16     Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Annex A-68

Section 9.17     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18     Trust Account Waiver. Reference is made to the final prospectus of SOAC, filed with the SEC (File No. 333-237245) on May 6, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that SOAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SOAC’s public shareholders (including overallotment shares acquired by SOAC’s underwriters, the “Public Shareholders”), and SOAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SOAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company or any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SOAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SOAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SOAC or its Affiliates).

* * * * *

Annex A-69

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer
1291924 B.C. UNLIMITED LIABILITY COMPANY
By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer
DEEPGREEN METALS INC.
By:	/s/ Gerard Barron
Name:	Gerard Barron
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-70

ANNEX B

BRITISH COLUMBIA | BC Registry Services

Foreign Corporation
CONTINUATION APPLICATION
BUSINESS CORPORATIONS ACT, section 302

Telephone: 1 877 526-1526
Email: bcregistries@gov.bc.ca
Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street Victoria BC V8W 3E6

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

If you are continuing a company into BC and want the BC incorporation number as its name, you will need to file this form on paper. Complete this form and mail to the Corporate Registry, along with a letter from the corporation's home jurisdiction authorizing the continuation in. For information on the content of the authorization letter, see the Corporate Online Help Centre at www.corporateonline.gov.bc.ca for "Continuation Application" and "Authorization for Continuation In."

A NAME OF COMPANY – *Choose **one** of the following:*

☑ The name TMC the metals company Inc. is the name reserved for the foreign corporation to be continued in. The name reservation number is: 0577829, *OR*

☐ The foreign corporation is to be continued in with a name created by adding "B.C. Ltd." after the incorporation number of the company.

B FOREIGN CORPORATION'S CURRENT JURISDICTION

1. Corporate number assigned by the foreign corporation's jurisdiction 358424
2. Corporation's name in the foreign corporation's jurisdiction Sustainable Opportunities Acquisition Corp.
3. Foreign corporation's date of incorporation or the most recent date of amalgamation or continuation 2019/12/18
4. Foreign corporation's jurisdiction of incorporation, amalgamation or continuation

C CONTINUATION EFFECTIVE DATE – *Choose **one** of the following:*

☐ The continuation is to take effect at the time that this notice is filed with the registrar.

☑ The continuation is to take effect at 12:01a.m. Pacific Time on [Closing Date] being a date that is not more than ten days after the date of the filing of this notice. [TBC]

☐ The continuation is to take effect at ______ ☐ a.m. or ☐ p.m. Pacific Time on being a date and time that is not more than ten days after the date of the filing of this notice.

D AUTHORIZATION FOR CONTINUATION

Authorization for the continuation from the foreign corporation's jurisdiction is:

☐ ATTACHED ☑ ALREADY FILED

FORM 16 FOR (JAN 2020)

Page 1/2

Annex B-1

BRITISH COLUMBIA | BC Registry Services

Foreign Corporation

CONTINUATION APPLICATION

BUSINESS CORPORATIONS ACT, section 302

Telephone: 1 877 526-1526
Email: bcregistries@gov.bc.ca
Mailing Address: PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street, Victoria BC V8W 3E6

E REGISTRATION AS AN EXTRAPROVINCIAL COMPANY

Is the foreign corporation currently registered in BC as an extraprovincial company?

☐ YES ☑ NO

If YES, enter the BC registration number and name of the extraprovincial company below:

Extraprovincial Registration Number in BC __________

Extraprovincial Company Name in BC __________

(Including assumed name, if any, approved for use in BC) __________

F CERTIFIED CORRECT – I have read this form and found it to be correct.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	DATE SIGNED YYYY / MM / DD
Scott Leonard	X	

FORM 16 FOR (JAN 2020)
Page 2/2

Annex B-2

NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item A of the Continuation Application.

TMC the metals company Inc.

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
See Schedule "A"			
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 16 FOR (JAN 2020)

NOA Page 1

Annex B-3

D REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
666 Burrard St., Suite 1700, Vancouver	BC	V6C 2X8

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
666 Burrard St., Suite 1700, Vancouver	BC	V6C 2X8

E RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
666 Burrard St., Suite 1700, Vancouver	BC	V6C 2X8

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
666 Burrard St., Suite 1700, Vancouver	BC	V6C 2X8

F AUTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM (☒)	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (☒)	WITH A PAR VALUE OF ($)	Type of currency	YES	NO
See Schedule "B"						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐

FORM 16 FOR (JAN 2020)
NOA Page 2

Annex B-4

BUSINESS NUMBER REQUEST

BUSINESS NUMBERS ACT, section 7

BRITISH COLUMBIA | BC Registry Services

Telephone: 1 877 526-1526
www.bcreg.ca

Mailing Address: PO Box 9431 Stn Prov Govt
Victoria BC V8W 9V3

Courier Address: 200 – 940 Blanshard Street
Victoria BC V8W 3E6

INSTRUCTIONS:

Please type or print clearly in block letters.

The Province of British Columbia has entered into a partnership with the Canada Revenue Agency (CRA) to use the national Business Number (BN) as a convenient way for corporations to identify themselves when communicating with federal and provincial governments.

The Corporate Registry, under the authority of the *Business Number Act*, is therefore collecting the BN from both corporations applying for registration in British Columbia and corporations currently registered in British Columbia. This will allow corporations to use their BN as an identifier the next time they communicate with the Corporate Registry.

You will already have a BN if you have been incorporated federally or if you are incorporated in another Canadian jurisdiction.

You may have also received a BN from CRA if you:

- collect GST/HST;
- have employees;
- import or export goods to or from Canada;
- operate a taxi or limo service;
- are registered with WorkSafeBC, and/or;
- are registered to do business in another Canadian jurisdiction

Freedom of Information and Protection of Privacy Act (FOIPPA):
Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Number Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

COMPLETE ITEM A OR B

A BUSINESS NUMBER

Your Business Number (e.g., GST/HST account) would be displayed as a 15 character identifier, for example: 82123 5679 RT 0001. The first nine numbers uniquely identify your business – it's those numbers we need.

Please enter the first 9 digits here:

B DIRECTOR NAME

If you do not have a Business Number please enter the name of a director of your corporation (as per CRA requirements) so that we can request one for you. The director's name is confidential information and is collected under the authority of the *Business Number Act*.

LAST NAME	FIRST NAME
Leonard	Scott

FORM 01 BNA (AUG 2017)

Annex B-5

Schedule "A"

to Continuance Application

Of TMC the metals company Inc.

To become a Company Subject to the

***Business Corporations Act* (British Columbia)**

DIRECTOR NAMES AND ADDRESSES	
Name of Director	Delivery Addresss
To be determined.

Annex B-6

Schedule "B"

to Continuance Application

Of TMC the metals company Inc.

To become a Company Subject to the

***Business Corporations Act* (British Columbia)**

AUTHORIZED SHARE STRUCTURE							
Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue or indicate there is		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM ([X])	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (X)	WITH A PAR VALUE OF ($)	Type of Currency	YES	NO
Common Shares	([X])		(X)			([X])	☐
Class A Special Shares		5,000,000	(X)			([X])	☐
Class B Special Shares		10,000,000	(X)			([X])	☐
Class C Special Shares		10,000,000	(X)			([X])	☐
Class D Special Shares		20,000,000	(X)			([X])	☐
Class E Special Shares		20,000,000	(X)			([X])	☐
Class F Special Shares		20,000,000	(X)			([X])	☐
Class G Special Shares		25,000,000	(X)			([X])	☐
Class H Special Shares		25,000,000	(X)			([X])	☐
Class I Special Shares		500,000	(X)			([X])	☐
Class J Special Shares		741,000	(X)			([X])	☐
Preferred Shares	([X])		(X)			([X])	☐

Annex B-7

ANNEX C

Incorporation Number	[•]
Translation of Name (if any)

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

OF

TMC THE METALS COMPANY INC.

Fasken Martineau DuMoulin LLP Barristers & Solicitors Canada

Annex C Page No.
PART 1 INTERPRETATION		C-1
1.1	Definitions	C-1
1.2	Business Corporations Act Definitions Apply	C-1
1.3	Interpretation Act Applies	C-1
1.4	Conflict in Definitions	C-1
1.5	Conflict Between Articles and Legislation	C-1
PART 2 SHARES AND SHARE CERTIFICATES		C-1
2.1	Authorized Share Structure	C-1
2.2	Form of Share Certificate	C-1
2.3	Right to Share Certificate or Acknowledgement	C-1
2.4	Sending of Share Certificate	C-2
2.5	Replacement of Worn Out or Defaced Certificate	C-2
2.6	Replacement of Lost, Stolen or Destroyed Certificate	C-2
2.7	Splitting Share Certificates	C-2
2.8	Certificate Fee	C-2
2.9	Recognition of Trusts	C-2
PART 3 ISSUE OF SHARES		C-2
3.1	Directors Authorized to Issue Shares	C-2
3.2	Commissions and Discounts	C-3
3.3	Brokerage	C-3
3.4	Conditions of Issue	C-3
3.5	Warrants, Options and Rights	C-3
3.6	Fractional Shares	C-3
PART 4 SHARE REGISTERS		C-3
4.1	Central Securities Register	C-3
4.2	Branch Registers	C-3
4.3	Appointment of Agents	C-3
4.4	Closing Register	C-3
PART 5 SHARE TRANSFERS		C-3
5.1	Recording or Registering Transfer	C-3
5.2	Form of Instrument of Transfer	C-4
5.3	Transferor Remains Shareholder	C-4
5.4	Signing of Instrument of Transfer	C-4
5.5	Enquiry as to Title Not Required	C-4
5.6	Transfer Fee	C-4
PART 6 TRANSMISSION OF SHARES		C-4
6.1	Legal Personal Representative Recognized on Death	C-4
6.2	Rights of Legal Personal Representative	C-4
PART 7 PURCHASE OF SHARES		C-4
7.1	Company Authorized to Purchase Shares	C-4
7.2	Purchase When Insolvent	C-5
7.3	Sale and Voting of Purchased Shares	C-5

Annex C-i

Annex C Page No.
PART 8 BORROWING POWERS		C-5
8.1	Powers of Directors	C-5
8.2	Terms of Debt Instruments	C-5
8.3	Delegation by Directors	C-5
PART 9 ALTERATIONS		C-5
9.1	Alteration of Authorized Share Structure	C-5
9.2	Special Rights and Restrictions	C-6
9.3	Change of Name	C-6
9.4	Company Alterations	C-6
PART 10 MEETINGS OF SHAREHOLDERS		C-6
10.1	Annual General Meetings	C-6
10.2	Resolution Instead of Annual General Meeting	C-6
10.3	Calling of Shareholder Meetings	C-6
10.4	Location of Shareholder Meetings	C-6
10.5	Notice for Meetings of Shareholders	C-6
10.6	Record Date for Notice	C-7
10.7	Record Date for Voting	C-7
10.8	Failure to Give Notice and Waiver of Notice	C-7
10.9	Notice of Special Business at Meetings of Shareholders	C-7
10.10	Class Meetings and Series Meetings of Shareholders	C-7
10.11	Notice of Dissent Rights	C-7
PART 11 PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		C-8
11.1	Special Business	C-8
11.2	Special Majority	C-8
11.3	Quorum	C-8
11.4	One Shareholder May Constitute Quorum	C-8
11.5	Meetings by Telephone or Other Communications Medium	C-8
11.6	Other Persons May Attend	C-8
11.7	Requirement of Quorum	C-8
11.8	Lack of Quorum	C-9
11.9	Lack of Quorum at Succeeding Meeting	C-9
11.10	Chair	C-9
11.11	Selection of Alternate Chair	C-9
11.12	Adjournments	C-9
11.13	Notice of Adjourned Meeting	C-9
11.14	Decisions by Show of Hands or Poll	C-9
11.15	Declaration of Result	C-9
11.16	Motion Need Not Be Seconded	C-9
11.17	Casting Vote	C-9
11.18	Manner of Taking a Poll	C-10
11.19	Demand for a Poll on Adjournment	C-10
11.20	Chair Must Resolve Dispute	C-10
11.21	Casting of Votes	C-10
11.22	Demand for Poll	C-10
11.23	Demand for a Poll Not to Prevent Continuation of Meeting	C-10
11.24	Retention of Ballots and Proxies	C-10
11.25	Electronic Voting	C-10

Annex C-ii

Annex C Page No.
PART 12 VOTES OF SHAREHOLDERS		C-10
12.1	Number of Votes by Shareholder or by Shares	C-10
12.2	Votes of Persons in Representative Capacity	C-10
12.3	Votes by Joint Shareholders	C-10
12.4	Legal Personal Representatives as Joint Shareholders	C-11
12.5	Representative of a Corporate Shareholder	C-11
12.6	Proxy Provisions Do Not Apply to All Companies	C-11
12.7	Appointment of Proxy Holder	C-11
12.8	Alternate Proxy Holders	C-11
12.9	When Proxy Holder Need Not Be Shareholder	C-11
12.10	Deposit of Proxy	C-12
12.11	Validity of Proxy Vote	C-12
12.12	Form of Proxy	C-12
12.13	Revocation of Proxy	C-12
12.14	Revocation of Proxy Must Be Signed	C-13
12.15	Production of Evidence of Authority to Vote	C-13
PART 13 DIRECTORS		C-13
13.1	Number of Directors	C-13
13.2	Change in Number of Directors	C-13
13.3	Directors’ Acts Valid Despite Vacancy	C-13
13.4	Qualifications of Directors	C-13
13.5	Remuneration of Directors	C-13
13.6	Reimbursement of Expenses of Directors	C-13
13.7	Special Remuneration for Directors	C-13
13.8	Gratuity, Pension or Allowance on Retirement of Director	C-14
PART 14 ELECTION AND REMOVAL OF DIRECTORS		C-14
14.1	Election at Annual General Meeting	C-14
14.2	Consent to be a Director	C-14
14.3	Failure to Elect or Appoint Directors	C-14
14.4	Places of Retiring Directors Not Filled	C-14
14.5	Directors May Fill Casual Vacancies	C-14
14.6	Remaining Directors Power to Act	C-14
14.7	Shareholders May Fill Vacancies	C-15
14.8	Additional Directors	C-15
14.9	Ceasing to be a Director	C-15
14.10	Removal of Director by Shareholders	C-15
14.11	Removal of Director by Directors	C-15
PART 15 ADVANCE NOTICE REQUIREMENTS		C-15
15.1	Definitions	C-15
15.2	Nomination of Directors	C-16
15.3	Timely Notice	C-16
15.4	Manner of Timely Notice	C-16
15.5	Proper Form of Timely Notice	C-16
15.6	Notice to be Updated	C-17
15.7	Eligibility for Nomination as a Director	C-17
15.8	Delivery of Notice	C-17
15.9	Board’s Discretion	C-17
PART 16 FORUM FOR ADJUDICATION OF CERTAIN DISPUTES		C-17

Annex C-iii

Annex C Page No.
16.1	Forum Selection	C-17
PART 17 POWERS AND DUTIES OF DIRECTORS		C-18
17.1	Powers of Management	C-18
17.2	Appointment of Attorney of Company	C-18
PART 18 DISCLOSURE OF INTEREST OF DIRECTORS		C-18
18.1	Obligation to Account for Profits	C-18
18.2	Restrictions on Voting by Reason of Interest	C-18
18.3	Interested Director Counted in Quorum	C-18
18.4	Disclosure of Conflict of Interest or Property	C-18
18.5	Director Holding Other Office in the Company	C-18
18.6	No Disqualification	C-19
18.7	Professional Services by Director or Officer	C-19
18.8	Director or Officer in Other Corporations	C-19
PART 19 PROCEEDINGS OF DIRECTORS		C-19
19.1	Meetings of Directors	C-19
19.2	Voting at Meetings	C-19
19.3	Chair of Meetings	C-19
19.4	Meetings by Telephone or Other Communications Medium	C-19
19.5	Calling of Meetings	C-19
19.6	Notice of Meetings	C-19
19.7	When Notice Not Required	C-19
19.8	Meeting Valid Despite Failure to Give Notice	C-20
19.9	Waiver of Notice of Meetings	C-20
19.10	Quorum	C-20
19.11	Validity of Acts Where Appointment Defective	C-20
19.12	Consent Resolutions in Writing	C-20
PART 20 EXECUTIVE AND OTHER COMMITTEES		C-20
20.1	Appointment and Powers of Executive Committee	C-20
20.2	Appointment and Powers of Other Committees	C-20
20.3	Obligations of Committee	C-21
20.4	Powers of Board	C-21
20.5	Committee Meetings	C-21
PART 21 OFFICERS		C-21
21.1	Appointment of Officers	C-21
21.2	Functions, Duties and Powers of Officers	C-21
21.3	Qualifications	C-21
21.4	Remuneration	C-21
PART 22 INDEMNIFICATION		C-22
22.1	Definitions	C-22
22.2	Mandatory Indemnification of Directors and Former Directors	C-22
22.3	Indemnification of Other Persons	C-22
22.4	Non-Compliance with Business Corporations Act	C-22
22.5	Company May Purchase Insurance	C-22
PART 23 DIVIDENDS		C-22

Annex C-iv

Annex C Page No.
23.1	Payment of Dividends Subject to Special Rights	C-22
23.2	Declaration of Dividends	C-22
23.3	No Notice Required	C-23
23.4	Record Date	C-23
23.5	Manner of Paying Dividend	C-23
23.6	Settlement of Difficulties	C-23
23.7	When Dividend Payable	C-23
23.8	Dividends to be Paid in Accordance with Number of Shares	C-23
23.9	Receipt by Joint Shareholders	C-23
23.10	Dividend Bears No Interest	C-23
23.11	Fractional Dividends	C-23
23.12	Payment of Dividends	C-23
23.13	Capitalization of Surplus	C-23
23.14	Unclaimed Dividends	C-23
PART 24 DOCUMENTS, RECORDS AND REPORTS		C-24
24.1	Recording of Financial Affairs	C-24
24.2	Inspection of Accounting Records	C-24
24.3	Remuneration of Auditors	C-24
PART 25 NOTICES		C-24
25.1	Method of Giving Notice	C-24
25.2	Deemed Receipt	C-24
25.3	Certificate of Sending	C-25
25.4	Notice to Joint Shareholders	C-25
25.5	Notice to Trustees	C-25
PART 26 SEAL		C-25
26.1	Who May Attest Seal	C-25
26.2	Sealing Copies	C-25
26.3	Mechanical Reproduction of Seal	C-25
PART 27 PROHIBITIONS		C-26
27.1	Definitions	C-26
27.2	Application	C-26
27.3	Consent Required for Transfer of Shares or Designated Securities	C-26
PART 28 DEFINITIONS		C-26
28.1	Definitions	C-26
PART 29 COMMON SHARES		C-28
29.1	Voting	C-28
29.2	Dividends	C-28
29.3	Liquidation Distribution	C-28
PART 30 SPECIAL SHARES		C-29

Annex C-v

Annex C Page No.
30.1	Non-Voting	C-29
30.2	Dividends	C-29
30.3	Liquidation Distribution	C-29
30.4	Redemption	C-29
30.5	Limits on Transferability	C-29
30.6	Conversion Provisions	C-30
PART 31 AUTOMATIC CONVERSIONS OF SPECIAL SHARES		C-31
31.1	Class A Special Shares	C-31
31.2	Class B Special Shares	C-31
31.3	Class C Special Shares	C-31
31.4	Class D Special Shares	C-31
31.5	Class E Special Shares	C-31
31.6	Class F Special Shares	C-32
31.7	Class G Special Shares	C-32
31.8	Class H Special Shares	C-32
31.9	Class I Special Shares	C-32
31.10	Class J Special Shares	C-32
31.11	Automatic Conversion.	C-32
31.12	Effect of Automatic Conversion	C-33
PART 32 PREFERRED SHARES		C-33
32.1	Issuable in Series	C-33

Annex C-vi

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES
of
tmc the metals company inc.

(the “Company”)

Incorporation Number [•]

Translation of Name (if any) _______________________

PART 1
INTERPRETATION

1.1     Definitions. Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder; and

“seal” means the seal of the Company, if any.

1.2     Business Corporations Act Definitions Apply. The definitions in the Business Corporations Act apply to these Articles.

1.3     Interpretation Act Applies. The Interpretation Act applies to the interpretation of these articles as if these Articles were an enactment.

1.4     Conflict in Definitions. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5     Conflict Between Articles and Legislation. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

PART 2
SHARES AND SHARE CERTIFICATES

2.1     Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2     Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3     Right to Share Certificate or Acknowledgement. Each shareholder is entitled, without charge, to:

(a)         one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or

Annex C-1

(b)          a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder’s duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4     Sending of Share Certificate. Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder’s registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5     Replacement of Worn Out or Defaced Certificate. If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)         order the certificate to be cancelled; and

(b)         issue a replacement share certificate.

2.6     Replacement of Lost, Stolen or Destroyed Certificate. If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)         proof satisfactory to them that the certificate is lost, stolen or destroyed; and

(b)         any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7     Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8     Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9     Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

PART 3
ISSUE OF SHARES

3.1     Directors Authorized to Issue Shares. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

Annex C-2

3.2     Commissions and Discounts. The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3     Brokerage. The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4     Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)         consideration is provided to the Company for the issue of the share by one or more of the following:

(i)     past services performed for the Company;

(ii)    property; or

(iii)   money; and

(b)         the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5     Warrants, Options and Rights. Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6     Fractional Shares. A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

PART 4
SHARE REGISTERS

4.1     Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.

4.2     Branch Registers. In addition to the central securities register, the Company may maintain branch securities registers.

4.3     Appointment of Agents. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4     Closing Register. The Company must not at any time close its central securities register.

PART 5
SHARE TRANSFERS

5.1     Recording or Registering Transfer. Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)         a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)         if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

Annex C-3

(c)         if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2     Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3     Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4     Signing of Instrument of Transfer. If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)         in the name of the person named as transferee in that instrument of transfer; or

(b)         if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5     Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6     Transfer Fee. Subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, there must be paid to the Company, in relation to the registration of any transfer, the amount determined by the directors.

PART 6
TRANSMISSION OF SHARES

6.1     Legal Personal Representative Recognized on Death. In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2     Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

PART 7
PURCHASE OF SHARES

7.1     Company Authorized to Purchase Shares. Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

Annex C-4

7.2     Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)         the Company is insolvent; or

(b)         making the payment or providing the consideration would render the Company insolvent.

7.3     Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)         is not entitled to vote the share at a meeting of its shareholders;

(b)         must not pay a dividend in respect of the share; and

(c)         must not make any other distribution in respect of the share.

PART 8
BORROWING POWERS

8.1     Powers of Directors. The Company, if authorized by the directors, may from time to time:

(a)         borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b)         issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;

(c)         guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)         mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2     Terms of Debt Instruments. Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3     Delegation by Directors. For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

PART 9
ALTERATIONS

9.1     Alteration of Authorized Share Structure. Subject to Article 9.2 and the Business Corporations Act, the Company may:

(a)         by ordinary resolution:

(i)     create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;

(ii)    increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(iii)   subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

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(iv)   if the Company is authorized to issue shares of a class of shares with par value:

(A)    decrease the par value of those shares; or

(B)    if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;

(v)    change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(vi)   alter the identifying name of any of its shares; or

(vii)  otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.; or

(b)         by directors’ resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares.

9.2     Special Rights and Restrictions. Subject to the Business Corporations Act, the Company may by ordinary resolution:

(a)         create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)         vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3     Change of Name. The Company may by directors’ resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4     Company Alterations. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify a type of resolution, the Company may by ordinary resolution authorize any act of the Company, including without limitation, an alteration of these Articles or its Notice of Articles.

PART 10
MEETINGS OF SHAREHOLDERS

10.1     Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2     Resolution Instead of Annual General Meeting. If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3     Calling of Shareholder Meetings. The directors may, whenever they think fit, call a meeting of shareholders.

10.4     Location of Shareholder Meetings. The directors may by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders.

10.5     Notice for Meetings of Shareholders. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may

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be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)         if and for so long as the Company is a public company, 21 days; and

(b)         otherwise, 10 days.

10.6     Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)         if and for so long as the Company is a public company, 21 days; and

(b)         otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7     Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8     Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9     Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)         state the general nature of the special business; and

(b)         if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)     at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)    during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10     Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply with the necessary changes and so far as they are applicable, to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.11     Notice of Dissent Rights. The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting:

(a)         if and for so long as the Company is a public company, 21 days;

(b)         otherwise, 10 days.

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PART 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1     Special Business. At a meeting of shareholders, the following business is special business:

(a)         at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)         at an annual general meeting, all business is special business except for the following:

(i)     business relating to the conduct of, or voting at, the meeting;

(ii)    consideration of any financial statements of the Company presented to the meeting;

(iii)   consideration of any reports of the directors or auditor;

(iv)   the setting or changing of the number of directors;

(v)    the election or appointment of directors;

(vi)   the appointment of an auditor;

(vii)  business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(viii) any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2     Special Majority. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3     Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4     One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)         the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)         that shareholder, present in person or by proxy, may constitute the meeting.

11.5     Meetings by Telephone or Other Communications Medium. A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6     Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7     Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

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11.8     Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)         in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b)         in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9     Lack of Quorum at Succeeding Meeting. If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10     Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)         the chair of the board, if any; and

(b)         if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.11     Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12     Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13     Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14     Decisions by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15     Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16     Motion Need Not Be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17     Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

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11.18     Manner of Taking a Poll. Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)         the poll must be taken:

(i)     at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)    in the manner, at the time and at the place that the chair of the meeting directs;

(b)         the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and

(c)         the demand for the poll may be withdrawn by the person who demanded it.

11.19     Demand for a Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20     Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21     Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22     Demand for Poll. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23     Demand for a Poll Not to Prevent Continuation of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24     Retention of Ballots and Proxies. The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25     Electronic Voting. Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the directors determine to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.

PART 12
VOTES OF SHAREHOLDERS

12.1     Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)         on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and

(b)         on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2     Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3     Votes by Joint Shareholders. If there are joint shareholders registered in respect of any share:

(a)         any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

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(b)         if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4     Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5     Representative of a Corporate Shareholder. If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)         for that purpose, the instrument appointing a representative must:

(i)     be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)    be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and

(b)         if a representative is appointed under this Article 12.5:

(i)     the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)    the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6     Proxy Provisions Do Not Apply to All Companies. If and for so long as it is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7     Appointment of Proxy Holder. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8     Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9     When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)         the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)         the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

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(c)         the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(d)         the Company is a public company.

12.10     Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)         be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)         unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11     Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)         at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)         by the chair of the meeting, before the vote is taken.

12.12     Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________

Signature of shareholder

________________________

Name of shareholder—printed

12.13     Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)          received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)          provided, at the meeting, to the chair of the meeting.

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12.14     Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)         if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)         if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15     Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

PART 13
DIRECTORS

13.1     Number of Directors. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)         if the Company is a public company, the greater of three and the most recently set of:

(i)     the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)    the number of directors set under Article 14.4;

(b)         if the Company is not a public company, the most recently set of:

(i)     the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)    the number of directors set under Article 14.4.

13.2     Change in Number of Directors. If the number of directors is set under Articles 13.1(a)(i) or 13.1(b)(i):

(a)         the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)         if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3     Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4     Qualifications of Directors. A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5     Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6     Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.7     Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

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13.8     Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

PART 14
ELECTION AND REMOVAL OF DIRECTORS

14.1     Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)         the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)         all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2     Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)         that individual consents to be a director in the manner provided for in the Business Corporations Act; or

(b)         that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3     Failure to Elect or Appoint Directors. If:

(a)         the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)         the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)          the date on which his or her successor is elected or appointed; and

(d)          the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4     Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5     Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6     Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the

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quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7     Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8     Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)         one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)         in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9     Ceasing to be a Director. A director ceases to be a director when:

(a)         the term of office of the director expires;

(b)         the director dies;

(c)         the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)         the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10     Removal of Director by Shareholders. The Company may remove any director before the expiration of his or her term of office by ordinary resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11     Removal of Director by Directors. The board may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the board may appoint a director to fill the resulting vacancy.

PART 15
ADVANCE NOTICE REQUIREMENTS

15.1     Definitions. In this Part 15, unless the context otherwise requires:

(a)         “Applicable Securities Laws” means the applicable securities statutes of each relevant state, province and territory of the United States and Canada, as applicable, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant state, province and territory of the United States and Canada;

(b)         “Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, company, corporation, trust, partnership, limited partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise) and any of the foregoing acting in any derivative, representative or fiduciary capacity;

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(c)         “Public Announcement” shall mean disclosure in a press release reported by a national news service in the United States, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

15.2     Nomination of Directors. Only Persons who are eligible under the Business Corporations Act and who are nominated in accordance with the provisions herein shall be eligible for election as directors of the Company. At any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, nominations of Persons for election to the Board may be made only:

(a)         by or at the direction of the Board, including pursuant to a notice of meeting;

(b)         by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Part 5, Division 7 of the Business Corporations Act, or pursuant to a requisition of the shareholders made in accordance with Section 167 of the Business Corporations Act; or

(c)         by any Person (a “Nominating Shareholder”): (i) who, at the close of business on the date that the Nominating Shareholder’s Notice (as defined below) is given and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such ownership that is satisfactory to the Company, acting reasonably; and (ii) who complies with all notice procedures set forth herein.

15.3     Timely Notice. In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Article 15.4 below) and in proper written form (in accordance with Article 15.8 below) to the Corporate Secretary of the Company at the registered office of the Company (as set out in Article 15.8 of this Part 15).

15.4     Manner of Timely Notice. To be timely, the Nominating Shareholder’s Notice to the Corporate Secretary of the Company must be made:

(a)         in the case of an annual general meeting of shareholders, not less than thirty (30) days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Nominating Shareholder’s Notice may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)         in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made,

15.5     Proper Form of Timely Notice. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company must set forth:

(a)          as to each Person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the Person; (ii) the present principal occupation or employment of the Person and the principal occupation or employment within the five years preceding the notice; (iii) the country of residence of the Person; (iv) the class or series and number of shares in the capital of the Company which are directly or indirectly controlled or directed or which are owned beneficially or of record by the Person as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iv) full particulars regarding any agreements between the Person and/or the Nominating

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Shareholder and/or any other person or company relating to the Person’s nomination for election as a director of the Company; and (v) any other information relating to the Person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)         as to the Nominating Shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”).

The Company may require any proposed nominee to furnish such other information as may be required to be contained in a dissident’s proxy circular or by Applicable Securities Laws to determine the independence of the Proposed Nominee or the eligibility of such proposed nominee to serve as a director of the Company.

15.6     Notice to be Updated. To be considered timely and in proper written form, the Nominating Shareholder’s Notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such Nominating Shareholder’s Notice will be true and correct as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

15.7     Eligibility for Nomination as a Director. No Person shall be eligible for election as a director of the Company (except pursuant to Article 15.2(a) unless nominated in accordance with the provisions of this Part 15; provided, however, that nothing in this Part 15 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the Chair of the Board. The Chair of the Board of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Part 15, and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be deemed voided and subsequently disregarded.

15.8     Delivery of Notice. Notwithstanding any other provision in this Part 15, notice given to the Corporate Secretary of the Company pursuant to this Part 15 may only be given by personal delivery, facsimile transmission or email (provided that the Corporate Secretary has stipulated an e-mail address for purposes of this Part 15), and shall be deemed to have been given and received only at the time it is served by personal delivery or sent by facsimile transaction (provided that receipt of confirmation of such transmission has been received) or by e-mail (at the address as aforesaid) to the Corporate Secretary at the registered office of the Company as follows:

[•]

Fax: [•]

provided that if such delivery or electronic transmission is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic transmission shall be deemed to have been made on the subsequent day that is a business day.

15.9     Board’s Discretion. Notwithstanding the foregoing, the Board may, in its sole discretion, waive any and all requirements in this Part 15.

PART 16
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

16.1     Forum Selection. Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these
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Articles or the Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of the Company, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Part 16 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Part 16.

PART 17
POWERS AND DUTIES OF DIRECTORS

17.1     Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

17.2     Appointment of Attorney of Company. The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

PART 18
DISCLOSURE OF INTEREST OF DIRECTORS

18.1     Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

18.2     Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

18.3     Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

18.4     Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

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18.5     Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

18.6     No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

18.7     Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

18.8     Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

PART 19
PROCEEDINGS OF DIRECTORS

19.1     Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

19.2     Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.3     Chair of Meetings. Meetings of directors are to be chaired by:

(a)         the chair of the board, if any;

(b)         in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)         any other director chosen by the directors if:

(i)     neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)    neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)   the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

19.4     Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 19.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

19.5     Calling of Meetings. A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

19.6     Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 19.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 25.1 or orally or by telephone.

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19.7     When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)         the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or

(b)         the director has waived notice of the meeting.

19.8     Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

19.9     Waiver of Notice of Meetings. Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

19.10     Quorum. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors.

19.11     Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

19.12     Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 19.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

PART 20
EXECUTIVE AND OTHER COMMITTEES

20.1     Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)         the power to fill vacancies in the board of directors;

(b)         the power to remove a director;

(c)         the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)         such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

20.2     Appointment and Powers of Other Committees. The directors may, by resolution,

(a)         appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)         delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)     the power to fill vacancies in the board of directors;

(ii)    the power to remove a director;

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(iii)   the power to change the membership of, or fill vacancies in, any committee of the board, and

(iv)   the power to appoint or remove officers appointed by the board; and

(c)         make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

20.3     Obligations of Committee. Any committee appointed under Articles 20.1 or 20.2, in the exercise of the powers delegated to it, must

(a)         conform to any rules that may from time to time be imposed on it by the directors; and

(b)         report every act or thing done in exercise of those powers as the directors may require.

20.4     Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)         revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;

(b)         terminate the appointment of, or change the membership of, a committee; and

(c)         fill vacancies on a committee.

20.5     Committee Meetings. Subject to Article 20.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)         the committee may meet and adjourn as it thinks proper;

(b)         the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)         a majority of the members of a directors’ committee constitutes a quorum of the committee; and

(d)         questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

PART 21
OFFICERS

21.1     Appointment of Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

21.2     Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)         determine the functions and duties of the officer;

(b)         entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)         revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

21.3     Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

21.4     Remuneration. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

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PART 22
INDEMNIFICATION

22.1     Definitions. In this Part 22:

(a)         “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)         “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director of the Company or an affiliate of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company or an affiliate of the Company:

(i)     is or may be joined as a party; or

(ii)    is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)         “expenses” has the meaning set out in the Business Corporations Act.

22.2     Mandatory Indemnification of Directors and Former Directors. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 22.2.

22.3     Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

22.4     Non-Compliance with Business Corporations Act. The failure of a director or former director of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

22.5     Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)         is or was a director, officer, employee or agent of the Company;

(b)         is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)         at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)         at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

PART 23
DIVIDENDS

23.1     Payment of Dividends Subject to Special Rights. The provisions of this Part 23 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

23.2     Declaration of Dividends. Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

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23.3     No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 23.2.

23.4     Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

23.5     Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

23.6     Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 23.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)         set the value for distribution of specific assets;

(b)         determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)         vest any such specific assets in trustees for the persons entitled to the dividend.

23.7     When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

23.8     Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

23.9     Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

23.10     Dividend Bears No Interest. No dividend bears interest against the Company.

23.11     Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

23.12     Payment of Dividends. Any dividend or other distribution payable in respect of shares will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder unless the shareholder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

23.13     Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.14     Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law

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PART 24
DOCUMENTS, RECORDS AND REPORTS

24.1     Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

24.2     Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.3     Remuneration of Auditors. The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

PART 25
NOTICES

25.1     Method of Giving Notice. Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)         mail addressed to the person at the applicable address for that person as follows:

(i)     for a record mailed to a shareholder, the shareholder’s registered address;

(ii)    for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)   in any other case, the mailing address of the intended recipient;

(b)         delivery at the applicable address for that person as follows, addressed to the person:

(i)     for a record delivered to a shareholder, the shareholder’s registered address;

(ii)    for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)   in any other case, the delivery address of the intended recipient;

(c)         sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)         sending the record, or a reference providing the intended recipient with immediate access to the record, by electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e)         sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)          physical delivery to the intended recipient.

25.2     Deemed Receipt. A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 25.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

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25.3     Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 25.1, prepaid and mailed or otherwise sent as permitted by Article 25.1 is conclusive evidence of that fact.

25.4     Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

25.5     Notice to Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)         mailing the record, addressed to them:

(i)     by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)    at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)         if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

PART 26
SEAL

26.1     Who May Attest Seal. Except as provided in Articles 26.2 and 26.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)         any two directors;

(b)         any officer, together with any director;

(c)         if the Company only has one director, that director; or

(d)         any one or more directors or officers or persons as may be determined by resolution of the directors.

26.2     Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 26.1, the impression of the seal may be attested by the signature of any director or officer.

26.3     Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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PART 27
PROHIBITIONS

27.1     Definitions. In this Part 27:

(a)         “designated security” means:

(i)     a voting security of the Company;

(ii)    a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)   a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b)         “security” has the meaning assigned in the Securities Act (British Columbia);

(c)         “voting security” means a security of the Company that:

(i)     is not a debt security, and

(ii)    carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

27.2     Application. Except as otherwise contemplated in Article 30.5, Article 27.3 does not apply to the Company if and for so long as it is a public company.

27.3     Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

PART 28
DEFINITIONS

28.1     Definitions In Part 28, Part 29, Part 30, Part 31, and Part 32 of these Articles:

(a)         “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)         “Automatic Conversion” means the automatic conversion into Common Shares of the Class A Special Shares, Class B Special Shares, Class C Special Shares, Class D Special Shares, Class E Special Shares, Class F Special Shares, Class G Special Shares, Class H Special Shares, Class I Special Shares or Class J Special Shares, as applicable, each in accordance with the terms and conditions set forth in Part 31 of these Articles.

(c)         “Automatic Conversion Date” has the meaning set forth in Article 31.11.

(d)         “Change of Control” means any transaction or series of related transactions (x) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) the Company or (ii) all or a material portion of assets, businesses or Equity Securities of the Company or (y) that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of the Company immediately after the consummation thereof (excluding, for the avoidance of doubt, any Special Shares and the Common Shares issuable upon conversion

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thereof pursuant to Part 31) (in the case of each of clause (x) and (y), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

(e)         “Class A Special Shares” means the Class A Special Shares in the capital of the Company.

(f)          “Class B Special Shares” means the Class B Special Shares in the capital of the Company.

(g)         “Class C Special Shares” means the Class C Special Shares in the capital of the Company.

(h)         “Class D Special Shares” means the Class D Special Shares in the capital of the Company.

(i)          “Class E Special Shares” means the Class E Special Shares in the capital of the Company.

(j)          “Class F Special Shares” means the Class F Special Shares in the capital of the Company.

(k)         “Class G Special Shares” means the Class G Special Shares in the capital of the Company.

(l)          “Class H Special Shares” means the Class H Special Shares in the capital of the Company.

(m)        “Class I Special Shares” means the Class I Special Shares in the capital of the Company.

(n)         “Class J Special Shares” means the Class J Special Shares in the capital of the Company.

(o)         “Common Shares” means the common shares in the capital of the Company.

(p)         “Conversion Rate” has the meaning set forth in Article 30.6.

(q)         “Equity Securities” means the Common Shares, the Preferred Shares, the Special Shares or any other class of shares or series thereof in the capital of the Company or similar interest in the Company (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

(r)          “Exchange Act” means the United States Securities Exchange Act of 1934.

(s)          “holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

(t)          “Letter of Transmittal” means the letter of transmittal executed and delivered by holders of securities of DeepGreen Metals Inc. as a condition to obtaining Equity Securities arising from or in connection with the Business Combination Agreement (the “BCA”) between DeepGreen Metals Inc., 1291924 B.C. Unlimited Liability Company and the Company dated as of March 4, 2021 (including, for greater certainty, Equity Securities issued pursuant to the exercise of Rollover Options (as defined therein) after the completion of the transactions contemplated therein).

(u)         “Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(v)         “Original Issue Date” means the date, on or about [•], 2021, on which the first Special Share is issued.

(w)        “Permitted Transfer” means, in respect of a proposed Transfer by a holder of Special Shares:

(i)     in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiaries of which are members of the individual’s immediate family or an Affiliate of such individual, in each case for estate planning purposes;

(ii)    in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

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(iii)   in the case of an individual, pursuant to a qualified domestic relations order;

(iv)   by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)    subject to the provisions of Article 30.5, a Transfer to the officers or directors of such holder, the members or partners of such holder, any Affiliates of such holder or any employee of such Affiliate.

(x)         “Permitted Transferee” means any transferee arising from a Permitted Transfer.

(y)         “Preferred Shares” means the preferred shares in the capital of the Company, issuable in series.

(z)         “Redemption Price” with respect to each Class A Special Share, Class B Special Share, Class C Special Share, Class D Special Share, Class E Special Share, Class F Special Share, Class G Special Share, Class H Special Share, Class I Special Share and Class J Special Share, shall be equal to US$0.00000000001 per share.

(aa)        “Redemption Time” has the meaning set forth in Article 30.4.

(bb)       “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

(cc)        “Special Shares” means, collectively, the Class A Special Shares, Class B Special Shares, Class C Special Shares, Class D Special Shares, Class E Special Shares, Class F Special Shares, Class G Special Shares, Class H Special Shares, Class I Special Shares and Class J Special Shares.

(dd)       “Trading Day” means any day on which Common Shares are actually traded on the principal securities exchange or securities market on which Common Shares are then traded.

(ee)        “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise, provided that a Permitted Transfer as contemplated in Article 28.1(w)(i) and Article 28.1(w)(v) shall be without consideration or for nominal consideration).

PART 29
COMMON SHARES

29.1     Voting The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Company, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.

29.2     Dividends Subject to the prior rights of the Preferred Shares and any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

29.3     Liquidation Distribution In the event of any Liquidation Distribution, subject to the prior rights of the holders of Special Shares, the holders of the Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Company.

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PART 30
SPECIAL SHARES

30.1     Non-Voting The holders of the Special Shares shall not be entitled to any voting rights except as otherwise required under the Business Corporations Act.

30.2     Dividends The holders of the Special Shares shall not be entitled to any dividends or other distributions other than a Liquidation Distribution.

30.3     Liquidation Distribution In the event of any Liquidation Distribution, the holders of Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Common Shares, and any shares ranking junior to the Special Shares, an amount per Special Share equal to the Redemption Price. After payment to the holders of the Special Shares of the amount so payable to them as above provided, the holders of the Special Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

30.4     Redemption Subject to Section 79 of the Business Corporations Act, the Company shall:

(a)         at any time after the 15th year anniversary of the Original Issue Date; or

(b)         at any time after a Change of Control;

without notice, redeem at any time the whole of the then outstanding Special Shares on payment, in respect of each Special Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Special Shares shall not apply in respect of any Special Shares which are automatically converted into Common Shares in accordance with the provisions of Part 31).

Subject to Section 79 of the Business Corporations Act, in the event that any holder of Special Shares breaches any covenant of such holder, in respect of its ownership of the Special Shares, contained in the Letter of Transmittal, such holder’s Special Shares shall be deemed to be immediately redeemed, without notice or formality, whereupon such holder shall cease to hold any rights in respect of such Special Shares and shall only be entitled to receive an amount equal to the aggregate of the Redemption Price in respect of such holder’s Special Shares. Any such redemption of Special Shares shall be immediate upon the occurrence of such breach (the “Redemption Time”), and such holder’s only rights in respect thereof shall be to receive the Redemption Price in respect of such Special Shares. For greater certainty, after the Redemption Time, the rights in respect of Special Shares of such holder shall no longer be exercisable by such holder in respect thereof. The Company shall thereafter deliver to such holder of Special Shares the Redemption Price thereon.

30.5     Limits on Transferability None of the Special Shares may be Transferred without the prior approval of the board of directors, which shall only be given if:

(a)         the board of directors is satisfied that the Transfer is a Permitted Transfer; and

(b)         the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Company providing such assurances as the Company may require relating to, among other things:

(i)     the eligibility of the Transfer as a Permitted Transfer;

(ii)    the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Special Shares being transferred; and

(iii)   the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Company in respect of (x) matters relating to the Special Shares and (y) the transferring holder’s ownership of the Special Shares.

The Company shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Special Shares without such approval. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Special Shares.

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Notwithstanding the foregoing, any holder or proposed holder of Special Shares may, at such Person’s option, at any time (whether before or after the issuance of any Special Shares to such Person) provide an irrevocable direction and agreement (the “Direction”) in favour of the Company (which Direction may be contained in the Letter of Transmittal or in a separate document delivered to the Company), that a proposed Transfer contemplated in Article 28.1(w)(v) shall be deemed not be a Permitted Transfer in respect of any Special Shares held or proposed to be held by such Person (and, for greater certainty, such Direction may (but need not) also provide that any other proposed Transfer contemplated in Article 28.1(w)(v) shall be conditional upon the proposed transferee executing an identical Direction), whereupon the Company shall thereafter disregard any request by such Person for a Transfer to be made pursuant to Article 28.1(w)(v) unless such request complies with such Direction.

30.6     Conversion Provisions Unless and until adjusted as provided for in this Article 30.6, for all conversions of Special Shares, each Special Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)         No fractional Common Shares shall be issued upon conversion of the Special Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Special Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)         If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Special Shares shall be similarly subdivided at the same time (failing which the Conversion Rate shall be adjusted accordingly). If the Company shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Special Shares shall be similarly consolidated at the same time (failing which the Conversion Rate shall be adjusted accordingly). In each case, the dollar values set forth in Part 31 shall be appropriately adjusted to provide the holders of the Special Shares the same economic effect as contemplated by these Articles prior to such event.

(c)         If the Common Shares of the Company shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Special Shares are thereafter converted into Common Shares, the holders of the Special Shares shall be entitled to receive the kind and amount of shares or other securities or property receivable, upon such reorganization, reclassification or other change, that would have otherwise been receivable by the holders of the number of Common Shares into which such Special Shares would have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)         In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company and any other corporation or other entity or Person (in each case, other than a Change of Control), then in the event that any Special Shares are thereafter converted into Common Shares, such Special Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of Common Shares of the Company that would have otherwise been deliverable upon conversion of such Special Shares would have been entitled upon such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Company) shall be made in the application of the provisions in this Article 30.6(d) set forth with respect to the rights and interest thereafter of the holders of the Special Shares, to the end that the provisions set forth in this Article 30.6(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Special Shares.

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(e)         Upon any Special Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Automatic Conversion Date, other than the right of the holders thereof to receive Common Shares in exchange therefor.

PART 31
AUTOMATIC CONVERSIONS OF SPECIAL SHARES

31.1     Class A Special Shares Class A Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$15.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$15.00 per Common Share.

31.2     Class B Special Shares Class B Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$25.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$25.00 per Common Share.

31.3     Class C Special Shares Class C Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$35.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$35.00 per Common Share.

31.4     Class D Special Shares Class D Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$50.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$50.00 per Common Share.

31.5     Class E Special Shares Class E Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$75.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$75.00 per Common Share.

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31.6     Class F Special Shares Class F Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$100.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$100.00 per Common Share.

31.7     Class G Special Shares Class G Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$150.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$150.00 per Common Share.

31.8     Class H Special Shares Class H Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$200.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$200.00 per Common Share.

31.9     Class I Special Shares Class I Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$50.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$50.00 per Common Share.

31.10     Class J Special Shares Class J Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 31 if:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to US$12.00; or

(b)         there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$12.00 per Common Share.

31.11     Automatic Conversion. Upon the occurrence of an Automatic Conversion under the foregoing Articles, all the then issued and outstanding Special Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent; provided, however, that in each case all holders of Special Shares being converted shall be given written notice of the occurrence of an Automatic Conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Special Shares being converted, if any, are either delivered to the Company, or its transfer agent, or the holder notifies the Company, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

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31.12     Effect of Automatic Conversion On the Automatic Conversion Date, all rights with respect to the Special Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Special Shares have been converted. Upon the automatic conversion of the applicable Special Shares, the holders of such Special Shares shall surrender the certificates representing such shares at the registered office of the Company or of its transfer agent. Upon surrender of such certificates, the Company shall promptly issue and deliver to such holder, in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Special Shares surrendered were converted on the Automatic Conversion Date. Such conversion shall be deemed to have been made upon the occurrence of the Automatic Conversion and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

PART 32
PREFERRED SHARES

32.1     Issuable in Series

(a)         The Preferred Shares may include one or more series.

(b)         Subject to Article 32.1(c) of these Articles and the Business Corporations Act, from time to time, the directors by resolution or the shareholders by ordinary resolution may, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)     determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this Article 32.1(b)(i) or otherwise in relation to a maximum number of those shares;

(ii)    create an identifying create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and

(iii)   attach or alter special rights or restrictions to the shares of any of those series of Preferred Shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)    the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(B)    any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)    any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(D)    any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(E)    any rights to vote; and

(F)    any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(c)         No special rights or restrictions attached to any series of Preferred Shares shall confer upon the shares of such series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred

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Shares to a return of capital. The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

Unless the special rights or restrictions attached to any series of Preferred Shares otherwise state, each series of Preferred Shares shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank in priority to the rights of holders of Common Shares and Special Shares and any other class of shares stated to be ranking junior to the Preferred Shares. For greater certainty, the amount of the priority in respect of the return of capital in the case of the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital shall be the amount stated or calculated in accordance with the special rights or restrictions of the particular series of Preferred Shares.

Dated ___________________, 2021.

Full Name and Signature of a Director of the Company

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Annex D

TMC THE METALS COMPANY INC.

2021 INCENTIVE EQUITY PLAN

1.     DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this TMC the metals company Inc. 2021 Incentive Equity Plan, have the following meanings:

Active Employment means the period in which a Participant who is an Employee performs work for the Company or an Affiliate. For certainty, “Active Employment” shall be deemed to include only the period of minimum notice of termination as may be required to be provided to a Participant pursuant to applicable employment standards legislation but shall exclude any other period that follows the later of the end of the minimum statutory notice period or the Participant’s last day of performing work for the Company or an Affiliate, including at common law.

Active Engagement means any period in which a Participant who is not an Employee provides services to the Company or an Affiliate. For certainty, “Active Engagement” shall exclude any period that follows, or ought to have followed, a Participant’s last day of providing services to the Company or an Affiliate, including at common law.

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.

Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant: (a) “Cause” as defined in such Participant’s written employment or service agreement with the Company or an Affiliate; or (b) if there is no such defined term, then: (i) dishonesty with respect to the Company or any Affiliate, (ii) gross negligence, serious misconduct or a material failure to discharge the duties relating to the employment or service with the Company or Affiliate, including insubordination, (iii) material breach by a Participant of any provision of any written employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, or (iv) any act or omission which would constitute Cause at common law.

Closing means the date on which the transactions contemplated by the Business Combination Agreement among the Company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, and DeepGreen Metals Inc., a company existing under the laws of British Columbia, dated March 4, 2021, are consummated.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Shares means the Common Shares of the Company.

Company means TMC the metals company Inc. a company existing under the laws of British Columbia, Canada.

Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

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Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation or in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.

Date of Disability means: (a) the date on which a Participant’s service is deemed terminated due to a Disability in accordance with a Participant’s written employment or service agreement with the Company or an Affiliate or, (b) if there is no such defined term, on the last day of the relevant period as set out in the definition of Disability herein, subject to applicable human rights legislation.

Disability or Disabled has the meaning attributed thereto in a Participant’s written employment or service agreement with the Company or an Affiliate or, if there is no such defined term, means the Participant’s inability to substantially fulfil his or her duties on behalf of the Company or Affiliate as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fair Market Value of a Common Share means:

(a)     If the Common Shares are listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Shares, the closing or, if not applicable, the last price of the Common Shares on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(b)     If the Common Shares are not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Shares for the trading day referred to in clause (a), and if bid and asked prices for the Common Shares are regularly reported, the mean between the bid and the asked price for the Common Shares at the close of trading in the over-the-counter market for the most recent trading day on which Common Shares was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(c)     If the Common Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

Option means an option to acquire Common Shares granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.

Permitted Designee means, with respect to a Participant: (a) an entity that is wholly-owned by the Participant; (b) a spouse (common law or otherwise) or child (natural or adopted) of the Participant; (c) the estate and heirs and beneficiaries (arising from death) of the Participant and persons identified in (b) herein; or (d) a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity, the sole shareholders, partners or beneficiaries of which only include the Participant and persons referred to in (b) or (c) herein.

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Plan means this TMC the metals company Inc. 2021 Incentive Equity Plan.

SAR means a stock appreciation right.

Securities Act means the United States Securities Act of 1933, as amended.

Shares means Common Shares as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option, or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means an Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.

Substitute Award means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

Termination Date means, in respect of a Participant, such Participant’s last day of Active Employment or Active Engagement (as applicable) with the Company or an Affiliate, whether such date is selected by the Participant, by mutual agreement between the Company or an Affiliate and the Participant, or unilaterally by the Company or an Affiliate.

2.     PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of Options, Stock Grants and Stock-Based Awards.

3.     SHARES SUBJECT TO THE PLAN.

(a)     The number of Shares that may be issued from time to time pursuant to this Plan shall be [__]1 Common Shares; provided that [__]2 of the outstanding Common Shares shall only be available for Stock Rights made to non-employee directors of the Company.

(b)     Notwithstanding Subparagraph (a) above, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2022 and ending on the tenth anniversary of the Closing, the number of Shares that may be issued from time to time pursuant to the Plan, shall be increased automatically by an amount equal to the lesser of (i) 4% of the number of outstanding Common Shares on such date and (ii) an amount determined by the Administrator (the “Annual Increase”).

(c)     If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.

____________

1          To equal 11% of the number of outstanding shares of Common Stock at Closing, determined in accordance with the Business Combination Agreement immediately following the Closing.

2          To equal 1/11th of the initial share pool calculated pursuant to Footnote 1.

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(e)     The Administrator may grant Substitute Awards under the Plan. To the extent consistent with applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such Award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.

4.     ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a)     Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b)     Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c)     Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed US$500,000, increased US$750,000 in the year in which such non-employee director initially joins the Board of Directors.

(d)     Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.

(e)     Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan and (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors.

(f)     Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and

(g)     Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5.     ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person

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in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate, provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

A Participant to whom an Option is granted may request, by written notice to the Administrator, to have such Options issued in the name of a Permitted Designee. The Administrator may, in its sole and absolute discretion, accept or reject such request, provided that if the request is accepted: (a) the Participant and the Permitted Designee shall execute and deliver to the Company an instrument in writing providing such representations, warranties and covenants as the Company may require (including satisfying the Company that the intended designee is a Permitted Designee), and (b) the Company is satisfied, in its sole and absolute discretion, that the Company may do so (i) in compliance with all applicable laws (including the Exchange Act and the Securities Act), and (ii) without imposing any additional financial or other obligations upon the Company. If the Permitted Designee ceases at any time to qualify as a Permitted Designee of the Participant, then any Option held by such Permitted Designee shall immediately terminate and be of no further force and effect.

References in Section 4(c) of the Plan to limits on the number of Shares under Stock Rights which may be granted shall be read as being the cumulative aggregation of Stock Rights granted to a Participant and such Participant’s Permitted Designees. The Permitted Designee shall be bound by the same provisions, effects and limitations set forth in the Plan (including, for greater certainty, the provisions of Sections 4(c), 9 and 14-22 inclusive), such that the effect of any provision on a Participant shall apply to the Participant’s Permitted Designee.

6.     TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. In addition, the Option Agreements shall be subject to at least the following terms and conditions:

(a)     Options: Each Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Option:

(i)     Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per Common Share on the date of grant of the Option, unless otherwise determined by the Administrator.

(ii)     Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii)     Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)     Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b)     Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 25 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for

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Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.

7.     TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)     Each Agreement shall state the purchase price per Share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator on the date of the grant of the Stock Grant;

(b)     Each Agreement shall state the number of Shares to which the Stock Grant pertains;

(c)     Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and

(d)     Dividends (other than stock dividends to be issued pursuant to Paragraph 25 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse.

8.     TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Shares having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Paragraph 25 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per Common Share on the date of grant or (b) expire more than ten years following the date of grant.

9.     PERFORMANCE-BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Paragraph 25 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.

10.     EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is

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being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of Common Shares held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; (d) at the discretion of the Administrator, by permitting the Participant to surrender such number of Options in respect of Shares having a Fair Market Value that, when the aggregate exercise price of such Options is subtracted from such Fair Market Value, equals a difference as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (e) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, providing for the sale of securities on the Participant’s behalf; or (f) at the discretion of the Administrator, by any combination of (a), (b), (c), (d) and (e) above or (g) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.    PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of Common Shares held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.     RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant. In addition, at the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

13.     ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value.

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The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.    EFFECT ON OPTIONS OF CESSATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement in the event of a cessation of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a)     A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the Termination Date, but only within such term as the Administrator has designated in a Participant’s Option Agreement. Except as otherwise determined by the Administrator, any Option, or portion thereof, that is not exercisable on the Termination Date will automatically terminate and become void on the Termination Date.

(b)     The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after their Termination Date; provided, however, in the case of a Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option within one year after the Termination Date, but in no event after the date of expiration of the term of the Option.

(c)     Notwithstanding anything herein to the contrary, if subsequent to a Participant’s Termination Date, but prior to the exercise of an Option, the Administrator determines that, prior to the Participant’s Termination Date, the Participant engaged in conduct which would constitute Cause, then any Option which the Participant has not exercised at such time will automatically terminate and become void.

(d)     A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have ceased to provide service (whether as an Employee, director or Consultant) to the Company or an Affiliate, except as the Administrator may otherwise expressly provide to the extent permitted by applicable legislation.

(e)     Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.     EFFECT ON OPTIONS OF CESSATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate ceases for Cause prior to the time that all his or her outstanding Options have been exercised:

(a)     All outstanding and unexercised Options as of the Termination Date will immediately terminate and become void.

(b)     It is not necessary that the Administrator’s finding of Cause occur prior to the Termination Date. If the Administrator determines, subsequent to a Participant’s Termination Date but prior to the exercise of an Option, that prior to the Participant’s Termination Date, the Participant engaged in conduct which would constitute Cause, then such Option will automatically terminate and become void.

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16.     EFFECT ON OPTIONS OF CESSATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a)     A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised as of the Date of Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through to the Date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to Date of Disability.

(b)     A Disabled Participant may exercise the Option only within the period ending one year after the Date of Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

17.     EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a)     In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b)     If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.    EFFECT OF CESSATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a cessation of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant will automatically terminate on the Termination Date, Date of Disability or date of death, as applicable.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have ceased to provide service (whether as an Employee, director or Consultant) to the Company or an Affiliate, except as the Administrator may otherwise expressly provide to the extent permitted by applicable legislation.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a cessation of service (whether as an Employee, director or Consultant) so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.    EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF CESSATION OF SERVICE OTHER THAN FOR CAUSE, DEATh or DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a cessation of service for any reason (whether as an Employee, director or Consultant), other than for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase

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shall have lapsed, then as of the Termination Date the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.    EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF CESSATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate ceases for Cause:

(a)     All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the Termination Date.

(b)     It is not necessary that the Administrator’s finding of Cause occur prior to the Termination Date. If the Administrator determines, subsequent to a Participant’s Termination Date, that prior to the Participant’s Termination Date, the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the Termination Date shall be immediately forfeited to the Company.

21.    EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF CESSATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the Date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through to the Date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the Date of Disability.

22.    EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

23.     NO Rights to Stock Rights or Damages.

No Participant shall have any claim to be granted any Stock Right under the Plan, and there is no obligation for uniformity of treatment of Participants. The granting of any Stock Right hereunder shall not impose any obligation on the Company to grant any Stock Right to any Participant in the future nor shall it entitle any Participant to receive any further Stock Right. No Participant shall have any entitlement to damages or other compensation whatsoever arising from or related to not receiving any Stock Right under the Plan, including with respect to any Stock Right which may have vested or been granted after the Participant’s Termination Date, including but not limited to damages in lieu of notice at common law.

24.     DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date

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immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.     ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a)     Changes with respect to Common Shares.

(i)     If (1) the Common Shares shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any Common Shares as a stock dividend on its outstanding Common Shares, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Common Shares, each Stock Right and the number of Common Shares deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a), 3(b), 3(d) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(ii)     The Administrator may also make adjustments of the type described in Paragraph 25(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 25(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(ii)     References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 25(a).

(b)     Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding Common Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Shares into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Shares, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.

With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Shares comprising such

Annex D-11

Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c)     Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding Common Shares, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d)     Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

(e)     Termination of Awards upon Consummation of a Corporate Transaction. Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Shares, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 25(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.

26.     ISSUANCES OF SECURITIES.

(a)     Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

(b)     The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

27.     FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan. The person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof, provided that, notwithstanding the foregoing, in the case of any Stock Right subject to section 7 of the Income Tax Act (Canada), the fractional shares subject to such Stock Right shall be rounded down to the nearest whole number of Shares with no further consideration payable to the Participant.

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28.     WITHHOLDING.

In the event that any federal, state, provincial or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld in connection with the issuance of a Stock Right or Shares under the Plan, the Company or an Affiliate may withhold the amount necessary to satisfy such obligations from any amount which would otherwise be delivered, provided or paid to the Participant by the Company or an Affiliate, whether under this Plan or otherwise, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Shares or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

29.     TERMINATION OF THE PLAN.

The Plan will terminate on the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

30.     AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

31.     EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

32.     INDEMNITY.

Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

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33.     CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.

34.     WAIVER OF JURY TRIAL.

By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.

35.     UNFUNDED OBLIGATIONS.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

36.     GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

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Addendum
Terms of Grant of Options to United States Employees

U.S. SUB-PLAN TO THE
TMC THE METALS COMPANY INC.

2021 INCENTIVE EQUITY PLAN

The Board of Directors of TMC the metals company Inc. (the “Company”) established the TMC the metals company Inc. 2021 Incentive Equity Plan (the “Plan”). Through the Plan, the Company established a framework to aid the Company in attracting and retaining the best available individuals for positions of substantial responsibility, and to promote the success of the Company’s and its Affiliates’ business by aligning the financial interests of individuals providing services to the Company and the Affiliates with long-term shareholder value.

The Board determined that it was necessary and desirable to establish a sub-plan of the Plan for the purpose of granting Options to Employees who are residents of the United States or who are or may become subject to U.S. tax (i.e., income tax, social security and/or withholding tax (“U.S. Participant”)), with such Options qualifying as either Non-Qualified Stock Options or Incentive Stock Options (within the meaning of Section 422 of the Code), to cause all Options under the Plan to be exempt from or comply with Section 409A of the Code, and to cause Options to comply with certain other provisions and exemptions under U.S. law. The terms of the Plan, as amended from time to time, shall, subject to the provisions hereof, constitute this U.S. Sub-Plan of the Plan (this “U.S. Sub-Plan”). This U.S. Sub-Plan supplements, and shall be read in conjunction with the Plan, and is subject to the terms and conditions of the Plan; provided, that to the extent that the terms and conditions of the Plan differ from or conflict with the terms or conditions of this U.S. Sub-Plan, the terms and conditions of this U.S. Sub-Plan shall prevail.

1.     Definitions

For the purposes of this U.S. Sub-Plan, the definitions set out in the Plan shall apply to this U.S. Sub-Plan as such definitions apply to the Plan and in addition the following terms shall have the following meanings (unless the context requires otherwise):

Disability or Disabled means a permanent and total disability as defined in Section 22(e)(3) of the Code.

ISO means an Option intended to qualify as an “incentive stock option” under Section 422.

Non-Qualified Option means an Option which is not intended to qualify as an ISO.

Section 409A means Section 409A of the Code.

Section 422 means Section 422 of the Code.

SHARES SUBJECT TO THE PLAN

All of the Shares available for grant as set forth in Paragraph 3 under the Plan may be issued as ISOs; provided, however, that the maximum number of Shares available for grant under the Plan as ISOs will be equal to 440,000,000. The limits set forth in Paragraph 3 of the Plan will be construed to comply with the applicable requirements of Section 422. For purposes of determining the number of Shares available for grant under the Plan as ISOs under Paragraph 3(c) of the Plan, such provisions shall be subject to any limitations under the Code. In addition, Shares issued in respect of Substitute Awards that are ISOs shall be consistent with Section 422.

ELIGIBILITY

ISOs may be granted only to Employees.

TERMS AND CONDITIONS OF OPTIONS TO U.S. PARTICIPANTS

Each Option intended to be a Non-Qualified Option shall meet the minimum standards required of Options, as described in Paragraph 6(a) of the Plan, except that the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Shares on the date of grant of the Option so as to be exempt from the requirements of Section 409A. If the Administrator determines to grant an Option at less than 100% of the Fair Market Value per Common Share, the Option must comply with the requirements of Section 409A or be exempt from the requirements of Section 409A pursuant Treas. Reg. Section 1.409-1(b)(4).

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Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:

(i)     Minimum Standards: The ISO shall meet the minimum standards required of Options, as described in Paragraph 6(a) of the Plan, except clause (i) and (iv) thereunder.

(ii)     Exercise Price: Immediately before the ISO is granted, if the U.S. Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.     10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Shares on the date of grant of the Option; or

B.     More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Shares on the date of grant of the Option.

(iii)     Term of Option: For U.S. Participants who own:

A.     10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.     More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)     Limitation on Yearly Exercise: To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the U.S. Participant in any calendar year exceeds US$100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.

DIVIDENDS

With respect to Stock Grants, any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.

EXERCISE OF OPTIONS - PAYMENT

The Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.

TRANSFER

An ISO transferred except in compliance with clause (i) of Paragraph 13 shall no longer qualify as an ISO.

TERMINATION OF SERVICE; LEAVE OF ABSENCE

Except as provided in Subparagraph (b) of Paragraph 14 of the Plan, or Paragraph 16 or 17 of the Plan, in no event may an ISO be exercised later than three months after the U.S. Participant’s termination of employment. If the U.S. Participant does not exercise the ISO within three months after termination, to the extent is not yet terminated, it shall automatically convert to a Non-Qualified Option.

With respect to ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.

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ADJUSTMENTS

Any adjustments under Paragraph 25 of the Plan shall have due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable

Section 409a and Section 422

The Company intends that the Plan and any Stock Rights granted to U.S Participants be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any Stock Right shall be construed to effect the intent as described herein.

If a U.S Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of his or her separation from service, to the extent any payment under this Plan or pursuant to a Stock Right constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of separation from service, no payments due under this Plan or pursuant to a Stock Right may be made until the earlier of: (i) the first day of the seventh month following the U.S. Participant’s separation from service, or (ii) the U.S. Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the U.S. Participant’s separation from service.

The Administrator shall administer the Plan with respect to Stock Rights to U.S. Participants with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A or Section 422, as applicable, comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a U.S. Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to any Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.

GOVERNING LAW

This U.S. Sub Plan shall be construed and enforced in accordance with the laws of the State of Delaware.

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ANNEX E-1

FORM OF SUBSCRIPTION AGREEMENT

Sustainable Opportunities Acquisition Corp.
1601 Bryan Street, Suite 4141
Dallas, Texas 75201
Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, which shall migrate and be continued from the Cayman Islands to British Columbia, Canada and continued as a company in British Columbia prior to the closing of the Transaction (as defined herein) (“SOAC”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada, and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company”), and the other parties thereto, pursuant to which, among other things, SOAC will acquire all of the issued and outstanding shares in the capital of the Company in exchange for common shares of SOAC, and the Company will become a wholly-owned subsidiary of SOAC, upon and subject to the plan of arrangement and other terms and conditions set forth in the Transaction Agreement (the “Transaction”).

In connection with the Transaction, SOAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, SOAC’s common shares (the “Shares”), in a private placement for a purchase price of $10.00 per Share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SOAC is entering into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, severally and not jointly, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor under this Subscription Agreement, an aggregate amount of up to 33,030,000 Shares, at the Per Share Purchase Price.

The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SOAC acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SOAC, and SOAC agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that SOAC reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by SOAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of SOAC; SOAC may do so in counterpart form.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 4 below and (b) delivery of written notice from (or on behalf of) SOAC to the Investor (the “Closing Notice”) that SOAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SOAC, one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SOAC in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for SOAC to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly

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executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SOAC shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state, provincial or federal securities laws or under the organizational documents of SOAC) in the name of the Investor (or its nominee in accordance with the Investor’s instructions) or to a custodian designated by the Investor, as applicable, on SOAC’s share register; provided, however, that SOAC’s obligation to issue the Shares to the Investor is contingent upon SOAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within five (5) business days following the Closing Date specified in the Closing Notice, SOAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligations to purchase the Shares at the Closing in the event SOAC delivers a subsequent Closing Notice in connection with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which the principal offices of the Securities Exchange Commission in Washington, D.C. and of the British Columbia Securities Commission do not accept filings, or, in the case of determining a date when any payment is due, any day on which the commercial banks in New York, New York or Vancouver, British Columbia are authorized or required by law to close.

3. Legends. Each book entry for the Investor’s Shares shall contain a notation, and each certificate (if any) evidencing the Investor’s Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form, and in the event that no physical certificates are issued, the below constitutes written notice of the legend restriction under applicable Canadian Securities Laws (as defined below):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (i) THE DISTRIBUTION DATE, AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

4. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted a proceeding seeking to impose any such prevention or prohibition; and

(ii) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

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b. The obligation of SOAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (unless they specifically speak as of an earlier date in which case they shall be true and correct in all material respects as of such date), and the Investor hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions: (i) all representations and warranties of SOAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date in which case they shall be true and correct in all material respects as of such date), and SOAC hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by SOAC of each of the representations and warranties of SOAC contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of SOAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

5. Further Assurances. At or prior to the Closing Date, each of SOAC, the Company and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. Prior to or at the Closing, the Investor shall deliver to SOAC a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

6. SOAC Representations and Warranties. For purposes of this Section 5, the term “SOAC” shall refer to SOAC as of the date hereof and, for purposes of only the representations contained in paragraphs (h), (i), and (j) of this Section 6 and to the extent such representations and warranties are made as of the date of the closing of the Transaction, the combined company after giving effect to the Transaction. SOAC represents and warrants to the Investor that:

a. SOAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SOAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, SOAC will be duly incorporated, validly existing as a corporation and in good standing under the laws of British Columbia, Canada.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SOAC’s certificate of incorporation (as adopted on the Closing Date) or under the Business Corporations Act (British Columbia).

c. This Subscription Agreement has been duly authorized, executed and delivered by SOAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SOAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of the transaction contemplated by this Agreement, including issuance and sale of the Shares, and the compliance by SOAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated by this Subscription Agreement will (x) be substantially done in accordance with the rules of The New York Stock Exchange (the “NYSE”) and (y) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SOAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease,

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license or other agreement or instrument to which SOAC or any of its subsidiaries is a party or by which SOAC or any of its subsidiaries is bound or to which any of the property or assets of SOAC is subject that would reasonably be expected to have a material adverse effect on the business, properties, assets, prospects, liabilities, financial condition or results of operations of SOAC and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SOAC to timely comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SOAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SOAC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SOAC to comply in all material respects with this Subscription Agreement.

e. As of their respective filing dates, all reports (the “SEC Reports”) required to be filed by SOAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SOAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SOAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by SOAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act or filing of a prospectus under applicable Canadian Securities Laws is required for the offer and sale of the Shares by SOAC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws or under any Canadian Securities Laws.

g. Except for placement fees payable to Citigroup Global Markets Inc., Nomura Securities International, Inc. and Fearnley Securities, Inc., in their capacity as placement agents for the offer and sale of the Shares (in such capacity, collectively, the “Placement Agents”), which fees are payable by SOAC, SOAC has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of SOAC.

h. SOAC is in compliance with all applicable law, except where such non-compliance would not have a Material Adverse Effect. SOAC has not received any written communication from a governmental entity that alleges that SOAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

i. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SOAC, threatened against SOAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SOAC.

j. SOAC is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

k. SOAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) SOAC’s charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which SOAC is now a party or by which SOAC’s properties or assets are bound or (iii) any statute or

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any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SOAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

l. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, SOAC has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in SOAC (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SOAC by existing securityholders of SOAC, which may be effectuated as a forfeiture to SOAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

m. SOAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SOAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by NYSE, or such other applicable stock exchange on which SOAC’s common equity is then listed, and (iv) filings, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

n. As of the date of this Subscription Agreement, the authorized capital stock of SOAC consists of 300,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), 30,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Shares”), and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (i) 30,000,000 Class A Shares are issued and outstanding, (ii) 7,500,00 Class B Shares are issued and outstanding, (iii) 9,500,000 private placement warrants, and (iv) 15,000,000 public warrants are outstanding. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SOAC any Class A Shares, Class B Shares or other equity interests in SOAC, or securities convertible into or exchangeable or exercisable for such equity interests.

7. Investor Representations and Warranties. The Investor represents and warrants to, and covenants with, SOAC and the Placement Agents that:

a. If the Investor is, or is subscribing for the account or benefit of, a person in the United States or a U.S. Person (as defined in Rule 902(k) of Regulation S), the Investor or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3), (7), (8) or (9) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and (i) is an “institutional account” as defined by FINRA Rule 4512(c) or (ii) the investment manager, fiduciary, or agent that has been delegated investment decision making authority for the Investor is an “institutional account” as defined by FINRA Rule 4512(c).

b. The Investor acknowledges and agrees that SOAC may complete additional financings in the future to develop its business and fund its ongoing development, and such future financings may have a dilutive effect on current securityholders of SOAC, including the Investor, but there is no assurance that such financing will be available, on reasonable terms or at all, and if not available, SOAC may be unable to fund its ongoing development.

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c. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SOAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain the restrictive legend to such effect outlined in Section 3 hereof. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SOAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SOAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SOAC expressly set forth in Section 6 of this Subscription Agreement.

e. The Investor acknowledges that no person has made any written or oral representations (i) that any person will resell or repurchase the Shares; (ii) that any person will refund the purchase price of the Shares; or (iii) as to the future price or value of the Shares.

f. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

g. The Investor is not, and is not acting on behalf of, (i) an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account or annuity or other “plan” that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity or account that is deemed under the Department of Labor regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, to include “plan assets” of any “employee benefit plan” subject to ERISA or “plan” subject to Code §4975, or (iv) any other plan subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code.

h. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SOAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that Investor has had the opportunity to review SOAC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

i. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SOAC, the Company or a representative of SOAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SOAC, the Company or a representative of SOAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SOAC, the Company, the Placement Agents, any of their respective

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affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SOAC contained in Section 6 of this Subscription Agreement, in making its investment or decision to invest in SOAC.

j. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SOAC’s filings with the SEC. The Investor is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor (or the investment manager, fiduciary, or agent that has been delegated decision-making authority on behalf of Investor) has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares and acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that SOAC has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

k. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SOAC. The Investor acknowledges specifically that a possibility of total loss exists.

l. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SOAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares. The Placement Agents shall not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor), whether in contract, tort or otherwise, to the Investor, in respect of the Transaction.

m. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to SOAC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SOAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

n. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, SOAC or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

o. The Investor acknowledges and agrees that no federal, provincial or state agency, securities commission or similar authority has reviewed, has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment, and that any representation to the contrary is an offence.

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p. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

q. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SOAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

r. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

s. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.

t. None of the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SOAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SOAC.

u. The Investor has or has commitments to have and, when required to deliver payment to SOAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

v. The funds used to purchase the Shares which will be advanced by the Investor to SOAC hereunder will not represent proceeds of crime for the purposes of the Criminal Code (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, “Anti-Money Laundering Laws”) and the Investor acknowledges that SOAC may in the future be required by law to disclose the Investor’s name and other information relating to this Subscription Agreement and the Investor’s subscription hereunder, on a confidential basis, pursuant to the Anti-Money Laundering Laws and the legislation, regulations or instruments enacting Canadian Economic

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Sanctions (as defined below). The Investor is not a person or entity identified on a list established under any Anti-Money Laundering Law (including, without limitation, Section 83.05 of the Criminal Code (Canada)) and the Investor is not a person or entity identified in the legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada, including but not limited to, the provisions of the United Nations Act (Canada), the Special Economic Measures Act (Canada) or any other economic sanctions laws administered by applicable Canadian regulatory authorities (collectively, “Canadian Economic Sanctions”). To the best of its knowledge, none of the subscription funds to be provided by the Investor: (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Investor, and the Investor will promptly notify SOAC if the Investor discovers that any of such representations cease to be true and provide SOAC with appropriate information in connection therewith; none of the funds the Investor is using to purchase the Shares are, to the knowledge of the Investor, proceeds obtained or delivered, directly or indirectly, as a result of illegal activities.

w. The Investor acknowledges and agrees that the sale and delivery of the Shares is conditional upon such sale being exempt from the requirements under the securities laws and regulations of each of the provinces and territories of Canada (“Canadian Securities Laws”) as to the filing and delivery of a prospectus and that the Shares have not been qualified under a prospectus under Canadian Securities Laws. The Investor acknowledges that SOAC, as of the date hereof, is not a “reporting issuer” in any jurisdiction in Canada, that the Shares are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province of which the Investor resides (as applicable) and under other applicable Canadian Securities Laws which resale restrictions may apply outside of Canada, and the Investor covenants that it will not resell the Shares except in compliance with such laws

x. If the Investor is located in or subject to the securities laws of a province or territory of Canada:

(i) the Investor (i) is an “accredited investor” (as defined in National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable) in each case, satisfying the applicable requirements set forth on Schedule B, (ii) is acquiring the Shares as principal for its own account and not as agent or for the benefit of any other person or is deemed under National Instrument 45-106 – Prospectus Exemptions or the Securities Act (Ontario), as applicable, to be purchasing the Shares as principal, (iii) was not created, and is not being used, solely to purchase or hold securities as an “accredited investor”, (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of Canadian Securities Laws, (v) is a “permitted client” (as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) satisfying the applicable requirements set forth on Schedule C, and (vi) has completed Schedule B and Schedule C hereto and the information contained therein is accurate and complete.

(ii) the Investor acknowledges receipt of the presentation entitled “ Revolutionizing the Mineral Supply Chain for Fast Growing EV Demand – Investment summary for The Metals Company, Inc.” dated March 4, 2021 (the “Investor Presentation”), including the “Notice to Canadian Investors” therein, and that, except for the Investor Presentation, it has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum (within the meaning of Canadian Securities Laws), any prospectus, sales or advertising literature, or any other document describing or purporting to describe SOAC, its business and affairs or the transactions contemplated herein (including the Transaction) which has been prepared for delivery to, and review by, prospective investors in order to assist them in making an investment decision in respect of the Shares.

y. The Investor acknowledges that:

(i) this Subscription Agreement requires the Investor to provide certain personal information relating to the Investor to SOAC and the Placement Agents. Such information is being collected and will be used by SOAC and the Placement Agents for the purposes of completing the offering, which includes, without limitation, determining the Investor’s eligibility to purchase the Shares under applicable securities laws, preparing and registering certificates representing securities or arranging for non-certificated, electronic delivery of same, and completing filings required by any securities regulatory authority or stock exchange. Such personal information may be disclosed by SOAC or the Placement Agents to (a) securities regulatory authorities and stock exchanges, (b) SOAC’s registrar and

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transfer agent, (c) any government agency, board or other entity and (d) any of the other parties involved in the offering, including the legal counsel of SOAC, and may be included in record books in connection with the offering. By executing this Subscription Agreement, the Investor expressly consents to the foregoing collection, use and disclosure of such personal information; and

(ii) the Investor acknowledges being notified that if the Investor is resident or otherwise subject to the applicable securities legislation of a jurisdiction in Canada: (i) SOAC or the Placement Agents will deliver to the applicable securities regulatory authority or regulator certain personal information pertaining to the Investor, including its full name, residential address and telephone number, email address, the number of Shares purchased by the Investor, the aggregate purchase price paid for such Shares, the prospectus exemption relied on and the date of distribution of the Shares, (ii) such information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it in securities legislation, (iii) such information is being collected for the purposes of the administration and enforcement of the securities legislation of the local Canadian jurisdiction, and (iv) the Investor may contact the public officials listed on Schedule D hereto with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information.

z. It is the express wish of the Investor that this Subscription Agreement and any related documentation be drawn up in the English language only. Il est de la volonté expresse de l’investisseur que la présente convention de souscription ainsi que toute documentation connexe soient rédigées en langue anglaise uniquement.

8. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, SOAC agrees that, within forty-five (45) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof , but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SOAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SOAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, such date shall be extended to the next business day on which the SEC is open for business. SOAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 within ninety (90) days without the public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable), volume or manner of sale limitations of such rule (such date, the “End Date”). For as long as the Investor holds the Shares, SOAC will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. Prior to the End Date, SOAC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to SOAC upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. SOAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SOAC becomes eligible to use such Form S-3. The Investor acknowledges and agrees that SOAC may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) SOAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) SOAC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. SOAC’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are

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contingent upon the Investor furnishing in writing to SOAC such information regarding the Investor, the securities of SOAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SOAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SOAC may reasonably request that are customary of a selling stockholder in similar situations.

b. SOAC shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable out-of-pocket costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to SOAC by or on behalf of the Investor expressly for use therein.

c. Investor shall, severally and not jointly with any other Investor, indemnify and hold harmless SOAC, its directors, officers, agents and employees, each person who controls SOAC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Investor furnished in writing to SOAC by Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed).

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the occurrence of the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) thirty (30) days after the Termination Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (d) if any of the conditions to Closing set forth in Section 4 of this Subscription Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SOAC shall notify the Investor in writing of the termination of the Transaction Agreement as promptly as practicable after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SOAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

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10. Trust Account Waiver. The Investor acknowledges that SOAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SOAC and one or more businesses or assets. The Investor further acknowledges that, as described in SOAC’s prospectus relating to its initial public offering dated March 17, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SOAC’s assets consist of the cash proceeds of SOAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SOAC, its public shareholders and the underwriters of SOAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SOAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SOAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SOAC to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SOAC and (ii) the Investor’s rights under Section 8 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 11 shall relieve the Investor of its obligations hereunder.

b. SOAC may request from the Investor such additional information as SOAC may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, SOAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SOAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SOAC’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SOAC with such requested information, SOAC may not be able to register the Investor’s Shares for resale pursuant to Section 8 hereof. The Investor acknowledges that SOAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SOAC.

c. The Investor acknowledges that SOAC, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SOAC, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SOAC and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from SOAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

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d. SOAC, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11.d shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SOAC set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SOAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 9, Section 11.c, Section 11.d, Section 11.f, this Section 11.g, the last sentence of Section 11.k and Section 12 with respect to the persons specifically referenced therein, and Section 7 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

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l. If any change in the number, type or classes of authorized shares of SOAC (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. Each party hereto, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11.n is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.n following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SOAC.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations

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and warranties of SOAC expressly contained in Section 6 of this Subscription Agreement, in making its investment or decision to invest in SOAC. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate (other than SOAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SOAC, the Company, the Placement Agents or any Non-Party Affiliate concerning SOAC, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SOAC, the Company, any Placement Agent or any of SOAC’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

13. Disclosure. SOAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SOAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SOAC, the Investor shall not be in possession of any material, non-public information received from SOAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SOAC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SOAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SOAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13.

[SIGNATURE PAGES FOLLOW]

Annex E1-15

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SOAC in the Closing Notice.

IN WITNESS WHEREOF, SOAC has accepted this Subscription Agreement as of the date set forth below.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
By:
Name:
Title:

Date:

date above written

Annex E1-16

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex E1-17

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF CANADIAN INVESTOR
ACCREDITED INVESTOR CERTIFICATE

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. All defined terms not specifically defined in this Certificate of Accredited Investor are defined in Canadian Securities Laws.

(Check one or more, as applicable):

(a)	(i)	except in Ontario, a Canadian financial institution, or a Schedule III bank; or

	(ii)	in Ontario, a financial institution described in paragraph 73.1(1) of the Securities Act (Ontario) (as detailed below),

(b)		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c)

a subsidiary of any person or company referred to in paragraphs (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d)		a person registered under the securities legislation of a province or territory of Canada as an adviser or dealer, and in Ontario except as otherwise prescribed by applicable regulations,

(e)		an individual registered under the securities legislation of a province or territory of Canada as a representative of a person referred to in paragraph (d),

(e.1)

an individual formerly registered under the securities legislation of a province or territory of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(f)

the Government of Canada or the government of a province or territory of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or the government of a province or territory of Canada,

(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

(h)		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i)

a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

(j)		[Intentionally deleted.]

(j.1)		an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CAD$5,000,000,

(k)		[Intentionally deleted.]

(l)		[Intentionally deleted.]

Annex E1-18

(m)

a person, other than an individual or investment fund, that has net assets of at least CAD$5,000,000, as shown on its most recently prepared financial statements, and that was not formed for the sole purpose of making a representation to this effect in order to qualify as an accredited investor, (Note: your “net income” before taxes is found on your personal income tax return.)

(n)	an investment fund that distributes or has distributed its securities only to
	(i)	a person that is or was an accredited investor at the time of the distribution,

(ii)

a person that acquires or acquired securities in the circumstances referred to in Sections 2.10 [Minimum amount investment] or 2.19 [Additional investment in investment funds] of NI 45-106 or equivalent exemptions under applicable securities legislation as specified in Section 8.2 of NI 45-106, or

	(iii)	a person described in paragraph (i) or (ii) that acquires or acquired securities under Section 2.18 [Investment fund reinvestment] of NI 45-106,

(o)

an investment fund that distributes or has distributed securities under a prospectus in a province of Canada for which the regulator or, in Quebec, the securities regulatory authority, has issued a receipt,

(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a province or territory of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

(q)

a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a province or territory of Canada or a foreign jurisdiction,

(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the province or territory of the registered charity to give advice on the securities being traded,

(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t)

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors. If you checked (t), please indicate the name and category of accredited investor (by reference to the applicable letter in this Appendix “A”) of each of:

	Name:	Category of Accredited Investor
Owner:
Owner:
Owner:
[attach sheet if more than 3 owners]
(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or

Annex E1-19

(w)

a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse. If you checked (w), please indicate the name and category of accredited investor (by reference to the applicable letter in this Appendix “A” of each of:

	Name:	Category of Accredited Investor
Individual who established trust:
Trustee:
Trustee:
Trustee:
[attach sheet if more than 3 trustees]

Annex E1-20

SCHEDULE C

ELIGIBILITY REPRESENTATIONS OF CANADIAN INVESTOR
PERMITTED CLIENT CERTIFICATE

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. All defined terms not specifically defined in this Certificate of Permitted Client are defined in Canadian Securities Law.

(Check one or more, as applicable):

☐	(a)	a Canadian financial institution or a Schedule III bank;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

☐	(c)

a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

☐	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

☐	(e)

a pension fund that is regulated by either the federal Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

☐	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (e);

☐	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(i)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

☐	(j)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

☐	(k)

a person or company acting on behalf of a managed account managed by the person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

☐	(l)	an investment fund if one or both of the following apply:
(i)	the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii)	the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

Annex E1-21

☐	(m)

in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(n)

in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(o)

an individual who beneficially owns financial assets, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5 million;

☐	(p)

a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

☐	(q)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25 million as shown on its most recently prepared financial statements;

☐	(r)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) to (q) above.

Annex E1-22

SCHEDULE D

Contact Information – Canadian Provincial AND TERRITORIAL Securities
Regulatory Authorities

The contact information of the public official in	Government of the Northwest Territories
the local jurisdiction who can answer questions	Office of the Superintendent of Securities
about the security regulatory authority’s or	P.O. Box 1320
regulator’s indirect collection of information	Yellowknife, Northwest Territories X1A 2L9
is as follows:	Attention: Deputy Superintendent, Legal &
Enforcement
Alberta Securities Commission	Telephone: (867) 920-8984
Suite 600, 250 – 5th Street SW	Facsimile: (867) 873-0243
Calgary, Alberta T2P 0R4
Telephone: (403) 297-6454	Nova Scotia Securities Commission
Toll free in Canada: 1-877-355-0585	Suite 400, 5251 Duke Street
Facsimile: (403) 297-2082	Duke Tower
P.O. Box 458
British Columbia Securities Commission	Halifax, Nova Scotia B3J 2P8
P.O. Box 10142, Pacific Centre	Telephone: (902) 424-7768
701 West Georgia Street	Facsimile: (902) 424-4625
Vancouver, British Columbia V7Y 1L2
Inquiries: (604) 899-6854	Government of Nunavut
Toll free in Canada: 1-800-373-6393	Department of Justice
Facsimile: (604) 899-6581	Legal Registries Division
Email: inquiries@bcsc.bc.ca	P.O. Box 1000, Station 570
1st Floor, Brown Building
The Manitoba Securities Commission	Iqaluit, Nunavut X0A 0H0
500 – 400 St. Mary Avenue	Telephone: (867) 975-6590
Winnipeg, Manitoba R3C 4K5	Facsimile: (867) 975-6594
Telephone: (204) 945-2548
Toll free in Manitoba 1-800-655-5244	Ontario Securities Commission
Facsimile: (204) 945-0330	20 Queen Street West, 22nd Floor
Toronto, Ontario M5H 3S8
Financial and Consumer Services Commission	Telephone: (416) 593- 8314
(New Brunswick)	Toll free in Canada: 1-877-785-1555
85 Charlotte Street, Suite 300	Facsimile: (416) 593-8122
Saint John, New Brunswick E2L 2J2	Email: exemptmarketfilings@osc.gov.on.ca
Telephone: (506) 658-3060	Public official contact regarding indirect collection of
Toll free in Canada: 1-866-933-2222	information: Inquiries Officer
Facsimile: (506) 658-3059
Email: info@fcnb.ca	Prince Edward Island Securities Office
95 Rochford Street, 4th Floor Shaw Building
Government of Newfoundland and Labrador	P.O. Box 2000
Financial Services Regulation Division	Charlottetown, Prince Edward Island C1A 7N8
P.O. Box 8700	Telephone: (902) 368-4569
Confederation Building	Facsimile: (902) 368-5283
2nd Floor, West Block
Prince Philip Drive	Financial and Consumer Affairs Authority of
St. John’s, Newfoundland and Labrador A1B 4J6	Saskatchewan
Attention: Director of Securities	Suite 601 - 1919 Saskatchewan Drive
Telephone: (709) 729-4189	Regina, Saskatchewan S4P 4H2
Facsimile: (709) 729-6187	Telephone: (306) 787-5879
Facsimile: (306) 787-5899

Annex E1-23

Autorité des marchés financiers	Office of the Superintendent of Securities
800, Square Victoria, 22e étage	Government of Yukon
C.P. 246, Tour de la Bourse	Department of Community Services
Montréal, Québec H4Z 1G3	307 Black Street, 1st floor
Telephone: (514) 395-0337 or 1-877-525-0337	Box 2703, C-6
Facsimile: (514) 873-6155 (For filing purposes only)	Whitehorse, Yukon Y1A 2C6
Facsimile: (514) 864-6381 (For privacy requests only)	Telephone: (867) 667-5466
Email: financementdessocietes@lautorite.qc.ca	Facsimile: (867) 393-6251
(For corporate finance issuers);	Email: Securities@gov.yk.ca
Email: fonds_dinvestissement@lautorite.qc.ca
(For investment fund issuers)
Annex E1-24

ANNEX E-2

INDIVIDUAL INVESTOR FORM OF SUBSCRIPTION AGREEMENT

Sustainable Opportunities Acquisition Corp.
1601 Bryan Street, Suite 4141
Dallas, Texas 75201
Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, which shall migrate and be continued from the Cayman Islands to British Columbia, Canada and continued as a company in British Columbia prior to the closing of the Transaction (as defined herein) (“SOAC”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada, and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company”), and the other parties thereto, pursuant to which, among other things, SOAC will acquire all of the issued and outstanding shares in the capital of the Company in exchange for common shares of SOAC, and the Company will become a wholly-owned subsidiary of SOAC, upon and subject to the plan of arrangement and other terms and conditions set forth in the Transaction Agreement (the “Transaction”).

In connection with the Transaction, SOAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, SOAC’s common shares (the “Shares”), in a private placement for a purchase price of $10.00 per Share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SOAC is entering into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, severally and not jointly, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor under this Subscription Agreement, an aggregate amount of up to 33,030,000 Shares, at the Per Share Purchase Price.

The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SOAC acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SOAC, and SOAC agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that SOAC reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by SOAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of SOAC; SOAC may do so in counterpart form.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 4 below and (b) delivery of written notice from (or on behalf of) SOAC to the Investor (the “Closing Notice”) that SOAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SOAC, one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SOAC in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for SOAC to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly

Annex E2-1

executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SOAC shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state, provincial or federal securities laws or under the organizational documents of SOAC) in the name of the Investor (or its, his or her nominee in accordance with the Investor’s instructions) or to a custodian designated by the Investor, as applicable, on SOAC’s share register; provided, however, that SOAC’s obligation to issue the Shares to the Investor is contingent upon SOAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within five (5) business days following the Closing Date specified in the Closing Notice, SOAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its, his or her obligations to purchase the Shares at the Closing in the event SOAC delivers a subsequent Closing Notice in connection with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which the principal offices of the Securities Exchange Commission in Washington, D.C. and of the British Columbia Securities Commission do not accept filings, or, in the case of determining a date when any payment is due, any day on which the commercial banks in New York, New York or Vancouver, British Columbia are authorized or required by law to close.

3. Legends. Each book entry for the Investor’s Shares shall contain a notation, and each certificate (if any) evidencing the Investor’s Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form, and in the event that no physical certificates are issued, the below constitutes written notice of the legend restriction under applicable Canadian Securities Laws (as defined below):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (i) THE DISTRIBUTION DATE, AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

4. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted a proceeding seeking to impose any such prevention or prohibition; and

(ii) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

Annex E2-2

b. The obligation of SOAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (unless they specifically speak as of an earlier date in which case they shall be true and correct in all material respects as of such date), and the Investor hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it, him or her at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions: (i) all representations and warranties of SOAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date in which case they shall be true and correct in all material respects as of such date), and SOAC hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by SOAC of each of the representations and warranties of SOAC contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of SOAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

5. Further Assurances. At or prior to the Closing Date, each of SOAC, the Company and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. Prior to or at the Closing, the Investor shall deliver to SOAC a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

6. SOAC Representations and Warranties. For purposes of this Section 5, the term “SOAC” shall refer to SOAC as of the date hereof and, for purposes of only the representations contained in paragraphs (h), (i), and (j) of this Section 6 and to the extent such representations and warranties are made as of the date of the closing of the Transaction, the combined company after giving effect to the Transaction. SOAC represents and warrants to the Investor that:

a. SOAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SOAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, SOAC will be duly incorporated, validly existing as a corporation and in good standing under the laws of British Columbia, Canada.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SOAC’s certificate of incorporation (as adopted on the Closing Date) or under the Business Corporations Act (British Columbia).

c. This Subscription Agreement has been duly authorized, executed and delivered by SOAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SOAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of the transaction contemplated by this Agreement, including issuance and sale of the Shares, and the compliance by SOAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated by this Subscription Agreement will (x) be substantially done in accordance with the rules of The New York Stock Exchange (the “NYSE”) and (y) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SOAC

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or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SOAC or any of its subsidiaries is a party or by which SOAC or any of its subsidiaries is bound or to which any of the property or assets of SOAC is subject that would reasonably be expected to have a material adverse effect on the business, properties, assets, prospects, liabilities, financial condition or results of operations of SOAC and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SOAC to timely comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SOAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SOAC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SOAC to comply in all material respects with this Subscription Agreement.

e. As of their respective filing dates, all reports (the “SEC Reports”) required to be filed by SOAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SOAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SOAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by SOAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act or filing of a prospectus under applicable Canadian Securities Laws is required for the offer and sale of the Shares by SOAC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws or under any Canadian Securities Laws.

g. Except for placement fees payable to Citigroup Global Markets Inc., Nomura Securities International, Inc. and Fearnley Securities, Inc., in their capacity as placement agents for the offer and sale of the Shares, SOAC has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of SOAC.

h. SOAC is in compliance with all applicable law, except where such non-compliance would not have a Material Adverse Effect. SOAC has not received any written communication from a governmental entity that alleges that SOAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

i. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SOAC, threatened against SOAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SOAC.

j. SOAC is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

k. SOAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) SOAC’s charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which SOAC is now a party or by which SOAC’s properties or assets are bound or (iii) any statute or

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any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SOAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

l. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, SOAC has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in SOAC (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SOAC by existing securityholders of SOAC, which may be effectuated as a forfeiture to SOAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

m. SOAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SOAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by NYSE, or such other applicable stock exchange on which SOAC’s common equity is then listed, and (iv) filings, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

n. As of the date of this Subscription Agreement, the authorized capital stock of SOAC consists of 300,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), 30,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Shares”), and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (i) 30,000,000 Class A Shares are issued and outstanding, (ii) 7,500,00 Class B Shares are issued and outstanding, (iii) 9,500,000 private placement warrants, and (iv) 15,000,000 public warrants are outstanding. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SOAC any Class A Shares, Class B Shares or other equity interests in SOAC, or securities convertible into or exchangeable or exercisable for such equity interests.

7. Investor Representations and Warranties. The Investor represents and warrants to, and covenants with, SOAC that:

a. If the Investor is, or is subscribing for the account or benefit of, a person in the United States or a U.S. Person (as defined in Rule 902(k) of Regulation S), the Investor or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and (i) is an “institutional account” as defined by FINRA Rule 4512(c) or (ii) the investment manager, fiduciary, or agent that has been delegated investment decision making authority for the Investor is an “institutional account” as defined by FINRA Rule 4512(c).

b. The Investor acknowledges and agrees that SOAC may complete additional financings in the future to develop its business and fund its ongoing development, and such future financings may have a dilutive effect on current securityholders of SOAC, including the Investor, but there is no assurance that such financing will be available, on reasonable terms or at all, and if not available, SOAC may be unable to fund its ongoing development.

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c. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SOAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain the restrictive legend to such effect outlined in Section 3 hereof. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the Closing Date. The Investor acknowledges and agrees that it, he or she has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SOAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SOAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SOAC expressly set forth in Section 6 of this Subscription Agreement.

e. The Investor acknowledges that no person has made any written or oral representations (i) that any person will resell or repurchase the Shares; (ii) that any person will refund the purchase price of the Shares; or (iii) as to the future price or value of the Shares.

f. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

g. The Investor is not, and is not acting on behalf of, (i) an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account or annuity or other “plan” that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity or account that is deemed under the Department of Labor regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, to include “plan assets” of any “employee benefit plan” subject to ERISA or “plan” subject to Code §4975, or (iv) any other plan subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code.

h. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SOAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that Investor has had the opportunity to review SOAC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

i. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SOAC, the Company or a representative of SOAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SOAC, the Company or a representative of SOAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SOAC, the Company, any of their respective affiliates or any

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control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SOAC contained in Section 6 of this Subscription Agreement, in making an investment or decision to invest in SOAC.

j. The Investor acknowledges that it, he or she is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SOAC’s filings with the SEC. The Investor is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor (or the investment manager, fiduciary, or agent that has been delegated decision-making authority on behalf of Investor) has made its, his or her own assessment and has satisfied the Investor concerning relevant tax and other economic considerations relative to its, his or her purchase of the Shares and acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that SOAC has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement. The Investor is able to sustain a complete loss on its, his or her investment in the Shares, has no need for liquidity with respect to its, his or her investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

k. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SOAC. The Investor acknowledges specifically that a possibility of total loss exists. In making its, his or her decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor.

l. [Reserved.]

m. [Reserved.]

n. [Reserved.]

o. The Investor acknowledges and agrees that no federal, provincial or state agency, securities commission or similar authority has reviewed, has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment, and that any representation to the contrary is an offence.

p. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

q. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SOAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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r. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

s. [Reserved.]

t. [Reserved.]

u. The Investor has or has commitments to have and, when required to deliver payment to SOAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

v. The funds used to purchase the Shares which will be advanced by the Investor to SOAC hereunder will not represent proceeds of crime for the purposes of the Criminal Code (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, “Anti-Money Laundering Laws”) and the Investor acknowledges that SOAC may in the future be required by law to disclose the Investor’s name and other information relating to this Subscription Agreement and the Investor’s subscription hereunder, on a confidential basis, pursuant to the Anti-Money Laundering Laws and the legislation, regulations or instruments enacting Canadian Economic Sanctions (as defined below). The Investor is not a person or entity identified on a list established under any Anti-Money Laundering Law (including, without limitation, Section 83.05 of the Criminal Code (Canada)) and the Investor is not a person or entity identified in the legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada, including but not limited to, the provisions of the United Nations Act (Canada), the Special Economic Measures Act (Canada) or any other economic sanctions laws administered by applicable Canadian regulatory authorities (collectively, “Canadian Economic Sanctions”). To the best of its, his or her knowledge, none of the subscription funds to be provided by the Investor: (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Investor, and the Investor will promptly notify SOAC if the Investor discovers that any of such representations cease to be true and provide SOAC with appropriate information in connection therewith; none of the funds the Investor is using to purchase the Shares are, to the knowledge of the Investor, proceeds obtained or delivered, directly or indirectly, as a result of illegal activities.

w. The Investor acknowledges and agrees that the sale and delivery of the Shares is conditional upon such sale being exempt from the requirements under the securities laws and regulations of each of the provinces and territories of Canada (“Canadian Securities Laws”) as to the filing and delivery of a prospectus and that the Shares have not been qualified under a prospectus under Canadian Securities Laws. The Investor acknowledges that SOAC, as of the date hereof, is not a “reporting issuer” in any jurisdiction in Canada, that the Shares are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province of which the Investor resides (as applicable) and under other applicable Canadian Securities Laws which resale restrictions may apply outside of Canada, and the Investor covenants that it, he or she will not resell the Shares except in compliance with such laws

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x. If the Investor is located in or subject to the securities laws of a province or territory of Canada:

(i) the Investor (i) is an “accredited investor” (as defined in National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable) in each case, satisfying the applicable requirements set forth on Schedule B, (ii) is acquiring the Shares as principal for its own account and not as agent or for the benefit of any other person or is deemed under National Instrument 45-106 – Prospectus Exemptions or the Securities Act (Ontario), as applicable, to be purchasing the Shares as principal, (iii) was not created, and is not being used, solely to purchase or hold securities as an “accredited investor”, (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of Canadian Securities Laws, (v) is a “permitted client” (as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) satisfying the applicable requirements set forth on Schedule C, and (vi) has completed Schedule B and Schedule C hereto and the information contained therein is accurate and complete.

(ii) the Investor acknowledges receipt of the presentation entitled “ Revolutionizing the Mineral Supply Chain for Fast Growing EV Demand – Investment summary for The Metals Company, Inc.” dated March 4, 2021 (the “Investor Presentation”), including the “Notice to Canadian Investors” therein, and that, except for the Investor Presentation, it has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum (within the meaning of Canadian Securities Laws), any prospectus, sales or advertising literature, or any other document describing or purporting to describe SOAC, its business and affairs or the transactions contemplated herein (including the Transaction) which has been prepared for delivery to, and review by , prospective investors in order to assist them in making an investment decision in respect of the Shares.

y. The Investor acknowledges that:

(i) this Subscription Agreement requires the Investor to provide certain personal information relating to the Investor to SOAC. Such information is being collected and will be used by SOAC for the purposes of completing the offering, which includes, without limitation, determining the Investor’s eligibility to purchase the Shares under applicable securities laws, preparing and registering certificates representing securities or arranging for non-certificated, electronic delivery of same, and completing filings required by any securities regulatory authority or stock exchange. Such personal information may be disclosed by SOAC to (a) securities regulatory authorities and stock exchanges, (b) SOAC’s registrar and transfer agent, (c) any government agency, board or other entity and (d) any of the other parties involved in the offering, including the legal counsel of SOAC, and may be included in record books in connection with the offering. By executing this Subscription Agreement, the Investor expressly consents to the foregoing collection, use and disclosure of such personal information; and

(ii) the Investor acknowledges being notified that if the Investor is resident or otherwise subject to the applicable securities legislation of a jurisdiction in Canada: (i) SOAC will deliver to the applicable securities regulatory authority or regulator certain personal information pertaining to the Investor, including its full name, residential address and telephone number, email address, the number of Shares purchased by the Investor, the aggregate purchase price paid for such Shares, the prospectus exemption relied on and the date of distribution of the Shares, (ii) such information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it in securities legislation, (iii) such information is being collected for the purposes of the administration and enforcement of the securities legislation of the local Canadian jurisdiction, and (iv) the Investor may contact the public officials listed on Schedule D hereto with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information.

z. It is the express wish of the Investor that this Subscription Agreement and any related documentation be drawn up in the English language only. Il est de la volonté expresse de l’investisseur que la présente convention de souscription ainsi que toute documentation connexe soient rédigées en langue anglaise uniquement.

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8. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, SOAC agrees that, within forty-five (45) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof , but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SOAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SOAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, such date shall be extended to the next business day on which the SEC is open for business. SOAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 within ninety (90) days without the public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable), volume or manner of sale limitations of such rule (such date, the “End Date”). For as long as the Investor holds the Shares, SOAC will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. Prior to the End Date, SOAC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its, his or her ownership to SOAC upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. SOAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SOAC becomes eligible to use such Form S-3. The Investor acknowledges and agrees that SOAC may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) SOAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) SOAC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. SOAC’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SOAC such information regarding the Investor, the securities of SOAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SOAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SOAC may reasonably request that are customary of a selling stockholder in similar situations.

b. SOAC shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable out-of-pocket costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to SOAC by or on behalf of the Investor expressly for use therein.

Annex E2-10

c. Investor shall, severally and not jointly with any other Investor, indemnify and hold harmless SOAC, its directors, officers, agents and employees, each person who controls SOAC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Investor furnished in writing to SOAC by Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed).

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the occurrence of the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) thirty (30) days after the Termination Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (d) if any of the conditions to Closing set forth in Section 4 of this Subscription Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SOAC shall notify the Investor in writing of the termination of the Transaction Agreement as promptly as practicable after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SOAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SOAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SOAC and one or more businesses or assets. The Investor further acknowledges that, as described in SOAC’s prospectus relating to its initial public offering dated March 17, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SOAC’s assets consist of the cash proceeds of SOAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SOAC, its public shareholders and the underwriters of SOAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SOAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SOAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it, he or she has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its, his or her record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SOAC to not exercise such redemption right.

Annex E2-11

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SOAC and (ii) the Investor’s rights under Section 8 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 11 shall relieve the Investor of its, his or her obligations hereunder.

b. SOAC may request from the Investor such additional information as SOAC may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, SOAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SOAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SOAC’s securities are listed for trading. The Investor acknowledges and agrees that if it, he or she does not provide SOAC with such requested information, SOAC may not be able to register the Investor’s Shares for resale pursuant to Section 8 hereof. The Investor acknowledges that SOAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SOAC.

c. The Investor acknowledges that SOAC, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SOAC and the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SOAC if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from SOAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. SOAC and the Company are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11.d shall not give the Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SOAC set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SOAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Annex E2-12

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 9, Section 11.c, Section 11.d, Section 11.f, this Section 11.g, the last sentence of Section 11.k and Section 12 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of SOAC (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. Each party hereto, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it, he or she may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that

Annex E2-13

is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11.n is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.n following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SOAC.

12. Non-Reliance and Exculpation. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of SOAC expressly contained in Section 6 of this Subscription Agreement, in making its, his or her investment or decision to invest in SOAC. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) any other party to the Transaction Agreement or any Non-Party Affiliate (other than SOAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SOAC, the Company or any Non-Party Affiliate concerning SOAC, the Company, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SOAC, the Company or any of SOAC’s or the Company’s controlled affiliates or any family member of the foregoing.

Annex E2-14

13. Disclosure. SOAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SOAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SOAC, the Investor shall not be in possession of any material, non-public information received from SOAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SOAC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SOAC shall not publicly disclose the name of the Investor or any of its, his or her affiliates or advisers, or include the name of the Investor or any of its, his or her affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SOAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its, his or her duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SOAC in the Closing Notice.

IN WITNESS WHEREOF, SOAC has accepted this Subscription Agreement as of the date set forth below.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
By:
Name:
Title:

Date:

date above written

Annex E2-16

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked the appropriate box in the following paragraph indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

FOR INDIVIDUALS:

☐	(a)

A natural person with individual net worth (or joint net worth[1] with spouse2) in excess of $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including cash, stock, securities, personal property and real estate (other than your primary residence), over total liabilities (other than a mortgage or other debt secured by your primary residence). In the event that the amount of any mortgage or other indebtedness secured by your primary residence exceeds the fair market value of the residence, that excess liability should also be deducted from your net worth. Any mortgage or indebtedness secured by your primary residence incurred within 60 days before the time of the sale of the securities offered hereunder, other than as a result of the acquisition of the primary residence, shall also be deducted from your net worth.

☐	(b)

A natural person with individual income (without including any income of the Investor’s spouse) in excess of $200,000, or joint income with spouse of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

☐	(c)	A natural person who currently holds in good standing:
[1]

Assets need not be purchased or held jointly to be included in the calculation of “joint net worth with such person’s spouse,” which includes the aggregate net worth of the Investor and the Investor’s spouse.

[2]	For purposes hereof, “spouse” refers to the Investor’s spouse or “spousal equivalent,” i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse.

☐ a General Securities Representative license (Series 7), Private Securities Offerings Representative license (Series 82) or Investment Adviser Representative license (Series 65); or

☐ the following other professional certification(s), designation(s) or credential(s) from an accredited educational institution that the U.S. Securities and Exchange Commission has designated by order as qualifying natural persons as accredited investors:
________________________________________________________.

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☐	(d)

A natural person “family client” of a “family office” (each such term as defined in Rule 202(a)(11)(G)-1 under the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder), where: (A) the family office has total assets under management in excess of $5,000,000; (B) the family office is not formed for the specific purpose of acquiring limited liability company interests of the Company; and (C) the natural person family client’s purchase of the limited liability company interests offered is directed by the family office, which has such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of an investment in such limited liability company interests.

FOR INDIVIDUALS AND ENTITIES:

☐	(e)	A director, executive officer (as defined in Regulation D under the Securities Act), or manager of (or a manager of a manager of) the issuer of the shares being offered or sold.

FOR ENTITIES:

☐	(f)

A bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	(g)

An investment adviser either (A) registered pursuant to Section 203 of the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”) or pursuant to the laws of any U.S. state or (B) relying on an exemption from registration under either Section 203(l) or (m) of the Investment Advisers Act.

☐	(h)	An insurance company as defined in Section 2(a)(13) of the Securities Act.

☐	(i)	A broker-dealer registered pursuant to Section 15 of the Exchange Act.

☐	(j)	An investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

☐	(k)	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

☐	(l)	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	(m)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act, as amended.

☐	(n)	A private business development company as defined in Section 202(a)(22) of the Advisers Act.

☐	(o)

One of the following entities which was not formed for the specific purpose of acquiring the shares being offered or sold and which has total assets in excess of $5,000,000: (i) a corporation, limited liability company or partnership, (ii) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) a Massachusetts or similar business trust.

☐	(p)

A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the shares being offered or sold, whose purchase is directed by a sophisticated person with such knowledge and experience in financial and business matters as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act as to be capable of evaluating the merits and risks of an investment in the shares being offered or sold.

☐	(q)

A “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, with total assets under management in excess of $5,000,000, not formed for the specific purpose of acquiring limited liability company interests of the Company, whose purchase of the limited liability company interests offered is directed by a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment, or any “family client” (as defined in Rule 202(a)(11)(G)-1) thereof, the investments of which are directed by the family office.

Annex E2-18

☐	(r)

An employee benefit plan within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the decision to invest in the shares being offered or sold is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐	(s)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets in excess of $5,000,000.

☐	(t)

An entity in which all of the equity owners are accredited investors as determined under any of the paragraphs (a) through (s) above; provided that the Investor makes the additional representations, warranties and covenants listed in footnote 3[3]; (Please note that this response is not applicable for irrevocable trusts).

☐	(u)

An entity not otherwise described in items (f) through (t) above, not formed for the specific purpose of acquiring limited liability company interests of the Company, owning Investments in excess of $5,000,000.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[3]

If the Investor is an accredited investor for the reason described in this clause (t), the Investor hereby represents, warrants and covenants with respect to each stockholder, partner, member or other beneficial owner of the Investor (each, a “Beneficial Owner”) that: (i) the Investor is sufficiently familiar with each such Beneficial Owner’s regulatory status and/or asset ownership to make representations on each such Beneficial Owner’s behalf; (ii) each such Beneficial Owner qualifies as an “accredited investor” under one or more of the provisions of this Schedule A; (iii) the Company may rely on the Investor’s representations on behalf of each such Beneficial Owner hereunder to the same extent as if each such Beneficial Owner had completed this Schedule A; and (iv) the Investor shall permit no direct or indirect transfer of beneficial interests in the Investor that at any time would result in any of the representations contained in clauses (i) through (iii) ceasing to be true.

Annex E2-19

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF CANADIAN INVESTOR
ACCREDITED INVESTOR CERTIFICATE

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. All defined terms not specifically defined in this Certificate of Accredited Investor are defined in Canadian Securities Laws.

(Check one or more, as applicable):

(a)

(i) except in Ontario, a Canadian financial institution, or a Schedule III bank; or (ii) in Ontario, a financial institution described in paragraph 73.1(1) of the Securities Act (Ontario) (as detailed below),

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c)

a subsidiary of any person or company referred to in paragraphs (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d)	a person registered under the securities legislation of a province or territory of Canada as an adviser or dealer, and in Ontario except as otherwise prescribed by applicable regulations,

(e)	an individual registered under the securities legislation of a province or territory of Canada as a representative of a person referred to in paragraph (d),

(e.1)

an individual formerly registered under the securities legislation of a province or territory of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(f)

the Government of Canada or the government of a province or territory of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or the government of a province or territory of Canada,

(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i)

a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

(j)	[Intentionally deleted.]

(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CAD$5,000,000,

(k)	[Intentionally deleted.]

(l)	[Intentionally deleted.]

(m)

a person, other than an individual or investment fund, that has net assets of at least CAD$5,000,000, as shown on its most recently prepared financial statements, and that was not formed for the sole purpose of making a representation to this effect in order to qualify as an accredited investor, (Note: your “net income” before taxes is found on your personal income tax return.)

(n)	an investment fund that distributes or has distributed its securities only to

(i) a person that is or was an accredited investor at the time of the distribution,

Annex E2-20

(ii) a person that acquires or acquired securities in the circumstances referred to in Sections 2.10 [Minimum amount investment] or 2.19 [Additional investment in investment funds] of NI 45-106 or equivalent exemptions under applicable securities legislation as specified in Section 8.2 of NI 45-106, or

(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under Section 2.18 [Investment fund reinvestment] of NI 45-106,

(o)

an investment fund that distributes or has distributed securities under a prospectus in a province of Canada for which the regulator or, in Quebec, the securities regulatory authority, has issued a receipt,

(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a province or territory of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

(q)

a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a province or territory of Canada or a foreign jurisdiction,

(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the province or territory of the registered charity to give advice on the securities being traded,

(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t)

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors. If you checked (t), please indicate the name and category of accredited investor (by reference to the applicable letter in this Appendix “A”) of each of:

	Name:	Category of Accredited Investor
Owner:
Owner:
Owner:
[attach sheet if more than 3 owners]
(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or

(w)

a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse. If you checked (w), please indicate the name and category of accredited investor (by reference to the applicable letter in this Appendix “A” of each of:

	Name:	Category of Accredited Investor
Individual who established trust:
Trustee:
Trustee:
Trustee:
[attach sheet if more than 3 trustees]

Annex E2-21

SCHEDULE C

ELIGIBILITY REPRESENTATIONS OF CANADIAN INVESTOR
PERMITTED CLIENT CERTIFICATE

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. All defined terms not specifically defined in this Certificate of Permitted Client are defined in Canadian Securities Law.

(Check one or more, as applicable):

☐	(a)	a Canadian financial institution or a Schedule III bank;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

☐	(c)

a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

☐	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

☐	(e)

a pension fund that is regulated by either the federal Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

☐	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (e);

☐	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(i)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

☐	(j)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

☐	(k)

a person or company acting on behalf of a managed account managed by the person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

☐	(l)	an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

☐	(m)

in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

Annex E2-22

☐	(n)

in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(o)

an individual who beneficially owns financial assets, as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5 million;

☐	(p)

a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

☐	(q)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25 million as shown on its most recently prepared financial statements;

☐	(r)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) to (q) above.

Annex E2-23

SCHEDULE D

Contact Information – Canadian Provincial AND TERRITORIAL Securities Regulatory Authorities

The contact information of the public official in the local jurisdiction who can answer questions about the security regulatory authority’s or regulator’s indirect collection of information is as follows:

Alberta Securities Commission

Suite 600, 250 – 5th Street SW

Calgary, Alberta T2P 0R4

Telephone: (403) 297-6454

Toll free in Canada: 1-877-355-0585

Facsimile: (403) 297-2082

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, British Columbia V7Y 1L2

Inquiries: (604) 899-6854

Toll free in Canada: 1-800-373-6393

Facsimile: (604) 899-6581

Email: inquiries@bcsc.bc.ca

The Manitoba Securities Commission

500 – 400 St. Mary Avenue

Winnipeg, Manitoba R3C 4K5

Telephone: (204) 945-2548

Toll free in Manitoba 1-800-655-5244

Facsimile: (204) 945-0330

Financial and Consumer Services Commission (New Brunswick)

85 Charlotte Street, Suite 300

Saint John, New Brunswick E2L 2J2

Telephone: (506) 658-3060

Toll free in Canada: 1-866-933-2222

Facsimile: (506) 658-3059

Email: info@fcnb.ca

Government of Newfoundland and Labrador

Financial Services Regulation Division

P.O. Box 8700

Confederation Building

2nd Floor, West Block

Prince Philip Drive

St. John’s, Newfoundland and Labrador A1B 4J6

Attention: Director of Securities

Telephone: (709) 729-4189

Facsimile: (709) 729-6187

Government of the Northwest Territories

Office of the Superintendent of Securities

P.O. Box 1320

Yellowknife, Northwest Territories X1A 2L9

Attention: Deputy Superintendent, Legal &

Enforcement

Telephone: (867) 920-8984

Facsimile: (867) 873-0243

Nova Scotia Securities Commission

Suite 400, 5251 Duke Street

Duke Tower

P.O. Box 458

Halifax, Nova Scotia B3J 2P8

Telephone: (902) 424-7768

Facsimile: (902) 424-4625

Government of Nunavut

Department of Justice

Legal Registries Division

P.O. Box 1000, Station 570

1st Floor, Brown Building

Iqaluit, Nunavut X0A 0H0

Telephone: (867) 975-6590

Facsimile: (867) 975-6594

Ontario Securities Commission

20 Queen Street West, 22nd Floor

Toronto, Ontario M5H 3S8

Telephone: (416) 593- 8314

Toll free in Canada: 1-877-785-1555

Facsimile: (416) 593-8122

Email: exemptmarketfilings@osc.gov.on.ca

Public official contact regarding indirect collection of information: Inquiries Officer

Prince Edward Island Securities Office

95 Rochford Street, 4th Floor Shaw Building

P.O. Box 2000

Charlottetown, Prince Edward Island C1A 7N8

Telephone: (902) 368-4569

Facsimile: (902) 368-5283

Financial and Consumer Affairs Authority of Saskatchewan

Suite 601 - 1919 Saskatchewan Drive

Regina, Saskatchewan S4P 4H2

Telephone: (306) 787-5879

Facsimile: (306) 787-5899

Annex E2-24

Autorité des marchés financiers

800, Square Victoria, 22e étage

C.P. 246, Tour de la Bourse

Montréal, Québec H4Z 1G3

Telephone: (514) 395-0337 or 1-877-525-0337

Facsimile: (514) 873-6155 (For filing purposes only)

Facsimile: (514) 864-6381 (For privacy requests only)

Email: financementdessocietes@lautorite.qc.ca

(For corporate finance issuers);

Email: fonds_dinvestissement@lautorite.qc.ca

(For investment fund issuers)

Office of the Superintendent of Securities

Government of Yukon

Department of Community Services

307 Black Street, 1st floor

Box 2703, C-6

Whitehorse, Yukon Y1A 2C6

Telephone: (867) 667-5466

Facsimile: (867) 393-6251

Email: Securities@gov.yk.ca

Annex E2-25

ANNEX F

TRANSACTION SUPPORT AGREEMENT

THIS AGREEMENT is made as of [•], 2021

BETWEEN:

The person executing this Agreement as “Shareholder” on the signature page hereof (the “Shareholder”);

- and -

Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company (“SOAC”).

RECITALS:

WHEREAS, on the date hereof, SOAC, 1291924 B.C. Unlimited Liability Company (“NewCo Sub”), DeepGreen Metals Inc. (the “Company”), entered into a business combination agreement (the “Business Combination Agreement”), a copy of which has been provided to the Shareholder, pursuant to which, among other things, (i) SOAC will acquire all of the issued and outstanding Company Shares (as defined herein) from the shareholders of the Company (the “Company Shareholders”) in exchange for SOAC Common Shares and Company Earnout Shares by means of a statutory plan of arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia), (ii) the Company will become a wholly-owned Subsidiary of SOAC, and (iii) the Company and NewCo Sub will amalgamate to continue as one company, the whole upon and subject to the terms and conditions set forth in the Business Combination Agreement and the Arrangement;

WHEREAS, the Shareholder is the holder of record and beneficial owner of the common shares in the capital of the Company (the “Company Common Shares”) and/or the Class B preferred shares in the capital of the Company (the “Company Preferred Shares”) and/or the options to purchase Company Common Shares (the “Company Options”) and/or the warrant exercisable to purchase Company Common Shares (the “Company Warrant”) on the Shareholder’s signature page hereto, which will be subject to the Arrangement in accordance with the Business Combination Agreement;

WHEREAS, concurrently with the execution of this Agreement and the Business Combination Agreement, (i) Company Shareholders representing at least 66 2/3% of the issued Company Shares, and (ii) Company Shareholders and holders of Company Options and Company Warrant representing at least 66 2/3% of the Company Common Shares, Company Options and Company Warrant, taken together, have executed and delivered an agreement substantially in the same form and on the same terms as this Agreement;

WHEREAS, the Shareholder acknowledges that SOAC would not enter into the Business Combination Agreement and the Arrangement but for the execution and delivery of this Agreement by the Shareholder;

WHEREAS, the Company Board has unanimously (a) determined that the transactions contemplated by the Business Combination Agreement and the Ancillary Documents are in the best interests of the Company and fair to the Company Shareholders, (b) approved the Business Combination Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (c) recommended, among other things, that the Company Shareholders vote in favor of the Arrangement; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Company Securities (as defined herein) and the other restrictions and covenants set forth herein.

Annex F-1

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

1.1     Definitions

Capitalized terms used, and not otherwise defined, herein have the meanings ascribed to them in the Business Combination Agreement. In this Agreement:

“Agreement” means this transaction support agreement;

“Arrangement” has the meaning set forth in the recitals of this Agreement;

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement;

“Company” has the meaning set forth in the recitals of this Agreement;

“Company Common Shares” has the meaning set forth in the recitals of this Agreement;

“Company Options” has the meaning set forth in the recitals of this Agreement;

“Company Preferred Shares” has the meaning set forth in the recitals of this Agreement;

“Company Securities” means the Company Shares, the Company Options and the Company Warrant;

“Company Shares” means the Company Common Shares and the Company Preferred Shares listed on the Shareholder’s signature page hereto and any Company Common Shares or Company Preferred Shares acquired beneficially or of record by the Shareholder subsequent to the date hereof, and includes all securities which may be converted into, exchanged for or otherwise changed into, including, for the avoidance of doubt, any Company Common Shares issuable upon the exercise of Company Options or the conversion of Company Preferred Shares or other securities;

“Company Warrant” has the meaning set forth in the recitals of this Agreement;

“NewCo Sub” has the meaning set forth in the recitals of this Agreement;

“Parties” means the Shareholder and SOAC, collectively, and “Party” means any one of them, as the context requires;

“Permitted Transferee” has the meaning set forth in section 4.1(a)(iii) of this Agreement;

“Shareholder” has the meaning set forth in the introductory paragraph to this Agreement;

“SOAC” has the meaning set forth in the introductory paragraph to this Agreement; and

“Transfer” has the meaning set forth in section 4.1(a)(iii) of this Agreement.

1.2     Incorporation of Schedule

The Shareholder’s signature page to this Agreement forms an integral part of this Agreement for all purposes of it.

Annex F-2

Article 2
REPRESENTATIONS AND WARRANTIES

2.1     Representations and Company Warranties of the Shareholder

The Shareholder represents and warrants to and in favour of SOAC as follows and acknowledges that SOAC is relying upon such representations and warranties in entering into this Agreement and the Business Combination Agreement:

(a)     The Shareholder, if not an individual, is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). The Shareholder, if an individual, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)    The Shareholder, if not an individual, has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder (assuming that this Agreement has been duly authorized, executed and delivered by SOAC) enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)     The Shareholder is the sole holder of, record and beneficial owner of, or exercises control or direction over, and at the Effective Time and at all times between the date hereof and the Effective Time, the Shareholder will be the sole holder of, record and beneficial owner of, or exercise control or direction over, all the Company Securities set forth on the Shareholder’s signature page hereto, with good title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement, the Governing Documents of the Shareholder and applicable Securities Laws). Other than the Company Securities set forth on the Shareholder’s signature page hereto, the Shareholder does not own, beneficially or of record, and is not a party to or bound by any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder of, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company, except as may be required under the Governing Documents of the Shareholder.

(d)    Except as contemplated by the Business Combination Agreement or the Governing Documents of the Shareholder, no Person has any contractual right or privilege for the purchase or acquisition from the Shareholder of any of the Company Securities or for the right to vote any of the Company Securities.

(e)     There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)     No consent, approval, order or authorization of, or designation, declaration or filing with, any Person is required on the part of the Shareholder with respect to the execution, delivery or performance of its obligations under this Agreement by the Shareholder, the performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Business Combination Agreement, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Shareholder’s entry into this Agreement.

Annex F-3

(g)    None of the execution or delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation of the transactions contemplated hereby or pursuant to the Business Combination Agreement will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of the Governing Documents of the Shareholder, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon the Company Securities of the Shareholder, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

2.2     Representations and Company Warranties of SOAC

SOAC represents and warrants to and in favour of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)     SOAC is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

(b)     SOAC has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver each of this Agreement and the Business Combination Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of SOAC. Each of this Agreement and the Business Combination Agreement has been duly and validly executed and delivered by SOAC and constitutes a legal, valid and binding agreement of SOAC (assuming that this Agreement or the Business Combination Agreement, as applicable, has been duly authorized, executed and delivered by the other Persons party thereto), enforceable against SOAC in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)     None of the execution and delivery by SOAC of this Agreement or the Business Combination Agreement, the performance of SOAC of its obligations hereunder and thereunder, or the consummation by SOAC of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of the Governing Documents of SOAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SOAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SOAC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SOAC, except in the case of any of clauses (ii) through (iv) above, as would not have a SOAC Material Adverse Effect.

Article 3
SHAREHOLDER ACKNOWLEDGMENT AND CONSENT

3.1     Acknowledgment and Consent of the Shareholder

Until the termination of this Agreement in accordance with its terms, the Shareholder:

(a)     irrevocably and unconditionally consents to and approves the entering into and execution by the Company of the Business Combination Agreement and all Ancillary Documents to which the Company is or will be a party and the consummation of the Arrangement and the transactions contemplated by the Business Combination Agreement; and

Annex F-4

(b)     irrevocably and unconditionally consents to the details of this Agreement being set out in the Company Information Circular to be prepared in connection with the Company Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

Article 4
COVENANTS

4.1     Covenants of the Shareholder

(a)     The Shareholder hereby irrevocably and unconditionally covenants, undertakes and agrees, from time to time, until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with Section 5.1 hereof:

(i)     to cause to be counted as present for purposes of establishing quorum all the Company Securities, at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, including the Company Shareholders Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Transactions contemplated by the Business Combination Agreement (including, for greater certainty, any Alternative Transaction) is sought, or in any action by written consent of the securityholders of the Company, and to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable, or as otherwise may be required under the articles of the Company) all the Company Securities, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution and the Transactions contemplated by the Business Combination Agreement (including any Alternative Transaction). For greater certainty, in the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement, the Business Combination Agreement or the Arrangement Resolution shall refer to the Alternative Transaction, all related documentation in order to complete the Alternative Transaction or any resolution in respect thereto. To the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of such Alternative Transaction.

(ii)    to cause to be counted as present for purposes of establishing quorum all the Company Securities, at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval, with respect to matters contemplated by clause (A) or clause (B) of this Section 4.1(a)(ii), is sought, or in any action by written consent of the securityholders of the Company, and to vote or cause to be voted (in person, by proxy or by action by written consent, as applicable, or as otherwise may be required under the articles of the Company) all the Company Securities, in opposition to: (A) any Company Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Business Combination Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by SOAC to the Shareholder; provided that, in the case of either clause (A) or clause (B) of this Section 4.1(a)(ii), the Business Combination Agreement shall not have been amended or modified without the Shareholder’s written consent to decrease, or change the form of, the consideration payable to Company Shareholders or holders of Company Options or Company Warrant;

(iii)   except pursuant to the Plan of Arrangement or as otherwise expressly contemplated by the Business Combination Agreement or with the prior written consent of SOAC (such consent to be given or withheld in its sole discretion), not to (A) Transfer any Company Securities, or any right or interest therein, (B) enter into (1) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer any Company Securities, or any right or interest therein, or (2) any voting trust, proxy or other Contract with respect to the voting or Transfer of any Company Securities, or any right or interest therein, in a manner inconsistent with the covenants and obligations of this Agreement, or (C) enter

Annex F-5

into any Contract to take, or cause to be taken, any of the actions set forth in clauses (A) or (B); provided, however, that the foregoing shall not apply to any Transfer (1) to any Affiliate of such Shareholder; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Shareholder’s organizational documents upon liquidation or dissolution of the Shareholder (any transferee of the type set forth in clauses (1) through (5) a “Permitted Transferee”); provided, that the transferring Shareholder shall, and shall cause any Permitted Transferee, to enter into a written agreement in form and substance reasonably satisfactory to SOAC, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Shareholder hereunder and the making of all applicable representations and warranties of the transferring Shareholder set forth in Article 2 with respect to such transferee and his, her or its Company Securities, or any right or interest therein, received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

(iv)   not to exercise any dissent rights in respect of any transaction contemplated by the Business Combination Agreement, including any Alternative Transaction;

(v)    to execute and deliver all related documentation and take such other actions in support of the Arrangement and the transactions contemplated by the Business Combination Agreement as shall reasonably be requested by the Company or SOAC to consummate the Transactions, including any Alternative Transaction;

(vi)   the Shareholder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(vii)  not take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the Transactions contemplated by the Business Combination Agreement, including any Alternative Transaction;

(viii) the Shareholder shall be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information), 5.4(a) (Public Announcements) and 5.6(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent that Sections 5.3(a) (Confidentiality and Access to Information), 5.4(a) (Public Announcements) and 5.6(a) (Exclusive Dealing) of the Business Combination Agreement apply to the Company, mutatis mutandis, as if the Shareholder is directly party thereto; provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.1(a)(viii); and

(ix)   the Shareholder hereby grants an irrevocable power of attorney and hereby irrevocably constitutes and appoints SOAC, or any individual designated by SOAC, as attorney in fact (which appointment is coupled with an interest), with full power of substitution in favour of SOAC, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to give effect to the covenants set forth in this Article 4.

(b)    If the Shareholder acquires or is issued any additional Company Securities following the date hereof, the Shareholder acknowledges that such additional Company Securities shall be deemed to be Company Securities for the purposes of this Agreement.

Annex F-6

Article 5
GENERAL

5.1     Termination

This Agreement shall automatically terminate, without any notice or other action on the part of any Party, upon the earliest to occur of the following:

(a)     the Effective Time;

(b)    the date upon which the Parties agree in writing to terminate this Agreement;

(c)     the date of earlier termination of the Business Combination Agreement in accordance with its terms, except if such termination is made in connection with an Alternative Transaction; and

(d)    the amendment or modification of the Business Combination Agreement without the Shareholder’s written consent to decrease, or change the form of, the consideration payable to Company Shareholders or holders of Company Options.

5.2     Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and/or beneficial owner of the Company Securities and not in such Shareholder’s capacity as a director, officer or employee of the Company and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any representative of the Shareholder serving as a member of any Group Company Board or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

5.3     Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5.1(c) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 4.1(a)(viii) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement) and this Article 5 (to the extent related to any of the provisions that survive the termination of this Agreement and excluding Section 5.10 (solely to the extent that it relates to Section 9.1 (Non Survival) of the Business Combination Agreement)) shall survive the termination of this Agreement and (iii) Section 4.1(a)(viii) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) and Section 5.10 (solely to the extent that it relates to Section 9.1 (Non Survival) of the Business Combination Agreement) shall each survive the termination of this Agreement pursuant to Section 5.1(a). For purposes of this Section 8, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

Annex F-7

5.4     Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     if to SOAC:

c/o Sustainable Opportunities Acquisition Corp.
1601 Bryan Street, Suite 4141, Dallas, TX 75201

Attention: Scott Leonard; Gina Stryker
Email: scott.leonard@soa-corp.com; gina.stryker@soa-corp.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.; Ryan Brissette
Email: doug.bacon@kirkland.com; ryan.brissette@kirkland.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West 41st Floor
Montréal, Quebec H3B 3V2

Attention: Warren Katz
Email: wkatz@stikeman.com

(b)    if to the Shareholder, at the address set forth on the Shareholder’s signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.5     Benefit of Agreement

This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

5.6     Non-Recourse

Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), and (b) no Company Non-Party Affiliate or SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with

Annex F-8

respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

5.7     Time

Time is of the essence of this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any Party will have the effect of putting such Party in default.

5.8     Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.9     Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

5.10     Incorporation by Reference

Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), Section 9.14 (Extension; Waiver), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[The remainder of this page has been intentionally left blank.]

Annex F-9

IN WITNESS OF WHICH the Parties have executed this Agreement.

SOAC:

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
By:
Name:
Title:

[Signature Page — Transaction Support Agreement]

Annex F-10

IN WITNESS OF WHICH the Parties have executed this Agreement.

SHAREHOLDER:

Name of Registered Shareholder/Securityholder:

By:
Name:
Title:

Company Securities:

[indicate the number of applicable Company Securities held]

____________ Company Common Shares
____________ Company Preferred Shares
____________ Company Options
____________ Company Warrants

Address for Notice:

Address:

Telephone:
Email:
Facsimile:

[Signature Page — Transaction Support Agreement]

Annex F-11

ANNEX G

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 4, 2021, is made by and among Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), all other holders of SOAC Class B Shares, as set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Shareholders”), Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company (“SOAC”), and DeepGreen Metals Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). The Sponsor, the Other Class B Holders, SOAC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SOAC, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Shareholders agree that they will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the SOAC Continuance and the Transactions), (b) each Shareholder agrees, subject to and conditioned upon the Closing and effective as of immediately prior to the Effective Time, to waive any adjustment to the conversion ratio set forth in the Governing Documents of SOAC, including under Article 17 of the Amended and Restated Articles of Association of SOAC, or any other anti-dilution or similar protection with respect to all of the SOAC Class B Shares owned by him, her or it (whether in connection with the transactions contemplated by the Business Combination Agreement, the PIPE Subscription Agreements, or otherwise) and (c) the Sponsor agrees, subject to and conditioned upon the Closing and effective as of immediately following the SOAC Continuance, to exchange 741,000 SOAC Common Shares held by the Sponsor for Vesting Sponsor Shares (as defined herein) and the Sponsor Earnout Shares, in each case, on the terms and subject to the conditions of this Agreement and the exchange agreement in the form attached hereto as Exhibit A (the “Exchange Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.     Agreement to Vote.    Each Shareholder (on behalf of himself, herself and itself and not the other Shareholders) hereby irrevocably agrees, at any meeting of the shareholders of SOAC duly called and convened in accordance with the Governing Documents of SOAC, whether or not adjourned and however called, including at the SOAC Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of SOAC, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Shareholder’s SOAC Shares held of record or beneficially by such Shareholder as of the date of this Agreement, or to which such Shareholder acquires record or beneficial ownership after the date hereof and prior to the Closing (collectively, the “Subject SOAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent Subject SOAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SOAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote, or cause to be voted against, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any SOAC Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the SOAC Parties’ covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1, 6.2 or 6.3 of the Business Combination Agreement not being satisfied.

2.     Waiver of Anti-dilution Protection.    Each Shareholder hereby (a) waives, subject to and conditioned upon the Closing and effective as of immediately prior to the Effective Time (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SOAC Class B Shares held by him, her or it convert into

Annex G-1

SOAC Class A Shares, including those set out in Article 17 of the Amended and Restated Articles of Association of SOAC, whether in connection with the transactions contemplated by the Business Combination Agreement, the PIPE Subscription Agreements or otherwise. SOAC hereby acknowledges and agrees to such waiver.

3.     Transfer of Shares.    Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Shareholder hereby agrees that he, she or it shall not (i) Transfer any of his, her or its Subject SOAC Equity Securities or any right, title or interest therein, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer his, her or its Subject SOAC Equity Securities, or any right, title or interest therein or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject SOAC Equity Securities, or any right, title or interest therein, in a manner inconsistent with the covenants and obligations of this Agreement, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to SOAC’s officers or directors, any members or partners of the Sponsor, any affiliates of the Sponsor, or any employees of such affiliate; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor (any transferee of the type set forth in clauses (1) through (5) a “Permitted Transferee”); provided, that the transferring Shareholder shall, and shall cause any Permitted Transferee, to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Shareholder hereunder and the making of all applicable representations and warranties of the transferring Shareholder set forth in this Agreement with respect to such transferee and his, her or its Subject SOAC Equity Securities, or any right, title or interest therein received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4.     Vesting Sponsor Shares and Sponsor Earnout Shares.

a.    The Sponsor and SOAC agree that, subject to and conditioned upon the Closing, immediately following the SOAC Continuance and immediately prior to the Effective Time, the Sponsor and SOAC shall enter into the Exchange Agreement pursuant to which 741,000 of the SOAC Common Shares (which, for the avoidance of doubt, shall consist of the SOAC Class B Shares prior to the SOAC Continuance) beneficially owned by the Sponsor shall be exchanged for 741,000 Class J Special Shares in the capital of SOAC (the “Class J Conversion”), convertible into SOAC Common Shares and redeemable in accordance with their terms (the “Vesting Sponsor Shares”) and the Sponsor Earnout Shares. For the avoidance of doubt, any SOAC Common Shares beneficially owned by any Person other than the Sponsor, including the Other B Shareholders, and any SOAC Common Shares beneficially owned by the Sponsor, other than the 741,000 SOAC Common Shares described in the foregoing sentence, shall not be exchanged pursuant to this Section 4.a.

b.    The Sponsor hereby acknowledges and agrees that, pursuant to the terms of the Business Combination Agreement, the SOAC Articles will, following the occurrence of the SOAC Continuance, provide, with respect to the Vesting Sponsor Shares, that if, (i) on any twenty (20) Trading Days within any thirty (30) Trading Day period the closing price of the SOAC Common Shares is greater than or equal to $12.00 or (ii) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $12.00 per SOAC Common Share, then all of the Vesting Sponsor Shares shall automatically be converted into SOAC Common Shares (the “Automatic Conversion”). If there occurs any transaction resulting in a Change of Control and the applicable valuation of the SOAC Common Shares is less than $12.00 per SOAC Common Share, then each outstanding Vesting Sponsor Share shall be redeemable by the Company, without any action or consent on the part of the Sponsor as set forth in the SOAC Articles.

Annex G-2

c.    SOAC shall take such actions as are reasonably requested by the Sponsor to evidence the issuances to or ownership by the Sponsor of SOAC Common Shares pursuant to this Section 4, including through the provision of an updated securities registry showing such issuances (as certified by an officer of SOAC responsible for maintaining such registry or the applicable registrar or transfer agent of SOAC).

d.    In the event SOAC effects a subdivision or consolidation of the outstanding SOAC Common Shares into a greater or lesser number of SOAC Common Shares, then (i) the Vesting Sponsor Shares shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 4.b above shall be appropriately amended to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

e.    So long as the Vesting Sponsor Shares are outstanding, SOAC shall take all reasonable efforts for SOAC to remain listed as a public company on, and for the SOAC Common Shares (including, for the avoidance of doubt, the SOAC Common Shares issuable upon conversion of the Vesting Sponsor Shares in accordance with this Section 4 to be tradeable over, the NYSE; provided, however, the foregoing shall not limit SOAC from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control, other than as set forth in Section 4.b above, SOAC shall have no further obligations pursuant to this Section 4.e.

f.    The Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the Vesting Sponsor Shares.

g.    As a condition to the issuance of any Sponsor Earnout Shares or Vesting Sponsor Shares to a Shareholder, such Shareholder shall enter into an agreement with SOAC to provide, in respect of its ownership of such Sponsor Earnout Shares or Vesting Sponsor Shares, the same covenants, agreements and acknowledgements as will be contained in the Letter of Transmittal and provided by holders of other classes of Special Shares of SOAC to be issued at the Effective Time pursuant to the Transactions.

5.     Other Agreements.

a.    Each Shareholder hereby agrees that he, she or it shall (i) be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Shareholder is directly a party thereto, and (ii) not, directly or indirectly, take any action that SOAC is prohibited from taking pursuant to Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement.

b.    Each Shareholder acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

c.    Each Shareholder hereby agrees that it shall not exercise or submit a request to exercise the SOAC Shareholder Redemption with respect to any SOAC Shares held by him, her or it.

d.    Each Shareholder hereby agrees that it shall, at or prior to the Closing, deliver, or caused to be delivered, to the Company the Registration Rights Agreement duly executed by the Shareholder or, if applicable, an authorized officer of the Shareholder, dated as of the Closing Date.

6.     Termination of Lock-up Period.    Each of the Shareholders hereby agrees that subject to, and conditioned upon the occurrence and effective as of, the Closing, Section 5 of those certain Letter Agreements, dated May 8, 2020 (the “Insider Letter Agreements”), by and between SOAC and each of the Shareholders and certain other parties thereto, shall be amended and restated in its entirety as follows:

“5.    Reserved.”

The amendment and restatement of the Insider Letter Agreements set forth in this Section 6 shall be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms.

Annex G-3

7.     Tax Treatment.    The parties to this Agreement intend that, for U.S. federal and all applicable state and local income tax purposes, (1) each of the Class J Conversion and Automatic Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (2) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code. The parties to this Agreement shall not take any position inconsistent with the intent set forth in this Section 7 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Section 7 to the Code shall include references to any similar or analogous provisions of state or local Law.

8.     Termination.    This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms (except if such termination is made concurrently with the entering into of a definitive agreement in connection with an Alternative Transaction). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 5.a(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement), this Section 8 through Section 13 and Section 14 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive the termination of this Agreement pursuant to Section 8(a), and (iii) Section 5.a(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement), this Section 8 through Section 10, Section 12, Section 13 and Section 14 (to the extent related to any of the provisions that survive the termination of this Agreement and excluding Sections 9.1 (Non-Survival) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 8(b). For purposes of this Section 8, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

9.     No Recourse.    Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), and (b) no Company Non-Party Affiliate or SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), (ii) in no event shall SOAC have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).

Annex G-4

10.    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or beneficial owner of the Subject SOAC Equity Securities, and not, in the case of each Other Class B Shareholder in such Other Class B Shareholder’s capacity as a director, officer or employee of any SOAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SOAC Party or as an officer, employee or fiduciary of any SOAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SOAC Party.

11.    Expenses.    In the event, the sum of (a) the SOAC Expenses, plus (b) the SOAC Liabilities exceeds $50 million at the Closing, not including any amounts set forth on Schedule II hereto, the Sponsor shall pay, or cause to be paid, to SOAC at the Closing out of immediately available funds to a bank account designated by the SOAC such excess amount (which, for the avoidance of doubt, shall not include any amounts set forth on Schedule II hereto) in United States Dollars.

12.    No Third Party Beneficiaries.    This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to any Shareholder, to:

c/o Sustainable Opportunities Acquisition Corp.
1601 Bryan Street, Suite 4141
Dallas, Texas 75201
Attention:  Scott Leonard

Gina Stryker

E-mail:      scott.leonard@soa-corp.com

gina.stryker@soa-corp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:  Douglas E. Bacon, P.C.

Ryan Brissette

Email:       doug.bacon@kirkland.com

ryan.brissette@kirkland.com

If to the Company, to:

DeepGreen Metals Inc.
595 Howe Street,
10th Floor
Vancouver, BC, V6C T25
Attention:    Gerard Barron
E-mail:        gerard@deep.green

Annex G-5

with a copy (which shall not constitute notice) to

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention:    Michael L. Fantozzi
E-mail:        MLFantozzi@mintz.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

14.    Incorporation by Reference.    Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

Annex G-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Sustainable Opportunities Holdings LLC
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Manager

[Signature Page to Sponsorship Letter Agreement]

Annex G-7

DeepGreen Metals Inc.
By:	/s/ Gerard Barron
Name:	Gerard Barron
Title:	Chief Executive Officer

[Signature Page to Sponsorship Letter Agreement]

Annex G-8

SUSTAINABLE Opportunities ACQUISITION CORP.
By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer

[Signature Page to Sponsorship Letter Agreement]

Annex G-9

OTHER CLASS B SHAREHOLDER
/s/ Rick Gaenzle
Rick Gaenzle

[Signature Page to Sponsorship Letter Agreement]

Annex G-10

OTHER CLASS B SHAREHOLDER
/s/ Isaac Barchas
Isaac Barchas

[Signature Page to Sponsorship Letter Agreement]

Annex G-11

OTHER CLASS B SHAREHOLDER
/s/ Justin Kelly
Justin Kelly

[Signature Page to Sponsorship Letter Agreement]

Annex G-12

EXHIBIT A

Form of Exchange Agreement

Attached.

Annex G-13

SCHEDULE I

Other Class B Holders

1.      Rick Gaenzle

2.      Isaac Barchas

3.      Justin Kelly

Annex G-14

ANNEX H

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among [•] (f/k/a Sustainable Opportunities Acquisition Corp.), a company existing under the laws of British Columbia, Canada (the “Company”), Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Sponsor Group Holders on the signature page(s) hereto (each such party, a “Sponsor Group Holder” and, collectively, the “Sponsor Group Holders”), and the undersigned parties listed under DeepGreen Holders on the signature page(s) hereto (each such party, a “DeepGreen Holder” and, collectively, the “DeepGreen Holders”). The Sponsor Group Holders, the DeepGreen Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, are each referred to herein as a “Holder” and collectively as the “Holders.”

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of March 4, 2021, by and among the Company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada, and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada;

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement, the DeepGreen Holders received (i) common shares (“Common Shares”) of the Company (the “DeepGreen Shares”), and (ii) the DeepGreen Earnout Securities (as defined below) upon the closing of such transactions (the “Closing”);

WHEREAS, the Existing Parties (as defined below) collectively hold an aggregate of 6,759,000 Common Shares (the “Founder Shares”), which Common Shares were automatically converted from 6,759,000 Company’s Class B ordinary shares, par value $0.0001 per share, held by the Existing Parties prior to the Closing;

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Sponsor received the Sponsor Earnout Securities (as defined below) at the Closing;

WHEREAS, the Company and the Sponsor are party to that certain Private Placement Warrants Purchase Agreement, dated May 5, 2020, pursuant to which the Sponsor purchased 9,500,000 warrants (the “Private Placement Warrants”) in private placement transactions occurring simultaneously with the closing of the Company’s initial public offering, and the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds for certain purposes, of which up to $1,500,000 of such loans may be convertible into an additional 1,500,000 Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, the Company has entered into separate Subscription Agreements (the “Subscription Agreements”) with the subscribers identified therein (the “PIPE Investors”), pursuant to which (i) the PIPE Investors purchased an aggregate of 33,000,000 Common Shares (the “PIPE Shares”) in a private placement transaction that closed substantially concurrently with and immediately prior to the Closing, and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;

WHEREAS, on March 4, 2021, the Company issued to Allseas Group S.A. a warrant to purchase up to 10,000,000 shares of Common Stock, subject to certain vesting and other conditions described therein (the “Allseas Warrant”);

WHEREAS, the Company, the Sponsor and certain of the Sponsor Group Holders (the Sponsor and such Sponsor Group Holders being collectively referred to herein as the “Existing Parties”) are party to that certain Registration and Shareholder Rights Agreement dated May 8, 2020 (the “Existing Registration Rights Agreement”), pursuant to which, among other matters, such Existing Parties were granted certain registration rights with respect to the Company securities then held by the Existing Parties;

Annex H-1

WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be waived, amended or modified upon the written consent of the Company and the Existing Parties holding a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Parties desire to amend and restate the Existing Registration Rights Agreement in order to provide the Sponsor Group Holders and the DeepGreen Holders certain registration rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1    Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Allseas Warrant” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“DeepGreen Earnout Securities” means (i) 5,000,000 Class A Special Shares, (ii) 10,000,000 Class B Special Shares, (iii) 10,000,000 Class C Special Shares, (iv) 20,000,000 Class D Special Shares, (v) 20,000,000 Class E Special Shares, (vi) 20,000,000 Class F Special Shares, (vii) 25,000,000 Class G Special Shares, and (viii) 25,000,000 Class H Special Shares, in each case, in the capital of the Company.

“DeepGreen Earnout Shares” means the Common Shares underlying the DeepGreen Earnout Securities.

“DeepGreen Holders” shall have the meaning given in the Preamble.

“DeepGreen Lock-up Periods” shall have the meaning given in subsection 3.7.

Annex H-2

“DeepGreen Management Lock-up Period” shall mean, with respect to the DeepGreen Shares listed on Schedule A hereto,1 the period ending on the earlier of (A) 540 days after the Closing and (B) the date on which (x) the Common Shares has traded at a price that is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading day period after the Closing or (y) the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Common Shares for cash, securities or other property.

“DeepGreen Shares” shall have the meaning given in the Recitals hereto.

“DeepGreen Shares Lock-up Period” shall mean, with respect to the DeepGreen Shares listed on Schedule B hereto2, the period ending on the earlier of (A) 180 days after the Closing and (B) the date on which (x) the Common Shares has traded at a price that is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading days after the Closing or (y) the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Common Shares for cash, securities or other property.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Parties” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.1.2.

“Founder Lock-up Periods” shall have the meaning given in subsection 3.7.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Six-Month Lock-up Period” shall mean, with respect to the securities listed on Schedule C hereto3, the period ending on the earlier of (A) 180 days after the Closing and (B) the date on which (x) the Common Shares has traded at a price that is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading days after the Closing, or (y) the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Common Shares for cash, securities or other property.

“Founder Shares Twelve-Month Lock-up Period” shall mean, with respect to the securities listed on Schedule D hereto4, the period ending on the earlier of (A) 360 days after the Closing and (B) the date on which (x) the Common Shares has traded at a price that is greater than or equal to $12.00 per share

____________

1        Note: Schedule A shall include an aggregate of 10% of the DeepGreen Shares held by certain members of DeepGreen management.

2        Note: Schedule B shall include Deep Green Shares (other than the DeepGreen Management Shares) held by DeepGreen Holders holding in excess of one percent (1%) of the total number of shares of DeepGreen issued and outstanding immediately prior to the Closing.

3        Note: Schedule C shall include securities equal to 50% of all shares, warrants and underlying shares held by the Sponsor and its affiliates, and directors of SOAC.

4        Note: Schedule D shall include securities equal to 50% of all shares, warrants and underlying shares held by the Sponsor and its affiliates, and directors of SOAC.

Annex H-3

(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the Closing; provided that all of the DeepGreen Shares have been registered on an effective Registration Statement filed pursuant to subsection 2.1.1, or (y) the completion by the Company of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Common Shares for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of May 8, 2020, by and among the Company and the Sponsor, as in effect immediately prior to the Closing.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

“Lock-up Periods” shall mean the Founder Shares Six-Month Lock-up Period, the Founder Shares Twelve-Month Lock-up Period, the DeepGreen Shares Lock-up Period, and the DeepGreen Management Lock-Up Period.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is or was permitted to transfer such Registrable Securities prior to the expiration of any applicable lock-up period, under the Insider Letter, this Agreement or any other applicable agreement between such Holder and the Company and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“PIPE Investors” shall have the meaning given in the Recitals hereto.

“PIPE Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Private Placement Warrants, (c) the DeepGreen Shares, (d) the DeepGreen Earnout Shares, (e) the Sponsor Earnout Shares, (f) the Common Shares issued or issuable upon the exercise of any Private Placement Warrants, (g) the Working Capital Warrants (including any Ordinary Shares issued or issuable upon the conversion of working capital loans), (h) the Common Shares issued or issuable upon the exercise of the Allseas Warrant; (i) any outstanding Common Shares or any other equity security (including the Common Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of immediately following the Closing, (j) any Common Shares issued or issuable upon the exercise of any Working Capital Warrants, (k) any Common Shares held by unitholders or members of the board of managers of the Sponsor immediately prior to the Closing, and (l) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without volume or

Annex H-4

manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)     all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares is then listed;

(B)     fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)     printing, messenger, telephone and delivery expenses;

(D)     reasonable fees and disbursements of counsel for the Company;

(E)     reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)     reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.7.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Earnout Securities” means (i) 500,000 Class I Special Shares and (ii) 741,000 Class J Special Shares, in each case in the capital of the Company.

“Sponsor Earnout Shares” means the Common Shares underlying the Sponsor Earnout Securities.

“Sponsor Group Holders” shall have the meaning given in the Preamble.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

Annex H-5

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

Article II

REGISTRATIONS

2.1    Initial Registration; Shelf Takedown.

2.1.1    Initial Registration.    The Company shall use its commercially reasonable efforts to file a Registration Statement under the Securities Act promptly, but in any event within thirty (30) days following the Closing, to permit the public resale of all the Registrable Securities (including the DeepGreen Earnout Shares and the Sponsor Earnout Shares, whether or not outstanding on the date of such filing) held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than forty-five (45) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to seventy-five (75) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a registration statement on Form S-1 (a “Form S-1”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.1.2    Form S-3.    The Company shall use its commercially reasonable efforts to convert the Registration Statement filed pursuant to subsection 2.1.1 to a Form S-3 (“Form S-3”) as soon as practicable after the Company is eligible to use Form S-3.

2.1.3    Shelf Takedown.    At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder(s) may request to sell all or a portion of their outstanding Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $40,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event for less than $10,000,000 in gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within ten (10) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the pro rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all outstanding Registrable Securities with respect to which the Company has received written requests

Annex H-6

for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holder(s) after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

2.2    Demand Registration.

2.2.1    Request for Registration.    Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1 outstanding covering the Registrable Securities subject to the applicable Demand Registration, the Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities held by the DeepGreen Holders or the Sponsor Group Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration initiated by the DeepGreen Holders and two (2) Registrations pursuant to a Demand Registration initiated by the Sponsor Group Holders under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement with respect to such Demand Registration has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders on such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration.

2.2.2    Effective Registration.    Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its material obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3    Underwritten Offering.    Subject to the provisions of subsection 2.2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority in interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, the Registrable Securities of the Requesting Holders (pro rata based on the number of Registrable Securities that each Requesting Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders have requested be included in such Underwritten registration) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i)-(ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i)-(iii), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i)-(iv), the Common Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5    Demand Registration Withdrawal.    A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Section 2.1.1 or 2.2.4 at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

2.3    Piggyback Registration.

2.3.1    Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the

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Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s then existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Holders agree that, except as required by applicable law, the Holders shall treat as confidential any notice or other communication in connection with any Piggyback Registration and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a Holder of Registrable Shares in breach of the terms of this Agreement.

2.3.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Shares that the Company desires to sell, taken together with (i) the Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding

Annex H-9

the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4    Restrictions on Registration Rights.    If (A) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become and/or remain effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5    Limitation on Subsequent Registration Rights.    From and after the date hereof, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company on a basis other than expressly subordinate to the piggyback rights of the Holders of Registrable Securities hereunder; provided; however, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Demanding Holder or a Requesting Holder requesting Registration or an underwritten offering pursuant to subsection 2.2.1.

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Article III

COMPANY PROCEDURES

3.1    General Procedures.    If at any time on or after the Closing, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or otherwise cease to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10    permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); provided that the Company will be deemed to have satisfied such requirement to the extent such information is filed on EDGAR or any successor system;

3.1.15    in connection with any Shelf Underwritten Offering pursuant to Section 2.1.3 or any Underwritten Offering pursuant to Section 2.2.3, if such Shelf Underwritten Offering or Underwritten Offering involves the sale of Registrable Securities for gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Shelf Underwritten Offering or Underwritten Offering, as the case may be; and

3.1.16    subject to Section 3.7, in connection with any sale or transfer of Registrable Securities where such Registrable Securities are sold or transferred pursuant to an effective Registration Statement, Rule 144 or any other exemption from the registration requirements of the Securities Act, the Company shall promptly as practicable take any and all action necessary or reasonably requested by the Holder of such Registrable Securities or its transferees in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, as are reasonably necessary to facilitate such sale or transfer, (ii) delivering such opinions to the transfer agent, registrar or depository as are requested by the same, (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to (a) cause any legend, notation or similar designation restricting transferability of such Registrable Securities to be removed from the certificates or book entries evidencing such

Annex H-12

Registrable Securities, and (b) rescind any transfer restrictions, and (iv) delivering (or causing to be delivered) to any broker, dealer or underwriter purchasing such Registrable Securities or facilitating such sale or transfer any opinions of counsel to the Company and comfort letters from the independent registered public accountants of the Company, each in customary form and covering such matters of the type customarily covered by such opinions or comfort letters, as the case may be, as reasonably requested by such Holder.

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Registration Expenses.    The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3    Holder Information Required for Participation in Registrations.    At least ten (10) business days prior to the first anticipated filing date of a Registration Statement, the Company shall use its commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. At least three (3) business days prior to the anticipated filing date of any post-effective amendment of a Registration Statement (including pursuant to subsection 2.1.2), the Company shall use its commercially reasonable efforts to notify each Holder of Registrable Securities included in such Registration Statement in writing (which may be by email) of the information reasonably necessary about the Holder to keep such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include or keep a Holder’s Registrable Securities in a Registration Statement to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement or the second (2nd) business day prior to the anticipated filing date of any post-effective amendment of a Registration Statement, as applicable.

3.4    Requirements for Participation in Underwritten Offerings.    No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.5    Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5.

3.6    Reporting Obligations.    As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to

Annex H-13

enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, it being acknowledged by the Holders that the securities of the Company will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the Commission reflecting its status as an entity that is not a shell company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.7    Compliance with Canadian Securities Laws.    With a view to making available the benefits of Canadian securities laws that may at any time permit the resale of Registrable Securities without the filing of a Canadian prospectus, at all times after the Company has become a reporting issuer or the equivalent under Canadian securities laws in any province or territory of Canada, the Company agrees to use its commercially reasonable efforts to (a) file with the appropriate Canadian securities authorities in a timely manner all reports and other documents required under Canadian securities laws, and (b) so long as any Holder owns any Registrable Securities, furnish to any Holder forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement under Canadian Securities Laws.

3.8    Lock-up Restrictions.

3.8.1    During the Founder Shares Six-Month Lock-up Period and the Founder Shares Twelve-Month Lock-up Period (collectively, the “Founder Lock-up Periods”), none of the Holders owning the securities subject to the Founder Lock-up Periods shall, and during the DeepGreen Management Lock-up Period and the DeepGreen Shares Lock-up Period (collectively, the “DeepGreen Lock-up Periods”), none of the Holders owning the securities subject to the DeepGreen Lock-up Periods shall: offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any Common Shares that are subject to the applicable Lock-up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Common Shares that are subject to the applicable Lock-up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), other than any transfer to an affiliate of a Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.8.2    Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.7.2 for the duration of the applicable Lock-up Period, will have good, and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impair the ability of such Holder to comply with the foregoing restrictions. Subject to subsection 3.1.16, each Holder agrees and consents to the entry of stop-transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable lock-up period.

Annex H-14

Article IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3     Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Annex H-15

4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V

MISCELLANEOUS

5.1    Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company, 1601 Bryan Street, Suite 4141, Dallas, Texas 75201, Attn: Chief Executive Officer, with a copy (which shall not constitute notice) to Michael L. Fantozzi, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and, if to any Holder, at such Holder’s address or other contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company and the Holders, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the terms and restrictions set forth in this Agreement.

5.2.2    Notwithstanding subsection 5.2.1, prior to the expiration of any Lock-up Period applicable to a Holder, if any, no such Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, including the lock up restrictions applicable to the transferor, or any other applicable agreements between the Company and such Holder.
Annex H-16

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4    Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5    Governing Law; Venue.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.6    Entire Agreement.    This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7    Amendments and Modifications.    Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question (including the Holders of at least a majority-in-interest of the Founder Shares and the Holders of at least a majority-in-interest of the DeepGreen Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects any Holder(s), solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any waiver, amendment or modification effected in accordance with this Section 5.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.

5.8    Titles and Headings.    Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

Annex H-17

5.9    Waivers and Extensions.    Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10    Remedies Cumulative.    In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11    Other Registration Rights.    The Company represents and warrants that no person, other than the Holders with respect to Registrable Securities, or the PIPE Investors pursuant to the terms of the Subscription Agreements with respect to the PIPE Shares, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12    Term.    This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement, (ii) the date as of which no Registrable Securities remain outstanding; or (iii) the date as of which all Holders of Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 promulgated under the Securities Act (but with no volume or manner of sale restrictions or limitations). The provisions of Section 3.6 and Article IV shall survive any termination.

5.13    Existing Registration Rights Agreement Superseded.    Pursuant to Section 6.8 of the Existing Registration Rights Agreement, the undersigned parties who are parties to the Existing Registration Rights Agreement hereby terminate the Existing Registration Rights Agreement, with the intent and effect that the Existing Registration Rights Agreement shall hereby be replaced and superseded in its entirety by this Agreement.

[SIGNATURE PAGES FOLLOW]

Annex H-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[•], a company existing under the laws of British Columbia
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex H-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR GROUP HOLDERS:

Sustainable Opportunities Holdings LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

[Signature Page to Registration Rights Agreement]

Annex H-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

DEEPGREEN HOLDERS:

[Signature Page to Registration Rights Agreement]

Annex H-21

Schedule A

Annex H-22

Schedule B

Annex H-23

Schedule C

Annex H-24

Schedule D

Annex H-25

Annex I

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 5 MAY 2020 AND EFFECTIVE ON 5 MAY 2020)

www.verify.gov.ky File#: 358424

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 5 MAY 2020 AND EFFECTIVE ON 5 MAY 2020)

1       The name of the Company is Sustainable Opportunities Acquisition Corp.

2       The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

www.verify.gov.ky File#: 358424

Annex I-1

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 5 MAY 2020 AND EFFECTIVE ON 5 MAY 2020)

1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

	“Articles”	means these articles of association of the Company.
	“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
	“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the Designated Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

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Annex I-2

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
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Annex I-3

“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the units (as described in the Articles) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to the condition contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
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Annex I-4

	“Sponsor”	means Sustainable Opportunities Holdings LLC, a Delaware limited liability company, and its successors or assigns.
	“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
	“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

	“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.
1.2	In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

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Annex I-5

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

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Annex I-6

5	Closing Register of Members or Fixing Record Date
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

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Annex I-7

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a) Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 percent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c) Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
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Annex I-8

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

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Annex I-9

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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Annex I-10

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

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Annex I-11

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion
17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

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Annex I-12

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at an adjusted ratio so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued, or deemed issued, in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or an affiliate of the Sponsor or certain of the Officers and Directors upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance, or deemed issuance, of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
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Annex I-13

18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a) increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b) consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c) convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a) change its name;
(b) alter or add to the Articles (subject to Article 29.4);
(c) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d) reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

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Annex I-14

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

21	Notice of General Meetings
21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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Annex I-15

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

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23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the ins trument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

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24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
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27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors
28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

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29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:
(a) the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c) the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d) the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

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31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

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33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

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38	Seal
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

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39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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Annex I-26

43	Notices
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e) placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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Annex I-27

44	Winding Up
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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Annex I-28

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a) submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any) divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to purchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

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Annex I-29

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company, and provided further that any beneficial owner of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes or is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of (b) and (c) above to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

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Annex I-30

49.8	In the event that any amendment is made to this Article that would affect the substance or timing of the Company’s obligation to:
(a) provide for the redemption of the Public Shares in connection with a Business Combination; or

(b)    redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this ArticleError! Reference source not found., or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a) receive funds from the Trust Account; or
(b) vote as a class with Public Shares on a Business Combination.
49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the Company’s securities are listed on the Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value equal to at least 80 percent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

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Annex I-31

50	Business Opportunities
50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex I-32

ANNEX J

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (British columbia)

ARTICLE 1
INTERPRETATION

1.1    In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Common Shares, the Company Preferred Shares and the Company Options;

“Affected Securityholders” means, collectively, the Company Shareholders and the Company Optionholders;

“Allocation Schedule” means the allocation schedule to be delivered no later than five (5) Business Days prior to the Effective Date by the Company to SOAC (and to be delivered by SOAC to the Exchange Agent thereafter) in accordance with Section 2.4 of the Business Combination Agreement;

“Amalco” has the meaning ascribed thereto in Section 3.1(e) of this Plan of Arrangement;

“Amalco Shares” means the common shares in the capital of Amalco;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(e) of this Plan of Arrangement;

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SOAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“Assumed Plan” has the meaning ascribed thereto in Section 3.1(c)(i) of this Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement made as of March 4, 2021 by and among SOAC, NewCo Sub and the Company, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means DeepGreen Metals Inc., a company existing under the laws of the Province of British Columbia;

Annex J-1

“Company Arrangement Resolution” means the special resolution of the Affected Securityholders approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting, substantially in the form of Exhibit A to the Business Combination Agreement;

“Company Common Shares” means the common shares in the capital of the Company (including, for greater certainty, any Company Common Shares issued in connection with the Preferred Share Conversion and the Convertible Debenture Conversion);

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Equity Plan” means the Company stock option plan currently in effect (as amended from time to time) and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor, consultant or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company;

“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;

“Company Options” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested, granted under the Company Equity Plan;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Class B Preferred Shares in the capital of the Company;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Meeting” means the special meeting of the Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SOAC;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

“Court” means the Supreme Court of British Columbia;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Supporting Company Shareholder) who exercises Arrangement Dissent Rights in respect of the Company Arrangement Resolution in compliance with the dissent procedures set out in this Plan of Arrangement and the Interim Order or the BCBCA, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Earnout Shares” means (i) 5,000,000 Class A Special Shares, (ii) 10,000,000 Class B Special Shares, (iii) 10,000,000 Class C Special Shares, (iv) 20,000,000 Class D Special Shares, (v) 20,000,000 Class E Special Shares, (vi) 20,000,000 Class F Special Shares, (vii) 25,000,000 Class G Special Shares, and (viii) 25,000,000 Class H Special Shares, in each case, in the capital of SOAC following the SOAC Continuance, convertible into SOAC Common Shares and redeemable in accordance with their terms;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“Effective Time” means 12:00 p.m. (noon) (Vancouver time) on the Effective Date or such other time as the Company and SOAC may agree upon in writing;

Annex J-2

“Eligible Holder” means a Company Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Exchange Agent” means such Person appointed by SOAC to act as exchange agent for the Company Shares in accordance with the Business Combination Agreement, reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed;

“Exchange Consideration” means the number of SOAC Common Shares and Earnout Shares allocated to each Company Common Shareholder pursuant to the Allocation Schedule;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SOAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SOAC, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonable acceptable to each of the Company and SOAC;

“Letter of Transmittal” means the letter of transmittal as mutually agreed by each of the Exchange Agent, SOAC and the Company as contemplated in the Business Combination Agreement;

“NewCo Shares” means the common shares in the capital of NewCo Sub;

“NewCo Sub” means 1291924 B.C. Unlimited Liability Company, an unlimited liability company formed under the laws of the Province of British Columbia;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company and SOAC, such consent not to be unreasonably withheld, conditioned or delayed;

“Rollover Option” has the meaning ascribed thereto in Section 3.1(c)(i) of this Plan of Arrangement;

“SOAC” means Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, and any successor thereof continued under the BCBCA;

“Supporting Company Shareholder” means a Company Shareholder that executed and delivered to SOAC a transaction support agreement, substantially in the form of Exhibit E to the Business Combination Agreement; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2    In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)     all references to Articles and Sections are to Articles and Sections of this Plan of Arrangement;

(b)    time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. If any action under this Plan of Arrangement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;

(c)     the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Plan of Arrangement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Plan of Arrangement;

Annex J-3

(d)    masculine gender shall also include the feminine and neutral genders, and vice versa;

(e)     words importing the singular shall also include the plural, and vice versa;

(f)     the word “or” is disjunctive but not necessarily exclusive;

(g)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(h)    the word “extent” in the phrase “to the extent” means the degree of which a subject or other thing extends, and such phrase shall mean simply “if”;

(i)     all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and

(j)     all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.1    This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2    This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, SOAC, Newco Sub, the Company, Amalco and the Exchange Agent from and after the Effective Time.

ARTICLE 3
ARRANGEMENT

3.1    Commencing at the Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)     At the Effective Time:

(i)     each Company Common Share (including, for greater certainty, any Company Common Shares issued in connection with the Preferred Share Conversion and the Convertible Debenture Conversion), held by a Company Common Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time will be transferred and assigned to SOAC free and clear of all Liens in consideration for the Exchange Consideration (provided that it shall be a condition to a Company Common Shareholder’s entitlement to receive the Exchange Consideration that such Company Common Shareholder shall have executed and delivered the Letter of Transmittal);

(ii)    each Company Common Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(a)(i), and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)   the name of each Company Common Shareholder will be removed as the registered holder of Company Common Shares from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of SOAC Common Shares and Earnout Shares, as applicable, on the applicable central securities registers of SOAC maintained by or on behalf of SOAC; and

Annex J-4

(iv)   SOAC will be recorded as the registered holder of the Company Common Shares so transferred and acquired in accordance with this Section 3.1(a) and will be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(b)    one minute after the steps in Section 3.1(a):

(i)     each Company Common Share held by a Dissenting Shareholder will be deemed to be transferred and assigned by such Dissenting Shareholder to the Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4;

(ii)    each Dissenting Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of the Company Common Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)   each Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Common Shares held by such Dissenting Shareholder; and

(iv)   the name of each Dissenting Shareholder will be removed as the registered holder of Company Common Shares from the applicable central securities register of the Company maintained by or on behalf of the Company, and at such time, such Dissenting Shareholder will have the rights set out in Section 4.1;

(c)     one minute after the steps in Section 3.1(b):

(i)     the Company Equity Plan will be assumed by SOAC and become a stock option plan of SOAC (the “Assumed Plan”) and will continue in full force and effect without any amendments thereof (including with respect to vesting, expiration and forfeiture provisions), except such amendments required to take into account the Arrangement and securities laws and regulations applicable to SOAC;

(ii)    each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Rollover Option”), will be exchanged for options to purchase the number of SOAC Common Shares and Earnout Shares allocated to such Rollover Option pursuant to the Allocation Schedule and having the exercise price set forth therein, in each case in accordance with the Assumed Plan, and in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act (provided that the exercise of the Rollover Options shall be conditional upon the holder of the Rollover Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Rollover Options as those contained in the Letter of Transmittal in respect of the issuance of the Earnout Shares, which instrument shall be in a form reasonably acceptable to SOAC);

(iii)   each Company Optionholder will cease to have any rights as a holder of Company Options other than the right to receive the consideration contemplated by Section 3.1(c)(ii);

(iv)   the name of each Company Optionholder will be removed as the registered holder of Company Options from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of options under the Assumed Plan on the applicable central securities register of SOAC maintained by or on behalf of SOAC (subject to the condition set out in Section 3.1(c)(ii)); and

(v)    any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Rollover Options exchanged therefor and no certificates evidencing the Rollover Options shall be required to be issued and the Rollover Options shall be governed by and be subject to such previously issued documents, other than as amended hereby; and

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(d)    one minute after the step in Section 3.1(c), the Company and NewCo Sub will amalgamate to continue as one corporate entity as an unlimited liability company (as so amalgamated, “Amalco”), with the same effect as if they were amalgamated under section 276 of the BCBCA (the “Amalgamation”). For greater certainty, the Parties intend that the Amalgamation qualify as (i) an “amalgamation” for purposes of subsection 87(1) of the Tax Act, and (ii) a “reorganization” within the meaning of Section 368(a) of the Code. On and after the Amalgamation:

(i)     each Company Common Share outstanding immediately after the steps in Sections 3.1(a) and 3.1(b) will be exchanged for one Amalco Share, the holder of the Company Common Shares so exchanged will be added to the register of holders of Amalco Shares and the Company Common Shares so exchanged will be cancelled without any repayment of capital;

(ii)    each NewCo Share outstanding immediately prior to the Effective Time will be exchanged for one Amalco Share, the holder of the NewCo Shares so exchanged will be added to the register of holders of Amalco Shares and the NewCo Shares so exchanged will be cancelled without any repayment of capital;

(iii)   the name of Amalco will be DeepGreen Metals ULC, as to be set out in the notice of articles of Amalco;

(iv)   the registered office of Amalco will be the same registered office as the Company, as to be set out in the notice of articles of Amalco;

(v)    the notice of articles and the articles of Amalco will be in the form of the notice of articles, other than as to reflect Sections 3.1(d)(iii), 3.1(d)(iv), and 3.1(d)(vi), and the articles of NewCo Sub, as amended;

(vi)   the first directors of Amalco will be the directors of the Company, as to be set out in the notice of articles of Amalco;

(vii)  the stated capital of Amalco will be the sum of the stated capital of the Company and NewCo Sub;

(viii) Amalco will own and hold all property of the Company and NewCo Sub, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such Amalgamation, and all obligations of the Company and NewCo Sub, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(ix)   Amalco will continue to be liable for the obligations of the Company and NewCo Sub;

(x)    all rights, contracts, permits and interests of the Company and NewCo Sub will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of the Company and NewCo Sub under any such rights, contracts, permits and interests;

(xi)   any existing cause of action, claim or liability to prosecution will be unaffected;

(xii)  a civil, criminal or administrative action or proceeding pending by or against the Company or NewCo Sub may be continued by or against Amalco; and

(xiii) a conviction against, or ruling, order or judgment in favour of or against, the Company or NewCo Sub may be enforced by or against Amalco.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).

3.2    Each Company Shareholder who is an Eligible Holder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such Company Shareholder is a partnership (and in each case, where applicable, the analogous provisions of provincial

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income tax law), with respect to the transfer of its Company Common Shares to SOAC and the receipt of the Exchange Consideration in respect thereof by: (A) notifying SOAC of its intention to make such an income tax election by completing the Letter of Transmittal accordingly; and (B) providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at SOAC’s discretion) to SOAC within 90 days following the Agreement Effective Date in accordance with the instructions provided on SOAC’s website, duly completed with the details of the number of Company Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by SOAC and returned to such former Company Shareholder within 90 days after the receipt of the election forms (and/or equivalent information through and alternative document or platform) by SOAC (and/or its representative) for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former Company Shareholder. SOAC will not be responsible for the proper completion of any election form and, except for SOAC’s obligation to return (within 90 days after the receipt thereof) duly completed election forms which election forms (and/or equivalent information through and alternative document or platform) are received by SOAC within 90 days of the Arrangement Effective Date, SOAC will not be responsible for any taxes, interest or penalties resulting from the failure by a former Company Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

ARTICLE 4
RIGHTS OF DISSENT

4.1    In connection with the Arrangement, each registered Company Shareholder (other than a Supporting Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to the Company Shares held by such Company Shareholder pursuant to Section 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written objection to the Company Arrangement Resolution referred to in such section of the BCBCA must be received by the Company not later than 4:00 p.m. (Vancouver time) on the day that is two Business Days preceding the Company Shareholders Meeting.

4.2    Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by the Company the fair value for their Company Common Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (2) shall be deemed to have transferred and assigned such Company Common Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to the Company, free and clear of all Liens, in accordance with Section 3.1(b); (3) will be entitled to be paid the fair value of such Company Common Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Common Shares.

4.3    Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement in respect of those Company Common Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from SOAC in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

4.4    In no case shall SOAC, the Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Common Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company as at the Effective Time, as provided in Section 3.1(b)(iv).

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4.5    For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Common Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of the Company Arrangement Resolution at the Company Shareholders Meeting.

4.6    No Arrangement Dissent Rights shall be available to Company Optionholders in connection with the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1    As soon as practicable following the SOAC Continuance and prior to the Effective Time, SOAC will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(a)(i), evidence of the Exchange Consideration in the book-entry form. All SOAC Common Shares and Earnout Shares issued as part of the Exchange Consideration issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the BCBCA.

5.2    Following the deposit with the Exchange Agent of the Exchange Consideration in accordance with Section 5.1, SOAC will be fully and completely discharged from its obligation to pay the Exchange Consideration to the Company Shareholders pursuant to Section 3.1(a), and the rights of such holders will be limited to receiving, from the Exchange Agent, the SOAC Common Shares and the Earnout Shares to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(a)(i).

5.3    Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents and instruments as the Exchange Agent or SOAC reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or SOAC reasonably require.

5.4    Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by SOAC and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Common Shares, or in the case of Company Common Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as the SOAC, the Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.5    If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result

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of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable

5.6    No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Article 5, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

5.7    Any portion of the aggregate Exchange Consideration that remains unclaimed by the Company Shareholders six (6) years following the Effective Time shall be delivered to SOAC or as otherwise instructed by SOAC, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Arrangement Effective Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to SOAC, for no consideration.

5.8    In no event will any Person be entitled to a fractional SOAC Common Share or fractional Earnout Share. Where the aggregate number of SOAC Common Shares or Earnout Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a SOAC Common Share or Earnout Share being issuable, the number of SOAC Common Shares and Earnout Shares to be received by such Person will be rounded up to the nearest whole SOAC Common Share or Earnout Share, as the case may be.

5.9    No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable law and to Section 6.1, at the time of such compliance, there shall, in addition to the delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1    From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, SOAC, NewCo Sub, Amalco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2    SOAC, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to this Plan of Arrangement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity, and shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of SOAC and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to SOAC or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and SOAC or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to

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such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 7
AMENDMENTS

7.1    The Company and SOAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and SOAC, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SOAC at any time prior to the Company Shareholders Meeting (provided that the Company or SOAC will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting(other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of the Company and SOAC (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

7.4    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by SOAC, provided that it concerns a matter which, in the reasonable opinion of SOAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES

8.1    Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

ARTICLE 9
U.S. SECURITIES LAW MATTERS

9.1    Notwithstanding any provision herein to the contrary, this Plan of Arrangement will be carried out with the intention that (i) all Exchange Consideration to be issued to Affected Securityholders in exchange for their Affected Securities pursuant to this Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Business Combination Agreement; and (ii) all Rollover Options to be issued to Company Optionholders in exchange for their Company Options pursuant to this Plan of Arrangement will be issued and exchanged in reliance upon the exemption from the registration requirements of the U.S. Securities Act as provided by section 3(a)(10) thereof.

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